                        McNEIL REAL ESTATE FUND X, LTD.

 To the Limited Partners of McNeil Real Estate Fund X, Ltd.--YOUR VOTE IS VERY
                                   IMPORTANT


   You are cordially invited to attend a meeting of the Partnership's limited partners. At the meeting, holders of limited partner units in the Partnership will consider and vote on the proposals described in the accompanying notice of meeting. These proposals are being proposed by McNeil Partners, L.P., the Partnership's general partner.

   The date, time and place of the meeting are as follows:

   Thursday, January 20, 2000
   4:00 p.m., local time
   R.R. Donnelley Financial
   Reverchon Plaza
   3500 Maple Avenue, 8th Floor
   Dallas, Texas 75219-3901

   The Partnership has entered into an acquisition agreement whereby WXI/McN Realty L.L.C., a newly formed company affiliated with Whitehall Street Real Estate Limited Partnership XI, will acquire the general partner interests and limited partner interests in the Partnership, the general partner interests and limited partner interests in eighteen other partnerships controlled by McNeil Partners and its affiliates, certain assets of McNeil Partners and certain assets of McNeil Real Estate Management, Inc., the management company for the Partnership's properties.

   In the proposed transaction, the Partnership will merge with a subsidiary of WXI/McN Realty, and each limited partner of the Partnership will receive an aggregate of approximately $232 in cash for each limited partner unit in the Partnership. Following the merger, you will no longer be a limited partner of the Partnership. The aggregate amount to be received for each limited partner unit consists of cash merger consideration of $224 per unit and a special distribution in cash estimated as of January 31, 2000 to be $8 per unit.

   The aggregate amount to be received for each limited partner unit is based on the estimates of McNeil management, as of the date of this Proxy Statement, of the Partnership's modified net working capital balance as of the estimated closing date of the transaction. While we expect that you will receive the estimated amounts set forth above for each of your limited partner units, there can be no assurances that you will receive the specified cash merger consideration or any special distribution.

   You will receive a special distribution only if the Partnership has a positive modified net working capital balance as of the closing date. There can be no assurances that the Partnership will have a positive modified net working capital balance as of the closing date or that the actual per unit amount of the special distribution will be equal to the estimated per unit amount of the special distribution. If the Partnership's modified net working capital balance as of the closing date is zero, you will receive no special distribution and will receive only the cash merger consideration of $224 for each limited partner unit. If the Partnership has a negative modified net working capital balance as of the closing date, you will receive no special distribution and the cash merger consideration to be received for each limited partner unit will be reduced by the pro rata amount of that negative modified net working capital balance.

   The transaction will provide you with the opportunity to liquidate your investment in the Partnership for cash at a price and on terms that McNeil Partners believes are fair to and in the best interests of the limited partners of the Partnership. If the Partnership participates in the transaction, all SEC reporting obligations of the Partnership will cease. Unlike in a liquidation, the merger transaction will not require limited partners to continue to hold interests in the Partnership until all contingent liabilities have been settled. You should be aware that McNeil Partners will receive an equity interest in WXI/McN Realty if the transaction is completed.

   The Partnership cannot participate in the transaction unless limited partners holding greater than 50% of the limited partner units in the Partnership approve the merger proposal described in the accompanying notice of meeting. Only limited partners who held their limited partner units in the Partnership at the close of business on December 10, 1999 will be entitled to vote at the meeting.

   The board of directors of McNeil Investors, Inc., the corporate general partner of McNeil Partners, considering, among other factors, the recommendation of an independent special committee and fairness opinions rendered by Robert A. Stanger & Co., Inc., has unanimously determined that the transaction is fair to and in the best interests of the Partnership and its limited partners. The McNeil Investors board of directors has unanimously approved the Master Agreement and the transactions contemplated by the Master Agreement and unanimously recommends that you vote for the merger proposal and for the adjournment proposal.

   This Proxy Statement is dated December 14, 1999 and was first mailed to limited partners of the Partnership on or about December 14, 1999.

   This Proxy Statement explains in detail the terms of the proposed transaction and related matters. Please carefully review and consider all of this information.

   The transaction is an important decision for the Partnership and the limited partners of the Partnership. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning your proxy does NOT deprive you of your right to attend the meeting and to vote in person.

   Your vote is important. If you fail to return your proxy and fail to attend and vote at the meeting, it will have the effect of voting your limited partner units against the merger proposal.

    On behalf of McNeil Partners, I thank you for your support and appreciate your consideration of these matters.

   McNeil Partners, L.P.
   By: McNeil Investors, Inc., its General Partner



/s/ Ron K. Taylor
   Ron K. Taylor
   President





    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                        McNEIL REAL ESTATE FUND X, LTD.

                     NOTICE OF MEETING OF LIMITED PARTNERS

   Notice is hereby given that a meeting of the limited partners of McNeil Real Estate Fund X, Ltd. will be held at 4:00 p.m., local time, on Thursday, January 20, 2000, at R.R. Donnelley Financial, Reverchon Plaza, 3500 Maple Avenue, 8th Floor, Dallas, Texas 75219-3901. The purposes of the meeting are:

   1. To consider and vote on a proposal to approve the Master Agreement, dated as of June 24, 1999, as amended as of December 2, 1999 and December 10, 1999 (as amended, the "Master Agreement"), by and among WXI/McN Realty L.L.C., McNeil Real Estate Fund IX, Ltd., McNeil Real Estate Fund X, Ltd., McNeil Real Estate Fund XI, Ltd., McNeil Real Estate Fund XII, Ltd., McNeil Real Estate Fund XIV, Ltd., McNeil Real Estate Fund XV, Ltd., McNeil Real Estate Fund XX, L.P., McNeil Real Estate Fund XXI, L.P., McNeil Real Estate Fund XXII, L.P., McNeil Real Estate Fund XXIII, L.P., McNeil Real Estate Fund XXIV, L.P., McNeil Real Estate Fund XXV, L.P., McNeil Real Estate Fund XXVI, L.P., McNeil Real Estate Fund XXVII, L.P., Hearth Hollow Associates, L.P., McNeil Midwest Properties I, L.P., Regency North Associates, L.P., Fairfax Associates II, Ltd., McNeil Summerhill I, L.P., McNeil Partners, L.P., McNeil Investors, Inc., McNeil Real Estate Management, Inc., McNeil Summerhill, Inc. and Robert
A. McNeil. This proposal, together with the Master Agreement and all of the transactions contemplated by the Master Agreement, is referred to in this Proxy Statement as the "merger proposal." Approval of the merger proposal will also constitute approval of all of the transactions contemplated by the Master Agreement, including:

    . McNeil Partners' contribution of all of its general partner interests in the Partnership to a newly formed limited liability company directly or indirectly wholly owned by WXI/McN Realty and the appointment of this subsidiary as the new general partner of the Partnership, and

    . the merger of a newly formed limited partnership directly or indirectly wholly owned by WXI/McN Realty with and into the Partnership.

   2. To consider and vote on a proposal to permit McNeil Partners to adjourn the meeting to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger proposal. This proposal is referred to in this Proxy Statement as the "adjournment proposal."

   3. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

   These items of business are described in this Proxy Statement. Only limited partners of record at the close of business on December 10, 1999, the record date, are entitled to notice of and to vote at the meeting. You may vote in person at the meeting, even if you have returned a proxy.

                                       By Order of McNeil Partners, L.P.
                                       By: McNeil Investors, Inc., its General
                                           Partner

                                       /s/ Ron K. Taylor

                                       Ron K. Taylor
                                       President

Dallas, Texas
December 14, 1999


    Whether or not you plan to attend the meeting, we urge you to complete, date, sign and promptly return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning your proxy does NOT deprive you of your right to attend the meeting and to vote your limited partner units in person.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION................................   1

WHO CAN HELP ANSWER YOUR QUESTIONS?........................................   8

SUMMARY....................................................................   9
  Parties to the transaction...............................................   9
    The Partnership........................................................   9
    McNeil Partners........................................................   9
    McNeil Investors.......................................................   9
    The other McNeil Partnerships..........................................  10
    The McNeil Affiliates..................................................  10
    WXI/McN Realty and its subsidiaries....................................  10
  The meeting..............................................................  11
  Record date; voting power................................................  12
  Quorum; vote required....................................................  12
  Changing your vote.......................................................  13
  Purposes and reasons for the transaction.................................  13
  Structure of the transaction.............................................  15
    Structure and ownership prior to the transaction.......................  15
    Contributions to McNeil Partners by the other McNeil Affiliates .......  18
    Replacement of general partner.........................................  20
    The mergers............................................................  23
  Effects of the transaction...............................................  28
    Effects of the transaction on limited partners of the McNeil
     Partnerships..........................................................  28
    Effects of the transaction on the McNeil Affiliates....................  30
  Recommendations of the special committee and the McNeil Investors board of directors............................................................  31
    Recommendations of the special committee...............................  31
    Recommendations of the McNeil Investors board of directors.............  31
  Factors considered by the McNeil Investors board of directors and the special committee; fairness of the transaction..........................  32
  Opinions and reports of financial advisors...............................  39
    Stanger & Co. .........................................................  39
    Eastdil Realty Company.................................................  40
  Position of McNeil Partners and Robert A. McNeil regarding the fairness of the transaction .....................................................  40
  Position of Whitehall, WXI/MNL Real Estate and WXI/McN Realty............  42
  Allocation of the aggregate consideration in the transaction.............  43
  Interests of certain persons in matters to be acted on; conflicts of interest................................................................  45
    Relationships among the McNeil Affiliates and the McNeil Partnerships..  45
    Ownership of limited partner units in the Partnership..................  45
    Structuring of the transaction by the McNeil General Partners..........  45
    Equity interest of McNeil Partners in WXI/McN Realty; WXI/McN Realty
     operating agreement...................................................  46
    Retention agreements...................................................  47
  Conditions to the transaction............................................  47
  Termination of the Master Agreement......................................  48
    Right to terminate the Master Agreement in its entirety................  48
    Right to terminate the Master Agreement with respect to one or more
     McNeil Partnerships...................................................  49
    Effect of termination..................................................  49
  Termination fees and expenses............................................  50
  Financing; sources of funds..............................................  51
  Accounting treatment of transaction......................................  52
  Federal income tax consequences..........................................  52

  No dissenters' rights....................................................  53
  Events subsequent to the execution of the Master Agreement...............  53
    Settlement of litigation brought against the McNeil Affiliates by affiliates of Carl C. Icahn...........................................  53
SPECIAL FACTORS............................................................  55
  Background of the transaction............................................  55
    Organization of the public McNeil Partnerships.........................  55
    Restructuring of the public McNeil Partnerships........................  55
    Icahn tender offers....................................................  55
    Background of the Schofield litigation.................................  56
    Background of the auction process......................................  57
      Engagement of PaineWebber............................................  57
      Structuring of the transaction.......................................  58
      Engagement of Stanger & Co. to provide fairness opinions ............  59
      Solicitation of initial bids.........................................  59
      Solicitation of final bids...........................................  62
      Negotiations with the final bidders..................................  64
      Solicitation of additional bids; continued discussions with Final
       Bidder 3 ...........................................................  65
    Appointment of the special committee...................................  70
    Engagement of Stanger & Co. to render the allocations..................  71
    Negotiation of definitive transaction documents with Whitehall.........  71
      May 8, 1999: Presentations to the special committee and its advisors by McNeil management and Stanger & Co. .............................  71
      Negotiations among the special committee, McNeil management and
       Whitehall...........................................................  71
      May 25, 1999: Presentations to the special committee by Eastdil
       Realty Company, Stanger & Co. and PaineWebber.......................  72
      Continued negotiations with Whitehall................................  74
      June 3, 1999: Presentations to the McNeil Investors board of directors and the special committee.................................  75
      Review of Stanger & Co. allocation analysis by the Schofield plaintiffs..........................................................  77
      Further negotiations with Whitehall..................................  77
      June 24, 1999: Approval of the transaction...........................  78
  Events subsequent to the execution of the Master Agreement...............  81
    High River letter......................................................  81
    Settlement of Schofield litigation.....................................  81
    High River Complaint...................................................  82
    Settlement of the High River litigation................................  82
    Icahn Voting and Standstill Agreement..................................  83
  Purposes and reasons for the transaction.................................  84
    Purposes and reasons of the McNeil Partnerships and the McNeil
     Affiliates for engaging in the transaction............................  84
    Structuring of the transaction.........................................  85
  Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction...............................  87
    Recommendations of the special committee...............................  87
    Recommendations of the McNeil Investors board of directors.............  95
  Alternatives to the transaction..........................................  98
    Liquidation............................................................  99
      Benefits of liquidation to the limited partners......................  99
      Disadvantages of liquidation to the limited partners................. 100
    Continued ownership of the Partnership................................. 103
      Benefits of continued ownership...................................... 103
      Disadvantages of continued ownership................................. 103

  Effects of the transaction............................................... 109
    Effects of the transaction on the Partnership.......................... 109
    Effects of the transaction on all of the other participating McNeil
     Partnerships and the McNeil Affiliates................................ 110
    Benefits and detriments of the transaction to the McNeil Affiliates.... 112
  Opinions and reports of financial advisors............................... 115
    Allocation analysis and opinions of Stanger & Co....................... 115
      First Stanger & Co. opinion ......................................... 115
      Second Stanger & Co. opinion......................................... 116
      Financial analysis of Stanger & Co. ................................. 120
      Stanger & Co. observations regarding aggregate consideration......... 123
      Stanger & Co. allocation analysis.................................... 124
      Fee arrangements..................................................... 131
    Eastdil Realty Company opinions........................................ 131
      First Eastdil Realty Company opinion................................. 131
      Second Eastdil Realty Company opinion................................ 132
      Financial analysis of Eastdil Realty Company; review of Stanger & Co.
       analyses and methodologies.......................................... 136
      Fee arrangements..................................................... 137
  Position of McNeil Partners and Robert A. McNeil regarding the fairness of the transaction...................................................... 137
  Position of Whitehall, WXI/MNL Real Estate and WXI/McN Realty............ 139
  Interests of certain persons in matters to be acted upon; conflicts of interest................................................................ 140
    Relationships among the McNeil Affiliates and the McNeil Partnerships.. 141
    Ownership of limited partner units in the McNeil Partnerships by the
     McNeil Affiliates..................................................... 142
    Structuring of the transaction by the McNeil General Partners.......... 143
    Receipt of aggregate consideration by the McNeil Affiliates............ 145
    Equity interest of McNeil Partners in WXI/McN Realty................... 146
    Retention agreements................................................... 147
    Special committee...................................................... 147
  Financing; sources of funds.............................................. 148
  Fees and expenses relating to the transaction............................ 151
  Plans for the McNeil Partnerships that participate in the transaction.... 152
  Plans for the McNeil Partnerships that do not participate in the transaction............................................................. 153
  No dissenters' rights.................................................... 154
  Federal income tax consequences.......................................... 154
    Taxation of special distribution of cash............................... 154
    Taxable gain or loss pursuant to the merger............................ 154
    Character of gain or loss recognized pursuant to the merger............ 155
    Passive activity losses................................................ 155
    Information reporting backup withholding and FIRPTA ................... 156
    Tax consequences to McNeil Partners.................................... 156
  Anticipated accounting treatment......................................... 157
  Regulatory requirements.................................................. 157
THE MEETING................................................................ 158
  Time, date and place of the meeting...................................... 158
  Matters to be considered at the meeting.................................. 158
  Recommendations of the McNeil Investors board of directors............... 158
  Record date; voting power................................................ 158
  Quorum................................................................... 159
  Vote required............................................................ 159
  Changing your vote....................................................... 160
  Ownership of limited partner units in the Partnership.................... 160

  Solicitation of proxies.................................................. 160
  List of limited partners of the Partnership.............................. 161
THE MASTER AGREEMENT....................................................... 163
  Parties to the Master Agreement.......................................... 163
  Structure of the transaction............................................. 163
  Closing of the transaction............................................... 163
  Aggregate consideration.................................................. 163
    Allocation of aggregate consideration.................................. 163
    Prepayment and assumption of mortgage debt............................. 163
  The mergers.............................................................. 164
    Merger consideration................................................... 164
    Exchange of certificates............................................... 165
    Special distribution of positive net working capital balance........... 166
  The contributions........................................................ 167
    Contributions to McNeil Partners by the other McNeil Affiliates........ 167
    Replacement of general partner......................................... 168
    Other contributions by McNeil Partners to WXI/McN Realty and WXI/McN
     Realty's subsidiaries................................................. 168
  Material covenants....................................................... 169
    Interim operations of Sellers.......................................... 169
    Limited partner meetings; proxy material............................... 171
    No solicitation by Sellers............................................. 172
    Reasonable best efforts................................................ 174
    Replacement indemnification agreements................................. 174
    Reimbursable proposals................................................. 175
    Operation of McREMI assets............................................. 176
  Material representations and warranties.................................. 176
  Conditions to closing.................................................... 178
    Conditions to each party's obligations to close........................ 178
    Conditions to WXI/McN Realty's obligations to close.................... 179
    Conditions to Sellers' obligations to close............................ 181
    Certain exclusions from conditions to closing.......................... 181
    Removal notices........................................................ 182
  Termination of the Master Agreement...................................... 183
    Right to terminate the Master Agreement................................ 183
    Right to terminate the Master Agreement with respect to one or more
     McNeil Partnerships................................................... 183
    Effect of termination of the Master Agreement.......................... 184
  Fees and expenses........................................................ 186
    General................................................................ 186
    Partnership break-up fee............................................... 186
    Reimbursement of expenses.............................................. 189
     WXI/McN Realty's reimbursable expenses................................ 189
     Sellers' reimbursable expenses........................................ 190
  Amendments, modification, waiver; reservation of right to revise the transaction............................................................. 191

WXI/McN REALTY OPERATING AGREEMENT......................................... 192
  Membership interests..................................................... 192
    McNeil Class A Interests............................................... 192
    McNeil Class B Interests............................................... 193
    McNeil Class C Interests............................................... 193
    Whitehall Class A Interests............................................ 193
    Whitehall Class B Interests............................................ 193

  Distributions to members of WXI/McN Realty............................... 194
  Supermajority voting rights.............................................. 195
  Management of WXI/McN Realty and its managing member..................... 195

OTHER AGREEMENTS BETWEEN THE McNEIL AFFILIATES AND AFFILIATES OF WXI/McN
 REALTY ................................................................... 197
  Indemnification and pledge agreement..................................... 197
  Whitehall standstill agreement........................................... 198

OTHER AGREEMENTS WITH RESPECT TO THE TRANSACTION........................... 200
  Voting agreement of the Icahn parties ................................... 200
  Grant of irrevocable proxy by the Icahn parties.......................... 200
  Waiver of dissenters' rights by the Icahn parties........................ 201
  No solicitation by the Icahn parties; Icahn standstill................... 201
  Termination of the Icahn Voting and Standstill Agreement................. 202

CONTROLLING PERSONS, DIRECTORS AND EXECUTIVE OFFICERS OF McNEIL PARTNERS,
 McNEIL INVESTORS, WXI/MNL REAL ESTATE, L.L.C., WH ADVISORS, L.L.C. XI AND
 THE GOLDMAN SACHS GROUP, INC.............................................. 203
  Background of McNeil named persons ...................................... 203
   McNeil Partners and McNeil Investors.................................... 203
  Background of WXI/McN Realty named persons............................... 204
   WXI/MNL Real Estate, L.L.C.............................................. 204
   WH Advisors, L.L.C. XI.................................................. 205
   The Goldman Sachs Group, Inc............................................ 206

RELATED SECURITY HOLDER MATTERS............................................ 207
  Additional information concerning limited partner units.................. 207
  Principal holders of limited partner units .............................. 208
  Past contacts, transactions and negotiations............................. 208
  Recent transactions in the Partnership's limited partner units........... 209
  Contracts, arrangements and understandings with respect to limited partner units in the Partnership........................................ 209
  Plans or proposals....................................................... 210

SELECTED FINANCIAL DATA OF THE PARTNERSHIP................................. 211

CERTAIN FINANCIAL PROJECTIONS OF THE PARTNERSHIP........................... 212

FORWARD-LOOKING STATEMENTS................................................. 214

INDEPENDENT AUDITORS....................................................... 214

LIMITED PARTNER PROPOSALS.................................................. 214

WHERE YOU CAN FIND MORE INFORMATION........................................ 215

ANNUAL REPORT AND QUARTERLY REPORT......................................... 217

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................ 217

OTHER MATTERS.............................................................. 217

TABLES

  Table 1 -- Unit Value Comparisons of Alternatives to the Transaction.....106
  Table 2 -- Summary of Stanger & Co. Allocation Analysis and Related Master
             Agreement Calculations........................................127

APPENDICES

  Appendix A   -- Master Agreement, dated as of June 24, 1999, as amended as of December 2, 1999 and December 10, 1999, by and among WXI/McN Realty L.L.C., the McNeil Partnerships (as defined therein), McNeil Investors, Inc., McNeil Partners, L.P., McNeil Real Estate Management, Inc., McNeil Summerhill, Inc. and Robert A. McNeil
  Appendix B   -- Form of First Amended and Restated Limited Liability
                  Company Operating Agreement of WXI/McN Realty L.L.C. Appendix C-1 -- Fairness Opinion of Robert A. Stanger & Co., Inc. dated
                  June 24, 1999
  Appendix C-2 -- Fairness Opinion of Robert A. Stanger & Co., Inc. dated
                  December 10, 1999
  Appendix D-1 -- Fairness Opinion of Eastdil Realty Company L.L.C. dated
                  June 24, 1999
  Appendix D-2 -- Fairness Opinion of Eastdil Realty Company L.L.C. dated
                  December 10, 1999

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

   The following questions and answers are intended to provide brief answers to some commonly asked questions. These questions and answers do not, and are not intended to, address all questions that may be important to you. The following questions and answers are qualified in their entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, the Appendices to this Proxy Statement and the other documents to which we have referred you. For a summary description of the parties to the transaction referred to in the questions and answers below, see "Summary--Parties to the transaction."

Q: What is the transaction?

A: The transaction is the acquisition by a newly formed affiliate of Whitehall
   Street Real Estate Limited Partnership XI of the Partnership, up to eighteen other McNeil Partnerships controlled by McNeil Partners and its affiliates, assets of McNeil Partners related to the participating McNeil Partnerships and certain assets of McNeil Real Estate Management, Inc. ("McREMI"), the management company for the McNeil Partnerships' properties. Whitehall Street Real Estate Limited Partnership XI is a real estate investment fund whose investment manager is Goldman, Sachs & Co.

   If the Partnership participates in the transaction, you will receive an aggregate of approximately $232 in cash for each of your limited partner units in the Partnership, and you will no longer be a limited partner of the Partnership. The aggregate amount to be received for each limited partner unit consists of cash merger consideration of $224 per unit and a special distribution in cash estimated as of January 31, 2000, to be $8 per unit.

   The aggregate amount to be received for each limited partner unit is based on the estimates of McNeil management, as of the date of this Proxy Statement, of the Partnership's modified net working capital balance as of the estimated closing date of the transaction. While we expect that you will receive the estimated amounts set forth above for each of your limited partner units, there can be no assurances that you will receive the specified cash merger consideration or any special distribution.

   You will receive a special distribution only if the Partnership has a positive modified net working capital balance as of the closing date. There can be no assurances that the Partnership will have a positive modified net working capital balance as of the closing date or that the actual per unit amount of the special distribution will be equal to the estimated per unit amount of the special distribution. If the Partnership's modified net working capital balance as of the closing date is zero, you will receive no special distribution and will receive only the cash merger consideration of $224 for each limited partner unit. If the Partnership has a negative modified net working capital balance as of the closing date, you will receive no special distribution and the cash merger consideration to be received for each limited partner unit will be reduced by the pro rata amount of that negative modified net working capital balance.

Q: Why is McNeil Partners proposing the transaction?

A: The transaction is the result of an auction and marketing process undertaken on the advice of PaineWebber, Incorporated ("PaineWebber"), the McNeil Partnerships' exclusive financial advisor, and designed to achieve the most favorable price for the McNeil Partnerships in the shortest period of time. The transaction represents the culmination of nearly two years of efforts by McNeil Partners to achieve a sale of the McNeil Partnerships and distribution of the sale proceeds to the limited partners.

    In late 1997, McNeil management chose to market the McNeil portfolio for sale to satisfy, in a manner that would be in the best interests of the limited partners of each of the McNeil Partnerships, the following:

  . McNeil Partners' obligations, pursuant to covenants contained in the limited
   partnership agreements of the public McNeil Partnerships, to use commercially reasonable efforts to liquidate the public McNeil
   Partnerships prior to the end of 1999;

  . McNeil Partners' commitment in statements filed with the SEC in response to the Icahn tender offers in 1995 and 1996 to begin a sale or orderly liquidation of all of the assets of the McNeil Partnerships which were the subject of those tender offers; and

  . the commitment of McNeil Partners and its affiliates in the settlement of the Schofield litigation described below to market the McNeil
    Partnerships for sale, together with McREMI, through a fair and impartial bidding process overseen by a national investment banking firm.

    The McNeil Partnerships and the McNeil Affiliates are proposing the transaction described in this Proxy Statement because, among other things, the transaction:

  . satisfies the obligations described in the three bullet points above in a manner that McNeil Partners believes is in the best interests of the limited partners of each of the McNeil Partnerships;

  . allows each of the limited partners of each of the McNeil Partnerships to dispose of its investment in the McNeil Partnerships for a greater per unit aggregate amount of cash, based on the analyses of Robert A. Stanger & Co., Inc. ("Stanger & Co."), and more quickly than in a property by property liquidation;

  . provides the limited partners of the McNeil Partnerships with the opportunity to liquidate their investment in the McNeil Partnerships for cash at a price and on terms that the McNeil Investors board of directors, McNeil Partners and Robert A. McNeil believe are fair to the limited partners of each of the McNeil Partnerships;

  . has been approved by the McNeil Investors board of directors considering, among other factors, the recommendation of an independent special committee of the McNeil Investors board of directors; and

  . is the subject of fairness opinions from Stanger & Co. and Eastdil Realty
    Company.

   The McNeil Investors board of directors has unanimously determined, and McNeil Partners and Robert A. McNeil each has concluded, that the transaction is fair to the McNeil Partnerships and their limited partners. Moreover, counsel to the plaintiffs in the Schofield litigation have reviewed the terms of the transaction and oversaw the auction process.

Q: Why should I vote for the merger proposal?

A: The transaction will allow you to dispose of your investment in the Partnership for a greater per unit aggregate amount of cash, based on the analyses of Stanger & Co., and more quickly than in a property by property liquidation. Unlike in a property by property liquidation, the merger proposal will not require limited partners to continue to hold interests in the Partnership until all contingent liabilities have been settled.

   Moreover, the McNeil Investors board of directors has unanimously determined that the transaction is fair to, and in the best interests of, the Partnership and its limited partners and has unanimously approved the Master Agreement and the transactions contemplated by the Master Agreement and unanimously recommends that you vote for the merger proposal. In making its determination, the McNeil Investors board of directors considered as positive factors the recommendation of an independent special committee of the McNeil Investors board of directors and fairness opinions delivered by Stanger & Co. on behalf of the McNeil Partnerships to the effect that the aggregate consideration, the allocations of the aggregate consideration and the per unit estimated aggregate amount to be received by each class of limited partners of the McNeil Partnerships are each fair from a financial point of view to the holders of limited partner units in the Partnership. In making its recommendation, the special committee considered as positive factors the fairness opinions rendered by Stanger & Co. and similar fairness opinions rendered by Eastdil Realty Company, L.L.C., the special committee's financial advisor.

Q: What is the structure of the transaction?

A: WXI/McN Realty, a newly formed company affiliated with Whitehall Street
   Real Estate Limited Partnership XI, will acquire the general partner interests and limited partner interests in the Partnership, the general partner interests and limited partner interests in the other McNeil Partnerships that participate in the transaction, assets of McNeil Partners related to the participating McNeil Partnerships and certain assets of McREMI, the management company for the McNeil Partnerships' properties. Following the closing of the transaction, McNeil Partners will own an equity interest in WXI/McN Realty.

Q: Why doesn't the Partnership just sell all of its properties?

A: McNeil Partners believes that the transaction provides each of the limited partners of the Partnership with an opportunity to dispose of its investment in the Partnership for a greater per unit aggregate amount of cash, based on the analyses of Stanger & Co., and more quickly than in a property by property liquidation. Additionally, unlike in a liquidation, the merger proposal will not require limited partners to continue to hold interests in the Partnership until all contingent liabilities have been settled.

Q: Why are the McNeil Partnerships being acquired by merger?

A: In addition to the benefits described in the preceding answer, McNeil
   Partners believes that a merger achieves several additional benefits to the limited partners of the McNeil Partnerships that would not be achieved in a property by property liquidation of the McNeil Partnerships. Among other things, structuring the transaction as a merger eliminated the difficulties that would have been encountered if prospective purchasers were allowed to purchase the more attractive properties, leaving behind the less attractive properties that could prove time consuming and expensive for an individual McNeil Partnership to liquidate. Moreover, a merger may permit the McNeil Partnerships to avoid the payment of some of the transfer taxes generally associated with a sale of the properties. In addition, a merger of the McNeil Partnerships would not trigger certain due-on-sale covenants in the mortgage debt of some of the McNeil Partnerships that otherwise might be triggered by a sale of the individual properties of those McNeil Partnerships. The transaction, as structured, also will allow McNeil Partners to make the contributions of its interests in the McNeil Partnerships and the assets of McNeil Partners and McREMI to WXI/McN Realty on a tax-deferred basis and will permit the partners of McNeil Partners to defer, as estimated by Arthur Andersen LLP, approximately $30,563,000 in taxes that would have been required to be paid by the partners of McNeil Partners if the transaction had been structured as an acquisition of the entire McNeil portfolio for cash.

Q: Why are the McNeil Partnerships and the assets of McREMI being sold as a single portfolio instead of in separate transactions?

A: At the commencement of its engagement, PaineWebber advised McNeil Partners that the most favorable price for the McNeil Partnerships would likely be achieved by offering the McNeil Partnerships and McREMI together on an all-or-none basis. PaineWebber perceived the advantages of an all-or-none transaction as compared to separate asset sales of individual McNeil Partnerships to include, among others, relatively quick liquidity, a less time-consuming marketing period and the likelihood of a higher aggregate purchase price. Among other factors, McNeil Partners itself preferred an all-or-none transaction because it believed that the uneven performance of the various properties owned by the McNeil Partnerships might allow prospective purchasers to "cherry-pick" the most desirable assets to the detriment of the others.

Q: What will I receive in the transaction?

A: If the Partnership participates in the transaction, limited partners of the Partnership will receive an aggregate of approximately $232 in cash for each limited partner unit held by them in the Partnership. The aggregate amount to be received for each limited partner unit consists of cash merger consideration of $224 per unit and a special distribution in cash estimated as of January 31, 2000 to be $8 per unit.

   The aggregate amount to be received for each limited partner unit is based on the estimates of McNeil management, as of the date of this Proxy Statement, of the Partnership's modified net working capital balance as of the estimated closing date of the transaction. While we expect that you will receive the estimated amounts set forth above for each of your limited partner units, there can be no assurances that you will receive the specified cash merger consideration or any special distribution.

   You will receive a special distribution only if the Partnership has a positive modified net working capital balance as of the closing date. There can be no assurances that the Partnership will have a positive modified net working capital balance as of the closing date or that the actual per unit amount of the special distribution will be equal to the estimated per unit amount of the special distribution. If the Partnership's modified net working capital balance as of the closing date is zero, you will receive no special distribution and will receive only the cash merger consideration of $224 for each limited partner unit. If the Partnership has a negative modified net working capital balance as of the closing date, you will receive no special distribution and the cash merger consideration to be received for each limited partner unit will be reduced by the pro rata amount of that negative modified net working capital balance.

Q: How was the amount that I will receive for my limited partner units in the Partnership determined?

A: The cash merger consideration into which each limited partner unit in the Partnership will be converted is equal to the amount of the aggregate consideration in the transaction allocated to a limited partner unit in the Partnership by Stanger & Co., the independent advisor to the McNeil Partnerships. Stanger & Co. allocated the aggregate consideration in the transaction among the various interests, rights and assets being acquired by WXI/McN Realty in the transaction. This allocation was based on, among other things:

  . the relative aggregate values of the real estate assets of each McNeil
    Partnership as determined by Stanger & Co.,

  . the value of the management assets and other assets of McREMI as determined by Stanger & Co.,

  . percentages jointly negotiated by Stanger & Co., in consultation with Eastdil Realty Company, and WXI/McN Realty governing the allocation of the portion of the aggregate consideration allocated to the McNeil Partnerships among the McNeil Partnerships, and

  . the estimated amounts due to the McNeil Affiliates based on estimated
    December 31, 1999 financial statements of the McNeil Partnerships.

  The aggregate amount of the special distribution which will be distributed to limited partners of the Partnership will be based upon the positive modified net working capital balance of the Partnership as of the closing date. The modified net working capital balance of the Partnership will be calculated in accordance with the terms of the Master Agreement and will be based upon the net working capital balance of the Partnership as of the closing date. The per unit amount of the special distribution will be determined in accordance with the provisions of the Partnership's limited partnership agreement governing distributions of surplus cash, except that the general partner of the Partnership will not receive any part of the special distribution.

  There can be no assurances that you will receive the specified cash merger consideration or any special distribution. You will receive a special distribution only if the Partnership has a positive modified net working capital balance as of the closing date. There can be no assurances that the Partnership will have a positive modified net working capital balance as of the closing date or that the actual per unit amount of the special distribution will be equal to the estimated per unit amount of the special distribution. If the Partnership's modified net working capital balance as of the closing date is zero, you will receive no special distribution and will receive only the specified cash merger consideration for each of your limited partner units. If the Partnership has a negative modified net working capital balance as of the closing date, you will receive no special distribution and the cash merger consideration to be received for each limited partner unit will be reduced by the pro rata amount of that negative modified net working capital balance.

  The estimated per unit aggregate amount set forth in this Proxy Statement to be received for each limited partner unit in the Partnership is lower than the estimated per unit aggregate amount set forth in the June 25, 1999 press release announcing the transaction because of a reduction in the estimate of the Partnership's modified net working capital balance as of the estimated closing date of the transaction. This reduction is attributable primarily to additional costs to complete all budgeted capital items with respect to the Partnership through the estimated closing date of the transaction as required by the Master Agreement, the Partnership's pro rata share of higher than anticipated transaction costs and the Partnership's pro rata share of an increase in the reserve for transaction costs. These amounts are in the aggregate greater than the increase in the estimate of the Partnership's cash flow, for the period through the estimated closing date, as a result of higher than anticipated revenues generated to date and additional revenue estimated to be generated through the estimated closing date of the transaction. As described in the preceding paragraphs, the actual per unit aggregate amount to be received for each limited partner unit in the Partnership will vary based on the Partnership's actual modified net working capital balance as of the actual closing date of the transaction.

Q: Will I continue to receive distributions from the Partnership?

A: Following the merger of the Partnership, you will have no right to receive distributions other than unpaid distributions that were declared prior to the merger of the Partnership, if any, and other than the special distribution, if any, of the Partnership as described above in the answer to the question "What will I receive in the transaction?". If the Partnership does not participate in the transaction, you will continue to receive distributions, if any, in accordance with the Partnership's limited partnership agreement and in the discretion of McNeil Partners.

Q: Does the transaction require the vote of the limited partners of the Partnership?

A: Yes. Approval of the merger proposal by the limited partners of the Partnership is a condition to the Partnership's participation in the transaction. The affirmative vote of limited partners holding more than 50% of the limited partner units in the Partnership outstanding as of December 10, 1999 (the "record date") is required to approve the merger proposal. The record date is the date fixed by McNeil Partners to determine the limited partners entitled to vote at the meeting.

Q: If the limited partners of the Partnership approve the merger proposal, is it certain that the Partnership will participate in the transaction?

A: No. The Partnership's participation in the transaction is subject to several other closing conditions, including: the accuracy of the representations and warranties of the McNeil Partnerships and WXI/McN Realty contained in the Master Agreement; performance of obligations by the McNeil Partnerships and WXI/McN Realty under the Master Agreement; obtaining various consents and other approvals; the McNeil Partnerships having generally unencumbered, insurable title to each of their properties; and the McNeil Partnerships as a group having a specified minimum net operating income for the twelve months prior to the closing.

   Limited partners of the Partnership should be aware that the satisfaction or waiver of each of the closing conditions is a condition to the Partnership's participation in the transaction. Therefore, it is possible that the failure of one

   McNeil Partnership to satisfy a condition could cause the transaction to fail to close for all of the McNeil Partnerships.

   The parties to the Master Agreement also have the right to terminate the transaction in its entirety in specified circumstances, and the right to cause one or more McNeil Partnerships to be excluded from the transaction in specified circumstances and to proceed to close with the other McNeil Partnerships.

Q: What happens if I vote against the merger proposal?

A: If you vote against the merger proposal, but holders of more than 50% of the limited partner units in the Partnership outstanding as of the record date vote for the merger proposal and the Partnership participates in the transaction, you will receive an aggregate of approximately $232 in cash for each of your limited partner units. See the answer to the question "What will I receive in the transaction?" above. If you fail to return your proxy or mark "ABSTAIN" on your proxy, the effect will be the same as a vote against the merger proposal.

Q: What happens if the Partnership participates in the transaction?

A: If the Partnership participates in the transaction, you will cease to own limited partner units in the Partnership and McNeil Partners will cease to be the general partner of the Partnership. Following the closing of the transaction, the Partnership will be wholly owned by WXI/McN Realty and its subsidiaries, and McNeil Partners will own an equity interest in WXI/McN Realty.

Q: What happens if the Partnership does not participate in the transaction?

A: If the Partnership does not participate in the transaction, the limited partners of the Partnership will continue to own limited partnerunits in the Partnership and McNeil Partners will continue to be the general partner of the Partnership. Because McNeil Partners is obligated under a covenant contained in the Partnership's limited partnership agreement to use commercially reasonable efforts to complete the liquidation and termination of the Partnership by December 31, 1999, McNeil Partners will continue to explore alternative transactions to liquidate the Partnership if the Partnership does not participate in the transaction. There is no assurance, however, that, if the Partnership does not participate in the transaction, McNeil Partners will be able to arrange an alternative transaction involving the Partnership, or that any alternative transaction would result in limited partners receiving consideration of equal or greater value than the consideration which is estimated to be paid in the transaction. If the Partnership does not participate in the transaction, McREMI, or another property manager selected by McNeil Partners, will manage the Partnership's properties pending a liquidation.

Q: Do limited partners have dissenters' or appraisal rights in connection with the transaction?

A: No. Limited partners of the Partnership are not entitled to exercise dissenters' rights or other rights of appraisal in connection with the transaction, although limited partners of certain other McNeil Partnerships do have such rights.

Q: When do you expect the transaction to be completed?

A: We are working to complete the transaction as quickly as possible. We expect to complete the transaction within several days following the meeting.

Q: What are the tax consequences of the transaction to the limited partners of the Partnership?

A: Limited partners will recognize gain or loss on the conversion of their limited partner units into cash in the merger, depending on the tax basis in their units. The gain or loss will be treated as capital gain or capital loss. However, a portion of that gain or loss that is attributable to so-called "unrealized receivables" (which includes recapture of some depreciation deductions previously taken) and "inventory items" (as defined in Section 751 of the Internal Revenue Code of 1986, as amended) may be treated as ordinary income or ordinary loss.

   In general, the special distribution of cash will be treated as a return of capital to each limited partner. This return of capital will reduce the limited partner's adjusted tax basis in its limited partner units in the Partnership to the extent of the return of capital and, therefore, may increase the amount of any gain or decrease the amount of any loss recognized by that limited partner on the conversion of its limited partner units into cash in the merger. To the extent that the special distribution received by a limited partner exceeds that limited partner's adjusted tax basis in all of its limited partner units, that excess will be taxable and will be treated as capital gain.

   Limited partners should consult their respective tax advisors as to the particular tax consequences of the transaction.

Q: When will I receive my final Schedule K-1?

A: The Partnership plans to deliver Schedule K-1s (Form 1065) to the limited partners prior to the fifteenth day of the fourth month following the closing date of the transaction, unless the Partnership finds that it will require additional time to complete the final return. If this situation occurs, the Partnership will apply for an extension from the IRS and will notify the limited partners of the extension request and the projected timing of the mailing of the Schedule K-1s.

Q: How is the Schofield litigation related to this transaction?

A: In August 1995, limited partners of some of the McNeil Partnerships filed class actions, derivative actions or both on behalf of the limited partners of those McNeil Partnerships. These actions were consolidated in late 1996 under the action, Schofield et al. v. McNeil Partners, L.P. et al., Superior Court of the State of California for the County of Los Angeles. In September 1998, the parties signed a Stipulation of Settlement providing, among other things, for a commitment by McNeil Partners and its affiliates to market the McNeil Partnerships for sale, together with McREMI, through a fair and impartial bidding process overseen by a national investment banking firm. This transaction is, in part, a result of that process. On July 8, 1999, the court granted final approval of the settlement and dismissed the action.

Q: What other matters will be voted on at the meeting?

A: In addition to asking you to vote on the merger proposal, we are asking you to consider and vote on a proposal to permit McNeil Partners to adjourn the meeting to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger proposal.

   A vote for the merger proposal is not also a vote for the adjournment proposal. You must vote separately on each proposal. The affirmative vote of limited partners holding more than 50% of the limited partner units present in person or by proxy at the meeting is required to approve the adjournment proposal. If you fail to return your proxy and do not vote in person at the meeting, it will have no effect on the adjournment proposal. If you mark "ABSTAIN" on your proxy and do not vote in person at the meeting, the effect will be the same as a vote against the adjournment proposal. Approval of the adjournment proposal by the limited partners of the Partnership is not a condition to the Partnership's participation in the transaction. Approval of the adjournment proposal by the limited partners of the Partnership will permit the adjournment of the meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger proposal.

   The McNeil Investors board of directors unanimously recommends that you vote for the adjournment proposal.

   Other than the merger proposal and the adjournment proposal, we do not expect to ask you to vote on any other matters at the meeting. However, if matters other than the merger proposal and the adjournment proposal are properly brought before the meeting, or any adjournments or postponements of the meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their best judgment.

Q: What do I need to do now?

A: Please complete, date and sign your proxy and then return it in the enclosed envelope as soon as possible so that your limited partner units may be represented at the meeting.

Q: Can I fax my proxy vote?

A: Yes. First complete, date and sign your proxy. Then fax the proxy to 1-877-
   638-5640 (Toll Free).

Q: Should I send in my limited partner unit certificates?

A: No. After the merger of the Partnership is completed, we will send you a letter of transmittal and written instructions for exchanging your certificates for the merger consideration.

Q: When can I expect to receive payment for my limited partner units?

A: After the consummation of the merger, the Partnership will send you a letter of transmittal. Upon receipt of a completed letter of transmittal and your certificates from you, the payment agent will mail your check to you.

Q: May I change my vote after I have mailed my signed proxy?

A: Yes. Just send in a later dated, signed proxy prior to the meeting or attend the meeting and vote in person. Taking either of these steps will revoke any previously submitted proxy. You may also revoke any previously submitted proxy by written notice to McNeil Partners prior to the meeting.
                      WHO CAN HELP ANSWER YOUR QUESTIONS?

   If you have more questions about the transaction or would like additional copies of this Proxy Statement, you should contact:

                             McNeil Partners, L.P.
                               Investor Services
                                P.O. Box 800359
                              Dallas, Texas 75380
                        telephone number: 1-800-576-7907
                     fax number: 1-877-638-5640 (Toll Free)

                                    SUMMARY

   This summary highlights selected information included in this Proxy Statement. This summary may not contain all of the information that is important to you. To understand the merger proposal and the proposed transaction fully and for a more complete description of the legal terms of the transaction, you should read carefully this entire document and the other documents to which we have referred you. See "Where you can find more information." We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The terms of the transaction are contained in the Master Agreement, a copy of which is attached to this Proxy Statement as Appendix A, and which is incorporated in this Proxy Statement by reference.

   All information contained in this Proxy Statement relating to WXI/McN Realty, its subsidiaries and affiliates, other than the McNeil Partnerships and the McNeil Affiliates, or to their respective actions, purposes, beliefs, intentions or plans has been supplied by WXI/McN Realty for inclusion in this Proxy Statement and has not been independently verified by any of the McNeil Partnerships or the McNeil Affiliates.

Parties to the transaction

 The Partnership

   The Partnership is a California limited partnership engaged in real estate activities, including the ownership, operation and management of residential and commercial real estate and other real estate related assets. The Partnership was formed on June 1, 1979. The Partnership is governed by the California Uniform Limited Partnership Act and an amended and restated limited partnership agreement dated October 9, 1991, as amended.

   The Partnership was formed to acquire, operate and ultimately dispose of a portfolio of income-producing real properties. The Partnership owns seven apartment buildings, one retail shopping center and one office building. All of the Partnership's properties are subject to mortgage indebtedness.

   The principal executive offices of the Partnership are located at 13760 Noel Road, Suite 600, LB70, Dallas, Texas 75240, telephone number 1-800-576-7907.

 McNeil Partners

   McNeil Partners, L.P., a Delaware limited partnership, is the general partner of the Partnership. The principal business of McNeil Partners is acting as general partner of limited partnerships and managing real estate. The principal executive offices of McNeil Partners are located at 13760 Noel Road, Suite 600, LB70, Dallas, Texas 75240, telephone number 1-800-576-7907.

 McNeil Investors

   McNeil Investors, Inc., a Delaware corporation, is the general partner of McNeil Partners. The principal business of McNeil Investors is acting as general partner of McNeil Partners and managing real estate. The principal executive offices of McNeil Investors are located at 13760 Noel Road, Suite 600, LB70, Dallas, Texas 75240, telephone number 1-800-576-7907.

 The other McNeil Partnerships

   In addition to the Partnership, the transaction includes eighteen other limited partnerships controlled by McNeil Partners or its affiliates. These partnerships, together with the Partnership, are referred to in this Proxy Statement as the "McNeil Partnerships." The names of the McNeil Partnerships are set forth below:

   Public McNeil Partnerships              Private McNeil Partnerships

  . McNeil Real Estate Fund IX, Ltd.       . Hearth Hollow Associates, L.P.
  . McNeil Real Estate Fund X, Ltd.        . McNeil Midwest Properties I, L.P.
  . McNeil Real Estate Fund XI, Ltd.       . Regency North Associates, L.P.
  . McNeil Real Estate Fund XII, Ltd.
  . McNeil Real Estate Fund XIV, Ltd.      Affiliated McNeil Partnerships
  . McNeil Real Estate Fund XV, Ltd.
  . McNeil Real Estate Fund XX, L.P.       . Fairfax Associates II, Ltd.
  . McNeil Real Estate Fund XXI, L.P.      . McNeil Summerhill I, L.P.
  . McNeil Real Estate Fund XXII, L.P.
  . McNeil Real Estate Fund XXIII, L.P.    The "Affiliated McNeil Partnerships"
  . McNeil Real Estate Fund XXIV, L.P.     are wholly owned by Robert A. McNeil
  . McNeil Real Estate Fund XXV, L.P.      and related parties.
  . McNeil Real Estate Fund XXVI, L.P.
  . McNeil Real Estate Fund XXVII, L.P.

 The McNeil Affiliates

   In addition to the McNeil Partnerships, McNeil Partners and McNeil Investors, the following affiliates of McNeil Partners are parties to the Master Agreement:

  . McNeil Summerhill, Inc. (referred to in this Proxy Statement as "McNeil
    Summerhill, Inc."), a Texas corporation wholly owned by Robert A. McNeil and Carole J. McNeil, which is the general partner of McNeil Summerhill I, L.P. (referred to in this Proxy Statement as "Summerhill");

  . McNeil Real Estate Management, Inc. ("McREMI"), a Delaware corporation wholly owned by Robert A. McNeil, which is the management company for the properties of the McNeil Partnerships; and

  . Robert A. McNeil.

   McNeil Partners, McNeil Investors, McNeil Summerhill, Inc. and Robert A. McNeil are sometimes referred to in this Proxy Statement as the "McNeil General Partners." McNeil Partners, together with McREMI, McNeil Investors, McNeil Summerhill, Inc., Robert A. McNeil and Carole J. McNeil, are sometimes referred to in this Proxy Statement as the "McNeil Affiliates." McNeil Partners, McNeil Investors, McNeil Summerhill, Inc., McREMI and the McNeil Partnerships are sometimes referred to in this Proxy Statement as the "Sellers" and, together with Robert A. McNeil, are the McNeil parties to the Master Agreement.

 WXI/McN Realty and its subsidiaries

   WXI/McN Realty is a Delaware limited liability company formed on June 17, 1999 by WXI/MNL Real Estate, L.L.C., the managing member of WXI/McN Realty. WXI/McN Realty's managing member is owned 99% by Whitehall Street Real Estate Limited Partnership XI ("Whitehall"), a real estate investment fund whose investment manager is Goldman, Sachs & Co. and whose general partner is an affiliate of The Goldman Sachs Group, Inc., and 1% by Archon Group, L.P. ("Archon"), a subsidiary of The Goldman Sachs Group, Inc. The principal executive offices of WXI/McN Realty are located at c/o Goldman, Sachs & Co., 100 Crescent Court, Suite 1000, Dallas, Texas 75201, telephone number (214) 855-6316.

   WXI/McN Realty was organized for the purposes of, and the primary business of WXI/McN Realty, after consummation of the transaction, will be:

  . acquiring, holding, financing, refinancing, maintaining and managing the interests in the participating McNeil Partnerships;

  . directly or indirectly owning, financing, refinancing, managing, maintaining, operating, improving, leasing, selling and otherwise disposing of the properties of the participating McNeil Partnerships; and

  . acquiring, holding and utilizing the assets of McREMI.

   WXI/McN Realty's managing member is and will be until the effective time of the mergers the sole member of WXI/McN Realty. At the effective time, McNeil Partners will receive membership interests in WXI/McN Realty in exchange for its contributions to WXI/McN Realty and WXI/McN Realty's subsidiaries in the transaction. See "--Effects of the transaction," "--Structure of the transaction" and "--Allocation of the aggregate consideration in the transaction."

   WXI/McN Realty will form or cause to be formed, prior to any contributions by McNeil Partners and prior to the merger of any of the participating McNeil Partnerships, several subsidiaries which will be directly or indirectly wholly owned by WXI/McN Realty or one or more of its subsidiaries:

  . One of these subsidiaries, a Delaware limited liability company, will acquire the general partner interests (as defined below) in the Partnership and assets of McNeil Partners related to the Partnership, and this subsidiary will be appointed as the new general partner of the Partnership;

  . One of these subsidiaries, a California limited partnership, will be merged with and into the Partnership, with the Partnership surviving as a subsidiary limited partnership of WXI/McN Realty; and

  . One of these subsidiaries, a Delaware limited liability company, will acquire the assets of McREMI being contributed to WXI/McN Realty and its subsidiaries. This subsidiary is referred to as "Management LLC" in this Proxy Statement.

   As used in this Proxy Statement, the term "general partner interest" in a McNeil Partnership includes the proportional interest in the McNeil Partnership based upon capital contributions and each of the rights and other assets corresponding to the McNeil Partnership which are being contributed in connection with that general partner interest.

   The principal executive offices of each of these subsidiaries will be located at c/o Goldman, Sachs & Co., 100 Crescent Court, Suite 1000, Dallas, Texas 75201, telephone number (214) 855-6316.

The meeting (page 158)

   The meeting will be held at 4:00 p.m., local time, on Thursday, January 20, 2000, at R.R. Donnelley Financial, Reverchon Plaza, 3500 Maple Avenue, 8th Floor, Dallas, Texas 75219-3901. At the meeting, limited partners of the Partnership will be asked to consider and vote on the merger proposal and the adjournment proposal.

   In addition to asking limited partners of the Partnership to consider and vote on the merger proposal, McNeil Partners is asking limited partners of the Partnership to consider and vote on a proposal to permit McNeil Partners to adjourn the meeting to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger proposal. The Master Agreement provides that McNeil Partners will recommend the adjournment of the meeting for ten days if on the date of the meeting the Partnership has not received duly executed proxies which, when added to the number of votes represented in person at the meeting by persons who intend to vote for the merger proposal, will constitute a sufficient number of votes to approve the merger proposal. However, if limited partners holding greater than a majority of the outstanding limited partner units in the Partnership have indicated their intention to vote against, and have submitted duly executed proxies voting against, the merger proposal, the Master Agreement does not require McNeil Partners to recommend adjournment of the meeting.

   Other than the merger proposal and the adjournment proposal, McNeil Partners does not expect to ask the limited partners of the Partnership to vote on any other matters at the meeting. However, if matters other than the merger proposal and the adjournment proposal are properly brought before the meeting, or any adjournments or postponements of the meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their best judgment.

Record date; voting power (page 158)

   McNeil Partners has fixed the close of business on December 10, 1999, as the record date for determination of the limited partners entitled to notice of and to vote at the meeting and any adjournment or postponement of the meeting. As of the record date, there were 134,980 limited partner units in the Partnership issued and outstanding and held of record by 5,158 holders of record. Holders of record of limited partner units in the Partnership are entitled to one vote for each unit that they hold on the merger proposal, the adjournment proposal and any other matter that may properly come before the meeting.

Quorum; vote required (page 159)

   The necessary quorum for the transaction of business at the meeting is the presence in person or by proxy of limited partners holding a majority of the limited partner units in the Partnership outstanding on the record date. For purposes of determining the presence of a quorum, proxies marked "ABSTAIN" will be counted by McNeil Partners as present at the meeting.

   The affirmative vote of limited partners holding greater than 50% of the limited partner units in the Partnership outstanding on the record date is required to approve the merger proposal. The affirmative vote of limited partners holding more than 50% of the limited partner units present in person or by proxy at the meeting is required to approve the adjournment proposal.

   A vote for the merger proposal is not also a vote for the adjournment proposal. You must vote separately on each proposal.

   If you fail to return your proxy or mark "ABSTAIN" on your proxy and in either case do not vote in person at the meeting, the effect will be the same as a vote against the merger proposal. If you fail to return your proxy and do not vote in person at the meeting, it will have no effect on the adjournment proposal. If you mark "ABSTAIN" on your proxy and do not vote in person at the meeting, the effect will be the same as a vote against the adjournment proposal. If you sign and return your proxy but do not give instructions on your proxy, your limited partner units will be voted for the merger proposal and for the adjournment proposal.

   Approval of the merger proposal by the limited partners of the Partnership is a condition to the Partnership's participation in the transaction. See "-- Conditions to the transaction." Therefore, if we do not receive votes for the merger proposal from limited partners holding greater than 50% of the limited partner units in the Partnership, the merger proposal will not be approved and the Partnership will not participate in the transaction. Approval of the adjournment proposal by the limited partners of the Partnership is not a condition to the Partnership's participation in the transaction. Approval of the adjournment proposal by the limited partners of the Partnership will permit the adjournment of the meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger proposal.

   As of the record date, McNeil Partners and some of its affiliates, other than the Partnership, beneficially owned an aggregate of 1,732 limited partner units in the Partnership, representing in the aggregate approximately 1.3% of the limited partner units outstanding on the record date. McNeil Partners and these affiliates intend to vote all of the limited partner units beneficially owned by them in the Partnership for the merger proposal and for the adjournment proposal.

   In addition, in connection with the settlement of litigation brought against McNeil Partners, McNeil Investors, McREMI, Robert A. McNeil and Carole J. McNeil by affiliates of Carl C. Icahn, Mr. Icahn and his affiliates have entered into a voting and standstill agreement with the McNeil Partnerships, McNeil Partners, McNeil Investors, McREMI, Robert A. McNeil and Carole J. McNeil (referred to in this Proxy Statement as the "Icahn Voting and Standstill Agreement"). For a description of the litigation, the settlement agreement and the Icahn Voting and Standstill Agreement, see "--Events subsequent to the execution of the Master Agreement," "Special Factors--Events subsequent to the execution of the Master Agreement" and "Other Agreements With Respect to the Transaction."

   Mr. Icahn and his affiliates have agreed in the Icahn Voting and Standstill Agreement to vote all of the limited partner units beneficially owned and held of record by them in any of the McNeil Partnerships for the merger proposal and for the adjournment proposal with respect to that McNeil Partnership. Mr. Icahn and his affiliates also have agreed in the Icahn Voting and Standstill Agreement to direct the holders of record of any limited partner units beneficially owned by them but not held of record by them in any of the McNeil Partnerships to vote those limited partner units for the merger proposal and for the adjournment proposal with respect to that McNeil Partnership. As of the record date, Mr. Icahn and his affiliates held of record and beneficially owned an aggregate of 11,836 limited partner units in the Partnership, representing in the aggregate approximately 8.8% of the limited partner units outstanding on the record date.

   The Icahn Voting and Standstill Agreement also includes a standstill provision and a no solicitation provision pursuant to which each of the Icahn parties, its affiliates and its subsidiaries have agreed to certain restrictions on their actions with respect to the McNeil Partnerships and related parties. The standstill provision and no solicitation provision automatically terminate with respect to all of the McNeil Partnerships on December 7, 2002, and terminate with respect to particular McNeil Partnerships under certain other circumstances. See "Other Agreements With Respect to the Transaction--No solicitation by the Icahn parties; Icahn standstill."

Changing your vote (page 160)

   You may revoke your proxy at any time before it is voted at the meeting (1) by sending in a later dated, signed proxy, (2) by written notice to McNeil Partners or (3) by attending the meeting and voting in person.

Purposes and reasons for the transaction (page 84)

   The transaction is the result of an auction and marketing process undertaken on the advice of PaineWebber and designed to achieve the most favorable price for the McNeil Partnerships in the shortest period of time. The transaction represents the culmination of nearly two years of efforts by McNeil Partners to achieve a sale of the McNeil Partnerships and distribution of the sale proceeds to the limited partners.

   In late 1997, McNeil management chose to market the McNeil portfolio for sale to satisfy, in a manner that would be in the best interests of the limited partners of each of the McNeil Partnerships, the following:

  . McNeil Partners' obligations, pursuant to covenants contained in the limited partnership agreements of the public McNeil Partnerships, to use commercially reasonable efforts to liquidate the public McNeil Partnerships prior to the end of 1999;

  . McNeil Partners' commitment in statements filed with the SEC in response to the Icahn tender offers in 1995 and 1996 to begin a sale or orderly liquidation of all of the assets of the McNeil Partnerships which were the subject of those tender offers; and

  . the commitment of McNeil Partners and its affiliates in the settlement of the Schofield litigation to market the McNeil Partnerships for sale, together with McREMI, through a fair and impartial bidding process overseen by a national investment banking firm.

   The McNeil Partnerships and the McNeil Affiliates are proposing the transaction described in this Proxy Statement because, among other things, the transaction:

  . satisfies the obligations described in the three bullet points above in a manner that McNeil Partners believes is in the best interests of the limited partners of each of the McNeil Partnerships;

  . allows each of the limited partners of each of the McNeil Partnerships to dispose of its investment in the McNeil Partnerships for a greater per unit aggregate amount of cash, based on the analyses of Stanger & Co., and more quickly than in a property by property liquidation;

  . provides the limited partners of the McNeil Partnerships with the opportunity to liquidate their investment in the McNeil Partnerships for cash at a price and on terms that the McNeil Investors board of directors, McNeil Partners and Robert A. McNeil believe are fair to the limited partners of each of the McNeil Partnerships;

  . has been approved by the McNeil Investors board of directors considering, among other factors, the recommendation of an independent special committee of the McNeil Investors board of directors; and

  . is the subject of fairness opinions from Stanger & Co. and Eastdil Realty
    Company.

   The McNeil Investors board of directors has unanimously determined, and McNeil Partners and Robert A. McNeil each has concluded, that the transaction is fair to the McNeil Partnerships and their limited partners. Moreover, counsel to the plaintiffs in the Schofield litigation have reviewed the terms of the transaction and oversaw the auction process.

   The bid form and attachment distributed to potential purchasers in the auction did not require any of the bids to be structured to achieve any particular tax result for either the McNeil Affiliates or the limited partners of the McNeil Partnerships, whether by restricting alienation of the McNeil Partnership properties or otherwise directly or indirectly providing tax deferral for or a tax benefit to any of the McNeil Affiliates. A bid could have provided that the entire McNeil portfolio would be acquired solely for cash or for a combination of cash and operating partnership units. Prospective purchasers were instructed that the McNeil Partnerships sought only cash offers for the limited partner interests in the McNeil Partnerships because under the limited partnership agreements of the public McNeil Partnerships, limited partners owning at least 80% of the outstanding limited partner units must approve a merger or liquidation in which the limited partners would receive securities. McNeil Partners believed that it would be difficult on a practical level to obtain the 80% vote. See "Special Factors--Background of the transaction--Background of the auction process--Solicitation of initial bids."

Structure of the transaction

   The following figures depict the structure of the transaction and the ownership interests of the parties to the transaction at different stages of the transaction.

   The following figures assume that each of the McNeil Partnerships approves the merger proposal applicable to that McNeil Partnership and participates in the transaction. In the event that a particular McNeil Partnership does not approve the merger proposal or does not participate in the transaction, it will not be included in the transaction and the transactions depicted below with respect to that McNeil Partnership will not occur. In the event that a particular McNeil Partnership does not participate in the transaction, none of the transactions relating to the other McNeil Partnerships will be affected.

 Structure and ownership prior to the transaction

   Ownership of the McNeil Partnerships immediately prior to the transaction

                                    Figure 1

         Public McNeil Partnerships, Hearth Hollow, Midwest Properties

                                  [FLOW CHART]

                                  [FLOW CHART]

Regency North



                         Affiliated McNeil Partnerships

                                 [FLOW CHARTS]

    Ownership structure of WXI/McN Realty and its subsidiaries prior to the transaction

                                    Figure 2



                                  [FLOW CHART]

Contributions to McNeil Partners by the other McNeil Affiliates

   Following the meetings of the limited partners of the McNeil Partnerships, the McNeil Affiliates will contribute, transfer and assign the following to McNeil Partners or an affiliate of McNeil Partners in exchange for limited partner interests in McNeil Partners: (1) the general partner interests in Regency North and the Affiliated McNeil Partnerships, (2) the limited partner interests owned by the McNeil Affiliates in the Affiliated McNeil Partnerships and (3) certain assets of McREMI.

   As of the date of this Proxy Statement, Sallie B. McNeil, a former wife of Robert A. McNeil, owns a 50% limited partner interest in Fairfax. If Fairfax is a participating McNeil Partnership, it is contemplated that prior to or contemporaneously with the contributions described above, McNeil Partners or an affiliate of McNeil Partners will acquire all of the limited partner interest owned by Sallie B. McNeil in Fairfax.

   Figure 3 depicts the contributions to McNeil Partners by the other McNeil Affiliates. Figure 4 depicts the ownership of the McNeil Partnerships and assets of McREMI following these contributions.

        Contributions to McNeil Partners by the other McNeil Affiliates

                                    Figure 3


                                  [FLOW CHART]

      Ownership of the McNeil Partnerships and assets of McREMI following contributions to McNeil Partners by the other McNeil Affiliates
                                    Figure 4

                                  [FLOW CHART]

* See "--Structure of the transaction--Contributions to McNeil Partners by the other McNeil Affiliates" on page 18.

 Replacement of general partner

   Following the contributions to McNeil Partners by the McNeil Affiliates and immediately prior to the mergers described below in "--Structure of the transaction--The mergers," McNeil Partners or an affiliate of McNeil Partners will contribute, transfer and assign the following to WXI/McN Realty or, at the direction of WXI/McN Realty, to newly formed limited liability company subsidiaries directly or indirectly wholly owned by WXI/McN Realty: (1) all of the general partner interests in each of the participating McNeil Partnerships,
(2) all of the limited partner interests in the Affiliated McNeil Partnerships,
(3) assets of McNeil Partners related to the participating McNeil Partnerships and (4) certain assets of McREMI. In exchange for these contributions, McNeil Partners will receive membership interests in WXI/McN Realty and a credit for a capital contribution to WXI/McN Realty in an amount equal to the amount of the aggregate consideration allocated by Stanger & Co. to the interests, rights and assets being contributed by McNeil Partners. See "--Allocation of aggregate consideration in the transaction." Following these contributions, McNeil Partners will be replaced as general partner of the participating McNeil Partnerships by a wholly owned subsidiary of WXI/McN Realty.

   At the effective time of the mergers, McNeil Partners also may make cash contributions to WXI/McN Realty in exchange for additional membership interests in WXI/McN Realty. In addition, some fees, expenses and disbursements incurred and paid by the McNeil Affiliates in connection with the transaction will be treated as a contribution-in-kind to WXI/McN Realty by McNeil Partners in exchange for additional membership interests in WXI/McN Realty. See "-- Interests of certain persons in matters to be acted on; conflicts of interest-- Equity interest of McNeil Partners in WXI/McN Realty; WXI/McN Realty operating agreement."

   Figure 5 depicts the contributions to McNeil Partners by the other McNeil Affiliates and the replacement of the general partner of the McNeil Partnerships. Figure 6 depicts the ownership of the McNeil Partnerships and the assets of McREMI following these contributions.





 Replacement of general partner of the McNeil Partnerships and contribution of assets of McREMI

                                    Figure 5

                                  [FLOW CHART]

   Ownership of McNeil Partnerships following replacement of general partner and contribution of assets of McREMI

                                    Figure 6

                                  [FLOW CHART]

  * See "--Structure of the transaction--Contributions to McNeil Partners by the other McNeil Affiliates" on page 18.

 The mergers

   Immediately following the replacement of the general partner of each of the participating McNeil Partnerships, separate newly formed limited partnerships directly or indirectly wholly owned by WXI/McN Realty will be simultaneously merged with and into each of the participating McNeil Partnerships, other than the Affiliated McNeil Partnerships, with that McNeil Partnership surviving. The limited partners of each of the participating McNeil Partnerships, other than the Affiliated McNeil Partnerships, will receive cash consideration in the transaction. The aggregate amount to be received in the transaction per limited partner unit in each of the participating McNeil Partnerships consists of two components--the merger consideration and a special distribution.

   Merger consideration. The per unit merger consideration to be received with respect to each class of limited partner units in a participating McNeil Partnership, other than growth/shelter units in each of Funds XXI, XXII and XXIII, is equal to the amount of the aggregate consideration in the transaction allocated to a limited partner unit in that class by Stanger & Co.

   The per unit merger consideration to be received with respect to growth/shelter units in each of Funds XXI, XXII and XXIII is not based on the Stanger & Co. allocation analysis. Under the Stanger & Co. allocation analysis, growth/shelter units in each of Funds XXI, XXII and XXIII are entitled to receive $0 because under the provisions of that McNeil Partnership's limited partnership agreement relating to a liquidation and termination of that McNeil Partnership holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment. Instead, the per unit amount was separately agreed upon between McNeil Partners and WXI/McN Realty with respect to growth/shelter units in that McNeil Partnership. The amount payable with respect to growth/shelter units in each of Funds XXI, XXII and XXIII will be paid by WXI/McN Realty independent of and in addition to the aggregate consideration in the transaction which is being allocated by Stanger & Co.

   For each participating McNeil Partnership, other than the Affiliated McNeil Partnerships, each limited partner unit in that participating McNeil Partnership will be converted at the effective time of the merger of that participating McNeil Partnership into the right to receive the per unit merger consideration.

   Special distribution. The aggregate amount of the special distribution which will be distributed to limited partners of a participating McNeil Partnership will be based upon the positive modified net working capital balance of that participating McNeil Partnership as of the closing date. The modified net working capital balance of a McNeil Partnership will be calculated in accordance with the terms of the Master Agreement and will be based upon the net working capital balance of that McNeil Partnership as of the closing date. If a participating McNeil Partnership has a positive modified net working capital balance as of the closing date, that participating McNeil Partnership will declare a special distribution of that positive modified net working capital balance in cash to its limited partners. The per unit amount of the special distribution will be determined in accordance with the provisions of that McNeil Partnership's limited partnership agreement governing distributions of surplus cash, except that the general partner of that McNeil Partnership will not receive any part of the special distribution.

   There can be no assurances that limited partners of a participating McNeil Partnership will receive the specified merger consideration or any special distribution. Limited partners of a participating McNeil Partnership will receive a special distribution only if that participating McNeil Partnership has a positive modified net working capital balance as of the closing date. There can be no assurances that a participating McNeil Partnership will have a positive modified net working capital balance as of the closing date. If a participating McNeil Partnership's modified net working capital balance as of the closing date is zero, limited partners of that participating McNeil Partnership will receive no special distribution and will receive only the specified merger consideration for each of their limited partner units. If a participating McNeil Partnership has a negative modified net working capital balance as of the closing date, limited partners of that participating

McNeil Partnership will receive no special distribution and the per unit merger consideration to be received with respect to each class of limited partner units in that participating McNeil Partnership will be reduced by the pro rata amount of the negative modified net working capital balance allocated by Stanger & Co. to that class.

   The discussion in the preceding two paragraphs does not apply to growth/shelter units in each of Funds XXI, XXII and XXIII. No special distribution will be made in respect of the growth/shelter units, and the cash merger consideration to be received for each growth/shelter unit will not be subject to adjustment based on such McNeil Partnership's modified net working capital balance as of the closing date. Under the provisions of each such McNeil Partnership's limited partnership agreement, holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment.

   The estimated per unit aggregate amount to be received for limited partner units in some of the McNeil Partnerships differs from the estimated per unit aggregate amount set forth with respect to that McNeil Partnership in the June 25, 1999 press release announcing the transaction because of changes in the estimate of that McNeil Partnership's modified net working capital balance as of the estimated closing date of the transaction. These changes are attributable primarily to additional costs to complete all budgeted capital items with respect to that McNeil Partnership through the estimated closing date of the transaction as required by the Master Agreement, that McNeil Partnership's pro rata share of higher than anticipated transaction costs and that McNeil Partnership's pro rata share of an increase in the reserve for transaction costs. If these amounts are in the aggregate less than the increase in the estimate of a McNeil Partnership's cash flow, for the period through the estimated closing date, as a result of higher than anticipated revenues generated to date and additional revenue estimated to be generated through the estimated closing date of the transaction, both the estimate of that McNeil Partnership's modified net working capital balance as of the estimated closing date and the estimated per unit aggregate amount to be received for limited partner units in that McNeil Partnership increased. If, on the other hand, these amounts are in the aggregate greater than the increase in the estimate of a McNeil Partnership's cash flow, for the period through the estimated closing date, as a result of higher than anticipated revenues generated to date and additional revenue estimated to be generated through the estimated closing date of the transaction, both the estimate of that McNeil Partnership's modified net working capital balance as of the estimated closing date and the estimated per unit aggregate amount to be received for limited partner units in that McNeil Partnership decreased. The foregoing discussion does not apply to growth/shelter units in each of Funds XXI, XXII and XXIII because no special distribution will be made in respect of the growth/shelter units. Under the provisions of each such McNeil Partnership's limited partnership agreement, holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment.

   The Partnership. The aggregate amount to be received in the transaction by limited partners of the Partnership is estimated at $232 in cash for each limited partner unit. The aggregate amount for each limited partner unit consists of cash merger consideration of $224 per unit and a special cash distribution estimated as of January 31, 2000 at $8 per unit.

   The aggregate amount to be received for each limited partner unit is based on the estimates of McNeil management, as of the date of this Proxy Statement, of the Partnership's modified net working capital balance as of the estimated closing date of the transaction. While we expect that you will receive the estimated amounts set forth above for each of your limited partner units, there can be no assurances that you will receive the specified cash merger consideration or any special distribution.

   You will receive a special distribution only if the Partnership has a positive modified net working capital balance as of the closing date. There can be no assurances that the Partnership will have a positive modified net working capital balance as of the closing date or that the actual per unit amount of the special distribution will be equal to the estimated per unit amount of the special distribution. If the Partnership's modified net working capital balance as of the closing date is zero, you will receive no special distribution and will receive only the cash merger consideration of $224 for each limited partner unit. If the Partnership has a negative modified net working capital balance as of the closing date, you will receive no special distribution and the cash merger consideration to be received for each limited partner unit will be reduced by the pro rata amount of that negative modified net working capital balance.

   The estimated per unit aggregate amount set forth in this Proxy Statement to be received for each limited partner unit in the Partnership is lower than the estimated per unit aggregate amount set forth in the June 25, 1999 press release announcing the transaction because of a reduction in the estimate of the Partnership's modified net working capital balance as of the estimated closing date of the transaction. This reduction is attributable primarily to additional costs to complete all budgeted capital items with respect to the Partnership through the estimated closing date of the transaction as required by the Master Agreement, the Partnership's pro rata share of higher than anticipated transaction costs and the Partnership's pro rata share of an increase in the reserve for transaction costs. These amounts are in the aggregate greater than the increase in the estimate of the Partnership's cash flow, for the period through the estimated closing date, as a result of higher than anticipated revenues generated to date and additional revenue estimated to be generated through the estimated closing date of the transaction. As described in the preceding paragraphs, the actual per unit aggregate amount to be received for each limited partner unit in the Partnership will vary based on the Partnership's actual modified net working capital balance as of the actual closing date of the transaction.

   Other effects of the mergers. McNeil Partners will receive membership interests in and credit for a capital contribution to WXI/McN Realty in exchange for its contributions to WXI/McN Realty and WXI/McN Realty's subsidiaries of its general partner interests in each of the participating McNeil Partnerships, its limited partner interests in the Affiliated McNeil Partnerships, assets of McNeil Partners related to the participating McNeil Partnerships and certain assets of McREMI.

   Following the mergers, each of the participating McNeil Partnerships will continue as a directly and/or indirectly wholly owned subsidiary of WXI/McN Realty.

   Figure 7 depicts the mergers. Figure 8 depicts the ownership of the McNeil Partnerships and the assets of McREMI following the transaction.

                                  The Mergers

                                    Figure 7

                                  [FLOW CHART]

                      Ownership following the transaction

                                   Figure 8

                                 [FLOW CHART]








  * See "--Structure of the transaction--Contributions to McNeil Partners by the other McNeil Affiliates" on page 18.

Effects of the transaction (page 109)

   The Master Agreement provides that WXI/McN Realty will acquire the general partner interests and limited partner interests in each of the McNeil Partnerships, assets of McNeil Partners related to the McNeil Partnerships and certain assets of McREMI. Each McNeil Partnership's participation in the transaction is subject to the requisite approval of its limited partners. As a result of the transaction, each participating McNeil Partnership will become a direct and/or indirect wholly owned subsidiary of WXI/McN Realty and a separate direct or indirect wholly owned subsidiary of WXI/McN Realty will own and operate the assets of McREMI contributed to WXI/McN Realty and its subsidiaries. Following completion of the transaction, the current limited partners of a participating McNeil Partnership will no longer have any interest in, and will not be limited partners of, that McNeil Partnership and, therefore, will not participate in that McNeil Partnership's future earnings and potential growth. Following the completion of the transaction, each of the public McNeil Partnerships which participates in the transaction will cease to be a reporting company and the limited partner units in that McNeil Partnership will cease to be registered under the Securities Exchange Act of 1934, as amended.

 Effects of the transaction on limited partners of the McNeil Partnerships

   The limited partners of each of the participating McNeil Partnerships, other than the Affiliated McNeil Partnerships, will receive only cash consideration in the transaction. The aggregate amount to be received in the transaction per limited partner units in each of the McNeil Partnerships consists of two components--the merger consideration and a special distribution.

   Merger consideration. The per unit merger consideration to be received with respect to each class of limited partner units in a participating McNeil Partnership, other than growth/shelter units in each of Funds XXI, XXII and XXIII, is equal to the amount of the aggregate consideration in the transaction allocated to a limited partner unit in that class by Stanger & Co.

   The per unit merger consideration to be received with respect to growth/shelter units in each of Funds XXI, XXII and XXIII is not based on the Stanger & Co. allocation analysis. Under the Stanger & Co. allocation analysis, growth/shelter units in each of Funds XXI, XXII and XXIII are entitled to receive $0 because under the provisions of that McNeil Partnership's limited partnership agreement relating to a liquidation and termination of that McNeil Partnership holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment. Instead, the per unit amount was separately agreed upon between McNeil Partners and WXI/McN Realty with respect to growth/shelter units in that McNeil Partnership. The amount payable with respect to growth/shelter units in each of Funds XXI, XXII and XXIII will be paid by WXI/McN Realty independent of and in addition to the aggregate consideration in the transaction which is being allocated by Stanger & Co.

   For each participating McNeil Partnership, other than the Affiliated McNeil Partnerships, each limited partner unit in that participating McNeil Partnership will be converted at the effective time of the merger of that participating McNeil Partnership into the right to receive the per unit merger consideration.

   Special distribution. The aggregate amount of the special distribution which will be distributed to limited partners of a participating McNeil Partnership will be based upon the positive modified net working capital balance of that participating McNeil Partnership as of the closing date. The modified net working capital balance of a McNeil Partnership will be calculated in accordance with the terms of the Master Agreement and will be based upon the net working capital balance of that McNeil Partnership as of the closing date. If a participating McNeil Partnership has a positive modified net working capital balance as of the closing date, that participating McNeil Partnership will declare a special distribution of that positive modified net working capital balance in cash to its limited partners. The per unit amount of the special distribution will be determined in accordance with the provisions of that McNeil Partnership's limited partnership agreement governing distributions of surplus cash, except that the general partner of that McNeil Partnership will not receive any part of the special distribution.

   There can be no assurances that limited partners of a participating McNeil Partnership will receive the specified merger consideration or any special distribution. Limited partners of a participating McNeil Partnership will receive a special distribution only if that participating McNeil Partnership has a positive modified net working capital balance as of the closing date. There can be no assurances that a participating McNeil Partnership will have a positive modified net working capital balance as of the closing date. If a participating McNeil Partnership's modified net working capital balance as of the closing date is zero, limited partners of that participating McNeil Partnership will receive no special distribution and will receive only the specified merger consideration for each of their limited partner units. If a participating McNeil Partnership has a negative modified net working capital balance as of the closing date, limited partners of that participating McNeil Partnership will receive no special distribution and the per unit merger consideration to be received with respect to each class of limited partner units in that participating McNeil Partnership will be reduced by the pro rata amount of the negative modified net working capital balance allocated by Stanger & Co. to that class.

   The discussion in the preceding two paragraphs does not apply to growth/shelter units in each of Funds XXI, XXII and XXIII. No special distribution will be made in respect of the growth/shelter units, and the cash merger consideration to be received for each growth/shelter unit will not be subject to adjustment based on such McNeil Partnership's modified net working capital balance as of the closing date. Under the provisions of each such McNeil Partnership's limited partnership agreement, holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment.

   The estimated per unit aggregate amount to be received for limited partner units in some of the McNeil Partnerships differs from the estimated per unit aggregate amount set forth with respect to that McNeil Partnership in the June 25, 1999 press release announcing the transaction because of changes in the estimate of that McNeil Partnership's modified net working capital balance as of the estimated closing date of the transaction. These changes are attributable primarily to additional costs to complete all budgeted capital items with respect to that McNeil Partnership through the estimated closing date of the transaction as required by the Master Agreement, that McNeil Partnership's pro rata share of higher than anticipated transaction costs and that McNeil Partnership's pro rata share of an increase in the reserve for transaction costs. If these amounts are in the aggregate less than the increase in the estimate of a McNeil Partnership's cash flow, for the period through the estimated closing date, as a result of higher than anticipated revenues generated to date and additional revenue estimated to be generated through the estimated closing date of the transaction, both the estimate of that McNeil Partnership's modified net working capital balance as of the estimated closing date and the estimated per unit aggregate amount to be received for limited partner units in that McNeil Partnership increased. If, on the other hand, these amounts are in the aggregate greater than the increase in the estimate of a McNeil Partnership's cash flow, for the period through the estimated closing date, as a result of higher than anticipated revenues generated to date and additional revenue estimated to be generated through the estimated closing date of the transaction, both the estimate of that McNeil Partnership's modified net working capital balance as of the estimated closing date and the estimated per unit aggregate amount to be received for limited partner units in that McNeil Partnership decreased. The foregoing discussion does not apply to growth/shelter units in each of Funds XXI, XXII and XXIII because no special distribution will be made in respect of the growth/shelter units. Under the provisions of each such McNeil Partnership's limited partnership agreement, holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment.

   The Partnership. The aggregate amount to be received in the transaction by limited partners of the Partnership is estimated at $232 in cash for each limited partner unit. The aggregate amount for each limited partner unit consists of cash merger consideration of $224 per unit and a special cash distribution estimated as of January 31, 2000 at $8 per unit.

   The aggregate amount to be received for each limited partner unit is based on the estimates of McNeil management, as of the date of this Proxy Statement, of the Partnership's modified net working capital balance as of the estimated closing date of the transaction. While we expect that you will receive the estimated amounts set forth above for each of your limited partner units, there can be no assurances that you will receive the specified cash merger consideration or any special distribution.

   You will receive a special distribution only if the Partnership has a positive modified net working capital balance as of the closing date. There can be no assurances that the Partnership will have a positive modified net working capital balance as of the closing date or that the actual per unit amount of the special distribution will be equal to the estimated per unit amount of the special distribution. If the Partnership's modified net working capital balance as of the closing date is zero, you will receive no special distribution and will receive only the cash merger consideration of $224 for each limited partner unit. If the Partnership has a negative modified net working capital balance as of the closing date, you will receive no special distribution and the cash merger consideration to be received for each limited partner unit will be reduced by the pro rata amount of that negative modified net working capital balance.

   The estimated per unit aggregate amount set forth in this Proxy Statement to be received for each limited partner unit in the Partnership is lower than the estimated per unit aggregate amount set forth in the June 25, 1999 press release announcing the transaction because of a reduction in the estimate of the Partnership's modified net working capital balance as of the estimated closing date of the transaction. This reduction is attributable primarily to additional costs to complete all budgeted capital items with respect to the Partnership through the estimated closing date of the transaction as required by the Master Agreement, the Partnership's pro rata share of higher than anticipated transaction costs and the Partnership's pro rata share of an increase in the reserve for transaction costs. These amounts are in the aggregate greater than the increase in the estimate of the Partnership's cash flow, for the period through the estimated closing date, as a result of higher than anticipated revenues generated to date and additional revenue estimated to be generated through the estimated closing date of the transaction. As described in the preceding paragraphs, the actual per unit aggregate amount to be received for each limited partner unit in the Partnership will vary based on the Partnership's actual modified net working capital balance as of the actual closing date of the transaction.

 Effects of the transaction on the McNeil Affiliates

   McNeil Partners will receive membership interests in and credit for a capital contribution to WXI/McN Realty in exchange for its contributions to WXI/McN Realty and WXI/McN Realty's subsidiaries of its general partner interests in each of the participating McNeil Partnerships, the limited partner interests in the Affiliated McNeil Partnerships, assets of McNeil Partners related to the participating McNeil Partnerships and certain assets of McREMI. The amount of the capital contribution by McNeil Partners to WXI/McN Realty in exchange for these contributions will be equal to the aggregate consideration allocated by Stanger & Co. to the interests, rights and assets being contributed by McNeil Partners in these contributions. McNeil Partners also may make cash contributions to WXI/McN Realty under some circumstances, and some fees, expenses and disbursements incurred and paid by the McNeil Affiliates in connection with the transaction will be treated as a contribution in-kind by McNeil Partners to WXI/McN Realty. McNeil Partners will receive membership interests in WXI/McN Realty and credit for a capital contribution to WXI/McN Realty in the amount of any such cash contribution or any such contribution in-kind. See "--Interests of certain persons in matters to be acted upon; conflicts of interest--Equity interest of McNeil Partners in WXI/McN Realty; WXI/McN Realty operating agreement."

   The relationship between McNeil Partners and WXI/McN Realty's managing member after the effective time of the mergers will be governed by the first amended and restated limited liability company operating agreement of WXI/McN Realty (the "WXI/McN Realty Operating Agreement") to be entered into between McNeil Partners and WXI/McN Realty's managing member at the effective time of the mergers. See "WXI/McN Realty Operating Agreement." The form of the WXI/McN Realty Operating Agreement is attached to this Proxy Statement as Appendix B and is incorporated in this Proxy Statement by reference.

Recommendations of the special committee and the McNeil Investors board of directors (page 87)

 Recommendations of the special committee

   On May 7, 1999, following preliminary discussions with Whitehall, the McNeil Investors board of directors formed a special committee of the McNeil Investors board of directors, consisting of one independent director, (1) to participate, through its legal counsel and financial advisor, in negotiating the forms, terms and conditions of the definitive agreements with respect to the transaction, and (2) with the assistance of its legal counsel and financial advisor, to review and pass upon the terms of the transaction on behalf of the limited partners of the McNeil Partnerships. See "Special Factors--Background of the transaction--Appointment of the special committee."

   The special committee:

  . determined that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships, and

  . recommended to the McNeil Investors board of directors the approval of the transaction.

   In making its determination and recommendation, the special committee considered as positive factors a fairness opinion delivered to the McNeil Investors board of directors by Stanger & Co. on behalf of the McNeil Partnerships and a fairness opinion delivered to the special committee by Eastdil Realty Company, the financial advisor to the special committee, to the effect that each of the aggregate consideration, the allocations of the aggregate consideration and the estimated aggregate amount to be received with respect to each limited partner unit in each of the McNeil Partnerships is fair from a financial point of view to the holders of each class of limited partner units in each of the McNeil Partnerships. In making its determination and recommendation, the special committee also considered the other factors enumerated in "--Factors considered by the McNeil Investors board of directors and the special committee; fairness of the transaction."

 Recommendations of the McNeil Investors board of directors

   The McNeil Investors board of directors:

  . has unanimously determined that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil
    Partnerships,

  . has unanimously approved the Master Agreement and the transactions contemplated by the Master Agreement, and

  . unanimously recommends that the limited partners of the Partnership vote for the merger proposal and for the adjournment proposal.

   In making its determination and recommendation with respect to the merger proposal, the McNeil Investors board of directors considered as positive factors the recommendation of the special committee and a fairness opinion delivered to the McNeil Investors board of directors by Stanger & Co. on behalf of the McNeil Partnerships to the effect that each of the aggregate consideration, the allocations of the aggregate consideration and the estimated aggregate amount to be received with respect to each limited partner unit in each of the

McNeil Partnerships is fair from a financial point of view to the holders of each class of limited partner units in each of the McNeil Partnerships. In making its determination and recommendation with respect to the merger proposal, the McNeil Investors board of directors also considered the other factors enumerated in "--Factors considered by the McNeil Investors board of directors and the special committee; fairness of the transaction."

Factors considered by the McNeil Investors board of directors and the special committee; fairness of the transaction (page 87)

   Positive factors considered. In determining that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships and in recommending approval of the transaction, the McNeil Investors board of directors and the special committee considered the following factors, each of which the McNeil Investors board of directors and the special committee believed supported their determinations regarding the fairness of the transaction and their recommendations:

  . The transaction satisfied McNeil Partners' obligations under the limited partnership agreements of each of the public McNeil Partnerships to use commercially reasonable efforts to complete the liquidation and termination of the public McNeil Partnerships by December 31, 1999. The transaction also satisfied the commitment of McNeil Partners in a settlement of the Schofield litigation to market the McNeil Partnerships for sale, together with McREMI, through a fair and impartial bidding process overseen by a national investment banking firm.

  . The transaction was structured to maximize the value of each of the McNeil Partnerships. PaineWebber, the McNeil Partnerships' exclusive financial advisor, advised McNeil Partners that the most favorable price for the McNeil Partnerships would likely be achieved by offering for sale the McNeil Partnerships, McNeil Partners, McNeil Investors and McREMI as an entire portfolio on an all-or-none basis, a structure that would allow a potential purchaser to acquire a large portfolio of real estate managed by a competent and experienced management team with a demonstrated track record of operating the properties over an extended period of time. This was particularly important because of the geographic diversity of the properties and the age of the improvements on most of the properties. In addition, the structure selected eliminated the difficulties that would have been encountered if prospective purchasers were allowed to purchase the more attractive properties, leaving behind the less attractive properties that could prove time-consuming and expensive for an individual McNeil Partnership to liquidate.

  . The manner in which the auction process with respect to the proposed transaction was structured, the method and criteria for selection of the potential bidders, the detailed information with respect to the properties furnished to the prospective bidders, the conduct of the initial and final bid stages of the auction process and the lengthy negotiations that were conducted with the final bidders ultimately leading to WXI/McN Realty as the prospective purchaser.

  . WXI/McN Realty has agreed to an aggregate purchase price for all of the McNeil Partnerships and the assets being acquired in the transaction. The special committee took into account that Stanger & Co., the independent advisor to the McNeil Partnerships, made the following allocations: (1) the allocation of the aggregate consideration between the management assets of McREMI, on the one hand, and the McNeil Partnerships as a group, on the other hand; (2) the allocation of the aggregate consideration to each individual McNeil Partnership; and (3) the allocation of the aggregate consideration allocated to each individual McNeil Partnership among the general partner interests in that McNeil Partnership, other assets of McREMI related to that McNeil Partnership and each class of limited partner units in that McNeil Partnership.

  . If a participating McNeil Partnership's modified net working capital balance, calculated on the closing date of the transaction in accordance with the Master Agreement, is greater than zero, that McNeil Partnership will make a special cash distribution to its limited partners on the closing date equal to the amount of the positive modified net working capital balance.

  . The opinions of Stanger & Co. to the effect that each of the aggregate consideration, the allocations of the aggregate consideration and the estimated per unit aggregate amount to be received with respect to each class of limited partners of each of the McNeil Partnerships is fair from a financial point of view to the holders of each class of limited partner units in each of the McNeil Partnerships.

  . The fact that the estimated per unit aggregate amount, including both the merger consideration and the special distribution, to be received with respect to each class of limited partners of each of the McNeil Partnerships upon the closing of the transaction was equal to or greater than the Stanger & Co. estimates of (1) the net asset value of that unit,
    (2) the going concern value of that unit and (3) the liquidation value of that unit.

  . The opinions of Eastdil Realty Company to the effect that each of the aggregate consideration, the allocations of the aggregate consideration and the estimated per unit aggregate amount to be received with respect to each class of limited partners of each of the McNeil Partnerships is fair from a financial point of view to the holders of each class of limited partner units in each of the McNeil Partnerships.

  . The fact that the total consideration that would be fairly allocable to McREMI as determined by Stanger & Co. was below the range of fair market values of McREMI on a controlling interest basis as determined by Houlihan, Lokey, Howard & Zukin Capital ("Houlihan, Lokey"), who was retained by McNeil Partners, McREMI, Robert A. McNeil and Carole J. McNeil as their personal financial advisor to advocate on their behalf the fair market value of McREMI. See "Special Factors--Background of the transaction--Negotiation of definitive transaction documents with Whitehall--June 3, 1999: Presentations to the McNeil Investors board of directors and the special committee."

  . The fact that Stanger & Co. (1) valued the membership interests to be received by McNeil Partners in WXI/McN Realty in connection with the transaction, (2) valued the contributions being made by McNeil Partners to WXI/McN Realty in exchange for those membership interests and (3) concluded based on its analysis that the aggregate value of those membership interests is no greater than the aggregate value of those contributions.

  . The fact that the lawyers representing the plaintiffs in the Schofield litigation, in connection with settlement proceedings relating to that litigation, oversaw the auction process, including the allocation analysis rendered by Stanger & Co.

  . The identity of the proposed purchaser and its affiliates and the ability of WXI/McN Realty to consummate the transaction on the terms specified in the Master Agreement.

  . The provisions in the Master Agreement allowing each of the McNeil
    Partnerships to terminate its participation in the transaction if, in the exercise of the good faith judgment of the general partner as to its fiduciary duties to its limited partners, the general partner of that McNeil Partnership determined that termination was required by reason of a superior acquisition proposal being made by a third party for that McNeil Partnership. The special committee recognized that any such termination would require the payment by that terminating McNeil Partnership to WXI/McN Realty of a break-up fee and certain reimbursable expenses.

  . The terms and conditions of the Master Agreement, taken as a whole, were favorable to the limited partners of the McNeil Partnerships and thus supported the conclusion that the merger proposal is fair to, and in the best interests of, the limited partners of the McNeil Partnerships.

  . In allocating the aggregate consideration, Stanger & Co. took the position that the deficit restoration obligations of the general partners of the McNeil Partnerships were required to be paid to the McNeil Partnerships. As a result, the aggregate consideration allocated by Stanger & Co. to the general partner interests in each of the McNeil Partnerships is net of the estimated deficit restoration obligation with respect to that McNeil Partnership. The aggregate amount of the estimated deficit restoration obligation payable in respect of all of the McNeil Partnerships, based upon a hypothetical sale of properties and liquidation of the McNeil Partnerships at January 31, 2000, is approximately $6,427,000.

  . In allocating the aggregate consideration, Stanger & Co. took the position that no asset disposition fees were payable by any of the McNeil Partnerships to the McNeil General Partners as a result of the transaction. In a liquidation, the limited partnership agreements of some of the public McNeil Partnerships provide that McNeil Partners is entitled to receive an asset disposition fee equal to 3% of the gross sales price of each property sold in connection with a liquidation of that McNeil Partnership. No asset disposition fees will be paid by any of the McNeil Partnerships as a result of the transaction.

  . Each of the McNeil General Partners has agreed to irrevocably, unconditionally and absolutely waive any and all rights it may have to indemnification, contribution or reimbursement from any of the participating McNeil Partnerships with respect to those matters for which McNeil Partners has agreed to indemnify WXI/McN Realty's managing member and some of the affiliates of WXI/McN Realty's managing member.

  . Upon the completion of the transaction, the limited partners of the participating McNeil Partnerships, other than the Affiliated McNeil Partnerships, would receive cash in exchange for their limited partner units and, accordingly, those limited partners would no longer bear the risks inherent in the ownership of real property.

  . Commencing with the tax year following the tax year in which the closing of the transaction occurs, the limited partners of the participating McNeil Partnerships will no longer need to include in their federal and state income tax returns the various items of income, loss, deduction and credit as previously reported on Schedule K-1s delivered by the participating McNeil Partnerships.

  . As to each McNeil Partnership, approval of the merger proposal requires the affirmative vote of limited partners holding greater than 50% of each class of limited partner units in that McNeil Partnership outstanding as of the record date.

  . Under the California Revised Limited Partnership Act, a limited partner of some of the McNeil Partnerships who does not wish to accept the merger consideration may dissent from the merger proposal and require that McNeil Partnership to purchase for cash, at their fair market value, the limited partner units owned by that limited partner, if that McNeil Partnership participates in the transaction, the transaction is completed, the limited partner does not vote for the merger proposal and the limited partner follows specific procedures set forth in the California Revised Limited Partnership Act.

  Negative factors considered. The McNeil Investors board of directors and the special committee also considered the following negative factors:

  . Following the transaction, the limited partners of each participating
    McNeil Partnership, other than the Affiliated McNeil Partnerships, will cease to participate in future earnings or growth, if any, of that McNeil Partnership or benefit from increases, if any, in the value of that McNeil Partnership.

  . The transaction involves the entire McNeil portfolio, including all of the McNeil Partnerships, assets of McNeil Partners related to the McNeil Partnerships and certain assets of McREMI. At the commencement of PaineWebber's engagement, McNeil Partners determined to structure the transaction to include certain assets of McREMI based on PaineWebber's belief at that time that the most favorable price for the McNeil Partnerships would likely be achieved by offering for sale the McNeil Partnerships and McREMI as an entire portfolio on an all-or-none basis. However, it is possible that the limited partners of a McNeil Partnership could have received more consideration than what they will otherwise receive in the proposed transaction with WXI/McN Realty if that McNeil Partnership were to be sold or liquidated in a transaction separate from a transaction involving other McNeil Partnerships and/or the assets of McREMI.

  . The limited partners of each participating McNeil Partnership will forego alternatives to the transaction. These alternatives include a separate sale of all of the assets of that McNeil Partnership and subsequent liquidation of that McNeil Partnership, or the continuation of that McNeil Partnership under its current ownership structure.
  . There are numerous conditions to WXI/McN Realty's and Sellers' obligations to consummate the transaction. No assurance can be given that the transaction will be consummated.

  . The Master Agreement provides that in some circumstances WXI/McN Realty will receive a break-up fee, calculated on a partnership by partnership basis, up to an aggregate maximum of $18.0 million, if the Master Agreement is terminated. The amount of the break-up fee payable by the Partnership is $2,054,034. The obligation of a McNeil Partnership to pay a break-up fee may discourage third party offers for that particular McNeil Partnership and may adversely affect the ability of that McNeil Partnership to engage in another transaction following termination of the Master Agreement in respect of that McNeil Partnership. In addition, a McNeil Partnership may be obligated to pay a break-up fee even if it has not entered into a definitive agreement for, or consummated, another transaction. As a result, payment of the break-up fee may have an adverse impact on the financial condition of that McNeil Partnership.

  . If a participating McNeil Partnership has a negative modified net working capital balance on the closing date of the transaction, the per unit merger consideration to be received with respect to each class of limited partner units in that McNeil Partnership will be reduced by the pro rata amount of the negative modified net working capital balance allocated by Stanger & Co. to that class. The modified net working capital balance of each of the McNeil Partnerships will be calculated in accordance with the terms of the Master Agreement and will be based upon the net working capital balance of that McNeil Partnership as of the closing date.

  . McNeil Partners has actual or potential conflicts of interest in connection with recommending the approval of the merger proposal to the limited partners of the McNeil Partnerships.

  . McNeil Partners will receive a significant, although non-controlling, equity interest in WXI/McN Realty if the transaction is completed. Under the terms of the WXI/McN Realty Operating Agreement, McNeil Partners will be entitled to receive from WXI/McN Realty distributions of net cash flow and net proceeds from capital transactions. Consequently, McNeil Partners and the other McNeil Affiliates, subject to certain limitations, will continue to have the opportunity to benefit, up to a specific capped return on their investment, from future earnings growth and increases in the value of the participating McNeil Partnerships and their properties.

  . The McNeil Affiliates had a separate economic interest in structuring the transaction to achieve favorable tax treatment. The transaction, as structured, will allow McNeil Partners to make the contributions of its interests in the McNeil Partnerships and the assets of McNeil Partners and McREMI being contributed to WXI/McN Realty on a tax-deferred basis and will permit the partners of McNeil Partners to defer substantial tax liability. If the transaction had been structured as an acquisition of the entire McNeil portfolio for cash, it is estimated by Arthur Andersen LLP that the partners of McNeil Partners would have been required to pay approximately $30,563,000 in taxes in connection with the transaction.

  . In contrast, limited partners will recognize gain or loss on the conversion of their limited partner units into cash in the merger. In general, the special distribution will be treated as a return of capital to the limited partner. This return of capital will reduce the limited partner's basis in its limited partner units in the Partnership to the extent of the return of capital and, therefore, may increase the amount of any gain or decrease the amount of any loss recognized by that limited partner on the conversion of its limited partner units into cash in the merger. In addition, to the extent that the special distribution received by a limited partner exceeds that limited partner's adjusted tax basis in all of its limited partner units, that excess will be taxable and will be treated as capital gain.

  . Each of the McNeil Partnerships did not have separate representation in the transaction. In structuring the transaction, the special committee represented the interests of the limited partners of all of the McNeil Partnerships as a group and Stanger & Co. served as independent advisor to all of the McNeil Partnerships. If separate representation had been arranged for each McNeil Partnership, issues unique to the value of a given McNeil Partnership might have received greater attention during the structuring of the transaction and the terms of the transaction might have been different with respect to that McNeil Partnership.

  . If limited partners owning more than 50% of each class of limited partner units in a McNeil Partnership vote for the merger proposal, their approval will bind all limited partners of that McNeil Partnership. Therefore, a limited partner of a McNeil Partnership may vote against the merger proposal and nevertheless have its limited partner units converted into the right to receive cash in the transaction if the requisite vote of the limited partners of that McNeil Partnership is obtained.

  . In determining whether the requisite vote of the limited partners of a McNeil Partnership has been obtained, limited partner units held by McNeil Partners and its affiliates will not be excluded. McNeil Partners and its affiliates intend to vote all of the limited partner units beneficially owned by them in each of the McNeil Partnerships for the merger proposal with respect to that McNeil Partnership. As of the record date, McNeil Partners and some of its affiliates beneficially owned an aggregate of 1,732 limited partner units in the Partnership, representing in the aggregate approximately 1.3% of the limited partner units in the Partnership outstanding as of the record date.

  . Limited partners of some of the McNeil Partnerships, including the Partnership, do not have any dissenters' rights or other rights of appraisal, under the state law which governs those McNeil Partnerships, the limited partnership agreements of those McNeil Partnerships or otherwise, in connection with the merger proposal. Therefore, dissenting limited partners of those McNeil Partnerships do not have the right to have their limited partner units appraised if they disapprove of the action of the limited partners that voted for the merger proposal. The limited partners of other McNeil Partnerships are entitled to the benefits of dissenters' rights as provided under applicable state law.

   In the views of the special committee and the McNeil Investors board of directors, these negative factors were not sufficient, either individually or in the aggregate, to outweigh the benefits of the proposed transaction to the limited partners of the McNeil Partnerships.

   Other factors considered. As discussed above, in evaluating the fairness of the transaction, the special committee and the McNeil Investors board of directors each considered the liquidation value, net asset value and going concern value of the limited partner units in each of the McNeil Partnerships as estimated by Stanger & Co. and presented in the status report delivered by Stanger & Co. to the special committee and the McNeil Investors board of directors. See "Liquidation Value," "Net Asset Value" and "Going Concern Value" in Table 1. The special committee's and the McNeil Investors board of directors' considerations of the liquidation value, net asset value and going concern value involved:

  .  numerous discussions with Stanger & Co.;

  . reviews by the special committee, Eastdil Realty Company and the McNeil Investors board of directors of the factual, financial and numerical information presented to the special committee and the McNeil Investors board of directors by Stanger & Co.;

  . review and corroboration by Eastdil Realty Company of Stanger & Co.'s estimates of liquidation value, net asset value and going concern value;

  . independent review by Eastdil Realty Company, following independent property level and other due diligence, of the methodologies utilized by Stanger & Co., the professional bases for the use of those methodologies, the factual bases utilized in connection with the application of those methodologies and other procedures as Eastdil Realty Company deemed necessary or appropriate;

  . numerous inquiries by the special committee, other members of the McNeil Investors board of directors and their respective advisors, at meetings of the special committee and the McNeil Investors board of directors and during a number of telephone conference calls and informal sessions with Stanger & Co. and Eastdil Realty Company, into the underlying analyses, methodologies and assumptions supporting Stanger & Co.'s estimates; and

  . numerous inquiries by the special committee, at meetings of the special committee and during a number of telephone conference calls and informal sessions with Eastdil Realty Company, into Eastdil Realty Company's review of Stanger & Co.'s estimates and the analyses, methodologies and assumptions supporting Stanger & Co.'s estimates.

   The special committee and the McNeil Investors board of directors have each relied in good faith under applicable law on Stanger & Co.'s analyses of liquidation value, net asset value and going concern value and, to that extent, have each adopted Stanger & Co.'s analyses of liquidation value, net asset value and going concern value.

   With respect to the Partnership, the special committee and the McNeil Investors board of directors noted in particular that the estimated per unit aggregate amount of $232, including both the merger consideration and the estimated special distribution, to be received with respect to each limited partner unit in the Partnership is greater than each of the following, each as estimated by Stanger & Co.:

  .  the liquidation value of $213 per limited partner unit

  .  the net asset value of $226 per limited partner unit

  .  the going concern value of $189 per limited partner unit

   In evaluating the fairness of the transaction, the special committee and the McNeil Investors board of directors also considered the information on weighted average private sales prices and tender offer ranges for limited partner units in the McNeil Partnerships presented in the status report delivered by Stanger & Co. to the special committee and the McNeil Investors board of directors. See "Private Sales Weighted Average" and "Tender Offer Ranges" in Table 1. However, for the reasons stated below, the special committee and the McNeil Investors board of directors did not place significant emphasis or weight on these prices and ranges and did not consider these prices and ranges to be material factors in making their determinations and recommendations. The special committee and the McNeil Investors board of directors do not believe that current market prices, historical market prices or recent tender offer prices are a good measure of the value of the limited partner units in the McNeil Partnerships. At present, there is no established public trading market for the limited partner units in the McNeil Partnerships, nor is one expected to develop. Moreover, liquidity is limited to sporadic private sales or tender offers for limited partner units which generally involve a relatively small percentage of the limited partner units outstanding.

   The special committee and the McNeil Investors board of directors did not consider purchase prices paid by the Partnership, McNeil Partners, McNeil Investors or Robert A. McNeil for limited partner units in the Partnership since the commencement of the Partnership's second full fiscal year preceding the date of this Proxy Statement because since that time, none of the Partnership, McNeil Partners, McNeil Investors or Robert A. McNeil has made any purchases of limited partner units in the Partnership. See "Related Security Holder Matters--Recent transactions in the Partnership's limited partner units."

   Procedural fairness of the transaction. The special committee and the McNeil Investors board of directors are aware that the McNeil Affiliates have interests in the transaction or relationships that may present actual or potential conflicts of interest in connection with the transaction and considered these conflicts of interest along with the other factors enumerated above in making their determinations and recommendations. See "--Interests of certain persons in matters to be acted upon; conflicts of interest." The special committee and the McNeil Investors board of directors also recognize that in determining whether the requisite vote of the limited partners of a McNeil Partnership has been obtained, limited partner units held by McNeil Partners and its affiliates will not be excluded. As enumerated above, the special committee and the McNeil Investors board of directors considered these factors to be negative factors in their determinations regarding the fairness of the transaction. However, the special committee and the McNeil Investors board of directors believe that the transaction is procedurally fair to the limited partners of each of the McNeil Partnerships because, among other things:

  . The special committee was constituted with all of the power and authority of the McNeil Investors board of directors (1) to participate, through its legal counsel and financial advisor, in negotiating the forms, terms and conditions of the definitive agreements respecting the transaction, and (2) with the assistance of its legal counsel and financial advisor, to review and pass upon the terms of the transaction on behalf of the limited partners of the McNeil Partnerships.

  . Separate outside legal counsel to the special committee was retained on behalf of the special committee.

  . Eastdil Realty Company was retained on behalf of the special committee as the independent financial advisor to the special committee.

  . The special committee, with the assistance of its legal and financial advisors, engaged in negotiations with respect to the forms, terms and conditions of the definitive agreements respecting the transaction and reviewed and passed upon the terms of the transaction on behalf of the limited partners of the McNeil Partnerships.

  . The terms and conditions of the transaction resulted from arm's-length bargaining among representatives of the special committee, representatives of the McNeil Affiliates and representatives of Whitehall.

  . As to each McNeil Partnership, approval of the merger proposal requires the affirmative vote of limited partners holding greater than 50% of each class of limited partner units in that McNeil Partnership outstanding as of the record date.

  . Although McNeil Partners and its affiliates intend to vote all of the limited partner units beneficially owned by them in each of the McNeil Partnerships for the merger proposal with respect to that McNeil Partnership, McNeil Partners and its affiliates do not beneficially own a sufficient number of limited partner units in any of the McNeil Partnerships to approve the merger proposal with respect to that McNeil Partnership without the affirmative vote of other limited partners of that McNeil Partnership. As of the record date, McNeil Partners and some of its affiliates beneficially owned an aggregate of 1,732 limited partner units in the Partnership, representing in the aggregate approximately 1.3% of the limited partner units in the Partnership outstanding as of the record date.

   In view of the wide variety of factors considered in connection with its evaluation of the fairness of the transaction, neither the special committee nor the McNeil Investors board of directors found it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determination and recommendation.

Opinions and reports of financial advisors (page 115)

 Stanger & Co.

   Stanger & Co. delivered to the McNeil Investors board of directors on behalf of the McNeil Partnerships a written opinion dated June 24, 1999, to the effect that, as of the date of the opinion, and subject to the assumptions, qualifications and limitations set forth in the opinion, each of the five matters set forth below was fair from a financial point of view to the holders of each class of limited partner units in each McNeil Partnership:

  . the aggregate consideration in the transaction;

  . the allocation of the aggregate consideration between the management assets of McREMI, on the one hand, and the McNeil Partnerships as a group, on the other hand;

  . the allocation of the aggregate consideration to each individual McNeil
    Partnership;

  . the methodology of the allocation of the aggregate consideration allocated to each individual McNeil Partnership among the general partner interests in that McNeil Partnership, other assets of McREMI related to that McNeil Partnership and each class of limited partner units in that McNeil Partnership; and

  . with respect to each class of limited partner units in each McNeil
    Partnership, the estimated per unit aggregate amount to be received with respect to limited partner units in that class, consisting of the sum of
    (1) the amount of the aggregate consideration allocated to a limited partner unit in that class and (2) the pro rata amount of the estimated modified net working capital balance with respect to a limited partner unit in that class.

   On December 10, 1999, Stanger & Co. delivered to the McNeil Investors board of directors on behalf of the McNeil Partnerships a second written opinion, to the effect that, as of the date of the second opinion, and subject to the qualifications and limitations set forth in the second opinion, each of the following matters was fair from a financial point of view to the holders of each class of limited partner units in each of the McNeil Partnerships:

  . the aggregate consideration allocated to the general partner interests in each McNeil Partnership;

  . the aggregate consideration allocated to the other assets of McREMI related to each McNeil Partnership;

  . the aggregate consideration allocated to each class of limited partner units in each McNeil Partnership; and

  . with respect to each class of limited partner units in each McNeil
    Partnership, the estimated per unit aggregate amount to be received with respect to limited partner units in that class, consisting of the sum of
    (1) the amount of the aggregate consideration allocated to a limited partner unit in that class and (2) the pro rata amount of the estimated modified net working capital balance with respect to a limited partner unit in that class.

   The full text of each of Stanger & Co.'s opinions, including each of the opinions described in the nine bullet points above, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Stanger & Co., is incorporated in this Proxy Statement by reference. Stanger & Co.'s June 24, 1999 opinion is attached as Appendix C-1 to this Proxy Statement, and Stanger & Co.'s December 10, 1999 opinion is attached as Appendix C-2 to this Proxy Statement. The limited partners of the Partnership are urged to read carefully each opinion in its entirety.

 Eastdil Realty Company

   Eastdil Realty Company delivered to the special committee a written opinion dated June 24, 1999, to the effect that, as of the date of the opinion, and subject to the assumptions, qualifications and limitations set forth in the opinion:

  . the allocation analysis and opinions rendered by Stanger & Co. were based upon the application of appropriate methodologies, and the factual bases utilized by Stanger & Co. in the application of these methodologies have a reasonable basis;

  . the conclusions reached in the allocation analysis and opinions rendered by Stanger & Co. have a reasonable basis;

  . the special committee is entitled to rely upon those conclusions; and

  . each of the matters set forth in the first five bullet points above under "--Stanger & Co." is fair from a financial point of view to the holders of each class of limited partner units in each of the McNeil
    Partnerships.

   On December 10, 1999, Eastdil Realty Company delivered to the special committee a second written opinion, to the effect that, as of the date of the second opinion, and subject to the assumptions, qualifications and limitations set forth in the second opinion, each of the matters set forth in the opinions included in the second opinion delivered to the McNeil Investors board of directors by Stanger & Co. on behalf of the McNeil Partnerships was fair from a financial point of view to the holders of each class of limited partner units in each of the McNeil Partnerships.

   The full text of each of Eastdil Realty Company's opinions, including each of the opinions described above, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Eastdil Realty Company, is incorporated in this Proxy Statement by reference. Eastdil Realty Company's June 24, 1999 opinion is attached as Appendix D-1 to this Proxy Statement, and Eastdil Realty Company's December 10, 1999 opinion is attached as Appendix D-2 to this Proxy Statement. The limited partners of the Partnership are urged to read carefully each opinion in its entirety.

Position of McNeil Partners and Robert A. McNeil regarding the fairness of the transaction (page 137)

   Each of McNeil Partners and Robert A. McNeil believes that the transaction is fair to the limited partners of each of the McNeil Partnerships.

   Positive factors considered. In concluding that the transaction is fair to the limited partners of each of the McNeil Partnerships, McNeil Partners and Robert A. McNeil considered the following factors, each of which, in the view of McNeil Partners and Robert A. McNeil, supported their conclusions regarding the fairness of the transaction:

  . The fact that the special committee and the McNeil Investors board of directors each unanimously determined that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships.

  . The special committee's recommendation that the McNeil Investors board of directors approve the transaction.

  . The unanimous approval by the McNeil Investors board of directors of the Master Agreement and the transactions contemplated by the Master Agreement.

  . The unanimous recommendation of the McNeil Investors board of directors that the limited partners of each of the McNeil Partnerships vote for the merger proposal.

  . The positive factors enumerated in "--Factors considered by the McNeil
    Investors board of directors and the special committee; fairness of the transaction," each of which factors McNeil Partners and Robert A. McNeil considered, and each of which they believed supported their conclusions regarding the fairness of the transaction.

  . Notwithstanding the fact that the fairness opinions of Stanger & Co. were delivered to the McNeil Investors board of directors on behalf of the McNeil Partnerships and that McNeil Partners and Robert A. McNeil are not entitled to rely on such opinions, the fact that the McNeil Investors board of directors received the fairness opinions dated June 24, 1999 and December 10, 1999 from Stanger & Co. on behalf of the McNeil Partnerships.

  . Notwithstanding the fact that the fairness opinions of Eastdil Realty
    Company were delivered to the special committee and that McNeil Partners and Robert A. McNeil are not entitled to rely on such opinions, the fact that the special committee received the fairness opinions dated June 24, 1999 and December 10, 1999 from Eastdil Realty Company.

   Negative factors considered. In concluding that the transaction is fair to the limited partners of each of the McNeil Partnerships, McNeil Partners and Robert A. McNeil also considered the negative factors enumerated in "--Factors considered by the McNeil Investors board of directors and the special committee; fairness of the transaction." In the view of McNeil Partners and Robert A. McNeil, these negative factors were not sufficient, either individually or in the aggregate, to outweigh the benefits of the proposed transaction to the limited partners of the McNeil Partnerships.

   Other factors considered. In evaluating the fairness of the transaction, McNeil Partners and Robert A. McNeil also considered the liquidation value, net asset value and going concern value of the limited partner units in each of the McNeil Partnerships as estimated by Stanger & Co. and presented in the status report delivered by Stanger & Co. to the special committee and the McNeil Investors board of directors. See "Liquidation Value," "Net Asset Value" and "Going Concern Value" in Table 1. The consideration by McNeil Partners and Robert A. McNeil of the going concern value, liquidation value and net asset value involved:

  . discussions among representatives of McNeil Partners, Robert A. McNeil and Stanger & Co.;

  . participation by Robert A. McNeil in meetings of the McNeil Investors board of directors at which Stanger & Co. presented and discussed its status report;

  . review by McNeil Partners and Robert A. McNeil of the factual, financial and numerical information presented in the status report; and

  . numerous inquiries into the underlying analyses, methodologies and assumptions supporting Stanger & Co.'s estimates.

   McNeil Partners, as the general partner of the Partnership, and Robert A. McNeil, as a member of the McNeil Investors board of directors, have each relied in good faith under applicable law on Stanger & Co.'s analyses of liquidation value, net asset value and going concern value and, to that extent, have each adopted Stanger & Co.'s analyses of liquidation value, net asset value and going concern value.

   With respect to the Partnership, McNeil Partners and Robert A. McNeil each noted in particular that the estimated per unit aggregate amount of $232, including both the merger consideration and the estimated special distribution, to be received with respect to each limited partner unit in the Partnership is greater than each of the following, each as estimated by Stanger & Co.:

  . the liquidation value of $213 per limited partner unit

  . the net asset value of $226 per limited partner unit

  . the going concern value of $189 per limited partner unit

   In evaluating the fairness of the transaction, McNeil Partners and Robert A. McNeil also considered the information on weighted average private sales prices and tender offer ranges for limited partner units in the McNeil Partnerships presented in the status report delivered by Stanger & Co. to the special committee and the McNeil Investors board of directors. See "Private Sales Weighted Average" and "Tender Offer Ranges" in Table 1. However, for the reasons stated in "--Factors considered by the McNeil Investors board of directors and the special committee; fairness of the transaction," McNeil Partners and Robert A. McNeil did not place significant emphasis or weight on these prices and ranges and did not consider these prices and ranges to be material factors in reaching their conclusions that the transaction is fair to the limited partners of each of the McNeil Partnerships.

   McNeil Partners and Robert A. McNeil did not consider purchase prices paid by the Partnership, McNeil Partners, McNeil Investors or Robert A. McNeil for limited partner units in the Partnership since the commencement of the Partnership's second full fiscal year preceding the date of this Proxy Statement because since that time, none of the Partnership, McNeil Partners, McNeil Investors or Robert A. McNeil has made any purchases of limited partner units in the Partnership. See "Related Security Holder Matters--Recent transactions in the Partnership's limited partner units."

   Procedural fairness of the transaction. As disclosed in the section entitled "--Interests of certain persons in matters to be acted upon; conflicts of interest," each of McNeil Partners, Robert A. McNeil and the other McNeil Affiliates has a financial interest in the transaction and interests in the transaction or relationships that may present actual or potential conflicts of interest in connection with the transaction. In evaluating the fairness of the transaction, McNeil Partners and Robert A. McNeil considered these conflicts of interest along with the other factors enumerated above in reaching their conclusions that the transaction is fair to the limited partners of each of the McNeil Partnerships. See "--Interests of certain persons in matters to be acted upon; conflicts of interest." McNeil Partners and Robert A. McNeil also recognize that in determining whether the requisite vote of the limited partners of a McNeil Partnership has been obtained, limited partner units held by McNeil Partners and its affiliates will not be excluded. McNeil Partners and Robert A. McNeil considered these factors to be negative factors in their conclusions that the transaction is fair to the limited partners of each of the McNeil Partnerships. However, McNeil Partners and Robert A. McNeil believe that the transaction is procedurally fair to the limited partners of each of the McNeil Partnerships for the reasons cited by the McNeil Investors board of directors and the special committee. See "--Factors considered by the McNeil Investors board of directors and the special committee; fairness of the transaction."

   In view of the wide variety of factors considered in connection with the evaluation of the fairness of the transaction, McNeil Partners and Robert A. McNeil did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their conclusions regarding the fairness of the transaction.

Position of Whitehall, WXI/MNL Real Estate and WXI/McN Realty (page 139)

   Because the transaction may be considered a "going private" transaction, the rules under the Securities Exchange Act may be interpreted to require each of Whitehall, WXI/MNL Real Estate and WXI/McN Realty to express its belief as to the fairness of the transaction to the limited partners of the McNeil Partnerships because, under a potential interpretation of the rules governing "going private" transactions, one or more of Whitehall, WXI/MNL Real Estate and WXI/McN Realty may be deemed to be an affiliate of the Partnership. Although representatives of Whitehall and WXI/McN Realty negotiated the transaction with McNeil management and the special committee on an arm's-length basis with directly opposing interests and subsidiaries of WXI/McN Realty will acquire limited partner units held by limited partners of the participating McNeil Partnerships in the transaction and, therefore, may have interests that are in conflict with the interests of those limited partners, each of Whitehall, WXI/MNL Real Estate and WXI/McN Realty believes that the transaction is fair, from a financial point of view, to the limited partners of each of the McNeil Partnerships.

   In view of the wide variety of factors considered in connection with the evaluation of the transaction, Whitehall, WXI/MNL Real Estate and WXI/McN Realty did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their conclusions regarding the fairness of the transaction. See "Special Factors--Position of Whitehall, WXI/MNL Real Estate and WXI/McN Realty."

Allocation of the aggregate consideration in the transaction (page 163)

   The aggregate consideration in the transaction, including all outstanding mortgage debt of the McNeil Partnerships, is $644,439,803. The Master Agreement provides that at the effective time of the mergers, all outstanding mortgage debt of the participating McNeil Partnerships will either be repaid by WXI/McN Realty or will remain outstanding following the effective time of the mergers until its expiration or prepayment, in each case as provided in the Master Agreement. See "The Master Agreement--Aggregate consideration--Prepayment and assumption of mortgage debt."

   Stanger & Co. has allocated the aggregate consideration among (1) the general partner interests in each of the McNeil Partnerships, (2) each class of limited partner units in each of the McNeil Partnerships and (3) the management assets and other assets of McREMI. The allocations and the methodology of the allocations are described in more detail in "Special Factors--Opinions and reports of financial advisors-- Allocation analysis and opinions of Stanger & Co.--Stanger & Co. allocation analysis," and the dollar values of the individual allocations are set forth in Table 2. The Master Agreement provides that the allocations of the aggregate consideration by Stanger & Co. are binding on Sellers and on WXI/McN Realty, its subsidiaries and affiliates.

   After the payment of estimated investment banking fees and expenses, an aggregate of $35,293,000 has been allocated by Stanger & Co. to the management assets of McREMI and an aggregate of $606,520,000 has been allocated by Stanger & Co. to the McNeil Partnerships as a group. See "Partial McREMI Allocated Value" and total "Allocated Partnership Value," respectively, in Table 2.

   The $606,520,000 allocated to the McNeil Partnerships as a group has further been allocated among each of the individual McNeil Partnerships based on the percentages agreed to between Stanger & Co., in consultation with Eastdil Realty Company, and WXI/McN Realty and set forth in the Master Agreement. See "Partnership Percentage" and "Allocated Partnership Value" in Table 2. The amount of the aggregate consideration allocated to each individual McNeil Partnership has further been allocated, after subtracting the principal balance of all outstanding mortgage debt of that McNeil Partnership estimated as of January 31, 2000, among the general partner interests in that McNeil Partnership (see "GP Allocation Amount" in Table 2), the other assets of McREMI (see "Second McREMI Allocated Value" in Table 2) and each class of limited partner units in that McNeil Partnership (see "LP Allocation Amount" in Table
2). Stanger & Co. also allocated the aggregate consideration allocated to each class of limited partner units among the limited partner units in that class. The aggregate consideration allocated by Stanger & Co. to each McNeil Partnership was allocated by Stanger & Co. between classes of limited partner units in that McNeil Partnership based upon the provisions of the limited partnership agreement relating to a liquidation and termination of that McNeil Partnership. The aggregate consideration allocated to a class of limited partners was then allocated among the limited partner units in that class by dividing the aggregate consideration allocated to that class by the number of outstanding limited partner units in that class. See "Per Unit Merger Consideration" in Table 2.

   Of the $606,520,000 allocated to the McNeil Partnerships as a group, an aggregate of $20,311,000 has been allocated by Stanger & Co. to the general partner interests in the McNeil Partnerships, net of the estimated aggregate deficit restoration obligations of the general partners of the McNeil Partnerships of approximately $6,427,000. Of the $20,311,000 allocated to the general partner interests in the McNeil Partnerships, $0 represents the general partners' proportionate interests in the profits and losses of the McNeil Partnerships, based on the general partners' capital contributions, and $20,311,000 represents certain rights and other assets corresponding to the McNeil Partnerships which are being contributed to WXI/McN Realty and its subsidiaries. In addition, an aggregate of $907,000 has been allocated by Stanger & Co. to the limited partner interests in the Affiliated McNeil Partnerships, and an aggregate of $8,542,000 has been allocated by Stanger & Co. to the other assets of McREMI relating to the McNeil Partnerships.

   Therefore, if all of the McNeil Partnerships participate in the transaction, in consideration for the interests, rights and assets being contributed by McNeil Partners to WXI/McN Realty and its subsidiaries in the transaction, McNeil Partners will receive membership interests in WXI/McN Realty and a credit for a capital contribution to WXI/McN Realty in an amount equal to approximately $65,053,000, representing the amount of the aggregate consideration allocated by Stanger & Co. to these interests, rights and assets. See "Total Allocated McNeil Value" in Table 2.

   If less than all of the McNeil Partnerships participate in the transaction, the portion of the aggregate consideration received by McNeil Partners will be reduced by the amount of the aggregate consideration allocated by Stanger & Co. to the interests, rights and assets related to any McNeil Partnerships that do not participate in the transaction. See "MPLP Allocation Amount" in Table 2. In addition, the amount of the aggregate consideration allocated to the management assets of McREMI will be reduced in proportion to the aggregate "Partnership Percentages" (see Table 2) of any McNeil Partnerships that do not participate in the transaction. See "Partial McREMI Allocated Value" in Table 2.

   The allocations of the aggregate consideration with respect to Fund XXI and the total allocations described in the preceding paragraphs and throughout this Proxy Statement reflect the fact that McNeil Partners has agreed to subordinate the receipt of up to $350,000 of the portion of the Second McREMI Allocated Value attributable to Fund XXI to the receipt by holders of current income units in Fund XXI of the per unit aggregate amount which such holders are entitled to receive on the closing date, up to an aggregate per unit amount equal to the estimated per unit aggregate amount to be received with respect to such current income units (see "Total Per Unit Estimate" in Table 2). As a result, the "Second McREMI Allocated Value" for Fund XXI has been decreased by $350,000, and the "LP Allocation Amount" for current income units in Fund XXI has been increased by $350,000. McNeil Partners will be entitled to receive the subordinated amount of the Second McREMI Allocated Value only if and to the extent that the actual per unit aggregate amount to be received by holders of current income units in Fund XXI as of the closing date equals or exceeds McNeil management's estimates, as of the date of this Proxy Statement, of the estimated per unit aggregate amount to be received with respect to such current income units (see "Total Per Unit Estimate" in Table 2), and in such a case the Second McREMI Allocated Value for Fund XXI and the LP Allocation Amount for current income units in Fund XXI will be adjusted accordingly. In the event that McNeil Partners receives any amount of the subordinated Second McREMI Allocated Value attributable to Fund XXI described above, McNeil Partners will receive membership interests in and a credit for a capital contribution to WXI/McN Realty in an amount equal to such amount. In the event that McNeil Partners receives less than all of the subordinated Second McREMI Allocated Value attributable to Fund XXI described above, McNeil Partners will receive membership interests in and a credit for a capital contribution to WXI/McN Realty in an amount equal to one-half of the amount not received.

   The foregoing discussion does not take into account the cash merger consideration payable in respect of growth/shelter units in Funds XXI, XXII and XXIII. The cash merger consideration into which each growth/shelter unit in these McNeil Partnerships will be converted is not based on the Stanger & Co. allocation analysis. Under the Stanger & Co. allocation analysis, growth/shelter units in each of Funds XXI, XXII and XXIII are entitled to receive $0 because under the provisions of that McNeil Partnership's limited partnership agreement relating to a liquidation and termination of that McNeil Partnership holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment. Instead, the per unit amount was separately agreed upon between McNeil Partners and WXI/McN Realty with respect to growth/shelter units in that McNeil Partnership. See "Per Unit Merger Consideration" in Table 2. The amount payable with respect to growth/shelter units in these McNeil Partnerships will be paid by WXI/McN Realty independent of and in addition to the aggregate consideration in the transaction which is being allocated by Stanger & Co.

Interests of certain persons in matters to be acted upon; conflicts of interest (page 140)

   In considering the recommendation of the McNeil Investors board of directors, limited partners of the McNeil Partnerships should be aware that the McNeil Affiliates have interests in the transaction or relationships that may present actual or potential conflicts of interest in connection with the transaction.

 Relationships among the McNeil Affiliates and the McNeil Partnerships

   The McNeil Affiliates and the McNeil Partnerships are affiliates as a result of common ownership by Robert A. McNeil. McNeil Investors and McREMI also share directors and executive officers. Robert A. McNeil, his wife Carole J. McNeil, and Ron K. Taylor, President of McNeil Investors and McREMI, serve as the only directors of McREMI and hold three of the four seats on the McNeil Investors board of directors. The fourth director of McNeil Investors is Paul B. Fay, Jr., an independent director. Mr. Fay also serves as the sole member of the special committee.

 Ownership of limited partner units in the Partnership

   In addition to owning limited partner units in the Affiliated McNeil Partnerships, McNeil Partners and some of its affiliates, other than the Partnership, beneficially own limited partner units in the Partnership. See "-- Quorum; vote required." McNeil Partners and these affiliates intend to vote all of the limited partner units in the Partnership beneficially owned by them for the merger proposal and for the adjournment proposal. If the Partnership participates in the transaction, McNeil Partners and these affiliates will receive the same aggregate amount per unit as each other limited partner of the Partnership. Therefore, McNeil Partners and its affiliates will receive an aggregate of $401,824 in cash for the limited partner units that they own in the Partnership if the Partnership participates in the transaction.

 Structuring of the transaction by the McNeil General Partners

   The transaction has been initiated and structured by the McNeil General Partners and individuals who are executive officers of McNeil Investors and McREMI. The transaction provides some benefits to the McNeil Affiliates that may be in conflict with the benefits provided to the limited partners of the McNeil Partnerships. The transaction also provides some benefits to the McNeil Affiliates that are not provided to the limited partners of the McNeil Partnerships. The McNeil Affiliates had an economic interest, separate from that of the limited partners, in structuring the transaction to achieve these benefits.

   For example, McNeil Partners will receive a significant, although non-controlling, equity interest in WXI/McN Realty if the transaction is completed. If all of the McNeil Partnerships participate in the transaction, in consideration for the interests, rights and assets being contributed by McNeil Partners to WXI/McN Realty and its subsidiaries in the transaction, McNeil Partners will receive membership interests in WXI/McN Realty and credit for a capital contribution to WXI/McN Realty in an amount equal to approximately $65,053,000 representing the amount of the aggregate consideration allocated by Stanger & Co. to these interests, rights and assets. See "Total Allocated McNeil Value" in Table 2. See "--Interests of certain persons in matters to be acted upon, conflicts of interest--Equity interest of McNeil Partners in WXI/McN Realty; WXI/McN Realty Operating Agreement."

   Stanger & Co. valued the membership interests to be received by McNeil Partners in WXI/McN Realty in connection with the transaction and valued the contributions being made by McNeil Partners to WXI/McN Realty in exchange for those membership interests. Stanger & Co. has advised the McNeil Investors board of directors and the special committee that based on Stanger & Co.'s analysis, Stanger & Co. concluded that the aggregate value of those membership interests was no greater than the aggregate value of those contributions. See "--Interests of certain persons in matters to be acted upon; conflicts of interest--Equity interest of McNeil Partners in WXI/McN Realty; WXI/McN Realty Operating Agreement."

   In addition, the transaction, as structured, will allow the McNeil Affiliates to make the contributions to WXI/McN Realty and its subsidiaries on a tax-deferred basis and will permit the partners of McNeil Partners to defer substantial income tax liability. If the transaction had been structured as an acquisition of the entire McNeil portfolio for cash, it is estimated by Arthur Andersen LLP that the partners of McNeil Partners would have been required to pay approximately $30,563,000 in taxes in connection with the transaction. The transaction, as structured, will permit the partners of McNeil Partners to defer this tax liability until such time as the properties currently owned by the McNeil Partnerships are sold or until such time as McNeil Partners disposes of its equity interest in WXI/McN Realty. See "--Federal income tax consequences."

 Equity interest of McNeil Partners in WXI/McN Realty; WXI/McN Realty operating agreement

   McNeil Partners will receive a significant, although non-controlling, equity interest in WXI/McN Realty if the transaction is completed.

   McNeil Partners will receive an aggregate of $65,053,000, if all of the McNeil Partnerships participate in the transaction, in consideration for the interests, rights and assets being contributed by McNeil Partners to WXI/McN Realty and its subsidiaries in the transaction. The consideration to be received by McNeil Partners for its contributions to WXI/McN Realty will be paid in membership interests in WXI/McN Realty. See "--Allocation of the aggregate consideration in the transaction." Under some circumstances, McNeil Partners also may make cash contributions to WXI/McN Realty in exchange for additional membership interests in WXI/McN Realty. In addition, some fees, expenses and disbursements incurred and paid by the McNeil Affiliates in connection with the transaction will be treated as a contribution in-kind by McNeil Partners to WXI/McN Realty in exchange for additional membership interests in WXI/McN Realty.

   Stanger & Co. valued the membership interests to be received by McNeil Partners in WXI/McN Realty in connection with the transaction and valued the contributions being made by McNeil Partners to WXI/McN Realty in exchange for those membership interests. Stanger & Co. has advised the McNeil Investors board of directors and the special committee that based on Stanger & Co.'s analysis, Stanger & Co. concluded that the aggregate value of those membership interests is no greater than the aggregate value of those contributions.

   McNeil Partners' membership interests in WXI/McN Realty will, subject to certain limitations, entitle McNeil Partners to receive from WXI/McN Realty distributions of net cash flow and net proceeds from capital transactions. Consequently, McNeil Partners and the other McNeil Affiliates, through their ownership of partnership interests in McNeil Partners, will have a significant, although non-controlling, interest in WXI/McN Realty and, subject to certain limitations, will continue to have the opportunity to participate in and to benefit from, up to a specific capped return on their investment, future earnings growth and increases in the value of the participating McNeil Partnerships and their properties, and any other assets acquired by WXI/McN Realty and its subsidiaries.

   The opportunity of the McNeil Affiliates to participate in any future earnings growth of WXI/McN Realty or to benefit from any increases in the value of the participating McNeil Partnerships or their properties is limited to the percentage return on investment to which their membership interests entitle them under the WXI/McN Realty Operating Agreement. This percentage return is limited to 14% or 15% per annum, depending on the initial capital contribution of McNeil Partners to WXI/McN Realty. See "WXI/McN Realty Operating Agreement."

   Under the terms of the WXI/McN Realty Operating Agreement, following the effective time of the mergers, McNeil Partners also will have the right to designate two of the five members of WXI/McN Realty's board of managers. The remaining three members will be designated by WXI/McN Realty's managing member. Action by WXI/McN Realty's board of managers will require the affirmative vote of three of the five managers. However, some actions of WXI/McN Realty's board of managers will require a supermajority vote of four of the five managers. Therefore, McNeil Partners will have a right to veto any transactions that require a supermajority vote of WXI/McN Realty's board of managers. These transactions include:

  . material changes in WXI/McN Realty or its membership;

  . certain transactions with potential negative tax effects on McNeil
    Partners on or prior to the fifth anniversary of the closing date of the transaction; and

  . certain transactions with affiliates of WXI/McN Realty, WXI/McN Realty's managing member, Whitehall or Goldman, Sachs & Co.

 Retention agreements

   After the auction process began in late 1997, McNeil management became concerned that certain officers and key employees would leave McREMI during the sale process. To encourage these officers to remain employed with McREMI until the completion of a sale transaction, in March 1998, McREMI entered into retention agreements with these officers and employees. These agreements, as amended, provide that upon the closing of the transaction, McREMI will be obligated to pay those current officers and employees who remained employed by McREMI until the closing date an aggregate of $3,967,600, of which $2,252,685 will be paid by McREMI and $1,722,915 will be paid by the McNeil Partnerships, regardless of whether any particular McNeil Partnership participates in the transaction. The amounts payable under the retention agreements will be paid in lieu of other amounts that would be payable in connection with the transaction under the employment agreements that some of these individuals had entered into in their capacities as officers of McREMI and McNeil Investors.

   One of the officers and key employees with whom McREMI entered into a retention agreement is Ron K. Taylor. Mr. Taylor is a director and President of McNeil Investors and McREMI, and in these capacities he participated in the negotiation of the Master Agreement. Pursuant to his retention agreement, upon the closing of the transaction, Mr. Taylor will be paid $2,000,000, of which $1,000,000 will be paid by McREMI and $1,000,000 will be paid by the McNeil Partnerships, regardless of whether any particular McNeil Partnership participates.

Conditions to the transaction (page 178)

   The obligations of each of WXI/McN Realty and Sellers to effect the transaction are subject to the fulfillment or waiver of various customary conditions. In addition, the obligations of each of WXI/McN Realty and Sellers to effect the transaction are subject to the fulfillment or waiver by each party to the Master Agreement of additional conditions, including, among others:

  . approval of the merger proposal by holders of the requisite number of limited partner units in each participating McNeil Partnership, other than Summerhill, whose approval has already been obtained;

  . settlement of the Schofield litigation (see "Special Factors--Background of the transaction--Background of the Schofield litigation"); and

  . determination of the amount of the special distribution for each participating McNeil Partnership.

   The condition to closing described in the second bullet point above has been satisfied. On July 8, 1999, the court granted final approval to the settlement of the Schofield litigation and dismissed the action.

   The obligations of WXI/McN Realty to effect the transaction also are subject to the fulfillment or waiver by WXI/McN Realty of the following additional conditions, among others:

  . Sellers having obtained the consent and estoppel certificate of each lender of mortgage debt which is being indirectly assumed by WXI/McN Realty;

  . title to each property owned by a participating McNeil Partnership being free and clear of all material encumbrances and property restrictions, other than permitted restrictions and encumbrances and other than matters which would not reasonably preclude the continued use of that property as it is being used as of June 24, 1999 or would not reasonably materially and adversely affect the value of that property as it is being used as of June 24, 1999;

  . Lawyer's Title Insurance Corporation, or another nationally recognized title insurance company reasonably acceptable to Sellers and WXI/McN Realty, being unconditionally obligated and prepared to issue to or for the benefit of WXI/McN Realty and one or more of its subsidiaries either
    (a) an extended coverage ATLA owner's policy of title insurance (or the equivalent in the applicable jurisdiction) effective as of the closing date for each property owned by each participating McNeil Partnership or
    (b) at the option of WXI/McN Realty, a "date-down" to an existing policy of owner's title insurance, in each case in accordance with the title commitments given by Lawyer's Title Insurance Corporation to WXI/McN Realty, except for some permitted exclusions;

  . Sellers having received estoppels from tenants (including tenants leasing space pursuant to specified commercial leases) leasing at least 75% of the aggregate square footage leased pursuant to all commercial leases;

  . Sellers having received an estoppel from each lessor under a ground lease;

  . the sum of the net operating incomes, calculated as provided in the Master Agreement, for the participating McNeil Partnerships, as a group, for the twelve months ended on the last day of the most recently completed fiscal month prior to the closing date of the transaction being greater than or equal to the product determined by multiplying (a) 0.8723 by (b) an amount equal to the sum of the net operating incomes, calculated as provided in the Master Agreement, for the participating McNeil Partnerships, as a group, for their 1998 fiscal year; and

  . consummation of the contributions by McNeil Partners to WXI/McN Realty and its subsidiaries of its interests in the participating McNeil Partnerships, assets of McNeil Partners related to the McNeil
    Partnerships and certain assets of McREMI.

Termination of the Master Agreement (page 183)

   Right to terminate the Master Agreement in its entirety

   The Master Agreement provides that it may be terminated in its entirety, at any time prior to the effective time of the mergers, regardless of whether or not the requisite approvals of the holders of limited partner units in any of the McNeil Partnerships have been obtained, as follows:

  . by the mutual written consent of each Seller and WXI/McN Realty;

  . by WXI/McN Realty or any Seller if any judgment or injunction has been issued preventing the consummation of the transaction other than with respect to any McNeil Partnership that is not a participating McNeil Partnership;

  . by WXI/McN Realty or any Seller if the closing has not occurred on or before June 24, 2000;

  . by any Seller if (a) WXI/McN Realty materially breaches any of its representations, warranties, covenants, obligations or agreements set forth in the Master Agreement, (b) that breach cannot be or is not remedied within 30 days after written notice of the breach and (c) the conditions to Sellers' obligations to close relating to the accuracy of WXI/McN Realty's representations and warranties and the performance of its obligations cannot be satisfied by June 24, 2000; or

  . by WXI/McN Realty if (a) any Seller materially breaches any of its representations, warranties, covenants, obligations or agreements set forth in the Master Agreement, (b) that breach cannot be or is not remedied within 30 days after written notice of the breach and (c) the conditions to WXI/McN Realty's obligations to close relating to the accuracy of Sellers' representations and warranties and the performance of their obligations cannot be satisfied by June 24, 2000.

 Right to terminate the Master Agreement with respect to one or more McNeil Partnerships

   In addition to the right of WXI/McN Realty and Sellers to terminate the Master Agreement in its entirety, under some circumstances, the Master Agreement may be terminated with respect to a particular McNeil Partnership and that McNeil Partnership will be excluded from the transaction, whether or not the requisite approval of that McNeil Partnership has been obtained. These circumstances include, among others:

  . by the mutual written consent of each Seller and WXI/McN Realty;

  . by WXI/McN Realty or any Seller if any judgment or injunction has been issued preventing the consummation of the transaction with respect to that McNeil Partnership;

  . by WXI/McN Realty or any Seller if the holders of the requisite number of limited partner units in that McNeil Partnership have not approved the merger proposal with respect to that McNeil Partnership;

  . by any Seller if prior to the approval of the merger proposal by the limited partners of that McNeil Partnership the general partner of that McNeil Partnership, in the exercise of its good faith judgment as to its fiduciary duties, determines that it is required to terminate the Master Agreement with respect to that McNeil Partnership because a superior acquisition proposal (as defined in "The Master Agreement--Material covenants--No solicitation by Sellers") has been made with respect to that McNeil Partnership;

  . by WXI/McN Realty if the general partner of that McNeil Partnership: (a) in connection with an acquisition proposal (as defined in "The Master Agreement--Material covenants--No solicitation by Sellers") by a third party for that McNeil Partnership, has failed to recommend to the limited partners of that McNeil Partnership the approval of the merger proposal, (b) in connection with an acquisition proposal for that McNeil Partnership, has withdrawn or modified in a manner adverse to WXI/McN Realty its approval or recommendation that the limited partners of that McNeil Partnership approve the merger proposal or (c) has approved or recommended an acquisition proposal for that McNeil Partnership; or

  . by any Seller in respect of a McNeil Partnership which Sellers have decided to exclude from the transaction because that McNeil Partnership may fail to satisfy the conditions to closing set forth in the Master Agreement, if WXI/McN Realty has not elected to keep that McNeil Partnership in the transaction (see "The Master Agreement--Conditions to closing--Removal notices").

 Effect of termination

   If the Master Agreement is validly terminated, either in its entirety or with respect to one or more McNeil Partnerships, the Master Agreement will become null and void and of no further force or effect, either in its entirety in the case of termination of the Master Agreement in its entirety, or with respect to one or more McNeil Partnerships in the case of termination of the Master Agreement with respect to those McNeil

Partnerships, and none of the parties to the Master Agreement, or any of their respective subsidiaries, or any of their respective partners, stockholders, members, equity holders, directors, officers, employees, affiliates, agents, representatives, successors or assigns will have any liability or obligation under the Master Agreement except that:

  . in the case of termination of the Master Agreement in its entirety, any obligations of the parties to the Master Agreement relating to the following will survive termination of the Master Agreement: confidentiality; fees and expenses; effect of termination; nonsurvival of representations, warranties and covenants; payment of break-up fee; reimbursement of expenses; and the provisions set forth in Article XI of the Master Agreement;

  . one or more of Sellers or WXI/McN Realty may have liability to one or more of Sellers or WXI/McN Realty if the basis of the termination is a willful, material breach by one or more of Sellers or WXI/McN Realty of one or more of the provisions of the Master Agreement; and

  . in the case of termination of the Master Agreement in respect of a McNeil Partnership, the liabilities and obligations of the parties to the Master Agreement with respect to the other McNeil Partnerships will remain in effect, and any obligations of the parties to the Master Agreement relating to the following will survive termination of the Master Agreement in respect of that McNeil Partnership: confidentiality; correction and satisfaction of specified items relating to title; public announcements; fees and expenses; binding effect of Stanger & Co. allocations; effect of termination; nonsurvival of representations, warranties and covenants; payment of break-up fee; reimbursement of expenses; and the provisions set forth in Article XI of the Master Agreement.

   In addition, in some circumstances if the Master Agreement is terminated, WXI/McN Realty will receive a break-up fee and Sellers and WXI/McN Realty may be required to reimburse some of the other's expenses incurred in connection with the transaction.

Termination fees and expenses (page 186)

   Except as described in "The Master Agreement--Fees and expenses," all costs and expenses incurred in connection with the transaction will be paid by the party incurring those costs and expenses.

   In addition, in some circumstances, WXI/McN Realty will receive a break-up fee, calculated on a partnership by partnership basis, up to a maximum of $18.0 million, if the Master Agreement is terminated. These circumstances include, among others:

  . the circumstances described in the fourth and fifth bullet points above in "--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships;"

  . if:

    -- either (a) a person who is not an affiliate of WXI/McN Realty, WXI/McN Realty's managing member or Whitehall consummates an acquisition of more than 10% of the outstanding limited partner units in a McNeil Partnership following the date of the Master Agreement or
       (b) a person who is not an affiliate of WXI/McN Realty, WXI/McN Realty's managing member or Whitehall makes an acquisition proposal for a McNeil Partnership;

    -- that McNeil Partnership is excluded from the transaction because the holders of the requisite number of limited partner units in that McNeil Partnership have not approved the merger proposal with respect to that McNeil Partnership; and

    -- that McNeil Partnership enters into a definitive agreement relating to a higher acquisition proposal (as defined in "The Master Agreement--Fees and expenses--Partnership break-up fee") within six months of that McNeil Partnership being excluded from the transaction; or

  . the general partner of a McNeil Partnership as of the date of the Master
    Agreement is replaced and that McNeil Partnership is excluded from the transaction because the holders of the requisite number of limited partner units in that McNeil Partnership have not approved the merger proposal with respect to that McNeil Partnership.

   Each McNeil Partnership that is excluded from the transaction as described in the immediately preceding bullet points will be severally liable for payment to WXI/McN Realty of its partnership break-up fee as set forth in the table under "The Master Agreement--Fees and expenses--Partnership break-up fee." The break-up fee payable by each McNeil Partnership is calculated based on the percentage set forth in the column "Partnership Percentage" in Table 2 opposite the name of that McNeil Partnership. The break-up fee payable by the Partnership in the circumstances described in the immediately preceding bullet points is $2,054,034. No other party to the Master Agreement will have any liability to WXI/McN Realty or to an excluded McNeil Partnership for the partnership break-up fee of that excluded McNeil Partnership.

   In some circumstances in which the Master Agreement is terminated by WXI/McN Realty, Sellers may be required to reimburse WXI/McN Realty for the actual, reasonable out-of-pocket expenses incurred by WXI/McN Realty in connection with the transaction, up to an aggregate maximum amount of $1.5 million. In addition, in some circumstances in which the Master Agreement is terminated by Sellers, WXI/McN Realty may be required to reimburse Sellers for the actual, reasonable out-of-pocket expenses incurred by Sellers in connection with the transaction, up to an aggregate of $1.5 million. Any receipt by WXI/McN Realty of any one or more partnership break-up fees will offset any obligation of Sellers to reimburse WXI/McN Realty for its expenses. See "The Master Agreement--Fees and expenses--Reimbursement of expenses."

Financing; sources of funds (page 148)

   The total amount of funds required by WXI/McN Realty in connection with the consummation of the transaction (assuming all McNeil Partnerships are participating McNeil Partnerships) is estimated to be approximately $442,916,660, including:

  . payment of the cash consideration to the limited partners of the McNeil
    Partnerships in the amount of approximately $301,567,950;

  . repayment of debt of the McNeil Partnerships in the aggregate amount of approximately $118,900,000;

  . payment of prepayment fees relating to mortgage debt of the McNeil
    Partnerships that will be repaid at closing and the payment of the assumption fees that WXI/McN Realty is required to pay pursuant to the Master Agreement in the aggregate amount of approximately $2,000,000;

  . the amount of the shortfall, if any, of the amount of cash on hand held by each of the participating McNeil Partnerships at the time of the closing from the estimated amount of the special distribution that each participating McNeil Partnership is expected to make (as of the date of this Proxy Statement, the shortfall is estimated to be $0); and

  . all other expenses expected to be incurred in connection with the transaction and other amounts that WXI/McN Realty is required to pay pursuant to the Master Agreement in an aggregate amount estimated to be approximately $20,448,710.

   The amounts set forth above will vary if one or more of the McNeil Partnerships are not participating McNeil Partnerships or if the amount of working capital distributions, expenses or other amounts vary from the estimated amounts included in calculating the amounts set forth above.

   It is expected that the amount of funds required by WXI/McN Realty in connection with the transaction will be obtained through a combination of equity and debt financing. It is expected that WXI/McN Realty will obtain third party mortgage or other financing that will provide a portion of the amount of required funds described in the five bullet points above. WXI/McN Realty is currently negotiating with potential lenders to provide up to an aggregate amount of approximately $303,079,805 in mortgage loans to be made in respect of the properties currently owned by the McNeil Partnerships and expected to be owned by WXI/McN Realty and its subsidiaries after the closing. WXI/McN Realty has entered into a term sheet with a potential lender concerning a mortgage loan on certain of the commercial properties and has entered into a term sheet with a second lender concerning a mortgage loan on certain of the multifamily properties, however WXI/McN Realty has not, as of the date of this Proxy Statement, entered into any definitive loan agreements with respect to any third party mortgage or other financing.

   Regardless of whether any third party mortgage or other financing is obtained by WXI/McN Realty, under the terms of the WXI/McN Realty Operating Agreement, the managing member of WXI/McN Realty, which is owned by Whitehall and Archon, has agreed to contribute to WXI/McN Realty an amount in cash equal to the amounts described in the five bullet points above, and pursuant to the terms of an equity commitment letter from Whitehall to WXI/McN Realty, Whitehall has agreed to provide, or to cause one or more of its affiliates to provide, a cash capital contribution to WXI/McN Realty in an amount equal to the amounts described in the five bullet points above. The funds to be used by Whitehall to meet its funding commitments are expected to come from capital contributions from the partners in Whitehall.

Accounting treatment of transaction (page 157)

   WXI/McN Realty will account for the transaction under the "purchase" method of accounting in accordance with generally accepted accounting principles.

Federal income tax consequences (page 154)

   Limited partners will recognize gain or loss on the conversion of their limited partner units into cash in the merger. This gain or loss will be equal to the difference between the limited partner's "amount realized" as a result of the merger and the limited partner's adjusted tax basis in the limited partner units converted. The gain or loss will be treated as capital gain or capital loss. However, a portion of that gain or loss that is attributable to so-called "unrealized receivables" (which includes recapture of some depreciation deductions previously taken) and "inventory items" (as defined in
Section 751 of the Internal Revenue Code) may be treated as ordinary income or ordinary loss. In general, the special distribution of cash will be treated as a return of capital to the limited partners. The return of capital to a limited partner will reduce that limited partner's adjusted tax basis in its limited partner units in the Partnership to the extent of that return of capital and, therefore, may increase the amount of any gain or decrease the amount of any loss recognized by that limited partner on the conversion of its limited partner units into cash in the merger. To the extent that the special distribution received by a limited partner exceeds that limited partner's adjusted tax basis in all of its limited partner units, that excess will be taxable and will be treated as capital gain. Limited partners should consult their respective tax advisors as to the particular tax consequences of the transaction.

   The transaction, as structured, will allow McNeil Partners to make the contributions of its interests in the McNeil Partnerships and the assets of McNeil Partners and McREMI to WXI/McN Realty on a tax-deferred basis and will permit the partners of McNeil Partners to defer substantial tax liability that would be incurred if the properties were disposed of in a taxable sale. A taxable sale of the properties would produce taxable gain in excess of the cash proceeds because of the relief of partnership liabilities allocated to the McNeil Affiliates. If the transaction had been structured as an acquisition of the entire McNeil portfolio for cash, it is estimated by Arthur Andersen LLP that the partners of McNeil Partners would have been required to pay approximately $30,563,000 in taxes in connection with the transaction. The transaction, as structured, will permit the partners of McNeil Partners to defer this tax liability until such time as the properties currently owned by the McNeil Partnerships are sold or until such time as McNeil Partners disposes of its equity interest in WXI/McN Realty.

See "--Interests of certain persons in matters to be acted upon; conflicts of interest --Structuring of the transaction by the McNeil General Partners."

No dissenters' rights (page 154)

   Under the Partnership's limited partnership agreement and under the California Uniform Limited Partnership Act, limited partners of the Partnership do not have dissenters' rights or other rights of appraisal in connection with the transaction. Limited partners of some of the other McNeil Partnerships do have such rights.

Events subsequent to the execution of the Master Agreement (page 81)

   Settlement of litigation brought against the McNeil Affiliates by affiliates of Carl C. Icahn

   On December 7, 1999, in connection with the settlement of litigation brought against McNeil Partners, McNeil Investors, McREMI, Robert A. McNeil and Carole
J. McNeil by affiliates of Carl C. Icahn, Mr. Icahn and his affiliates entered into a settlement agreement and a voting and standstill agreement with the McNeil Partnerships, McNeil Partners, McNeil Investors, McREMI, Robert A. McNeil and Carole J. McNeil.

   The settlement agreement settles and disposes of all claims, demands and causes of action existing as of the date of the agreement and arising out of, connected with or incidental to the dealings between the parties to the settlement agreement. For a description of the litigation and the settlement agreement, see "Special Factors--Events subsequent to the execution of the Master Agreement." Other than as described in this Proxy Statement, the exact terms of the settlement agreement are subject to a confidentiality agreement among the parties to the settlement agreement.

   In consideration of the matters described in the settlement agreement, McNeil Partners, McREMI, McNeil Investors, Robert A. McNeil and Carole J. McNeil will make a cash settlement payment to High River at the closing of the transactions contemplated by the Master Agreement, provided that the settlement agreement has not been terminated. The McNeil Partnerships and their subsidiaries have no liability or obligation with respect to the settlement payment. Moreover, Robert A. McNeil and Carole J. McNeil have agreed that notwithstanding that they may be entitled to indemnification pursuant to the provisions of the limited partnership agreements governing the McNeil Partnerships, neither they, nor their affiliates, will seek or accept from any McNeil Partnership, or any subsidiary corporation or subsidiary partnership of a McNeil Partnership, payment or reimbursement of any portion of the settlement payment or related legal fees.

   In connection with the settlement agreement, Mr. Icahn and his affiliates also entered into a voting and standstill agreement (referred to in this Proxy Statement as the "Icahn Voting and Standstill Agreement") with the McNeil Partnerships, McNeil Partners, McNeil Investors, McREMI, Robert A. McNeil and Carole J. McNeil. Mr. Icahn and his affiliates agreed in the Icahn Voting and Standstill Agreement to vote all of the limited partner units beneficially owned and held of record by them in any of the McNeil Partnerships for the merger proposal and for the adjournment proposal with respect to that McNeil Partnership. Mr. Icahn and his affiliates also have agreed in the Icahn Voting and Standstill Agreement to direct the holders of record of any limited partner units beneficially owned by them but not held of record by them in any of the McNeil Partnerships to vote those limited partner units for the merger proposal and for the adjournment proposal with respect to that McNeil Partnership. For a description of the beneficial ownership of Mr. Icahn and his affiliates of limited partner units in the Partnership, see "--Quorum; vote required."

   The Icahn Voting and Standstill Agreement also includes a standstill provision and a no solicitation provision pursuant to which each of the Icahn parties, its affiliates and its subsidiaries have agreed to certain restrictions on their actions with respect to the McNeil Partnerships and related parties. The standstill provision and no solicitation provision automatically terminate with respect to all of the McNeil Partnerships on

December 7, 2002, and terminate with respect to particular McNeil Partnerships under certain other circumstances, including:

  . automatic termination if that McNeil Partnership becomes an "excluded McNeil Partnership" pursuant to the Master Agreement (see "--Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships"); and

  . in the case of any of Funds IX, X, XI, XIV, XV, XX, XXIV, XXV, XXVI and XXVII, termination at the option of the Icahn parties if the per unit aggregate amount payable or estimated to be payable with respect to limited partner units in that McNeil Partnership is reduced below a specified amount (see "Other Agreements With Respect to the Transaction--Termination of the Icahn Voting and Standstill Agreement").

   The Icahn Voting and Standstill Agreement terminates in its entirety on the date which is the earliest to occur of:

  . June 30, 2000, if the closing of the transaction has not occurred on or prior to June 30, 2000;

  . the termination of the Master Agreement in its entirety (see "-- Termination of the Master Agreement--Right to terminate the Master Agreement in its entirety"); and

  . the termination of the Master Agreement with respect to the last participating McNeil Partnership (see "--Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships").

                                SPECIAL FACTORS

Background of the transaction

   At a meeting held on June 24, 1999, the McNeil Investors board of directors unanimously determined that the transaction is fair to, and in the best interests of, the Partnership and its limited partners, approved the Master Agreement and the transactions contemplated by the Master Agreement and determined to recommend that the limited partners of the Partnership vote for the merger proposal. See "--Purposes and reasons for the transaction," "-- Effects of the transaction," "--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction" and "-- Interests of certain persons in matters to be acted upon; conflicts of interest." In making its determination that the transaction is fair to, and in the best interests of, the Partnership and its limited partners and in approving the Master Agreement and the transactions contemplated by the Master Agreement, the McNeil Investors board of directors considered as positive factors, among others, the recommendation of the special committee and the fairness opinion delivered on that date to the McNeil Investors board of directors by Stanger & Co. on behalf of the McNeil Partnerships to the effect that each of the aggregate consideration, the allocations of the aggregate consideration and the estimated per unit aggregate amount to be received with respect to each class of limited partners of each of the McNeil Partnerships is fair from a financial point of view to the holders of each class of limited partner units in each of the McNeil Partnerships. The following discussion sets forth information relating to the background of the transaction.

 Organization of the public McNeil Partnerships

   The public McNeil Partnerships were formed in the 1970s and 1980s to engage in the business of investing in, holding, managing and disposing of real estate and real estate-related investments. The original principal objectives of the public McNeil Partnerships were to provide capital appreciation and tax-deferred income to their partners.

 Restructuring of the public McNeil Partnerships

   In 1991 and 1992, each of the public McNeil Partnerships was restructured. In the restructuring, McNeil Partners became the sole new general partner of each of the public McNeil Partnerships. See "--Interests of certain persons in matters to be acted upon; conflicts of interest--Relationships among the McNeil Affiliates and the McNeil Partnerships." In addition, the limited partnership agreement of each of the public McNeil Partnerships was amended as part of the restructuring. In the limited partnership agreement, as amended, of each of the public McNeil Partnerships, McNeil Partners agreed to commence a liquidation of the properties of that McNeil Partnership seven years after the restructuring date and to use commercially reasonable efforts to complete the liquidation and termination of that McNeil Partnerships by December 31, 1999. The limited partnership agreement of each of the public McNeil Partnerships provides that the term of that McNeil Partnership will continue until a date beyond December 31, 1999 unless it is terminated earlier.

 Icahn tender offers

   In August 1995 and September 1996, High River Limited Partnership, a Delaware limited partnership controlled by Carl C. Icahn ("High River"), made unsolicited tender offers to purchase outstanding limited partner units in each of Funds IX, X, XI, XIV, XV, XX, XXIV, XXV, XXVI and XXVII. See "Related Security Holder Matters--Past contacts, transactions and negotiations." Although McNeil Partners contemplated making tender offers for some of the limited partner units at a higher price than the High River tender offers, McNeil Partners did not make any tender offers for the limited partner units in any of the public McNeil Partnerships. The beneficial ownership of limited partner units in the Partnership by Mr. Icahn and his affiliates as of December 10, 1999 is set forth in "Related Security Holder Matters--Principal holders of limited partner units." The statements filed by McNeil Partners with the SEC in response to the Icahn tender offers stated that each of the McNeil Partnerships that was the subject of an Icahn tender offer had determined to begin an orderly liquidation of all of its assets. See "--Purposes and reasons for the transaction."

 Background of the Schofield litigation

   In August 1995, limited partners of some of the McNeil Partnerships filed three separate purported class actions, derivative actions or both on behalf of the limited partners of some of the McNeil Partnerships. Plaintiffs alleged that McNeil Partners, McNeil Investors, McREMI and three of their senior officers and/or directors breached their fiduciary duties and some of their obligations under the respective limited partnership agreements of the McNeil Partnerships. Plaintiffs alleged that defendants rendered limited partner units in the McNeil Partnerships highly illiquid, and artificially depressed the prices that were available for limited partner units in private sales. Plaintiffs also alleged that defendants engaged in a course of conduct to prevent the acquisition of limited partner units by High River by disseminating purportedly false, misleading and inadequate information. Plaintiffs further alleged that defendants acted to advance their own personal interests at the expense of the public McNeil Partnerships' limited partners by failing to sell the properties of the public McNeil Partnerships and failing to make distributions to the limited partners.

   In late 1996, the parties agreed, and the court so ordered, that these actions would be consolidated under the action, Schofield et al. v. McNeil Partners, L.P. et al., Superior Court of the State of California for the County of Los Angeles, Case No. BC133799 (Class and Derivative Action Complaint). On December 16, 1996, plaintiffs filed a consolidated and amended complaint, suing for breach of fiduciary duty, breach of contract and an accounting. Plaintiffs alleged, among other things, that the management fees paid to McNeil Partners over the last six years were excessive, that these fees should be reduced retroactively and that the respective limited partnership agreements governing the McNeil Partnerships were invalid.

   On February 14, 1997, defendants filed a demurrer to the consolidated and amended complaint and a motion to strike, seeking to dismiss the consolidated and amended complaint in all respects. The court granted defendants' demurrer on May 5, 1997, dismissing the consolidated and amended complaint with leave to amend. On October 31, 1997, plaintiffs filed a second consolidated and amended complaint. Prior to the time defendants were required to move, answer or otherwise respond, however, the case was stayed pending settlement discussions. Because the transaction contemplated in the settlement included all of the McNeil Partnerships and plaintiffs claimed that an effort should be made to sell all of the McNeil Partnerships, in or around September 1998, plaintiffs filed a third consolidated and amended complaint which included allegations with respect to the McNeil Partnerships which had not been named in previously filed complaints.

   On September 15, 1998, the parties signed a Stipulation of Settlement. For purposes of settlement, the parties stipulated to a class comprised of all owners of limited partner units in the McNeil Partnerships during the period beginning June 21, 1991, the earliest date that proxy materials began to be distributed in connection with the restructuring of the McNeil Partnerships, through September 15, 1998. As structured, the Stipulation of Settlement provided for the payment of over $35 million in distributions and the commitment to market the McNeil Partnerships for sale, together with McREMI, through a fair and impartial bidding process overseen by a national investment banking firm. To ensure the integrity of that process, defendants agreed, among other things, to involve plaintiffs' counsel in oversight of that process, and plaintiffs' counsel retained an independent advisor to represent the interests of limited partners of the McNeil Partnerships in the event of a transaction. The transaction described in this Proxy Statement is a result of that process.

   On October 6, 1998, the court gave preliminary approval to the settlement. It granted final approval to the settlement on July 8, 1999 and entered a Final Order and Judgment dismissing the consolidated action with prejudice. See "-- Events subsequent to the execution of the Master Agreement--Settlement of Schofield litigation." As a condition of final approval, the court requested, and the parties agreed to, a slight modification of the release in the Stipulation of Settlement with respect to future claims.

   The settlement is not conditioned on the consummation of the transaction described in this Proxy Statement. However, counsel to the plaintiffs in the Schofield litigation have reviewed the terms of the transaction described in this Proxy Statement and oversaw the auction process. In addition, the plaintiffs' lawyers and financial advisors indicated that they would support the Stanger & Co. allocation analysis. See

"--Background of the transaction--Negotiation of definitive transaction documents with Whitehall--Review of Stanger & Co. allocation analysis by the Schofield plaintiffs."

   Plaintiffs' counsel intend to seek an order awarding attorneys' fees in an amount not to exceed the lesser of (1) $6 million and (2) four times the actual attorneys' fees incurred by plaintiffs in the Schofield litigation, and reimbursing their out-of-pocket expenses incurred in prosecution of the Schofield litigation. These fees and expenses will be allocated among the McNeil Partnerships on a pro rata basis, based upon tangible net asset value of each McNeil Partnership, less liabilities, calculated in accordance with the limited partnership agreements of the McNeil Partnerships, for the quarter most recently ended. A preliminary allocation of estimated fees and expenses payable to plaintiffs' counsel has been taken into account in calculating the estimates of the modified net working capital balance of each of the McNeil Partnerships as of the estimated closing date of the transaction.

   High River Limited Partnership, Unicorn Associates Corporation and Longacre Corporation, each of which is an affiliate of Carl C. Icahn, opted-out of the Schofield settlement. On July 23, 1999, High River, Unicorn and Longacre filed a complaint against McNeil Partners, McNeil Investors, McREMI, Robert A. McNeil and Carole J. McNeil based on, among other things, their status as opt-outs from the Schofield settlement. On September 3, 1999, High River, Unicorn and Longacre filed a Notice of Appeal of the Schofield settlement. See "--Events subsequent to the execution of the Master Agreement--High River Complaint."

 Background of the auction process

   The transaction is the result of an auction and marketing process undertaken on the advice of PaineWebber and designed to achieve the most favorable price for the McNeil Partnerships in the shortest period of time. The transaction represents the culmination of nearly two years of efforts by McNeil Partners to achieve a sale of the McNeil Partnerships and distribution of the sale proceeds to the limited partners.

   In late 1997, executive officers of McNeil Investors and McREMI (referred to in this Proxy Statement as "McNeil management") began interviewing investment banks to explore alternatives for maximizing value to the limited partners of each of the McNeil Partnerships. McNeil management chose to market the McNeil portfolio for sale to satisfy, in a manner that would be in the best interests of the limited partners of each of the McNeil Partnerships, the following:

  . McNeil Partners' obligations, pursuant to covenants contained in the limited partnership agreements of the public McNeil Partnerships, to use commercially reasonable efforts to liquidate the public McNeil Partnerships prior to the end of 1999;

  . McNeil Partners' commitment in statements filed with the SEC in response to the Icahn tender offers in 1995 and 1996 to begin a sale or orderly liquidation of all of the assets of the McNeil Partnerships which were the subject of those tender offers; and

  . the commitment of McNeil Partners and its affiliates in the settlement of the Schofield litigation to market the McNeil Partnerships for sale, together with McREMI, through a fair and impartial bidding process overseen by a national investment banking firm.

See "--Purposes and reasons for the transaction." The McNeil Affiliates retained Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps") as their legal advisor.

  Engagement of PaineWebber

   On November 24, 1997, each of the McNeil Partnerships retained PaineWebber as its exclusive financial advisor based on PaineWebber's experience in real estate transactions. PaineWebber was selected from a group of five investment banks interviewed by McNeil management on October 22, 23 and 24, 1997.

   PaineWebber was retained to assist the McNeil Partnerships in connection with the investigation of alternatives available to the McNeil Partnerships in furtherance of a transaction which would maximize the value of each of the McNeil Partnerships. PaineWebber was also retained to assist the McNeil Partnerships and McNeil management in the marketing and sale of the McNeil Partnerships and the outstanding interests in and assets of the McNeil Partnerships. PaineWebber was not retained by the McNeil Partnerships to provide tax, accounting or legal advice, to provide an appraisal of any of the assets of the McNeil Partnerships, to provide any advice in respect of the Schofield litigation or to provide any fairness opinions or to render any advice to any party other than the McNeil Partnerships and the McNeil General Partners, as general partners of the McNeil Partnerships. In addition, PaineWebber was not engaged to, and did not, evaluate or provide any advice or analysis with respect to the aggregate consideration to be paid in the transaction or any allocation of the aggregate consideration in the transaction. In accordance with the limitations on its engagement, PaineWebber delivered no opinions, appraisals or any other calculations of value to the special committee, the McNeil Investors board of directors or any of the other parties to the transaction.

   Pursuant to the terms of its engagement letter with PaineWebber, the McNeil Partnerships agreed to pay PaineWebber a retention fee and a transaction fee. The aggregate retention fee for all of the McNeil Partnerships is $50,000 per month and is payable each month during the term of PaineWebber's engagement. The transaction fee is payable only upon consummation of the transaction. The transaction fee is equal to the sum of 1.11% of the aggregate consideration paid for the Affiliated McNeil Partnerships and 0.57% of the aggregate consideration paid for the other McNeil Partnerships, McREMI, McNeil Investors and McNeil Partners. The transaction fee is currently estimated to be approximately $3,844,000 (assuming all McNeil Partnerships participate in the transaction). The transaction fee is payable at the closing of the transaction and will be reduced by previously paid retention fees. In addition, the McNeil Partnerships have agreed to reimburse PaineWebber for all reasonable out-of-pocket expenses incurred by it in connection with its engagement, including reasonable fees and disbursements of its legal counsel. The McNeil Partnerships have also agreed to indemnify PaineWebber against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

  Structuring of the transaction

   At the commencement of its engagement, PaineWebber advised McNeil Partners that the most favorable price for the McNeil Partnerships would likely be achieved by offering the McNeil Partnerships and McREMI together on an all-or-none basis. See "--Purposes and reasons for the transaction." PaineWebber's advice to market the McNeil Partnerships and McREMI together in a single portfolio was consistent with the informal advice received by McNeil Partners from the other four investment banks interviewed in October 1997. See " -- Background of the transaction--Background of the auction process--Engagement of PaineWebber." Each of the other four investment banks interviewed by McNeil management recommended that McNeil management market the McNeil Partnerships and McREMI as a single portfolio on an all-or-none basis. With respect to each investment bank interviewed in October 1997, including PaineWebber, McNeil management inquired into that investment bank's bases for its recommendation. Each of the investment banks based its recommendation on similar factors. The specific factors considered by PaineWebber in making its recommendation are discussed in detail below.

   PaineWebber perceived the advantages of an all-or-none transaction as compared to separate asset sales of individual McNeil Partnerships to include, among others, relatively quick liquidity, a less time-consuming marketing period and the likelihood of a higher aggregate purchase price. See "-- Alternatives to the transaction--Liquidation--Disadvantages of liquidation to the limited partners."

   In particular, at the commencement of its engagement, PaineWebber advised McNeil Partners that potential purchasers of large real estate portfolios were continuing to raise capital in the debt and equity markets and that some of the potential purchasers would likely pay a premium to acquire large portfolios of assets, rather than acquire individual assets on a piecemeal basis. This factor made a sale of the underlying properties, rather than the McNeil Partnerships, equally unsatisfactory to McNeil Partners. Among other factors, McNeil Partners itself preferred an all-or-none transaction because it felt that the uneven performance of the various properties owned by the McNeil Partnerships might allow prospective purchasers to "cherry-pick" the most desirable assets to the exclusion of the others.

   In addition, PaineWebber believed that because of the age, product mix and geographic diversity of the McNeil Partnerships' property portfolio, the marketing process would likely benefit from McREMI's on-going relationship with the assets because of McREMI's track record in managing the properties and its intimate familiarity with the operations and physical condition of those properties which could not be easily replicated in the short-term. In addition, PaineWebber advised McNeil management that commencing during the final months of 1997, there was a significant industry-wide shortage of asset and property management personnel.

   PaineWebber's advice as to the all-or-none structure, together with PaineWebber's reasons for recommending the all-or-none structure as described above, were presented verbally to the McNeil Investors board of directors. In accordance with the limitations on its engagement, PaineWebber did not deliver any verbal or written opinions, appraisals or other calculations of value to the McNeil Investors board of directors. See "--Background of the transaction-- Background of the auction process--Engagement of PaineWebber."

   McNeil management, McNeil Partners and the McNeil Investors board of directors believed that they were justified in relying on PaineWebber's advice because of PaineWebber's reputation, PaineWebber's substantial experience in sales of real estate assets and property portfolios as well as in mergers and acquisitions, and PaineWebber's extensive familiarity with the real estate industry, the state of the real estate and capital markets and the activities, goals and methods of REITs and other real estate companies which could be potential purchasers of the McNeil portfolio.

   Exclusively on the basis of PaineWebber's advice and in recognition of the fact that PaineWebber's advice was consistent with the informal advice received by McNeil Partners from the other four investment banks interviewed in October 1997, McNeil management decided (1) to market the McNeil Partnerships, McNeil Investors, McNeil Partners and McREMI as a single portfolio (referred in this Proxy Statement as the "McNeil portfolio"), and (2) that prospective purchasers should be instructed to submit bids only for the entire McNeil portfolio. See "--Purposes and reasons for the transaction."

  Engagement of Stanger & Co. to provide fairness opinions

   On January 12, 1998, each of the McNeil Partnerships retained Stanger & Co. as its independent advisor to render certain opinions as to the fairness from a financial point of view to the limited partners of each of the McNeil Partnerships of the consideration to be received by each of the McNeil Partnerships pursuant to a transaction.

  Solicitation of initial bids

   During December 1997 and January 1998, PaineWebber performed due diligence on the McNeil Partnerships and worked with the McNeil Affiliates and McNeil management to prepare offering materials based upon the McNeil Partnerships' books and records. The offering materials consisted of (1) a confidential offering memorandum, which outlined the offering process and timing, identified the McNeil Affiliates and the McNeil Partnerships and summarized property operations, historical and projected capital expenditures and existing debt, and (2) a property information book, which provided portfolio and property level detail, including individual property photographs and maps. Subsequent to the distribution of the offering materials, a bid form was distributed to each potential purchaser. This bid form outlined the bid process and set forth the requirements for a conforming bid. An attachment to the bid form set forth in more detail the specifics of the proposed transaction.

   The bid form provided that each bidder agreed to be bound by the following requirements and agreed to make any offer only in accordance with the following requirements:

  . one offer should be submitted, at one price, on an all-or-none basis, for the McNeil Partnerships, McREMI, McNeil Investors and McNeil Partners;

  . the McNeil Partnerships are seeking only cash offers for the limited partner interests in all of the McNeil Partnerships;

  . offers to acquire the general partner interests in all of the McNeil Partnerships and Robert and Carole McNeil's interests in McREMI, McNeil Investors and McNeil Partners may include cash, operating partnership units of a REIT operating partnership or a combination of cash and operating partnership units;

  . the McNeil Partnerships are seeking offers for all of the McNeil Partnerships, McREMI, McNeil Investors and McNeil Partners;

  . offers for ownership interests in less than all of the McNeil Partnerships, McREMI, McNeil Investors and McNeil Partners will not be considered;

  .  all communications and inquiries should be addressed to PaineWebber;

  . each bidder acknowledges that (1) these procedures may be modified by the McNeil Partnerships, McREMI, McNeil Investors and McNeil Partners or PaineWebber upon notice to any bidder, (2) the McNeil Partnerships may terminate this process as to one or all bidders for any reason at any time without liability to any bidder or bidders, and (3) the McNeil Partnerships reserve the right to commence negotiations at any time with any bidder, whether or not the date for bids has passed;

  . each bidder agrees not to bid jointly with any other person without the prior consent of PaineWebber and not to form any partnership, joint venture or other entity with respect to any of the McNeil Partnerships without the prior consent of PaineWebber;

  . final bids are due by 3:00 p.m., Pacific Time, on Friday, March 20, 1998;

  . each bidder acknowledges that the bid process shall not create any liability for the McNeil Partnerships, McREMI, McNeil Investors, McNeil Partners or PaineWebber;

  . neither the McNeil Partnerships, McREMI, McNeil Investors or McNeil Partners nor their advisors are bound by the terms of the bid in any respect; and

  . all obligations of the McNeil Partnerships, McREMI, McNeil Investors and McNeil Partners are subject to the execution of definitive documentation.

   The attachment to the bid form further stated that:

  . bids should be submitted on a gross basis with no deduction for the cash balance of the McNeil Partnerships ($36.2 million in the aggregate as of December 31, 1997), and a purchase price adjustment will be made upon closing, if necessary, to reflect any changes in that cash balance;

  .  the McNeil Partnerships will be acquired in separate merger agreements;

  . if any one McNeil Partnership cannot be acquired for any reason, the total cash price will be reduced by the cash amount allocated to that McNeil Partnership in a fairness opinion provided by Stanger & Co.;

  . all limited partner units will be acquired for cash in those separate merger agreements, and the aggregate cash amount will be allocated among the various McNeil Partnerships with that allocation being subject to a fairness opinion provided by Stanger & Co.;

  . in the event of a bid by a REIT with an operating partnership, all general partner interests and assets attributable to those general partner interests, as well as the general partner interests and limited partner units of Fairfax, will be acquired by a merger for units in that operating partnership, cash or a combination of both, and the allocation of value to those interests and assets will be subject to a fairness opinion provided by Stanger & Co.;

  . in the event of a bid by a private partnership, all general partner interests and assets attributable to those general partner interests, as well as the general partner interests and limited partner units of Fairfax, will be acquired by a merger for limited partner units in that private partnership, cash or a combination of both, and the allocation of value to those interests and assets will be subject to a fairness opinion provided by Stanger & Co.;

  . in the event of a bid by a REIT with an operating partnership, the assets of McREMI will be acquired for units in that operating partnership, cash or a combination of both, and the allocation of value to McREMI will be subject to a fairness opinion provided by Stanger & Co.;

  . in the event of a bid by a private partnership, the assets of McREMI will be acquired for limited partner units in that private partnership, cash or a combination of both, and the allocation of value to McREMI will be subject to a fairness opinion provided by Stanger & Co.;

  . merger agreements will be drafted substantially in the form utilized in public company acquisition documents with (1) no post-closing survival of representations and warranties, (2) release of existing general partners, partnerships and others affiliated with the sellers, against all liabilities and (3) indemnification of existing general partners;

  . if operating partnership units are received, the seller will receive piggyback and demand registration rights with respect to the public REIT shares underlying those operating partnership units on terms and conditions satisfactory to the seller;

  . the transaction will be conditioned on (1) accuracy of buyer's representations and warranties, (2) limited partner approval by majority vote, (3) approval, if required, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (4) settlement of the Schofield litigation, and (5) receipt of a fairness opinion from Stanger & Co.;

  . a reasonable break-up fee will be considered by the seller in connection with "topping" bids; and

  .  a list of consents is being compiled.

   The bid form and attachment did not require any of the bids to be structured to achieve any particular tax result for either the McNeil Affiliates or the limited partners of the McNeil Partnerships, whether by restricting alienation of the McNeil Partnership properties or otherwise directly or indirectly providing tax deferral for or a tax benefit to any of the McNeil Affiliates. A bid could have provided that the entire McNeil portfolio would be acquired solely for cash or for a combination of cash and operating partnership units. Prospective purchasers were instructed that the McNeil Partnerships sought only cash offers for the limited partner interests in the McNeil Partnerships because under the limited partnership agreements of the public McNeil Partnerships, limited partners owning at least 80% of the outstanding limited partner units must approve a merger or liquidation in which the limited partners would receive securities. McNeil Partners believed that it would be difficult on a practical level to obtain the 80% vote. See "--Purposes and reasons for the transaction."

   On January 30, 1998, after reviewing more than 240 potential bidders, PaineWebber, in consultation with McNeil management, prepared a refined list of eighteen potential purchasers. The eighteen potential purchasers were identified based on (1) their financial ability to acquire a large portfolio of real estate assets with limited financing contingencies and (2) their experience and track record in closing large real estate portfolio transactions. One of these eighteen potential purchasers was an affiliate of Whitehall.

   PaineWebber contacted each of the eighteen potential purchasers and verbally solicited interest in the proposed transaction. PaineWebber received verbal indications of interest from all of the eighteen potential purchasers. Beginning on February 3, 1998, a form of confidentiality agreement was delivered to each of the eighteen potential purchasers which had not previously signed the form of confidentiality agreement. Because of the confidential nature of the information disclosed in the offering materials, each of the eighteen potential purchasers was required to sign the form of confidentiality agreement prior to receiving the offering materials. Of the eighteen potential purchasers, two materially amended the form of confidentiality agreement and therefore were excluded from the bidding process based on advice from legal counsel to the McNeil Partnerships, one potential purchaser was excluded from the bidding process due to a potential conflict of interest, two potential purchasers did not sign the form of confidentiality agreement and two potential purchasers were excluded from the process pursuant to instructions from McNeil Partners. As a result, of the eighteen potential purchasers identified by PaineWebber, the eleven potential purchasers who signed the form of confidentiality agreement received offering materials. The offering materials were distributed by PaineWebber beginning on February 4, 1998.

   The auction process included two rounds of bids. The initial due diligence period extended from February 5, 1998 to March 19, 1998, during which time the eleven prospective purchasers who received the offering materials performed due diligence. A data room was established in Dallas, Texas, where due diligence files and other contracts and financial information were made available. In addition, senior members of McNeil management were available during this due diligence period to answer questions from the potential purchasers. Potential purchasers also had the opportunity to tour individual properties by performing "drive-by" inspections.

   In addition, to facilitate the bidding and due diligence processes and in an effort to limit potential contingencies in the bids, the McNeil Partnerships engaged Professional Services Industries, Inc. ("PSI") to perform Phase I environmental testing on the properties and Phase II environmental testing on one property. All reports from PSI were available for review by potential purchasers throughout the offering process.

   During the initial due diligence period, two additional potential purchasers expressed an interest in the transaction for the McNeil portfolio. Each of these potential purchasers received and signed the form of confidentiality agreement without significant amendment and, therefore, received the offering materials.

   Initial bids from the thirteen prospective purchasers were due no later than 3:00 p.m., Pacific time, on March 20, 1998. Eight prospective purchasers, including the Whitehall affiliate, submitted initial bids by the March 20 deadline. The bids ranged from $600.0 million to $750.7 million, with varying levels of contingencies and numerous financing sources. Pursuant to the bid form, each of the bids received was to include a cash amount of $36.2 million, representing the aggregate cash balance for all of the McNeil Partnerships as of December 31, 1997.

  Solicitation of final bids

   From March 21, 1998 to April 8, 1998, PaineWebber contacted the remaining eight bidders to discuss the financing sources and contingencies outlined in the initial bids. Additionally, PaineWebber contacted each of the eight bidders to confirm whether or not the bids submitted conformed to the procedures outlined in the offering materials. On March 25, 1998, pursuant to instructions from McNeil Partners, PaineWebber informed one of the bidders that McNeil management had concerns regarding the ability of that bidder's joint venture partner to close a transaction. As a result, on or about March 31, 1998, this bidder replaced its joint venture partner with a new joint venture partner. PaineWebber gave this bidder and each of the other bidders the opportunity to submit revised bids by April 9, 1998.

   By April 9, 1998, five of the eight bidders, including the Whitehall affiliate, had submitted revised bids. The five revised bids ranged from $681.1 million to $741.5 million, including the McNeil Partnerships' aggregate cash balance of $36.2 million as of December 31, 1997. On May 12, 1998, a sixth bidder submitted a revised bid of $645.0 million, including the McNeil Partnerships' aggregate cash balance of $36.2 million as of December 31, 1997.

   PaineWebber and McNeil management reviewed the March 20 initial bids and the revised bids, and McNeil management, in consultation with PaineWebber, selected the three highest bidders. The Whitehall affiliate was not one of the three final bidders. This selection was based on the highest total dollars offered in the bids, the extent of contingencies contained in the bids, PaineWebber's and McNeil management's assessment as to the ability of the bidders to secure adequate financing for the transaction and to close the transaction and subsequent discussions among McNeil management, PaineWebber and the bidders. The bids submitted by the three highest bidders (taking into account the revised bids and the original bids of the three bidders which did not submit revised bids) totaled $750.7 million, $741.5 million and $738.7 million, respectively, including the McNeil Partnerships' aggregate cash balance of $36.2 million as of December 31, 1997.

   From April 13, 1998 to May 29, 1998, a final due diligence period was established. McNeil management established this additional due diligence period to allow each of the final bidders every opportunity to complete its due diligence and submit its highest and best bid. In addition, some of the final bidders had requested additional time to complete their due diligence.

   On April 14, 1998, PaineWebber provided the three final bidders with a schedule summarizing significant operating and other material events that had occurred with respect to each McNeil Partnership subsequent to the original printing and distribution of the offering materials in early February 1998.

   On April 24, 1998, PaineWebber distributed to the three final bidders an overview of the final bid process which informed the three final bidders that during the final due diligence period PaineWebber and McNeil management would schedule, at the request of the three final bidders, times for these bidders to visit the due diligence data room in Dallas, to conduct "walk through" property inspection tours and to interview both corporate and property-level management of the McNeil Partnerships and the properties. Also during the due diligence period, PaineWebber and McNeil management continued to review the McNeil portfolio and to address outstanding environmental, structural, title and operational issues. To facilitate the final bidding and due diligence processes and in an effort to limit potential contingencies in the final bids, PSI, at the request of the McNeil Partnerships, prepared structural and engineering reports for the properties, and American Title Insurance Company ("American Title") was retained to prepare preliminary title reports and commitments. All reports from PSI and American Title were delivered to the McNeil Partnerships from May 14, 1998 to May 18, 1998 and were immediately available for review by the three final bidders.

   In addition, on May 22, 1998, PaineWebber provided the three final bidders with a first quarter unaudited balance sheet for each McNeil Partnership and a schedule summarizing significant events that had occurred with respect to each McNeil Partnership subsequent to the original printing and distribution of the offering materials and subsequent to the April 14 schedule. The May 22 schedule informed the three final bidders that: from March 31, 1998 to April 30, 1998, the McNeil Partnerships had sold six assets for total consideration of approximately $40.1 million; an outstanding note receivable secured by a mortgage on an unaffiliated property had been paid-off, with the respective McNeil Partnership's portion being $1,992,000; and one property, which secured a mortgage with an aggregate balance of $5,957,419, had been foreclosed upon.

   On May 27, 1998, PaineWebber provided each of the three final bidders with a final bid package. The final bid package included a form letter of intent and a summary schedule of all properties and mortgage loans of each McNeil Partnership as of March 31, 1998. The form letter of intent served as the final bid form and indicated the final bidder's intent to negotiate a definitive acquisition agreement consistent with the terms set forth in the form of acquisition agreement included in the final bid package.

   The final bids were required to conform to the same requirements as the initial bids. See "--Background of the transaction--Background of the auction process--Solicitation of initial bids." In addition, the final bids were required to include a cash amount of approximately $42.0 million, representing the aggregate cash balance for all of the McNeil Partnerships as of April 30, 1998, adjusted for asset sales, foreclosures and pay-offs of mortgage debt subsequent to March 31, 1998.

   Each final bidder was required to outline the proposed structure for its acquisition of the McNeil portfolio and to list any contingencies to its bid. With the exception of those listed contingencies, by executing and returning the form letter of intent, the final bidder waived all other conditions to signing the acquisition agreement and represented that it had completed its inspections of the properties and the other assets to be included in the transaction and had satisfied itself as to the condition of the properties and the other assets.

   Final bids were due from the three final bidders no later than 3:00 p.m., Pacific time, on May 29, 1998. Two of the three final bidders submitted a bid. The third final bidder ("Final Bidder 3") delivered a letter of interest to McNeil management stating that it had received the final bid package on May 27 but was unable to submit a final bid by the May 29 deadline due to insufficient time to review the bid package and related documents. However, Final Bidder 3 expressed a continued interest in a transaction for the McNeil portfolio.

   PaineWebber and McNeil management reviewed the two final bids received, and McNeil Partners, after consultation with and considering the advice of PaineWebber, selected the winning final bid. The selection of the winning final bidder was based on the amount of the bids, the extent of contingencies contained in the bids, and PaineWebber's and McNeil management's assessment of the ability of the bidders to secure adequate financing for the transaction and the ability of the bidders to close the transaction.

   The winning bidder ("Final Bidder 1") submitted a final bid of approximately $727.4 million, including the McNeil Partnerships' aggregate cash balance of approximately $42.0 million as of April 30, 1998, adjusted for asset sales, foreclosures and pay-offs of mortgage debt subsequent to March 31, 1998. Final Bidder 1's final bid also included $20.0 million to be deposited into escrow at the closing of the transaction by Final Bidder 1 to fund scheduled deferred maintenance, capital expenditures and undisclosed liabilities, as determined in Final Bidder 1's sole discretion. Final Bidder 1 indicated a high likelihood that the entire $20.0 million would be spent. Final Bidder 1's final bid also was contingent upon negotiation and execution of a definitive acquisition agreement to provide for customary allocation of closing costs and was subject to closing conditions and prorations. Net of the escrow amount and the cash balance, Final Bidder 1's final bid was approximately $665.4 million.

   The second final bidder ("Final Bidder 2") submitted a final bid of approximately $709.2 million, including the McNeil Partnerships' aggregate cash balance of approximately $42.0 million as of April 30, 1998, adjusted for asset sales, foreclosures and pay-offs of mortgage debt subsequent to March 31, 1998. Net of the cash balance, Final Bidder 2's final bid was approximately $667.2 million. Final Bidder 2's bid was subject to the negotiation and execution of a definitive acquisition agreement and a thirty-day period to review engineering, title and survey reports; to conduct Phase II environmental testing on certain properties; and to complete physical inspection of selected multifamily properties.

  Negotiations with the final bidders

   McNeil management, PaineWebber, Skadden, Arps, Final Bidder 1 and Final Bidder 1's advisors immediately commenced negotiating a definitive acquisition agreement for the McNeil portfolio. Negotiations continued throughout the month of June 1998. In early July 1998, during the course of these negotiations, Final Bidder 1 informed McNeil management and its advisors that it was reducing its proposed purchase price for the McNeil portfolio by $82.0 million. As a result, Final Bidder 1's revised bid, net of the $20.0 million escrow amount and the approximately $42.0 million cash balance, was reduced to approximately $583.4 million. Final Bidder 1 did not provide an explanation for the reduction in the proposed purchase price. However, McNeil management and PaineWebber subsequently learned that beginning during the month of May 1998 and continuing throughout the months of June and July 1998, Final Bidder 1 had been offering for sale, but was having difficulty in selling, a similar portfolio of properties that it owned at that time. In addition, during the months of May, June and July 1998, the real estate market had begun to show signs of weakening and there was increased volatility in the capital markets.

   After consultation with PaineWebber, McNeil management decided to cease negotiations with Final Bidder 1 and instructed PaineWebber to contact Final Bidder 2. However, Final Bidder 2 declined to pursue the transaction further, due to internal issues and volatility in the capital markets.

   McNeil Partners then instructed PaineWebber to contact Final Bidder 3. On July 26, 1998, Final Bidder 3 was provided with a draft of an acquisition agreement for the McNeil portfolio. Following discussions among McNeil management, PaineWebber and the management of Final Bidder 3, on July 28, 1998, McNeil Partners and Final Bidder 3 entered into a letter agreement, expiring on August 14, 1998, pursuant to which McNeil Partners agreed to negotiate the terms of a definitive acquisition agreement with Final Bidder 3 on an "exclusive basis." During the exclusivity period, McNeil management, PaineWebber and Skadden, Arps continued to conduct discussions with Final Bidder 3 and its legal and financial advisors with respect to the terms of a transaction for the McNeil portfolio, including the structure of the transaction and the aggregate purchase price.

   On August 14, 1998, Final Bidder 3's exclusivity period expired. McNeil management and PaineWebber met with the management of Final Bidder 3. At that time, McNeil management and the management of Final Bidder 3 agreed upon an aggregate purchase price for the McNeil portfolio of approximately $692.4 million, including the McNeil Partnerships' April 30, 1998 aggregate cash balance of approximately $42.0 million. Net of the cash balance, the agreed upon purchase price for the McNeil portfolio, net of the cash balance, was approximately $650.4 million. Final Bidder 3's proposed purchase price for the McNeil portfolio, net of the cash balance, was later reduced to approximately $648.1 million to reflect the repayment of a mortgage note receivable.

   The structure of the transaction proposed by Final Bidder 3 contemplated that an off-balance sheet entity to be formed by a joint venture between Final Bidder 3 and a to-be-determined source of equity financing would acquire the McNeil portfolio. In addition, the transaction proposed by Final Bidder 3 required Final Bidder 3 to receive debt financing secured by some of the properties. Negotiations between McNeil management and Final Bidder 3 continued after August 14, 1998. However, the exclusivity period was not formally extended.

  Solicitation of additional bids; continued discussions with Final Bidder 3

   During the period following the expiration of Final Bidder 3's formal exclusivity period, at McNeil management's request, PaineWebber began contacting additional potential purchasers who might be interested in bidding or rebidding on the McNeil portfolio. However, there was little interest at or near Final Bidder 3's price level because beginning in August 1998, the debt capital markets had begun to deteriorate. Consequently, in general, lending sources became more scarce and capital that was available for potential purchasers was available on less favorable terms. These factors restricted potential purchasers from competitively pricing revised bids. As a result, from August 1998 until the first quarter of 1999, many of the formerly aggressive buyers in the real estate industry, including several of the original bidders and other potential purchasers of the McNeil portfolio formerly identified by PaineWebber, had begun disposing of their real estate assets, or reducing the priority of new acquisitions, and many of the former lenders in the industry had effectively exited the business of providing debt financing.

   Because of the unsettled condition of the real estate and capital markets prevailing at the time, the difficulty of receiving a bid from a potential purchaser that was higher than Final Bidder 3's bid at the time, and in recognition of the progress made in the negotiations with Final Bidder 3, McNeil management continued its negotiations with Final Bidder 3 during the period that PaineWebber was contacting additional potential purchasers.

  During this period, Final Bidder 3 visited and inspected each property and performed significant due diligence. McNeil management and PaineWebber responded to various due diligence issues raised by Final Bidder 3 and its advisors. Among other things, McNeil management addressed and remediated, as requested by Final Bidder 3, several environmental issues disclosed in the environmental reports prepared by PSI. At the request of McNeil management, PSI performed Phase II environmental testing on eight properties and Phase III environmental testing on two properties, and American Title updated the preliminary title reports and commitments on the properties. All third party reports were immediately available for review by Final Bidder 3 and its advisors as soon as the reports were delivered to McNeil management.

   On October 19, 1998, PaineWebber, at McNeil management's request, met with management of one of the original eight bidders to review the bidder's original bid and to solicit interest in submitting a revised bid. PaineWebber provided this bidder with the most recent due diligence information on the McNeil portfolio, including all available third-party reports from PSI and American Title. On October 22, 1998, this bidder submitted a revised verbal all-or-none bid for the McNeil portfolio in the amount of $570.0 million, net of the McNeil Partnerships' aggregate cash balance.

   On November 5, 1998, PaineWebber, at McNeil management's request, met with management of a potential purchaser who was not an original bidder in the auction. This potential purchaser executed the form of confidentiality agreement signed by the other bidders and began a review of the offering materials and the most recent due diligence information on the McNeil portfolio, including all available third-party reports from PSI and American Title. On November 9, 1999, this potential purchaser submitted a verbal all-or-none bid for the McNeil portfolio in the amount of $575.0 million, net of the McNeil Partnerships' aggregate cash balance.

   On November 16, 1998, after further negotiations and based on property-level due diligence, Final Bidder 3 decreased its proposed purchase price for the McNeil portfolio to approximately $646.1 million, net of the McNeil Partnerships' aggregate cash balance.

   On or about December 1, 1998, PaineWebber, at McNeil management's request, met with management of another of the original eight bidders to review the bidder's original bid and to solicit interest in submitting a revised bid. After this bidder signed the form of confidentiality agreement to extend its confidentiality obligations, PaineWebber provided this bidder with the most recent due diligence information on the McNeil portfolio, including all available third-party reports from PSI and American Title. On December 21, 1998, this bidder submitted a revised verbal all-or-none bid for the McNeil portfolio in the amount of $565.0 million, net of the McNeil Partnerships' aggregate cash balance.

   The McNeil General Partners and their advisors considered the three verbal bids; however, based on the amount of the bids, McNeil management did not believe that these bids were fair to, or in the best interests of, the limited partners of the McNeil Partnerships.

   On December 3, 1998, Final Bidder 3 sent a letter to McNeil management outlining the final issues for discussion in the transaction documents for the McNeil portfolio and stating that it would be prepared to sign definitive agreements on February 2, 1999.

   On December 30, 1998, McNeil Partners received a proposal from Everest Properties II, L.L.C. ("Everest"), a limited partner of some of the McNeil Partnerships, to purchase for $35.0 million in cash the eight self-storage properties owned by Fund XXVII. The Everest proposal included a fee of 3% of the purchase price to be paid to a broker affiliated with Everest and an exclusivity provision that would have prevented the McNeil Affiliates and the McNeil Partnerships from negotiating with other bidders, including Final Bidder
3. In addition, the Everest proposal failed to take into account the fact that the sale of the self-storage properties of Fund XXVII would require the approval of the limited partners of Fund XXVII. The Everest proposal requested a response by January 8, 1999.

   Throughout the month of January 1999, McNeil management, PaineWebber, Skadden, Arps, Final Bidder 3 and Final Bidder 3's legal and financial advisors continued to negotiate the terms of an acquisition agreement and related transaction documents. During this period, however, Final Bidder 3 expressed concern over its lack of equity or debt financing and the uncertainty of available financing given the unsettled condition of the capital markets prevailing at the time and the length of time which would likely transpire before the closing of the transaction for the McNeil portfolio.

   On or about January 6, 1999, at McNeil management's request, PaineWebber met with Final Bidder 2. Final Bidder 2 had expressed a renewed interest in a transaction for the McNeil portfolio and in potentially rebidding on the McNeil portfolio. Final Bidder 2 informed PaineWebber that it had severed its relationship with the source of financing indicated in its May 29, 1998 final bid and had obtained a new source of financing. After Final Bidder 2's new source of financing executed the form of confidentiality agreement signed by the other bidders, PaineWebber provided Final Bidder 2 and its financing source with the most recent due diligence information for the McNeil portfolio, including all available third-party reports of PSI and American Title.

   On January 7, 1999, the McNeil Investors board of directors held a special meeting to discuss the status of discussions with Final Bidder 3 and the other prospective purchasers and to discuss how to respond to the proposal received from Everest. McNeil management and PaineWebber advised the McNeil Investors board of directors that discussions were advancing between PaineWebber and Final Bidder 3 with respect to the issues raised in Final Bidder 3's December 3, 1998 letter and that Final Bidder 3 would be meeting with potential equity financing sources on January 8, 1999.

   PaineWebber then reviewed for the McNeil Investors board of directors the status of discussions with the original bidder who had submitted a revised, verbal bid on December 21, 1998 and with Final Bidder 2. PaineWebber indicated that negotiations were continuing with Final Bidder 3 as well as Final Bidder 2 and believed that Final Bidder 2 would submit another bid for the McNeil portfolio in the next several weeks. In addition, PaineWebber stated that it believed that the open business issues with Final Bidder 3 could likely be resolved within a relatively short period of time.

   The McNeil Investors board of directors then considered how to respond to the proposal received from Everest. Skadden, Arps again advised the McNeil Investors board of its duties in connection with the transaction and with respect to the limited partners of the McNeil Partnerships. After extensive discussion and in recognition of the progress of discussions with Final Bidder 3 and Final Bidder 2, the McNeil Investors board of directors decided to send a letter of response to the Everest proposal, but not to make a definitive decision with respect to the Everest proposal until bids were received from the other interested parties it had directed PaineWebber to contact, at which time the terms of the Everest proposal could be evaluated along with these other bids.

   Also in early January 1999, McNeil management received a letter from High River expressing an interest in bidding on the McNeil portfolio.

   On January 12, 1999, Final Bidder 2 submitted a verbal all-or-none bid for the McNeil portfolio in the amount of $635.0 million in cash. However, Final Bidder 2 also requested that the McNeil Partnerships pay for the cost of a twelve month interest rate hedge to protect Final Bidder 2 against interest rate volatility during the period from the signing of a definitive acquisition agreement until the closing of the transaction for the McNeil portfolio. The estimated cost of the hedge was $12.0 million. Final Bidder 2's bid, net of the estimated cost of the hedge, was approximately $623.0 million. In addition, one of the principals of Final Bidder 2's new financing source died on January 23, 1999. After discussions with PaineWebber, McNeil management was of the view that the death of the principal called into question the ability of the financing source to close a transaction for the McNeil portfolio on a timely basis.

   On January 13, 1999, the McNeil Investors board of directors held a special meeting to discuss the progress of discussions with Final Bidder 3, the bid submitted by Final Bidder 2 and inquiries received from Everest and High River. PaineWebber reviewed for the McNeil Investors board of directors the status of negotiations with Final Bidder 2 and Final Bidder 3, and Skadden, Arps updated the McNeil Investors board of directors on recent inquiries received from High River and Everest with respect to the McNeil Partnerships. After discussion, the McNeil Investors board of directors decided to proceed simultaneously with Final Bidder 3 and Final Bidder 2, and to send to each of High River and Everest for signature the form of confidentiality agreement signed by the other bidders in the auction.

   On or about January 25, 1999, McNeil management and Final Bidder 3 tentatively agreed to an additional reduction of approximately $2.4 million in Final Bidder 3's proposed purchase price for the McNeil portfolio for certain environmental issues that Final Bidder 3 believed existed at certain properties at that time. As a result, the purchase price offered by Final Bidder 3 was reduced to approximately $643.7 million, net of the McNeil Partnerships' aggregate cash balance.

   On January 26, 1999, the form of confidentiality agreement signed by the other proposed purchasers and bidders in the auction was sent to High River for signature. On February 4, 1999, counsel to High River responded that the terms of the form of confidentiality agreement were unacceptable and therefore High River would not sign the form of confidentiality agreement. The form of confidentiality agreement signed by the other proposed purchasers and bidders also was subsequently sent to Everest for its signature. Everest returned the confidentiality agreement unsigned and with material amendments, which McNeil Partners, in consultation with its legal advisors, considered unacceptable.

   On February 4, 1999, Final Bidder 3 received preliminary approval from its board of directors to proceed with the transaction for the McNeil portfolio subject to receipt of equity and debt financing commitments. However, final approval from Final Bidder 3's board of directors would be needed to permit Final Bidder 3 to enter into definitive agreements for the transaction for the McNeil portfolio. On February 5, 1999, in an effort to give Final Bidder 3 an incentive to incur costs necessary to allow its financing sources to begin due diligence, McNeil Partners entered into a new exclusivity agreement with Final Bidder 3. The exclusivity agreement provided for an expiration date of February 9, 1999. At the time of entering into the new exclusivity agreement, Final Bidder 3 was informed that McNeil management and PaineWebber expected to meet with Final Bidder 3's financing sources and that these financing sources should begin their financial due diligence on the McNeil portfolio prior to the end of the exclusivity period.

   During the exclusivity period, Final Bidder 3 informed McNeil management of the identity of all of its potential debt and equity financing sources. One of the equity financing sources identified by Final Bidder 3 was an affiliate of Whitehall. On February 9, 1999, McNeil management and PaineWebber met with Final Bidder 3 and representatives of Whitehall to determine the level of commitment of Final Bidder 3's equity financing sources. On that date, Final Bidder 3 committed to enter into a letter of intent to obtain from an affiliate of Whitehall the equity financing. Final Bidder 3 also committed to pay a good faith deposit to Whitehall or its affiliates. The good faith deposit was a prerequisite for Whitehall to begin its due diligence. As of the expiration of the agreed-upon exclusivity period, however, none of Final Bidder 3's equity or debt financing sources had begun financial due diligence on the McNeil portfolio, and Final Bidder 3 had not paid a good faith deposit.

   From February 9, 1999 to February 22, 1999, Final Bidder 3 and McNeil management continued to negotiate transaction documents. However, during this time, Final Bidder 3 advised McNeil management and PaineWebber that its prospective lending sources were very limited and that the lending sources identified to McNeil management and PaineWebber would require a minimum due diligence period of 45 to 60 days. In addition, Final Bidder 3 represented that its debt financing sources would not allow a funding commitment to remain outstanding for more than 90 days without an initial commitment fee of approximately $1.0 million. Final Bidder 3 proposed that the McNeil Partnerships pay this initial commitment fee.

   During the first three weeks of February 1999, representatives of Whitehall, representatives of Final Bidder 3 and their respective advisors discussed the terms of an equity investment by Whitehall or its affiliates or designees in the Final Bidder 3 acquisition entity. During this period, Whitehall and Final Bidder 3 began negotiating a term sheet outlining the preliminary terms of the proposed investment by Whitehall or its affiliates. Final Bidder 3 provided copies of this term sheet to McNeil management. The term sheet proposed that Whitehall or its affiliates would provide the equity financing to the Final Bidder 3 acquisition entity by means of a special purpose acquisition entity to be jointly owned by an affiliate of Final Bidder 3 and an affiliate of Whitehall.

   On February 22, 1999, McNeil management, PaineWebber and Skadden, Arps met with representatives of Whitehall and Sullivan & Cromwell, Whitehall's legal advisor, to answer questions from Whitehall and its advisors with respect to some of the terms of the transaction negotiated between McNeil management and Final Bidder 3. Final Bidder 3 had previously provided Whitehall with a copy of the latest draft of the acquisition agreement negotiated between McNeil management and Final Bidder 3. During the remainder of the week of February 22, 1999, Skadden, Arps and Sullivan & Cromwell continued to discuss some of the aspects of Final Bidder 3's proposed transaction for the McNeil portfolio raised in the February 22 meeting, including the structure of the proposed transaction and the ownership of the Final Bidder 3 acquisition entity. On February 23, 1999, Final Bidder 3 informed McNeil management that no progress had been made in negotiating the term sheet with Whitehall.

   On February 24, 1999, McNeil management, PaineWebber and Skadden, Arps contacted representatives of Whitehall and Sullivan & Cromwell. During those discussions, McNeil management expressed their frustration in the efforts to reach an agreement with Final Bidder 3 with respect to a possible transaction between Final Bidder 3 and the McNeil Partnerships. McNeil management also asked Whitehall whether it would consider entering into a transaction with the McNeil Partnerships in which Final Bidder 3 was not a participant. Whitehall informed McNeil management that because of its discussions with Final Bidder 3 concerning Whitehall's potential role as an equity partner with Final Bidder 3 in a transaction between Final Bidder 3 and the McNeil Partnerships, Whitehall was not willing to consider such a transaction during the time that Final Bidder 3 and the McNeil Partnerships were negotiating a possible transaction between them.

   On February 25, 1999, Nolan Brothers, Inc. verbally expressed an interest in acquiring certain real estate assets owned by Fund XXVII.

   On March 1, 1999, following a telephonic special meeting, the McNeil Investors board of directors decided to terminate discussions with Final Bidder 3 based, among other things, on the fact that Final Bidder 3 had not executed a term sheet with Whitehall and had not paid the good-faith deposit which it had committed to pay to Whitehall.

   On March 3, 1999, at the direction of McNeil Partners, McNeil management advised management of Final Bidder 3, and McNeil management and PaineWebber advised representatives of Whitehall, that discussions with Final Bidder 3 were terminated because it was unlikely that an agreement with Final Bidder 3 would be reached and a transaction consummated.

   Soon thereafter, McNeil management and PaineWebber contacted representatives of Whitehall regarding the possibility of Whitehall pursuing a transaction for the McNeil portfolio. During the month of March 1999, McNeil management, Skadden, Arps, representatives of Whitehall and Sullivan & Cromwell held exploratory discussions with respect to a possible transaction for the McNeil portfolio. Also during this time, Whitehall began due diligence on the McNeil portfolio. After conducting initial due diligence, Whitehall proposed to McNeil management that a special purpose acquisition entity to be formed by an affiliate of Whitehall would acquire the McNeil portfolio for a proposed purchase price of $646,089,803, the same purchase price that had been agreed to between McNeil management and Final Bidder 3 on November 16, 1998. Whitehall and McNeil management discussed preliminarily the possibility of the McNeil Affiliates receiving an equity interest in the special purpose acquisition entity.

   On March 25, 1999, at a special meeting, the McNeil Investors board of directors resolved to begin initial discussions with Whitehall with respect to the preliminary terms of a transaction for the McNeil portfolio, and in recognition of the favorable exploratory discussions with Whitehall, also approved the form of an exclusivity letter and confidentiality agreement to be entered into with Whitehall.

   Following the meeting of the McNeil Investors board of directors, on March 26, 1999, Whitehall, McNeil Partners, McREMI, Robert A. McNeil and Carole J. McNeil executed the exclusivity agreement and related confidentiality agreement. Pursuant to the terms of the exclusivity agreement, the exclusivity period was scheduled to expire in forty-five days, on May 10, 1999, to allow Whitehall time to complete its due diligence on the McNeil portfolio.

   On April 2, 1999, McNeil management sent a letter to Nolan Brothers acknowledging receipt of Nolan Brothers' February 25, 1999 proposal but informing Nolan Brothers that McNeil Partners had entered into a forty-five day exclusivity agreement with Whitehall and therefore was unable to engage in any discussion during this period with Nolan Brothers regarding Nolan Brothers' interest in the McNeil Partnerships. On the same date, McNeil management sent a similar letter to Everest acknowledging receipt of Everest's previous proposal but informing Everest that it had entered into a forty-five day exclusivity agreement with Whitehall and therefore was unable to engage in any discussions with Everest during this period regarding Everest's interest in the McNeil Partnerships.

 Appointment of the special committee

   By the end of April, in light of favorable preliminary discussions with Whitehall, the McNeil Investors board of directors agreed to commence negotiating mutually acceptable definitive transaction documents with Whitehall with respect to a transaction for the McNeil portfolio. The McNeil Investors board of directors also determined that an independent special committee of the McNeil Investors board of directors should be set up to participate in the negotiation of the terms of definitive agreements with respect to the transaction and to evaluate the transaction on behalf of the limited partners of the McNeil Partnerships. In addition, as a result of discussions between McNeil management and Whitehall, Whitehall had agreed that the McNeil Affiliates would receive an equity interest in the Whitehall acquisition entity in consideration for their ownership interests in the McNeil Partnerships, assets of McNeil Partners related to the McNeil Partnerships and certain assets of McREMI. The McNeil Investors board of directors, after consultation with its legal advisors, determined that an independent special committee was necessary in light of the actual or potential conflicts of interest created by the acquisition by the McNeil Affiliates of equity in WXI/McN Realty as a result of the proposed transaction. See "--Interests of certain persons in matters to be acted upon; conflicts of interest--Equity interest of McNeil Partners in WXI/McN Realty."

   On May 7, 1999, the McNeil Investors board of directors increased the authorized number of directors constituting the McNeil Investors board of directors from three to four and appointed Paul B. Fay, Jr. as an independent director of McNeil Investors to fill the newly created directorship. The McNeil Investors board of directors then constituted the special committee with all of the power and authority of the McNeil Investors board of directors (1) to participate, through its legal counsel and financial advisor, in negotiating the forms, terms and conditions of the definitive agreements respecting the transaction, and (2) with the assistance of its legal counsel and financial advisor, to review and pass upon the terms of the transaction on behalf of the limited partners of the McNeil Partnerships. The McNeil Investors board of directors appointed Mr. Fay as the sole member of the special committee.

   The McNeil Partnerships, on behalf of the special committee, retained Orrick, Herrington & Sutcliffe LLP ("Orrick, Herrington") as the special committee's legal advisor and Eastdil Realty Company as the special committee's financial advisor.

   Eastdil Realty Company was retained on behalf of the special committee to review and corroborate all of the analyses of Stanger & Co., including the analyses supporting the Stanger & Co. allocation analysis and opinions. See "-- Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co." Eastdil Realty Company agreed to review, among other things, the methodologies utilized by Stanger & Co., the professional bases for the use of those methodologies, the factual bases utilized in connection with the application of those methodologies and other procedures as Eastdil Realty Company deemed necessary or appropriate. Eastdil Realty Company also agreed to render to the special committee, subject to such qualifications deemed appropriate to Eastdil Realty Company and acceptable to the special committee, opinions with respect to the matters set forth in "--Opinions and reports of financial advisors--Eastdil Realty Company opinions."

   For a detailed discussion of the reviews undertaken by Eastdil Realty Company, see "--Opinions and reports of financial advisors--Eastdil Realty Company opinions--Financial analysis of Eastdil Realty Company; review of Stanger & Co. analyses and methodologies."

 Engagement of Stanger & Co. to render the allocations

   Also on May 7, 1999, the McNeil Partnerships entered into an amended and restated engagement letter with Stanger & Co. which provided that Stanger & Co. would perform the allocation analysis, render the appraisals if requested and render certain additional opinions as to the fairness from a financial point of view to the holders of each class of limited partner units in each of the McNeil Partnerships of the consideration to be received by the limited partners in the transaction. See "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co."

 Negotiation of definitive transaction documents with Whitehall

   May 8, 1999: Presentations to the special committee and its advisors by McNeil management and Stanger & Co.

   On May 8, 1999, the special committee met with Orrick, Herrington and Eastdil Realty Company to discuss the procedures that would be followed by the special committee and the roles and responsibilities of its legal advisor and financial advisor. Later in the meeting, McNeil management provided the special committee with a detailed review of the auction process and the current status of the negotiations with Whitehall. In addition, Stanger & Co. provided a detailed verbal and written review of its activities since its engagement by the McNeil Partnerships in January 1998, including a discussion of (1) the history of the auction process and how that process led to Whitehall being the proposed buyer; (2) the methodologies it was employing in connection with the allocation analysis and opinions proposed to be delivered by Stanger & Co.; and (3) the procedures it was following with respect to valuing each of the properties owned by the McNeil Partnerships.

   Negotiations among the special committee, McNeil management and Whitehall

   Following the appointment of the special committee, Orrick, Herrington, McNeil management, PaineWebber, Skadden, Arps, representatives of Whitehall, and Sullivan & Cromwell met in person and by telephone conference call several times during the first weeks of May 1999 to discuss open issues and to negotiate the terms of the Master Agreement, the WXI/McN Realty Operating Agreement and other documents with respect to the transaction. Among the issues being discussed were Whitehall's obligations with respect to the funding of the Whitehall acquisition vehicle and certain environmental, title and survey issues that Whitehall believed existed at certain properties at that time. Additional discussions were also held among Orrick, Herrington, McNeil management, Skadden, Arps, representatives of Whitehall, Sullivan & Cromwell, representatives of Archon, and Arent Fox Kitner Plotkin & Kahn PLLC ("Arent Fox"), which represented Whitehall with respect to these title and survey issues.

   On May 10, 1999, Whitehall's exclusivity period expired. Orrick, Herrington, McNeil management, PaineWebber, Skadden, Arps, representatives of Whitehall, Sullivan & Cromwell, representatives of Archon, and Arent Fox continued to discuss and negotiate the terms of the Master Agreement, the WXI/McN Realty Operating Agreement and the other transaction documents.

   On May 13, 1999, Everest submitted a revised offer to purchase the self-storage properties and the two office buildings owned by Fund XXVII for $52.0 million in cash. The Everest proposal included a fee of one-half of all real estate commissions to be paid by Sellers, a sixty-day inspection period and other material contingencies. The Everest proposal also included an exclusivity provision that would have prevented the McNeil Affiliates and the McNeil Partnerships from negotiating with other bidders, including Whitehall.

   At a telephonic meeting held in the evening of May 13, 1999, the McNeil Investors board of directors, after consultation with the special committee and its advisors and in recognition of the significant progress made among the parties in negotiating the terms of the definitive transaction documents, considered and approved a new exclusivity agreement to be entered into with Whitehall which would extend the exclusivity period to June 4, 1999. On May 14, 1999, Whitehall, McNeil Partners, McREMI, Robert A. McNeil and Carole J. McNeil agreed to Whitehall's prior request to extend the exclusivity period and entered into the new exclusivity agreement.

   On May 13 and 14, 1999, lengthy discussions continued among Orrick, Herrington, McNeil management, PaineWebber, Skadden, Arps, Sullivan & Cromwell, representatives of Whitehall, representatives of Archon, and Arent Fox regarding the terms and conditions of the proposed transaction documents.

   On May 20, 1999, the special committee met with Orrick, Herrington to review the status of the negotiations with Whitehall and the current drafts of the Master Agreement and the WXI/McN Realty Operating Agreement. By telephone, Eastdil Realty Company provided a status report with respect to its activities and with respect to the activities of Stanger & Co. In addition, Orrick, Herrington reviewed with the special committee the duties and responsibilities of a board of directors and of a special committee in transactions such as the one proposed with Whitehall.

   On May 20 and 21, 1999, Orrick, Herrington, McNeil management, PaineWebber, Skadden, Arps, representatives of Whitehall, Sullivan & Cromwell, representatives of Archon, and Arent Fox met to discuss open issues and to continue to negotiate the terms of the Master Agreement, the WXI/McN Realty Operating Agreement and the other transaction documents.

   On May 24, 1999, McNeil management sent a letter to Everest acknowledging receipt of Everest's May 13 proposal but informing Everest that the exclusivity agreement with Whitehall had been extended and that McNeil management therefore was unable to engage in any discussions with Everest regarding Everest's interest in the assets of Fund XXVII.

   On May 25, 1999, representatives of Whitehall informed McNeil management that they received approval from Whitehall's investment committee to proceed with the transaction for the McNeil portfolio.

  May 25, 1999: Presentations to the special committee by Eastdil Realty
   Company, Stanger & Co. and PaineWebber

   Also on May 25, 1999, the special committee met with Orrick, Herrington to review (1) the status of the negotiations with Whitehall, (2) the current draft of the Master Agreement, including the provisions regarding the general partner's obligation to terminate the Master Agreement based upon the exercise of its fiduciary duties owing to the limited partners, the break-up fee and the payment of certain expenses should the transaction be terminated, and (3) the current draft of the WXI/McN Realty Operating Agreement.

   At the May 25 meeting, Stanger & Co. discussed with the special committee, Orrick, Herrington and Eastdil Realty Company the elements of the status report on the proposed transaction prepared by Stanger & Co. The status report included, among other things:

  . background on Stanger & Co.;

  . a chronology of events and an overview of Stanger & Co.'s assignment;

  . estimates prepared by Stanger & Co. of liquidation value, net asset value and going concern value with respect to each of the McNeil Partnerships, as well as a detailed discussion of the analyses underlying those estimates;

  . recent secondary market prices and high and low tender offer prices with respect to limited partner units in each of the McNeil Partnerships;

  . detailed information on the financial and other reviews undertaken by Stanger & Co. in support of its opinions, including property level due diligence, balance sheet review, partnership agreement review, management company review and a review of the bid solicitation process;

  . a description of the allocation methodology;

  . a preliminary allocation analysis, including estimates of the preliminary per unit aggregate amount to be received in the proposed transaction with respect to limited partner units in each of the McNeil Partnerships and an estimate of the preliminary value of the management assets of McREMI;

  . estimates of the deficit restoration obligations of the general partners of the McNeil Partnerships;

  . information concerning Stanger & Co.'s review of the terms of the latest drafts of the Master Agreement and the WXI/McN Realty Operating Agreement; and

  . a discussion of the opinions to be rendered covering the matters described in "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--First Stanger & Co. opinion."

  Throughout Stanger & Co.'s presentation, the special committee, Orrick, Herrington and Eastdil Realty Company made numerous inquiries with respect to the financial and other reviews undertaken by Stanger & Co. in support of its opinions and the analyses set forth in the status report.

   Following the presentation of Stanger & Co., Eastdil Realty Company made a verbal and written presentation to the special committee regarding the status of its review of the work product of Stanger & Co. and of its independent due diligence and related analysis regarding the allocation analysis and opinions proposed to be delivered by Stanger & Co. and by Eastdil Realty Company. Eastdil Realty Company's review included, among other things:

  . a full review of all of Stanger & Co.'s files compiled in connection with the transaction;

  . independent property level due diligence;

  . a review of the projection assumptions used by Stanger & Co.;

  . an analysis of the valuation parameters utilized by Stanger & Co.;

  . a review of Stanger & Co.'s office and retail property cash flow valuation parameters;

  . a review of Stanger & Co.'s valuation for McREMI; and

  . a review of Stanger & Co.'s valuation of the membership interests in WXI/McN Realty to be received by McNeil Partners in connection with the transaction.

   Eastdil Realty Company's review of the Stanger & Co. allocation analysis and opinions is set forth in more detail under "--Opinions and reports of financial advisors--Eastdil Realty Company opinions--Financial analysis of Eastdil Realty Company; review of Stanger & Co. analyses and methodologies." During Eastdil Realty Company's presentation, the special committee, Orrick, Herrington and Stanger & Co. made several inquiries of Eastdil Realty Company. In addition, some minor differences between Stanger & Co. and Eastdil Realty Company regarding projection assumptions and capitalization rate estimates were discussed with Stanger & Co. and resolved.

   Skadden, Arps then made a presentation to the special committee regarding the pending Schofield litigation described above under "--Background of the transaction--Background of the Schofield litigation," describing the history of the litigation, the proposed settlement, including the involvement, in an oversight capacity, of plaintiffs' counsel, and the schedule set by the court to finalize the settlement. Following Skadden, Arps' presentation, Skadden, Arps, the special committee and Orrick, Herrington had further discussions concerning the Schofield litigation.

   In addition, at the May 25, 1999 meeting of the special committee, PaineWebber made a verbal and written presentation to the special committee regarding:

  . PaineWebber's engagement by the McNeil Partnerships in November 1997 to act as exclusive financial advisor in connection with the sale of the McNeil portfolio,

  . PaineWebber's advice as to the structure of a proposed sale that would most likely maximize value for the limited partners of the McNeil Partnerships,

  . PaineWebber's due diligence with respect to the McNeil Partnerships and its assistance to McNeil management in preparing appropriate offering materials with respect to the proposed sale,

  . the bidding process, including the form of the bid, the selection of the entities to be invited to make an initial bid, the results of the initial bid, the solicitation of the final bids, the negotiations with the final bidders and the other circumstances leading to the current negotiations with Whitehall,

  . a comparative analysis, from a financial perspective, of the initial, revised and final bids, and

  . summary information with respect to indications of interest received by PaineWebber during the auction process with respect to certain properties of certain of the McNeil Partnerships.

   PaineWebber's presentation to the special committee was set forth in a written factual chronology presented to the special committee and its advisors at the May 25 meeting. During and following PaineWebber's presentation, the special committee and Orrick, Herrington made a number of inquiries with respect to the matters presented.

   Continued negotiations with Whitehall

   On May 26 and May 27, 1999, Stanger & Co., in consultation with Eastdil Realty Company, held a number of discussions with Whitehall regarding the percentages by which the aggregate consideration to be allocated to all of the McNeil Partnerships taken as a whole would be allocated among the individual McNeil Partnerships. In addition, on May 26 and May 27, 1999, Orrick, Herrington, McNeil management, Skadden, Arps, representatives of Whitehall, Sullivan & Cromwell, and representatives of Archon continued their discussions regarding the open issues and the terms and conditions of the Master Agreement and the WXI/McN Realty Operating Agreement.

   On May 28, 1999, the special committee met with Orrick, Herrington to review the status of the negotiations with Whitehall and to discuss the principal unresolved issues, including the proposed provisions regarding the general partner's obligation to terminate the Master Agreement based upon the exercise of its fiduciary duties owing to the limited partners, the break-up fee and the payment of certain expenses should the transaction be terminated. Orrick, Herrington provided a detailed summary of certain of the provisions of the current drafts of the Master Agreement and the WXI/McN Realty Operating Agreement.

   On June 1, 1999, Orrick, Herrington, McNeil management, Skadden, Arps, representatives of Whitehall, Sullivan & Cromwell, representatives of Archon, and Arent Fox met by telephone to resolve certain material issues with respect to the Master Agreement and the other transaction documents. At this time, representatives of McNeil management, the special committee and Whitehall agreed to an aggregate purchase price reduction of $1.65 million for additional environmental issues that Whitehall's environmental consultant identified at certain properties at that time and for the scheduled expiration of a ground lease at one of the properties. As a result, the aggregate purchase price offered by Whitehall was reduced to approximately $644.4 million. This purchase price reduction was tied to each of the specifically identified properties to which the issues related and to the respective McNeil Partnerships which owned those properties.

   On June 2, 1999, Orrick, Herrington, McNeil management, Skadden, Arps, Stanger & Co., Houlihan, Lokey, and Eastdil Realty Company met with representatives of the lawyers representing the plaintiffs in the Schofield litigation described above under "--Background of the transaction--Background of the Schofield litigation," and with their financial advisor, to discuss in general terms the preliminary conclusions of Stanger & Co. with respect to its proposed allocation analysis as well as the financial analysis of Houlihan, Lokey with respect to the value of McREMI.

   June 3, 1999: Presentations to the McNeil Investors board of directors and the special committee

   On June 3, 1999, the McNeil Investors board of directors held a meeting at Skadden, Arps' offices in New York to hear presentations from their financial advisors and the financial advisors to the McNeil Partnerships and to determine whether to authorize proceeding with the transaction with Whitehall. In attendance at the meeting were Robert A. McNeil, Carole J. McNeil, Ron K. Taylor and Paul B. Fay, Jr., constituting the entire McNeil Investors board of directors. Representatives of Eastdil Realty Company, Orrick, Herrington and Skadden, Arps were also in attendance throughout the meeting. Representatives of Stanger & Co., PaineWebber and Houlihan, Lokey were in attendance during certain periods of the meeting.

   The June 3, 1999 meeting followed separate meetings of the special committee, held on May 8, 1999 and May 25, 1999, at which the special committee received presentations from Stanger & Co., Eastdil Realty Company, PaineWebber, Skadden, Arps and McNeil management. See "--Background of the transaction-- Negotiation of definitive transaction documents with Whitehall--May 8, 1999:
Presentations to the special committee and its advisors by McNeil management and Stanger & Co." and "--Background of the transaction--Negotiation of definitive transaction documents with Whitehall--May 25, 1999: Presentations to the special committee by Eastdil Realty Company, Stanger & Co. and PaineWebber."

   The June 3, 1999 meeting also represented the culmination of numerous discussions held throughout the month of May among the special committee, its legal and financial advisors, McNeil management, its advisors and Stanger & Co.

   At the June 3 meeting, verbal and written presentations were made to the McNeil Investors board of directors by representatives of Stanger & Co., PaineWebber and Houlihan, Lokey.

   Stanger & Co. reviewed in detail its status report on the transaction. The status report included, among other things:

  . background on Stanger & Co.;

  . a chronology of events and an overview of Stanger & Co.'s assignment;

  . estimates prepared by Stanger & Co. of liquidation value, net asset value and going concern value with respect to each of the McNeil Partnerships, as well as a detailed discussion of the analyses underlying those estimates;

  . recent secondary market prices and high and low tender offer prices with respect to limited partner units in each of the McNeil Partnerships;

  . detailed information on the financial and other reviews undertaken by Stanger & Co. in support of its opinions, including property level due diligence, balance sheet review, partnership agreement review, management company review and a review of the bid solicitation process;

  . a description of the allocation methodology;

  . a preliminary allocation analysis, including estimates of the preliminary per unit aggregate amount to be received in the proposed transaction with respect to limited partner units in each of the McNeil Partnerships and an estimate of the preliminary value of the management assets of McREMI;

  . estimates of the deficit restoration obligations of the general partners of the McNeil Partnerships;

  . information concerning Stanger & Co.'s review of the terms of the latest drafts of the Master Agreement and the WXI/McN Realty Operating Agreement; and

  . a discussion of the opinions to be rendered covering the matters described in "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--First Stanger & Co. opinion."

   Copies of the status report were provided to everyone in attendance at the meeting. The status report presented at the June 3 meeting updated the status report which had been previously presented to the special committee at its May 25, 1999 meeting. See "--Background of the transaction--Negotiation of definitive transaction documents with Whitehall--May 25, 1999: Presentations to the special committee by Eastdil Realty Company, Stanger & Co. and PaineWebber."

   Throughout Stanger & Co.'s presentation, members of the McNeil Investors board of directors, Skadden, Arps, the special committee, Orrick, Herrington and Eastdil Realty Company asked a number of questions with respect to the financial and other reviews undertaken by Stanger & Co. in support of its opinions and the analyses set forth in the status report.

   PaineWebber then presented a factual chronology of the disposition process. The factual chronology presented at the meeting was identical in all material respects to the presentation made by PaineWebber to the special committee on May 25, 1999. See "--Background of the transaction--Negotiation of definitive transaction documents with Whitehall--May 25, 1999: Presentations to the special committee by Eastdil Realty Company, Stanger & Co. and PaineWebber." The factual chronology included an overview of the background of the auction process (see "--Background of the transaction--Background of the auction process"), a summary of the bids received in the auction and a more detailed summary of the final bids received in the auction. See "Where You Can Find More Information." During PaineWebber's presentation, the special committee and Orrick, Herrington made numerous additional inquiries of PaineWebber with respect to the auction process and the marketing of the McNeil portfolio. In accordance with the limitations on its engagement, PaineWebber did not deliver any verbal or written opinions, appraisals or other calculations of value to the McNeil Investors board of directors. See "--Background of the transaction-- Background of the auction process--Engagement of PaineWebber."

   Following PaineWebber's presentation, the meeting of the McNeil Investors board of directors was recessed and a separate meeting of the special committee was held. In attendance at this meeting, in addition to the special committee, were Orrick, Herrington and Eastdil Realty Company. PaineWebber was also invited to attend a portion of the meeting to provide the special committee the opportunity to receive a current update on the entire auction process and the state of the current real estate and financial markets.

   PaineWebber described to the special committee the general state of the real estate capital markets and responded to questions from the special committee, Orrick, Herrington and Eastdil Realty Company. PaineWebber did not deliver any verbal or written opinions, appraisals or other calculations of value to the special committee.

   Following the departure of PaineWebber, Eastdil Realty Company provided a status report to the special committee (1) on its analysis of the status report of Stanger & Co. which had been presented to the McNeil Investors board of directors, and (2) on its opinions to be rendered to the special committee covering the matters described under "--Opinions and reports of financial advisors--Eastdil Realty Company opinions--First Eastdil Realty Company opinion." See "Where You Can Find More Information." Eastdil Realty Company's status report updated the status report presented to the special committee by Eastdil Realty Company at the special committee's May 25, 1999 meeting. See "-- Background of the transaction--Negotiation of definitive transaction documents with Whitehall--May 25, 1999: Presentations to the special committee by Eastdil Realty Company, Stanger & Co. and PaineWebber."

   Based on the foregoing and the presentations made at the recessed meeting of the McNeil Investors board of directors, the special committee concluded that negotiations with Whitehall should continue.

   Following the meeting of the special committee, the special committee and Orrick, Herrington held several informal sessions with representatives of Stanger & Co., PaineWebber and Eastdil Realty Company at which the special committee and Orrick, Herrington asked numerous follow-up questions of the respective representatives.

   Later in the afternoon of June 3, the full McNeil Investors board of directors reconvened and received a presentation from Houlihan, Lokey with respect to the valuation of McREMI. See "Where You Can Find More Information." Houlihan, Lokey had been retained by McNeil Partners, McREMI, Robert A. McNeil and Carole J. McNeil on May 21, 1998, as their personal financial advisor to advocate on their behalf the fair market value of McREMI. Houlihan, Lokey was not retained to, and in fact did not, participate in any way in the auction process.

   Following the presentation of Houlihan, Lokey, members of the McNeil Investors board of directors, the special committee, Orrick, Herrington, Eastdil Realty Company and Skadden, Arps asked a number of questions of the individuals making the presentation. Pursuant to the terms of Houlihan, Lokey's engagement letter, however, all conclusions presented, and all documentation delivered, by Houlihan, Lokey in connection with the valuation of McREMI are intended solely for the information of McNeil Partners, McREMI, Robert A. McNeil and Carole J. McNeil and are not to be relied upon by any other persons. Following the presentation of Houlihan, Lokey, the McNeil Investors board of directors briefly recessed and representatives of Houlihan, Lokey left the meeting.

   After the McNeil Investors board of directors reconvened, the special committee then recommended to the McNeil Investors board of directors, and the McNeil Investors board of directors authorized McNeil management, its advisors, the special committee and its advisors, to continue with negotiations of definitive transaction documents with Whitehall.

   Review of Stanger & Co. allocation analysis by the Schofield plaintiffs

   On June 8, 1999, Orrick, Herrington, Eastdil Realty Company, McNeil management, Skadden, Arps, Stanger & Co. and Houlihan, Lokey met with representatives of the lawyers representing the plaintiffs in the Schofield litigation and with the plaintiffs' financial advisor to discuss further the preliminary conclusions of Stanger & Co. with respect to its proposed allocation analysis as well as the financial analysis of Houlihan, Lokey with respect to the value of McREMI. This meeting was continued on June 9, 1999, and during this meeting the Schofield plaintiffs' lawyers and the plaintiffs' financial advisor indicated they would support the proposed Stanger & Co. allocation analysis.

   Further negotiations with Whitehall

   During the following three weeks, Orrick, Herrington, McNeil management, PaineWebber, Skadden, Arps, representatives of Whitehall and Sullivan & Cromwell continued to negotiate the final issues with respect to the transaction and the transaction documents, including issues regarding the general partner's obligation to terminate the Master Agreement based upon the exercise of its fiduciary duties owing to the limited partners, break-up fees and certain transaction expenses, as well as certain remaining title and survey issues which Whitehall believed existed on certain properties at the time.

   On June 14, 1999, the special committee met by telephone with Orrick, Herrington for the purpose of reviewing the current drafts of the Master Agreement and the WXI/McN Realty Operating Agreement and the principal remaining open issues, with particular emphasis on the provisions regarding the general partner's obligation to terminate the Master Agreement based upon the exercise of its fiduciary duties owing to the limited partners, break-up fees and the payment of certain fees upon termination of the Master Agreement.

   On June 22, 1999, Orrick, Herrington, McNeil management, Skadden, Arps, Sullivan & Cromwell, representatives of Whitehall, representatives of Archon, and Arent Fox met by telephone to attempt to resolve the remaining title and survey issues. At this time, representatives of McNeil management, the special committee and Archon agreed to certain per property price reconciliations in the aggregate amount of $200,000 to be deducted on the closing date of the transaction from the modified net working capital balances of the respective McNeil Partnerships which own those properties. See "The Master Agreement--The mergers--Special distribution of positive net working capital balance."

   Beginning in the late afternoon of June 23, 1999, and continuing until the morning of June 24, 1999, Skadden, Arps, McNeil management and Sullivan & Cromwell met to finalize remaining legal issues in the Master Agreement, the WXI/McN Realty Operating Agreement and the other transaction documents. Orrick, Herrington, as a representative of the special committee, participated in portions of this meeting by telephone.

   June 24, 1999: Approval of the transaction

   At meetings held on June 24, 1999, the special committee recommended to the McNeil Investors board of directors the approval of the transaction, and the full McNeil Investors board of directors, including the member of the special committee, thereafter unanimously approved the transaction.

   The June 24, 1999 meetings of the special committee and the McNeil Investors board of directors were in large part a continuation of the respective meetings held on June 3, 1999. See "--Background of the transaction--Negotiation of definitive transaction documents with Whitehall--June 3, 1999: Presentations to the McNeil Investors board of directors and the special committee." The June 24 meetings of the special committee and the full McNeil Investors board of directors were held for the primary purposes of:

  . reviewing final negotiations with Whitehall;

  . reviewing final drafts of the Master Agreement, WXI/McN Realty Operating
    Agreement and certain related documents;

  . reviewing any other material developments that had occurred with respect to the transaction since the June 3, 1999 meeting;

  . reviewing the status report and opinions to be delivered on June 24, 1999 by Stanger & Co. and, in the case of the special committee, Stanger & Co. and Eastdil Realty Company;

  . receiving presentations from Skadden, Arps, PaineWebber, Stanger & Co.
    and Eastdil Realty Company with respect to the matters described in the preceding bullet points; and

  . following such reviews and presentations, making the determinations and recommendations with respect to the transaction and the merger proposal and, in the case of the McNeil Investors board of directors, approving the transaction.

   Delivery of first Stanger & Co. opinion and first Eastdil Realty Company opinion. In the morning of June 24, 1999, Stanger & Co. rendered to the McNeil Partnerships its fairness opinion, including opinions that the aggregate consideration, the allocations of the aggregate consideration and the estimated per unit aggregate amount to be received with respect to each class of limited partners of each of the McNeil Partnerships is fair from a financial point of view to the holders of each class of limited partner units in each of the McNeil Partnerships. This opinion is described in more detail in "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--First Stanger & Co. opinion." Copies of this opinion were delivered in the morning of June 24, 1999 to both the special committee and the McNeil Investors board of directors. Also in the morning of June 24, 1999, Stanger & Co. delivered to the special committee and the McNeil Investors board of directors an updated status report on the transaction. The status report included Stanger & Co.'s most recent allocation analysis and most recent estimates of per unit liquidation value, net asset value and going concern value. The June 24 status report updated the status report presented by Stanger & Co. at the June 3, 1999 meeting of the McNeil Investors board of directors. The June 24 Stanger & Co. opinion and the June 24 status report are each described in "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co." See also "Where You Can Find More Information."

   Also in the morning of June 24, 1999, Eastdil Realty Company rendered to the special committee its fairness opinion, including opinions that the aggregate consideration, the allocations of the aggregate consideration and the estimated per unit aggregate amount to be received with respect to each class of limited partners of each of the McNeil Partnerships is fair from a financial point of view to the holders of each class of limited partner units in each of the McNeil Partnerships. This opinion is described in more detail in "--Opinions and reports of financial advisors-- Eastdil Realty Company opinions--First Eastdil Realty Company opinion." The Eastdil Realty Company opinion was rendered by Eastdil Realty Company following a detailed review of the work product of Stanger & Co. and the allocation analysis and opinions proposed to be delivered by Stanger & Co. Eastdil Realty Company's review included, among other things:

  . a full review of all of Stanger & Co.'s files compiled in connection with the transaction;

  . independent property level due diligence;

  . a review of the projection assumptions used by Stanger & Co.;

  . an analysis of the valuation parameters utilized by Stanger & Co.;

  . a review of Stanger & Co.'s office and retail property cash flow valuation parameters;

  . a review of Stanger & Co.'s valuation for McREMI; and

  . a review of Stanger & Co.'s valuation of the membership interests in WXI/McN Realty to be received by McNeil Partners in connection with the transaction.

   Meeting of the special committee. Later on June 24, 1999, the special committee met by telephone with Orrick, Herrington for the purpose of reviewing the final negotiations with Whitehall and the final drafts of the Master Agreement, the WXI/McN Realty Operating Agreement and certain related documents and preparing its recommendation to the McNeil Investors board of directors. Following a review of the final negotiations, the final form of the Master Agreement and the final form of the WXI/McN Realty Operating Agreement, the special committee reviewed and discussed in detail the updated status report delivered by Stanger & Co., the Stanger & Co. opinion and the Eastdil Realty Company opinion.

   The special committee then spoke by telephone with representatives of:

  . PaineWebber as to whether there were any developments with respect to third parties expressing interest in the acquisition of the McNeil Partnerships,

  . Skadden, Arps as to the status of the settlement discussions in the Schofield litigation,

  . Stanger & Co. with respect to the opinion and status report of Stanger &
    Co. mentioned above, and

  . Eastdil Realty Company with respect to its opinion delivered to the special committee earlier that day.

   During each of these telephonic presentations, the special committee and Orrick, Herrington asked a number of questions of PaineWebber, Skadden, Arps, Stanger & Co. and Eastdil Realty Company, respectively.

   Taking into account all of the foregoing, the special committee:

  . determined that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships, and

  . recommended to the McNeil Investors board of directors the approval of the transaction.

   Following its meeting, the member of the special committee participated by telephone in the McNeil Investors board of directors meeting described below.

   Meeting of the McNeil Investors board of directors. On June 24, 1999, beginning in the early afternoon following the meeting of the special committee and continuing until the early evening, the McNeil Investors board of directors held a full board meeting for the purposes of:

  . reviewing developments which had occurred since the June 3 meeting of the McNeil Investors board of directors;

  . reviewing the final drafts of the transaction documents;

  . making its determination with respect to the fairness of the transaction to the limited partners of each of the McNeil Partnerships;

  . approving the Master Agreement; and

  . preparing its recommendation to the limited partners of the McNeil
    Partnerships.

   Robert A. McNeil, Carole J. McNeil, Ron K. Taylor and representatives of Skadden, Arps were present throughout the meeting, and Paul B. Fay, Jr., the independent director and member of the special committee, and representatives of Orrick, Herrington were present throughout the second session of the meeting.

   During the first session of the meeting, Skadden, Arps reviewed for the McNeil Investors board of directors the final terms of the transaction and the negotiations and developments which had occurred since the June 3 meeting of the McNeil Investors board of directors. Throughout Skadden, Arps' presentation, members of the McNeil Investors board of directors made numerous detailed inquiries with respect to the terms of the transaction documents and asked numerous questions about recent developments, negotiations with Whitehall and the overall transaction. Following the presentation of Skadden, Arps, members of the McNeil Investors board of directors reviewed and discussed in detail the updated status report and opinion of Stanger & Co. The members of the McNeil Investors board of directors then received a telephone presentation from a representative of Stanger & Co. with respect to the opinion and status report mentioned above. Stanger & Co.'s presentation included a detailed review of its status report and its opinion. Throughout Stanger & Co.'s presentation, the members of the McNeil Investors board of directors asked a number of questions with respect to the financial and other reviews undertaken by Stanger & Co. in support of its opinions and the analyses set forth in the status report.

   Following the discussions with the representative of Stanger & Co., the meeting of the McNeil Investors board of directors briefly recessed while Mr. Fay and representatives of Orrick, Herrington joined the meeting for the second session. When the second session of the meeting reconvened, the special committee reported to the McNeil Investors board of directors its above-described determination and recommendation. The McNeil Investors board of directors made inquiries of the special committee and its legal advisors with respect to the reviews undertaken by the special committee and Eastdil Realty Company and the other factors considered by the special committee in making its determination and recommendation. The McNeil Investors board of directors then adopted the recommendation of the special committee.

   Following the report of the special committee, the McNeil Investors board of directors, taking into account the extensive discussions held at both the June 3 meeting and the June 24 meeting and the numerous presentations received at each of those meetings, and having considered the recommendation of the special committee, the Stanger & Co. opinion and each of the other factors enumerated in "-- Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction--Recommendations of the McNeil Investors board of directors," unanimously:

  . determined that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships,

  . approved the Master Agreement and the transactions contemplated by the Master Agreement, and

  . determined to recommend to the limited partners of each of the McNeil
    Partnerships that they approve the merger proposal. See "--Purposes and reasons for the transaction," "--Effects of the transaction," "-- Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction" and "--Interests of certain persons in matters to be acted upon; conflicts of interest."

   In the evening of June 24, 1999, WXI/McN Realty, the McNeil Partnerships, the McNeil General Partners and McREMI entered into the Master Agreement. On the morning of June 25, 1999, McNeil Partners issued a press release announcing that each of the McNeil Partnerships had entered into a definitive agreement with WXI/McN Realty.

   Amendments to the Master Agreement. On December 2, 1999, to facilitate future amendments of the Master Agreement, the parties entered into an amendment to the Master Agreement to provide that any future amendments to the Master Agreement would require the written agreement of a majority of the number of participating McNeil Partnerships as of the date of such amendment and the written agreement of each of the other parties to the Master Agreement (other than the McNeil Partnerships); provided, however, that no amendment to the Master Agreement which materially and adversely affects the rights and obligations of a participating McNeil Partnership under the Master Agreement shall be effective against that participating McNeil Partnership unless the amendment is signed by that participating McNeil Partnership. Prior to the December 2 amendment, an amendment to the Master Agreement required the written agreement of all of the parties to the Master Agreement.

   On December 10, 1999, the parties to the Master Agreement entered into a second amendment to the Master Agreement to reflect the obligation of WXI/McN Realty to pay to holders of growth/shelter units in each of Funds XXI, XXII and XXIII, if such McNeil Partnerships participate in the transaction, the separate per unit amounts agreed upon between McNeil Partners and WXI/McN Realty with respect to growth/shelter units in such McNeil Partnerships.

Events subsequent to the execution of the Master Agreement

 High River letter

   On July 8, 1999, McNeil Partners, McREMI and Robert A. McNeil received a letter from High River. Subject to the fulfillment of the "commencement condition" described below, the letter stated that High River and its affiliates would commence a tender offer for the Partnership and the other McNeil Partnerships at the per unit prices specified below, reduced for any distribution made with respect to the limited partner units after June 25, 1999:

              Fund IX             $  444.99
              Fund X                 246.33
              Fund XI                232.48
              Fund XII                83.62
              Fund XIV               225.21
              Fund XV                168.75
              Fund XX                 94.82
              Fund XXI(*)            125.46
              Fund XXII(*)             0.26
              Fund XXIII(*)            0.31
              Fund XXIV              357.61
              Fund XXV                 0.52
              Fund XXVI                0.28
              Fund XXVII              10.76
              Hearth Hollow       42,713.43
              Midwest Properties  29,117.01
              Regency North       79,841.75

                       --------
                       (*)current income units only

   The commencement condition was defined by High River as the Los Angeles County Superior Court rejecting in its entirety the proposed settlement of the Schofield litigation and directing further that any new settlement not be approved without due notice to, and an opportunity to object by, the limited partners of the McNeil Partnerships.

 Settlement of Schofield litigation

   On July 8, 1999, the Los Angeles County Superior Court granted final approval to the settlement of the Schofield litigation. In granting its approval, the court considered the High River letter described above. See "-- Background of the transaction--Background of the Schofield litigation."

   The settlement is not conditioned on the consummation of the transaction described in this Proxy Statement. However, counsel to the plaintiffs in the Schofield litigation have reviewed the terms of the transaction described in this Proxy Statement and oversaw the auction process. In addition, the plaintiffs' lawyers and financial advisors indicated that they would support the Stanger & Co. allocation analysis. See "--Background of the transaction-- Negotiation of definitive transaction documents with Whitehall--Review of Stanger & Co. allocation analysis by the Schofield plaintiffs."

   Plaintiffs' counsel intend to seek an order awarding attorneys' fees in an amount not to exceed the lesser of (1) $6 million and (2) four times the actual attorneys' fees incurred by plaintiffs in the Schofield litigation, and reimbursing their out-of-pocket expenses incurred in prosecution of the Schofield litigation. These fees and expenses will be allocated among the McNeil Partnerships on a pro rata basis, based upon tangible net asset value of each McNeil Partnership, less liabilities, calculated in accordance with the limited partnership agreements of the McNeil Partnerships, for the quarter most recently ended. A preliminary allocation of estimated fees and expenses payable to plaintiffs' counsel has been taken into account in calculating the estimates of the modified net working capital balance of each of the McNeil Partnerships as of the estimated closing date of the transaction.

   High River and two other affiliates of Mr. Icahn (Unicorn Associates Corporation and Longacre Corporation) opted-out of the Schofield settlement.

 High River Complaint

   On July 23 1999, High River, Unicorn and Longacre filed a complaint for damages in the Supreme Court of the State of New York, County of New York, entitled High River Limited Partnership et al. v. McNeil Partners, L.P. et al., Index No. 99 603526. The complaint is referred to in this Proxy Statement as the "High River Complaint." The complaint named as defendants McNeil Partners, McNeil Investors, McREMI, Robert A. McNeil and Carole J. McNeil. High River alleged that the defendants improperly interfered with tender offers made by High River for limited partner units in several of the McNeil Partnerships by, among other things, filing purportedly frivolous litigation to delay High River's offers, issuing purportedly false and misleading statements opposing the offers and purportedly forcing High River itself to file litigation to enforce its rights. High River also alleged that as a result the defendants caused High River to incur undue expense and that the defendants ultimately prevented High River from acquiring a greater number of limited partner units. High River also alleged that the defendants improperly excluded High River from participating in the auction process for the sale of the McNeil Partnerships, and otherwise took steps to prevent its participation in the auction. In addition, High River, Unicorn and Longacre, who are limited partners in, among others, Funds IX, X, XI, XII, XIV, XV, XX, XXIV, XXV, XXVI and XXVII, have sued the defendants based on their status as opt-outs from the Schofield settlement. See "--Background of the transaction--Icahn tender offers" and "--Events subsequent to the execution of the Master Agreement--Settlement of the Schofield litigation." High River, Unicorn and Longacre sought undisclosed damages and an accounting.

   On July 30, 1999, defendants filed an answer to the High River Complaint, denying each and every material allegation contained in the High River Complaint and asserting several affirmative defenses.

   On September 3, 1999, High River, Unicorn and Longacre filed a Notice of Appeal of the Final Order and Judgment in the Schofield litigation.

 Settlement of the High River litigation

   On December 7, 1999, the McNeil Partnerships, McNeil Partners, McNeil Investors, McREMI, Robert A. McNeil and Carole J. McNeil (collectively referred to in this discussion as the "McNeil parties") reached an agreement with Mr. Icahn, High River, Unicorn, Longacre and Riverdale LLC, the general partner of High River (collectively referred to in this discussion as the "Icahn parties"), to settle and dispose of all claims, demands and causes of action existing as of the date of the agreement and arising out of, connected with or incidental to the dealings between the parties to the settlement agreement, including all claims, demands and causes of action reflected in the Schofield litigation or the High River litigation, as well as all prior disputes arising out of events in the years leading up to the execution of the Master Agreement. Other than as described below, the exact terms of the settlement agreement are subject to a confidentiality agreement among the McNeil parties and the Icahn parties.

   On December 7, 1999, concurrently with the execution of the settlement agreement, the Icahn parties dismissed, with prejudice, as to all parties, with each party bearing its own costs and attorneys' fees, the High River litigation as well as any appeal of the Final Order and Judgment in the Schofield litigation.

   In consideration of the dismissal of the High River litigation and any appeal of the Final Order and Judgment in the Schofield litigation, the mutual general releases and covenant not to sue described below and the other matters described in the settlement agreement, McNeil Partners, McREMI, McNeil Investors, Robert A. McNeil and Carole J. McNeil will make a cash settlement payment to High River at the closing of the transactions contemplated by the Master Agreement, provided that the settlement agreement has not been terminated as described below.

   The McNeil Partnerships and their subsidiaries have no liability or obligation with respect to the settlement payment. Moreover, Robert A. McNeil and Carole J. McNeil have agreed that notwithstanding that they may be entitled to indemnification pursuant to the provisions of the limited partnership agreements governing the McNeil Partnerships, neither they, nor their affiliates, will seek or accept from any McNeil Partnership, or any subsidiary corporation or subsidiary partnership of a McNeil Partnership, payment or reimbursement of any portion of the settlement payment or related legal fees.

   The settlement agreement provides for mutual general releases by the Icahn parties, on the one hand, and by the McNeil parties and WXI/McN Realty, on the other hand. Each of the Icahn parties, on the one hand, and each of the McNeil parties and WXI/McN Realty, on the other hand, also has agreed not to initiate, file or pursue any action, claim, suit or proceeding against the other that concerns any of the matters which are the subject of the releases. The releases and covenant not to sue also apply to the respective predecessors, successors, present and former affiliates, subsidiaries, parents, assigns, officers, directors, equity holders, partners, members, controlling persons, employees, attorneys, financial advisors, investment bankers and agents of the Icahn parties, the McNeil parties and, with some exceptions, WXI/McN Realty.

   The settlement agreement terminates in its entirety on the date which is the earliest to occur of:

  . June 30, 2000, if the closing of the transactions contemplated by the Master Agreement has not occurred on or prior to June 30, 2000;

  . the termination of the Master Agreement in its entirety (see "The Master
    Agreement--Termination of the Master Agreement--Right to terminate the Master Agreement in its entirety"); and

  . the termination of the Master Agreement with respect to the last participating McNeil Partnership (see "The Master Agreement--Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships").

   The settlement agreement does not constitute an admission of damages, wrongdoing or liability by any party.

 Icahn Voting and Standstill Agreement

   On December 7, 1999, in consideration of the McNeil parties and the Icahn parties executing and delivering the settlement agreement, the McNeil parties and the Icahn parties also entered into a voting and standstill agreement (the "Icahn Voting and Standstill Agreement") with respect to the limited partner units beneficially owned by the Icahn parties in the McNeil Partnerships. For a more detailed description of the Icahn Voting and Standstill Agreement, see "Other Agreements With Respect to the Transaction."

   Mr. Icahn and his affiliates agreed in the Icahn Voting and Standstill Agreement to vote all of the limited partner units beneficially owned and held of record by them in any of the McNeil Partnerships for the merger proposal and for the adjournment proposal with respect to that McNeil Partnership. Mr. Icahn and his affiliates also agreed in the Icahn Voting and Standstill Agreement to direct the holders of record of any limited partner units beneficially owned by them but not held of record by them in any of the McNeil Partnerships to vote those limited partner units for the merger proposal and for the adjournment proposal with respect to that McNeil Partnership. As of the record date, Mr. Icahn and his affiliates held of record and beneficially owned an aggregate of 11,836 limited partner units in the Partnership, representing in the aggregate approximately 8.8% of the limited partner units outstanding on the record date.

   The Icahn Voting and Standstill Agreement also includes a standstill provision and a no solicitation provision pursuant to which each of the Icahn parties, its affiliates and its subsidiaries have agreed to certain restrictions on their actions with respect to the McNeil Partnerships and related parties. The standstill provision and no solicitation provision automatically terminate with respect to all of the McNeil Partnerships on December 7, 2002, and terminate with respect to particular McNeil Partnerships under certain other circumstances, including:

  . automatic termination if that McNeil Partnership becomes an "excluded
    McNeil Partnership" pursuant to the Master Agreement (see "The Master Agreement--Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships"); and

  . in the case of any of Funds IX, X, XI, XIV, XV, XX, XXIV, XXV, XXVI and
    XXVII, termination at the option of the Icahn parties if the per unit aggregate amount payable or estimated to be payable with respect to limited partner units in that McNeil Partnership is reduced below a specified amount (see "Other Agreements with Respect to the Transaction-- Termination of the Icahn Voting and Standstill Agreement").

   The Icahn Voting and Standstill Agreement terminates in its entirety on the date which is the earliest to occur of:

  . June 30, 2000, if the closing of the transaction has not occurred on or prior to June 30, 2000;

  . the termination of the Master Agreement in its entirety (see "The Master
    Agreement--Termination of the Master Agreement--Right to terminate the Master Agreement in its entirety"); and

  . the termination of the Master Agreement with respect to the last participating McNeil Partnership (see "The Master Agreement--Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships").

Purposes and reasons for the transaction

 Purposes and reasons of the McNeil Partnerships and the McNeil Affiliates for engaging in the transaction

   The transaction is the result of an auction and marketing process undertaken on the advice of PaineWebber and designed to achieve the most favorable price for the McNeil Partnerships in the shortest period of time. The transaction represents the culmination of nearly two years of efforts by McNeil Partners to achieve a sale of the McNeil Partnerships and distribution of the sale proceeds to the limited partners.

   In late 1997, McNeil management chose to market the McNeil portfolio for sale to satisfy, in a manner that would be in the best interests of the limited partners of each of the McNeil Partnerships, the following:

  . McNeil Partners' obligations, pursuant to covenants contained in the limited partnership agreements of the public McNeil Partnerships, to use commercially reasonable efforts to liquidate the public McNeil Partnerships prior to the end of 1999 (see "--Background of the transaction--Restructuring of the public McNeil Partnerships");

  . McNeil Partners' commitment in statements filed with the SEC in response to the Icahn tender offers in 1995 and 1996 to begin a sale or orderly liquidation of all of the assets of the McNeil Partnerships which were the subject of those tender offers (see "--Background of the transaction--Icahn tender offers"); and

  . the commitment of McNeil Partners and its affiliates in the settlement of the Schofield litigation to market the McNeil Partnerships for sale, together with McREMI, through a fair and impartial bidding process overseen by a national investment banking firm (see "--Background of the transaction--Background of the Schofield litigation").

   The McNeil Partnerships and the McNeil Affiliates entered into the transaction described in this Proxy Statement because, among other things:

  . McNeil Partners believes that the transaction satisfies the obligations described in the three bullet points above in a manner that McNeil Partners believes is in the best interests of the limited partners of each of the McNeil Partnerships.

  . The transaction provides each of the limited partners of each of the McNeil Partnerships with an opportunity to dispose of its investment in the McNeil Partnerships for a greater per unit aggregate amount of cash, based on the analyses of Stanger & Co., and more quickly than in a property by property liquidation (see --Alternatives to the transaction-- Liquidation--Disadvantages of liquidation to the limited partners);

  . The transaction provides the limited partners of the McNeil Partnerships with the opportunity to liquidate their investment in the McNeil Partnerships for cash at a price and on terms that the McNeil Investors board of directors, McNeil Partners and Robert A. McNeil believe are fair to the limited partners of each of the McNeil Partnerships.

   The McNeil Investors board of directors has unanimously determined, and McNeil Partners and Robert A. McNeil each has concluded, that the transaction is fair to each of the McNeil Partnerships and its limited partners. In making that determination and in reaching that conclusion, the McNeil Investors board of directors, McNeil Partners and Robert A. McNeil each considered as positive factors the recommendation of the special committee and a written fairness opinion delivered to the McNeil Investors board of directors by Stanger & Co. on behalf of the McNeil Partnerships to the effect that the aggregate consideration, the allocations of the aggregate consideration and the estimated per unit aggregate amount to be received with respect to each class of limited partners of each of the McNeil Partnerships are each fair from a financial point of view to the holders of each class of limited partner units in each of the McNeil Partnerships. The McNeil Investors board of directors, McNeil Partners and Robert A. McNeil also considered the other factors enumerated in "--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction." See "--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction," "--Position of McNeil Partners and Robert A. McNeil regarding the fairness of the transaction," "--Effects of the transaction" and "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--First Stanger & Co. opinion."

   Moreover, the terms of the transaction have been reviewed and approved by counsel to the plaintiffs in the Schofield litigation. See "--Background of the transaction--Background of the Schofield litigation."

 Structuring of the transaction

   The transaction is the result of an auction and marketing process undertaken on the advice of PaineWebber and designed to achieve the most favorable price for the McNeil Partnerships in the shortest period of time. The structure of the transaction provides the limited partners of the McNeil Partnerships with the opportunity to liquidate their investment in the McNeil Partnerships for cash at a price and on terms that the McNeil Investors board of directors, McNeil Partners and Robert A. McNeil believe are fair to the limited partners of each of the McNeil Partnerships. The structure of the transaction also provides each of the limited partners of each of the

McNeil Partnerships with an opportunity to dispose of its investment in the McNeil Partnerships for a greater per unit aggregate amount of cash, based on the analyses of Stanger & Co., and more quickly than in a property by property liquidation. See "--Alternatives to the transaction--Liquidation--Disadvantages of liquidation to the limited partners."

   At the commencement of its engagement, PaineWebber advised McNeil Partners that the most favorable price for the McNeil Partnerships would likely be achieved by offering the McNeil Partnerships and McREMI together on an all-or-none basis. See "--Background of the transaction--Background of the auction process--Structuring of the transaction." On the basis of PaineWebber's advice, McNeil management decided (1) to market the McNeil Partnerships, McNeil Investors, McNeil Partners and McREMI as a single portfolio, and (2) to instruct prospective purchasers to submit bids only for the entire portfolio. See "--Background of the transaction--Background of the auction process-- Structuring of the transaction" and "--Background of the transaction-- Background of the auction process--Solicitation of final bids."

   Prospective purchasers also were instructed that the McNeil Partnerships sought only cash offers for the limited partner interests in the McNeil Partnerships. See "--Background of the transaction--Background of the auction process--Structuring of the transaction" and "--Background of the transaction-- Background of the auction process--Solicitation of final bids." Under the limited partnership agreements of the public McNeil Partnerships, limited partners owning at least 80% of the outstanding limited partner units must approve a reorganization transaction. A reorganization transaction includes a merger or liquidation of a McNeil Partnership in which the limited partners would receive securities. In contrast, approval by limited partners owning only a majority of each class of limited partner units is required to approve a merger in which the limited partners will receive only cash. The supermajority provision was included in the limited partnership agreements for the purpose of protecting limited partners against the perceived abuse of "roll-up" transactions. Because McNeil Partners believed that it would be difficult on a practical level to obtain the 80% vote, McNeil Partners considered only those transactions in which the limited partners of the public McNeil Partnerships would receive cash. See "--Alternatives to the transaction."

   In addition, prospective purchasers were instructed that a transaction for the McNeil Partnerships should be structured as a merger. McNeil Partners believed that a merger would achieve several benefits to the limited partners of the McNeil Partnerships that would not be achieved in a property by property liquidation of the McNeil Partnerships. Among other things, structuring the transaction as a merger eliminated the difficulties that would have been encountered if prospective purchasers were allowed to purchase the more attractive properties, leaving behind the less attractive properties that could prove time-consuming and expensive for an individual McNeil Partnership to liquidate. Moreover, a merger also may permit the McNeil Partnerships to avoid the payment of some of the transfer taxes generally associated with a sale of the properties. In addition, a merger of the McNeil Partnerships would not trigger certain due-on-sale covenants in the mortgage debt of some of the McNeil Partnerships that otherwise might be triggered by a sale of the individual properties of those McNeil Partnerships.

   The bid form and attachment distributed to potential purchasers in the auction did not require any of the bids to be structured to achieve any particular tax result for either the McNeil Affiliates or the limited partners of the McNeil Partnerships, whether by restricting alienation of the McNeil Partnership properties or otherwise directly or indirectly providing tax deferral for or a tax benefit to any of the McNeil Affiliates. A bid could have provided that the entire McNeil portfolio would be acquired solely for cash or for a combination of cash and operating partnership units. See "--Background of the transaction--Background of the auction process--Solicitation of initial bids."

   The transaction, as structured, provides that McNeil Partners will receive a significant, although non-controlling, equity interest in WXI/McN Realty if the transaction is completed. If all of the McNeil Partnerships participate in the transaction, in consideration for the interests, rights and assets being contributed by McNeil Partners to WXI/McN Realty and its subsidiaries in the transaction, McNeil Partners will receive membership interests in WXI/McN Realty and credit for a capital contribution to WXI/McN Realty in an amount equal to approximately $65,053,000, representing the amount of the aggregate consideration allocated by Stanger & Co. to these interests, rights and assets. See "Total Allocated McNeil Value" in Table 2. See "--Interests of certain persons in matters to be acted upon, conflicts of interest--Equity interest of McNeil Partners in WXI/McN Realty."

   Stanger & Co. valued the membership interests to be received by McNeil Partners in WXI/McN Realty in connection with the transaction and valued the contributions being made by McNeil Partners to WXI/McN Realty in exchange for those membership interests. Stanger & Co. has advised the McNeil Investors board of directors and the special committee that based on Stanger & Co.'s analysis, Stanger & Co. concluded that the aggregate value of those membership interests is no greater than the aggregate value of those contributions. See "--Interests of certain persons in matters to be acted upon; conflicts of interest--Equity interest of McNeil Partners in WXI/McN Realty" and "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--Financial analysis of Stanger & Co.--WXI/McN Realty Operating Agreement review."

   In addition, the transaction, as structured, will allow McNeil Partners to transfer its general partner interests in the McNeil Partnerships, its limited partner interests in the Affiliated McNeil Partnerships, assets of McNeil Partners and assets of McREMI to WXI/McN Realty and WXI/McN Realty's subsidiaries in exchange for membership interests in WXI/McN Realty on a tax-deferred basis and will permit the partners of McNeil Partners to defer substantial income tax liability that would be incurred if there were to be a taxable sale of the properties. A taxable sale of the properties would produce taxable gain in excess of cash proceeds because of the relief of partnership liabilities allocated to them. See "--Federal income tax consequences--Tax consequences to McNeil Partners" and "--Interests of certain persons in matters to be acted upon, conflicts of interest--Structuring of the transaction by the McNeil General Partners."

   If the transaction had been structured as an acquisition of the entire McNeil portfolio for cash, it is estimated by Arthur Andersen LLP that the partners of McNeil Partners would have been required to pay approximately $30,563,000 in taxes in connection with the transaction. The transaction, as structured, will permit the partners of McNeil Partners to defer this tax liability until such time as the properties currently owned by the McNeil Partnerships are sold or until such time as McNeil Partners disposes of its equity interest in WXI/McN Realty. See "--Federal income tax consequences--Tax consequences to McNeil Partners."

Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction

 Recommendations of the special committee

   At a meeting held on June 24, 1999, the special committee, considering as positive factors, among other things, a fairness opinion delivered to the special committee by Eastdil Realty Company and a fairness opinion delivered to the McNeil Investors board of directors by Stanger & Co. on behalf of the McNeil Partnerships (see "--Opinions and reports of financial advisors"):

  . determined that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships; and

  . recommended to the McNeil Investors board of directors the approval of the transaction.

   Positive factors considered. In determining that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships and in recommending to the McNeil Investors board of directors the approval of the transaction, the special committee considered the following factors, each of which, in the special committee's view, supported the special committee's determination regarding the fairness of the transaction and its recommendation:

  . The transaction satisfied McNeil Partners' obligations under the limited partnership agreements of each of the public McNeil Partnerships to use commercially reasonable efforts to complete the liquidation and termination of the public McNeil Partnerships by December 31, 1999. In addition, the transaction also satisfied the commitment of McNeil Partners in a settlement of the Schofield litigation to market the McNeil Partnerships for sale, together with McREMI, through a fair and impartial bidding process overseen by a national investment banking firm. See "-- Background of the transaction--Restructuring of the public McNeil Partnerships," "--Background of the transaction--Icahn tender offers" and "--Background of the transaction--Background of the Schofield litigation."

  . The transaction was structured to maximize the value of each of the McNeil Partnerships. PaineWebber advised McNeil Partners that the most favorable price for the McNeil Partnerships would likely be achieved by offering for sale the McNeil Partnerships, McNeil Partners, McNeil Investors and McREMI as a single portfolio on an all-or-none basis, a structure that would allow a potential purchaser to acquire a large portfolio of real estate managed by a competent and experienced management team with a demonstrated track record of operating the properties over an extended period of time. This was particularly important because of the geographic diversity of the properties and the age of the improvements on most of the properties. In addition, the structure selected eliminated the difficulties that would have been encountered if prospective purchasers were allowed to purchase the more attractive properties, leaving behind the less attractive properties that could prove time-consuming and expensive for an individual McNeil Partnership to liquidate. See "--Purposes and reasons for the transaction."

  . The manner in which the auction process with respect to the proposed transaction was structured, the method and criteria for selection of the potential bidders, the detailed information with respect to the properties furnished to the prospective bidders, the conduct of the initial and final bid stages of the auction process and the lengthy negotiations that were conducted with the final bidders, ultimately leading to WXI/McN Realty as the prospective purchaser. See "--Background of the transaction--Background of the auction process."

  . WXI/McN Realty has agreed to an aggregate purchase price for all of the assets being acquired in the transaction. The special committee took into account that Stanger & Co., the independent advisor to the McNeil Partnerships, made the following allocations: (1) the allocation of the aggregate consideration between the management assets of McREMI, on the one hand, and the McNeil Partnerships as a group, on the other hand; (2) the allocation of the aggregate consideration to each individual McNeil Partnership; and (3) the allocation of the aggregate consideration allocated to each individual McNeil Partnership among the general partner interests in that McNeil Partnership, other assets of McREMI related to that McNeil Partnership and each class of limited partner units in that McNeil Partnership. The allocations and the methodology of the allocations are described in more detail in "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.-- Stanger & Co. allocation analysis" and the dollar values of the individual allocations are set forth in Table 2.

  . If a participating McNeil Partnership has a positive modified net working capital balance on the closing date of the transaction, limited partners of that participating McNeil Partnership will receive their pro rata share of a special distribution of the positive net working capital balance. The modified net working capital balance of each of the McNeil Partnerships will be calculated in accordance with the terms of the Master Agreement and will be based on the net working capital balance of that McNeil Partnership as of the closing date. This special distribution will be made in accordance with the provisions of that McNeil Partnership's limited partnership agreement governing distributions of surplus cash, except that the general partner of that McNeil Partnership will not receive any part of the special distribution.

  . The opinion dated June 24, 1999 of Stanger & Co. to the effect that, as of the date of the opinion, and subject to the assumptions, qualifications and limitations set forth in the opinion, each of the aggregate consideration, the allocations of the aggregate consideration and the estimated per unit aggregate amount to be received with respect to each class of limited partners of each of the McNeil Partnerships is fair from a financial point of view to the holders of each class of limited partner units in each of the McNeil Partnerships. See "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--First Stanger & Co. opinion." In addition, the special committee has taken into account the opinion dated December 10, 1999 of Stanger & Co. in which Stanger & Co. rendered fairness opinions with respect to additional matters. See "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.-- Second Stanger & Co. opinion." The special committee did not take any specific actions to adopt Stanger & Co.'s June 24, 1999 opinion or December 10, 1999 opinion. However, these opinions were one of the factors considered by the special committee in making its determination that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships, and in recommending to the McNeil Investors board of directors the approval of the transaction.

  . The fact that the estimated per unit aggregate amount, including both the merger consideration and the special distribution, to be received with respect to each class of limited partners of each of the McNeil Partnerships upon the closing of the transaction was greater than the Stanger & Co. estimates of (1) the going concern value per limited partner unit in that McNeil Partnership, (2) the net asset value per limited partner unit in that McNeil Partnership and (3) the liquidation value per limited partner unit in that McNeil Partnership. See Table 1 and "--Alternatives to the transaction." For a discussion of the going concern value, net asset value and liquidation value per limited partner unit which were considered by the special committee, see Table 1 and "-- Alternatives to the transaction."

  . The opinion dated June 24, 1999 of Eastdil Realty Company, which was engaged by the McNeil Partnerships for the benefit of the special committee as the financial advisor to the special committee, to the effect that, as of the date of the opinion, and subject to the assumptions, qualifications and limitations set forth in the opinion, each of the aggregate consideration, the allocations of the aggregate consideration and the estimated per unit aggregate amount to be received with respect to each class of limited partners of each of the McNeil Partnerships is fair from a financial point of view to the holders of each class of limited partner units in each of the McNeil Partnerships. See "--Opinions and reports of financial advisors--Eastdil Realty Company opinions--First Eastdil Realty Company opinion." In addition, the special committee has taken into account the opinion dated December 10, 1999 of Eastdil Realty Company in which Eastdil Realty Company rendered fairness opinions with respect to additional matters. See "--Opinions and reports of financial advisors--Eastdil Realty Company opinions--Second Eastdil Realty Company opinion." The special committee did not take any specific actions to adopt Eastdil Realty Company's June 24, 1999 opinion or December 10, 1999 opinion. However, these opinions were one of the factors considered by the special committee in making its determination that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships, and in recommending to the McNeil Investors board of directors the approval of the transaction.

  . The fact that the total consideration that would be fairly allocable to McREMI as determined by Stanger & Co. was below the range of fair market values of McREMI on a controlling interest basis as determined by Houlihan, Lokey, who was retained by McNeil Partners, McREMI, Robert A. McNeil and Carole J. McNeil as their personal financial advisor to advocate on their behalf the fair market value of McREMI. See "-- Background of the transaction--Negotiation of definitive transaction documents with Whitehall--June 3, 1999: Presentations to the McNeil Investors board of directors and the special committee."

  . The fact that Stanger & Co. (1) valued the membership interests to be received by McNeil Partners in WXI/McN Realty in connection with the transaction, (2) valued the contributions being made by McNeil Partners to WXI/McN Realty in exchange for those membership interests and (3) concluded based on its analysis that the aggregate value of those membership interests is no greater than the aggregate value of those contributions. See "--Interests of certain persons in matters to be acted upon; conflicts of interest--Equity interest of McNeil Partners in WXI/McN Realty" and "--Opinions and reports of financial advisors-- Allocation analysis and opinions of Stanger & Co.--Financial analysis of Stanger & Co.--WXI/McN Realty Operating Agreement review."

  . The fact that the lawyers representing the plaintiffs in the Schofield litigation, in connection with settlement proceedings relating to that litigation, oversaw the auction process, including the allocation analysis rendered by Stanger & Co. This followed (1) several meetings plaintiffs' counsel had with Stanger & Co. during which they received detailed verbal and written presentations with respect to the allocation analysis and were given the opportunity to ask questions and (2) several meetings of plaintiffs' financial advisor with Stanger & Co. during which the financial advisor was given the opportunity to ask questions and examine the documentation forming the basis of the allocation analysis. See "--Background of the transaction--Background of the Schofield litigation."

  . The identity of the proposed purchaser and its affiliates and the ability of WXI/McN Realty to consummate the transaction on the terms specified in the Master Agreement.

  . The provisions in the Master Agreement allowing each of the McNeil
    Partnerships to terminate its participation in the transaction if, in the exercise of the good faith judgment of the general partner as to its fiduciary duties to its limited partners, the general partner of that McNeil Partnership determined that termination was required by reason of a superior acquisition proposal being made by a third party for that McNeil Partnership. See "The Master Agreement--Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships." The special committee recognized that any such termination would require the payment by that terminating McNeil Partnership to WXI/McN Realty of a break-up fee and certain reimbursable expenses. See "The Master Agreement--Fees and expenses."

  . The terms and conditions of the Master Agreement, taken as a whole, were favorable to the limited partners of the McNeil Partnerships and thus supported the special committee's conclusion that the merger proposal is fair to, and in the best interests of, the limited partners of the McNeil Partnerships.

  . In allocating the aggregate consideration, Stanger & Co. took the position that the deficit restoration obligations of the general partners of the McNeil Partnerships were required to be paid to the McNeil Partnerships. As a result, the aggregate consideration allocated by Stanger & Co. to the general partner interests in each of the McNeil Partnerships is net of the estimated deficit restoration obligation with respect to that McNeil Partnership. See "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.-- Stanger & Co. allocation analysis."

  . In allocating the aggregate consideration, Stanger & Co. took the position that no asset disposition fees were payable by any of the McNeil Partnerships to the McNeil General Partners as a result of the transaction. In a liquidation, the limited partnership agreements of some of the public McNeil Partnerships provide that McNeil Partners is entitled to receive an asset disposition fee equal to 3% of the gross sales price of each property sold in connection with a liquidation of that McNeil Partnership. No asset disposition fees will be paid by any of the McNeil Partnerships as a result of the transaction.

  . Each of the McNeil General Partners has agreed to irrevocably, unconditionally and absolutely waive any and all rights it may have to indemnification, contribution or reimbursement from any of the participating McNeil Partnerships, whether under the limited partnership agreement, any contractual arrangement, applicable law or otherwise, with respect to those matters for which McNeil Partners has agreed to indemnify WXI/McN Realty's managing member and some of the affiliates of WXI/McN Realty's managing member. See "Other Agreements Between the McNeil Affiliates and Affiliates of WXI/McN Realty's--Indemnification and pledge agreement."

  . Upon the completion of the transaction, the limited partners of the participating McNeil Partnerships, other than the Affiliated McNeil Partnerships, would receive cash in exchange for their limited partner units and, accordingly, those limited partners would no longer bear the risks inherent in the ownership of real property such as fluctuations in occupancy rates, operating expenses and rental rates, which in turn may be affected by general and local economic conditions, the supply and demand for properties of the type owned by the McNeil Partnerships and federal and local laws and regulations affecting the ownership and operation of real estate.

  . Commencing with the tax year following the tax year in which the closing of the transaction occurs, the limited partners of the participating McNeil Partnerships will no longer need to include in their federal and state income tax returns the various items of income, loss, deduction and credit as previously reported on Schedule K-1s delivered by the participating McNeil Partnerships.

  . As to each McNeil Partnership, approval of the merger proposal requires the affirmative vote of limited partners holding greater than 50% of each class of limited partner units in that McNeil Partnership outstanding as of the record date.

  . Under the California Revised Limited Partnership Act, a limited partner of some of the McNeil Partnerships who does not wish to accept the merger consideration may dissent from the merger proposal and require that McNeil Partnership to purchase for cash, at their fair market value, the limited partner units owned by that limited partner, if that McNeil Partnership participates in the transaction, the transaction is completed, the limited partner does not vote for the merger proposal, and the limited partner follows specific procedures set forth in the California Revised Limited Partnership Act.

   Negative factors considered. In determining that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships and in recommending to the McNeil Investors board of directors the approval of the transaction, the special committee also considered the following negative factors:

  . Following the transaction, the limited partners of each participating
    McNeil Partnership, other than the Affiliated McNeil Partnerships, will cease to participate in future earnings or growth, if any, of that McNeil Partnership or benefit from increases, if any, in the value of that McNeil Partnership.

  . The transaction involves the entire McNeil portfolio, including all of the McNeil Partnerships, assets of McNeil Partners related to the McNeil Partnerships and certain assets of McREMI. At the commencement of PaineWebber's engagement, McNeil Partners determined to structure the transaction to include certain assets of McREMI based on PaineWebber's belief at that time that the most favorable price for the McNeil Partnerships would likely be achieved by offering for sale the McNeil Partnerships and McREMI as an entire portfolio on an all-or-none basis. See "--Background of the transaction--Background of the auction process-- Structuring of the transaction." However, it is possible that the limited partners of a McNeil Partnership could have received more consideration than what they will otherwise receive in the proposed transaction with WXI/McN Realty if that McNeil Partnership were to be sold or liquidated in a transaction separate from a transaction involving other McNeil Partnerships and/or the assets of McREMI.

  . The limited partners of each participating McNeil Partnership will forego alternatives to the transaction. These alternatives include a separate sale of all of the assets of that McNeil Partnership and subsequent liquidation of that McNeil Partnership, or the continuation of that McNeil Partnership under its current ownership structure. See "-- Alternatives to the transaction."

  . There are numerous conditions to WXI/McN Realty's and Sellers' obligations to consummate the transaction. No assurance can be given that the transaction will be consummated. See "The Master Agreement-- Conditions to closing."

  . The Master Agreement provides that in some circumstances WXI/McN Realty will receive a break-up fee, calculated on a partnership by partnership basis, up to an aggregate maximum of $18.0 million if the Master Agreement is terminated. The amount of the break-up fee payable by the Partnership is $2,054,034. The obligation of a McNeil Partnership to pay a break-up fee may discourage third party offers for that particular McNeil Partnership and may adversely affect the ability of that McNeil Partnership to engage in another transaction following termination of the Master Agreement in respect of that McNeil Partnership. In addition, a McNeil Partnership may be obligated to pay a break-up fee even if it has not entered into a definitive agreement for, or consummated, another transaction. As a result, payment of the break-up fee may have an adverse impact on the financial condition of that McNeil Partnership. See "The Master Agreement--Fees and expenses--Partnership break-up fee."

  . If a participating McNeil Partnership has a negative modified net working capital balance on the closing date of the transaction, the per unit merger consideration to be received with respect to each class of limited partner units in that McNeil Partnership will be reduced by the pro rata amount of the negative modified net working capital balance allocated by Stanger & Co. to that class. The modified net working capital balance of each of the McNeil Partnerships will be calculated in accordance with the terms of the Master Agreement and will be based upon the net working capital balance of that McNeil Partnership as of the closing date.

  . McNeil Partners has actual or potential conflicts of interest in connection with recommending the approval of the merger proposal to the limited partners of the McNeil Partnerships. See "--Effects of the transaction--Benefits and detriments of the transaction to the McNeil Affiliates" and "--Interests of certain persons in matters to be acted upon; conflicts of interest."

  . McNeil Partners will receive a significant, although non-controlling, equity interest in WXI/McN Realty if the transaction is completed. Under the terms of the WXI/McN Realty Operating Agreement, McNeil Partners will be entitled to receive from WXI/McN Realty distributions of net cash flow and net proceeds from capital transactions. Consequently, McNeil Partners and the other McNeil Affiliates, subject to certain limitations, will continue to have the opportunity to benefit, up to a specific capped return on their investment, from future earnings growth and increases in the value of the participating McNeil Partnerships and their properties.

  . The McNeil Affiliates had a separate economic interest in structuring the transaction to achieve favorable tax treatment. The transaction, as structured, will allow McNeil Partners to make the contributions of its interests in the McNeil Partnerships and the assets of McNeil Partners and McREMI being contributed to WXI/McN Realty on a tax-deferred basis and will permit the partners of McNeil Partners to defer substantial tax liability. If the transaction had been structured as an acquisition of the entire McNeil portfolio for cash, it is estimated by Arthur Andersen LLP that the partners of McNeil Partners would have been required to pay approximately $30,563,000 in taxes in connection with the transaction.

  . In contrast, limited partners will recognize gain or loss on the conversion of their limited partner units into cash in the merger. In general, the special distribution will not be taxable and will be treated as a return of capital to the limited partner. This return of capital will reduce the limited partner's basis in its limited partner units in the Partnership to the extent of the return of capital and, therefore, may increase the amount of any gain or decrease the amount of any loss recognized by that limited partner on the conversion of its limited partner units into cash in the merger. In addition, to the extent that the special distribution received by a limited partner exceeds that limited partner's adjusted tax basis in all of its limited partner units, that excess will be taxable and will be treated as capital gain.

  . Each of the McNeil Partnerships did not have separate representation in the transaction. In structuring the transaction, the special committee represented the interests of the limited partners of all of the McNeil Partnerships as a group and Stanger & Co. served as independent advisor to all of the McNeil Partnerships. If separate representation had been arranged for each McNeil Partnership, issues unique to the value of a given McNeil Partnership might have received greater attention during the structuring of the transaction, and the terms of the transaction might have been different with respect to that McNeil Partnership.

  . If limited partners owning more than 50% of each class of limited partner units in a McNeil Partnership vote for the merger proposal, their approval will bind all limited partners of that McNeil Partnership. Therefore, a limited partner of a McNeil Partnership may vote against the merger proposal and nevertheless have its limited partner units converted into the right to receive cash in the transaction if the requisite vote of the limited partners of that McNeil Partnership is obtained.

  . In determining whether the requisite vote of the limited partners of a McNeil Partnership has been obtained, limited partner units held by McNeil Partners and its affiliates will not be excluded. McNeil

   Partners and its affiliates intend to vote all of the limited partner units beneficially owned by them in each of the McNeil Partnerships for the merger proposal with respect to that McNeil Partnership. As of the record date, McNeil Partners and some of its affiliates beneficially owned an aggregate of 1,732 limited partner units in the Partnership, representing in the aggregate approximately 1.3% of the limited partner units in the Partnership outstanding as of the record date.

  . Limited partners of some of the McNeil Partnerships, including the Partnership, do not have any dissenters' rights or other rights of appraisal, under the state law which governs those McNeil Partnerships, the limited partnership agreements of those McNeil Partnerships or otherwise, in connection with the merger proposal. Therefore, dissenting limited partners do not have the right to have their limited partner units appraised if they disapprove of the action of the limited partners that voted for the merger proposal. The limited partners of other McNeil Partnerships are entitled to the benefits of dissenters' rights as provided under applicable state law.

   In the special committee's view, these negative factors were not sufficient, either individually or in the aggregate, to outweigh the benefits of the proposed transaction to the limited partners of the McNeil Partnerships.

   Other factors considered. As discussed above, in evaluating the fairness of the transaction, the special committee considered the liquidation value, net asset value and going concern value of the limited partner units in each of the McNeil Partnerships as estimated by Stanger & Co. and presented in the status report delivered by Stanger & Co. to the special committee and the McNeil Investors board of directors. See "Liquidation Value," "Net Asset Value" and "Going Concern Value" in Table 1 and "--Background of the transaction-- Negotiation of definitive transaction documents with Whitehall." The special committee's consideration of the liquidation value, net asset value and going concern value involved:

  . numerous discussions with Stanger & Co.;

  . detailed reviews by the special committee and Eastdil Realty Company of the factual, financial and numerical information presented to the special committee and the McNeil Investors board of directors by Stanger & Co.;

  . review and corroboration by Eastdil Realty Company of Stanger & Co.'s estimates of liquidation value, net asset value and going concern value;

  . independent review by Eastdil Realty Company, following independent property level and other due diligence, of the methodologies utilized by Stanger & Co., the professional bases for the use of those methodologies, the factual bases utilized in connection with the application of those methodologies and other procedures as Eastdil Realty Company deemed necessary or appropriate (see "--Opinions and reports of financial advisors--Eastdil Realty Company opinions--Financial analysis of Eastdil Realty Company; review of Stanger & Co. analyses and methodologies");

  . numerous inquiries, at meetings of the special committee and the McNeil
    Investors board of directors and during a number of telephone conference calls and informal sessions with Stanger & Co. and Eastdil Realty Company, into the underlying analyses, methodologies and assumptions supporting Stanger & Co.'s estimates (see the discussion in "--Background of the transaction--Negotiation of definitive transaction documents with Whitehall" of the various meetings of the special committee and the McNeil Investors board of directors); and

  . numerous inquiries by the special committee, at meetings of the special committee and during a number of telephone conference calls and informal sessions with Eastdil Realty Company, into Eastdil Realty Company's review of Stanger & Co.'s estimates and the analyses, methodologies and assumptions supporting Stanger & Co's estimates.

   The special committee has relied in good faith under applicable law on Stanger & Co.'s analyses of liquidation value, net asset value and going concern value and, to that extent, has adopted Stanger & Co.'s analyses of liquidation value, net asset value and going concern value.

   With respect to the Partnership, the special committee noted in particular that the estimated per unit aggregate amount of $232, including both the merger consideration and the estimated special distribution, to be received with respect to each limited partner unit in the Partnership is greater than each of the following, each as estimated by Stanger & Co.:

  . the liquidation value of $213 per limited partner unit

  . the net asset value of $226 per limited partner unit

  . the going concern value of $189 per limited partner unit

   In evaluating the fairness of the transaction, the special committee also considered the information on weighted average private sales prices and tender offer ranges for limited partner units in the McNeil Partnerships presented in the status report delivered by Stanger & Co. to the special committee and the McNeil Investors board of directors. See "Private Sales Weighted Average" and "Tender Offer Ranges" in Table 1. However, for the reasons stated below, the special committee did not place significant emphasis or weight on these prices and ranges and did not consider these prices and ranges to be material factors in making their determination and recommendation. The special committee does not believe that current market prices, historical market prices or recent tender offer prices are a good measure of the value of the limited partner units in the McNeil Partnerships. At present, there is no established public trading market for the limited partner units in the McNeil Partnerships, nor is one expected to develop. Moreover, liquidity is limited to sporadic private sales or tender offers for limited partner units which generally involve a relatively small percentage of the limited partner units outstanding.

   The special committee did not consider purchase prices paid by the Partnership, McNeil Partners, McNeil Investors or Robert A. McNeil for limited partner units in the Partnership since the commencement of the Partnership's second full fiscal year preceding the date of this Proxy Statement because since that time, none of the Partnership, McNeil Partners, McNeil Investors or Robert A. McNeil has made any purchases of limited partner units in the Partnership. See "Related Security Holder Matters--Recent transactions in the Partnership's limited partner units."

   Procedural fairness of the transaction. The special committee is aware that the McNeil Affiliates have interests in the transaction or relationships that may present actual or potential conflicts of interest in connection with the transaction and considered these conflicts of interest along with the other factors enumerated above in making its determination and recommendation. See "--Interests of certain persons in matters to be acted upon; conflicts of interest." The special committee also recognizes that in determining whether the requisite vote of the limited partners of a McNeil Partnership has been obtained, limited partner units held by McNeil Partners and its affiliates will not be excluded. As enumerated above, the special committee considered these factors to be negative factors in its determination that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships and its recommendation to the McNeil Investors board of directors of the approval of the transaction. However, the special committee believes that the transaction is procedurally fair to the limited partners of each of the McNeil Partnerships because, among other things:

  . The special committee was constituted with all of the power and authority of the McNeil Investors board of directors (1) to participate, through its legal counsel and financial advisor, in negotiating the forms, terms and conditions of the definitive agreements respecting the transaction, and (2) with the assistance of its legal counsel and financial advisor, to review and pass upon the terms of the transaction on behalf of the limited partners of the McNeil Partnerships.

  . Orrick, Herrington was retained on behalf of the special committee as separate outside legal counsel to the special committee.

  . Eastdil Realty Company was retained on behalf of the special committee as the independent financial advisor to the special committee.

  . The special committee, with the assistance of its legal and financial advisors, engaged in negotiations with respect to the forms, terms and conditions of the definitive agreements respecting the transaction and reviewed and passed upon the terms of the transaction on behalf of the limited partners of the McNeil Partnerships.

  . The terms and conditions of the transaction resulted from arm's-length bargaining among representatives of the special committee, representatives of the McNeil Affiliates and representatives of Whitehall.

  . As to each McNeil Partnership, approval of the merger proposal requires the affirmative vote of limited partners holding greater than 50% of each class of limited partner units in that McNeil Partnership outstanding as of the record date.

  . Although McNeil Partners and its affiliates intend to vote all of the limited partner units beneficially owned by them in each of the McNeil Partnerships for the merger proposal with respect to that McNeil Partnership, McNeil Partners and its affiliates do not beneficially own a sufficient number of limited partner units in any of the McNeil Partnerships to approve the merger proposal with respect to that McNeil Partnership without the affirmative vote of other limited partners of that McNeil Partnership. As of the record date, McNeil Partners and some of its affiliates beneficially owned an aggregate of 1,732 limited partner units in the Partnership, representing in the aggregate approximately 1.3% of the limited partner units in the Partnership outstanding as of the record date.

   In view of the wide variety of factors considered in connection with its evaluation of the fairness of the transaction, the special committee did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determination and recommendation.

 Recommendations of the McNeil Investors board of directors

   Following the meeting of the special committee, on June 24, 1999, the entire McNeil Investors board of directors unanimously:

  . determined that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships;

  . approved the Master Agreement and the transactions contemplated by the Master Agreement; and

  . determined to recommend to the limited partners of each of the McNeil
    Partnerships that they vote for the merger proposal.

   Accordingly, the McNeil Investors board of directors unanimously recommends that the limited partners of the Partnership vote for the merger proposal and for the adjournment proposal.

   Positive factors considered. In determining that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships, in approving the Master Agreement and the transactions contemplated by the Master Agreement and in recommending that the limited partners of each of the McNeil Partnerships vote for the merger proposal, the McNeil Investors board of directors considered the following factors, each of which, in the view of the McNeil Investors board of directors, supported the determination of the McNeil Investors board of directors regarding the fairness of the transaction, its approval and its recommendation:

  . The fact that the special committee determined that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships.

  . The special committee's recommendation that the McNeil Investors board of directors approve the transaction.

  . The factors enumerated in "--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction-- Recommendations of the special committee--Positive factors considered," each of which factors the McNeil Investors board of directors considered, and each of which it believed supported its determination regarding the fairness of the transaction.

  . The fairness opinions delivered on June 24, 1999 and December 10, 1999 to the McNeil Investors board of directors by Stanger & Co. on behalf of the McNeil Partnerships. See "--Opinions and reports of financial advisors-- Allocation analysis and opinions of Stanger & Co." The McNeil Investors board of directors did not take any specific actions to adopt Stanger & Co.'s opinions or analysis. However, Stanger & Co.'s opinions and analysis were among the factors considered by the McNeil Investors board of directors in making its determination that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships, in approving the Master Agreement and the transactions contemplated by the Master Agreement and in recommending to the limited partners of each of the McNeil Partnerships that they vote for the merger proposal.

   Negative factors considered. In determining that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships, in approving the Master Agreement and the transactions contemplated by the Master Agreement and in recommending that the limited partners of each of the McNeil Partnerships vote for the merger proposal, the McNeil Investors board of directors also considered the factors enumerated in "--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction--Recommendations of the special committee--Negative factors considered." In the view of the McNeil Investors board of directors, these negative factors were not sufficient, either individually or in the aggregate, to outweigh the benefits of the proposed transaction to the limited partners of the McNeil Partnerships.

   Other factors considered. In evaluating the fairness of the transaction, the McNeil Investors board of directors considered the liquidation value, net asset value and going concern value of the limited partner units in each of the McNeil Partnerships as estimated by Stanger & Co. and presented in the status report delivered by Stanger & Co. to the special committee and the McNeil Investors board of directors. See "Liquidation Value," "Net Asset Value" and "Going Concern Value" in Table 1 and "--Background of the transaction-- Negotiation of definitive transaction documents with Whitehall." The McNeil Investors board of directors' consideration of the liquidation value, net asset value and going concern value involved:

  . numerous discussions with Stanger & Co.;

  . review by the McNeil Investors board of directors of the factual, financial and numerical information presented to the special committee and the McNeil Investors board of directors by Stanger & Co.;

  . numerous inquiries, at both meetings of the McNeil Investors board of directors and during a number of telephone conference calls and informal sessions with Stanger & Co., into the underlying analyses, methodologies and assumptions supporting Stanger & Co.'s estimates (see the discussion in "--Background of the transaction--Negotiation of definitive transaction documents with Whitehall" of the various meetings of the McNeil Investors board of directors); and

  . a number of inquiries of the special committee and Eastdil Realty Company with respect to their independent reviews of the matters supporting Stanger & Co.'s estimates (see "--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction-- Recommendations of the special committee--Other factors considered").

   The McNeil Investors board of directors has relied in good faith under applicable law on Stanger & Co.'s analyses of liquidation value, net asset value and going concern value and, to that extent, has adopted Stanger & Co.'s analyses of liquidation value, net asset value and going concern value.

   With respect to the Partnership, the McNeil Investors board of directors noted in particular that the estimated per unit aggregate amount of $232, including both the merger consideration and the estimated special distribution, to be received with respect to each limited partner unit in the Partnership is greater than each of the following, each as estimated by Stanger & Co.:

  . the liquidation value of $213 per limited partner unit

  . the net asset value of $226 per limited partner unit

  . the going concern value of $189 per limited partner unit

   In evaluating the fairness of the transaction, the McNeil Investors board of directors also considered the information on weighted average private sales prices and tender offer ranges for limited partner units in the McNeil Partnerships presented in the status report delivered by Stanger & Co. to the special committee and the McNeil Investors board of directors. See "Private Sales Weighted Average" and "Tender Offer Ranges" in Table 1. However, for the reasons stated in "--Recommendations of the special committee and the McNeil Investors board of directors--Recommendations of the special committee--Other factors considered," the McNeil Investors board of directors did not place significant emphasis or weight on these prices and ranges and did not consider these prices and ranges to be material factors in reaching its determination that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships, in approving the Master Agreement and the transactions contemplated by the Master Agreement and in recommending that the limited partners of each of the McNeil Partnerships vote for the merger proposal.

   The McNeil Investors board of directors did not consider purchase prices paid by the Partnership, McNeil Partners, McNeil Investors or Robert A. McNeil for limited partner units in the Partnership since the commencement of the Partnership's second full fiscal year preceding the date of this Proxy Statement because since that time, none of the Partnership, McNeil Partners, McNeil Investors or Robert A. McNeil has made any purchases of limited partner units in the Partnership. See "Related Security Holder Matters--Recent transactions in the Partnership's limited partner units."

   Procedural fairness of the transaction. The McNeil Investors board of directors is aware that the McNeil Affiliates have interests in the transaction or relationships that may present actual or potential conflicts of interest in connection with the transaction and considered these conflicts of interest along with the other factors enumerated above in making its determination and recommendation. See "--Interests of certain persons in matters to be acted upon; conflicts of interest." The McNeil Investors board of directors also recognizes that in determining whether the requisite vote of the limited partners of a McNeil Partnership has been obtained, limited partner units held by McNeil Partners and its affiliates will not be excluded. The McNeil Investors board of directors considered these factors to be negative factors in its determination that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships, its approval of the Master Agreement and the transactions contemplated by the Master Agreement and its recommendation that the limited partners of each of the McNeil Partnerships vote for the merger proposal. However, the McNeil Investors board of directors believes that the transaction is procedurally fair to the limited partners of each of the McNeil Partnerships because, among other things:

  . The special committee was constituted with all of the power and authority of the McNeil Investors board of directors (1) to participate, through its legal counsel and financial advisor, in negotiating the forms, terms and conditions of the definitive agreements respecting the transaction, and (2) with the assistance of its legal counsel and financial advisor, to review and pass upon the terms of the transaction on behalf of the limited partners of the McNeil Partnerships.

  . Orrick, Herrington was retained on behalf of the special committee as separate outside legal counsel to the special committee.

  . Eastdil Realty Company was retained on behalf of the special committee as the independent financial advisor to the special committee.

  . The special committee, with the assistance of its legal and financial advisors, engaged in negotiations with respect to the forms, terms and conditions of the definitive agreements respecting the transaction and reviewed and passed upon the terms of the transaction on behalf of the limited partners of the McNeil Partnerships.

  . The terms and conditions of the transaction resulted from arm's-length bargaining among representatives of the special committee, representatives of the McNeil Affiliates and representatives of Whitehall.

  . As to each McNeil Partnership, approval of the merger proposal requires the affirmative vote of limited partners holding greater than 50% of each class of limited partner units in that McNeil Partnership outstanding as of the record date.

  . Although McNeil Partners and its affiliates intend to vote all of the limited partner units beneficially owned by them in each of the McNeil Partnerships for the merger proposal with respect to that McNeil Partnership, McNeil Partners and its affiliates do not beneficially own a sufficient number of limited partner units in any of the McNeil Partnerships to approve the merger proposal with respect to that McNeil Partnership without the affirmative vote of other limited partners of that McNeil Partnership. As of the record date, McNeil Partners and some of its affiliates beneficially owned an aggregate of 1,732 limited partner units in the Partnership, representing in the aggregate approximately 1.3% of the limited partner units in the Partnership outstanding as of the record date.

   In view of the wide variety of factors considered in connection with the evaluation of the fairness of the transaction, the McNeil Investors board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determination and recommendation and in approving the Master Agreement and the transactions contemplated by the Master Agreement.

   Limited partners of the Partnership also should be aware that members of the McNeil Investors board of directors may have actual or potential conflicts of interest in making their determinations and recommendation. The special committee was formed in part to address these conflicts of interest. See "-- Background of the transaction--Appointment of the special committee," "-- Purposes and reasons for the transaction" and "--Interests of certain persons in matters to be acted upon; conflicts of interest."

Alternatives to the transaction

   The McNeil Investors board of directors' assessment of the fairness of the transaction was based on a review of different alternatives that were available. The McNeil Investors board of directors considered two alternatives to the merger: (1) liquidation of the Partnership and distribution of the net cash proceeds of the liquidation and (2) continuation of the business of the Partnership, with the Partnership continuing to be owned by the limited partners and McNeil Partners. The McNeil Investors board of directors has not considered any liquidation or other form of transaction in which the limited partners of the Partnership would receive anything other than cash. See "-- Background of the transaction--Background of the auction process--Structuring of the transaction" and "--Background of the transaction--Background of the auction process--Solicitation of final bids" and "--Purposes and effects of the transaction."

   Under the limited partnership agreements of the public McNeil Partnerships, limited partners owning at least 80% of the outstanding limited partner units must approve a reorganization transaction. A reorganization transaction includes a merger or liquidation of the McNeil Partnership in which the limited partners of the McNeil Partnership would receive securities. In contrast, approval by limited partners owning only a majority of each class of limited partner units is required to approve a merger in which the limited partners will receive only cash. The supermajority provision was included in the limited partnership agreements for the purpose of protecting limited partners against the perceived abuse of "roll-up" transactions. Because McNeil Partners believed that it would be difficult on a practical level to obtain the 80% vote, the McNeil Investors board of directors considered only those transactions in which the limited partners of the public McNeil Partnerships would receive cash.

 Liquidation

   An alternative to the transaction considered by the McNeil Investors board of directors was to liquidate the Partnership's assets, distribute the net cash proceeds of the liquidation to the partners and then dissolve the Partnership.

   In a liquidation, McNeil Partners would market the sale of the Partnership's properties and, if a potential purchaser is interested in purchasing a property or properties, McNeil Partners would negotiate and enter into an agreement for the sale of the property or properties. If a sale of properties would constitute a sale of all or substantially all of a McNeil Partnership's properties, McNeil Partners would be required to obtain the approval of limited partners holding at least 50% of the outstanding limited partner units before the sale could close. If the limited partners approved the sale and the sale was closed, McNeil Partners would proceed to liquidate the Partnership in accordance with the provisions of the Partnership's limited partnership agreement and California law, which governs the Partnership.

   Pursuant to the limited partnership agreement of the Partnership, in a liquidation, McNeil Partners must distribute the liquidation proceeds in the following order:

  . First, to the payment of creditors of the Partnership;

  . Second, to the repayment of any outstanding loans made by McNeil Partners to the Partnership;

  . Third, after McNeil Partners sets aside funds to pay liquidation expenses and reserves for contingencies which McNeil Partners believes are necessary, to McNeil Partners in an amount equal to the management incentive distribution; and

  . Fourth, the remainder to the limited partners, pro rata according to the number of limited partner units owned by the limited partners.

   Stanger & Co. estimated that the distribution amount to limited partners in a liquidation, after payments are made to creditors and to McNeil Partners for repayment of outstanding loans, if any, and the management incentive distribution, would be $213 per limited partner unit. See Table 1.

   Benefits of liquidation to the limited partners

   The McNeil Investors board of directors considered the primary benefits of a liquidation to be the following:

  . Through a liquidation, the Partnership would provide for a final disposition and liquidation of its partners' interests in the Partnership. Limited partners in the Partnership would receive cash liquidation proceeds.

  . A liquidation would satisfy the obligations undertaken by McNeil Partners to liquidate the Partnership. See "--Background of the transaction-- Restructuring of the public McNeil Partnerships" and "--Background of the transaction--Icahn tender offers."

  . In a liquidation, the Partnership's limited partnership agreement requires McNeil Partners to restore any deficiency in its capital account if the assets available for distribution upon the dissolution and termination of the Partnership are insufficient to allow distributions to the limited partners of the Partnership of amounts equal to the then positive balances in their capital accounts.

  . Pursuant to the limited partnership agreement of the Partnership, in such a case, McNeil Partners would be required to contribute in cash to the capital of the Partnership an amount equal to the lesser of (a) the deficiency in McNeil Partners' capital account and (b) 1.01% of the excess of the amount in cash contributed by the limited partners to the capital of the Partnership for limited partner units over the capital contributions of McNeil Partners. The deficit restoration obligation of McNeil Partners with respect to the Partnership, estimated by Arthur Andersen LLP, based upon a hypothetical sale of the properties and liquidation of the Partnership at January 31, 2000, is approximately $681,760. Arthur Andersen LLP's estimate was based, in part, on limited historical tax records prepared by other accounting firms. Sufficient records did not exist such that Arthur Andersen LLP could test the accuracy of prior accountant's work. Further, this estimate was based on the Partnership's projections of operating results through January 31, 2000 and on hypothetical asset sale/partnership liquidation information provided by Stanger & Co. Arthur Andersen LLP has not audited or opined on the projected results of operations or financial information relating to such hypothetical sale/liquidation.

  Disadvantages of liquidation to the limited partners

   The McNeil Investors board of directors also considered the relative disadvantages to the limited partners of the Partnership of liquidating the Partnership. The McNeil Investors board of directors considered the disadvantages of liquidating the Partnership relative to the benefits discussed above and relative to the proposed transaction.

   Stanger & Co. liquidation analysis. One of the factors considered by the McNeil Investors board of directors was Stanger & Co.'s estimates of the value of the McNeil portfolio and the liquidation value and net asset value of the limited partner units in each of the McNeil Partnerships. The McNeil Investors board of directors has relied in good faith under applicable law on Stanger & Co.'s analyses of the value of the McNeil portfolio and the liquidation value and net asset value of the limited partner units in each of the McNeil Partnerships and, to that extent, has adopted Stanger & Co.'s analyses of the value of the McNeil portfolio and the liquidation value and net asset value of the limited partner units in each of the McNeil Partnerships.

   An independent determination was made by Stanger & Co. that liquidation of the McNeil portfolio on a property by property basis would yield a lesser return to the limited partners of each McNeil Partnership than would the proposed transaction, which is structured as a single sale of all of the properties in the McNeil portfolio.

   As Table 1 reflects, Stanger & Co. independently estimated both the per unit liquidation value and the per unit net asset value for each of the McNeil Partnerships. These estimates are set forth in Table 1 in the columns entitled "Liquidation Value" and "Net Asset Value," respectively. To calculate the estimates of per unit liquidation value and per unit net asset value, Stanger & Co. first estimated the value of the real estate assets of each of the McNeil Partnerships. Stanger & Co.'s estimates of the real estate assets of each of the McNeil Partnerships are set forth in Table 2 in the column entitled "Total Asset Value." Stanger & Co. then made certain assumptions, which are reflected in Notes (4) and (6) to Table 1, to determine the estimates of per unit net asset value and per unit liquidation value, respectively.

   As Table 1 reflects, with respect to each McNeil Partnership, the per unit aggregate amount estimated to be received by limited partners in the proposed transaction (the column entitled "Total Per Unit Estimate" in Table 1) is greater than the per unit amount which would be received by those limited partners in a property by property liquidation of that McNeil Partnership (the column entitled "Liquidation Value" in Table 1). The "Total Per Unit Estimate" of each McNeil Partnership includes an amount equal to McNeil Partners' estimated deficit restoration obligation, if any, to that McNeil Partnership. See "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--Stanger & Co. allocation analysis."

   Stanger & Co. has advised the McNeil Investors board of directors and the special committee that Stanger & Co.'s estimates of liquidation value and net asset value were not based upon or influenced by, and Eastdil Realty Company has advised the special committee that Eastdil Realty Company's review and corroboration of Stanger & Co.'s estimates were not based upon or influenced by, assumptions which require a specific holding period by a potential purchaser, a continuing interest or other interest by the McNeil General Partners in the

McNeil Partnerships or their properties, a merger, or any other assumption of contingent or latent liabilities by a potential purchaser. In recognition of the foregoing, the McNeil Investors board of directors believes that the estimates of liquidation value and net asset value prepared by Stanger & Co., and independently reviewed and corroborated by Eastdil Realty Company, provide an independent comparison between the aggregate amount to be received per unit by the limited partners of each of the McNeil Partnerships in the proposed transaction and the aggregate amount which would have been received by the limited partners of each of the McNeil Partnerships in a transaction structured without those requirements.

   Total Per Unit Estimate exceeds Liquidation Value. Based on the analysis of Stanger & Co., it is anticipated that limited partners of the Partnership will receive more cash proceeds per limited partner unit in the proposed transaction than they would have received in a liquidation of the Partnership. See "Liquidation Value" and "Total Per Unit Estimate" in Table 1. The "Total Per Unit Estimate" of the Partnership includes an amount equal to McNeil Partners' estimated deficit restoration obligation, if any, to the Partnership. See "-- Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--Stanger & Co. allocation analysis."

  . It is anticipated that limited partners of the Partnership will receive an estimated aggregate amount of approximately $232 per limited partner unit in the proposed transaction, including the estimated per unit special distribution.

  . Based on the analysis of Stanger & Co., it is anticipated that limited partners of the Partnership would receive an aggregate amount of approximately $213 per limited partner unit in a liquidation.

  . The aggregate amount to be received for each limited partner unit is based on the estimates of McNeil management, as of the date of this Proxy Statement, of the Partnership's modified net working capital balance as of the estimated closing date of the transaction. While we expect that you will receive the estimated amounts for each of your limited partner units, there can be no assurances that you will receive the specified cash merger consideration or any special distribution. You will receive a special distribution only if the Partnership has a positive modified net working capital balance as of the closing date. There can be no assurances that the Partnership will have a positive modified net working capital balance as of the closing date or that the actual per unit amount of the special distribution will be equal to the estimated per unit amount of the special distribution. If the Partnership's modified net working capital balance as of the closing date is zero, you will receive no special distribution and will receive only the cash merger consideration of $224 for each limited partner unit. If the Partnership has a negative modified net working capital balance as of the closing date, you will receive no special distribution and the cash merger consideration to be received for each limited partner unit will be reduced by the pro rata amount of that negative modified net working capital balance.

   Total Per Unit Estimate exceeds Net Asset Value. In addition, based on real estate value estimates of the Partnership's portfolio included in the analysis by Stanger & Co., it is anticipated that the cash proceeds per limited partner unit to be received in the proposed transaction exceed the Partnership's net asset value per limited partner unit. See "Net Asset Value" and "Total Per Unit Estimate" in Table 1.

  . It is anticipated that limited partners of the Partnership will receive an estimated aggregate amount of approximately $232 per limited partner unit in the proposed transaction, including the estimated per unit special distribution.

  . The net asset value per limited partner unit in the Partnership, based on the analysis of Stanger & Co., is approximately $226 per limited partner unit.

  . The aggregate amount to be received for each limited partner unit is based on the estimates of McNeil management, as of the date of this Proxy Statement, of the Partnership's modified net working capital balance as of the estimated closing date of the transaction. While we expect that you will receive the estimated amounts for each of your limited partner units, there can be no assurances that you will receive the specified cash merger consideration or any special distribution. You will receive a special distribution only if the Partnership has a positive modified net working capital balance as of the closing date. There can be no assurances that the Partnership will have a positive modified net working capital balance as of the closing date or that the actual per unit amount of the special distribution will be equal to the estimated per unit amount of the special distribution. If the Partnership's modified net working capital balance as of the closing date is zero, you will receive no special distribution and will receive only the cash merger consideration of $224 for each limited partner unit. If the Partnership has a negative modified net working capital balance as of the closing date, you will receive no special distribution and the cash merger consideration to be received for each limited partner unit will be reduced by the pro rata amount of that negative modified net working capital balance.

   Other disadvantages of liquidating the Partnership. The McNeil Investors board of directors also considered the following disadvantages of liquidating the Partnership:

  . There can be no assurance that McNeil Partners would be able to sell the Partnership's properties for prices that would result in consideration to the limited partners that is equal or greater than the consideration that it is estimated they will receive in the proposed transaction.

  . McNeil Partners believes that the transaction will allow limited partners to dispose of their investment in the Partnership for a greater per unit aggregate amount of cash, based on the analyses of Stanger & Co., and more quickly than in a property by property liquidation. Limited partners would not receive distributions in a liquidation as quickly as they would in the transaction. Distributions would be payable only after the sale of the properties. There is no assurance that the properties of the Partnership could be sold at prices comparable to those in the transaction.

  . If the Partnership determined to sell all of its properties and liquidate, it would not be able to distribute all of the liquidation proceeds immediately after the sale. Under the Partnership's limited partnership agreement, McNeil Partners has the authority to set aside net proceeds from liquidation as well as other working capital of the Partnership to pay creditors, including creditors who may have a contingent claim against the Partnership. The actual timing and amount of distributions would be subject to McNeil Partners' determination of when the reserves set aside are no longer necessary. Accordingly, there could be no assurance as to the precise timing or amount of distributions to the limited partners.

  . In a liquidation, unlike in the proposed transaction, limited partners would be required to continue to hold interests in the Partnership until all contingent liabilities had been settled.

  . Prior to the maturity date of the mortgage debt on some of the Partnership's properties, McNeil Partners will need to either sell those properties or refinance the mortgage debt. There is no assurance that McNeil Partners would be able to refinance the mortgage debt on terms that are as favorable or more favorable than the terms of the existing mortgage debt. In addition, the obtaining of new mortgages could preclude the sale of the Partnership's properties because of the terms of the mortgage and the costs of terminating the mortgage.

  . Until the properties of the Partnership are sold and the Partnership is liquidated and terminated, limited partners would continue to receive Schedule K-1s from the Partnership, and the Partnership would continue to have SEC reporting obligations.

  . Depending on the value of the properties to be sold, it may not be economically feasible for McNeil Partners to obtain a fairness opinion with respect to the sale of the Partnership's properties preceding a liquidation.

   When comparing a liquidation to the proposed transaction, the McNeil Investors board of directors also considered that the proposed transaction provides the same benefits as described in the bullet points under "-- Alternatives to the transaction--Liquidation--Benefits of liquidation to the limited partners," including that the allocations of the aggregate consideration in the transaction to each class of limited partner units in each of the McNeil Partnerships includes an amount equal to the general partner's estimated deficit restoration obligation, if any, to that McNeil Partnership. See "--Purposes and reasons for the transaction" and

"--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--Stanger & Co. allocation analysis."

   Based on the factors described above, the McNeil Investors board of directors concluded that the disadvantages of liquidating the Partnership on a property by property basis outweighed the benefits of liquidating the Partnership on a property by property basis. The McNeil Investors board of directors also concluded that the proposed transaction would provide greater benefit to the limited partners of the Partnership than would a liquidation of the Partnership. See "--Purposes and reasons for the transaction."

 Continued ownership of the Partnership

  Benefits of continued ownership

   Another alternative to the transaction would be to continue the Partnership in accordance with its existing business plan, with the Partnership continuing to be owned by the limited partners and McNeil Partners. This will be the result if the Partnership does not participate in the transaction. The McNeil Investors board of directors considered the primary benefits of continuing the business of the Partnership to be as follows:

  . Limited partners of the Partnership would have the potential to continue to receive indefinitely semiannual distributions of net cash flow arising from operations and the sale or refinancing of the Partnership's properties.

  . Continued ownership of the Partnership by the limited partners and McNeil
    Partners affords the limited partners of the Partnership with the opportunity to participate in any future appreciation in the Partnership's properties.

  . Continued ownership would mean that there would be no change in the nature of the investment of the limited partners. Therefore, continued ownership would avoid whatever disadvantages might result from a change in the nature of the investment of the limited partners, including any disadvantages as a result of the proposed transaction.

  Disadvantages of continued ownership

   The McNeil Investors board of directors also considered the relative disadvantages to the limited partners of the Partnership of continuing the Partnership under its current business plan and the disadvantages of continuing the Partnership relative to the benefits discussed above and relative to the proposed transaction.

   Stanger & Co. going concern analysis. One of the factors considered by the McNeil Investors board of directors was Stanger & Co.'s estimates of the going concern value with respect to limited partner units in each of the McNeil Partnerships. See "Going Concern Value" in Table 1. The McNeil Investors board of directors has relied in good faith under applicable law on Stanger & Co.'s analyses of going concern value with respect to limited partner units in each of the McNeil Partnerships and, to that extent, has adopted Stanger & Co.'s analyses of going concern value with respect to limited partner units in each of the McNeil Partnerships.

   An independent determination was made by Stanger & Co. that, based on the assumptions set forth in Note (5) to Table 1, continuing each of the McNeil Partnerships under its current business plan would yield a lesser return to the limited partners of that McNeil Partnership than would the proposed transaction.

   As Table 1 reflects, with respect to each McNeil Partnership, the per unit aggregate amount estimated to be received by limited partners in the proposed transaction (the column entitled "Total Per Unit Estimate" in Table 1) is greater than the estimated per unit going concern value of that McNeil Partnership (the column entitled "Going Concern Value" in Table 1). The "Total Per Unit Estimate" of each McNeil Partnership includes an amount equal to McNeil Partners' estimated deficit restoration obligation, if any, to that McNeil Partnership. See "--Opinions and reports of financial advisors-- Allocation analysis and opinions of Stanger & Co.--Stanger & Co. allocation analysis."

   Total Per Unit Estimate exceeds Going Concern Value. Based on the analysis of Stanger & Co., it is anticipated that the going concern value of the Partnership per limited partner unit would be less than the estimated per unit aggregate amount to be received in the proposed transaction. See "Going Concern Value" and "Total Per Unit Estimate" in Table 1. The "Total Per Unit Estimate" of the Partnership includes an amount equal to McNeil Partners' estimated deficit restoration obligation, if any, to the Partnership. See "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--Stanger & Co. allocation analysis."

  . It is anticipated that limited partners of the Partnership will receive an estimated aggregate amount of approximately $232 per limited partner unit in the proposed transaction, including the estimated per unit special distribution.

  . The going concern value of the Partnership, based on the analysis by Stanger & Co., is approximately $189 per limited partner unit.

  . The aggregate amount to be received for each limited partner unit is based on the estimates of McNeil management, as of the date of this Proxy Statement, of the Partnership's modified net working capital balance as of the estimated closing date of the transaction. While we expect that you will receive the estimated amounts for each of your limited partner units, there can be no assurances that you will receive the specified cash merger consideration or any special distribution. You will receive a special distribution in respect of your current income units only if the Partnership has a positive modified net working capital balance as of the closing date. There can be no assurances that the Partnership will have a positive modified net working capital balance as of the closing date or that the actual per unit amount of the special distribution will be equal to the estimated per unit amount of the special distribution. If the Partnership's modified net working capital balance as of the closing date is zero, you will receive no special distribution and will receive only the cash merger consideration of $224 for each limited partner unit. If the Partnership has a negative modified net working capital balance as of the closing date, you will receive no special distribution and the cash merger consideration to be received for each limited partner unit will be reduced by the pro rata amount of that negative modified net working capital balance.

   Other disadvantages of continuing the Partnership. In addition, the McNeil Investors board of directors considered the following disadvantages of continuing the Partnership:

  . Under the Partnership's limited partnership agreement, McNeil Partners agreed to commence a liquidation of the properties of the Partnership seven years after the Partnership's restructuring date and to use commercially reasonable efforts to complete the liquidation and termination of the Partnership by December 31, 1999. Continuation of the Partnership would not have satisfied the obligations undertaken by McNeil Partners to use commercially reasonable efforts to liquidate the Partnership. See "--Background of the transaction--Restructuring of the public McNeil Partnerships" and "--Background of the transaction--Icahn tender offers."

  . If the merger is not approved and the Partnership is continued, limited partners will not have any assurance of when or if another liquidation transaction will occur. In addition, continued ownership of the Partnership by the limited partners would fail to secure the benefits to the limited partners that are expected to result from the transaction, including providing immediate liquidity to the limited partners of their investment in the Partnership.

  . The limited partners would not have the opportunity to liquidate their investment in the Partnership other than pursuant to sales of their limited partner units. At present, there is no established public trading market for the limited partner units in the Partnership and liquidity is limited to sporadic private sales or tender offers for limited partner units, both of which are generally at a substantial discount to the estimated per unit aggregate amount to be received in the transaction, including the merger consideration and estimated special distribution, and often involve only a limited number of limited partner units. See "Private Sales Weighted Average" and "Tender Offer Ranges" in Table 1.

  . The Partnership's limited partners would continue to own limited partner units in the Partnership and therefore would continue to be exposed to the risks inherent in the ownership of real property, such as fluctuations in occupancy rates, operating expenses and rental rates, which in turn may be affected by general and local economic conditions, the supply and demand for properties of the type owned by the Partnership and federal and local laws and regulations affecting the ownership and operation of real estate.

  . Until the properties of the Partnership are sold and the Partnership is liquidated and terminated, limited partners would continue to receive Schedule K-1s from the Partnership, and the Partnership would continue to have SEC reporting obligations.

   Based on the factors described above, the McNeil Investors board of directors concluded that the disadvantages of continuing the Partnership under its current business plan outweighed the benefits of continuing the Partnership. The McNeil Investors board of directors also concluded that the proposed transaction would provide greater benefit to the limited partners of the Partnership than would a continuation of the Partnership under its current business plan.

                                    Table 1
         Unit Value Comparisons of Alternatives to the Transaction(1)

                                 Total
McNeil               Units      Per Unit    Net Asset Going Concern  Liquidation
Partnership       Outstanding Estimate (2)  Value (4)   Value (5)     Value (6)
-----------       ----------- ------------  --------- -------------  -----------
Fund IX..........    110,170    $   428      $   418     $   374       $   397
Fund X...........    134,980        232          226         189           213
Fund XI..........    159,813        220          215         183           204
Fund XII.........    229,666         73           71          42            64
Fund XIV.........     86,534        215          210         195           198
Fund XV..........    102,796        162          157         145           147
Fund XX..........     49,512         92           90          64            87
Fund XXI
 Current income
 units:..........     24,863         99           90           0(10)         0
 Growth/shelter
 units:..........     22,035         15(3)         0           0             0
Fund XXII
 Current income
 units:.......... 19,493,088       0.26         0.26        0.21          0.24
 Growth/shelter
 units:.......... 13,201,029      0.008(3)         0           0             0
Fund XXIII
 Current income
 units:..........  6,574,985       0.27         0.25        0.16          0.21
 Growth/shelter
 units:..........  4,850,711      0.008(3)         0           0             0
Fund XXIV........     40,000        357          353         280           343
Fund XXV......... 82,943,685       0.51         0.50        0.44          0.48
Fund XXVI........ 86,530,671       0.28         0.28        0.24          0.26
Fund XXVII.......  5,162,909      10.95        10.83        9.72         10.57
Hearth Hollow....         35     42,003       40,835      37,184        38,263
Midwest
Properties.......         90     25,302       23,828      14,106        20,384
Regency North....         32     75,929       74,165      62,774        70,102
Fairfax..........          2    479,061      457,288     178,769       407,288
Summerhill.......          1     35,497            0         N/A(16)         0
                   Private Sales Weighted Average
                  ------------------------------------
                                         Partnership   Tender Offer
                  Stanger & Co. (7)     Spectrum (8)    Ranges (9)
                  -------------------- --------------- -----------------
                                       Number
McNeil             Number  Weighted      of   Weighted
Partnership       of Units Average     Units  Average   Low    High
-----------       -------- ----------- ------ -------- ------ ----------
Fund IX..........   1,302   $  297         74    352   $  200 $  350(17)
Fund X...........     385      185        N/A    N/A      115    205
Fund XI..........     442      180        128    190      100    165(17)
Fund XII.........     633       47        185     53       32     50
Fund XIV.........     146      158        N/A    N/A       89    151(17)
Fund XV..........     559      153        130    147      115    140
Fund XX..........     186       94        N/A    N/A       60    125(18)
Fund XXI
 Current income
 units:..........     N/A      N/A        N/A    N/A       80    105(11)
 Growth/shelter
 units:..........      10       32        N/A    N/A      N/A    N/A
Fund XXII
 Current income
 units:..........     N/A      N/A      5,000   0.21     0.07   0.26(12)
 Growth/shelter
 units:.......... 263,500     0.01        N/A    N/A      N/A    N/A
Fund XXIII
 Current income
 units:..........     N/A      N/A        N/A    N/A     0.01   0.15(17)
 Growth/shelter
 units:..........     N/A      N/A        N/A    N/A      N/A    N/A
Fund XXIV........      98      327         19    296      275    351(17)
Fund XXV......... 551,367     0.37     35,125   0.40     0.26   0.38(17)
Fund XXVI........ 221,958     0.24     55,000   0.21     0.16   0.23
Fund XXVII.......  28,821     8.46      1,000   8.85        6   8.25
Hearth Hollow....       3   28,000        N/A    N/A   15,000 40,500(17)
Midwest
Properties.......      10   11,294(13)    N/A    N/A   15,000 26,500(14)
Regency North....       1   16,000(13)    N/A    N/A   16,000 77,000(15)
Fairfax..........     N/A      N/A        N/A    N/A      N/A    N/A
Summerhill.......     N/A      N/A        N/A    N/A      N/A    N/A

----
 (1) Based upon balance sheets as of October 31, 1999, with estimates made for operating activity through January 31, 2000, and includes impact of the general partner's deficit restoration obligation, if any, to the McNeil Partnership, as estimated by Arthur Andersen LLP as of January 31, 2000. Arthur Andersen LLP's estimates were based, in part, on limited historical tax records prepared by other accounting firms. Sufficient records did not exist such that Arthur Andersen LLP could test the accuracy of prior accountants' work. Further, these estimates were based on the McNeil Partnerships' projections of operating results through January 31, 2000 and on hypothetical asset sale/partnership liquidation information provided by Stanger & Co. Arthur Andersen LLP has not audited or opined on the projected results of operations or financial information relating to such hypothetical sales/liquidations. See "Where You Can Find More Information."
 (2) Amount includes "Per Unit Merger Consideration" and "Estimated Per Unit Special Distribution." See Table 2. The aggregate amount to be received for each limited partner unit in a McNeil Partnership is based on the estimates of McNeil management, as of the date of this Proxy Statement, of that McNeil Partnership's modified net working capital balance as of the estimated closing date of the transaction. While we expect that a class of limited partners of a participating McNeil Partnership will receive the "Per Unit Merger Consideration" and "Estimated Per Unit Special Distribution" set forth in Table 2 with respect to that class, there can be no assurances that limited partners will receive the specified cash merger consideration or any special distribution. Limited partners of a participating McNeil Partnership will receive a special distribution only if that participating McNeil Partnership has a positive modified net working capital balance as of the closing date. There can be no assurances that a participating McNeil Partnership will have a positive modified net working capital balance as of the closing date or that the actual per unit amount of the special distribution will be equal to the estimated per unit amount of the special distribution. If a participating McNeil Partnership's modified net working capital balance as of the closing date is zero, each class of limited partners of that participating McNeil Partnership will receive no special distribution and will receive only the per unit cash merger consideration with respect to that class. If a participating McNeil Partnership has a negative modified net working capital balance as of the closing date, each class of limited partners of that participating McNeil Partnership will receive no special distribution and the per unit cash merger consideration to be received with respect to limited partner units in that class will be reduced by the pro rata amount of the negative modified net working capital balance allocated by Stanger & Co. to that class. The foregoing discussion does not apply to growth/shelter units in each of Funds XXI, XXII and XXIII. No special distribution will be made in respect of the growth/shelter units, and the cash merger consideration to be received for each growth/shelter unit will not be subject to adjustment based on such McNeil Partnership's modified net working capital balance as of the closing date. Under the provisions of each such McNeil Partnership's limited partnership agreement, holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment.

 (3) The "Total Per Unit Estimate" for growth/shelter units in each of Funds XXI, XXII and XXIII consists solely of the "Per Unit Merger Consideration." No special distribution will be made in respect of the growth/shelter units in that McNeil Partnership because under the provisions of that McNeil Partnership's limited partnership agreement governing distributions of surplus cash holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment. The "Per Unit Merger Consideration" into which each growth/shelter unit in that McNeil Partnership will be converted is not based on the Stanger & Co. allocation analysis. Under the Stanger & Co. allocation analysis, growth/shelter units in that McNeil Partnership are entitled to receive $0 because under the provisions of that McNeil Partnership's limited partnership agreement relating to a liquidation and termination of that McNeil Partnership holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment. Instead, the per unit amount was separately agreed upon between McNeil Partners and WXI/McN Realty. The amount payable with respect to growth/shelter units in that McNeil Partnership will be paid by WXI/McN Realty independent of and in addition to the aggregate consideration in the transaction which is being allocated by Stanger &
     Co.
 (4) Stanger & Co. estimated the "Net Asset Value" per limited partner unit in each McNeil Partnership as follows:
   (a) Stanger & Co.'s estimate of the value of the real estate assets of the McNeil Partnership net of the mark-to-market adjustment on the mortgage debt of that McNeil Partnership, as described in "--Reports and opinions of financial advisors--Allocation analysis and opinions of Stanger & Co.--Financial analysis of Stanger & Co.;"
   (b) Plus: the book value of the other tangible assets of the McNeil Partnership estimated as of January 31, 2000;
   (c) Plus: the deficit restoration obligation, if any, of the general partner of the McNeil Partnership, as estimated by Arthur Andersen LLP as of January 31, 2000, assuming the McNeil Partnership had been liquidated on that date. Arthur Andersen LLP's estimates were based, in part, on limited historical tax records prepared by other accounting firms. Sufficient records did not exist such that Arthur Andersen LLP could test the accuracy of prior accountants' work. Further, these estimates were based on the McNeil Partnerships' projections of operating results through January 31, 2000 and on hypothetical asset sale/partnership liquidation information provided by Stanger & Co. Arthur Andersen LLP has not audited or opined on the projected results of operations or financial information relating to such hypothetical sales/liquidations.
   (d) Less: the estimated mortgage debt outstanding as of January 31, 2000;
   (e) Less: other liabilities of the McNeil Partnership estimated as of January 31, 2000, including amounts recorded as liabilities to the general partner of the McNeil Partnership and its affiliates, including McREMI; and
   (f) Less: the transaction expenses as estimated by McNeil Partners.
  The resulting net asset value was divided by the number of limited partner units outstanding as of December 10, 1999, the record date, to derive the "Net Asset Value" per limited partner unit.
 (5) Stanger & Co. estimated the "Going Concern Value" per limited partner unit in each McNeil Partnership based upon the continued operation of the McNeil Partnership for a ten-year period. Real estate cash flows and the residual value of the real estate at the end of ten years were estimated by Stanger & Co. Debt service was estimated based on the terms of the existing mortgages in place. Stanger & Co. assumed the existing mortgages were refinanced at the earlier of: (a) the expiration of the term of the mortgage; (b) the date on which any prepayment penalty was eliminated;
     and (c) the date on which any prepayment penalty, plus the outstanding mortgage balance, is less than the present value, discounted at 7.5%, of the remaining obligations due under the mortgage. The mortgage balance and any prepayment penalties were assumed refinanced at 7.5% per annum interest with an amortization period of 30 years. Administrative fees and expenses were based upon normalized 1997 and 1998 expense levels. Asset management fees were estimated in accordance with the limited partnership agreement of the McNeil Partnership. Net cash flows calculated pursuant to the going concern analysis were discounted to present value at a premium to the estimated internal rate of return for the real estate portfolio based upon several factors including illiquidity and leverage, as estimated by Stanger & Co. The resulting going concern value was divided by the number of limited partner units outstanding as of December 10, 1999, the record date, to derive the "Going Concern Value" per limited partner unit.
 (6) Stanger & Co. estimated the "Liquidation Value" per limited partner unit in each McNeil Partnership based upon the "Net Asset Value" of that McNeil Partnership, adjusted for additional costs, estimated at 2.5% of real estate value, associated with the sale of the assets, continued operation of the McNeil Partnership and the wind-down of partnership operations.
 (7) Per database of Stanger & Co. through September 30, 1999, except as noted.
 (8) Trading prices listed in the September/October 1999 edition of the Partnership Spectrum.
 (9) For the period January 1, 1998 to December 10, 1999, as reported by McREMI. See "Related Security Holder Matters--Past contacts, transactions and negotiations."
(10) Fund XXI is more than 95% leveraged and therefore "Going Concern Value" is deemed inapplicable.
(11) On October 15, 1999, Bond Purchase, L.L.C. made a tender offer, which expired on November 20, 1999, for up to 2,000 current income units, or approximately 8.0% of the outstanding current income units, in Fund XXI at a price of $105 per current income unit. See "--Events subsequent to the execution of the Master Agreement--Mini-tender offers" and "Related Security Holder Matters--Past contacts, transactions and negotiations."
(12) On October 8, 1999, McDowell Foods, Inc. made a tender offer, which expired on November 15, 1999, for up to 1,500,000 current income units, or approximately 7.7% of the outstanding current income units, in Fund XXII at a price of $0.26 per current income unit. See "--Events subsequent to the execution of the Master Agreement--Mini-tender offers" and "Related Security Holder Matters--Past contacts, transactions and negotiations."

(13) As reported by McREMI. See "Related Security Holder Matters--Past contacts, transactions and negotiations."
(14) On October 11, 1999, Bond Purchase, L.L.C. offered to purchase up to 30 limited partner units, or approximately 33.3% of the outstanding limited partner units, in McNeil Midwest Properties at a price of $26,500 per limited partner unit in cash. The offer expired on November 30, 1999.
(15) On September 17, 1999, Bond Purchase, L.L.C. offered to purchase up to eleven limited partner units, or approximately 34.4% of the outstanding limited partner units, in Regency North at a price of $77,000 per limited partner unit in cash. The offer expired on October 15, 1999. On October 18, 1999, Bond Purchase offered to purchase up to three additional limited partner units in Regency North at a price of $77,000 per limited partner unit in cash. The offer expired on November 15, 1999.
(16) Summerhill is more than 95% leveraged and therefore "Going Concern Value" is deemed inapplicable.
(17) Subsequent to the execution of the Master Agreement, a "mini-tender" offer was made for less than 5% of such limited partner units at a price below the "Total Per Unit Estimate." See "Special Factors--Events subsequent to the execution of the Master Agreement--Mini-tender offers" and "Related Security Holder Matters--Mini-tender offers."
(18) On November 24, 1999, McDowell Foods, Inc. made a tender offer, which is scheduled to expire on December 31, 1999, unless extended, for up to 2,400 of the outstanding limited partner units, or approximately 4.8% of the outstanding limited partner units, in the Partnership at a price of $96 per limited partner unit. See "--Events subsequent to the execution of the Master Agreement--Mini-tender offers" and "Related Security Holder Matters--Past contacts, transactions and negotiations." The high tender offers at a price of $125 per limited partner unit were made by Madison Investment Group, LLC during the second quarter of 1998.

Effects of the transaction

   The Master Agreement provides that WXI/McN Realty will acquire the general partner interests and limited partner interests in each of the McNeil Partnerships, assets of McNeil Partners related to the McNeil Partnerships and certain assets of McREMI. Each McNeil Partnership's participation in the transaction is subject to the requisite approval of its limited partners.

 Effects of the transaction on the Partnership

   If the merger proposal is approved by the limited partners of the Partnership and the Partnership participates in the transaction, then the effects of the transaction with respect to the Partnership will be as follows:

  . WXI/McN Realty will acquire all of the general partner interests and limited partner interests in the Partnership, assets of McNeil Partners related to the Partnership and assets of McREMI related to the Partnership.

  . As a result of the transaction, the Partnership will become a directly and/or indirectly wholly owned subsidiary of WXI/McN Realty. WXI/McN Realty or a wholly owned subsidiary of WXI/McN Realty will be the sole limited partner of the Partnership, and a separate directly or indirectly wholly owned subsidiary of WXI/McN Realty will be the general partner of the Partnership and will acquire the assets of McNeil Partners related to the Partnership. A separate directly or indirectly wholly owned subsidiary of WXI/McN Realty will own and operate the assets of McREMI.

  . Following the completion of the transaction, the current limited partners of the Partnership will no longer have any interest in and will not be limited partners of the Partnership and, therefore, will not participate in the Partnership's future earnings and potential growth.

  . Following the completion of the transaction with respect to the Partnership, the limited partner units in the Partnership will cease to be registered under the Securities Exchange Act and all SEC reporting obligations of the Partnership will cease. Limited partners of the Partnership will receive a final Schedule K-1 from the Partnership after the closing of the transaction and thereafter will no longer receive Schedule K-1s from the Partnership.

  . Limited partners of the Partnership will receive approximately $232 in cash for each limited partner unit. The aggregate amount to be received for each limited partner unit consists of merger consideration of $224 per unit and a special cash distribution estimated as of January 31, 2000 at $8 per unit.

  . The aggregate amount to be received for each limited partner unit is based on the estimates of McNeil management, as of the date of this Proxy Statement, of the Partnership's modified net working capital balance as of the estimated closing date of the transaction. While we expect that you will receive the estimated amounts set forth above for each of your limited partner units, there can be no assurances that you will receive the specified cash merger consideration or any special distribution.

  . You will receive a special distribution only if the Partnership has a positive modified net working capital balance as of the closing date. There can be no assurances that the Partnership will have a positive modified net working capital balance as of the closing date or that the actual per unit amount of the special distribution will be equal to the estimated per unit amount of the special distribution. If the Partnership's modified net working capital balance as of the closing date is zero, you will receive no special distribution and will receive only the cash merger consideration of $224 for each limited partner unit. If the Partnership has a negative modified net working capital balance as of the closing date, you will receive no special distribution and the cash merger consideration to be received for each limited partner unit will be reduced by the pro rata amount of that negative modified net working capital balance.

  . The estimated per unit aggregate amount set forth in this Proxy Statement to be received for each limited partner unit in the Partnership is lower than the estimated per unit aggregate amount set forth in the June 25, 1999 press release announcing the transaction because of a reduction in the estimate of the Partnership's modified net working capital balance as of the estimated closing date of the transaction. This reduction is attributable primarily to additional costs to complete all budgeted capital items with respect to the Partnership through the estimated closing date of the transaction as required by the Master Agreement, the Partnership's pro rata share of higher than anticipated transaction costs and the Partnership's pro rata share of an increase in the reserve for transaction costs. These amounts are in the aggregate greater than the increase in the estimate of the Partnership's cash flow, for the period through the estimated closing date, as a result of higher than anticipated revenues generated to date and additional revenue estimated to be generated through the estimated closing date of the transaction. As described in the preceding paragraphs, the actual per unit aggregate amount to be received for each limited partner unit in the Partnership will vary based on the Partnership's actual modified net working capital balance as of the actual closing date of the transaction.


  . McNeil Partners will receive membership interests in and credit for a capital contribution to WXI/McN Realty in exchange for its contributions to WXI/McN Realty and WXI/McN Realty's subsidiaries of its general partner interests in the Partnership, assets of McNeil Partners related to the Partnership and assets of McREMI related to the Partnership. The amount of this capital contribution will be equal to $3,314,000, the amount of the aggregate consideration allocated by Stanger & Co. to these contributions. See "--Opinions and reports of financial advisors-- Allocation analysis and opinions of Stanger & Co.--Stanger & Co. allocation analysis" and "MPLP Allocation Amount" for the Partnership in Table 2.

  . McNeil Partners also may contribute cash to WXI/McN Realty under some circumstances, and some fees, expenses and disbursements incurred by the McNeil Affiliates in connection with the transaction will be treated as a contribution in-kind by McNeil Partners to WXI/McN Realty. In consideration for any such cash contribution and any such contribution in-kind, McNeil Partners will receive additional membership interests in WXI/McN Realty and credit for capital contribution to WXI/McN Realty in the amount of any such cash contribution and any such contribution in-kind. See "--Interests of certain persons in matters to be acted upon; conflicts of interest--Equity interest of McNeil Partners in WXI/McN Realty."

 Effects of the transaction on all of the other participating McNeil Partnerships and the McNeil Affiliates

  . For each other participating McNeil Partnership, other than the Affiliated McNeil Partnerships, the effects of the transaction with respect to that participating McNeil Partnership will be the same as the effects described above with respect to the Partnership. The merger consideration and estimated special distribution, if any, per limited partner unit in each of the McNeil Partnerships is set forth in Table 2 in the columns "Per Unit Merger Consideration" and "Estimated Per Unit Special Distribution."

  . The aggregate amount to be received for each limited partner unit in a participating McNeil Partnership is based on the estimates of McNeil management, as of the date of this Proxy Statement, of that participating McNeil Partnership's modified net working capital balance as of the estimated closing date of the transaction.

  . While we expect that a class of limited partners of a participating
    McNeil Partnership will receive the "Per Unit Merger Consideration" and "Estimated Per Unit Special Distribution," if any, set forth in Table 2 with respect to that class, there can be no assurances that limited partners will receive the specified cash merger consideration or any special distribution. Limited partners of a participating McNeil Partnership will receive a special distribution only if that participating McNeil Partnership has a positive modified net working capital balance as of the closing date. There can be no assurances that a participating McNeil Partnership will have a positive modified net working capital balance as of the closing date or that the actual per unit amount of the special distribution will be equal to the estimated per unit amount of the special distribution. If a participating McNeil Partnership's modified net working capital balance as of the closing date is zero, each class of limited partners of that participating McNeil Partnership will receive no special distribution and will receive only the per unit cash merger consideration with respect to that class. If a participating McNeil Partnership has a negative modified net working capital balance as of the closing date, each class of limited partners of that participating McNeil Partnership will receive no special distribution and the per unit cash merger consideration to be received with respect to limited partner units in that class will be reduced by the pro rata amount of the negative modified net working capital balance allocated by Stanger & Co. to that class. The foregoing discussion does not apply to growth/shelter units in each of Funds XXI, XXII and XXIII. No special distribution will be made in respect of the growth/shelter units, and the cash merger consideration to be received for each growth/shelter unit will not be subject to adjustment based on such McNeil Partnership's modified net working capital balance as of the closing date. Under the provisions of each such McNeil Partnership's limited partnership agreement, holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment.

  . The "Total Per Unit Estimate" set forth in Table 2 to be received for limited partner units in some of the McNeil Partnerships differs from the estimated per unit aggregate amount set forth with respect to that McNeil Partnership in the June 25, 1999 press release announcing the transaction because of changes in the estimate of that McNeil Partnership's modified net working capital balance as of the estimated closing date of the transaction. These changes are attributable primarily to additional costs to complete all budgeted capital items with respect to that McNeil Partnership through the estimated closing date of the transaction as required by the Master Agreement, that McNeil Partnership's pro rata share of higher than anticipated transaction costs and that McNeil Partnership's pro rata share of an increase in the reserve for transaction costs. If these amounts are in the aggregate less than the increase in the estimate of a McNeil Partnership's cash flow, for the period through the estimated closing date, as a result of higher than anticipated revenues generated to date and additional revenue estimated to be generated through the estimated closing date of the transaction, both the estimate of that McNeil Partnership's modified net working capital balance as of the estimated closing date and the estimated per unit aggregate amount to be received for limited partner units in that McNeil Partnership increased. If, on the other hand, these amounts are in the aggregate greater than the increase in the estimate of a McNeil Partnership's cash flow, for the period through the estimated closing date, as a result of higher than anticipated revenues generated to date and additional revenue estimated to be generated through the estimated closing date of the transaction, both the estimate of that McNeil Partnership's modified net working capital balance as of the estimated closing date and the estimated per unit aggregate amount to be received for limited partner units in that McNeil Partnership decreased. The foregoing discussion does not apply to growth/shelter units in each of Funds XXI, XXII and XXIII because no special distribution will be made in respect of the growth/shelter units. Under the provisions of each such McNeil Partnership's limited partnership agreement, holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment.

  . The amount of the capital contribution by McNeil Partners to WXI/McN
    Realty in exchange for its contributions to WXI/McN Realty and WXI/McN Realty's subsidiaries of its general partner interests in each participating McNeil Partnership, certain assets of McNeil Partners related to that McNeil Partnership and certain assets of McREMI related to that McNeil Partnership is set forth in Table 2 in the column entitled "MPLP Allocation Amount."

  . McNeil Partners also will receive membership interests in and credit for a capital contribution to WXI/McN Realty in exchange for its contributions to WXI/McN Realty and WXI/McN Realty's subsidiaries of the limited partner interests in the Affiliated McNeil Partnerships and the management assets of McREMI. The amount of this capital contribution will be equal to the aggregate consideration allocated by Stanger & Co. to these contributions.

  . If all of the McNeil Partnerships are participating McNeil Partnerships, the portion of the aggregate consideration to be received by McNeil Partners in the form of membership interests and credit for a capital contribution in exchange for the contributions described in the immediately preceding two bullet points will equal approximately $65,053,000. See "--Interests of certain persons in matters to be acted upon; conflicts of interest--Equity interest of McNeil Partners in WXI/McN Realty" and "Total Allocated McNeil Value" in Table 2.

 Benefits and detriments of the transaction to the McNeil Affiliates

   Benefits. The primary benefits of the transaction to the McNeil Affiliates are the following:

  . The transaction satisfies McNeil Partners' obligations pursuant to covenants contained in the limited partnership agreements of the public McNeil Partnerships, to use commercially reasonable efforts to complete the liquidation and termination of the public McNeil Partnerships by December 31, 1999. See "--Background of the transaction--Restructuring of the public McNeil Partnerships."

  . The transaction satisfies the commitment of McNeil Partners and its affiliates in the Stipulation of Settlement of the Schofield litigation to market the McNeil Partnerships for sale, together with McREMI, through a fair and impartial bidding process overseen by a national investment banking firm. See "--Background of the transaction-- Background of the Schofield litigation." The settlement was not conditioned on the consummation of the transaction described in this Proxy Statement.

  . The transaction satisfies McNeil Partners' commitment in statements filed with the SEC in response to the Icahn tender offers in 1995 and 1996 to begin a sale or orderly liquidation of all of the assets of the McNeil Partnerships which were the subject of those tender offers. See "--Background of the transaction--Icahn tender offers."

  . McNeil Partners will receive a portion of the aggregate consideration equal to $65,053,000 in consideration for the interests, rights and assets being contributed by McNeil Partners to WXI/McN Realty and its subsidiaries in the transaction. This portion of the aggregate consideration will be paid to McNeil Partners in the form of membership interests in and credit for a capital contribution to WXI/McN Realty in exchange for its contribution to WXI/McN Realty and its subsidiaries of the following: (1) its general partner interests in each of the participating McNeil Partnerships, (2) the limited partner units in the Affiliated McNeil Partnerships, (3) certain assets of McNeil Partners related to the participating McNeil Partnerships and (4) certain assets of McREMI. The amount of this capital contribution will be equal to the aggregate consideration allocated by Stanger & Co. to these contributions. See the "Total Allocated McNeil Value" set forth in Table 2. See "--Opinions and reports of financial advisors--Allocation Analysis and opinions of Stanger & Co.--Stanger & Co. allocation analysis" and "--Interests of certain persons in matters to be acted upon; conflicts of interest--Equity interest of McNeil Partners in WXI/McN Realty."

  . Stanger & Co. valued the membership interests to be received by McNeil
    Partners in WXI/McN Realty in connection with the transaction and valued the contributions being made by McNeil Partners to WXI/McN Realty in exchange for those membership interests. Stanger & Co. has advised the McNeil Investors board of directors and the special committee that based on Stanger & Co.'s analysis, Stanger & Co. concluded that the aggregate value of those membership interests is no greater than the aggregate value of those contributions. See "--Interests of certain persons in matters to be acted upon; conflicts of interest--Equity interest of McNeil Partners in WXI/McN Realty" and "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.-- Financial Analysis of Stanger & Co.--WXI/McN Realty Operating Agreement review."

  . McNeil Partners and its affiliates also will receive a portion of the aggregate consideration for the limited partner units that they own in the McNeil Partnerships. McNeil Partners and these affiliates will receive the same cash consideration for each of their limited partner units in the participating McNeil Partnerships, other than the Affiliated McNeil Partnerships, as the other limited partners of that McNeil Partnership. If all of the McNeil Partnerships, other than the Affiliated McNeil Partnerships, in which

   McNeil Partners and these affiliates own limited partner units are participating McNeil Partnerships, McNeil Partners and these affiliates will receive aggregate cash consideration of approximately $11,747,000. This figure is the sum of the per unit merger consideration and estimated per unit special distribution for those McNeil Partnerships. As described in the second bullet point above, McNeil Partners will receive membership interests in WXI/McN Realty in consideration for its contribution to WXI/McN Realty and WXI/McN Realty's subsidiaries of its limited partner units in the Affiliated McNeil Partnerships.

  . McNeil Partners also may contribute cash to WXI/McN Realty under certain circumstances and will receive equity interests in WXI/McN Realty and credit for a capital contribution to WXI/McN Realty in the amount of any cash contributed. In addition, some fees, expenses and disbursements incurred by the McNeil Affiliates in connection with the transaction will be treated as a contribution in-kind by McNeil Partners to WXI/McN Realty. McNeil Partners will receive membership interests in WXI/McN Realty and credit for capital contribution to WXI/McN Realty in the amount of that contribution in-kind. See "--Interests of certain persons in matters to be acted upon; conflicts of interest--Equity interest of McNeil Partners in WXI/McN Realty."

  . McNeil Partners will receive a significant, although non-controlling, equity interest in WXI/McN Realty if the transaction is completed. It is anticipated that immediately following the effective time of the mergers, McNeil Partners will own in the aggregate between approximately 30% and 50% of the then outstanding membership interests in WXI/McN Realty, depending on the amount of financing obtained by WXI/McN Realty as of the closing and the amount of the capital contributions of McNeil Partners to WXI/McN Realty. The other McNeil Affiliates will indirectly beneficially own an equity interest in WXI/McN Realty following the effective time of the mergers as a result of their ownership of partnership interests in McNeil Partners. See "The Master Agreement--The contributions-- Contributions to McNeil Partners by the other McNeil Affiliates."

  . The membership interests received by McNeil Partners in WXI/McN Realty will entitle McNeil Partners to receive a specified percentage return on its investment in WXI/McN Realty and to receive distributions of WXI/McN Realty's net cash flow and net proceeds from capital transactions in the priority set forth in the WXI/McN Realty Operating Agreement. Consequently, McNeil Partners and the other McNeil Affiliates, through their ownership of partnership interests in McNeil Partners, will have a significant interest in WXI/McN Realty and will continue to have the opportunity to participate in and to benefit from, up to a specific capped return on their investment, future earnings growth and increases in the value of the participating McNeil Partnerships and their properties, and any other assets acquired by WXI/McN Realty and its subsidiaries. This percentage return is limited to 14% or 15% per annum, depending on McNeil Partners' initial capital contribution to WXI/McN Realty. Following the effective time of the mergers, McNeil Partners and WXI/McN Realty's managing member will be the sole members of WXI/McN Realty.

  . Under the terms of the WXI/McN Realty Operating Agreement, following the effective time of the mergers, McNeil Partners also will have the right to designate two of the five members of WXI/McN Realty's board of managers. The remaining three members will be designated by WXI/McN Realty's managing member. Action by WXI/McN Realty's board of managers will require the affirmative vote of three of the five managers. However, some actions of WXI/McN Realty's board of managers will require a supermajority vote of four of the five managers. Therefore, McNeil Partners will have a right to veto any transactions that require a supermajority vote of WXI/McN Realty's board of managers. See "WXI/McN Realty Operating Agreement."

  . WXI/McN Realty will repay or indirectly assume all outstanding mortgage debt of each of the participating McNeil Partnerships. McNeil Partners and McNeil Investors currently are parties to existing indemnification obligations or agreements relating to mortgage debt on some of the McNeil Partnership properties and agreements with lenders or affiliates of lenders of some mortgage debt on some of the properties. Under these existing indemnification obligations and agreements, McNeil Partners or McNeil Investors or both have assumed liability on behalf of one or more McNeil Partnerships or their subsidiaries for exceptions to non-recourse provisions contained in that mortgage debt. In the Master Agreement, WXI/McN Realty has agreed to deliver at the closing of the transaction any replacement agreements and documents necessary to assume all of the obligations of Sellers (other than the participating McNeil Partnerships) and their affiliates as indemnitor under all of those existing indemnification obligations or agreements, and to use its reasonable efforts to ensure that those replacement agreements and documents delivered at the closing release Sellers (other than the participating McNeil Partnerships) and their affiliates from all of Sellers' (other than the participating McNeil Partnerships) and their affiliates' obligations under those existing indemnification obligations and agreements. See "The Master Agreement--Replacement indemnification agreements."

  . The Master Agreement provides that if Summerhill is a participating
    McNeil Partnership, WXI/McN Realty will contribute adequate cash to Summerhill to, and will cause Summerhill to, repay at the effective time of the mergers the demand note, dated November 17, 1997, payable by Summerhill to Robert A. McNeil and Carole J. McNeil, together with all accrued but unpaid interest to the effective time on the demand note. See "--Interests of certain persons in matters to be acted upon; conflicts of interest." As of November 30, 1999, the outstanding principal balance of this demand note was $6,624,307, and the accrued and unpaid interest on the demand note was $486,442. However, the modified net working capital balance of Summerhill for purposes of determining the special distribution for Summerhill will be calculated as if the demand note was not repaid and WXI/McN Realty had not contributed cash to Summerhill. See "The Master Agreement--The mergers--Special distribution of positive net working capital balance."

  . The transaction, as structured, will allow McNeil Partners to make the contributions of its interests in the participating McNeil Partnerships and the assets of McNeil Partners and McREMI being contributed to WXI/McN Realty on a tax-deferred basis and will permit the partners of McNeil Partners to defer substantial income tax liability that would be incurred if the properties were disposed of in a taxable sale. A taxable sale of the properties would produce taxable gain in excess of the cash proceeds because of the relief of partnership liabilities allocated to the McNeil Affiliates. If the transaction had been structured as an acquisition of the entire McNeil portfolio for cash, it is estimated by Arthur Andersen LLP that the partners of McNeil Partners would have been required to pay approximately $30,563,000 in taxes in connection with the transaction. See "--Federal income tax consequences--Tax consequences to McNeil Partners."

   Detriments. The primary detriments of the transaction to the McNeil Affiliates are the following:

  . Each of the McNeil General Partners has agreed to irrevocably, unconditionally and absolutely waive any and all rights it may have to indemnification, contribution or reimbursement from any of the participating McNeil Partnerships, whether under the limited partnership agreement, any contractual arrangement, applicable law or otherwise , with respect to those matters for which McNeil Partners has agreed to indemnify WXI/McN Realty's managing member and some of the affiliates of WXI/McN Realty's managing member.

  . McNeil Partners and Robert A. McNeil have agreed to indemnify WXI/McN
    Realty's managing member and some of the affiliates of WXI/McN Realty's managing member for all actual and out-of-pocket costs, expenses, judgments, fines, losses, claims, damages and liabilities arising from certain matters described in "Other Agreements Between the McNeil Affiliates and Affiliates of WXI/McN Realty--Indemnification and pledge agreement."

  . In allocating the aggregate consideration, Stanger & Co. took the position that the deficit restoration obligations of the general partners of the McNeil Partnerships were required to be paid to the McNeil Partnerships. As a result, the aggregate consideration allocated by Stanger & Co. to the general partner interests in each of the McNeil Partnerships is net of the estimated deficit restoration obligation with respect to that McNeil Partnership. The aggregate amount of the deficit restoration obligations payable in respect of all of the McNeil Partnerships, estimated by Arthur Andersen LLP, based upon a hypothetical sale of the properties and liquidation of the McNeil Partnerships at January 31, 2000, is approximately $6,427,000. The estimated deficit restoration obligation payable in respect of the Partnership, estimated by Arthur Andersen LLP, based upon a hypothetical sale of the properties and liquidation of the Partnership at January 31, 2000, is $681,760. Arthur Andersen LLP's estimates were based, in part, on limited historical tax records prepared by other accounting firms. Sufficient records did not exist such that Arthur Andersen LLP could test the accuracy of prior accountants' work. Further, these estimates were based on the McNeil Partnerships' projections of operating results through January 31, 2000 and on hypothetical asset sale/partnership liquidation information provided by Stanger & Co. Arthur Andersen LLP has not audited or opined on the projected results of operations or financial information relating to such hypothetical sales/liquidations. See "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.-- Stanger & Co. allocation analysis."

  . In allocating the aggregate consideration, Stanger & Co. took the position that no asset disposition fee is payable by any of the McNeil Partnerships to the McNeil General Partners as a result of the transaction. In a liquidation, the limited partnership agreements of some of the public McNeil Partnerships provide that McNeil Partners is entitled to receive an asset disposition fee equal to 3% of the gross sales price of each property sold in connection with a liquidation of that McNeil Partnership. No asset disposition fees will be paid by any of the McNeil Partnerships as a result of the transaction.

  . The McNeil General Partners will cease to be the general partners of the participating McNeil Partnerships following the transaction. As a result, the McNeil General Partners will no longer be entitled to any of the rights and benefits of a general partner of the participating McNeil Partnerships, including the right to receive fees and other distributions from the participating McNeil Partnerships under the limited partnership agreements of the participating McNeil Partnerships.

  . The McNeil Affiliates will no longer be in control of the participating
    McNeil Partnerships and the assets of McREMI following the transaction. See "--Interests of certain persons in matters to be acted upon; conflicts of interest--Relationships among the McNeil Affiliates and the McNeil Partnerships." Although McNeil Partners will own membership interests in WXI/McN Realty following the effective time of the transaction, McNeil Partners will not be in control of WXI/McN Realty. McNeil Partners will have the right to designate only two of the five members of WXI/McN Realty's board of managers. The remaining three members of WXI/McN Realty's board of managers will be designated by WXI/McN Realty's managing member. Except in some limited circumstances in which the vote of four of five of the managers is required, decisions of WXI/McN Realty's board of managers require a vote of only three of the five members. Therefore, action generally may be taken by WXI/McN Realty's board of managers without the approval of McNeil Partners. See "WXI/McN Realty Operating Agreement."

  . The opportunity of the McNeil Affiliates to participate in any future earnings growth of WXI/McN Realty is limited to the percentage return on investment to which they are entitled under the WXI/McN Realty Operating Agreement. This percentage return is limited to 14% or 15%, depending on McNeil Partners' initial capital contribution to WXI/McN Realty. See "WXI/McN Realty Operating Agreement."

Opinions and reports of financial advisors

 Allocation analysis and opinions of Stanger & Co.

   Each of the McNeil Partnerships engaged Stanger & Co. as its independent advisor on January 12, 1998. Stanger & Co. was engaged based on its experience and expertise. Stanger & Co., founded in 1978, has provided information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange, Inc. firms and insurance companies and over 70 companies engaged in the management and operation of partnerships and REITs. The investment banking activities of Stanger & Co. include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

  First Stanger & Co. opinion

   At the June 24, 1999 meeting of the McNeil Investors board of directors, Stanger & Co. delivered its allocation analysis of the aggregate consideration described below in "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--Stanger & Co. allocation analysis" and a written opinion of fairness to the effect that as of the date of the opinion, and subject to the assumptions, qualifications and limitations set forth in the opinion, each of the five matters set forth below was fair from a financial point of view to the holders of each class of limited partner units in each of the McNeil Partnerships:

  . the aggregate consideration in the transaction;

  . the allocation of the aggregate consideration between the management assets of McREMI, on the one hand, and the McNeil Partnerships as a group, on the other hand;

  . the aggregate consideration allocated to each individual McNeil
    Partnership;

  . the methodology of allocation of the aggregate consideration allocated to each individual McNeil Partnership, less the principal amount of all outstanding mortgage debt of that McNeil Partnership, among the general partner interests in that McNeil Partnership, the other assets of McREMI related to that McNeil Partnership and each class of limited partner units in that McNeil Partnership; and

  . with respect to each class of limited partner units in each McNeil
    Partnership, the estimated per unit aggregate amount to be received with respect to limited partner units in that class, consisting of the sum of
    (1) the amount of the aggregate consideration allocated to a limited partner unit in that class and (2) the pro rata amount of the estimated modified net working capital balance with respect to a limited partner unit in that class, determined as of March 31, 1999, based upon the balance sheet of each McNeil Partnership as of March 31, 1999, adjusted for transaction expenses and the allocation of transaction expenses, as estimated by the McNeil General Partners.

   The written fairness opinion delivered by Stanger & Co. to the McNeil Investors board of directors on behalf of the McNeil Partnerships on June 24, 1999 is referred to in this Proxy Statement as the "first Stanger & Co. opinion." In determining that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships and in recommending approval of the transaction, the McNeil Investors board of directors and the special committee considered as positive factors the Stanger & Co. allocation analysis and the first Stanger & Co. opinion. See "-- Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction."

   The full text of the first Stanger & Co. opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Stanger & Co., is incorporated in this Proxy Statement by reference. The first Stanger & Co. opinion is attached as Appendix C-1 to this Proxy Statement. The limited partners of the Partnership are urged to read carefully the first Stanger & Co. opinion in its entirety.

  Second Stanger & Co. opinion

   On December 10, 1999, Stanger & Co. delivered a second written opinion to the McNeil Investors board of directors on behalf of the McNeil Partnerships. In this second opinion, Stanger & Co. rendered additional opinions as to the fairness from a financial point of view to the holders of each class of limited partner units in each of the McNeil Partnerships as to the allocation of the consideration described in the fourth bullet point in "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--First Stanger & Co. opinion." The second opinion delivered by Stanger & Co. on December 10, 1999 is referred to in this Proxy Statement as the "second Stanger & Co. opinion." The second Stanger & Co. opinion is described in more detail below.

   The full text of the second Stanger & Co. opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Stanger & Co., is incorporated in this Proxy Statement by reference. The second Stanger & Co. opinion is attached as

Appendix C-2 to this Proxy Statement. The limited partners of the Partnership are urged to read carefully the second Stanger & Co. opinion in its entirety.

   The second Stanger & Co. opinion was to the effect that, as of the date of the second Stanger & Co. opinion, and subject to the assumptions, qualifications and limitations set forth in the second Stanger & Co. opinion, each of the matters set forth below was fair from a financial point of view to the holders of each class of limited partner units in each of the McNeil
Partnerships:

  . the aggregate consideration allocated to the general partner interests in each McNeil Partnership (see "GP Allocation Amount" in Table 2);

  . the aggregate consideration allocated to the other assets of McREMI related to each McNeil Partnership (see "Second McREMI Allocated Value" in Table 2);

  . the aggregate consideration allocated to each class of limited partner units in each McNeil Partnership (see "LP Allocation Amount" in Table 2); and

  . with respect to each class of limited partner units in each McNeil
    Partnership, the estimated per unit aggregate amount to be received with respect to limited partner units in that class, consisting of the sum of
    (1) the amount of the aggregate consideration allocated to a limited partner unit in that class (see "Per Unit Merger Consideration" in Table
    2) and (2) the pro rata amount of the estimated modified net working capital balance with respect to a limited partner unit in that class (see "Estimated Per Unit Special Distribution" in Table 2). See "Total Per Unit Estimate" in Table 2.

   In considering the opinions described above, limited partners of the Partnership should be aware that each of the Stanger opinions:

  . was provided to the McNeil Partnerships for their information and is directed only to the fairness, from a financial point of view, to the holders of each class of limited partner units in each McNeil
    Partnership;

  . did not constitute a recommendation to the McNeil Partnerships or the McNeil General Partners in connection with the transactions;

  . did not address the merits of the underlying decision by McNeil
    Partnerships or the General Partners to engage in the transactions or the price or range of prices at which each class of limited partner units in each McNeil Partnership may trade subsequent to the announcement or consummation of the transactions; and

  . does not constitute a recommendation to any limited partner of any McNeil
    Partnership as to how that limited partner should vote on the merger proposal, or any matter related to the merger proposal.

   Although Stanger & Co. evaluated the fairness, from a financial point of view, of the aggregate consideration and the allocation of the aggregate consideration in the transaction to the holders of limited partner units in each McNeil Partnership, the terms were determined through arm's-length negotiations among McNeil management, the special committee, WXI/McN Realty and their respective representatives. Stanger & Co. provided advice to the McNeil Partnerships during the course of those negotiations. The McNeil Partnerships did not provide specific instructions to, or place any limitations on, Stanger & Co. with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinions.

   In arriving at the opinions described above, Stanger & Co., among other things:

  . reviewed the Master Agreement and the WXI/McN Realty Operating Agreement
    (see "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--Financial analysis of Stanger & Co.-- WXI/McN Realty Operating Agreement review" below);

  . reviewed, in the case of the second Stanger opinion, the latest draft of this Proxy Statement made available to it;

  . reviewed the financial statements of each McNeil Partnership for the years ended December 31, 1997 and 1998, the three months ended March 31, 1999 and the nine months ended September 30, 1999;

  . reviewed the McNeil General Partners' estimates as of January 31, 2000 of the modified net working capital balance of each McNeil Partnership, calculated in accordance with the terms of the Master Agreement;

  . reviewed information provided by McREMI, as property manager, the McNeil
    General Partners and each McNeil Partnership for each property owned by that McNeil Partnership, including: property description, rentable square footage, unit mix, year built, historical and projected operating statements, rent rolls, tenant improvement allowances, expense reimbursements, tax information, capital expenditure estimates, deferred maintenance estimates, and estimates of costs to remediate environmental conditions;

  . conducted site inspections of each property and discussed with management of McREMI, the McNeil General Partners and the McNeil Partnerships the conditions in local rental markets and market conditions for sales and acquisitions of properties of the type owned by each McNeil Partnership and the historical financial statements and budgeted and projected operations of the properties;

  . reviewed surveys of competing properties prepared by or on behalf of McREMI, the McNeil General Partners and the McNeil Partnerships, including rental rates, vacancies, and tenant improvement allowances;

  . reviewed information on acquisition criteria used by real estate investors for properties similar to the McNeil Partnerships' properties during 1999;

  . reviewed the financial statements of McREMI and its affiliates for the years ended December 31, 1997 and 1998, the three months ended March 31, 1999 and the nine months ended September 30, 1999;

  . interviewed PaineWebber regarding the bid solicitation process relating to the transaction; and

  . conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

   In connection with its review and analysis in support of its opinions, Stanger & Co. advised the McNeil Investors board of directors and the special committee that it observed that the form of the transaction may provide favorable tax results to the McNeil General Partners and their affiliates. However, Stanger & Co. advised the McNeil Investors board of directors and the special committee that the tax results of the McNeil General Partners and their affiliates were irrelevant to Stanger & Co.'s determinations of fairness. Stanger & Co. has not rendered any opinion regarding the tax consequences of the transaction to any party. In addition, Stanger & Co. has not expressed any opinion to Robert A. McNeil or Carole J. McNeil in their capacities as direct or indirect holders of general partner interests or limited partner units in the McNeil Partnerships or in McNeil Partners or of capital stock in McREMI.

   In rendering the Stanger & Co. opinions, Stanger & Co. relied, without independent verification, on the accuracy and completeness in all material respects of all financial and other information that was furnished or otherwise communicated to Stanger & Co. by McREMI, the McNeil General Partners and the McNeil Partnerships. Stanger & Co. did not perform an independent appraisal of the assets and liabilities of the McNeil Partnerships or the McREMI assets. Stanger & Co. did not conduct any engineering studies and relied on the estimates of the management of McREMI with respect to deferred maintenance and the estimated cost to remediate environmental conditions for each property.

   Stanger & Co. relied on the assurance of McREMI, the McNeil General Partners and the McNeil Partnerships, that:

  . the property budgets and discounted cash flow analyses provided to Stanger & Co. were in the judgment of McREMI, the McNeil General Partners and the McNeil Partnerships reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments;

  . any estimates of costs to remediate environmental conditions were adequately considered in the capital expenditure estimates provided to Stanger & Co. and that no additional environmental conditions were present at the McNeil Partnerships' properties;

  . any historical financial data, balance sheet data, transaction cost estimates and estimates of the deficit restoration obligation of the McNeil General Partners which would be due upon a liquidation were accurate in all material respects;

  . no material changes have occurred in the information reviewed or in the value of the McNeil Partnerships' properties or the McREMI assets between the date the information was provided to Stanger & Co. and the date of its opinion; and

  . McREMI, the McNeil General Partners and the McNeil Partnerships were not aware of any information or facts regarding the McNeil Partnerships, the McNeil Partnerships' properties, the McREMI assets or WXI/McN Realty that would cause the information supplied to Stanger & Co. to be incomplete or misleading in any material respect.

   Stanger & Co. did not determine or negotiate the amount or form of the aggregate consideration in the transaction. Stanger & Co. was not requested to, and therefore did not, make any recommendation to McREMI, the McNeil General Partners or the limited partners of any of the McNeil Partnerships with respect to whether to approve or reject the transaction or express any opinion as to:

  . the impact of the transaction with respect to McREMI, the McNeil General
    Partners or the limited partners of any McNeil Partnership that does not participate in the transaction;

  . the tax consequences of the transaction for McREMI, the McNeil General
    Partners or the limited partners of any McNeil Partnership;

  . WXI/McN Realty's ability to qualify as a partnership or real estate investment trust, or the consequences of WXI/McN Realty's failure to so qualify;

  . the potential capital structure of WXI/McN Realty or its impact on the financial performance of WXI/McN Realty's membership interests;

  . WXI/McN Realty's ability to finance its obligations pursuant to the Master Agreement or the impact of a failure to obtain financing on the financial performance of WXI/McN Realty or the McNeil Partnerships;

  . whether or not alternative methods of determining or allocating the aggregate consideration to be received by any of the McNeil Affiliates or the limited partners of any of the McNeil Partnerships would have also provided fair results or results substantially similar to those of the methodology to be used;

  . alternatives to the transaction; or

  . any other terms of the transaction other than the aggregate consideration and the allocation of the aggregate consideration.

   Stanger & Co. did not express any opinion to Robert A. McNeil or Carole J. McNeil in their capacities as direct or indirect holders of general partner interests or limited partner units in the McNeil Partnerships or in McNeil Partners or of capital stock in McREMI. Furthermore, Stanger & Co. did not express any opinion as to the fairness of any terms of the transaction other than as described in the Stanger & Co. opinions, including without limitation the fairness of the amounts or allocations of transaction costs, or the prices at which the membership interests in WXI/McN Realty may trade, if the membership interests were traded, following the transaction, or the trading value of the membership interests in WXI/McN Realty compared with the current fair market value of any assets contributed to WXI/McN Realty in connection with the transaction if WXI/McN Realty were to be liquidated in the current real estate market. See "--Opinions and reports of financial advisors

--Allocation analysis and opinions of Stanger & Co.--Financial analysis of Stanger & Co.--WXI/McN Realty Operating Agreement review" below.

   The foregoing description does not purport to be a complete description of the analyses performed or the matters considered in rendering the Stanger & Co. opinions. The analyses and the summary set forth in the Stanger & Co. opinions must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying the Stanger & Co. opinions. In rendering the Stanger & Co. opinions, judgment was applied to a variety of complex analyses and assumptions. The assumptions made and the judgments applied in rendering the Stanger & Co. opinions are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Stanger & Co. opinions or in this Proxy Statement is not meant to indicate that such analysis was given greater weight than any other analysis.

  Financial analysis of Stanger & Co.

   Stanger & Co.'s financial analysis began with an estimate of the real estate values of each of the McNeil Partnerships. To determine the value of the real estate of each McNeil Partnership, Stanger & Co. performed a property level review, a balance sheet review, a partnership agreement review and a bid solicitation review, each described more fully below.

   Property level due diligence. Stanger & Co. performed a site inspection of each property. In the course of the site visit, the physical facilities of each property were observed, rental and occupancy information was obtained, local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning the property and local market conditions. Stanger & Co. also reviewed and relied upon information provided by each McNeil Partnership and its agents including, but not limited to, financial schedules of historical and current rental rates, occupancy, income, expenses, reserve requirements, and related financial information, property descriptive information including unit mix or square footage, deferred maintenance estimates, capital budgets, and other factors affecting the physical condition of the properties.

   For each property, Stanger & Co. estimated net operating income for 1999 based upon the above review as well as a review of actual net operating income for such property for 1995, 1996, 1997 and 1998 and the three months ended March 31, 1999 and the 1999 budget prepared by McREMI management.

   Stanger & Co. estimated the value of each property using the income approach to valuation. For apartment and self-storage properties, Stanger & Co. relied primarily on the direct capitalization method of the income approach. In the direct capitalization method of the income approach, net operating income is capitalized at a capitalization rate to derive value. The capitalization rate used for each property was based upon Stanger & Co.'s review of: (1) published survey data by Korpacz & Associates, Real Estate Research Corporation, Cushman & Wakefield and National Real Estate Index; and (2) data collected by Stanger & Co. from local market inquiries. For office and retail properties, Stanger & Co. relied primarily on the discounted cash flow method of the income approach. In the discounted cash flow method of the income approach, a ten-year cash flow projection was made based upon leases in place and various assumptions regarding renewals of such leases over a ten year period. A residual value for the property was based upon year eleven net operating income capitalized at a terminal capitalization rate and reduced by selling expenses. The cash flow for the ten-year period and the residual value were discounted to present value at a discount rate. The terminal capitalization rate and discount rate were derived from published surveys of such data by Korpacz & Associates, Real Estate Research Corporation and Cushman & Wakefield. The real estate value derived under the income approach was reduced by deferred maintenance estimates and by closing costs estimated at 2.5% and further reduced by any mark-to-market adjustment associated with the debt encumbering each property based upon a 7.5% per annum interest rate. Where debt was prepayable without penalty, no mark-to-market adjustment was made. Where debt was subject to a yield maintenance prepayment penalty, (1) the present value of the obligations under the mortgage through the remaining term was compared to (2) the present value of such obligations and any non-yield maintenance prepayment penalty at the earliest possible prepayment date after the yield maintenance prepayment penalty expired. The lower of the two calculations described in clauses (1) and
(2) in the preceding sentence were compared to the mortgage debt outstanding. Where the present value of the remaining obligations exceeded the mortgage balance, a mark-to-market adjustment for such excess was included in Stanger & Co.'s analysis.

   The following table summarizes the range of the direct capitalization rates, terminal capitalization rates and discount rates utilized by Stanger & Co. in its analysis of the value of the real estate assets of each McNeil Partnership.

                                   Primary
   Asset Type                 Valuation Method                 Parameter Ranges
   ----------               --------------------- -------------------------------------------
   Apartments.............. Direct capitalization Direct capitalization rate 8.5% to 11.0%
   Self-storage............ Direct capitalization Direct capitalization rate 9.5% to 9.75%
   Office.................. Discounted cash flow  Terminal capitalization rate 9.5% to 11.0%
                                                  Discount rate 11.25% to 12.5%
   Retail.................. Discounted cash flow  Terminal capitalization rate 10.0% to 12.0%
                                                  Discount rate 11.5% to 13.5%

   Based on the above analysis, Stanger & Co. estimated the real estate value of the McNeil Partnerships as a group at $601,479,000 (see "Total Asset Value" in Table 2), as follows:

McNeil Partnership   Real Estate Value
------------------   -----------------
Fund IX.............    $92,748,000
Fund X..............     68,636,000
Fund XI.............     71,138,000
Fund XII............     56,243,000
Fund XIV............     40,944,000
Fund XV.............     40,170,000
Fund XX.............      5,989,000
Fund XXI............     19,222,000
Fund XXII...........     12,996,000
Fund XXIII..........      6,430,000

McNeil Partnership    Real Estate Value
------------------    -----------------
Fund XXIV...........    $ 15,220,000
Fund XXV............      46,800,000
Fund XXVI...........      41,813,000
Fund XXVII..........      52,350,000
Hearth Hollow.......       3,643,000
Midwest Properties..      11,817,000
Regency North.......       5,030,000
Fairfax.............       3,880,000
Summerhill..........       6,410,000
                        ------------
  Total.............    $601,479,000
                        ============

   Balance sheet review. Stanger & Co. reviewed the balance sheets of each of the McNeil Partnerships for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1999. Stanger & Co. identified capitalized costs, deferred gains and other liabilities, which would not result in an asset to be sold or liability to be assumed, and excluded such items, as appropriate, from the analysis. Stanger & Co. also reviewed each mortgage payable by the McNeil Partnerships and estimated liability of each mortgage payable based upon
(1) principal outstanding, (2) monthly payments, (3) interest rate, (4) maturity date, (5) prepayment terms and (6) estimated mark-to-market adjustment using a 7.5% per annum interest rate.

   Partnership agreement review. Stanger & Co. reviewed the limited partnership agreement of each of the McNeil Partnerships, including the provisions relating to the fee structure, allocation of income and term of the McNeil Partnership.

   Bid solicitation review. Stanger & Co. next reviewed the bid solicitation process, including reviewing the offering materials and the bids received by PaineWebber in care of McNeil Partners and the status of negotiations. Stanger & Co. noted that PaineWebber identified eighteen potential purchasers and provided the confidential offering memorandum describing the McNeil portfolio to thirteen potential purchasers. See "--Background of the transaction-- Background of the auction process--Solicitation of initial bids." Ten of the thirteen prospective purchasers submitted bids to PaineWebber. Stanger & Co. concluded that the bid solicitation process was reasonable.

   Management company review. Stanger & Co. next determined the value of the management assets and other assets of McREMI based on a management company review. Stanger & Co. interviewed McNeil management personnel regarding the history of McREMI and future business prospects and business plan and interviewed certain accounting, financial reporting, property management, property acquisitions and other personnel regarding existing resources and the ability to manage existing assets and the ability to manage a larger asset base. Stanger & Co. reviewed fee agreements associated with property management, asset management, partnership management, asset disposition and expense reimbursements. Stanger & Co. reviewed operating expenses and expense estimates and prepared estimates of multi-year cash flow and reviewed cash flow multiples for comparable management companies.

   Stanger & Co. prepared a five-year discounted cash flow analysis by projecting cash flow from continued management of the properties for five years and a residual value at the end of the fifth year based upon a range of cash flow multiples of 4 to 6. The cash flow for the five-year period and the residual value at the end of the fifth year were discounted to present value at discount rates ranging from 12.5% to 20%, resulting in a value range of approximately $35 million to $38 million. Stanger & Co. also reviewed eleven comparable management company transactions with a cash flow multiple range of
5.4 to 11.4, with an average of 7.8. The midpoint of the multiple range used by Stanger & Co. in its analysis represents a 36% discount to the average among the comparable transactions. As a result of the management company review, Stanger & Co. estimated the value of the management assets of McREMI at $35,000,000. See "Value of Management Assets" in Table 2.

   WXI/McN Realty Operating Agreement review. Stanger & Co. also considered the terms of the WXI/McN Realty Operating Agreement, valued the membership interests to be received by McNeil Partners in WXI/McN Realty in connection with the transaction and compared the value of those membership interests to the value of the contributions being made by McNeil Partners to WXI/McN Realty and its subsidiaries in the transaction.

   Stanger & Co.'s analysis of the value of the membership interests to be received by McNeil Partners in WXI/McN Realty consisted of four main steps:

     (1) Stanger & Co. estimated the value of the real estate portfolio of each of the McNeil Partnerships and the value of the management assets of McREMI. See "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--Financial analysis of Stanger
  & Co."

     (2) Stanger & Co. allocated the aggregate consideration in the transaction among the general partner interests in each of the McNeil Partnerships, each class of limited partner units in each of the McNeil Partnerships, and the management assets and other assets of McREMI. The value of the real estate portfolio of each of the McNeil Partnerships and the value of the management assets of McREMI served as the basis for Stanger & Co.'s allocation analysis. See "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.-- Stanger & Co. allocation analysis."

     (3) Stanger & Co. valued the membership interests to be received by McNeil Partners in WXI/McN Realty in exchange for the rights, interests and assets being contributed by McNeil Partners to WXI/McN Realty and its subsidiaries in the transaction. The factors considered by Stanger & Co. in valuing these membership interests are discussed in more detail below.

     (4) Stanger & Co. compared the value determined in step (3) above with the total value of the aggregate consideration allocated in step (2) above to the rights, interests and assets being contributed by McNeil Partners to WXI/McN Realty and its subsidiaries in the transaction.

   Based on this analysis, Stanger & Co. concluded that the aggregate value of the membership interests to be received by McNeil Partners in exchange for its contributions to WXI/McN Realty and its subsidiaries in the transaction is no greater than the aggregate value of those contributions.

   In valuing the membership interests to be received by McNeil Partners, Stanger & Co. reviewed in detail the terms of the WXI/McN Realty Operating Agreement and took into account the various restrictions on McNeil Partners' membership interests set forth in the WXI/McN Realty Operating Agreement, including the capped rate of return on investment, lack of control of the board of managers and illiquidity of the investment. In particular, Stanger & Co. made the following observations:

  . the membership interests in WXI/McN Realty to be issued to McNeil
    Partners in connection with the transaction entitle McNeil Partners to a maximum percentage return on its investment of 14% or 15% per annum, depending on the amount of McNeil Partners' initial capital contribution to WXI/McN Realty;

  . WXI/McN Realty's managing member, which is owned 99% by Whitehall and 1% by Archon, is entitled to receive all returns in excess of the stated return which the members are entitled to receive under the WXI/McN Realty Operating Agreement (see "WXI/McN Realty Operating Agreement-- Distributions to members of WXI/McN Realty");

  . if WXI/McN Realty does not generate sufficient cash flow to provide
    McNeil Partners with its stated percentage return on its investment, McNeil Partners will receive an actual percentage return which is lower than its 14% or 15% per annum stated return;

  . McNeil Partners' initial capital contribution to WXI/McN Realty will represent approximately 30% to 50% of the estimated total debt and equity of WXI/McN Realty at the effective time of the mergers, depending on the amount of financing obtained by WXI/McN Realty as of the closing and the amount of the capital contributions of McNeil Partners (see "--Interests of certain persons in matters to be acted upon; conflicts of interest-- Equity interest of McNeil Partners in WXI/McN Realty");

  . under the terms of the WXI/McN Realty Operating Agreement, following the effective time of the mergers, McNeil Partners will have the right to designate two of the five members of the WXI/McN Realty board of managers and the remaining three members will be designated by WXI/McN Realty's managing member;

  . action by the WXI/McN Realty board of managers will require the affirmative vote of three of the five managers, except for some actions which will require a supermajority vote of four of the five managers (see "WXI/McN Realty Operating Agreement--Supermajority voting rights"); and

  . adjustments if any, to the value of the membership interests due to lack of control, illiquidity, performance or other issues will be borne solely by McNeil Partners and not by the limited partners of the McNeil Partnerships.

   Stanger & Co. has not expressed any opinion as to the prices at which the membership interests in WXI/McN Realty may trade, if the membership interests were traded, following the transaction, or the trading value of the membership interests in WXI/McN Realty compared with the current fair market value of any assets contributed to WXI/McN Realty in connection with the transaction if WXI/McN Realty were to be liquidated in the current real estate market. In addition, Stanger & Co. has not expressed any opinion to Robert A. McNeil or Carole J. McNeil in their capacities as direct or indirect holders of general partner interests or limited partner units in the McNeil Partnerships or in McNeil Partners or of capital stock in McREMI.

  Stanger & Co. observations regarding aggregate consideration

   Stanger & Co. noted that its estimate of the aggregate value of the real estate assets of the McNeil Partnerships and the management assets of McREMI was $636,479,000 (see "Total Asset Value" and "Value of Management Assets" in Table 2), as follows:

     Real estate value of McNeil Partnerships..................... $601,479,000
     Value of management assets...................................   35,000,000
                                                                   ------------
       Total real estate and management assets.................... $636,479,000

   Stanger & Co. noted that the $636,479,000 total value of the assets being acquired was less than the aggregate consideration of $644,439,803, thus indicating an acquisition premium for the McNeil portfolio. Taking into account Stanger & Co.'s estimate of the total fees payable to PaineWebber, the premium totaled $5,333,803.

     Aggregate consideration.................................... $ 644,439,803
     Less: Stanger & Co.'s estimate of transaction fees payable
      to PaineWebber (net of previously paid retention fees)....    (2,627,000)
                                                                 -------------
     Adjusted consideration..................................... $ 641,812,803
     Less: Total value of assets being acquired.................  (636,479,000)
                                                                 -------------
       Premium for the McNeil portfolio......................... $   5,333,803

   Stanger & Co. concluded that because the amount of the adjusted consideration, taking into account Stanger & Co.'s estimate of the fees payable to PaineWebber, exceeded the total value of the assets being acquired by WXI/McN Realty, the aggregate consideration was fair, from a financial point of view, to the holders of each class of limited partner units in each of the McNeil Partnerships.

  Stanger & Co. allocation analysis

   Pursuant to the terms of the Master Agreement, the parties agreed that Stanger & Co. would allocate the aggregate consideration among (1) the general partner interests in each of the McNeil Partnerships, (2) each class of limited partner units in each of the McNeil Partnerships and (3) the management assets and other assets of McREMI.

   The results of the Stanger & Co. allocation analysis are discussed in more detail below and are set forth in Table 2 immediately following that discussion. The Master Agreement provides that the Stanger & Co. allocations of the aggregate consideration are binding on Sellers and on WXI/McN Realty, its subsidiaries and affiliates.

   The aggregate consideration in the transaction, including all outstanding mortgage debt of the McNeil Partnerships, is $644,439,803. After taking into account Stanger & Co.'s estimate of the fees payable to PaineWebber, Stanger & Co. first allocated the aggregate consideration between:

     (1) the management assets of McREMI, on the one hand (see "Partial McREMI Allocated Value" in Table 2); and

     (2) the McNeil Partnerships as a group, on the other hand (see total "Allocated Partnership Value" in Table 2).

   This allocation was based on a ratio, the numerator of which is the sum of the total real estate values for all of the McNeil Partnerships and the denominator of which is the sum of the total real estate values for all of the McNeil Partnerships and the value of the management assets of McREMI. See "Total Asset Value" in Table 2. An aggregate of $35,293,000 has been allocated by Stanger & Co. to the management assets of McREMI. An aggregate of $606,520,000 has been allocated by Stanger & Co. to the McNeil Partnerships as a group.

   The $606,520,000 allocated to the McNeil Partnerships as a group was then further allocated among each of the individual McNeil Partnerships. See "Allocated Partnership Value" in Table 2. This allocation was based on the percentages agreed to between Stanger & Co., in consultation with Eastdil Realty Company, and WXI/McN Realty and set forth in the Master Agreement. See "Partnership Percentage" in Table 2. These percentages were based on the relative real estate values of each McNeil Partnership relative to the sum of the real estate values for all of the McNeil Partnerships, including adjustments with respect to specific properties to take into account the June 1, 1999 aggregate purchase price reduction of $1.65 million for additional environmental issues that Whitehall's environmental consultant identified at those properties at that time and for the scheduled expiration of a ground lease at one of the properties. See "-- Background of the transaction--Negotiation of definitive transaction documents with Whitehall."

   The amount of the aggregate consideration allocated to each individual McNeil Partnership was further allocated, after subtracting the outstanding principal balance, determined as of January 31, 2000, of all outstanding mortgage debt of that McNeil Partnership, between:

     (1) the general partner interests taken as a whole in that McNeil Partnership and the other assets of McREMI related to that McNeil Partnership (see "MPLP Allocation Amount" in Table 2), net of any deficit restoration obligation, as estimated by Arthur Andersen LLP, of the general partner of that McNeil Partnership; and

     (2) each class of limited partner units in that McNeil Partnership, taken as a whole (see "LP Allocation Amount" in Table 2).

   Arthur Andersen LLP's estimates of the deficit restoration obligations of the general partners of the McNeil Partnerships were based, in part, on limited historical tax records prepared by other accounting firms. Sufficient records did not exist such that Arthur Andersen LLP could test the accuracy of prior accountants' work. Further, these estimates were based on the McNeil Partnerships' projections of operating results through January 31, 2000 and on hypothetical asset sale/partnership liquidation information provided by Stanger & Co. Arthur Andersen LLP has not audited or opined on the projected results of operations or financial information relating to such hypothetical sales/liquidations. See "Where You Can Find More Information."

   The aggregate consideration allocated to each McNeil Partnership was allocated between classes of limited partner units in a McNeil Partnership based upon the provisions of the limited partnership agreement relating to a liquidation and termination of that McNeil Partnership. The aggregate consideration allocated to a class of limited partners was then allocated among the limited partner units in that class by dividing the aggregate consideration allocated to that class by the number of outstanding limited partner units in that class. See "Per Unit Merger Consideration" in Table 2.

   The amount of the aggregate consideration allocated in paragraph (1) above with respect to each McNeil Partnership includes (a) an amount representing the general partner's proportionate interest in the profits and losses of that McNeil Partnership, based on the general partner's capital contribution, and an amount representing the rights and other assets of that McNeil Partnership which are being contributed to WXI/McN Realty and its subsidiaries (see "GP Allocation Amount" in Table 2) and (b) an amount equal to the aggregate consideration allocated by Stanger & Co. to the other assets of McREMI related to that McNeil Partnership (see "Second McREMI Allocated Value" in Table 2). Of the $20,311,000 allocated to the general partner interests in all of the McNeil Partnerships, $0 represents the general partners' proportionate interests of the profits and losses of the McNeil Partnerships, based on the general partners' capital contributions, and $20,311,000 represents the rights and other assets corresponding to the McNeil Partnerships which are being contributed to WXI/McN Realty and its subsidiaries. An aggregate of $8,542,000 has been allocated to the other assets of McREMI. The aggregate consideration allocated by Stanger & Co. to all of the assets of McREMI being acquired by WXI/McN Realty and its subsidiaries, assuming all McNeil Partnerships participate in the transaction, is equal to the sum of the "Partial McREMI Allocated Value" in Table 2 and the total of the amounts set forth under "Second McREMI Allocated Value." Assuming all of the McNeil Partnerships participate in the transaction, the "Total McREMI Allocated Value" is equal to $43,835,000.

   The allocations of the aggregate consideration with respect to Fund XXI and the total allocations described in the preceding paragraphs and throughout this Proxy Statement reflect the fact that McNeil Partners has agreed to subordinate the receipt of up to $350,000 of the portion of the Second McREMI Allocated Value attributable to Fund XXI to the receipt by holders of current income units in Fund XXI of the per unit aggregate amount which such holders are entitled to receive on the closing date, up to an aggregate per unit amount equal to the estimated per unit aggregate amount to be received with respect to such current income units (see "Total Per Unit Estimate" in Table 2). As a result, the "Second McREMI Allocated Value" for Fund

XXI has been decreased by $350,000, and the "LP Allocation Amount" for current income units in Fund XXI has been increased by $350,000. McNeil Partners will be entitled to receive the subordinated amount of the Second McREMI Allocated Value only if and to the extent that the actual per unit aggregate amount to be received by holders of current income units in Fund XXI as of the closing date equals or exceeds McNeil management's estimates, as of the date of this Proxy Statement, of the estimated per unit aggregate amount to be received with respect to such current income units (see "Total Per Unit Estimate" in Table
2), and in such a case the Second McREMI Allocated Value for Fund XXI and the LP Allocation Amount for current income units in Fund XXI will be adjusted accordingly. In the event that McNeil Partners receives any amount of the subordinated Second McREMI Allocated Value attributable to Fund XXI described above, McNeil Partners will receive membership interests in and a credit for a capital contribution to WXI/McN Realty in an amount equal to such amount. In the event that McNeil Partners receives less than all of the subordinated Second McREMI Allocated Value attributable to Fund XXI described above, McNeil Partners will receive membership interests in and a credit for a capital contribution to WXI/McN Realty in an amount equal to one-half of the amount not received.

   The foregoing discussion does not take into account the cash merger consideration payable in respect of growth/shelter units in Funds XXI, XXII and XXIII. The cash merger consideration into which each growth/shelter unit in these McNeil Partnerships will be converted is not based on the Stanger & Co. allocation analysis. Under the Stanger & Co. allocation analysis, growth/shelter units in each of Funds XXI, XXII and XXIII are entitled to receive $0 because under the provisions of that McNeil Partnership's limited partnership agreement relating to a liquidation and termination of that McNeil Partnership holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment. Instead, the per unit amount was separately agreed upon between McNeil Partners and WXI/McN Realty with respect to growth/shelter units in that McNeil Partnership. See "Per Unit Merger Consideration" in Table 2. The amount payable with respect to growth/shelter units in these McNeil Partnerships will be paid by WXI/McN Realty independent of and in addition to the aggregate consideration in the transaction which is being allocated by Stanger & Co.

                                    Table 2

   Summary of Stanger & Co. Allocation Analysis and Related Master Agreement
                                 Calculations
          (amounts in thousands, except unit and per unit amounts)(1)

                      Real Estate Valuations
                  -------------------------------
                              Relative Percentage                            Principal
                                   Based on                    Allocated     Amount of
                  Total Asset        Total        Partnership Partnership    Mortgage
 McNeil              Value        Asset Value     Percentage     Value         Debt
Partnership           (2)             (3)             (4)         (5)           (6)
-----------       ----------- ------------------- ----------- -----------    ---------
Fund IX.........   $  92,748         14.57%         15.4200%   $ 93,525      $ (47,960)
Fund X..........      68,636         10.78          11.4113      69,212        (35,725)
Fund XI.........      71,138         11.18          11.8272      71,735        (35,275)
Fund XII........      56,243          8.84           9.3507      56,714        (37,087)
Fund XIV........      40,944          6.43           6.8073      41,287        (23,178)
Fund XV.........      40,170          6.31           6.6786      40,507        (22,813)
Fund XX.........       5,989          0.94           0.9957       6,039         (2,584)
Fund XXI........      19,222          3.02           3.1957      19,383        (12,234)
Fund XXII.......      12,996          2.04           2.1607      13,105         (6,918)
Fund XXIII......       6,430          1.01           1.0690       6,484         (4,179)
Fund XXIV.......      15,220          2.39           2.5304      15,348         (1,626)
Fund XXV........      46,800          7.35           7.7808      47,192         (7,200)
Fund XXVI.......      41,813          6.57           6.9517      42,164        (18,627)
Fund XXVII......      52,350          8.22           8.7036      52,789              0
Hearth Hollow...       3,643          0.57           0.6056       3,673         (2,109)
Midwest
Properties......      11,816          1.86           1.9645      11,915         (8,807)
Regency North...       5,030          0.79           0.8364       5,073         (2,359)
Fairfax.........       3,880          0.61           0.6451       3,913         (2,238)
Summerhill......       6,410          1.01           1.0657       6,464         (5,656)
                   ---------        ------         --------    --------      ---------
TOTAL TO LIMITED
PARTNERS
(assuming all
McNeil
Partnerships
participate)....   $ 601,479         94.50%        100.0000%   $606,520      $(276,574)
VALUE OF
MANAGEMENT
ASSETS..........      35,000          5.50              --          --             --
                   ---------        ------         --------    --------      ---------
PARTIAL McREMI
ALLOCATED
VALUE(14)
(assuming all
McNeil
Partnerships
participate)....         --            --               --       35,293            --
TRANSACTION
TOTALS..........   $ 636,479        100.00%        100.0000%   $641,813(15)  $(276,574)
                   =========        ======         ========    ========      =========
TOTAL McREMI
ALLOCATED
VALUE(16)
(assuming all
McNeil
Partnerships
participate)....         --            --               --     $ 35,293            --
                   =========        ======         ========    ========      =========
TOTAL ALLOCATED
McNEIL VALUE
(17) (assuming
all McNeil
Partnerships
participate)....         --            --               --     $ 35,293            --
                   =========        ======         ========    ========      =========
                                   Allocated Partnership Value
                  ---------------------------------------------------------------------
                                                Net Allocated
                                              Partnership Value
                              ---------------------------------------------------------
                                MPLP Allocation
                                     Amount
                                      (8)
                              ------------------------
                      Net                 Second
                   Allocated      GP      McREMI
                  Partnership Allocation Allocated            LP Allocation
 McNeil              Value      Amount     Value                  Amount
Partnership           (7)        (9)       (10)                    (12)                  Total
-----------       ----------- ---------- ------------- -------------------------------- -----------------
Fund IX.........   $ 45,565    $    687   $  (988)     $                     45,264
Fund X..........     33,487      (2,595)     (719)                           30,173
Fund XI.........     36,460      (2,396)     (623)                           33,441
Fund XII........     19,627      (2,800)     (241)                           16,586
Fund XIV........     18,109        (618)     (439)                           17,052
Fund XV.........     17,694        (985)     (375)                           16,334
Fund XX.........      3,455        (216)     (182)                            3,057
Fund XXI........      7,149      (4,177)   (1,341)(11) Current income units:  1,631(13)
                                                       Growth/shelter units:      0
Fund XXII.......      6,187      (1,601)     (735)     Current income units:  3,851
                                                       Growth/shelter units:      0
Fund XXIII......      2,305        (360)     (281)     Current income units:  1,664
                                                       Growth/shelter units:      0
Fund XXIV.......     13,722        (505)     (364)                           12,853
Fund XXV........     39,992      (1,430)     (403)                           38,159
Fund XXVI.......     23,537        (797)     (355)                           22,385
Fund XXVII......     52,789      (1,213)     (544)                           51,032
Hearth Hollow...      1,564         (33)     (305)                            1,226
Midwest
Properties......      3,108        (484)     (393)                            2,231
Regency North...      2,714         (10)     (195)                            2,509
Fairfax.........      1,675        (797)       (6)                              872
Summerhill......        808          18       (53)                              773
                  ----------- ---------- ------------- --------------------------------
TOTAL TO LIMITED
PARTNERS
(assuming all
McNeil
Partnerships
participate)....   $329,946    $(20,311)  $(8,542)(11)                     $301,093(13) $301,093(13)
VALUE OF
MANAGEMENT
ASSETS..........        --          --        --                                --
                  ----------- ---------- ------------- --------------------------------
PARTIAL McREMI
ALLOCATED
VALUE(14)
(assuming all
McNeil
Partnerships
participate)....        --          --        --                                --      $ 35,293(14)
TRANSACTION
TOTALS..........   $329,946    $(20,311)  $(8,542)(11)                     $301,093(13)
                  =========== ========== ============= ================================
TOTAL McREMI
ALLOCATED
VALUE(16)
(assuming all
McNeil
Partnerships
participate)....        --          --    $ 8,542 (11)                          --      $ 43,835(16)
                  =========== ========== ============= ================================
TOTAL ALLOCATED
McNEIL VALUE
(17) (assuming
all McNeil
Partnerships
participate)....        --     $ 20,311   $ 8,542 (11)                         $907(18) $ 65,053(11),(17)
                  =========== ========== ============= ================================

                                                    Estimated
                                                    Total Net  Estimated
                                       Per Unit      Working    Per Unit        Total
                            Units       Merger       Capital    Special        Per Unit
 McNeil                  Outstanding Consideration   Balance  Distribution     Estimate
Partnership                 (19)         (20)         (22)        (23)        (25), (26)
-----------              ----------- -------------  --------- ------------    ----------
Fund IX.................    110,170     $   411      $1,867     $     17       $   428
Fund X..................    134,980         224       1,136            8           232
Fund XI.................    159,813         209       1,787           11           220
Fund XII................    229,666          72         268            1            73
Fund XIV................     86,534         197       1,563           18           215
Fund XV.................    102,796         159         283            3           162
Fund XX.................     49,512          62       1,480           30            92
Fund XXI
 Current income units:..     24,863          66(13)     832           33            99
 Growth/shelter units:..     22,035          15(21)                    0 (24)       15
Fund XXII
 Current income units:.. 19,493,088        0.20       1,281         0.06          0.26
 Growth/shelter units:.. 13,201,029       0.008(21)                    0 (24)    0.008
Fund XXIII
 Current income units:..  6,574,985        0.26          81         0.01          0.27
 Growth/shelter units:..  4,850,711       0.008(21)                    0 (24)    0.008
Fund XXIV...............     40,000         321       1,445           36           357
Fund XXV................ 82,943,685        0.46       3,772         0.05          0.51
Fund XXVI............... 86,530,671        0.26       1,949         0.02          0.28
Fund XXVII..............  5,162,909        9.88       5,481         1.07         10.95
Hearth Hollow...........         35      35,030         244        6,972        42,003
Midwest Properties......         90      24,802          45          500        25,302
Regency North...........         32      78,398         (79)      (2,469)       75,929
Fairfax.................          2     436,000          86       43,061       479,061
Summerhill..............          1     773,497        (738)    (738,000)       35,497

----
 (1) The numbers set forth in this Table 2 have been estimated based on the financial statements of each of the McNeil Partnerships as of October 31, 1999, with estimates made for operating activity through January 31, 2000.
 (2) As determined by Stanger & Co.
 (3) For each McNeil Partnership, this column equals (1) the "Total Asset Value" for that McNeil Partnership divided by (2) $636,479, which is the sum of the "Total Asset Values" for all McNeil Partnerships and the "Value of Management Assets."
 (4) As set forth in the Master Agreement.
 (5) For each McNeil Partnership, the "Allocated Partnership Value" equals the product of (1) $606,520, which is the portion of the aggregate consideration allocated by Stanger & Co. to the McNeil Partnerships as a group, and (2) the "Partnership Percentage" for that McNeil Partnership.
 (6) Represents outstanding principal estimated as of January 31, 2000.
 (7) For each McNeil Partnership, the "Net Allocated Partnership Value" equals
     (1) the "Allocated Partnership Value" less (2) the "Principal Amount of Mortgage Debt."
 (8) For each McNeil Partnership, the "MPLP Allocation Amount" equals the sum of the "GP Allocation Amount" and the "Second McREMI Allocated Value." The "MPLP Allocation Amount" includes all amounts payable to the McNeil Affiliates based on estimated December 31, 1999 financial statements of the McNeil Partnerships, less the estimated deficit restoration obligation, if any, of the general partner, as estimated by Arthur Andersen LLP based upon a hypothetical sale of properties and liquidation of the McNeil Partnership at January 31, 2000. Arthur Andersen LLP's estimates were based, in part, on limited historical tax records prepared by other accounting firms. Sufficient records did not exist such that Arthur Andersen LLP could test the accuracy of prior accountants' work. Further, these estimates were based on the McNeil Partnerships' projections of operating results through January 31, 2000 and on hypothetical asset sale/partnership liquidation information provided by Stanger & Co. Arthur Andersen LLP has not audited or opined on the projected results of operations or financial information relating to such hypothetical sales/liquidations. See "Where You Can Find More Information." The estimated amounts payable to the McNeil Affiliates for the month of January 2000 have been taken into account in determining the "Estimated Total Net Working Capital Balance" and "Estimated Per Unit Special Distribution" of the McNeil Partnership.
 (9) For each McNeil Partnership, the "GP Allocation Amount" is the portion of the aggregate consideration allocated by Stanger & Co. to the general partner interests taken as a whole in that McNeil Partnership.
(10) For each McNeil Partnership, the "Second McREMI Allocated Value" is the portion of the aggregate consideration allocated by Stanger & Co. to the other assets of McREMI related to that McNeil Partnership.
(11) This amount has been reduced by $350,000 to reflect the fact that McNeil Partners has agreed to subordinate the receipt of up to $350,000 of the portion of the Second McREMI Allocated Value attributable to Fund XXI to the receipt by holders of current income units in Fund XXI of the per unit aggregate amount which such holders are entitled to receive on the closing date, up to an aggregate per unit amount equal to the estimated per unit aggregate amount to be received with respect to such current income units (see "Total Per Unit Estimate" for Fund XXI). McNeil Partners will be entitled to receive the subordinated amount of the Second McREMI Allocated Value only if and to the extent that the actual per unit aggregate amount to be received by holders of current income units in Fund XXI as of the closing date equals or exceeds McNeil management's estimates, as of the date of this Proxy Statement, of the estimated per unit aggregate amount to be received with respect to such current income units (see "Total Per Unit Estimate" in Table 2), and in such a case the Second McREMI Allocated Value for Fund XXI and the LP Allocation Amount for current income units in Fund XXI will be adjusted accordingly. In the absence of this arrangement, the "Second McREMI Allocated Value" for Fund XXI would have been equal to $1,631 and the total "Second McREMI Allocated Value" for all of the McNeil Partnerships would have been equal to $8,892. See note (13) below.
(12) For each class limited partner units in each McNeil Partnership, the "LP Allocation Amount" is the portion of the aggregate consideration allocated by Stanger & Co. to that class of limited partner units taken as a whole. The aggregate consideration allocated by Stanger & Co. to each McNeil Partnership was allocated by Stanger & Co. between classes of limited partner units in that McNeil Partnership based upon the provisions of the limited partnership agreement relating to a liquidation and termination of that McNeil Partnership. Under the Stanger & Co. allocation analysis, growth/shelter units in each of Funds XXI, XXII and XXIII have been allocated $0 because under the provisions of that McNeil Partnership's limited partnership agreement relating to a liquidation and termination of that McNeil Partnership holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment.
(13) This amount has been increased by $350,000 to reflect the fact that McNeil Partners has agreed to subordinate the receipt of up to $350,000 of the portion of the Second McREMI Allocated Value attributable to Fund XXI to the receipt by holders of current income units in Fund XXI of the per unit aggregate amount which such holders are entitled to receive on the closing date, up to an aggregate per unit amount equal to the estimated per unit aggregate amount to be received with respect to such current income units (see "Total Per Unit Estimate" for Fund XXI). McNeil Partners will be entitled to receive the subordinated amount of the Second McREMI Allocated Value only if and to the extent that the actual per unit aggregate amount to be received by holders of current income units in Fund XXI as of the closing date equals or exceeds McNeil management's estimates, as of the date of this Proxy Statement, of the estimated per unit aggregate amount to be received with respect to such current income units (see "Total Per Unit Estimate" in Table 2), and in such a case the Second McREMI Allocated Value for Fund XXI and the LP Allocation Amount for current income units in Fund XXI will be adjusted accordingly. In the absence of this arrangement, the "LP Allocation Amount" for current income units Fund XXI would have been equal to $1,281, the total "LP Allocation Amount" for all of the McNeil Partnerships would have been equal to $300,643, and the "Per Unit Merger Consideration" for current income units in Fund XXI would have been equal to approximately $52.00 per current income unit. See note (11) above.
(14) The "Partial McREMI Allocated Value" is the portion of the aggregate consideration allocated by Stanger & Co. to the management assets of McREMI. The "Partial McREMI Allocated Value" equals the product of (1) the aggregate consideration of approximately $641,813, which takes into account Stanger & Co.'s estimate of transaction fees payable to PaineWebber (net of previously paid retention fees) of $2,627 (see note
     (15) below), and (2) 5.50%, which is for McREMI the "Relative Percentage Based on Total Asset Value."
(15) Aggregate consideration of approximately $644,440, taking into account Stanger & Co.'s estimate of transaction fees payable to PaineWebber (net of previously paid retention fees) of $2,627.
(16) The "Total McREMI Allocated Value" is the portion of the aggregate consideration allocated by Stanger & Co. to all of the assets of McREMI being contributed by McNeil Partners to WXI/McN Realty and its subsidiaries in the transaction. The "Total McREMI Allocated Value" equals the sum of (1) the "Partial McREMI Allocated Value" (see note (14) above) and (2) the sum of the "Second McREMI Allocated Value" for each of the McNeil Partnerships. If all of the McNeil Partnerships participate in the transaction, the "Total McREMI Allocated Value" will equal approximately $43,835. The Master Agreement provides that the "Total McREMI Allocated Value" will be reduced by the sum of the following:
    (a) the "Second McREMI Allocated Value" for each McNeil Partnership that does not participate in the transaction, and
    (b) the product of the "Partial McREMI Allocated Value" and the "Partnership Percentage" for each McNeil Partnership that does not participate in the transaction.
(17) The "Total Allocated McNeil Value" is the portion of the aggregate consideration allocated by Stanger & Co. to interests, rights and assets being contributed by McNeil Partners to WXI/McN Realty and its subsidiaries in the transaction. If all of the McNeil Partnerships participate in the transaction, the "Total Allocated McNeil Value" will equal approximately $65,053.
(18) Sum of "LP Allocation Amounts" for the Affiliated McNeil Partnerships, less the absolute value of any negative "Estimated Total Net Working Capital Balance" of any Affiliated McNeil Partnership.
(19) As of December 10, 1999, the record date.
(20) For each class of limited partner units in a McNeil Partnership, other than growth/shelter units in each of Funds XXI, XXII and XXIII, the "Per Unit Merger Consideration" equals (1) the "LP Allocation Amount" for that class divided by (2) the "Units Outstanding" for that class. In the case of each of Funds XXI, XXII and XXII, the "Per Unit Merger Consideration" into which each growth/shelter unit in these McNeil Partnerships will be converted is not based on the Stanger & Co. allocation analysis. Under the Stanger & Co. allocation analysis, growth/shelter units in each of Funds XXI, XXII and XXIII are entitled to receive $0 because under the provisions of that McNeil Partnership's limited partnership agreement relating to a liquidation and termination of that McNeil Partnership holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment. Instead, the per unit amount was separately agreed upon between McNeil Partners and WXI/McN Realty with respect to growth/shelter units in that McNeil Partnership. The amount payable with respect to growth/shelter units in these McNeil Partnerships will be paid by WXI/McN Realty independent of and in addition to the aggregate consideration in the transaction which is being allocated by Stanger & Co. See note (12) above and note (21) below.
(21) In the case of each of Funds XXI, XXII and XXII, the "Per Unit Merger Consideration" into which each growth/shelter unit in these McNeil Partnerships will be converted is not based on the Stanger & Co. allocation analysis. Under the Stanger & Co. allocation analysis, growth/shelter units in each of Funds XXI, XXII and XXIII are entitled to receive $0 because under the provisions of that McNeil Partnership's limited partnership agreement relating to a liquidation and termination of that McNeil Partnership holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment. Instead, the per unit amount was separately agreed upon between McNeil Partners and WXI/McN Realty with respect to growth/shelter units in that McNeil Partnership. The amount payable with respect to growth/shelter units in these McNeil Partnerships will be paid by WXI/McN Realty independent of and in addition to the aggregate consideration in the transaction which is being allocated by Stanger & Co. See notes (12) and
     (20) above.
(22) Calculated in accordance with the terms of the Master Agreement and estimated based upon, among other things, the balance sheet of each McNeil Partnership as of October 31, 1999, with estimates made for operating activity through January 31, 2000. The "Estimated Total Net Working Capital Balance" will be adjusted at closing to reflect the then modified net working capital balance of that McNeil Partnership. There can be no assurances that a McNeil Partnership will have a positive modified net working capital balance as of the closing date or that the actual modified net working capital balance of a McNeil Partnership as of the closing date will be equal to the "Estimated Total Net Working Capital Balance."
(23) For each class of limited partner units in a McNeil Partnership, the "Estimated Per Unit Special Distribution" equals the portion of the "Estimated Total Net Working Capital Balance" which each limited partner unit of that class is entitled to receive based on the provisions of that McNeil Partnership's limited partnership agreement governing distributions of surplus cash, except that the general partner of that McNeil Partnership will not receive any part of the special distribution. The actual amount of the special distribution which will be distributed to limited partners of a participating McNeil Partnership will be based upon the positive modified net working capital balance of that McNeil Partnership as of the closing date. There can be no assurances that a participating McNeil Partnership will have a positive modified net working capital balance as of the closing date or that the actual per unit amount of the special distribution will be equal to the "Estimated Per Unit Special Distribution."
(24) No special distribution will be made in respect of the growth/shelter units in each of Funds XXI, XXII and XXIII because under the provisions of that McNeil Partnership's limited partnership agreement governing distributions of surplus cash holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment.
(25) For each class of limited partner units in a McNeil Partnership, the "Total Per Unit Estimate" equals the sum of (1) the "Per Unit Merger Consideration" for that class and (2) the "Estimated Per Unit Special Distribution" for that class. The aggregate amount to be received for each limited partner unit in a participating McNeil Partnership is based on the estimates of McNeil management, as of the date of this Proxy Statement, of that participating McNeil Partnership's modified net working capital balance as of the estimated closing date of the transaction. While we expect that a class of limited partners of a participating McNeil Partnership will receive the "Per Unit Merger Consideration" and "Estimated Per Unit Special Distribution" set forth in Table 2 with respect to that class, there can be no assurances that limited partners will receive the specified cash merger consideration or any special distribution. Limited partners of a participating McNeil Partnership will receive a special distribution only if that participating McNeil Partnership has a positive modified net working capital balance as of the closing date. There can be no assurances that a participating McNeil Partnership will have a positive modified net working capital balance as of the closing date or that the actual per unit amount of the special distribution will be equal to the estimated per unit amount of the special distribution. If a participating McNeil Partnership's modified net working capital balance as of the closing date is zero, each class of limited partners of that participating McNeil Partnership will receive no special distribution and will receive only the per unit cash merger consideration with respect to that class. If a participating McNeil Partnership has a negative modified net working capital balance as of the closing date, each class of limited partners of that participating McNeil Partnership will receive no special distribution and the per unit cash merger consideration to be received with respect to limited partner units in that class will be reduced by the pro rata amount of the negative modified net working capital balance allocated by Stanger & Co. to that class. The foregoing discussion does not apply to growth/shelter units in each of Funds XXI, XXII and XXIII. No special distribution will be made in respect of the growth/shelter units, and the cash merger consideration to be received for each growth/shelter unit will not be subject to adjustment based on such McNeil Partnership's modified net working capital balance as of the closing date. Under the provisions of each such McNeil Partnership's limited partnership agreement, holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment.
(26) The "Total Per Unit Estimate" set forth in this Table 2 to be received for limited partner units in some of the McNeil Partnerships differs from the estimated per unit aggregate amount set forth with respect to that McNeil Partnership in the June 25, 1999 press release announcing the transaction because of changes in the estimate of that McNeil Partnership's modified net working capital balance as of the estimated closing date of the transaction. These changes are attributable primarily to additional costs to complete all budgeted capital items with respect to that McNeil Partnership through the estimated closing date of the transaction as required by the Master Agreement, that McNeil Partnership's pro rata share of higher than anticipated transaction costs and that McNeil Partnership's pro rata share of an increase in the reserve for transaction costs. If these amounts are in the aggregate less than the increase in the estimate of a McNeil Partnership's cash flow, for the period through the estimated closing date, as a result of higher than anticipated revenues generated to date and additional revenue estimated to be generated through the estimated closing date of the transaction, both the estimate of that McNeil Partnership's modified net working capital balance as of the estimated closing date and the estimated per unit aggregate amount to be received for limited partner units in that McNeil Partnership increased. If, on the other hand, these amounts are in the aggregate greater than the increase in the estimate of a McNeil Partnership's cash flow, for the period through the estimated closing date, as a result of higher than anticipated revenues generated to date and additional revenue estimated to be generated through the estimated closing date of the transaction, both the estimate of that McNeil Partnership's modified net working capital balance as of the estimated closing date and the estimated per unit aggregate amount to be received for limited partner units in that McNeil Partnership decreased. The foregoing discussion does not apply to growth/shelter units in each of Funds XXI, XXII and XXIII because no special distribution will be made in respect of the growth/shelter units. Under the provisions of each such McNeil Partnership's limited partnership agreement, holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment.

  Fee arrangements

   Pursuant to the terms of the engagement letter with Stanger & Co., the McNeil Partnerships have agreed to pay Stanger & Co. a total fee equal to $1.72 million. The total fee is payable as follows:

  . $970,000 was payable prior to execution of the Master Agreement and prior to delivery of the first Stanger & Co. opinion;

  . $500,000 became payable upon the delivery of the first Stanger & Co.
    opinion; and

  . $250,000 became payable upon delivery of the second Stanger & Co.
    opinion.

   In addition, the McNeil Partnerships have agreed to reimburse Stanger & Co. for all reasonable out-of-pocket expenses incurred by Stanger & Co. in connection with the proposed transaction, including reasonable fees and disbursements of Stanger & Co.'s legal counsel, if any. The McNeil Partnerships have also agreed to indemnify Stanger & Co. against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws. In general, each of the McNeil Partnerships will be liable to pay its ratable share of Stanger & Co.'s fees and expenses based upon its "Partnership Percentage" set forth in Table 2. See "The Master Agreement--Fees and expenses."

 Eastdil Realty Company opinions

   On May 7, 1999, the McNeil Partnerships, on behalf of the special committee, engaged Eastdil Realty Company as the special committee's financial advisor. Eastdil Realty Company, founded in 1967, is a private real estate investment banking firm that specializes in the structuring and placement of debt and equity capital for institutional grade real estate assets. Headquartered in New York City, Eastdil Realty Company has offices in Chicago, Dallas and Los Angeles. Its aggregate transaction experience exceeds $125 billion and encompasses all of the major United States markets. Since January 1998, Eastdil Realty Company has participated in completed transactions with an aggregate value of $14.4 billion, including transactions involving 61 million square feet of office properties, 18.5 million square feet of retail properties, 17,000 apartment units and 11,700 hotel rooms.

  First Eastdil Realty Company opinion

   At the June 24, 1999 meeting of the special committee, Eastdil Realty Company delivered a verbal fairness opinion, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion, and subject to the assumptions, qualifications and limitations set forth in the opinion:

  . the Stanger & Co. allocation analysis and the opinions set forth in the first Stanger & Co. opinion were based upon the application of appropriate methodologies, and the factual bases utilized by Stanger & Co. in the application of these methodologies have a reasonable basis;

  . the conclusions reached in the Stanger & Co. allocation analysis and the first Stanger & Co. opinion have a reasonable basis;

  . the special committee is entitled to rely upon those conclusions; and

  . each of the five matters described below which were set forth in the first Stanger & Co. opinion is fair from a financial point of view to the holders of each class of limited partner units in each of the McNeil
    Partnerships:

    -- the aggregate consideration in the transaction;

    -- the allocation of the aggregate consideration between the management assets of McREMI, on the one hand, and the McNeil Partnerships as a group, on the other hand;

    -- the aggregate consideration allocated to each individual McNeil
     Partnership;

    --the methodology of allocation of the aggregate consideration allocated to each individual McNeil Partnership, less the principal amount of all outstanding mortgage debt of that McNeil Partnership, among the general partner interests in that McNeil Partnership, the other assets of McREMI related to that McNeil Partnership and each class of limited partner units in that McNeil Partnership; and

    --with respect to each class of limited partner units in each McNeil
      Partnership, the estimated per unit aggregate amount to be received with respect to limited partner units in that class, consisting of the sum of (1) the amount of the aggregate consideration allocated to a limited partner unit in that class and (2) the pro rata amount of the estimated modified net working capital balance with respect to a limited partner unit in that class, determined as of March 31, 1999, based upon the balance sheet of each McNeil Partnership as of March 31, 1999, adjusted for transaction expenses and the allocation of transaction expenses, as estimated by the McNeil General Partners.

   The written fairness opinion delivered by Eastdil Realty Company to the special committee on June 24, 1999 is referred to in this Proxy Statement as the "first Eastdil Realty Company opinion." In making the determinations described in "--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction--Recommendations of the special committee," the special committee considered as positive factors the first Stanger & Co. opinion and the first Eastdil Realty Company opinion.

   The full text of the first Eastdil Realty Company opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Eastdil Realty Company, is incorporated in this Proxy Statement by reference. The first Eastdil Realty Company opinion is attached as Appendix D-1 to this Proxy Statement. The limited partners of the Partnership are urged to read carefully the first Eastdil Realty Company opinion in its entirety.

  Second Eastdil Realty Company opinion

   On December 10, 1999, Eastdil Realty Company delivered a second written opinion to the special committee. In this second opinion, Eastdil Realty Company rendered additional opinions as to the fairness from a financial point of view to the holders of each class of limited partner units in each McNeil Partnership as to the additional matters set forth in the second Stanger & Co. opinion. The second opinion delivered by Eastdil Realty Company on December 10, 1999 is referred to in this Proxy Statement as the "second Eastdil Realty Company opinion." The second Eastdil Realty Company opinion is described in more detail below.

   The full text of the second Eastdil Realty Company opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Eastdil Realty Company, is incorporated in this Proxy Statement by reference. The second Eastdil Realty Company opinion is attached as Appendix D-2 to this Proxy Statement. The limited partners of the Partnership are urged to read carefully the second Eastdil Realty Company opinion in its entirety.

   The second Eastdil Realty Company opinion was to the effect that, as of the date of the second Eastdil Realty Company opinion, and subject to the assumptions, qualifications and limitations set forth in the second Eastdil Realty Company opinion:

  . the Stanger & Co. allocation analysis and the opinions set forth in the second Stanger & Co. opinion were based upon the application of appropriate methodologies, and the factual bases utilized by Stanger & Co. in the application of these methodologies have a reasonable basis;

  . the conclusions reached in the Stanger & Co. allocation analysis and the second Stanger & Co. opinion have a reasonable basis;

  . the special committee is entitled to rely upon those conclusions; and

  . each of the four matters described below which were set forth in the second Stanger & Co. opinion is fair from a financial point of view to the holders of each class of limited partner units in each of the McNeil
    Partnerships:

    --the aggregate consideration allocated to the general partner interests in each McNeil Partnership;

    --the aggregate consideration allocated to the other assets of McREMI related to each McNeil Partnership;

    --the aggregate consideration allocated to each class of limited partner units in each McNeil Partnership;

    --with respect to each class of limited partner units in each McNeil
      Partnership, the estimated per unit aggregate amount to be received with respect to limited partner units in that class, consisting of the sum of (1) the estimated amount of the aggregate consideration allocated to a limited partner unit in that class McNeil Partnership and (2) the pro rata amount of the estimated modified net working capital balance with respect to a limited partner unit in that class, based on the McNeil General Partners' estimates as of January 31, 2000 of the modified net working capital balance of each McNeil Partnership, calculated in accordance with the terms of the Master Agreement.

   In considering the opinions described in the second Eastdil Realty Company opinion and in reading the discussion of the second Eastdil Realty Company opinion set forth below, the limited partners of the Partnership should be aware that Eastdil Realty Company:

  . reviewed the Master Agreement and the WXI/McN Realty Operating Agreement;

  . reviewed the latest draft of this Proxy Statement made available to it;

  . reviewed the summary information provided by McREMI, as property manager, the McNeil General Partners and the McNeil Partnerships for each of the properties owned by the McNeil Partnerships, including: property description, rentable square footage, unit mix, year built, historical and projected operating statements, rent rolls, tenant improvement allowances, expense reimbursements, tax information, capital expenditure estimates, deferred maintenance estimates and estimates of costs to remediate environmental conditions;

  . conducted limited site inspections of certain of the McNeil Partnerships' properties;

  . discussed with management of McREMI and Stanger & Co. the conditions in local rental markets and market conditions for sales and acquisitions of properties of the type owned by the McNeil Partnerships and the historical financial statements and budgeted and projected operations of the McNeil Partnerships' properties;

  . reviewed surveys of competing properties prepared by or on behalf of McREMI, the McNeil General Partners and the McNeil Partnerships, including rental rates, vacancies and tenant improvement allowances;

  . reviewed information on acquisition criteria used by real estate investors for properties similar to the McNeil Partnerships' properties during 1999;

  . reviewed the financial statements of McREMI and its affiliates for the years ended December 31, 1997 and 1998, the three months ended March 31, 1999 and the nine months ended September 30, 1999;

  . reviewed Form 10-Q statements for the McNeil Partnerships for the period ending September 30, 1999;

  . reviewed the estimates as of January 31, 2000, prepared by Arthur Andersen LLP, of the deficit restoration obligations of the general partners of the McNeil Partnerships, assuming the McNeil Partnerships had been liquidated on that date;

  . reviewed the McNeil General Partners' estimates as of January 31, 2000 of the modified net working capital balance of each McNeil Partnership, calculated in accordance with the terms of the Master Agreement;

  . discussed with Stanger & Co. the methodology used to formulate the Stanger & Co. allocation analysis and the second Stanger & Co. opinion;

  . interviewed PaineWebber regarding the bid solicitation process relating to the transaction;

  . discussed with Stanger & Co. the activities of Stanger & Co. since
    January 1998 with respect to the Stanger & Co. allocation analysis and the Stanger opinions;

  . discussed with Houlihan, Lokey its valuation analysis of McREMI; and

  . conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

   In connection with its review and analysis in support of its opinions, Eastdil Realty Company advised the special committee that it observed that the form of the transaction may provide favorable tax results to the McNeil General Partners and their affiliates. However, Eastdil Realty Company advised the special committee that the tax results of the McNeil General Partners and their affiliates were irrelevant to Eastdil Realty Company's determinations of fairness. Eastdil Realty Company has not rendered any opinion regarding the tax consequences of the transaction to any party. In addition, Eastdil Realty Company has not expressed any opinion to Robert A. McNeil or Carole J. McNeil in their capacities as direct or indirect holders of general partner interests or limited partner units in the McNeil Partnerships or in McNeil Partners or of capital stock in McREMI.

   In rendering its opinion, Eastdil Realty Company relied, without independent verification, on the accuracy and completeness in all material respects of all financial and other information that was furnished or otherwise communicated to Eastdil Realty Company by McREMI, the McNeil General Partners and the McNeil Partnerships. Eastdil Realty Company did not perform an independent appraisal of the assets and liabilities of the McNeil Partnerships or the assets of McREMI. Eastdil Realty Company did not conduct any engineering studies and relied on the estimated cost to remediate environmental conditions for each property.

   Eastdil Realty Company relied on the assurance of McREMI, the McNeil General Partners and the McNeil Partnerships that:

  . the property budgets and discounted cash flow analyses provided to Eastdil Realty Company were, in the judgment of McREMI, the McNeil General Partners and the McNeil Partnerships, reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments;

  . any estimates of costs to remediate environmental conditions were adequately considered in the capital expenditure estimates provided to Eastdil Realty Company and that no additional environmental conditions are present at the properties;

  . any historical financial data, balance sheet data, transaction cost estimates and estimates of the deficit restoration obligation of the McNeil General Partners which would be due upon a liquidation were accurate in all material respects;

  . no material changes have occurred in the information reviewed or in the value of the properties or the business or other assets of McREMI between the date the information was provided to Eastdil Realty Company and the date of its opinion; and

  . McREMI, the McNeil General Partners and the McNeil Partnerships were not aware of any information or facts regarding the McNeil Partnerships, the properties, the business or other assets of McREMI or WXI/McN Realty that would cause the information supplied to Eastdil Realty Company to be incomplete or misleading in any material respect.

   Eastdil Realty Company did not determine or negotiate the amount or form of the aggregate consideration in the transaction. Eastdil Realty Company was not requested to, and therefore did not:

  . make any recommendation to McREMI, the McNeil General Partners or the limited partners of the McNeil Partnerships with respect to whether to approve or reject the transaction; or

  . express any opinion as to:

    -- the impact of the transaction with respect to McREMI, the McNeil
       General Partners, or the limited partners of any McNeil Partnership that does not participate in the transaction;

    -- the tax consequences of the transaction for McREMI, the McNeil
       General Partners or the limited partners of any McNeil Partnership;

    -- WXI/McN Realty's ability to qualify as a partnership or real estate investment trust, or the consequences of WXI/McN Realty's failure to so qualify;

    -- the potential capital structure of WXI/McN Realty or its impact on the financial performance of WXI/McN Realty's membership interests;

    -- WXI/McN Realty's ability to finance its obligations pursuant to the Master Agreement or the impact of a failure to obtain financing on the financial performance of WXI/McN Realty or the McNeil
       Partnerships;

    -- whether or not alternative methods of determining or allocating the aggregate consideration to be received by the McNeil General Partners, the limited partners of the McNeil Partnerships or McREMI would have also provided fair results or results substantially similar to those of the methodology used;

    -- alternatives to the transaction; or

    -- any other terms of the transaction other than the aggregate consideration and the allocation of the aggregate consideration.

   Furthermore, Eastdil Realty Company did not express any opinion to Robert A. McNeil or Carole J. McNeil in their capacities as direct or indirect holders of general partner interests or limited partner units in the McNeil Partnerships or McNeil Partners or of capital stock in McREMI. Further, Eastdil Realty Company did not express any opinion as to the fairness of any terms of the transaction other than as described in the Eastdil Realty Company opinions, including, without limitation:

  . the fairness of the amounts or allocations of transaction costs;

  . the prices at which the membership interests in WXI/McN Realty may trade, if the membership interests were traded, following the transaction; and

  . the trading value of the membership interests in WXI/McN Realty, if the membership interests were traded, compared with the current fair market value of any assets contributed to WXI/McN Realty in connection with the transaction if WXI/McN Realty were to be liquidated in the current real estate market.

   The second Eastdil Realty Company opinion did not purport to be a complete description of the analyses performed or the matters considered in rendering the second Eastdil Realty Company opinion. The analyses and the summary set forth in the second Eastdil Realty Company opinion must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying the second Eastdil Realty Company opinion. In rendering the second Eastdil Realty Company opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made and the judgments applied in rendering the second Eastdil Realty Company opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the second Eastdil Realty Company opinion or in this Proxy Statement is not meant to indicate that such analysis was given greater weight than any other analysis.

  Financial analysis of Eastdil Realty Company; review of Stanger & Co. analyses and methodologies

   Eastdil Realty Company completed a full review of all Stanger & Co.'s files compiled in connection with the transaction. These files contained base information such as property inspection reports, rent and sale comparable properties reports, market supply and demand trends, description of physical and environmental issues (if any), appraisals (available for a limited number of properties), offers to purchase, historic and projected revenues, operating expenses and real estate taxes. Eastdil Realty Company did conduct limited site inspections of certain properties to confirm or clarify base file information. From McREMI, Eastdil Realty Company reviewed market surveys, historic and projected income statements, property occupancy trends and other related information to confirm and better understand Stanger & Co. file information and conclusions. This base information was then reviewed in the context of detailed cash flow projections prepared by Stanger & Co. See "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.-- Financial analysis of Stanger & Co."

   Eastdil Realty Company then determined if the projection assumptions, such as market rental rates, market rental rate growth, vacancy (both current and stabilized) expense ratios, projected capital expenditures, expense growth rates, timing for lease-up of vacant space/vacant units and capital costs associated with leasing vacant space in the retail and office properties, were reasonable given the base file information and Eastdil Realty Company's understanding of investor underwriting parameters in the current capital market environment. Several minor disagreements regarding projection assumptions were discussed and resolved with Stanger & Co.

   Eastdil Realty Company then analyzed the valuation parameters used by Stanger & Co. Apartments and self-storage facilities were valued by both Stanger & Co. and Eastdil Realty Company primarily based on direct capitalization; discounted cash flow analysis was used as a secondary valuation method. Valuations for office and retail properties by both Stanger & Co. and Eastdil Realty Company were based on discounted cash flow analysis. For apartment and self-storage properties, Eastdil Realty Company prepared summary 1999 net operating income projections and applied capitalization rates based on Eastdil Realty Company's current market experience and information contained in the Stanger & Co. files. Nearly all of Eastdil Realty Company's capitalization rate assumptions fell within Stanger & Co.'s range of 8.5% to 11.0% for apartments and 9.5% to 9.75% for self storage. Some minor differences in capitalization rate estimates were adequately addressed and resolved.

   Eastdil Realty Company reviewed Stanger & Co.'s office and retail property cash flow valuation parameters against Eastdil Realty Company's current market experience. Cash flow projections were reproduced with Eastdil Realty Company's valuation parameters; these results were then compared with Stanger & Co.'s valuation results. After reconciliation of minor discrepancies and interpretation differences, nearly all of Eastdil Realty Company's office and retail valuation results used valuation parameters in the range used by Stanger & Co. For office properties, a discount rate range of 11.25% to 12.5% and a terminal capitalization rate range of 9.5% to 11.0% was used. For retail properties, the discount rate range is 11.5% to 13.5%, and the terminal capitalization rate range is 10.0% to 12.0%. These valuation parameters were used for a ten-year cash flow projection, the predominant projection period used by investors in today's market.

   Eastdil Realty Company reviewed Stanger & Co.'s valuation for McREMI. This review included analysis of Stanger & Co.'s six-year cash flow projection beginning in 1999; the cash flow projection included property management fees, asset management fees, expense reimbursements and operating expenses. Compilation of the cash flow line items was discussed with McNeil management and the underlying assumptions were examined by Eastdil Realty Company and compared with historic results. No discrepancies or unreasonable assumptions were identified. Eastdil Realty Company then reviewed Stanger & Co.'s valuation methodology, which is a discounted cash flow analysis over a five-year holding period; the residual calculation is a cash flow multiple applied to year six cash flow. Eastdil Realty Company concluded that this methodology is appropriate. Stanger & Co. utilizes a discount rate range of 12.5% to 20.0% and a reversion multiple of 4x to 6x year six cash flow. Eastdil Realty Company concluded that these valuation parameters are reasonable.

   Eastdil Realty Company also reviewed Stanger & Co.'s valuation of the membership interests to be received by McNeil Partners in WXI/McN Realty in connection with the transaction. This review included a review of the terms of the WXI/McN Realty Operating Agreement, including the restrictions on McNeil Partners' membership interests set forth in the WXI/McN Realty Operating Agreement, and a review of Stanger & Co.'s observations with respect to the terms of the WXI/McN Realty Operating Agreement. See "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.-- Financial analysis of Stanger & Co.--WXI/McN Realty Operating Agreement review."

 Fee arrangements

   Pursuant to the terms of the engagement letter with Eastdil Realty Company, on behalf of the special committee, the McNeil Partnerships have agreed to pay Eastdil Realty Company a total fee equal to $500,000. The total fee is payable as follows:

  . $100,000 was payable prior to execution of the Master Agreement and prior to delivery of the first Eastdil Realty Company opinion;

  . $300,000 became payable upon the delivery of the first Eastdil Realty
    Company opinion; and

  . $100,000 became payable upon the delivery of the second Eastdil Realty
    Company opinion.

   In addition, the McNeil Partnerships have agreed to reimburse Eastdil Realty Company for all reasonable out-of-pocket expenses incurred by Eastdil Realty Company in connection with Eastdil Realty Company's services, but not including the fees or disbursements of Eastdil Realty Company's legal counsel, if any. The McNeil Partnerships also have agreed to indemnify Eastdil Realty Company against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws. In general, each of the McNeil Partnerships will be liable to pay its ratable share of Eastdil Realty Company's fees and expenses based upon its "Partnership Percentage" set forth in Table 2. See "The Master Agreement--Fees and expenses."

Position of McNeil Partners and Robert A. McNeil regarding the fairness of the transaction

   Each of McNeil Partners and Robert A. McNeil has concluded that the transaction is fair to the limited partners of each of the McNeil Partnerships.

   Positive factors considered. In concluding that the transaction is fair to the limited partners of each of the McNeil Partnerships, McNeil Partners and Robert A. McNeil considered the following factors, each of which, in the view of McNeil Partners and Robert A. McNeil, supported their conclusions regarding the fairness of the transaction:

  . The fact that the special committee and the McNeil Investors board of directors each unanimously determined that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships.

  . The special committee's recommendation that the McNeil Investors board of directors approve the transaction.

  . The unanimous approval by the McNeil Investors board of directors of the Master Agreement and the transactions contemplated by the Master Agreement.

  . The unanimous recommendation of the McNeil Investors board of directors that the limited partners of each of the McNeil Partnerships vote for the merger proposal.

  . The factors enumerated in "--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction-- Recommendations of the special committee--Positive factors considered," each of which factors McNeil Partners and Robert A. McNeil considered, and each of which they believed supported their conclusions regarding the fairness of the transaction.

  . Notwithstanding the fact that the Stanger & Co. opinions were delivered to the McNeil Investors board of directors on behalf of the McNeil Partnerships and that McNeil Partners and Robert A. McNeil are not entitled to rely on such opinions, the fact that the McNeil Investors board of directors received the fairness opinions dated June 24, 1999 and December 10, 1999 from Stanger & Co. on behalf of the McNeil
    Partnerships. See "--Opinions and reports of financial advisors-- Allocation analysis and opinions of Stanger & Co."

  . Notwithstanding the fact that the Eastdil Realty Company opinions were delivered to the special committee and that McNeil Partners and Robert A. McNeil are not entitled to rely on such opinions, the fact that the special committee received the fairness opinions dated June 24, 1999 and December , 1999 from Eastdil Realty Company. See "--Opinions and reports of financial advisors--Eastdil Realty Company opinions."

   Negative factors considered. In concluding that the transaction is fair to the limited partners of each of the McNeil Partnerships, McNeil Partners and Robert A. McNeil also considered the factors enumerated in "--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction--Recommendations of the special committee--Negative factors considered." In the view of McNeil Partners and Robert A. McNeil, these negative factors were not sufficient, either individually or in the aggregate, to outweigh the benefits of the proposed transaction to the limited partners of the McNeil Partnerships.

   Other factors considered. In evaluating the fairness of the transaction, McNeil Partners and Robert A. McNeil also considered the liquidation value, net asset value and going concern value of the limited partner units in each of the McNeil Partnerships as estimated by Stanger & Co. and presented in the status report delivered by Stanger & Co. to the special committee and the McNeil Investors board of directors. See "Liquidation Value," "Net Asset Value" and "Going Concern Value" in Table 1. The consideration by McNeil Partners and Robert A. McNeil of the liquidation value, net asset value and going concern value involved:

  . discussions among representatives of McNeil Partners, Robert A. McNeil and Stanger & Co.;

  . participation by Robert A. McNeil in meetings of the McNeil Investors board of directors at which Stanger & Co. presented and discussed its status report;

  . review by McNeil Partners and Robert A. McNeil of the factual, financial and numerical information presented in the status report; and

  . numerous inquiries into the underlying analyses, methodologies and assumptions supporting Stanger & Co.'s estimates. See the discussion in "--Background of the transaction--Negotiation of definitive transaction documents with Whitehall" of the various meetings of the McNeil Investors board of directors.

   McNeil Partners, as the general partner of the Partnership, and Robert A. McNeil, as a member of the McNeil Investors board of directors, have each relied in good faith under applicable law on Stanger & Co.'s analyses of liquidation value, net asset value and going concern value and, to that extent, have each adopted Stanger & Co.'s analyses of liquidation value, net asset value and going concern value.

   With respect to the Partnership, McNeil Partners and Robert A. McNeil each noted in particular that the estimated per unit aggregate amount of $232, including both the merger consideration and the estimated special distribution, to be received with respect to each limited partner unit in the Partnership is greater than each of the following, each as estimated by Stanger & Co.:

  . the liquidation value of $213 per limited partner unit

  . the net asset value of $226 per limited partner unit

  . the going concern value of $189 per limited partner unit

   In evaluating the fairness of the transaction, McNeil Partners and Robert A. McNeil considered the information on weighted average private sales prices and tender offer ranges for limited partner units in the McNeil Partnerships presented in the status report delivered by Stanger & Co. to the special committee and the McNeil Investors board of directors. See "Private Sales Weighted Average" and "Tender Offer Ranges" in Table 1. However, for the reasons set forth under "--Recommendations of the special committee and the McNeil Investors board of directors--Recommendations of the special committee-- Other factors considered," McNeil Partners and Robert A. McNeil did not place significant emphasis or weight on these prices and ranges and did not consider these prices to be material factors in reaching their conclusions that the transaction is fair to the limited partners of each of the McNeil Partnerships.

   McNeil Partners and Robert A. McNeil did not consider purchase prices paid by the Partnership, McNeil Partners, McNeil Investors or Robert A. McNeil for limited partner units in the Partnership since the commencement of the Partnership's second full fiscal year preceding the date of this Proxy Statement because since that time, none of the Partnership, McNeil Partners, McNeil Investors or Robert A. McNeil has made any purchases of limited partner units in the Partnership. See "Related Security Holder Matters--Recent transactions in the Partnership's limited partner units."

   Procedural fairness of the transaction. As disclosed in the section entitled "--Interests of certain persons in matters to be acted upon; conflicts of interest," each of McNeil Partners, Robert A. McNeil and the other McNeil Affiliates has a financial interest in the transaction and interests or relationships that may present actual or potential conflicts of interest in connection with the transaction. In evaluating the fairness of the transaction, McNeil Partners and Robert A. McNeil considered these conflicts of interest along with the other factors enumerated above in reaching their conclusions that the transaction is fair to the limited partners of each of the McNeil Partnerships. See "--Interests of certain persons in matters to be acted upon; conflicts of interest." McNeil Partners and Robert A. McNeil also recognize that in determining whether the requisite vote of the limited partners of a McNeil Partnership has been obtained, limited partner units held by McNeil Partners and its affiliates will not be excluded. McNeil Partners and Robert A. McNeil considered these factors to be negative factors in their conclusions that the transaction is fair to the limited partners of each of the McNeil Partnerships. However, McNeil Partners and Robert A. McNeil believe that the transaction is procedurally fair to the limited partners of each of the McNeil Partnerships for the reasons cited by the McNeil Investors board of directors and the special committee. See "--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction."

   In view of the wide variety of factors considered in connection with their evaluation of the fairness of the transaction, McNeil Partners and Robert A. McNeil did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their conclusions regarding the fairness of the transaction.

Position of Whitehall, WXI/MNL Real Estate and WXI/McN Realty

   Because the transaction may be considered a "going private" transaction, the rules under the Securities Exchange Act may be interpreted to require each of Whitehall, WXI/MNL Real Estate and WXI/McN Realty to express its belief as to the fairness of the transaction to the limited partners of the McNeil Partnerships because, under a potential interpretation of the rules governing "going private" transactions, one or more of Whitehall, WXI/MNL Real Estate and WXI/McN Realty may be deemed to be an affiliate of the Partnership. Although representatives of Whitehall and WXI/McN Realty negotiated the transaction with McNeil management and the special committee on an arm's-length basis with directly opposing interests and subsidiaries of WXI/McN Realty will acquire limited partner units held by limited partners of the participating McNeil Partnerships in the transaction and, therefore, may have interests that are in conflict with the interests of those limited partners, each of Whitehall, WXI/MNL Real Estate and WXI/McN Realty believes that the transaction is fair, from a financial point of view, to the limited partners of each of the McNeil Partnerships, on the basis of the following factors, in each case, based only on the more limited facts and information available to them:

  . Whitehall, WXI/MNL Real Estate and WXI/McN Realty have considered the factors listed above in "--Position of McNeil Partners and Robert A. McNeil regarding the fairness of the transaction," including the factors enumerated in "--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction-- Recommendations of the special committee." These factors were taken into consideration by the special committee and the McNeil Investors board of directors, in each case based, however, only on the more limited facts and information available to them.

  . Each of Whitehall, WXI/MNL Real Estate and WXI/McN Realty has also reviewed the opinions of each of Stanger & Co. and Eastdil Realty Company as set forth in this Proxy Statement with respect to the fairness of the consideration to be received by the limited partners of the McNeil Partnerships based on the analyses of such firms as set forth in this Proxy Statement, subject, in each case, to the assumptions and limitations of such conclusions and analyses as set forth in each of their respective opinions and this Proxy Statement. See "--Opinions and reports of financial advisors." Although Whitehall, WXI/MNL Real Estate and WXI/McN Realty reviewed and considered as positive factors the Stanger & Co. opinions and the Eastdil Realty Company opinions, the Stanger & Co. opinions were delivered to the McNeil Investors board of directors on behalf of the McNeil Partnerships and the Eastdil Realty Company opinions were delivered to the special committee, and none of Whitehall, WXI/MNL Real Estate or WXI/McN Realty is entitled to rely on the Stanger & Co. opinions or the Eastdil Realty Company opinions.

  . In addition, each of Whitehall, WXI/MNL Real Estate and WXI/McN Realty considered the measures taken by the McNeil Investors board of directors, including the formation of the special committee, the retention of legal and financial advisors for the special committee and the arm's-length nature of the negotiations. See "--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction."

   In view of the wide variety of factors considered in connection with the evaluation of the transaction, Whitehall, WXI/MNL Real Estate and WXI/McN Realty did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their conclusions regarding the fairness of the transaction.

Interests of certain persons in matters to be acted upon; conflicts of interest

   In considering the recommendation of the McNeil Investors board of directors, limited partners of the McNeil Partnerships should be aware that the McNeil Affiliates, including some members of the McNeil Investors board of directors, have interests in the transaction or relationships, including those referred to below, that may present actual or potential conflicts of interest in connection with the transaction. The special committee was formed in part to address these conflicts of interest. See "--Background of the transaction-- Appointment of the special committee" and "--Purposes and reasons for the transaction."

   The special committee, the McNeil Investors board of directors, McNeil Partners and Robert A. McNeil were aware of these actual or potential conflicts of interest and considered them (as described in "--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction" and "--Position of McNeil Partners and Robert A. McNeil regarding the fairness of the transaction") along with other factors described in "-- Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction," "--Position of McNeil Partners and Robert A. McNeil regarding the fairness of the transaction" and "--Effects of the transaction--Benefits and detriments to the McNeil Affiliates." The special committee, the McNeil Investors board of directors, McNeil Partners and Robert
A. McNeil also recognize that in determining whether the requisite vote of the limited partners of a McNeil Partnership has been obtained, limited partner units held by McNeil Partners and its affiliates will not be excluded. The special committee, the McNeil Investors board of directors, McNeil Partners and Robert A. McNeil considered these factors to be negative factors in their determinations and conclusions that the transaction is fair to the limited partners of each of the McNeil Partnerships. See "--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction" and "--Position of McNeil Partners and Robert A. McNeil regarding the fairness of the transaction." However, the special committee, the McNeil Investors board of directors, McNeil Partners and Robert A. McNeil each believe that the transaction is procedurally fair for the reasons set forth in "--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction" and "--Position of McNeil Partners and Robert A. McNeil regarding the fairness of the transaction" and believe that these factors provide sufficient procedural safeguards to minimize the effects of any actual or potential conflicts of interest of the McNeil Affiliates in the transaction.

   In addition, regardless of the actual or potential conflicts of interest of the McNeil Affiliates, each McNeil General Partner is accountable to each of the McNeil Partnerships of which it is a general partner, whether directly or indirectly, and has fiduciary duties and is obligated to exercise good faith and fair dealing toward the limited partners of each of the McNeil Partnerships of which it is a general partner. The McNeil Investors board of directors also has fiduciary duties and is obligated to exercise good faith and fair dealing toward the limited partners of the McNeil Partnerships of which McNeil Partners is the general partner.

 Relationships among the McNeil Affiliates and the McNeil Partnerships

   The relationships among the McNeil Affiliates and the McNeil Partnerships may create significant conflicts of interest in connection with the transaction. See "Summary--Structure of the transaction-- Structure and ownership prior to the transaction." McNeil Investors is the general partner of McNeil Partners. McNeil Investors is wholly owned by Robert A. McNeil. The sole limited partner of McNeil Partners is Robert A. McNeil. Robert A. McNeil and Carole J. McNeil also hold two of the four seats on the McNeil Investors board of directors and each serves as a Co-Chairman of the McNeil Investors board of directors. The third board seat is held by Ron K. Taylor, the President of McNeil Investors and McREMI. The fourth board seat is held by Paul B. Fay, Jr., an independent director. Mr. Fay is also the sole member of the special committee. See "Controlling Persons, Directors and Executive Officers of McNeil Partners, McNeil Investors, WXI/MNL Real Estate, L.L.C., WH Advisors, L.L.C. XI and The Goldman Sachs Group, Inc.--Background of named persons--McNeil Partners and McNeil Investors."

   McNeil Partners is the general partner of all of the McNeil Partnerships except Regency North, Fairfax and Summerhill. Robert A. McNeil is the 5% general partner of Regency North. Prior to August 17, 1999, an unaffiliated third person, First Associated Management Inc., owned a 1% general partner interest in the capital and profits of Regency North and Robert A. McNeil owned a 4% general partner interest in the capital and profits of Regency North. On August 17, 1999, First Associated Management and Robert A. McNeil entered into an agreement pursuant to which First Associated Management agreed to resign and withdraw as a general partner of Regency North, effective October 7, 1999, in accordance with the limited partnership agreement of Regency North. In connection with that agreement, on August 17, 1999, First Associated Management transferred, conveyed and assigned to Robert A. McNeil all of its economic interest in Regency North.

   Robert A. McNeil is the 1% general partner of Fairfax, and Robert A. McNeil and his former wife, Sallie B. McNeil, are the only limited partners of Fairfax. Robert A. McNeil is a 49% limited partner of Fairfax and Sallie B. McNeil is a 50% limited partner of Fairfax. Neither First Associated Management, Inc. nor Sallie B. McNeil is included in the definition of "McNeil Affiliates" for purposes of this Proxy Statement.

   McNeil Summerhill, Inc., a corporation wholly owned by Robert A. McNeil and Carole J. McNeil, is the general partner of Summerhill. Robert A. McNeil and Carole J. McNeil are the only limited partners of Summerhill. In addition, Robert A. McNeil and Carole J. McNeil are the only directors of McNeil Summerhill, Inc. and each serves as a Co-Chairman of the McNeil Summerhill, Inc. board of directors. Carole J. McNeil also serves as President of McNeil Summerhill, Inc.

   McREMI also is wholly owned by Robert A. McNeil. Robert A. McNeil and Carole
J. McNeil hold two of the three seats on the McREMI board of directors and each serves as a Co-Chairman of the McREMI board of directors. The third board seat is held by Ron K. Taylor, the President of McNeil Investors and McREMI. McREMI has management agreements with the McNeil Partnerships and McNeil Partners. McREMI provides on-site management of the McNeil Partnerships' properties in exchange for a monthly management fee.

   The table below sets forth the amounts paid or accrued for the benefit of McNeil Partners, McREMI or their affiliates by each of the public McNeil Partnerships pursuant to the limited partnership agreement for that McNeil Partnership since January 1, 1997.

                                     For the Nine Months      For the Year
                                     Ended September 30,   Ended December 31,
                                     ------------------- -----------------------
McNeil Partnership                          1999            1998        1997
------------------                   ------------------- ----------- -----------
Fund IX.............................     $ 2,112,462     $ 2,682,313 $ 2,583,259
Fund X..............................       1,571,813       2,109,616   2,380,588
Fund XI.............................       1,431,426       2,108,346   2,174,286
Fund XII............................       1,289,452       1,730,168   1,853,109
Fund XIV............................         946,861       1,188,269   1,263,797
Fund XV.............................         808,085       1,076,747   1,065,932
Fund XX.............................         183,449         281,042     450,330
Fund XXI............................         579,743       1,018,797   1,140,532
Fund XXII...........................         286,015         358,735     342,265
Fund XXIII..........................         169,182         215,602     214,150
Fund XXIV...........................         444,027         898,512     768,878
Fund XXV............................       1,132,605       1,465,725   1,381,014
Fund XXVI...........................         890,696       1,338,691   1,249,867
Fund XXVII..........................       1,096,746       1,411,384   1,342,221
                                         -----------     ----------- -----------
Total...............................     $12,942,562     $17,883,947 $18,210,228
                                         ===========     =========== ===========

 Ownership of limited partner units in the McNeil Partnerships by the McNeil Affiliates

   In addition to owning limited partner units in the Affiliated McNeil Partnerships, McNeil Partners and some of its affiliates beneficially own limited partner units in some of the other McNeil Partnerships. McNeil Partners and these affiliates intend to vote all of the limited partner units beneficially owned by them in each of the McNeil Partnerships for the merger proposal and for the adjournment proposal with respect to that McNeil Partnership. See "Related Security Holder Matters--Principal holders of limited partner units."

   McNeil Partners and its affiliates are entitled to receive the same estimated per unit aggregate amount for each of the limited partner units owned by them in a participating McNeil Partnership, other than an Affiliated McNeil Partnership, as all of the other limited partners in that McNeil Partnership are entitled to receive. If all of the McNeil Partnerships in which McNeil Partners and its affiliates own limited partner units are participating McNeil Partnerships, McNeil Partners and these affiliates will have the right to receive an aggregate amount of approximately $11,747,000 in cash. This amount consists of both the merger consideration and the estimated special distribution to be received for those limited partner units.

   The following table sets forth the ownership of limited partner units in the McNeil Partnerships by McNeil Partners and its affiliates:

                                                                 Total Per
                                        Number of                  Unit
                                          units                  Estimate  Aggregate cash
                             McNeil    beneficially   Percentage   from    consideration
 Name of Owner of Units    Partnership    owned       ownership   Table 2       (1)
 ----------------------    ----------- ------------   ---------- --------- --------------
McNeil Partners, L.P.....    Fund XX          4.5           *     $    92           414
McNeil Partners, L.P.....  Fund XXIII       5,000(4)        *       0.008            40
Opal Partners, L.P. (2)..    Fund IX        5,715         5.2%        428     2,446,020
Opal Partners, L.P.......    Fund X         1,732         1.3%        232       401,824
Opal Partners, L.P.......    Fund XI          313           *         220        68,860
Opal Partners, L.P.......   Fund XII      1,551.5           *          73       113,259.50
Opal Partners, L.P.......   Fund XIV      872.384         1.0%        215       187,562.56
Opal Partners, L.P.......    Fund XV        1,357         1.3%        162       219,834
Opal Partners, L.P.......   Fund XXV       27,322           *       0.51         13,934.22
Opal Partners, L.P.......   Fund XXVI   2,995,000         3.5%      0.28        838,600
Opal Partners, L.P.......  Fund XXVII     670,634        13.0%     10.95      7,343,442.30
Dean Lontos (3)..........    Fund IX           20           *         428         8,560
Dean Lontos..............   Fund XIV           20           *         215         4,300
Dean Lontos..............    Fund XV           10           *         162         1,620
Dean Lontos..............    Fund XX          174           *          92        16,008
Dean Lontos..............   Fund XXV        7,000           *       0.51          3,570
Dean Lontos..............   Fund XXVI     127,277           *       0.28         35,637.56
Dean Lontos..............  Fund XXVII       4,000           *      10.95         43,800
                                                                            -----------
  Total..................                                                   $11,747,286.14
                                                                            ===========

--------
*  Less than 1%.
(1) Product of "Number of units beneficially owned" and the "Total Per Unit Estimate from Table 2."
(2) Opal Partners, L.P., a California limited partnership ("Opal Partners"), is an affiliate of Carole J. McNeil. The general partner of Opal Partners is DDC&R, Inc., a California corporation wholly owned by Carole J. McNeil. Carole J. McNeil is also the sole director and sole executive officer of DDC&R, Inc. Opal Partners was established for the benefit of Carole J. McNeil and certain members of her family and acquired the limited partner units owned by it in the McNeil Partnerships for investment purposes. See "Related Security Holder Matters--Past contacts, transactions and negotiations."
(3) Dean Lontos is the Senior Vice President, Portfolio Management, of McREMI.
(4) Growth/shelter units.

 Structuring of the transaction by the McNeil General Partners

   The transaction has been initiated and structured by the McNeil General Partners and individuals who are executive officers of McNeil Investors and McREMI. See "--Purposes and reasons for the transaction" and "--Background of the transaction--Background of the auction process--Structuring of the transaction." The transaction provides some benefits to the McNeil Affiliates that may be in conflict with the benefits provided to the limited partners of the McNeil Partnerships. See "--Effects of the transaction--Benefits and detriments to the McNeil Affiliates." The transaction also provides some benefits to the McNeil Affiliates that are not provided to the limited partners of the McNeil Partnerships. The McNeil Affiliates had an economic interest, separate from that of the limited partners, in structuring the transaction to achieve these benefits.

   For example, McNeil Partners will receive a significant, although non-controlling, equity interest in WXI/McN Realty if the transaction is completed. If all of the McNeil Partnerships participate in the transaction, in consideration for the interests, rights and assets being contributed by McNeil Partners to WXI/McN Realty and its subsidiaries in the transaction, McNeil Partners will receive membership interests in WXI/McN Realty and credit for a capital contribution to WXI/McN Realty in an amount equal to approximately $65,053,000, representing the amount of the aggregate consideration allocated by Stanger & Co. to these interests, rights and assets. See "Total Allocated McNeil Value" in Table 2. See "--Interests of certain persons in matters to be acted upon, conflicts of interest--Equity interest of McNeil Partners in WXI/McN Realty."

   Stanger & Co. valued the membership interests to be received by McNeil Partners in WXI/McN Realty in connection with the transaction and valued the contributions being made by McNeil Partners to WXI/McN Realty in exchange for those membership interests. Stanger & Co. has advised the McNeil Investors board of directors and the special committee that based on Stanger & Co.'s analysis, Stanger & Co. concluded that the aggregate value of those membership interests is no greater than the aggregate value of those contributions. See "--Interests of certain persons in matters to be acted upon; conflicts of interest--Equity interest of McNeil Partners in WXI/McN Realty" and "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--Financial analysis of Stanger & Co.--WXI/McN Realty Operating Agreement review."

   In addition, the transaction, as structured, will allow the McNeil Affiliates to make the contributions to WXI/McN Realty and its subsidiaries on a tax-deferred basis and will permit the partners of McNeil Partners to defer substantial income tax liability. If the transaction had been structured as an acquisition of the entire McNeil portfolio for cash, it is estimated by Arthur Andersen LLP that the partners of McNeil Partners would have been required to pay approximately $30,563,000 in taxes in connection with the transaction. The transaction, as structured, will permit the partners of McNeil Partners to defer this tax liability until such time as the properties currently owned by the McNeil Partnerships are sold or until such time as McNeil Partners disposes of its equity interest in WXI/McN Realty. See "--Federal income tax consequences--Tax consequences to McNeil Partners."

   In recognition of the actual or potential conflicts of interest of the McNeil General Partners and some members of the McNeil Investors board of directors in negotiating the terms of the transaction and in evaluating the transaction on behalf of the limited partners of the McNeil Partnerships, the McNeil Partnerships retained Stanger & Co. as their independent advisor and following preliminary discussions with Whitehall, the McNeil Investors board of directors constituted the special committee. See "--Background of the transaction--Background of the auction process."

   Stanger & Co. has performed the Stanger & Co. allocation analysis and rendered the Stanger & Co. opinions to the effect that each of the aggregate consideration, the allocations of the aggregate consideration and the estimated aggregate amount to be received per limited partner unit in each of the McNeil Partnerships is fair from a financial point of view to the holders of each class of limited partner units in each of the McNeil Partnerships. The aggregate consideration in the transaction has been allocated by Stanger & Co. as described in the Stanger & Co. allocation analysis and as set forth in Table
2. See "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co." In addition, Eastdil Realty Company, the financial advisor to the special committee, has reviewed the analyses and opinions of Stanger & Co. and has rendered the Eastdil Realty Company opinions. See "-- Opinions and reports of financial advisors--Eastdil Realty Company opinions."

   The special committee participated, through its legal counsel and financial advisor, in negotiating the forms, terms and conditions of the definitive agreements in respect of the transaction. The special committee, with the assistance of its legal counsel and financial advisor, also reviewed and passed upon the terms of the transaction on behalf of the limited partners of the McNeil Partnerships.

   The special committee has determined that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships and has recommended to the McNeil Investors board of directors the approval of the transaction. In making its determination and recommendation, the special committee considered as positive factors, among others, the Stanger & Co. opinions and the Eastdil Realty Company opinions. See "--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction--Recommendations of the special committee."

   In addition, the McNeil Investors board of directors has unanimously determined that the transaction is fair to, and in the best interests of, the limited partners of each of the McNeil Partnerships, has approved the Master Agreement and the transactions contemplated by the Master Agreement and recommends that the limited partners of each of the McNeil Partnerships vote for the merger proposal. In making its determination and recommendation, and in approving the Master Agreement and the transactions contemplated by the Master Agreement, the McNeil Investors board of directors considered as positive factors, among others, the recommendation of the special committee and the Stanger & Co. opinions. See "--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction-- Recommendations of the McNeil Investors board of directors."

   Each of McNeil Partners and Robert A. McNeil also has concluded that the transaction is fair to the limited partners of each of the McNeil Partnerships. See "--Position of McNeil Partners and Robert A. McNeil regarding the fairness of the transaction."

   In addition, the terms of the transaction have been reviewed and approved by counsel to the plaintiffs in the Schofield litigation. See "--Background of the transaction--Background of the Schofield litigation."

 Receipt of aggregate consideration by the McNeil Affiliates

   The aggregate consideration in the transaction has been allocated by Stanger & Co. as described in the Stanger & Co. allocation analysis and as set forth in Table 2. See "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--Stanger & Co. allocation analysis." Based upon the Stanger & Co. allocation analysis and the Stanger & Co. opinions, the McNeil Investors board of directors and the special committee have unanimously approved the allocations of the aggregate consideration. The special committee also relied on the Eastdil Realty Company opinions in approving the allocations of the aggregate consideration.

   McNeil Partners will receive an aggregate of $65,053,000, if all of the McNeil Partnerships participate in the transaction, in consideration for the interests, rights and assets being contributed by McNeil Partners to WXI/McN Realty and its subsidiaries in the transaction. See "Total Allocated McNeil Value" in Table 2. The "Total Allocated McNeil Value" is equal to the aggregate consideration allocated by Stanger & Co. to the general partner interests in the McNeil Partnerships, the limited partner interests in the Affiliated McNeil Partnerships and the assets of McREMI being contributed to WXI/McN Realty and its subsidiaries. See "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--Stanger & Co. allocation analysis." If not all the McNeil Partnerships participate in the transaction, the Total Allocated McNeil Value will be equal to the sum of the following: (1) for each participating McNeil Partnership, the sum of the amounts set forth in the column entitled "GP Allocation Amount;" (2) for Fairfax, if it is a participating McNeil Partnership, the amount set forth in the column entitled "LP Allocation Amount" (net of the amount of any negative modified net working capital balance of Fairfax); (3) for Summerhill, if it is a participating McNeil Partnership, the amount set forth in the column entitled "LP Allocation Amount" (net of the amount of any negative modified net working capital balance of Summerhill); and (4) the "Total McREMI Allocated Value," adjusted for non-participating McNeil Partnerships as described in Table 2. The portion of the aggregate consideration to be received by McNeil Partners in consideration of these contributions will be paid in membership interests in WXI/McN Realty. See "--Interests of certain persons in matters to be acted upon; conflicts of interest--Equity interest of McNeil Partners in WXI/McN Realty" and "WXI/McN Realty Operating Agreement." The other McNeil Affiliates will own partnership interests in McNeil Partners following the effective time of the mergers. See "The Master Agreement--The contributions--Contributions to McNeil Partners by the other McNeil Affiliates."

   McNeil Partners and its affiliates also will receive cash consideration for the limited partner units that they own in the McNeil Partnerships, other than the Affiliated McNeil Partnerships. See "--Interests of certain persons in matters to be acted upon; conflicts of interest--Ownership of limited partner units in the McNeil Partnerships by the McNeil Affiliates."

 Equity interest of McNeil Partners in WXI/McN Realty

   McNeil Partners will receive a significant, although non-controlling, equity interest in WXI/McN Realty if the transaction is completed.

   Following the effective time of the mergers, McNeil Partners and WXI/McN Realty's managing member will be the sole members of WXI/McN Realty. See "WXI/McN Realty Operating Agreement." It is anticipated that immediately following the effective time of the mergers, McNeil Partners will own in the aggregate between approximately 30% and 50% of the then outstanding membership interests in WXI/McN Realty, depending on the amount of financing obtained by WXI/McN Realty as of the closing and the amount of the capital contributions of McNeil Partners. The other McNeil Affiliates will indirectly beneficially own an equity interest in WXI/McN Realty as a result of their ownership of partnership interests in McNeil Partners. See "The Master Agreement--The contributions--Contributions to McNeil Partners by the other McNeil Affiliates."

   Because the limited partners of the McNeil Partnerships will receive cash in exchange for their limited partner units in the participating McNeil Partnerships, other than the Affiliated McNeil Partnerships, the McNeil Affiliates, as a result of their right to receive membership interests in WXI/McN Realty, may have an economic interest in the transaction that is in conflict with the economic interest of the other limited partners of the McNeil Partnerships.

   McNeil Partners will receive membership interests in and credit for a capital contribution to WXI/McN Realty in exchange for the following:

  (1) the contributions of interests, rights, and assets to WXI/McN Realty and its subsidiaries described above in "--Interests of certain persons in matters to be acted upon; conflicts of interest--Receipt of aggregate consideration by the McNeil Affiliates;"

  (2) cash contributions to WXI/McN Realty under the circumstances described below; and

  (3) the treatment as a contribution-in-kind to WXI/McN Realty of some fees, expenses and disbursements incurred by the McNeil Affiliates in connection with the transaction, as further described below.

   Stanger & Co. valued the membership interests to be received by McNeil Partners in WXI/McN Realty in connection with the transaction and valued the contributions being made by McNeil Partners to WXI/McN Realty in exchange for those membership interests. Stanger & Co. has advised the McNeil Investors board of directors and the special committee that based on Stanger & Co.'s analysis, Stanger & Co. concluded that the aggregate value of those membership interests is no greater than the aggregate value of those contributions. See "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--Financial analysis of Stanger & Co.--WXI/McN Realty Operating Agreement review." The aggregate value of these contributions and the membership interests to be received by McNeil Partners in exchange for these contributions is equal to the sum of the following:

  (1) the aggregate consideration allocated by Stanger & Co. to the interests, rights and assets referred to in clause (1) above;

  (2)  the amount of any cash contribution described in clause (2) above; and

  (3)  the amount of any contribution-in-kind described in clause (3) above.

   The amount of the cash contribution of McNeil Partners described in paragraph (2) above may range from zero to a maximum amount equal to the difference determined by subtracting the Total Allocated McNeil Value from $100 million. Notwithstanding the foregoing, if the Total Allocated McNeil Value is less than the Minimum Investment (as defined below), McNeil Partners is required by the Master Agreement to make a cash contribution to WXI/McN Realty in an amount equal to the difference determined by subtracting the Total Allocated McNeil Value from the Minimum Investment. "Minimum Investment" means the product determined by multiplying $60 million by the sum of the percentages set forth in the column "Partnership Percentage" in Table 2 opposite the name of each participating McNeil Partnership.

   The Master Agreement also provides that any fees, expenses and disbursements, including assumption fees, prepayment fees and other transaction expenses, incurred and paid by the McNeil Affiliates in connection with the transaction, subject to the limitations set forth in the following two sentences, will be treated as a contribution in-kind to WXI/McN Realty by McNeil Partners in exchange for membership interests in WXI/McN Realty. These fees, expenses and disbursements are subject to documentation and approval by the WXI/McN Realty board of managers, which approval shall not be unreasonably withheld or delayed. In addition, the amount of the fees, expenses and disbursements that are treated as a contribution in-kind to WXI/McN Realty by McNeil Partners may not exceed one-half of the aggregate amount of fees, expenses and disbursements charged to WXI/McN Realty, its subsidiaries and affiliates by Sullivan & Cromwell with respect to negotiating and documenting the transaction.

 Retention agreements

   After the auction process began in late 1997, McNeil management became concerned that certain officers and key employees would leave McREMI during the sale process. To encourage these officers to remain employed with McREMI until the completion of a sale transaction, in March 1998, McREMI entered into retention agreements with these officers and employees. These agreements, as amended, provide that upon the closing of the transaction, McREMI will be obligated to pay those officers and employees that remain employed by McREMI on the closing date an aggregate of $3,967,600, of which $2,252,685 will be paid by McREMI and $1,722,915 will be paid by the McNeil Partnerships, regardless of whether any particular McNeil Partnership participates in the transaction. The amounts payable under the retention agreements will be paid in lieu of other amounts that would have been payable in connection with the transaction under the employment agreements that some of these individuals had entered into in their capacities as officers of McREMI and McNeil Investors.

   One of the officers and key employees with whom McREMI entered into a retention agreement is Ron K. Taylor. Mr. Taylor is a director and President of McNeil Investors and McREMI, and in these capacities he participated in the negotiation of the Master Agreement. Pursuant to his retention agreement, upon the closing of the transaction, Mr. Taylor will be paid $2,000,000, of which $1,000,000 will be paid by McREMI and $1,000,000 will be paid by the McNeil Partnerships, regardless of whether any particular McNeil Partnership participates.

 Special committee

   The special committee met eight times from the time of its formation in May 1999 through the date of this Proxy Statement. The special committee member is entitled to receive from McNeil Investors a fee in the amount of $25,000 for each meeting of the McNeil Investors board of directors at which he is present and for each meeting of the special committee, up to a maximum fee of $125,000. In addition, the special committee member will be reimbursed by McNeil Investors for his out-of-pocket travel and other reasonable expenses, including reasonable attorneys' fees and expenses, incurred in connection with his service as an independent director of McNeil Investors and as a member of the special committee, in a manner consistent with McNeil Investors' policies and procedures pertaining to the reimbursement of the expenses incurred by members of its board of directors. The special committee member also is entitled to certain indemnification rights from McNeil Investors, Robert A. McNeil and Carole J. McNeil and to directors' and officers' liability insurance which will be continued by McNeil Investors following the closing of the transaction.

Financing; sources of funds

   The total amount of funds required by WXI/McN Realty in connection with the consummation of the transaction, assuming all McNeil Partnerships participate in the transaction, is estimated to be approximately $442,916,660, including:

  . payment of the cash merger consideration to the limited partners of the McNeil Partnerships in the amount of approximately $301,567,950;

  . repayment of mortgage debt of the McNeil Partnerships in the aggregate amount of approximately $118,900,000;

  . payment of prepayment fees relating to mortgage debt of the McNeil
    Partnerships that will be repaid at closing and the payment of the assumption fees that WXI/McN Realty is required to pay pursuant to the Master Agreement in the aggregate amount of approximately $2,000,000 (see "The Master Agreement--Aggregate consideration--Prepayment and assumption of mortgage debt");

  . the amount of the shortfall, if any, of the amount of cash on hand held by each of the participating McNeil Partnerships at the time of the closing from the estimated special distribution that each participating McNeil Partnership is expected to make (which shortfall, as of the date of this Proxy Statement, is estimated to be $0); and

  . all other expenses expected to be incurred in connection with the transaction and other amounts that WXI/McN Realty is required to pay pursuant to the terms of the Master Agreement in the aggregate amount of approximately $20,448,710.

   The above amounts would vary in the event that one or more of the McNeil Partnerships are not participating McNeil Partnerships or in the event that the amount of special distributions, expenses or other amounts vary from the estimated amounts included above.

   It is expected that the amount of funds required by WXI/McN Realty in connection with the transaction will be obtained through a combination of equity and debt financing. It is expected that WXI/McN Realty will obtain third party mortgage or other financing that will provide a portion of the amount of required funds described in the five bullet points above, although WXI/McN Realty has not, as of the date of this Proxy Statement, entered into any definitive loan agreements with respect to any third party mortgage or other financing. Regardless of whether any third party mortgage or other financing is obtained by WXI/McN Realty, under the terms of the WXI/McN Realty Operating Agreement, the managing member of WXI/McN Realty, which is owned by Whitehall and Archon, has agreed to contribute to WXI/McN Realty an amount in cash equal to the amounts described in the five bullet points above. Pursuant to the terms of an equity commitment letter from Whitehall to WXI/McN Realty, Whitehall has agreed to provide, or to cause one or more of its affiliates to provide, a cash capital contribution to WXI/McN Realty in an amount equal to the amounts described in the five bullet points above. See "The Master Agreement--Material representations and warranties." The funds to be used by Whitehall to meet its funding commitments are expected to come from capital contributions from the partners in Whitehall.

   WXI/McN Realty is currently negotiating with potential lenders to provide up to an aggregate amount of approximately $303,079,805 in mortgage loans to be made in respect of the properties currently owned by the McNeil Partnerships and expected to be owned by WXI/McN Realty and its subsidiaries after the closing. WXI/McN Realty and the entities that will own such properties upon consummation of the transaction are referred to as the "Borrower". WXI/McN Realty is currently negotiating with one potential lender to provide up to an aggregate of approximately $193,479,805 in mortgage loans with a term of seven years in respect of multifamily properties that will be owned by the Borrower after consummation of the transaction (the "Multifamily Loan") and with another potential lender to provide up to an aggregate of $109,600,000 in mortgage loans with a term of three years in respect of commercial properties that will be owned by the Borrower after consummation of the transaction (the "Commercial Loan"). If either the Multifamily Loan or the Commercial Loan or both are obtained, WXI/McN Realty currently has no plans to refinance or repay the Multifamily Loan or the Commercial Loan, as applicable, except in accordance with its terms. As of the date of this Proxy Statement, WXI/McN Realty has not entered into any definitive loan agreements with respect to the Multifamily Loan or the Commercial Loan, and no assurance can be given that WXI/McN Realty will enter into agreements with respect to the Multifamily Loan or the Commercial Loan or that the Multifamily Loan or Commercial Loan will be obtained.

   Commercial Loan. WXI/McN Realty has entered into a term sheet with General Electric Capital Corporation ("GECC") concerning the Commercial Loan (the "GECC Term Sheet"). The GECC Term Sheet contemplates that the total amount of the Commercial Loan will be $119,600,000, $109,600,000 of which will be funded at closing and the remainder of which will be available to be drawn upon by the Borrower as a capital expenditure and leasing facility. The amount of the Commercial Loan will be reduced in the event that the Borrower does not acquire assets that are expected to provide security for the Commercial Loan and may also be reduced in order to meet certain underwriting criteria (including certain loan-to-cost, loan-to-value and debt service coverage tests).

   Under the terms of the GECC Term Sheet, the Commercial Loan will have an initial maturity date of 36 months from the closing date, subject to the right of the Borrower to extend the term of the Commercial Loan for two 12-month periods upon the payment of an extension fee and the satisfaction of certain other conditions. The interest rate with respect to the Commercial Loan will be an amount equal to the London Inter-Bank Offer Rate for loans with a 30-day maturity ("LIBOR") plus 3.25% and will float with LIBOR during the term of the Commercial Loan. The GECC Term Sheet contemplates that the Borrower will pay GECC a commitment fee of 1% of the total amount of the Commercial Loan and will reimburse GECC for all costs and expenses incurred in connection with the negotiating and making of the Commercial Loan. The GECC Term Sheet contemplates that the Borrower will make monthly payments of interest in respect of the Commercial Loan during the initial 36 months of the loan and payments of interest and principal during any extension period, calculated on an amortization period of 25 years. The GECC Term Sheet contemplates that the Commercial Loan may not be prepaid in whole during the first 18 months of the Commercial Loan. After the initial 18 months, the Commercial Loan may be repaid in whole or in part by the Borrower. During the entire period of the Commercial Loan, the Commercial Loan may be repaid in connection with sales of properties securing the Commercial Loan upon the payment of a release price of 120% of the amount of the Commercial Loan allocated to the transferred property.

   The GECC Term Sheet contemplates that the Commercial Loan will be secured primarily by mortgages on 22 commercial assets currently owned by the McNeil Partnerships and that will be owned by the entities comprising the Borrower after consummation of the transaction. The Commercial Loan will generally be non-recourse to the Borrower and the owners of the Borrower; however, the Borrower and certain of its affiliates will be required to provide GECC with an indemnity for losses resulting from certain customary specified matters and litigation raised by limited partners of the McNeil Partnerships.

   The GECC Term Sheet contemplates that the obligation of GECC to make the Commercial Loan is subject to the approval of the loan by GECC and subject to the negotiation of definitive documentation, the receipt of customary legal opinions, satisfactory completion of due diligence, the obtaining of title insurance, the receipt of satisfactory evidence that all required consents have been obtained, no pending or threatened litigation raised by the limited partners of the McNeil Partnerships having a material adverse effect on the Borrower, the assets or the priority of GECC's proposed first mortgage liens on the properties to provide security for the Commercial Loan and other customary conditions.

   The GECC Term Sheet is not a commitment by GECC to make the loans contemplated by the GECC Term Sheet. No assurance can be given that the Borrower will incur the loans contemplated by the GECC Term Sheet or that if such loans are incurred the terms of such loans will not differ from the terms contemplated by the GECC Term Sheet.

   Multifamily Loan. WXI/McN Realty has entered into a loan application with AMRESCO Capital, L.P. ("AMRESCO") concerning the Multifamily Loan (the "AMRESCO Loan Application"). The AMRESCO Loan Application contemplates that the total amount of the Multifamily Loan will be $193,479,805, all of which will be funded at closing. The principal amount of the Multifamily Loan may be reduced in order to meet certain underwriting criteria (including certain loan-to-cost, loan-to value and debt service coverage tests).

   Under the terms of the AMRESCO Loan Application, the Multifamily Loan will have an initial maturity date of 84 months from the closing date. The interest rate with respect to the Multifamily Loan will be an amount determined at the time of rate lock for such loan and will be based on:

  . spreads for Fannie Mae mortgage backed securities at the time of rate lock, plus the 5 year U.S. Treasury Note rate at the time of rate lock; or

  . spreads for Fannie Mae mortgage backed securities at the time of rate lock, plus the sum of the 5-year and 10-year U.S. Treasury Note rates divided by the 7 year blended rate.

   The AMRESCO Loan Application contemplates that the Borrower will pay AMRESCO a commitment fee of 0.5% of the total amount of the Multifamily Loan actually funded (but in no event less than $600,000) and will reimburse AMRESCO for all costs and expenses incurred in connection with the negotiation and making of the Multifamily Loan.

   The AMRESCO Loan Application contemplates that the Borrower will make monthly payments of interest and principal calculated on the basis of an amortization period of 30 years. The AMRESCO Loan Application contemplates that the Multifamily Loan may be prepaid in full at any time, with payment of a premium equal to:

  . during the first 5 years of the loan, the greater of 1% of the outstanding principal balance of the loan or the amount calculated using Fannie Mae's yield maintenance formula;

  . during the sixth and seventh years of the loan, excluding the last 90 days of the loan, 1% of the outstanding principal balance of the loan (subject to Borrower's option to eliminate such premium by electing a higher interest rate spread for the loan); and

  .  during the last 90 days of the loan, without premium.

   Generally, during the entire period of the Multifamily Loan, the Multifamily Loan may be prepaid in connection with the release of a specific property securing the Multifamily Loan upon the payment of a release price equal to the principal amount of the Multifamily Loan allocated to such property.

   The AMRESCO Loan Application contemplates that the Multifamily Loan will be secured primarily by mortgages on 26 multifamily assets currently owned by the McNeil Partnerships and that will be owned by entities comprising the Borrower after consummation of the transaction. The Multifamily Loan will generally be nonrecourse to the Borrower and the owners of Borrower; however, the Borrower and certain affiliates will be personally liable for losses resulting from certain customary specified matters.

   The AMRESCO Loan Application contemplates that the obligation of AMRESCO to make the Multifamily Loan (or to make the allocable portion of the Multifamily Loan, as applicable) is subject to the approval of the loan by AMRESCO and subject to the negotiation of definitive documentation, the receipt of customary legal opinions, satisfactory completion of due diligence, the obtaining of title insurance, the receipt of satisfactory evidence that all required consents have been obtained, no substantial pending or threatened condemnation, no casualty or condemnation affecting more than 25% of a particular property since the date of the Loan Application, and other customary conditions.

   The AMRESCO Loan Application is not a commitment by AMRESCO to make the loans contemplated by the AMRESCO Loan Application. No assurance can be given that the Borrower will incur the loans contemplated by the AMRESCO Loan Application or that if such loans are incurred the terms of such loans will not differ from the terms contemplated by the AMRESCO Loan Application.

Fees and expenses relating to the transaction

   Except as described in "The Master Agreement--Fees and expenses," whether or not the transaction is consummated, all costs and expenses incurred in connection with the Master Agreement and the other transaction documents will be paid by the party incurring those costs and expenses.

   Without limiting the generality of the foregoing paragraph, whether or not the transaction is consummated, McREMI has agreed that it will be liable for the transaction expenses incurred by McREMI on behalf of itself and not on behalf of the McNeil Partnerships or the McNeil Partnerships' subsidiaries. Whether or not the transaction is consummated, each McNeil Partnership has agreed that it will be liable for the amount of transaction expenses actually incurred by it on behalf of itself and its subsidiaries and an amount equal to that McNeil Partnership's ratable share of transaction expenses incurred by Sellers that are not specifically identifiable to individual McNeil Partnerships based on the relative percentage set forth in the column "Partnership Percentage" in Table 2 opposite the name of that McNeil Partnership.

   In addition, in some circumstances, WXI/McN Realty will receive a break-up fee, calculated on a partnership by partnership basis, up to an aggregate maximum of $18.0 million, if the Master Agreement is terminated. These circumstances are described in "The Master Agreement--Fees and expenses-- Partnership break-up fees." In addition, in some circumstances if the Master Agreement is terminated, Sellers and WXI/McN Realty may be required to reimburse some of the other's expenses incurred in connection with the transaction. See "The Master Agreement--Fees and expenses--Reimbursement of expenses."

   The following are estimates of the fees and expenses which are expected to be paid by the Partnership, the McNeil Partnerships as a group, the McNeil Affiliates and WXI/McN Realty in connection with the transaction:

                                                  To Be Paid
                               To Be Paid           by the           To Be Paid       To Be Paid
                                   by        McNeil Partnerships,      by the             by
                             the Partnership      as a group      McNeil Affiliates WXI/McN Realty
                             --------------- -------------------- ----------------- --------------
   Financial advisor fees
    and expenses (1).......    $  624,507        $ 5,420,998         $  451,327      $         0
   Special committee fees
    and expenses (2).......       120,490          1,037,808             79,506                0
   SEC filing fees.........         5,993             58,756                  0                0
   Legal fees and expenses
    (3)....................     1,311,286         11,294,528            477,412        4,200,000
   Accounting fees.........        43,081            371,074             28,427           50,000
   Printing and mailing
    fees...................       342,339          2,948,676             31,971                0
   Payment agent fees (4)..        22,823            196,579              2,131          198,710
   Solicitation fees.......        56,610            487,600              5,528                0
   Other third-party fees
    and expenses (5).......        54,932            542,176              9,996                0
   Mortgage prepayment fees
    and assumption fees
    (6)....................        66,133            569,027                  0        2,000,000
   Partnership wind-up and
    severance expenses.....       291,718          1,970,023            114,462                0
   Success and retention
    fees; D&O insurance
    (7)....................       246,631          2,124,309          2,305,089                0
   Miscellaneous...........        89,089            796,012             52,839       16,000,000
                               ----------        -----------         ----------      -----------
     Total.................    $3,275,632        $27,817,566         $3,558,688      $22,448,710
                               ==========        ===========         ==========      ===========

--------
(1) Consists of fees payable to PaineWebber and Stanger & Co. and reimbursement of reasonable out-of-pocket expenses estimated to be incurred by PaineWebber and Stanger & Co. in connection with the transaction. See "-- Background of the transaction--Background of the auction process-- Engagement of PaineWebber" and "--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.--Fee arrangements."

(2) Consists of fees payable to the member of the special committee and reimbursement of reasonable out-of-pocket expenses, including fees and expenses of Orrick, Herrington and Eastdil Realty Company, estimated to be incurred by the special committee in connection with the transaction. See "--Interests of certain persons in matters to be acted upon; conflicts of interest--Special committee" and "--Opinions and reports of financial advisors--Eastdil Realty Company opinions--Fee arrangements."

(3) Includes estimated fees and expenses payable to plaintiffs' counsel in connection with the Schofield litigation. Plaintiffs' counsel intend to seek an order awarding attorneys' fees in an amount not to exceed the lesser of (A) $6 million and (B) four times the actual attorneys' fees incurred by plaintiffs in the Schofield litigation, and reimbursing their out-of-pocket expenses incurred in prosecution of the Schofield litigation. See "--Background of the transaction--Background of the Schofield litigation."

(4) The Master Agreement provides that the McNeil Partnerships will pay all charges and expenses relating to the mergers, and WXI/McN Realty will reimburse the McNeil Partnerships, on the closing date and immediately prior to the special distribution, in an amount in cash equal to one-half of the amount of the expenses relating to the payment agent. See "The Master Agreement--The mergers--Exchange of certificates."

(5) Consists of amounts payable to PSI for performing environmental testing on and preparing structural and engineering reports for the McNeil Partnership properties, and amounts payable to American Title for preparing preliminary title reports and commitments for the McNeil Partnership properties, each in connection with the auction. See "--Background of the transaction-- Background of the auction process."

(6) The Master Agreement provides that some prepayment fees and assumption fees will be paid by WXI/McN Realty and some prepayment fees and assumption fees will be paid by the McNeil Partnership which owns the property subject to the mortgage debt. See "The Master Agreement--Aggregate consideration-- Prepayment and assumption of mortgage debt."

(7) Includes amounts payable under retention agreements with certain officers and key employees of McREMI. See "--Interests of certain persons in matters to be acted upon; conflicts of interest--Retention agreements."

Plans for the McNeil Partnerships that participate in the transaction

   As a result of the transaction, each of the participating McNeil Partnerships will become a directly and/or indirectly wholly owned subsidiary of WXI/McN Realty. WXI/McN Realty or a wholly owned subsidiary of WXI/McN Realty will become the sole limited partner of each of the participating McNeil Partnerships, and a separate directly or indirectly wholly owned subsidiary of WXI/McN Realty will become the sole general partner of one or more of the participating McNeil Partnerships and will acquire the assets of McNeil Partners related to the participating McNeil Partnerships. A separate directly or indirectly wholly owned subsidiary of WXI/McN Realty will own and operate the assets of McREMI contributed to WXI/McN Realty and its subsidiaries.

   Following consummation of the transaction, WXI/McN Realty will own, directly or indirectly, all of the participating McNeil Partnerships and their respective properties. It is expected that WXI/McN Realty will own, directly or indirectly, and operate the participating McNeil Partnerships and their properties after consummation of the transaction in a manner that is, except as otherwise described below, generally consistent with past practice. WXI/McN Realty may, however, increase capital expenditures made with respect to the properties of the participating McNeil Partnerships, including with a view to "repositioning" those properties, and make other changes as are deemed appropriate by WXI/McN Realty.

   As discussed above in "--Financing; sources of funds," it is expected that WXI/McN Realty will, contemporaneous with the closing of the transaction, cause some of the participating McNeil Partnerships or their subsidiaries to incur mortgage and other financing in an aggregate amount of approximately $303,079,805 and that the proceeds of that financing will, among other things, be used to repay the indebtedness that will be repaid at the closing of the transaction. In addition, at times as WXI/McN Realty may determine, WXI/McN Realty may cause some of the participating McNeil Partnerships or their subsidiaries to refinance currently existing indebtedness that will not be repaid in connection with the closing of the transaction. In both cases, the principal amount of that indebtedness incurred by the participating McNeil Partnerships or their subsidiaries may be materially greater than the principal amount of indebtedness currently owed by the participating McNeil Partnerships or their subsidiaries. As a result, the "leverage" of the participating McNeil Partnerships would increase.

   As described under "WXI/McN Realty Operating Agreement--Supermajority voting rights," the WXI/McN Realty Operating Agreement imposes some restrictions on the ability of WXI/McN Realty to sell multifamily assets of the participating McNeil Partnerships prior to the fifth anniversary of the closing of the transaction. Although WXI/McN Realty has not made any definite decisions relating to sales of assets as of the date of this Proxy Statement, WXI/McN Realty currently plans to dispose of some of the multifamily assets of the participating McNeil Partnerships following the fifth anniversary of the closing date. In addition, WXI/McN Realty plans to dispose of some of the commercial assets of the participating McNeil Partnerships over time following the closing of the transaction.

   The subsidiary of WXI/McN Realty which will own and operate the assets of McREMI contributed to WXI/McN Realty and its subsidiaries is referred to in this Proxy Statement as "Management LLC." The Master Agreement provides that for a period ending no sooner than December 31 of the calendar year following the calendar year in which the closing occurs, WXI/McN Realty will cause Management LLC to continue using certain of the assets of McREMI contributed in the transaction to WXI/McN Realty and its subsidiaries, subject to certain rights to cease using McREMI assets if WXI/McN Realty reasonably determines that the continued use of those assets is not supported by sound business practices and to substitute more appropriate assets if WXI/McN Realty determines that substitution would be sound business practice. The Master Agreement also provides that Management LLC will make offers of employment to some employees of McREMI. See "The Master Agreement--Material covenants-- Operation of McREMI assets."

   Under the terms of the WXI/McN Realty Operating Agreement, Management LLC will be engaged as the property manager for the multifamily properties owned by the participating McNeil Partnerships, and Management LLC or another property manager, such as Archon, will initially be engaged as the property manager for the commercial properties owned by the participating McNeil Partnerships. In addition, the WXI/McN Realty Operating Agreement provides that Archon will initially be engaged as the portfolio manager for the properties owned by the participating McNeil Partnerships.

   WXI/McN Realty intends to evaluate the business, assets, organizational structure, policies, management and personnel of the participating McNeil Partnerships over time and consider what other changes, if any, would be desirable in the operations of the participating McNeil Partnerships and the properties following the closing date. There is no assurance that the plans described above will be realized or that WXI/McN Realty will not change its current intentions in light of the circumstances existing at the time of those evaluations.

Plans for the McNeil Partnerships that do not participate in the transaction

   If the limited partners of the Partnership do not approve the merger proposal, the Partnership will not participate in the transaction. If the Partnership does not participate in the transaction, whether because of failure to obtain the approval of the limited partners of the merger proposal or otherwise, the limited partners of the Partnership will continue to own limited partner units in the Partnership and McNeil Partners will continue to serve as the general partner of the Partnership. Because McNeil Partners is obligated under the Partnership's limited partnership agreement to use commercially reasonable efforts to complete the liquidation and termination of the Partnership by December 31, 1999, if the Partnership does not participate in the transaction, McNeil Partners will continue to explore alternative transactions to liquidate the Partnership. There is no assurance, however, that, if the Partnership does not participate in the transaction, McNeil Partners could arrange an alternative transaction involving the Partnership or that any alternative transaction would result in distributions to limited partners of equal or greater value than are estimated in connection with the transaction. In the meantime, if the Partnership does not participate in the transaction, McREMI, or another property manager selected by McNeil Partners, will manage the Partnership's properties pending a liquidation.

No dissenters' rights

   If limited partners owning more than 50% of the limited partner units in the Partnership vote for the merger proposal, this approval will bind all limited partners of the Partnership. Limited partners of the Partnership do not have any dissenters' rights or other rights of appraisal, under the California Uniform Limited Partnership Act which governs the Partnership, the Partnership's limited partnership agreement or otherwise, in connection with the transaction. Therefore, dissenting limited partners do not have the right to have the fair market value of their limited partner units paid to them or have their limited partner units appraised if they disapprove of the action of the limited partners that voted for the merger proposal. Limited partners of some of the other McNeil Partnerships do have such rights under applicable California law.

Federal income tax consequences

   The following summary is a general discussion of some of the federal income tax consequences that are relevant to limited partners of the Partnership. This summary is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations under the Internal Revenue Code, administrative rulings, practice and procedures and judicial authority, all as effective as of the date of the transaction. All of the foregoing are subject to change or alternative construction with possible retroactive effect, and any change or alternative construction could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular limited partner in light of that limited partner's specific circumstances or to limited partners subject to special treatment under the federal income tax laws (for example, except where otherwise noted, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations). In addition, except as otherwise expressly indicated, this summary does not describe any aspect of state, local, foreign or other tax laws.

   Each limited partner should consult its tax advisor as to the particular tax consequences to that limited partner of the transaction.

 Taxation of special distribution of cash

   The special distribution of cash will not generally be subject to tax, but will reduce a limited partner's adjusted tax basis in its limited partner units by the amount of the distribution (but not below zero). To the extent that the distribution received by a limited partner exceeds that limited partner's adjusted tax basis in all of its limited partner units in the Partnership, the excess will be taxable and will be treated as capital gain.

 Taxable gain or loss pursuant to the merger

   In general, a limited partner will recognize gain or loss on the conversion of limited partner units into cash in the merger. This gain or loss will be equal to the difference between the limited partner's "amount realized" from the merger and the limited partner's adjusted tax basis in the limited partner units converted. The "amount realized" will be a sum equal to the amount of cash received by the limited partner for the limited partner units in the merger, plus the amount of the Partnership's liabilities allocable to the limited partner units

(as determined under Section 752 of the Internal Revenue Code). In general, a limited partner's initial tax basis in its limited partner units equals its cash investment in the Partnership increased by that limited partner's share of the Partnership's liabilities at the time the limited partner units were acquired.

  A limited partner's initial basis is generally increased by:

  . that limited partner's share of Partnership taxable income (including its allocable share of taxable income for the year in which the merger occurs) and

  . any increases in that limited partner's share of liabilities of the Partnership.

A limited partner's initial basis is generally decreased (but not below zero)
by:

  . that limited partner's share of Partnership cash distributions (including the special distribution of cash on the closing date of the transaction) (see "--Federal income tax consequences--Taxation of special distribution of cash" above),

  . any decreases in that limited partner's share of liabilities of the Partnership,

  . that limited partner's share of losses of the Partnership (including an allocable share of taxable loss for the year in which the merger occurs), and

  . that limited partner's share of nondeductible expenditures of the Partnership that are not chargeable to capital.

  If a limited partner's adjusted tax basis is less than its share of the Partnership's liabilities (for example, as a result of the effect of net loss allocations and/or distributions exceeding the cost of its limited partner units), that limited partner's gain will exceed the cash proceeds it receives pursuant to the merger.

 Character of gain or loss recognized pursuant to the merger

   Except as described below, the gain or loss recognized by a limited partner upon receipt of cash in the merger will generally be treated as a capital gain or loss if the limited partner units were held by the limited partner as a capital asset. Such capital gain or loss will be treated as long-term capital gain or loss if the limited partner's holding period for the limited partner units exceeds one year.

   If any portion of the amount realized by a limited partner is attributable to "unrealized receivables," which includes recapture of certain depreciation deductions previously taken, or "inventory items," as defined in Section 751 of the Internal Revenue Code, then a portion of the limited partner's gain or loss may be ordinary rather than capital. In addition, a limited partner will be allocated its pro rata share of the Partnership's taxable income or loss for the year in which the merger occurs, and therefore, will recognize ordinary income in an amount equal to its allocable share of the Partnership's ordinary income. As described above, this allocation and any cash distributed by the Partnership to the limited partner for the year in which the merger occurs will affect the limited partner's tax basis in its limited partner units and, therefore, the taxation of the special distribution of cash and the amount of that limited partner's taxable gain or loss upon the conversion of its limited partner units into cash in the merger.

 Passive activity losses

   Under Section 469 of the Internal Revenue Code, a non-corporate taxpayer or personal service corporation generally can deduct "passive activity losses" in any year only to the extent of the person's passive activity income for that year. Closely-held corporations may not offset such losses against so-called "portfolio" income. Substantially all post-1986 losses of limited partners from the Partnership should be considered passive activity losses. Limited partners may have "suspended" passive losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts which have not been used to offset income from other passive activities) which may be available to shelter gain from the receipt of cash in the merger in the manner described below.

   Limited partners that recognize a gain on the conversion of their limited partner units into cash in the merger will be entitled to use their current and "suspended" passive activity losses (if any) from the Partnership and other passive sources to offset that gain. Limited partners that recognize a loss on the conversion of their limited partner units into cash in the merger will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of their passive activity income from the Partnership for that year (if any) plus any passive activity income from other sources for that year. The balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by that limited partner against any other income of that limited partner for that year, regardless of the character of that income. Accordingly, limited partners should consult their tax advisors concerning whether, and the extent to which, they have available suspended passive activity losses from the Partnership or other investments that may be used to offset gain from the conversion of their limited partner units into cash in the merger.

   Information reporting, backup withholding and FIRPTA

   A limited partner whose limited partner units are converted into cash in the merger must file an information statement with its federal income tax return for the year in which the merger occurs which provides the information specified in Treasury Regulation (S) 1.751-1(a)(3).

   Limited partners (other than tax-exempt persons, corporations and some foreign persons) may be subject to 31% backup withholding unless they provide a taxpayer identification number and certify that the taxpayer identification number is correct or properly certify that they are awaiting a taxpayer identification number. See the instructions to the letter of transmittal which will be sent to you after the merger is completed.

   Gain realized by a foreign limited partner on the conversion of limited partner units into cash in the merger will be subject to federal income tax under the Foreign Investment in Real Property Tax Act ("FIRPTA"). Under the FIRPTA provisions of the Internal Revenue Code, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold 10% of the amount realized on the disposition. Amounts withheld would be creditable against a foreign limited partner's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a United States income tax return. See the instructions to the letter of transmittal which will be sent to you after the merger is completed.

 Tax consequences to McNeil Partners

   McNeil Partners will generally not recognize gain or loss for United States federal income tax purposes upon its transfer of assets to WXI/McN Realty solely in exchange for membership interests in WXI/McN Realty. McNeil Partners will have a tax basis in the membership interests in WXI/McN Realty equal to McNeil Partners' adjusted basis in the transferred general partner interests increased or decreased by any increase or decrease of its share of Partnership liabilities. One of the reasons why McNeil Partners is exchanging its general partner interests for membership interests in WXI/McN Realty is that a taxable purchase of the general partner interests for cash would cause McNeil Partners to recognize taxable gain in excess of any cash proceeds received, because of the relief of partnership liabilities allocated to them. See "--Purposes and reasons for the transaction."

   The transaction, as structured, will allow McNeil Partners to make the contributions of its interests in the participating McNeil Partnerships and the assets of McNeil Partners and McREMI being contributed to WXI/McN Realty on a tax-deferred basis and will permit the partners of McNeil Partners to defer substantial tax liability that would be incurred if the properties were disposed of in a taxable sale. If the transaction had been structured as an acquisition of the entire McNeil portfolio for cash, it is estimated by Arthur Andersen LLP that the partners of McNeil Partners would have been required to pay approximately $30,563,000 in taxes in connection with the transaction. The transaction, as structured, will permit the partners of McNeil Partners to defer this tax liability until such time as the properties currently owned by the McNeil Partnerships are sold or until such time as McNeil Partners disposes of its equity interest in WXI/McN Realty. See "-- Interests of certain persons in matters to be acted upon; conflicts of interest--Structuring of the transaction by the McNeil General Partners."

Anticipated accounting treatment

   WXI/McN Realty will account for the transaction under the "purchase" method of accounting in accordance with generally accepted accounting principles.

Regulatory requirements

   Except for the filing of the certificate of merger with the Secretary of State of the State of California pursuant to the California Revised Limited Partnership Act, after the approval of the merger proposal and compliance with federal and state securities laws, neither the Partnership nor WXI/McN Realty is aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with or approval that must be obtained in connection with the transaction.

                                  THE MEETING

Time, date and place of the meeting
   This Proxy Statement is being furnished to limited partners of the Partnership in connection with the solicitation of proxies by and on behalf of McNeil Partners, as general partner of the Partnership, for use at the meeting of limited partners of the Partnership to be held at 4:00 p.m., local time, on Thursday, January 20, 2000, at R.R. Donnelley Financial, Reverchon Plaza, 3500 Maple Avenue, 8th Floor, Dallas, Texas 75219-3901, and at any adjournments or postponements of the meeting.

Matters to be considered at the meeting
   At the meeting, limited partners of the Partnership will be asked to consider and vote on the merger proposal and the adjournment proposal and to consider any other matters as may properly come before the meeting. A vote for the merger proposal is not also a vote for the adjournment proposal. You must vote separately on each proposal.

   Approval of the merger proposal by the limited partners of the Partnership is a condition to the Partnership's participation in the transaction.

   Approval of the adjournment proposal will permit the adjournment of the meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger proposal. The Master Agreement provides that McNeil Partners will recommend the adjournment of the meeting for ten days if on the date of the meeting the Partnership has not received duly executed proxies which, when added to the number of votes represented in person at the meeting by persons who intend to vote for the merger proposal, will constitute a sufficient number of votes to approve the merger proposal. However, if limited partners holding greater than a majority of the outstanding limited partner units in the Partnership have indicated their intention to vote against, and have submitted duly executed proxies voting against, the merger proposal, the Master Agreement does not require McNeil Partners to recommend adjournment of the meeting. See "The Master Agreement--Limited partner meetings; proxy material." Approval of the adjournment proposal by the limited partners of the Partnership is not a condition to the Partnership's participation in the transaction.

   Other than the merger proposal and the adjournment proposal, McNeil Partners does not expect to ask the limited partners of the Partnership to vote on any other matters at the meeting. However, if matters other than the merger proposal and the adjournment proposal are properly brought before the meeting, or any adjournments or postponements of the meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their best judgment.

Recommendations of the McNeil Investors board of directors

   The McNeil Investors board of directors, considering, among other factors, the recommendation of the special committee and the Stanger & Co. opinions, has unanimously determined that the transaction is fair to, and in the best interests of, the Partnership and its limited partners. Accordingly, the McNeil Investors board of directors has unanimously approved the Master Agreement and the transactions contemplated by the Master Agreement. See "Special Factors-- Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction--Recommendations of the McNeil Investors board of directors."

   The McNeil Investors board of directors unanimously recommends that limited partners of the Partnership vote for the merger proposal and for the adjournment proposal.

Record date; voting power
   McNeil Partners has fixed the close of business on December 10, 1999, as the record date for determination of the limited partners entitled to notice of and to vote at the meeting and any adjournment or postponement of the meeting. Only holders of record of limited partner units at the close of business on December 10, 1999, are entitled to notice of and to vote at the meeting. As of the record date, there were 134,980 limited partner units in the Partnership issued and outstanding and held of record by 5,158 holders of record. Holders of record of limited partner units in the Partnership are entitled to one vote for each unit that they hold on the merger proposal, the adjournment proposal and any other matter that may properly come before the meeting.

Quorum
   The necessary quorum for the transaction of business at the meeting is the presence in person or by proxy of limited partners holding a majority of the limited partner units in the Partnership outstanding on the record date. For purposes of determining the presence of a quorum, proxies marked "ABSTAIN" will be counted by McNeil Partners as present at the meeting.

   In the event that there are insufficient votes present at the meeting to constitute a quorum, and proxies and votes against the merger proposal represent fewer than 50% of the limited partner units, the limited partner units for which proxies have been received may be voted to adjourn the meeting to a later date. Notice of the adjourned meeting need not be given if the time and place of the adjourned meeting is announced at the meeting, or the adjourned meeting, and the adjournment is for not more than forty-five days from the date of the original meeting and no new record date is set.

Vote required

   A vote for the merger proposal is not also a vote for the adjournment proposal. You must vote separately on each proposal.

   The affirmative vote of limited partners holding greater than 50% of the limited partner units in the Partnership outstanding on the record date is required to approve the merger proposal.

   The affirmative vote of limited partners holding more than 50% of the limited partner units present in person or by proxy at the meeting is required to approve the adjournment proposal.

   Limited partners of the Partnership are urged to complete, date, sign and promptly return the enclosed proxy. All properly executed proxies received by McNeil Partners prior to the meeting that are not revoked will be voted at the meeting in accordance with the instructions indicated on the proxies.

   If a limited partner fails to return a proxy and does not vote in person at the meeting, the effect will be the same as a vote against the merger proposal. If a limited partner marks "ABSTAIN" on the proxy and does not vote in person at the meeting, the effect will be the same as a vote against the merger proposal. If a limited partner fails to return a proxy and does not vote in person at the meeting, it will have no effect on the adjournment proposal. If a limited partner marks "ABSTAIN" on the proxy and does not vote in person at the meeting, the effect will be the same as a vote against the adjournment proposal. If a limited partner returns the proxy but does not give instructions on the proxy, that limited partner's limited partner units will be voted for the merger proposal and for the adjournment proposal.

   Approval of the merger proposal by the limited partners of the Partnership is a condition to the Partnership's participation in the transaction. See "The Master Agreement--Conditions to closing." Therefore, if we do not receive votes for the merger proposal from limited partners holding greater than 50% of the limited partner units in the Partnership, the merger proposal will not be approved and the Partnership will not participate in the transaction.

   Approval of the adjournment proposal by the limited partners of the Partnership is not a condition to the Partnership's participation in the transaction. Approval of the adjournment proposal by the limited partners of the Partnership will permit the adjournment of the meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger proposal.

Changing your vote

   You may revoke your proxy at any time before it is voted at the meeting (1) by sending in a later dated, signed proxy, (2) by written notice to McNeil Partners or (3) by attending the meeting and voting in person.

Ownership of limited partner units in the Partnership

   As of the record date, McNeil Partners and some of its affiliates, other than the Partnership, beneficially owned an aggregate of 1,732 limited partner units in the Partnership, representing in the aggregate approximately 1.3% of the limited partner units outstanding on the record date. McNeil Partners and these affiliates intend to vote all of the limited partner units beneficially owned by them in the Partnership for the merger proposal and for the adjournment proposal.

   In addition, in connection with the settlement of litigation brought against McNeil Partners, McNeil Investors, McREMI, Robert A. McNeil and Carole J. McNeil by affiliates of Carl C. Icahn, Mr. Icahn and his affiliates have entered into the Icahn Voting and Standstill Agreement with the McNeil Partnerships, McNeil Partners, McNeil Investors, McREMI, Robert A. McNeil and Carole J. McNeil. For a description of the Icahn Voting and Standstill Agreement, see "Other Agreements With Respect to the Transaction."

   Mr. Icahn and his affiliates have agreed in the Icahn Voting and Standstill Agreement to vote all of the limited partner units beneficially owned and held of record by them in any of the McNeil Partnerships for the merger proposal and for the adjournment proposal with respect to that McNeil Partnership. Mr. Icahn and his affiliates also have agreed in the Icahn Voting and Standstill Agreement to direct the holders of record of any limited partner units beneficially owned by them but not held of record by them in any of the McNeil Partnerships to vote those limited partner units for the merger proposal and for the adjournment proposal with respect to that McNeil Partnership. As of the record date, Mr. Icahn and his affiliates held of record and beneficially owned an aggregate of 11,836 limited partner units in the Partnership, representing in the aggregate approximately 8.8% of the limited partner units outstanding on the record date.

   The Icahn Voting and Standstill Agreement also includes a standstill provision and a no solicitation provision pursuant to which each of the Icahn parties, its affiliates and its subsidiaries have agreed to certain restrictions on their actions with respect to the McNeil Partnerships and related parties. The standstill provision and no solicitation provision automatically terminate with respect to all of the McNeil Partnerships on December 7, 2002, and terminate with respect to particular McNeil Partnerships under certain other circumstances. See "Other Agreements With Respect to the Transaction--No solicitation by the Icahn parties; Icahn standstill."

   As of the record date, no individual or group as defined in Section 13(d)(3) of the Securities Exchange Act, except the individuals and groups, if any, set forth in "Related Security Holder Matters--Principal holders of limited partner units," was known by the Partnership to beneficially own more than 5% of the limited partner units in the Partnership.

Solicitation of proxies

   Proxies are being solicited by and on behalf of McNeil Partners, as general partner of the Partnership. The Partnership will initially pay the costs of soliciting proxies with respect to the Partnership. In addition to solicitation by mail, McNeil Partners and the officers, directors and employees of McNeil Investors may solicit proxies by telephone, telegram or otherwise. The directors, officers and employees of McNeil Investors will not receive compensation for that solicitation but may receive reimbursement by the Partnership for out-of-pocket expenses incurred in connection with that solicitation. The Partnership will request that brokerage firms, fiduciaries and other custodians forward copies of this Proxy Statement and the enclosed form of proxy to the beneficial owners of limited partner units in the Partnership held of record by them, and the Partnership will reimburse those brokerage firms, fiduciaries and other custodians for their reasonable expenses incurred in forwarding such material. The Partnership has retained persons to aid it in the solicitation. McNeil Partners anticipates that fees plus expenses of these persons will be approximately $293,972 in the aggregate for all of the McNeil Partnerships (approximately $33,764 of which is attributable to the Partnership). McNeil Partners anticipates that the total cost of soliciting proxies on behalf of all of the McNeil Partnerships will be approximately $493,128 (approximately $56,610 of which is attributable to the Partnership), of which approximately $79,947 of which has been incurred to date (approximately $8,399 of which is attributable to the Partnership). See "Special Factors--Fees and expenses relating to the transaction."

   The matters to be considered at the meeting are of great importance to the Partnership and to the limited partners of the Partnership. Please read and carefully consider the information presented in this Proxy Statement and the other documents to which we have referred you and complete, date, sign and promptly return the enclosed proxy. Completed proxies should be returned as soon as possible. You may return your proxy as follows:

   by regular mail, in the enclosed postage-paid envelope, to:

    McNeil Partners, L.P.
    Investor Services
    P.O. Box 800359
    Dallas, Texas 75380

   or by fax to:

    1-877-638-5640 (Toll Free)

   or by hand or overnight delivery to:

    McNeil Partners, L.P.
    Investor Services
    13760 Noel Road, Suite 600
    Dallas, Texas 75240.

YOU SHOULD NOT SEND ANY CERTIFICATES REPRESENTING LIMITED PARTNER UNITS WITH YOUR PROXY.

   A transmittal form with instructions for the surrender of certificates in exchange for the cash merger consideration will be mailed to you as soon as practicable after completion of the transaction. For more information regarding the procedures for exchanging your certificates for the cash merger consideration, please see "The Master Agreement--The mergers--Exchange of certificates."

List of limited partners of the Partnership

   Under the federal securities laws, a limited partner of the Partnership who is entitled to vote at the meeting may request in writing a list of the other limited partners of the Partnership entitled to vote at the meeting to enable the requesting limited partner to mail soliciting materials to the other limited partners of the Partnership. Alternatively, a limited partner of the Partnership who is entitled to vote at the meeting may request that the Partnership mail copies of any proxy statement, form of proxy or other soliciting material furnished by the requesting limited partner to the other limited partners of the Partnership. The requesting limited partner must reimburse the Partnership for the Partnership's reasonable expenses incurred in connection with performing these services. Any requests referred to in this paragraph should be made in writing to: McNeil Partners, L.P., P.O. Box 800359, Dallas, Texas 75380.

   At the time of making the request, the requesting limited partner must, if its limited partner units are held through a nominee, provide the Partnership with a statement from the nominee or other independent third party confirming the limited partner's beneficial ownership. In addition, the requesting limited partner must provide the Partnership with an affidavit or similar document that:

  . identifies the proposal that will be the subject of the limited partner's solicitation;

  . states that the limited partner will not use the list for any purpose other than to solicit limited partners of the Partnership with respect to the same action for which the Partnership is soliciting votes; and

  . states that the limited partner will not disclose the information provided to it to any person other than a beneficial owner for whom the request was made and an employee or agent to the extent necessary to effectuate the communication or solicitation.

   Upon termination of any solicitation by the requesting limited partner, the requesting limited partner must return to the Partnership, without keeping any copies, the information provided by the Partnership and any information derived from that information. A limited partner is only entitled to the foregoing information with respect to a McNeil Partnership in which the limited partner holds limited partner units.

   The limited partnership agreement of the Partnership provides that a current list of limited partners of the Partnership is open to inspection, examination and copying by a limited partner of the Partnership or that limited partner's duly authorized representative at all reasonable times. A reasonable charge for copying may be charged by the Partnership.

                              THE MASTER AGREEMENT

   This section of the Proxy Statement describes various aspects of the proposed transaction, including material provisions of the Master Agreement. The description of the Master Agreement contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the Master Agreement, a copy of which is attached to this Proxy Statement as Appendix A, and which is incorporated in this Proxy Statement by reference. Limited partners of the Partnership are urged to read carefully the Master Agreement in its entirety.

Parties to the Master Agreement

   For a description of the parties to the transaction, see "Summary--Parties to the transaction."

Structure of the transaction

   For an overview of the structure of the transaction and the steps involved in the transaction, see "Summary--Structure of the transaction." These steps are described in more detail below in "--The mergers" and "--The contributions."

Closing of the transaction

   The closing of the transaction will take place at a time and on a date which will be no later than five business days after the later of:

  . satisfaction or waiver of all conditions precedent to the closing of the transaction set forth in the Master Agreement (see "--Conditions to closing") and

  . three full business days following the date of WXI/McN Realty's receipt of any Pre-Closing Removal Notice described in "--Conditions to closing-- Removal notices" with respect to one or more McNeil Partnerships, unless another time or date is agreed to by Sellers and WXI/McN Realty. See "-- Conditions to closing--Removal notices."

Aggregate consideration

 Allocation of aggregate consideration

   The aggregate consideration in the transaction, including all outstanding mortgage debt of the McNeil Partnerships, is $644,439,803. The aggregate consideration in the transaction has been allocated by Stanger & Co. as described in "Special Factors--Opinions and reports of financial advisors-- Allocation analysis and opinions of Stanger & Co.--Stanger & Co. allocation analysis." The individual allocations of the aggregate consideration are set forth in Table 2.

 Prepayment and assumption of mortgage debt

   The aggregate consideration in the transaction includes an amount equal to the outstanding mortgage debt of the McNeil Partnerships. At the effective time of the mergers, all outstanding mortgage debt of the participating McNeil Partnerships will either be prepaid by WXI/McN Realty or will remain outstanding following the effective time of the mergers until its expiration or prepayment. Some outstanding mortgage debt on the properties will be prepaid at the effective time if the McNeil Partnerships which own those properties are participating McNeil Partnerships, and WXI/McN Realty will pay all prepayment fees with respect to the prepayment of that mortgage debt. Other mortgage debt will be repaid at the effective time of the mergers if the McNeil Partnership which owns those properties is a participating McNeil Partnership, and that McNeil Partnership will pay the respective prepayment fees related to the prepayment of that mortgage debt. The mortgage debt secured by the remainder of the properties will remain outstanding at and after the effective time of the mergers until its expiration or prepayment. WXI/McN Realty will pay one-half of the assumption fees, up to a maximum of $250,000, related to the indirect assumption by WXI/McN Realty of the mortgage debt that is not being prepaid at the effective time. The respective participating McNeil Partnerships which own the properties that secure the assumed mortgage debt will pay all remaining assumption fees.

The mergers

   WXI/McN Realty will acquire by merger all of the participating McNeil Partnerships except the Affiliated McNeil Partnerships. WXI/McN Realty will acquire the Affiliated McNeil Partnerships in the manner described below in "-- The contributions." For each participating McNeil Partnership other than the Affiliated McNeil Partnerships, a separate newly formed subsidiary limited partnership of WXI/McN Realty will be merged with and into that participating McNeil Partnership, with the participating McNeil Partnership surviving as a subsidiary limited partnership of WXI/McN Realty. See "Summary--Structure of the transaction." Figure 7 in that section depicts the mergers, assuming all McNeil Partnerships participate in the transaction, and Figure 8 in that section depicts the ownership of the McNeil Partnerships following the mergers.

   The merger of each participating McNeil Partnership will become effective at the time on the closing date of the transaction specified in the merger certificate for that participating McNeil Partnership or at a later time agreed upon by the parties to the Master Agreement and set forth in each of the merger certificates for the participating McNeil Partnerships.

   Limited partners of each of the participating McNeil Partnerships, other than the Affiliated McNeil Partnerships, will receive cash consideration in the transaction. The aggregate amount to be received in the transaction by limited partners of the participating McNeil Partnerships consists of two components-- the merger consideration and a special cash distribution. See "--The mergers-- Merger consideration" and "--The mergers--Special distribution of positive net working capital balance."

 Merger consideration

   The first component of the aggregate amount to be received by limited partners of each of the participating McNeil Partnerships is the merger consideration. At the effective time, as a result of the mergers, each limited partner unit in a participating McNeil Partnership other than the Affiliated McNeil Partnerships will be converted into the right to receive the amount in cash set forth in the column "Per Unit Merger Consideration" in Table 2 opposite the name of that McNeil Partnership.

   The per unit merger consideration to be received with respect to each class of limited partner units in a participating McNeil Partnership, other than growth/shelter units in Funds XXI, XXII and XXIII, is equal to the amount of the aggregate consideration in the transaction allocated by Stanger & Co. to a limited partner unit in that class.

   The per unit merger consideration to be received with respect to growth/shelter unit in each of Funds XXI, XXII and XXIII is not based on the Stanger & Co. allocation analysis. Under the Stanger & Co. allocation analysis, growth/shelter units in each of Funds XXI, XXII and XXIII are entitled to receive $0 because under the provisions of that McNeil Partnership's limited partnership agreement relating to a liquidation and termination of that McNeil Partnership holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment. Instead, the per unit amount was separately agreed upon between McNeil Partners and WXI/McN Realty with respect to growth/shelter units in that McNeil Partnership. The amount payable with respect to growth/shelter units in each of Funds XXI, XXII and XXIII will be paid by WXI/McN Realty independent of and in addition to the aggregate consideration in the transaction which is being allocated by Stanger & Co.

   There can be no assurances that limited partners of a participating McNeil Partnership will receive the specified merger consideration. If a participating McNeil Partnership has a negative modified net working capital balance as of the closing date, the per unit merger consideration to be received with respect to each class of limited partner units in that participating McNeil Partnership will be reduced by the pro rata amount of the negative modified net working capital balance allocated by Stanger & Co. to that class. See "--The mergers-- Special distribution of positive net working capital balance."

   The discussion in the prior paragraph does not apply to growth/shelter units in each of Funds XXI, XXII and XXIII. No special distribution will be made in respect of the growth/shelter units, and the cash merger consideration to be received for each growth/shelter unit will not be subject to adjustment based on such McNeil Partnership's modified net working capital balance as of the closing date. Under the provisions of each such McNeil Partnership's limited partnership agreement, holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment.

   For a description of how the per unit merger consideration and estimated per unit special distribution were determined with respect to the Partnership, see "Questions and Answers About the Transaction--How was the amount that I will receive for my limited partner units in the Partnership determined?"

   At the effective time, each limited partner unit in a participating McNeil Partnership will no longer be outstanding and will automatically be cancelled and retired and will cease to exist and the limited partner that holds that limited partner unit will cease to have any rights with respect to that limited partner unit, except the right to receive the per unit merger consideration and the portion of the special distribution, if any, in respect of that participating McNeil Partnership, in each case, without interest, to which that limited partner unit is entitled.

 Exchange of certificates

   Immediately following the effective time of the mergers, the payment agent will mail to each limited partner a letter of transmittal and instructions for surrendering that limited partner's certificates in exchange for the per unit merger consideration to which that holder is entitled.

   Upon surrender of its certificates, a limited partner will be entitled to receive a check in an amount equal to the product obtained by multiplying the number of limited partner units held by that limited partner by the per unit merger consideration set forth in Table 2 opposite the name of that McNeil Partnership. Any certificates surrendered to the payment agent as described above will be cancelled. Until surrendered as described above, each certificate will be deemed at and after the effective time of the mergers to represent only the right to receive upon that certificate's surrender the per unit merger consideration.

   In the event of a transfer of ownership of limited partner units in a McNeil Partnership which is not registered in the transfer records of that McNeil Partnership, payment of the per unit merger consideration which the limited partner that holds those limited partner units has the right to receive may be made to a transferee if the certificate representing those limited partner units is presented to the payment agent accompanied by all documentation required to evidence and effect that transfer.

   In the event that any certificate has been lost, stolen or destroyed, the limited partner that holds that certificate will be required to make an affidavit that the certificate has been lost, stolen or destroyed. The payment agent will then issue in exchange for that affidavit the per unit merger consideration to which the limited partner that holds that certificate has the right to receive. Unless WXI/McN Realty determines otherwise, the payment agent will require the delivery of a suitable bond or indemnity in a form acceptable to WXI/McN Realty.

   All merger consideration paid upon the surrender or exchange of limited partner units in the participating McNeil Partnerships will be deemed to have been paid in full satisfaction of the rights pertaining to those limited partner units. The surviving limited partnership of each of the mergers will continue to have an obligation following the effective time of the mergers to pay distributions with a record date prior to the effective time which may have been declared by a participating McNeil Partnership on limited partner units in that participating McNeil Partnership and which remain unpaid as of the effective time, and to distribute to the former limited partners of each participating McNeil Partnership the special distribution of that participating McNeil Partnership as described below in "--The mergers--Special distribution of positive net working capital balance." After the effective time of the mergers, no further registration of transfers of limited partner units in the participating McNeil Partnerships outstanding immediately prior to the effective time will be made on the books of the surviving limited partnerships. If after the effective time certificates are presented to the surviving partnerships for any reason, these certificates will be canceled and exchanged for the per unit merger consideration as provided above.

   The McNeil Partnerships will pay all charges and expenses relating to the mergers, and WXI/McN Realty will reimburse the McNeil Partnerships, on the closing date and immediately prior to the special distribution contemplated below under "--The mergers--Special distribution of positive net working capital balance," in an amount in cash equal to one-half of the amount of the expenses relating to the payment agent. None of the payment agent, WXI/McN Realty, WXI/McN Realty's subsidiaries, the Sellers nor any of their respective affiliates will be liable to any limited partner of a participating McNeil Partnership for any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

 Special distribution of positive net working capital balance

   The second component of the aggregate amount to be received by limited partners of each of the participating McNeil Partnerships, including the Affiliated McNeil Partnerships, is the special cash distribution. The Master Agreement provides that on the closing date of the transaction and immediately prior to the effective time of the mergers, a special distribution in cash of a participating McNeil Partnership's positive modified net working capital balance will be declared to the limited partners of that participating McNeil Partnership.

   The aggregate amount of the special distribution which will be distributed to limited partners of a participating McNeil Partnership will be based upon the positive modified net working capital balance of that participating McNeil Partnership as of the closing date. The modified net working capital balance of a McNeil Partnership will be calculated in accordance with the terms of the Master Agreement and will be based upon the net working capital balance of that McNeil Partnership as of the closing date. The per unit amount of the special distribution will be determined in accordance with the provisions of that McNeil Partnership's limited partnership agreement governing distributions of surplus cash, except that the general partner of that McNeil Partnership will not receive any part of the special distribution.

   The estimated per unit amount of the special distribution expected to be received by each class of limited partners of each of the McNeil Partnerships, assuming that McNeil Partnership participates in the transaction, is set forth in the column "Estimated Per Unit Special Distribution" in Table 2 opposite the name of that McNeil Partnership.

   The estimated per unit amount of the special distribution is based on the estimates of McNeil management, as of the date of this Proxy Statement, of that participating McNeil Partnership's modified net working capital balance as of the estimated closing date of the transaction. While we expect that each class of limited partners of a participating McNeil Partnership will receive the estimated per unit amount of the special distribution set forth in the column "Estimated Per Unit Special Distribution" in Table 2 with respect to that class, there can be no assurances that limited partners of a participating McNeil Partnership will receive any special distribution. Limited partners of a participating McNeil Partnership will receive a special distribution only if that participating McNeil Partnership has a positive modified net working capital balance as of the closing date. There can be no assurances that a participating McNeil Partnership will have a positive modified net working capital balance as of the closing date. If a participating McNeil Partnership's modified net working capital balance as of the closing date is zero, limited partners of that participating McNeil Partnership will receive no special distribution and will receive only the specified merger consideration for each of their limited partner units. If a participating McNeil Partnership has a negative modified net working capital balance as of the closing date, limited partners of that participating McNeil Partnership will receive no special distribution and the per unit merger consideration to be received with respect to each class of limited partner units in that participating McNeil Partnership will be reduced by the pro rata amount of the negative modified net working capital balance allocated by Stanger & Co. to that class. See "--The mergers--Merger consideration."

   The discussion in the preceding paragraphs does not apply to growth/shelter units in each of Funds XXI, XXII and XXIII. No special distribution will be made in respect of the growth/shelter units, and the cash merger consideration to be received for each growth/shelter unit will not be subject to adjustment based on such McNeil Partnership's modified net working capital balance as of the closing date. Under the provisions of each such McNeil Partnership's limited partnership agreement, holders of growth/shelter units are not entitled to receive any distributions until holders of current income units have received the specified priority return on their investment.

The contributions

 Contributions to McNeil Partners by the other McNeil Affiliates

   The Master Agreement provides that prior to the effective time of the mergers and following the holding of all of the limited partner meetings of the McNeil Partnerships (see "--Material covenants--Limited partner meetings; proxy materials"), the following transactions will occur:

     (1) if Regency North is a participating McNeil Partnership, Robert A. McNeil, a general partner of Regency North, will contribute, transfer and assign to McNeil Partners or to an affiliate of McNeil Partners all of the general partner interests in Regency North owned by him in exchange for limited partner interests in McNeil Partners;

     (2) if Fairfax is a participating McNeil Partnership, Robert A. McNeil, the general partner of Fairfax and a limited partner of Fairfax, will contribute transfer and assign to McNeil Partners or to an affiliate of McNeil Partners all of the general partner interests in Fairfax and all of the limited partner units in Fairfax owned by him, in each case, in exchange for limited partner interests in McNeil Partners;

     (3) if Summerhill is a participating McNeil Partnership, McNeil Summerhill, Inc., the general partner of Summerhil, will contribute, transfer and assign to McNeil Partners or to an affiliate of McNeil Partners all of the general partner interests in Summerhill and Robert A. McNeil and Carole J. McNeil, the limited partners of Summerhill, will contribute, transfer and assign to McNeil Partners or to an affiliate of McNeil Partners all of the limited partner units in Summerhill, in each case, in exchange for limited partner interests in McNeil Partners; and

     (4) McREMI will contribute, transfer and assign to McNeil Partners or to an affiliate of McNeil Partners certain assets of McREMI related to the participating McNeil Partnerships in exchange for limited partner interests in McNeil Partners.

   As of the date of this Proxy Statement, Sallie B. McNeil, a former wife of Robert A. McNeil, owns a 50% limited partner interest in Fairfax. If Fairfax is a participating McNeil Partnership, it is contemplated that prior to the contributions described in paragraphs (1) through (4) above, McNeil Partners or an affiliate of McNeil Partners will acquire all of the limited partner interest owned by Sallie B. McNeil in Fairfax.

   See "Summary--Structure of the transaction." Figure 3 in that section depicts the contributions to McNeil Partners by the other McNeil Affiliates, assuming all McNeil Partnerships participate in the transaction, and Figure 4 in that section depicts the ownership of the McNeil Partnerships and assets of McREMI following the contributions, assuming all McNeil Partnerships participate in the transaction.

 Replacement of general partner

   Following the contributions to McNeil Partners described in paragraphs (1) through (4) above under "--The contributions--Contributions to McNeil Partners by the other McNeil Affiliates" and immediately prior to the effective time of the mergers, the Master Agreement provides that McNeil Partners will contribute, transfer and assign to the applicable subsidiaries of WXI/McN Realty, at the direction of WXI/McN Realty, in the case of each participating McNeil Partnership, all of the general partner interests owned by McNeil Partners in that participating McNeil Partnership and certain assets of McNeil Partners related to that participating McNeil Partnership.

   Following these contributions, transfers and assignments, in the case of each participating McNeil Partnership, the WXI/McN Realty subsidiary to which those contributions, transfers and assignments have been made will replace McNeil Partners as the general partner of that participating McNeil Partnership. In consideration for these contributions, transfers and assignments by McNeil Partners, WXI/McN Realty will issue membership interests in WXI/McN Realty to McNeil Partners. For each participating McNeil Partnership, McNeil Partners will receive credit for a capital contribution to WXI/McN Realty in an amount equal to the "MPLP Allocation Amount" set forth in Table 2 opposite the name of that participating McNeil Partnership.

   See "Summary--Structure of the transaction." Figure 5 in that section depicts, among other things, the replacement of the general partner of the McNeil Partnership, assuming all McNeil Partnerships participate in the transaction.

 Other contributions by McNeil Partners to WXI/McN Realty and WXI/McN Realty's subsidiaries

   Following the contributions to McNeil Partners described above under "--The contributions--Contributions to McNeil Partners by the other McNeil Affiliates" and immediately prior to the effective time of the mergers, McNeil Partners or an affiliate of McNeil Partners will contribute, transfer and assign to WXI/McN Realty or the applicable subsidiaries of WXI/McN Realty, at the direction of WXI/McN Realty:

     (1) if Fairfax is a participating McNeil Partnership, all of the outstanding limited partner units in Fairfax;

     (2) if Summerhill is a participating McNeil Partnership, all of the outstanding limited partner units in Summerhill; and

     (3) the assets of McREMI being contributed to WXI/McN Realty and its subsidiaries.

   In consideration for the contributions, transfers and assignments described in paragraphs (1) through (3) above, WXI/McN Realty will issue membership interests in WXI/McN Realty to McNeil Partners, and McNeil Partners will receive credit for a capital contribution to WXI/McN Realty in an amount equal to the following amounts:

     (1) With respect to all of the limited partner units in Fairfax, McNeil Partners will receive credit for a capital contribution to WXI/McN Realty in an amount equal to the product determined by multiplying the "Per Unit Merger Consideration" for Fairfax set forth in Table 2 (net of any per unit negative modified net working capital balance of Fairfax) by the number of limited partner units of Fairfax outstanding at the time of the contribution.

     (2) With respect to all of the limited partner units in Summerhill, McNeil Partners will receive credit for a capital contribution to WXI/McN Realty in an amount equal to the product determined by multiplying the "Per Unit Merger Consideration" for Summerhill set forth in Table 2 (net of any per unit negative modified net working capital balance of Summerhill) by the number of limited partners units of Summerhill outstanding at the time of the contribution.

     (3) With respect to the assets of McREMI being contributed to WXI/McN Realty and its subsidiaries, McNeil Partners will receive credit for a capital contribution to WXI/McN Realty in an amount equal to the "Total McREMI Allocated Value," adjusted as described in Table 2, to take into account any McNeil Partnerships which do not participate in the transaction.

   McNeil Partners also may make cash contributions to WXI/McN Realty at the effective time and treat some fees, expenses and disbursements incurred and paid on behalf of the McNeil Affiliates in connection with the transaction as a contribution in-kind to WXI/McN Realty, in each case in exchange for membership interests in WXI/McN Realty and credit for a capital contribution to WXI/McN Realty in the amount of any such cash contribution and such contribution in-kind. See "Special Factors--Interests of certain persons in matters to be acted upon; conflicts of interest--Equity interest of McNeil Partners in WXI/McN Realty."

   See "Summary--Structure of the transaction." Figure 5 in that section depicts, among other things, the other contributions by McNeil Partners to WXI/McN Realty and WXI/McN Realty's subsidiaries, assuming Fairfax and Summerhill both participate in the transaction, and Figure 6 in that section depicts the ownership of the McNeil Partnerships and the assets of McREMI following the replacement of the general partner of the McNeil Partnerships described in "--The contributions--Replacement of general partner" and the other contributions by McNeil Partners to WXI/McN Realty and WXI/McN Realty's subsidiaries, assuming all McNeil Partnerships participate in the transaction.

Material covenants

 Interim operations of Sellers

   From June 24, 1999 until the effective time of the mergers, each Seller and each of the McNeil Partnerships' subsidiaries is required to conduct its business only in the ordinary course and in substantially the same manner as conducted prior to the date of the Master Agreement, including diligent performance of its landlord obligations, and to preserve intact its business organizations and goodwill and use its reasonable efforts to keep available the services of its officers and employees.

   In addition, during this period, each Seller and each of the McNeil Partnerships' subsidiaries is required to take the following actions, among others:

  . regularly report on material operational matters to WXI/McN Realty's representatives;

  . promptly notify WXI/McN Realty of any material emergency or change in the condition of its business, properties, assets, liabilities or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings;

  . maintain its books and records in accordance with generally accepted accounting principles applied consistently with past practice, and not change in any material manner any of its methods, principles or practices of accounting in effect as of December 31, 1998, except as may be or may have been required by applicable law or generally accepted accounting principles; and

  . duly and timely file all reports, tax returns and other documents required to be filed with federal, state and local authorities under the Internal Revenue Code and maintain existing insurance coverage.

   In addition, from June 24, 1999 until the effective time of the mergers, no Seller and none of the McNeil Partnerships' subsidiaries may, without WXI/McN Realty's prior written consent, take the following actions, among others:

  . make or rescind any express or deemed election relating to taxes;

  . amend its organizational documents;

  . change the number of its shares of capital stock or its units of partnership interest issued and outstanding, other than limited partner units of partnership interest abandoned by a limited partner and cancelled by the partnership. This paragraph will not prevent Fund XXVII from repurchasing limited partner units in Fund XXVII in accordance with its limited partnership agreement in effect on June 24, 1999;

  . grant any options or other right or commitment relating to the issuance of its shares of capital stock or its units of partnership interest, or any security convertible into its shares of capital stock or its units of partnership interest, or any security the value of which is measured by its shares of capital stock or its units of partnership interest, or any security subordinated to the claim of its general creditors;

  . authorize, declare or set aside or pay any non-cash dividend or make any other non-cash distribution or payment with respect to any of its shares of capital stock or its units of partnership interest. Nothing in this paragraph will prevent any Seller or any of the McNeil Partnerships' subsidiaries from making or receiving cash distributions, cash dividends or cash payments or will prevent Fund XXVII from repurchasing limited partner units in Fund XXVII in accordance with its limited partnership agreement in effect on June 24, 1999;

  . directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock or its units of partnership interest or any option, warrant or right to acquire, or security convertible into, its shares of capital stock or its units of partnership interest, other than units of partnership interest abandoned by a limited partner and cancelled by the partnership. Nothing in this paragraph will prevent any Seller or any of the McNeil Partnerships' subsidiaries from making or receiving cash distributions, cash dividends or cash payments or will prevent Fund XXVII from repurchasing limited partner units in Fund XXVII in accordance with its limited partnership agreement in effect on June 24, 1999;

  . make any payment to McREMI or McNeil Partners in respect of any accrued and unpaid asset management amounts, management incentive distributions, deferred distributions, advances, overhead reimbursements or other amounts owed or payable by McREMI, McNeil Investors, McNeil Partners or any of the McNeil Partnerships to any one or more of McREMI, McNeil Investors, McNeil Partners or to any of their respective stockholders or general partners as the case may be, or to any general partner of any McNeil Partnership, in each case that accrued in respect of any period prior to December 31, 1999. Nothing in this paragraph will prevent any Seller or any of the McNeil Partnerships' subsidiaries from making or receiving cash distributions, cash dividends or cash payments or will prevent Fund XXVII from repurchasing limited partner units in Fund XXVII in accordance with its limited partnership agreement in effect on June 24, 1999;

  . sell, lease or amend any existing lease, other than residential leases on approved lease forms and in conformance with WXI/McN Realty approved rental guidelines, or grant any easement, right of way, declaration or restriction, or mortgage, encumber, subject to any lien or otherwise dispose of any of its real properties;

  . sell, lease, mortgage, subject to any lien or otherwise dispose of any of its personal property or intangible property, except in the ordinary course of business or unless that property is replaced with equal quality items;

  . make any loans, advances or capital contributions to, or investments in, any other person other than in the ordinary course of business and other than with respect to any accrued and unpaid asset management amounts, management incentive distributions, deferred distributions, advances, overhead reimbursements or other amounts owed or payable by McREMI, McNeil Investors, McNeil Partners or any of the McNeil Partnerships to any one or more of McREMI, McNeil Investors, McNeil Partners or to any of their respective stockholders or general partners as the case may be, or to any general partner of any McNeil Partnership, in each case that have accrued in respect of any period on or after December 31, 1999 through to and ending on the closing date of the transaction;

  . pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction (a) of all transaction costs in connection with the transactions contemplated by the Master Agreement and the other transaction documents; (b) of claims, liabilities and obligations in the ordinary course of business consistent with past practice; (c) in accordance with their terms, of claims, liabilities and obligations reflected or reserved against in, or contemplated by, the financial statements of Sellers or the notes to such financial statements included in the reports filed by Sellers with the SEC prior to June

   24, 1999 or in the financial statements of Sellers or the notes to such financial statements made available to WXI/McN Realty prior to June 24, 1999 or in the financial statements of the McNeil Partnerships' subsidiaries or the notes to such financial statements; (d) of suits, actions or proceedings not subject to the following paragraph in the ordinary course of business; and (e) of the amount in excess of $190,000 per month of any accrued and unpaid asset management amounts, management incentive distributions, deferred distributions, advances, overhead reimbursements or other amounts owed or payable by McREMI, McNeil Investors, McNeil Partners or any of the McNeil Partnerships to any one or more of McREMI, McNeil Investors, McNeil Partners or to any of their respective stockholders or general partners as the case may be, or to any general partner of any McNeil Partnership, in each case that have accrued in respect of any period on or after December 31, 1999 through to and ending on the closing date of the transaction;

  . settle or compromise any claim relating to the transaction that is brought against any Seller by any current, former or purported holder of securities of any McNeil Partnership, unless the settlement meets certain requirements;

  . guarantee the indebtedness of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

  . except for regular year-end bonuses consistent with past practice, except for budgeted salary increases and except for increases in salary in the ordinary course consistent with past practice, increase any compensation or enter into or amend any employment agreement with any of its officers, directors or employees earning more than $70,000 per year;

  . adopt any new employee benefit plan or amend any existing plans or rights;

  . merge or consolidate with any person;

  . acquire or agree to acquire any business or any person;

  . enter into or amend any existing leasing commission agreements, service contracts or management agreements, or enter into any new or amend any existing agreement with any governmental entity regarding any real property of any McNeil Partnership;

  . take any action which at the time of taking that action that party knew or reasonably should have known would cause any representation or warranty of Sellers set forth in the Master Agreement to become untrue in any material respect;

  . increase the number of property employees or corporate employees of McREMI, in each case by more than 1% over the aggregate number of employees projected in the most recent budget of McREMI; or

  . agree in writing or otherwise to take any of the foregoing actions or agree in writing or otherwise not to take any of the actions to be taken by Sellers or the McNeil Partnerships' subsidiaries from the date of execution of the Master Agreement until the effective time of the mergers.

 Limited partner meetings; proxy material

   Sellers have agreed to prepare, and in the case of each of the public McNeil Partnerships, file with the SEC, as soon as practicable after the date of the Master Agreement but in any event not later than August 31, 1999, this Proxy Statement. The August 31 deadline for preparing, and in the case of each of the public McNeil Partnerships filing with the SEC, may be extended by Sellers subject to the approval of WXI/McN Realty, which approval shall not be unreasonably withheld or delayed. In addition, if required by law, Sellers and any person that may be deemed an affiliate of any public McNeil Partnership have agreed to prepare and file concurrently with the filing of this Proxy Statement for the public McNeil Partnerships a Rule 13e-3 Transaction Statement on Schedule 13E-3 (a "Schedule 13E-3") with the SEC with respect to each public McNeil Partnership. The Partnership, McNeil Partners, McNeil Investors and Robert A. McNeil have filed a

Schedule 13E-3 with the SEC. In addition, under a potential interpretation of the rules governing "going private" transactions, one or more of Whitehall, WXI/MNL Real Estate and WXI/McN Realty may be deemed to be an affiliate of the Partnership. Therefore, each of Whitehall, WXI/MNL Real Estate and WXI/McN Realty has been included as a filing person on such Schedule 13E-3. See "Where You Can Find More Information." WXI/McN Realty has agreed, upon request of Sellers, to furnish Sellers with any information concerning itself, WXI/McN Realty's managing member and Whitehall as may be required by law or by any governmental entity in connection with this Proxy Statement, any Schedule 13E-3 or any other statement, filing, notice or application made by or on behalf of WXI/McN Realty to any third party or any governmental entity or both in connection with the merger proposal.

   The Master Agreement provides that each McNeil Partnership other than the Affiliated McNeil Partnerships will, as soon as practicable, subject to the time periods set forth in its organizational documents and in applicable laws, duly call, give notice of, convene and hold a meeting of its limited partners for the purpose of obtaining requisite approval by its limited partners of the merger proposal. See "The Meeting." The Master Agreement provides that the meeting of the limited partners of each McNeil Partnership will be held at the earliest practicable date following the date this Proxy Statement is mailed to the limited partners of that McNeil Partnership. The Master Agreement also provides that unless otherwise prohibited by law, each McNeil Partnership and its general partner are required to hold the limited partner meeting with respect to that McNeil Partnership, regardless of whether the general partner of that McNeil Partnership has withdrawn, amended or modified its recommendation that the limited partners of that McNeil Partnership approve the merger proposal, unless that McNeil Partnership has become an excluded McNeil Partnership pursuant to the terms of the Master Agreement. See "--Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships."

   The Master Agreement also provides that the general partner of each of the McNeil Partnerships, other than the Affiliated McNeil Partnerships, will recommend to the limited partners of that McNeil Partnership approval of the merger proposal. See "Special Factors--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction" and "Special Factors--Position of McNeil Partners and Robert A. McNeil regarding the fairness of the transaction." Notwithstanding the foregoing, prior to the limited partner meeting for a McNeil Partnership or any adjournment of the limited partner meeting, the recommendation of the general partner of that McNeil Partnership may be withdrawn, amended or modified as a result of the commencement or receipt of a proposal constituting a superior acquisition proposal (as defined below under "--Material covenants--No solicitation by Sellers") with respect to that McNeil Partnership, but only to the extent described below in "--Material covenants--No solicitation by Sellers."

   The Master Agreement further provides that if on the date of the limited partner meeting for a McNeil Partnership, that McNeil Partnership has not received duly executed proxies which, when added to the number of votes represented in person at the meeting by persons who intend to vote to adopt the Master Agreement, will constitute a sufficient number of votes to adopt the Master Agreement and limited partners holding greater than a majority of the outstanding limited partner units in that McNeil Partnership have not indicated their intention to vote against, and have not submitted duly executed proxies voting against, the adoption of the Master Agreement, then that McNeil Partnership and its general partner are required by the Master Agreement to recommend the adjournment of that limited partner meeting until the date ten days after the originally scheduled date of that limited partner meeting.

 No solicitation by Sellers

   Prior to the effective time of the mergers, each Seller has agreed that:

  . it will not, directly or indirectly, through any of its officers, directors, employees or agents or representatives (including any investment banker, attorney or accountant) retained by it, and it will not authorize or permit its officers, directors, employees or agents or representatives (including any investment banker, attorney or accountant) retained by it to, initiate, solicit or encourage any inquiries or the making or implementation of any acquisition proposal (as defined below) or engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise facilitate any efforts to attempt to make or implement an acquisition proposal;

  . it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Master Agreement with respect to any acquisition proposal and will take the necessary steps to inform its officers, directors, employees or agents or representatives (including any investment banker, attorney or accountant) retained by it of the obligations undertaken by it as described in "--Material covenants--No solicitation by Sellers;" and

  . it will notify WXI/McN Realty immediately if it receives any inquiries or proposals, or any requests for information described in the first bullet point above, or if any negotiations or discussions described in the second bullet point above are sought to be initiated or continued with it.

   As used in this Proxy Statement, "acquisition proposal" means any proposal or offer with respect to a merger, acquisition, purchase, tender offer, exchange offer, consolidation or similar transaction involving all or any significant portion of the assets (whether owned directly or indirectly) or equity securities of one or more of Sellers, other than the transactions with WXI/McN Realty contemplated by the Master Agreement and the other transaction documents.

   As used in this Proxy Statement, "superior acquisition proposal" means a bona fide acquisition proposal made by a third party for one or more of the McNeil Partnerships which the general partner of that McNeil Partnership determines in good faith to be more favorable to the limited partners of that McNeil Partnership from a financial point of view than the merger proposal, and which the general partner of that McNeil Partnership determines in good faith is reasonably likely to be consummated.

   Notwithstanding the foregoing, the general partner of any McNeil Partnership may furnish information to, or enter into discussions or negotiations with, any person that makes an unsolicited acquisition proposal for that McNeil Partnership, if, and only to the extent that, (a) such general partner determines in good faith that such unsolicited acquisition proposal could result in a superior acquisition proposal and that such action is required for that general partner to comply with its duties to its limited partners imposed by law; (b) prior to furnishing that information to, or entering into discussions or negotiations with, that person, that general partner provides written notice to WXI/McN Realty to the effect that it is furnishing information to, or entering into discussions with, that person; (c) subject to the following clause (d), that general partner keeps WXI/McN Realty informed of the status but not the terms of any such discussions or negotiations with that person; and (d) that McNeil Partnership does not enter into a binding written agreement with respect to an acquisition proposal without providing WXI/McN Realty with at least four business days prior notice of its intent to do so, which notice shall disclose the material terms of the acquisition proposal. In addition, the general partner of any McNeil Partnership may take and disclose to the limited partners of that McNeil Partnership a position, with respect to that McNeil Partnership, contemplated by the tender offer rules--Rule 14d-9, "Solicitation/Recommendation Statements with Respect to Certain Tender Offers," and Rule 14e-2, "Position of Subject Company with Respect to a Tender Offer," under the Securities Exchange Act-- with regard to an acquisition proposal for that McNeil Partnership.

   The general partner of any McNeil Partnership may approve and recommend a superior acquisition proposal and, in connection with such approval and recommendation, withdraw or modify its approval or recommendation of the Master Agreement, the transactions contemplated by the Master Agreement and the merger proposal, prior to the approval of the merger proposal by the limited partners of that McNeil Partnership at the limited partner meeting or any adjournment of the limited partner meeting of that McNeil Partnership.

   The Master Agreement also provides that any disclosure that the general partner of any McNeil Partnership may be compelled to make with respect to the receipt of an acquisition proposal for that McNeil Partnership in order to comply with its duties to its limited partners or that the general partner of any McNeil Partnership may be compelled to make in order to comply with Rule 14d-9 or 14e-2 under the Securities

Exchange Act, will not constitute a violation of any of the foregoing paragraphs, provided that such disclosure states that no action will be taken by that general partner with respect to the withdrawal of its recommendation of the transactions contemplated by the Master Agreement or the approval or recommendation of any acquisition proposal except in accordance with the foregoing paragraphs.

 Reasonable best efforts

   The Master Agreement provides that Sellers and WXI/McN Realty will use their reasonable best efforts, without the payment of any consideration for those efforts and without compromising their respective rights and without incurring additional liabilities or obligations, to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by the Master Agreement and the other transaction documents.

   In addition, the Master Agreement provides that Sellers will use their reasonable best efforts:

  . to cooperate with WXI/McN Realty in assisting WXI/McN Realty to obtain new financing in connection with the mergers and the other transactions contemplated by the Master Agreement and the other transaction documents;

  . to obtain from Stanger & Co. the Stanger & Co. opinions, the Stanger &
    Co. allocation analysis and, if requested, the appraisals (see "Special Factors--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co."), and to obtain from Eastdil Realty Company the Eastdil Realty Company opinions (see "Special Factors-- Opinions and reports of financial advisors--Eastdil Realty Company opinions"), in each case on or prior to the date on which this Proxy Statement is mailed to the limited partners of the McNeil Partnerships; and

  . to obtain the consent and estoppel certificates and the consents specified in section 8.2(d) of the Master Agreement (see paragraphs (5) and (6) under "--Conditions to closing--Conditions to WXI/McN Realty's obligations to close"), estoppels from commercial tenants and ground lessors and, if requested in writing by WXI/McN Realty, subordination, non-disturbance and attornment agreements.

   Sellers also have agreed to use their reasonable efforts to cooperate with WXI/McN Realty in assisting WXI/McN Realty in its efforts to correct or satisfy specified items relating to title to certain of the properties.

 Replacement indemnification agreements

   McNeil Partners and McNeil Investors currently are parties to existing indemnification obligations or agreements relating to mortgage debt on some of the McNeil Partnership properties and agreements with lenders or affiliates of lenders of some mortgage debt on some of the properties. Under these existing indemnification obligations and agreements, McNeil Partners or McNeil Investors or both have assumed liability on behalf of one or more McNeil Partnerships or their subsidiaries for exceptions to non-recourse provisions contained in that mortgage debt.

   In the Master Agreement, WXI/McN Realty has agreed to deliver at the closing of the transaction any replacement agreements or other documents necessary to assume all of the obligations of Sellers (other than the participating McNeil Partnerships) and their affiliates as indemnitor under all of those existing indemnification obligations or agreements, and to use its reasonable efforts to ensure that those replacement agreements and other documents delivered at the closing release Sellers (other than the participating McNeil Partnerships) and their affiliates from all of Sellers' (other than the participating McNeil Partnerships) and their affiliates' obligations under those existing indemnification obligations and agreements. See "Special Factors--Effects of the transaction--Benefits and detriments to the McNeil Affiliates."

   In addition, WXI/McN Realty has agreed in the Master Agreement to indemnify and hold harmless Sellers and their pre-closing affiliates (other than the participating McNeil Partnerships and their subsidiaries) from and against all obligations incurred under those existing indemnification obligations and agreements after the closing date of the transaction.

   McNeil Partners, to the extent that the obligations of McNeil Partners or McNeil Investors as an indemnitor under any of those existing indemnification obligations or agreements are not discharged, has agreed in the Master Agreement to indemnify and hold harmless WXI/McN Realty from any and all obligations incurred by McNeil Partners or McNeil Investors as an indemnitor under any of those existing indemnification obligations or agreements prior to the closing date of the transaction.

 Reimbursable proposals

   The Master Agreement provides that during the period from June 24, 1999 to the closing date of the transaction, Sellers have the option of presenting to WXI/McN Realty for approval, which approval shall not be unreasonably withheld or delayed, one or more proposals for capital expenditures, tenant inducements (e.g., free rent, other cash-equivalent inducements and out-of-pocket inducements) or commissions, specifying the budgeted amounts for these proposals, that one or more McNeil Partnerships are contemplating in connection with one or more new commercial leases or the lease of additional space to an existing commercial tenant.

   To the extent that any one or more of these proposals with respect to a participating McNeil Partnership have been approved by WXI/McN Realty, WXI/McN Realty will make a cash contribution to that participating McNeil Partnership prior to the special distribution described in "--The mergers--Special distribution of positive net working capital balance" in an aggregate amount equal to the sum of the "capital expenditure reimbursement amount," calculated as described below, for each proposal approved by WXI/McN Realty with respect to that participating McNeil Partnership.

   For any proposal that has been completed as of the estimated closing date of the transaction, the "capital expenditure reimbursement amount" for that proposal will equal the product determined by multiplying:

     (1) an amount equal to the lesser of (a) the aggregate amount expended or incurred through to the closing date of the transaction in connection with that proposal and (b) the total budgeted amounts of that proposal, by

     (2) a fraction, the numerator of which is the number of months, including any fraction of a month, in the period beginning on the estimated closing date of the transaction and ending on the last day of the initial term of the applicable commercial lease, and the denominator of which is the aggregate number of months in the initial term of the applicable commercial lease. In no event will this fraction be greater than one.

   For any proposal that has not been completed as of the estimated closing date of the transaction, the "capital expenditure reimbursement amount" for that proposal will equal the product determined by multiplying:

     (1) the difference determined by subtracting

         (a) the excess, if any, of (x) the sum of the aggregate amount expended or incurred through to the closing date of the transaction in connection with that proposal and the estimated additional amount reasonably and in good faith jointly determined by WXI/McN Realty and McNeil Partners required to be expended or incurred following the estimated closing date of the transaction to complete that proposal over (y) the total budgeted amounts for that proposal, from

         (b) the aggregate amount expended or incurred through to the closing date of the transaction in connection with that proposal, by

     (2) a fraction, the numerator of which is the number of months, including any fraction of a month, in the period beginning on the estimated closing date of the transaction and ending on the last day of the initial term of the applicable commercial lease, and the denominator of which is the aggregate number of months in the initial term of the applicable commercial lease. In no event will this fraction be greater than one.

   The capital expenditure reimbursement amounts with respect to a participating McNeil Partnership will be taken into account in the determination of the modified net working capital balance and special distribution of that participating McNeil Partnership. See "--The mergers-- Special distribution of positive net working capital balance."

 Operation of McREMI assets

   The Master Agreement provides that following the completion of the transaction, Management LLC will own and operate the assets of McREMI contributed in the transaction to WXI/McN Realty and its subsidiaries. The Master Agreement provides that for a period ending no sooner than December 31 of the calendar year following the calendar year in which the closing occurs, WXI/McN Realty will cause Management LLC to continue using certain of the assets of McREMI contributed in the transaction to WXI/McN Realty and its subsidiaries, subject to some rights to cease using McREMI assets if WXI/McN Realty reasonably determines that the continued use of those assets is not supported by sound business practices and to substitute more appropriate assets if WXI/McN Realty determines that substitution would be sound business practice. See "Special Factors--Plans for the McNeil Partnerships that participate in the transaction."

   The Master Agreement also provides that Management LLC will make offers of employment to some employees of McREMI.

   At the effective time of the mergers, McREMI will terminate the employment of each employee that accepts an offer of employment from WXI/McN Realty or a subsidiary of WXI/McN Realty as of the closing date and will cause the termination of each other employee of the participating McNeil Partnerships and their respective subsidiaries.

Material representations and warranties

   The Master Agreement contains customary representations and warranties by each of Sellers and WXI/McN Realty relating to, among other things:

  . due incorporation or formation, valid existence and good standing;

  . capitalization;

  . power and authority to enter into the transaction;

  . authorization, execution, delivery and performance of the Master
    Agreement and the other transaction documents;

  . no conflicts with, violations of or defaults under organizational documents, material agreements or applicable laws as a result of the transaction;

  . governmental approvals required in connection with the transaction;

  . compliance with laws;

  . litigation;

  . brokers;

  . compliance with the Investment Company Act of 1940; and

  . compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

   These representations and warranties are subject, in certain cases, to specified exceptions and qualifications, including, with respect to Sellers, a "Seller material adverse effect" qualification.

   "Seller material adverse effect" means a material adverse effect on the business, properties, financial condition or results of operations of the participating McNeil Partnerships, taken as a whole. Notwithstanding the foregoing, the following are to be excluded from the definition of "Seller material adverse effect" and from any determination as to whether any Seller material adverse effect has occurred or may occur:

  . the effects of changes that are generally applicable to (1) the residential real estate industry or the commercial real estate industry or both or (2) any material change in the financial, banking, currency or capital markets in general, either in the United States or any international market;

  . any facts or circumstances relating to WXI/McN Realty or its affiliates;
    and

  . any adverse effect from and after June 24, 1999 if that effect is clearly related to or caused by, the execution of the Master Agreement, the transactions contemplated by the Master Agreement or by the other transaction documents or the announcement of the Master Agreement, including the identity of WXI/McN Realty or any of its affiliates or subsidiaries, or the transactions contemplated by the Master Agreement.

In addition, Sellers have made representations and warranties to WXI/McN Realty regarding:

  . good and valid title to the general partner interests in the McNeil
    Partnerships and the limited partner interests in Fairfax and Summerhill and good and marketable title to the assets of McREMI being contributed;

  . filings with the SEC;

  . financial statements;

  . undisclosed liabilities;

  . absence of certain changes since December 31, 1998;

  . real properties;

  . environmental matters;

  . taxes;

  . payments to employees, officers or directors;

  . related party transactions;

  . employee benefits and other employee matters;

  . material contracts and debt instruments;

  . management agreements;

  . exemption of the transaction from state takeover statutes;

  . insurance;

  . institution of a year 2000 compliance program;

  . books and records; and

  . personal property.

   These representations and warranties are subject, in some cases, to specified exceptions and qualifications, including a Seller material adverse effect qualification.

   WXI/McN Realty has also made representations and warranties to Sellers regarding financing, including:

  . that WXI/McN Realty has entered into a commitment letter for financing from Whitehall and that Sellers have received a written limited guarantee of WXI/McN Realty's obligations under the Master Agreement from Whitehall, and

  . that regardless of whether or not the transactions contemplated by that commitment letter or the obligations under that guarantee are performed, WXI/McN Realty will have sufficient funds to consummate the transactions contemplated by the Master Agreement and the other transaction documents.

   WXI/McN Realty has also acknowledged and agreed in the Master Agreement that its obligation to effect the transactions contemplated by the Master Agreement and the other transaction documents is not subject to the availability to WXI/McN Realty, WXI/McN Realty's managing member or Whitehall or any of their respective affiliates or subsidiaries of any debt or equity or other financing in any amount. See "Special Factors--Financing; sources of funds."

   All of the representations and warranties set forth in the Master Agreement terminate as of the effective time of the mergers and following the effective time of the mergers have no further force or effect.

Conditions to closing

 Conditions to each party's obligations to close

   The obligations of Sellers and WXI/McN Realty to effect the transaction are subject to the fulfillment, or waiver by each party to the Master Agreement, at or prior to the effective time of the mergers of the following conditions:

  . the approval of the merger proposal by the requisite number of limited partner units in each participating McNeil Partnership, other than Summerhill, whose approval has already been obtained;

  . no court or governmental entity having enacted any statute, rule, regulation, judgment, decree, injunction or other order (1) that is in effect and prohibits consummation of the transaction with respect to the participating McNeil Partnerships or (2) that is enacted, issued, promulgated, enforced or entered after the date of the Master Agreement and is in effect and imposes restrictions on WXI/McN Realty or the participating McNeil Partnerships with respect to the business operations of the participating McNeil Partnerships which would result in a Seller material adverse effect;

  . no governmental entity having instituted any proceeding or threatened to institute any proceeding seeking any statute, rule, regulation, judgment, decree, injunction or other order described in clause (1) or (2) of the immediately preceding bullet point, and no other person having instituted any proceeding seeking any statute, rule, regulation, judgment, decree, injunction or other order described in clause (1) or (2) of the immediately preceding bullet point, which is reasonably likely to succeed;

  . the obtaining or making, as the case may be, of all material actions by, and all consents, approvals, orders or authorizations from, or filings with, governmental entities necessary for the consummation of the transaction with respect to the participating McNeil Partnerships;

  . settlement on terms satisfactory to McNeil Partners, and substantially in the form of the settlement agreement delivered by Sellers to WXI/McN Realty, of all claims with respect to the participating McNeil Partnerships, the general partners of the participating McNeil Partnerships and the assets of McREMI asserted in connection with the Schofield litigation (see "Special Factors--Background of the transaction--Background of the Schofield litigation"); and

  . determination of the modified net working capital balance for each participating McNeil Partnership calculated in accordance with the Master Agreement (see "--The mergers--Special distribution of positive net working capital balance").

   The condition described in the fifth bullet point above has been satisfied. On July 8, 1999, the court granted final approval to the settlement of the Schofield litigation and dismissed the action.

 Conditions to WXI/McN Realty's obligations to close

   WXI/McN Realty's obligations to effect the transaction are subject to the fulfillment, or waiver by WXI/McN Realty, at or prior to the effective time of the mergers of the following additional conditions:

     (1) the representations and warranties of Sellers set forth in the Master Agreement (other than the representations and warranties that are the subject of paragraph (2) below) being true and correct at and as of the closing date of the transaction, as though made on and as of the closing date of the transaction, but immediately prior to the transfers of assets, rights and interests and the other transactions described in "--The contributions" and "--The mergers" except that:

    . each representation and warranty is deemed to be amended as of the closing date (a) as described below in "--Conditions to closing-- Certain exclusions from conditions to closing" and (b) so as not to give effect to any materiality or Seller material adverse effect qualifiers contained in the representation or warranty,

    . to the extent any representation or warranty is expressly limited by its terms to a specific date, that representation or warranty must be true and correct at and as of that date, and

    . the condition is satisfied unless the failure of the representations and warranties to be true and correct constitutes, individually or in the aggregate, a Seller material adverse effect;

     (2) the representations and warranties of Sellers relating to:

    . due incorporation, valid existence and good standing of McNeil
      Investors and McREMI,

    . complete and correct copies of organizational documents of Sellers,

    . good and marketable title to the assets of McREMI being contributed,

    . power and authority to enter into the transaction and authorization, execution, delivery and performance of the Master Agreement and the other transaction documents, and

    . governmental approvals required in connection with the transaction,

  being true and correct in all material respects at and as of the closing date of the transaction, as though made on and as of the closing date of the transaction, but immediately prior to the transfers of assets, rights and interests and the other transactions described in "--The contributions" and "--The mergers" except that:

    . each representation and warranty is deemed to be amended as of the closing date as described below in "--Conditions to closing--Certain exclusions from conditions to closing;"

    . to the extent any representation or warranty is expressly limited by its terms to a specific date, that representation or warranty must be true and correct at and as of that date; and

    . the representations and warranties having a materiality or Seller material adverse effect qualifier must be true and correct in all respects;

     (3) performance in all material respects by Sellers of all obligations required to be performed by Sellers under the Master Agreement at or prior to the effective time of the mergers, other than obligations with respect to excluded McNeil Partnerships (see "--Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships"), including the execution and delivery of the ancillary agreements in respect of the transaction to which any Seller is a party;

     (4) receipt by WXI/McN Realty of a certificate signed on behalf of Sellers by an executive officer of Sellers certifying the accuracy of the statements set forth in paragraphs (1), (2) and (3) above;

     (5) Sellers having obtained the consent and estoppel certificate of each lender of mortgage debt which is being indirectly assumed by WXI/McN Realty;

     (6) Sellers having obtained any consents or approvals which if not obtained would have, individually or in the aggregate, a Seller material adverse effect;

     (7) on the closing date,

    . title to each property owned by a participating McNeil Partnership being free and clear of all encumbrances and property restrictions other than permitted restrictions and encumbrances and matters which would not reasonably preclude the continued use of that property as it is being used as of June 24, 1999 or would not reasonably materially and adversely affect the value of that property as it is being used as of June 24, 1999;

    . Lawyer's Title Insurance Corporation, or another nationally recognized title insurance company reasonably acceptable to Sellers and WXI/McN Realty, being unconditionally obligated and prepared, subject to the payment of the applicable title insurance premium and related charges at WXI/McN Realty's sole cost and expense, to issue to or for the benefit of WXI/McN Realty and one or more of its subsidiaries, either (a) an extended coverage ATLA owner's policy of title insurance (or the equivalent in the applicable jurisdiction) effective as of the closing date of the transaction for each property owned by each participating McNeil Partnership in an amount requested by WXI/McN Realty, which amount shall be commercially reasonable, or
      (b) at the option of WXI/McN Realty, a "date-down" to an existing policy of owner's title insurance; and

    . the title insurance policies referred to in clause (a) of the immediately preceding bullet point being issued in accordance with the title commitments given by Lawyer's Title Insurance Corporation to WXI/McN Realty, except for some permitted exclusions;

     (8) Sellers having received estoppels from tenants (including tenants leasing space pursuant to specified commercial leases) leasing at least 75% of the aggregate square footage leased pursuant to all commercial leases, provided that, subject to some limitations, in lieu of tenant estoppels for up to 10% of the aggregate square footage leased pursuant to all commercial leases, McNeil Partners may deliver landlord estoppels;

     (9) Sellers having received an estoppel from each lessor under a ground lease, addressed to WXI/McN Realty and its lender;

     (10) the sum of the net operating incomes, calculated as provided in the Master Agreement, for the participating McNeil Partnerships, as a group, for the twelve months ended on the last day of the most recently completed fiscal month prior to the closing date of the transaction being greater than or equal to the product determined by multiplying (a) 0.8723 by (b) an amount equal to the sum of the net operating incomes, calculated as provided in the Master Agreement, for the participating McNeil Partnerships, as a group, for their 1998 fiscal year;

     (11) WXI/McN Realty having received an opinion from Skadden, Arps or other counsel to Sellers reasonably acceptable to WXI/McN Realty, dated as of the closing date of the transaction, in respect of certain matters relating to the pledge by McNeil Partners of its McNeil Class A Interests in WXI/McN Realty and the Indemnification and Pledge Agreement (see "Special Factors--Effects of the transaction--Benefits and detriments to the McNeil Affiliates," "WXI/McN Realty Operating Agreement," and "Other Agreements Between the McNeil Affiliates and Affiliates of WXI/McN Realty-- Indemnification and pledge agreement"); and

     (12) consummation of the transactions described in "--The contributions--Replacement of general partner."

 Conditions to Sellers' obligations to close

   Sellers' obligations to effect the transaction are subject to the fulfillment, or waiver by Sellers', at or prior to the effective time of the mergers of the following conditions:

     (1) the representations and warranties of WXI/McN Realty set forth in the Master Agreement being true and correct at and as of the closing date, as though made on and as of the closing date, but immediately prior to the transfers of assets, rights and interests and the other transactions described in "--The mergers" and "--The contributions" except that:

    . each representation and warranty shall be deemed to be amended as of the closing date so as not to give effect to any materiality qualifiers contained in the representation or warranty;

    . to the extent any representation or warranty is expressly limited by its terms to a specific date, that representation or warranty must be true and correct at and as of that date; and

    . the condition is satisfied unless the failure of the representations and warranties to be true and correct prevents WXI/McN Realty or any of its subsidiaries from consummating the transaction;

     (2) performance in all material respects by WXI/McN Realty of all obligations required to be performed by WXI/McN Realty under the Master Agreement at or prior to the effective time of the mergers, other than obligations with respect to excluded McNeil Partnerships ( see "-- Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships"), including the execution and delivery of the ancillary agreements to which either WXI/McN Realty or any of its subsidiaries is a party;

     (3) receipt by each Seller of a certificate signed on behalf of WXI/McN Realty by a senior officer of WXI/McN Realty certifying the accuracy of the statements set forth in paragraphs (1) and (2) above;

     (4) Stanger & Co. having delivered to Sellers the allocation analysis, the appraisals, if they had been requested by Sellers prior to the date of the mailing of this Proxy Statement, and the Stanger & Co. opinions, in each case, prior to the date of the mailing of this Proxy Statement, and Sellers having received the Stanger & Co. opinions to the effect that each of the matters opined upon therein and each of the allocations is fair from a financial point of view to the holders of each class of limited partner units in each McNeil Partnership (see "Special Factors--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co."); and

     (5) Eastdil Realty Company having delivered to the special committee the Eastdil Realty Company opinions prior to the date of the mailing of this Proxy Statement, and the special committee having received the Eastdil Realty Company opinions to the effect that each of the matters opined upon therein is fair from a financial point of view to the holders of each class of limited partner units in each McNeil Partnership (see "Special Factors-- Opinions and reports of financial advisors--Eastdil Realty Company opinions").

 Certain exclusions from conditions to closing

   The parties to the Master Agreement have agreed that because no excluded McNeil Partnership is subject to the closing, none of the conditions to closing described above in "--Conditions to closing" needs to be satisfied with respect to any excluded McNeil Partnership or the subsidiaries, properties, etc. of any excluded McNeil Partnership. See "--Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships."

   The Master Agreement also provides that the following shall not be considered in determining whether or not any or all of the conditions to closing described above in "--Conditions to closing--Conditions to each party's obligations to close" and "--Conditions to closing--Conditions to WXI/McN Realty's obligations to close" have been fulfilled:

  . any effect on any of the participating McNeil Partnerships' business, properties, financial condition or results of operations resulting, directly or indirectly, from WXI/McN Realty's failure to consent to a commercial lease or any amendment to any commercial lease as requested by Sellers in good faith; and

  . any effect on any of the participating McNeil Partnerships' business, properties, financial condition or results of operations resulting, directly or indirectly, from WXI/McN Realty's failure to consent to a proposal described in "--Material covenants--Reimbursable proposals" proposed by Sellers in good faith.

   The parties to the Master Agreement have agreed that none of the conditions to closing described in paragraphs (1), (2), (3), (5), (6), (7), (8), (9) and
(10) under "--Conditions to closing--Conditions to WXI/McN Realty's obligations to close," after giving effect to the paragraphs above, needs to be satisfied with respect to any one or more McNeil Partnerships designated by WXI/McN Realty as "Included Partnerships" (or the subsidiaries, properties, etc. of any Included Partnership) or with respect to any one or more matters designated by WXI/McN Realty as "Included Partnership Matters." See "--Conditions to closing--Removal notices."

 Removal notices

   The Master Agreement provides that Sellers have the right to exclude one or more McNeil Partnerships from the transaction in their discretion. For example, Sellers may choose to exclude a particular McNeil Partnership because that McNeil Partnership potentially may fail to satisfy the conditions to closing described above in "--Conditions to closing--Conditions to WXI/McN Realty's obligations to close" and therefore could result in the entire transaction failing to close with respect to all of the participating McNeil Partnerships unless that particular McNeil Partnership was excluded.

   At any time until and including the date of the limited partner meeting for a participating McNeil Partnership, Sellers may provide a written "Matter Removal Notice" to WXI/McN Realty identifying that McNeil Partnership as a "Removable Partnership" and describing in reasonable detail matters relating to that McNeil Partnership that Sellers believe in good faith may cause that McNeil Partnership to become an excluded McNeil Partnership as described in "-- Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships." Upon WXI/McN Realty's receipt of any Matter Removal Notice, WXI/McN Realty has a limited amount of time to provide written notice to Sellers identifying which, if any, of the matters described in the Matter Removal Notice WXI/McN Realty designates as an "Included Partnership Matter." By designating a matter as an "Included Partnership Matter," WXI/McN Realty agrees to close the transaction with the McNeil Partnership to which that matter relates, provided that the McNeil Partnership is not otherwise excluded, even if, as a result of one or more included Partnership Matters, that McNeil Partnership does not satisfy the specified conditions to closing described below.

  At any time following the date of the limited partner meeting of a participating McNeil Partnership, Sellers may provide a written "Pre-Closing Removal Notice" to WXI/McN Realty identifying that McNeil Partnership as a "Pre-Closing Removable Partnership" which Sellers desire to exclude from the transaction. Upon WXI/McN Realty's receipt of any Pre-Closing Removal Notice, WXI/McN Realty has a limited amount of time to provide written notice to Sellers identifying which, if any, of the Pre-Closing Removable Partnerships WXI/McN Realty designates as an "Included Partnership." By designating a McNeil Partnership as an "Included Partnership," WXI/McN Realty agrees to close the transaction with that McNeil Partnership, provided that it is not otherwise excluded, even if that McNeil Partnership does not satisfy the specified conditions to closing described in the following paragraph.

  The parties to the Master Agreement have agreed that none of the conditions to closing described in paragraphs (1), (2), (3), (5), (6), (7), (8), (9) and
(10) under "--Conditions to closing--Conditions to WXI/McN Realty's obligations to close," after giving effect to the paragraphs in "--Conditions to closing-- Certain exclusions from conditions to closing," needs to be satisfied with respect to any one or more Included Partnership Matters or any one or more Included Partnerships (or any subsidiaries, properties, etc. of any Included Partnership).

Termination of the Master Agreement

 Right to terminate the Master Agreement

   The Master Agreement provides that it may be terminated in its entirety at any time prior to the effective time of the mergers, regardless of whether or not the requisite approvals of the respective limited partners of each of the McNeil Partnerships have been obtained, as follows:

     (1) by the mutual written consent of each Seller and WXI/McN Realty;

     (2) by WXI/McN Realty, on the one hand, or any Seller, on the other hand:

       (a) if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the transaction other than with respect to any excluded McNeil Partnerships (see "--Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships"), has become final and nonappealable; or

       (b) if the closing has not occurred on or before June 24, 2000;

     (3) by any Seller if (a) WXI/McN Realty materially breaches any of its representations, warranties, covenants, obligations or agreements set forth in the Master Agreement, (b) that breach cannot be or is not remedied within 30 days after written notice of that breach is given by any Seller and (c) the conditions set forth in paragraphs (1) and (2) under "-- Conditions to closing--Conditions to Sellers' obligations to close" cannot be satisfied by June 24, 2000; or

     (4) by WXI/McN Realty if (a) any Seller materially breaches any of its representations, warranties, covenants, obligations or agreements set forth in the Master Agreement, (b) that breach cannot be or is not remedied within 30 days after written notice of that breach is given by WXI/McN Realty and (c) the conditions set forth in paragraphs (1), (2) and (3) under "--Conditions to Closing--Conditions to WXI/McN Realty's obligations to close" cannot be satisfied by June 24, 2000.

 Right to terminate the Master Agreement with respect to one or more McNeil Partnerships

   In addition, under some circumstances, the Master Agreement may be terminated with respect to a particular McNeil Partnership (an "excluded McNeil Partnership") and that McNeil Partnership will be excluded from the transaction, whether or not the requisite approvals of that McNeil Partnership have been obtained, except as indicated to the contrary below. These circumstances include, among others:

     (1) by the mutual written consent of each Seller and WXI/McN Realty;

     (2) by WXI/McN Realty, on the one hand, or any Seller, on the other hand:

       (a) if, upon a vote at a duly held limited partner meeting or any adjournment of the limited partner meeting for that McNeil Partnership, the requisite approval of the limited partners of that McNeil
    Partnership of the merger proposal has not been obtained;

       (b) with respect to a McNeil Partnership if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the transaction with respect to that McNeil Partnership has become final and nonappealable; or

       (c) in respect of Fairfax only, following the date which is the tenth business day after the date of the mailing of this Proxy Statement, if the requisite approval of the limited partners of Fairfax of the replacement of general partner and the appointment of the applicable WXI/McN Realty subsidiary as the general partner of Fairfax described under "--The contributions--Replacement of general partner" and the other transactions contemplated by the Master Agreement with respect to Fairfax has not been obtained.

     (3) by any Seller:

       (a) if prior to the approval of the merger proposal by the limited partners of that McNeil Partnership the general partner of that McNeil Partnership, in the exercise of its good faith judgment as to its fiduciary duties to the limited partners of that McNeil Partnership and, as advised by counsel, determines that it is required to terminate the Master Agreement with respect to that McNeil Partnership because a superior acquisition proposal (as defined in "--Material covenants--No solicitation by Sellers") has been made with respect to that McNeil Partnership (see "--Material covenants--No solicitation by Sellers");

       (b) in respect of any one or more of the Pre-Closing Removable McNeil Partnerships which WXI/McN Realty has not designated in writing as an Included Partnership by a certain date (see "--Conditions to closing--Removal notices"); or

       (c) in respect of any one or more of the Removable McNeil
    Partnerships with respect to which WXI/McN Realty has not designated in writing as Included Partnership Matters all of the matters described in the Matter Removal Notice by a certain date (see "--Conditions to closing--Removal notices"); or

     (4) by WXI/McN Realty with respect to a McNeil Partnership, if the general partner of that McNeil Partnership:

       (a) has failed to recommend to the limited partners of that McNeil Partnership the approval of the merger proposal, in connection with an acquisition proposal by a third party in respect of that McNeil Partnership;

       (b) has withdrawn or modified in a manner adverse to WXI/McN Realty its approval or recommendation that the limited partners of that McNeil Partnership approve the merger proposal, in connection with an acquisition proposal for that McNeil Partnership; or

       (c) has approved or recommended an acquisition proposal for that McNeil Partnership.

 Effect of termination of the Master Agreement

   If the Master Agreement is validly terminated in its entirety by any Seller or WXI/McN Realty as described above under "--Termination of the Master Agreement--Right to terminate the Master Agreement," or is validly terminated by any Seller or WXI/McN Realty with respect to one or more McNeil Partnerships as described above under "--Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships," the Master Agreement will become null and void and of no further force or effect, in its entirety if it is terminated in its entirety or with respect to one or more McNeil Partnerships if it is terminated with respect to those McNeil Partnerships, as the case may be, and none of Sellers or WXI/McN Realty, or any of their respective subsidiaries, or any of their respective partners, stockholders, members, equity holders, directors, officers, employees, affiliates, agents, representatives, successors or assigns will have any liability or obligation under the Master Agreement except that:

  . in the case of termination of the Master Agreement in its entirety, any obligations of the parties to the Master Agreement relating to the following will survive termination of the Master Agreement: confidentiality; fees and expenses; effect of termination; nonsurvival of representations, warranties and covenants; no recourse of WXI/McN Realty and related parties to parties other than Sellers; payment of break-up fee; reimbursement of expenses; and the provisions set forth in
   Article XI of the Master Agreement;

  . one or more of Sellers or WXI/McN Realty may have liability to one or more of Sellers or WXI/McN Realty if the basis of the termination is a willful, material breach by one or more of Sellers or WXI/McN Realty of one or more of the provisions of the Master Agreement; and

  . in the case of termination of the Master Agreement in respect of a McNeil
    Partnership, the liabilities and obligations of the parties to the Master Agreement with respect to the other McNeil Partnerships will remain in effect, and any obligations of the parties to the Master Agreement relating to the following will survive termination of the Master Agreement in respect of that McNeil Partnership: confidentiality; correction and satisfaction of specified items relating to title; public announcements; fees and expenses; binding effect of Stanger allocations; effect of termination; nonsurvival of representations, warranties and covenants; no recourse of WXI/McN Realty and related parties to parties other than Sellers; payment of break-up fee; reimbursement of expenses; and the provisions set forth in Article XI of the Master Agreement.

   The confidentiality agreement entered into as of March 25, 1999 among Whitehall, McNeil Partners and McREMI will continue in effect notwithstanding the termination of the Master Agreement in its entirety or the termination of the Master Agreement with respect to one or more McNeil Partnerships. WXI/McN Realty's obligation to hold any nonpublic information relating to Sellers or the McNeil Partnerships' subsidiaries or any of their respective businesses or properties in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, and the obligation of WXI/McN Realty to cause its subsidiaries and affiliates and each of its and their officers, employees, accountants, counsel, financial advisors and other representatives to do the same, will survive the termination of the Master Agreement in its entirety and the termination of the Master Agreement with respect to one or more McNeil Partnerships. Notwithstanding the foregoing, immediately following the closing of the transaction, the rights and obligations under the confidentiality agreement of the parties to the confidentiality agreement will terminate with respect to any participating McNeil Partnership and the subsidiaries of that participating McNeil Partnership.

   WXI/McN Realty has agreed in the Master Agreement that following termination of the Master Agreement in its entirety or with respect to one or more McNeil Partnerships, as the case may be, it will not, and will cause its affiliates not to, oppose or seek to prevent or frustrate any transaction or agreement that Sellers or any of their subsidiaries may propose or enter into relating to any business combination between Sellers and any third party if the Master Agreement is terminated in its entirety, or between Sellers and any third party in respect of one or more excluded McNeil Partnerships if the Master Agreement is terminated in respect of those McNeil Partnerships. Notwithstanding the foregoing, if Goldman, Sachs & Co. and its affiliates, including, without limitation, Whitehall and WXI/McN Realty's managing member, (a) are not using all or any portion of the material provided by the Sellers to Whitehall in connection with Whitehall's evaluation of the transaction in violation of the confidentiality agreement, and (b) are not using all or any portion of the material provided by the Sellers to Whitehall in connection with Whitehall's evaluation of the transaction in any of the activities specified below and (c) are not in violation of their obligation to hold any nonpublic information relating to Sellers or the McNeil Partnerships' subsidiaries or any of their respective businesses or properties in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, and to cause its subsidiaries and affiliates and each of its and their officers, employees, accountants, counsel, financial advisors and other representatives to do the same, then nothing in the Master Agreement will in any manner apply to or restrict the activities of Goldman, Sachs & Co. and its affiliates from engaging in asset management, brokerage, investment advisory, investment banking, financial advisory, anti-raid advisory, financing, trading, market making, arbitrage and other similar activities conducted in the ordinary course of its and its affiliates' business.

Fees and expenses

 General

   Except as described in the following paragraph and in "--Aggregate consideration--Prepayment and assumption of mortgage debt," "--The mergers-- Exchange of certificates," "--Fees and expenses--Partnership break-up fee" and "--Fees and expenses--Reimbursement of expenses," whether or not the transaction is consummated, all costs and expenses incurred in connection with the Master Agreement and the other transaction documents including, without limitation, the fees, expenses and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring those costs and expenses. See "Special Factors--Fees and expenses relating to the transaction."

   Without limiting the generality of the foregoing paragraph, whether or not the transaction is consummated, McREMI has agreed that it will be liable for the transaction expenses incurred by McREMI on behalf of itself and not on behalf of the McNeil Partnerships or the McNeil Partnerships' subsidiaries. Whether or not the transaction is consummated, each McNeil Partnership has agreed that it will be liable for the amount of transaction expenses actually incurred by it on behalf of itself and its subsidiaries and an amount equal to that McNeil Partnership's ratable share of transaction expenses incurred by Sellers that are not specifically identifiable to individual McNeil Partnerships based on the relative percentage set forth in the column "Partnership Percentage" in Table 2 opposite the name of that McNeil Partnership. Notwithstanding the foregoing, a McNeil Partnership which becomes an excluded McNeil Partnership as described in paragraph (2)(a) in "-- Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships" will not be liable for transaction expenses incurred by Sellers following the date on which that McNeil Partnership became an excluded McNeil Partnership as described in such paragraph (2)(a), and the participating McNeil Partnerships will share those transaction expenses ratably, based on the relative percentages set forth in the column "Partnership Percentage" in Table 2 opposite the name of the participating McNeil Partnerships.

 Partnership break-up fee

   In addition, in some circumstances, WXI/McN Realty will receive a break-up fee, calculated on a partnership by partnership basis, up to an aggregate maximum of $18.0 million, if the Master Agreement is terminated with respect to one or more McNeil Partnerships. In the case of termination of the Master Agreement in these circumstances, each McNeil Partnership with respect to which the Master Agreement has been terminated will be severally, but not jointly, liable for payment to WXI/McN Realty of its respective partnership break-up fee. These circumstances are as follows:

     (1) a Seller terminates the Master Agreement with respect to that McNeil Partnership because prior to the approval of the merger proposal by the limited partners of that McNeil Partnership, the general partner of that McNeil Partnership, in the exercise of its good faith judgment as to its fiduciary duties to the limited partners of that McNeil Partnership and, as advised by counsel, determines that it is required to terminate the Master Agreement with respect to that McNeil Partnership because a superior acquisition proposal has been made with respect to that McNeil Partnership (see paragraph 3(a) in "--Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships");

     (2) WXI/McN Realty terminates the Master Agreement with respect to that McNeil Partnership because the general partner of that McNeil Partnership:

    . has failed to recommend to the limited partners of that McNeil
      Partnership the approval of the merger proposal, in connection with an acquisition proposal by a third party in respect of that McNeil Partnership;

    . has withdrawn or modified in a manner adverse to WXI/McN Realty its approval or recommendation that the limited partners of that McNeil Partnership approve the merger proposal, in connection with an acquisition proposal for that McNeil Partnership; or

    . has approved or recommended an acquisition proposal for that McNeil
      Partnership (see paragraphs 4(a), (b) and (c) in "--Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships");

     (3) if each of the following occurs:

    . either (A) a person who is not an affiliate of WXI/McN Realty, Whitehall or WXI/McN Realty's managing member consummates an acquisition of more than 10% of the outstanding limited partner units in that McNeil Partnership following the date of the Master Agreement or (B) a person who is not an affiliate of WXI/McN Realty, WXI/McN Realty's managing member or Whitehall makes an acquisition proposal for that McNeil Partnership;

    . WXI/McN Realty or any Seller terminates the Master Agreement with respect to that McNeil Partnership because, upon a vote at a duly held limited partner meeting or any adjournment of the limited partner meeting for that McNeil Partnership, the requisite approval of the limited partners of that McNeil Partnership of the merger proposal has not been obtained (see paragraph 2(a) in "--Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships"); and

    . that McNeil Partnership enters into a definitive agreement relating to a higher acquisition proposal (as defined below) within six months of that McNeil Partnership becoming an excluded McNeil Partnership; or

     (4) (A) the general partner of that McNeil Partnership as of the date of the Master Agreement is replaced and (B) WXI/McN Realty or any Seller terminates the Master Agreement with respect to that McNeil Partnership because, upon a vote at a duly held limited partner meeting or any adjournment of the limited partner meeting for that McNeil Partnership, the requisite approval of the limited partners of that McNeil Partnership of the merger proposal has not been obtained (see paragraph 2(a) in "-- Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships").

   No partnership break-up fee will be payable by any particular McNeil Partnership merely because the requisite approval of the limited partners of that McNeil Partnership has not been obtained, unless the additional circumstances set forth in paragraph (1), (2), (3) or (4) above also exist.

   As used in this Proxy Statement "higher acquisition proposal" means an acquisition proposal made by one or more persons which are not affiliates of WXI/McN Realty, Whitehall or WXI/McN Realty's managing member with respect to a McNeil Partnership, which WXI/McN Realty and the general partner of that McNeil Partnership jointly determine to be more favorable to the limited partners of that McNeil Partnership from a financial point of view than the merger proposal. Notwithstanding the foregoing, the payment of the partnership break-up fee by such person(s) will not be taken into consideration in determining whether or not that acquisition proposal is more favorable to the limited partners of that McNeil Partnership from a financial point of view than the merger proposal. If WXI/McN Realty and the general partner of the applicable McNeil Partnership are unable to reach agreement as to whether or not that acquisition proposal is more favorable to the limited partners of that McNeil Partnership from a financial point of view than the merger proposal within three business days of that McNeil Partnership's execution of definitive documents relating to that acquisition proposal, then WXI/McN Realty and that McNeil Partnership agree to submit their dispute to the financial advisor, selected as described in the following sentence, whose determination will be final and binding upon all of the parties to the Master Agreement. In the case of a higher acquisition proposal in which the consideration offered to the limited partners is solely cash consideration, the financial advisor will be Stanger & Co., and Stanger & Co. will make its determination within ten business days. In the case of a higher acquisition proposal in which the consideration offered to the limited partners involves non-cash consideration, the financial advisor will be an investment bank which has been selected by the mutual agreement of the parties, or failing that, an investment bank which has been selected jointly by an investment bank selected by McNeil Partners and an investment bank selected by WXI/McN Realty.

   In the case of termination of the Master Agreement as set forth in paragraphs (1) through (4) above, each McNeil Partnership with respect to which the Master Agreement has been terminated will be severally, but not jointly, liable for payment to WXI/McN Realty of a fee equal to the partnership break-up fee set forth opposite the name of that excluded McNeil Partnership in the table below:

                         Partnership
                           break-
      Partnership          up fee
      -----------        -----------
Fund IX................. $ 2,775,600
Fund X..................   2,054,034
Fund XI.................   2,128,896
Fund XII................   1,683,126
Fund XIV................   1,225,314
Fund XV.................   1,202,148
Fund XX.................     179,226
Fund XXI................     575,226
Fund XXII...............     388,926
Fund XXIII..............     192,420

                           Partnership
                             break-
       Partnership           up fee
       -----------         -----------
Fund XXIV................. $   455,472
Fund XXV..................   1,400,540
Fund XXVI.................   1,251,306
Fund XXVII................   1,566,648
Hearth Hollow.............     109,009
Midwest Properties........     353,611
Regency North.............     150,552
Fairfax...................     116,119
Summerhill................     191,827
                           -----------
  Total................... $18,000,000

   The partnership break-up fees set forth in the foregoing table were calculated based on the percentage set forth in the column "Partnership Percentage" in Table 2 opposite the name of each McNeil Partnership. Each excluded McNeil Partnership will be severally liable for payment of its partnership break-up fee as set forth in the foregoing table and no other party to the Master Agreement will have any liability to WXI/McN Realty or to an excluded McNeil Partnership for the partnership break-up fee of that excluded McNeil Partnership.

   Any payment of a partnership break-up fee required to be made as a result of termination of the Master Agreement pursuant to paragraph (1) or (2) above will be made not later than the earlier of (a) 90 days after the date of the termination of the Master Agreement pursuant to paragraph (1) or (2) above and
(b) three business days after the date on which a definitive agreement relating to an acquisition proposal is entered into. Any payment of a partnership break-up fee required to be made pursuant to paragraph (1) or (2) above will accrue interest at 10% per annum, compounded annually, from the date of the termination of the Master Agreement pursuant to paragraph (1) or (2) above, and no distribution or other payment will be made to the general partner or any limited partner of that excluded McNeil Partnership until the partnership break-up fee and the related accrued interest is paid in full.

   Any payment of a partnership break-up fee required to be made as a result of termination of the Master Agreement pursuant to paragraph (3) above will be made not later than the earlier of (a) 90 days after the date of the termination of the Master Agreement pursuant to paragraph (3) above and (b) three business days after the date on which a definitive agreement relating to a higher acquisition proposal is entered into. Any payment required to be made pursuant to paragraph (4) above will be made not later than three business days after the date of the termination of the Master Agreement in respect of that excluded McNeil Partnership pursuant to paragraph (4) above. Any payment of the partnership break-up fee required to be made pursuant to paragraph (3) or (4) above will accrue interest at 10% per annum, compounded annually, from the date that payment is due, and no distribution or other payment will be made to the general partner or any limited partner of that excluded McNeil Partnership until the partnership break-up fee and the related accrued interest is paid in full.

   The payment of the partnership break-up fee with respect to an excluded McNeil Partnership is compensation and liquidated damages for any loss suffered by WXI/McN Realty or any one or more of its affiliates or subsidiaries as a result of the failure of the transaction with respect to that excluded McNeil Partnership to be consummated and to avoid the difficulty of determining damages under the circumstances, and will be the sole and exclusive remedy of WXI/McN Realty, its affiliates and subsidiaries against Sellers and the McNeil Partnerships' subsidiaries and their respective subsidiaries, partners, stockholders, members, equity holders, directors, officers, employees, affiliates, agents, representatives, successors and assigns with respect to the occurrence giving rise to that payment.

   Any receipt by WXI/McN Realty of any one or more partnership break-up fees will offset any obligation of Sellers to pay WXI/McN Realty's expenses as described below in "--Fees and expenses--Reimbursement of expenses--WXI/McN Realty's reimbursable expenses."

   Notwithstanding the foregoing paragraphs, WXI/McN Realty will not be entitled to receive any partnership break-up fee if at the time any party to the Master Agreement terminates the rights and obligations under the Master Agreement in respect of one or more excluded McNeil Partnerships as described in "--Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships," WXI/McN Realty had breached any of its representations, warranties, covenants, obligations or agreements set forth in the Master Agreement and, as a result, the conditions set forth in paragraph (1) or (2) in "--Conditions to closing--Conditions to Sellers' obligations to close" cannot be satisfied by June 24, 2000.

 Reimbursement of expenses

  WXI/McN Realty's reimbursable expenses

   Sellers are required to pay WXI/McN Realty's and its affiliates' actual, reasonable out-of-pocket expenses incurred in connection with the transaction if:

     (1) (a) notwithstanding the satisfaction or waiver of all of the conditions set forth in "--Conditions to closing--Conditions to each party's obligations to close" and "--Conditions to closing--Conditions to Sellers' obligations to close," Sellers, exclusive of any excluded McNeil Partnership, fail to consummate the transaction prior to June 24, 2000; or

       (b) Sellers have failed to use their reasonable best efforts to satisfy the conditions set forth in "--Conditions to closing-- Conditions to each party's obligations to close" and "--Conditions to closing--Conditions to Sellers' obligations to close;" and

     (2) WXI/McN Realty terminates the Master Agreement because:

        (a) the closing has not occurred on or before June 24, 2000 (see paragraph (2)(b) in "--Termination of the Master Agreement--Right to terminate the Master Agreement"); or

        (b) a Seller:

              . materially breaches any of its representations, warranties, covenants, obligations or agreements set forth in the Master Agreement,

              . that breach cannot be or is not remedied within 30 days after written notice of that breach is given by WXI/McN Realty, and

              . the conditions set forth in paragraphs (1), (2) and (3) in "--
                Conditions to closing--Conditions to WXI/McN Realty's obligations to close" cannot be satisfied by June 24, 2000 (see paragraph (4) in "--Termination of the Master Agreement-- Right to terminate the Master Agreement").

   Sellers' obligation to pay WXI/McN Realty's expenses is limited to an amount equal to the lesser of (a) $1,500,000 and (b) WXI/McN Realty's and its affiliates' actual, reasonable out-of-pocket expenses incurred in connection with the transaction, including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses. Sellers will be jointly and severally liable for the payment of those expenses.

   Notwithstanding the forgoing, Sellers will not be obligated to pay WXI/McN Realty's expenses if, at the time of termination of the Master Agreement by WXI/McN Realty as described in paragraph (2) above, Sellers would have been entitled to terminate the Master Agreement because WXI/McN materially breached one or more of its representations, warranties, covenants, obligations or agreements set forth in the Master Agreement, that breach cannot be or is not remedied within 30 days after written notice of that breach is given by any

Seller, and the conditions set forth in paragraphs (1) and (2) in "--Conditions to closing--Conditions to Sellers' obligations to close" cannot be satisfied by June 24, 2000 (see paragraph (3) in "--Termination of the Master Agreement-- Right to terminate the Master Agreement"). Any payment of WXI/McN Realty's expenses required to be made by Sellers is required to be made not later than 90 days after Sellers have received reasonably detailed documents from WXI/McN Realty evidencing those costs and expenses.

   Notwithstanding the foregoing paragraphs, any receipt by WXI/McN Realty of any one or more partnership break-up fees will offset any obligation of Sellers to pay WXI/McN Realty's expenses.

   Notwithstanding the foregoing paragraphs, WXI/McN Realty will not be entitled to receive any reimbursement of expenses by Sellers if at the time any party to the Master Agreement terminates the rights and obligations under the Master Agreement in respect of one or more excluded McNeil Partnerships as described in "--Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships," WXI/McN Realty had breached any of its representations, warranties, covenants, obligations or agreements set forth in the Master Agreement and, as a result, the conditions set forth in paragraph (1) or (2) under "--Conditions to closing--Conditions to Sellers' obligations to close" cannot be satisfied by June 24, 2000.

  Sellers' reimbursable expenses

   WXI/McN Realty is required to pay Sellers' actual, reasonable out-of-pocket expenses incurred in connection with the transaction if:

     (1) (a) notwithstanding the satisfaction or waiver of all of the conditions set forth in "--Conditions to closing--Conditions to each party's obligations to close" and "--Conditions to closing--Conditions to WXI/McN Realty's obligations to close," WXI/McN Realty fails to consummate the transaction prior to June 24, 2000; or

       (b) WXI/McN Realty has failed to use its reasonable best efforts to satisfy the conditions set forth in "--Conditions to closing-- Conditions to each party's obligations to close" and "--Conditions to closing--Conditions to WXI/McN Realty's obligations to close;" and

     (2) Sellers terminate the Master Agreement because:

       (a) the closing has not occurred on or before June 24, 2000 (see paragraph (2)(b) in "--Termination of the Master Agreement--Right to terminate the Master Agreement"); or

       (b) WXI/McN Realty:

              . materially breaches any of its representations, warranties, covenants, obligations or agreements set forth in the Master Agreement,

              . that breach cannot be or is not remedied within 30 days after written notice of that breach is given by any Seller, and

              . the conditions set forth in paragraphs (1) and (2) in "--
                Conditions to closing--Conditions to Sellers' obligations to close" cannot be satisfied by June 24, 2000 (see paragraph (3) in "--Termination of the Master Agreement--Right to terminate the Master Agreement").

   WXI/McN Realty's obligation to pay Sellers' expenses is limited to an amount equal to the lesser of (a) $1,500,000 and (b) Sellers' actual, reasonable out-of-pocket expenses incurred in connection with the transaction, including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses.

   Notwithstanding the forgoing, WXI/McN Realty will not be obligated to pay Sellers' expenses if, at the time of termination of the Master Agreement by Sellers as described in paragraph (2) above, WXI/McN Realty would have been entitled to terminate the Master Agreement because a Seller materially breached one or more of its representations, warranties, covenants, obligations or agreements set forth in the Master Agreement, that breach cannot be or is not remedied within 30 days after written notice of that breach is given by WXI/McN Realty, and the conditions set forth in paragraphs (1), (2) and (3) in "--Conditions to closing--Conditions to WXI/McN Realty's obligations to close" cannot be satisfied by June 24, 2000 (see paragraph (4) in "-- Termination of the Master Agreement--Right to terminate the Master Agreement"). Any payment of Sellers' expenses required to be made by WXI/McN Realty is required to be made not later than 90 days after WXI/McN Realty has received reasonably detailed documents from Sellers evidencing those costs and expenses.

Amendments, modification, waiver; reservation of right to revise the transaction

   The Master Agreement may be amended only by an instrument or instruments in writing signed (i) by a majority of the number of participating McNeil Partnerships as of the date of the amendment and (ii) by each of the other parties hereto (other than the McNeil Partnerships); provided, however, that no amendment to the Master Agreement which materially and adversely affects the rights and obligations of a participating McNeil Partnership under the Master Agreement shall be effective against that participating McNeil Partnership unless that amendment is signed by that participating McNeil Partnership. The Master Agreement may be amended as described in the immediately preceding sentence at any time (a) before or after any requisite approvals of the respective partners, limited partners or stockholders, as the case may be, of each of the parties are obtained and (b) prior to the filing of any of the merger certificates. However, after the requisite approvals of the limited partners of any McNeil Partnership are obtained, no amendment, modification or supplement shall be made which by law requires the further approval of those limited partners without obtaining that further approval.

   At any time prior to the effective time of the mergers, the parties to the Master Agreement may in writing (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party, or (c) waive compliance with any of the agreements or conditions of any other party, in each case, contained in the Master Agreement, the other transaction documents or in any document delivered pursuant to the Master Agreement or the other transaction documents. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of that party. The failure of any party to the Master Agreement to assert any of its rights under the Master Agreement or otherwise will not constitute a waiver of those rights.

   Sellers and WXI/McN Realty may agree in writing to change the method of effecting the business combination between any one or more Sellers and WXI/McN Realty, including to provide for different forms of merger. Each party to the Master Agreement is required to cooperate in those efforts. However, no change may (a) alter or change the amount or kind of consideration to be received by limited partners or general partners of the participating McNeil Partnerships,
(b) adversely affect the proposed tax treatment to limited partners or general partners of the participating McNeil Partnerships or (c) materially delay the consummation of the mergers or the other transactions contemplated by the Master Agreement.

                       WXI/McN REALTY OPERATING AGREEMENT

   This section of the Proxy Statement describes material provisions of the WXI/McN Realty Operating Agreement. The description of the WXI/McN Realty Operating Agreement contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the form of the WXI/McN Realty Operating Agreement attached to this Proxy Statement as Appendix B, and which is incorporated in this Proxy Statement by reference. Limited partners of the Partnership are urged to read carefully the form of the WXI/McN Realty Operating Agreement in its entirety.

   The Master Agreement provides that at the effective time of the mergers, McNeil Partners and WXI/McN Realty's managing member will enter into the WXI/McN Realty Operating Agreement which will govern the relationship between McNeil Partners and WXI/McN Realty's managing member following the effective time of the mergers.

Membership interests

   The WXI/McN Realty Operating Agreement provides for the issuance of five classes of membership interests in WXI/McN Realty, depending on the amount of financing obtained by WXI/McN Realty as of the closing and the amount of the capital contributions made by McNeil Partners. Each class of membership interests will entitle its holder to receive a specified percentage return on its investment in WXI/McN Realty and to receive distributions of WXI/McN Realty's net cash flow and net proceeds from capital transactions in the priority set forth in the WXI/McN Realty Operating Agreement. Consequently, McNeil Partners and the other McNeil Affiliates, through their ownership of partnership interests in McNeil Partners, will have a significant interest in WXI/McN Realty and will continue to have the opportunity to participate in and to benefit from, up to a specific capped return on their investment, future earnings growth and increases in the value of the participating McNeil Partnerships and their properties, and any other assets acquired by WXI/McN Realty and its subsidiaries.

   The opportunity of the McNeil Affiliates to participate in any future earnings growth of WXI/McN Realty is limited to the percentage return on investment to which McNeil Partners is entitled. This percentage return is limited to 14% or 15% per annum, depending on the amount of McNeil Partners' initial capital contribution to WXI/McN Realty. WXI/McN Realty's managing member is entitled to receive all returns in excess of the stated return which the members are entitled to receive under the WXI/McN Realty Operating Agreement. See "--Distributions to members of WXI/McN Realty."

   A summary of the five classes of membership interests in WXI/McN Realty, including the percentage returns on investment to which the holders of those interests are entitled, is set forth below. In calculating the returns on investment, the amount of the investment will be reduced by the sum of all distributions of net cash flow and net proceeds from capital transactions made pursuant to the WXI/McN Realty Operating Agreement to the holders of the class of interests corresponding to that investment.

 McNeil Class A Interests

   The McNeil Class A Interests will be issued in consideration for the McNeil Class A Investment. The McNeil Class A Investment is the portion of McNeil Partners' initial capital contribution equal to the greater of: (1) the aggregate consideration allocated by Stanger & Co. to the general partner interests in the participating McNeil Partnerships, the limited partner interests in the Affiliated McNeil Partnerships, the assets of McNeil Partners related to the participating McNeil Partnership and certain assets of McREMI contributed to WXI/McN Realty and its subsidiaries and (2) the Minimum Investment. "Minimum Investment" means the product determined by multiplying $60 million by the sum of the percentages set forth in the column "Partnership Percentage" in Table 2 opposite the name of each participating McNeil Partnership. See "Special Factors--Interests of certain persons in matters to be acted upon; conflicts of interest--Equity interest of McNeil Partners in WXI/McN Realty."

   The rate of return on the McNeil Class A Investment is equal to 14% per annum, compounded annually, if McNeil Partners' initial capital contribution is less than the $70 Million Threshold (as defined below). If McNeil Partners' initial capital contribution is equal to or greater than the $70 Million Threshold, the rate of return on the McNeil Class A Investment is 15% per annum, compounded annually. The "$70 Million Threshold" means the product determined by multiplying $70 million by the sum of the percentages set forth in the column "Partnership Percentage" in Table 2 opposite the name of each participating McNeil Partnership.

 McNeil Class B Interests

   The McNeil Class B Interests will be issued in consideration for the McNeil Class B Investment. The McNeil Class B Investment is the sum of (1) the portion of McNeil Partners' initial capital contribution, if any, that was not included in the McNeil Class A Investment or the McNeil Class C Investment (as described below) and (2) additional capital contributions made by McNeil Partners. McNeil Partners does not have the right to make additional capital contributions to WXI/McN Realty except in some limited circumstances.

   The rate of return on the McNeil Class B Investment is the same as the rate of return on the McNeil Class A Investment.

 McNeil Class C Interests

   The McNeil Class C Interests will be issued in consideration for the McNeil Class C Investment. The McNeil Class C Investment is the portion of McNeil Partners' initial capital contribution that is in excess of the $70 Million Threshold. Notwithstanding the foregoing, McNeil Partners will receive no McNeil Class C Interests unless McNeil Partners' initial capital contribution equals or exceeds the product determined by multiplying $75 million by the sum of the percentages set forth in the column "Partnership Percentage" in Table 2 opposite the name of each participating McNeil Partnership.

   The rate of return on the McNeil Class C Investment is 13% per annum, compounded annually.

 Whitehall Class A Interests

   The Whitehall Class A Interests will be issued in consideration for the Whitehall Class A Investment. The Whitehall Class A Investment is the sum of
(1) the portion of Whitehall's initial capital contribution that was not included in the Whitehall Class B Investment and (2) the portion of any additional capital contribution made by Whitehall that was not included in the Whitehall Class B Investment (as described below).

   The rate of return on the Whitehall Class A Investment is the same as the rate of return on the McNeil Class A Investment and the McNeil Class B Investment.

 Whitehall Class B Interests

   The Whitehall Class B Interests will be issued in consideration for the Whitehall Class B Investment. The Whitehall Class B Investment is the portion of Whitehall's capital contribution equal to the sum of (1) the portion of Whitehall's initial capital contribution that, if treated as "preferred equity financing" (as defined below), would cause the total debt to total value ratio of WXI/McN Realty to equal 80% and (2) the portion of any additional capital contribution to fund working capital expenses that if treated as preferred equity financing would cause the total debt to total value ratio of WXI/McN Realty with respect to amounts used or incurred to funding working capital expenses to equal 80%. The Whitehall Class B Investment is capped at approximately $95 million, assuming all of the McNeil Partnerships participate in the transaction. If one or more of the McNeil Partnerships do not participate in the transaction, this cap will be reduced by the expected preferred equity financing amounts that have been determined by WXI/McN Realty with respect to each of the non-participating McNeil Partnerships.

   The rate of return on the Whitehall Class B Investment is 14% per annum, compounded annually.

  "Preferred equity financing" as used in this Proxy Statement means (1) debt incurred by WXI/McN Realty or its subsidiaries secured by equity interests in one or more of WXI/McN Realty's subsidiaries or (2) preferred equity issued by any of WXI/McN Realty's subsidiaries, which by its terms has a final redemption or maturity date.

 Distributions to members of WXI/McN Realty

   Each class of membership interests in WXI/McN Realty entitles its holder to receive distributions of WXI/McN Realty's net cash flow and net proceeds from capital transactions in the priority set forth in the WXI/McN Realty Operating Agreement. These priorities are summarized in the table below:

                                           Distributions of Net Proceeds from
                                                  Capital Transactions
   Distributions of Net Cash Flow
                                          1. Repayment of senior indebtedness
1. Payment of the 14% return on the          secured by any property that is
   Whitehall Class B Interests.              the subject of the capital
                                             transaction and any other amounts
2. Payment of the 13% return on the          required to be paid as a result
   McNeil Class C Interests.                 of that capital transaction
                                             pursuant to the terms of any loan
3. Payment of the 14% return on the          agreement or preferred equity
   McNeil Class B Interests and the          financing document to which
   McNeil Class A interests pro              WXI/McN Realty or any of its
   rata.                                     subsidiaries is a party.

4. Payment of the portfolio advisory      2. Payment of any accrued and unpaid
   fee to WXI/McN Realty's portfolio         return on the Whitehall Class B
   advisor. The portfolio advisory           Interests.
   fee is equal to 1% per annum of
   the average monthly balance of         3. Payment of any accrued and unpaid
   WXI/McN Realty's assets,                  return on the McNeil Class C
   calculated as set forth in the            Interests.
   WXI/McN Realty Operating
   Agreement. See "Special Factors--      4. Payment of any accrued and unpaid
   Plans for the McNeil Partnerships         return on the McNeil Class A
   that participate in the                   Interests and the McNeil Class B
   transaction."                             Interests, pro rata.

5. Payment of the 14% return on the       5. Payment of any accrued and unpaid
   Whitehall Class A Interests.              portfolio advisory fee. The
                                             portfolio advisory fee accrues at
6. To holders of the Whitehall Class         a rate equal to 6% per annum,
   B Interest to return the                  compounded annually.
   Whitehall Class B Investment.
                                          6. Payment of any accrued and unpaid
7. To holders of the McNeil Class C          return on the Whitehall Class A
   Interest to return the McNeil             Interests.
   Class C Investment (provided that
   for the first five years               7. Return of the Whitehall Class B
   following the closing, McNeil             Investment.
   Partners may elect to defer the
   return of its McNeil Class C           8. Return of the McNeil Class C
   Investment).                              Investment (provided that for the
                                             first five years following the
8. If the amount of McNeil Partners'         closing, McNeil Partners may
   initial capital contribution is           elect to defer the return of its
   equal to or greater than the $70          McNeil Class C Investment).
   Million Threshold, pro rata to
   holders of the McNeil Class A          9. If the amount of McNeil Partners'
   Interests, McNeil Class B                 initial capital contribution is
   Interests and Whitehall Class A           equal to or greater than the $70
   Interests to achieve the 15%              Million Threshold, payment of any
   return.                                   accrued and unpaid 15% return on
                                             the McNeil Class A Interests,
9. Pro rata return of the McNeil             McNeil Class B Interests and
   Class A Investment, the McNeil            Whitehall Class A Interests, pro
   Class B Investment and the                rata.
   Whitehall Class A Investment, in
   proportion to the balances of the      10. Return of the McNeil Class A
   McNeil Class A Investment, the             Investment, the McNeil Class B
   McNeil Class B Investment and the          Investment and the Whitehall
   Whitehall Class A Investment.              Class A Investment, pro rata.

10. 100% to the Whitehall Class A         11. 100% to the Whitehall Class A
    Interests.                                Interests.

Supermajority voting rights

   Under the terms of the WXI/McN Realty Operating Agreement, following the effective time of the mergers, McNeil Partners will have the right to designate two of the five members of WXI/McN Realty's board of managers. The remaining three members will be designated by WXI/McN Realty's managing member. Action by WXI/McN Realty's board of managers generally will require the affirmative vote of three of the five managers. However, some actions of WXI/McN Realty's board of managers will require a supermajority vote of four of the five managers. Therefore, McNeil Partners will have a right to veto any transactions that require a supermajority vote of WXI/McN Realty's board of managers. These transactions include:

  . material changes in WXI/McN Realty or its membership, including:

    --amendment or repeal of the WXI/McN Realty Operating Agreement;

    --a change in the nature of WXI/McN Realty's business;

    --liquidation or dissolution of WXI/McN Realty except following disposition of all of its assets;

    --commencement of bankruptcy or a similar proceeding involving WXI/McN
      Realty or a significant number of its subsidiaries or properties; and

    --admission of a new member to WXI/McN Realty, transfer of interests in WXI/McN Realty, or admission of new members, partners or stockholders to a significant number of WXI/McN Realty's subsidiaries;

  . transactions with potential negative tax effects on McNeil Partners on or prior to the fifth anniversary of the closing date, including:

    --mergers, consolidations, sales, non-ordinary course leases or transfers of assets involving multifamily properties;

    --transfers of membership interests in WXI/McN Realty or a change of control of WXI/McN Realty; and

    --repayment, refinancing or amendment of any loan agreement to the extent it would result in McNeil Partners' share of "qualified nonrecourse liabilities" being less than a minimum threshold; and

  . certain transactions with affiliates of WXI/McN Realty, WXI/McN Realty's managing member, Whitehall or Goldman, Sachs & Co. including:

    --entering into or amending any transaction outside the ordinary course with affiliates of WXI/McN Realty, other than retaining Goldman, Sachs & Co. as exclusive financial advisor and Archon as portfolio advisor or property manager;

    --entering into or amending any non-market transaction outside the ordinary course with affiliates of WXI/McN Realty; and

    --entering into a transaction in which WXI/McN Realty's managing member or Whitehall becomes the owner of an interest in any subsidiary of WXI/McN Realty, other than as a result of its ownership of interests in WXI/McN Realty or as a result of providing preferred equity financing.

Management of WXI/McN Realty and its managing member

   WXI/McN Realty is a Delaware limited liability company. The business and affairs of WXI/McN Realty are controlled by WXI/MNL Real Estate, L.L.C., a Delaware limited liability company which is currently the sole member of WXI/McN Realty. After the effective time of the mergers, WXI/MNL Real Estate and McNeil Partners will be the sole members of WXI/McN Realty, and WXI/MNL Real Estate will be the sole managing member of WXI/McN Realty. Following the effective time of the mergers, McNeil Partners will have rights to representation on the board of managers of WXI/McN Realty and to approve some transactions involving WXI/McN Realty or the participating McNeil Partnerships, in each case as described above in "--Supermajority voting rights."

   WXI/MNL Real Estate was formed in connection with the formation of WXI/McN Realty. WXI/MNL Real Estate is owned 99% by Whitehall, a Delaware limited partnership that was formed for the purpose of investing in debt and equity interests in real estate assets and businesses. WH Advisors, L.L.C. XI, a Delaware limited liability company ("WH Advisors"), acts as the sole general partner of Whitehall. Goldman, Sachs & Co., a New York limited partnership, is an investment banking firm and a member of the New York Stock Exchange, Inc. and other national exchanges. Goldman, Sachs & Co. is the investment manager for Whitehall. The Goldman Sachs Group, Inc. is a Delaware corporation and holding company that, directly or indirectly through subsidiaries or affiliated companies or both, is a leading investment banking organization and is a successor-in-interest to The Goldman Sachs Group, L.P., which was merged with and into The Goldman Sachs Group, Inc. on May 7, 1999. The Goldman Sachs Group, Inc. owns directly and indirectly all of the partnership interests in Goldman, Sachs & Co. and is the sole member of WH Advisors.

   The principal business address of WXI/MNL Real Estate, L.L.C., Whitehall, WH Advisors, Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. is 85 Broad Street, New York, New York 10004. The name, business address, present principal occupation or employment and the citizenship of each manager and executive officer of WXI/MNL Real Estate, L.L.C., each manager and executive officer of WH Advisors and each director of The Goldman Sachs Group, Inc. is set forth in "Controlling Persons, Directors and Executive Officers of McNeil Partners, McNeil Investors, WXI/MNL Real Estate, L.L.C., WH Advisors, L.L.C. XI and The Goldman Sachs Group, Inc."

                 OTHER AGREEMENTS BETWEEN THE McNEIL AFFILIATES
                        AND AFFILIATES OF WXI/McN REALTY

Indemnification and pledge agreement

   The Master Agreement provides that on the closing date of the transaction, McNeil Partners and WXI/McN Realty's managing member will enter into an Indemnification and Pledge Agreement. Under the Indemnification and Pledge Agreement, McNeil Partners, and, under some circumstances, Robert A. McNeil, has agreed to indemnify WXI/McN Realty's managing member and some of its affiliates for all actual and out-of-pocket costs, expenses, judgments, fines, losses, claims, damages and liabilities arising from certain matters. See "Special Factors--Effects of the transaction--Benefits and detriments to the McNeil Affiliates."

   These matters include the following:

  . claims made in derivative or class action lawsuits or both, other than lawsuits relating to hazardous materials or any violation of any environmental law, filed prior to the closing date of the transaction against one or more of McREMI, the participating McNeil Partnerships and their affiliates;

  . any litigation challenging the fairness of the transaction or challenging the fairness of the bidding process leading up to the transaction;

  . lawsuits, other than lawsuits relating to hazardous materials or any violation of any environmental law, brought by persons who were limited partners of a participating McNeil Partnership prior to the closing of the transaction against that participating McNeil Partnership's general partner, the subsidiary of WXI/McN Realty which replaced that general partner or their affiliates for breach of fiduciary duty, usurping of partnership opportunity or similar breach of care or loyalty claims, which allege a disproportionate economic or personal benefit has accrued to the McNeil Affiliates or their affiliates to the detriment of those limited partners and which was not otherwise protected by the business judgment rule (in other words, acts of self-dealing or acts contrary to the best interests of the McNeil Partnership);

  . any exercise of any statutory dissenters' rights or statutory rights of appraisal by limited partners of the participating McNeil Partnerships in connection with the mergers, to the extent that the aggregate amount of actual and out-of-pocket costs, expenses, judgments, fines, losses, claims, damages and liabilities exceeds the portion of the merger consideration which the dissenting limited partner had the right to receive and which was not paid to the dissenting limited partner;

  . any obligations of McNeil Partners under any landlord estoppels delivered by McNeil Partners to WXI/McN Realty to satisfy the condition to closing requiring the delivery of commercial tenant estoppels (see "The Master Agreement--Conditions to closing--Conditions to WXI/McN Realty's obligations to close");

  . any breach by McNeil Partners of its obligations to indemnify WXI/McN Realty from obligations incurred by McNeil Partners or McNeil Investors prior to the closing date of the transaction as an indemnitor under some existing indemnification obligations and agreements relating to mortgage debt on McNeil Partnership properties (see "The Master Agreement-- Material covenants--Replacement indemnification agreements"); and

  . any payment required to be made by an affiliate of WXI/McN Realty's managing member, as the indemnifying party, to other affiliates of WXI/McN Realty, as the indemnified parties, which the affiliate of WXI/McN Realty's managing member has agreed to indemnify for the same matters for which McNeil Partners, and, under some circumstances, Robert
     A. McNeil, has agreed to indemnify WXI/McN Realty's managing member.

   To secure the payment of McNeil Partners' indemnification obligations described above, McNeil Partners has agreed to pledge and grant a security interest in its McNeil Class A Interests to WXI/McN Realty's managing member for the benefit of the affiliates of WXI/McN Realty that are being indemnified under the

Indemnification and Pledge Agreement and under the indemnification agreement between the affiliate of WXI/McN Realty's managing member and the other affiliates of WXI/McN Realty described in the final bullet point above. See "WXI/McN Realty Operating Agreement--Membership interests." The sole recourse of WXI/McN Realty and each of the other indemnified parties against McNeil Partners with respect to the indemnifiable matters is against the pledged interests. If McNeil Partners' investment in WXI/McN Realty with respect to the pledged interests decreases below a minimum threshold amount because of the receipt of a distribution of capital from WXI/McN Realty with respect to the pledged interests or because all of the pledged interests are "cashed out" or exchanged for non-cash consideration, cash consideration or both pursuant to the terms of the WXI/McN Realty Operating Agreement, McNeil Partners has agreed to cause Robert A. McNeil to execute and deliver to WXI/McN Realty's managing member a personal indemnity for the amount necessary to make up the difference between that minimum threshold amount and the amount of the investment, taking into account any such personal indemnities previously delivered by Robert A. McNeil.

   The indemnification obligations of McNeil Partners and Robert A. McNeil described above will terminate on the earlier of:

  . the later of the fifth anniversary of the closing date of the transaction and the date of the final determination, after expiration of all appeals, of all indemnified proceedings commenced prior to the fifth anniversary of the closing date of the transaction and payment of all indemnifying amounts with respect to those proceedings, and

  . subject to the delivery by Robert A. McNeil of the personal indemnity described above, the date on which all of the pledged interests are "cashed out" or exchanged for non-cash consideration, cash consideration or both pursuant to the terms of the WXI/McN Realty Operating Agreement.

Whitehall standstill agreement

   On March 25, 1999, Whitehall, McNeil Partners and McREMI entered into a confidentiality agreement. In the confidentiality agreement, Whitehall, its affiliates and subsidiaries agreed that for a period until and including March 25, 2000, Whitehall, its affiliates and subsidiaries would not, without the prior written consent of McNeil Partners, McREMI, Robert A. McNeil and their affiliates, take certain actions with respect to McNeil Partners, McNeil Investors, McREMI, McNeil Summerhill, Inc., the McNeil Partnerships or their subsidiaries. To induce Sellers and Robert A. McNeil to enter into the Master Agreement, on June 24, 1999, Whitehall agreed to an extension to December 31, 2000 of the standstill provision contained in the confidentiality agreement. The agreement extending Whitehall's standstill provision contained in the confidentiality agreement provides that for the period commencing on June 24, 1999 and ending on and including December 31, 2000, Whitehall, its affiliates and subsidiaries will not, without the prior written consent of McNeil Partners, take any of those actions prohibited by the standstill provision in the confidentiality agreement, subject to limited exceptions.

   The prohibited actions include, among others:

  . acquiring, attempting to acquire or making an offer with respect to, or a proposal to acquire, directly or indirectly, any securities or property of Sellers or the McNeil Partnerships' subsidiaries, except as expressly contemplated by the Master Agreement as a result of the consummation of the transaction;

  . proposing to enter into, directly or indirectly, any merger or business combination involving any of Sellers or the McNeil Partnerships' subsidiaries or the purchase, directly or indirectly, of any of the assets of Sellers or the McNeil Partnerships' subsidiaries, except as expressly contemplated by the Master Agreement as a result of the consummation of the transaction;

  . making or in any way participating, directly or indirectly, in any "solicitation" of "proxies," as those terms are used in the SEC proxy rules, to vote, or seek to advise or influence any person with respect to the voting of any securities of any of Sellers or the McNeil Partnerships' subsidiaries, except as contemplated by this Proxy Statement;

  . forming, joining or otherwise participating in a "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, with respect to any voting securities of any of Sellers or the McNeil Partnerships' subsidiaries;

  . otherwise acting, alone or in concert with others, to seek to control or influence the management or policies of Sellers or the McNeil Partnerships' subsidiaries or the McNeil Investors board of directors, except as expressly contemplated by the Master Agreement as a result of the consummation of the transaction;

  . disclosing any intention, plan or arrangement inconsistent with the foregoing; or

  . loaning money to, advising, assisting or encouraging any person in connection with any of the actions described above.

                OTHER AGREEMENTS WITH RESPECT TO THE TRANSACTION

   This section of the Proxy Statement describes some of the provisions of the Icahn Voting and Standstill Agreement entered into among the McNeil Partnerships, McNeil Partners, McNeil Investors, McREMI, Robert A. McNeil, Carole J. McNeil, Carl C. Icahn, High River, Unicorn, Riverdale and Longacre. See "Special Factors--Events subsequent to the execution of the Master Agreement--Icahn Voting and Standstill Agreement." The description of the Icahn Voting and Standstill Agreement contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the Icahn Voting and Standstill Agreement which has been filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed by the Partnership, McNeil Partners, McNeil Investors, Robert A. McNeil, WXI/McN Realty, WXI/MNL Real Estate and Whitehall in connection with the transaction. See "Where You Can Find More Information."

Voting agreement of the Icahn parties

   On December 7, 1999, in consideration of the execution and delivery of the settlement agreement, Carl C. Icahn, High River, Unicorn, Riverdale and Longacre (collectively referred to in this discussion as the "Icahn parties") entered into the Icahn Voting and Standstill Agreement with the McNeil Partnerships, McNeil Partners, McNeil Investors, McREMI, Robert A. McNeil and Carole J. McNeil (collectively referred to in this discussion as the "McNeil parties") with respect to the limited partner units beneficially owned by the Icahn parties in the McNeil Partnerships. See "Special Factors--Events subsequent to the execution of the Master Agreement" and "Related Security Holder Matters--Principal holders of limited partner units."

   Each of the Icahn parties has agreed to vote, at any meeting of the limited partners of any McNeil Partnership or in connection with any written consent of the limited partners of that McNeil Partnership, all of the limited partner units in that McNeil Partnership that are held of record by that Icahn party as follows:

  . for the merger proposal, the adjournment proposal and any other transactions contemplated by the Master Agreement and the other transaction documents which require approval of the limited partners of that McNeil Partnership;

  . against any acquisition proposal (as defined in "The Master Agreement--No solicitation by Sellers"); and

  . against any verbal or written agreement that would impede, frustrate, prevent or nullify the Icahn Voting Agreement, the settlement agreement or the Master Agreement, that would result in any breach of any covenant, representation or warranty or any other obligation or agreement of Sellers under the Master Agreement, or would result in any of the conditions to closing set forth in the Master Agreement not being satisfied. See "The Master Agreement."

   In addition, in the case of limited partner units in Fund XXVII beneficially owned but not held of record by the Icahn parties, each of the Icahn parties has agreed to direct the record holder of those limited partner units to vote those limited partner units in accordance with the three bullet points above.

Grant of irrevocable proxy by the Icahn parties

   Each of the Icahn parties also has irrevocably granted to, and has appointed, Robert A. McNeil, Ron K. Taylor and Barbara Smith its proxy and attorney-in-fact to vote all of the limited partner units beneficially owned by that Icahn party, its affiliates and subsidiaries in any of the McNeil Partnerships in accordance with the three bullet points set forth under "-- Voting agreement of the Icahn parties" above.

   In the case of limited partner units in Fund XXVII beneficially owned but not held of record by the Icahn parties, the Icahn parties have not granted a proxy with respect to those limited partner units, but instead each of the Icahn parties has agreed to direct the record holder of those limited partner units to vote those limited partner units in accordance with the three bullet points set forth under "--Voting agreement of the Icahn parties" above.

Waiver of dissenters' rights by the Icahn parties

   Each of the Icahn parties also has irrevocably waived any and all rights it may have to assert dissenters' rights, appraisal rights or other similar rights with respect to the mergers and any other transactions contemplated by the Master Agreement or the other transaction documents.

No solicitation by the Icahn parties; Icahn standstill

   For the period commencing on the date of the Icahn Voting and Standstill Agreement and ending on December 7, 2002, the third anniversary of the date of the Icahn Voting and Standstill Agreement, each of the Icahn parties, its affiliates and its subsidiaries have agreed to certain restrictions on their actions with respect to the McNeil Partnerships and related parties. These actions are described in more detail below.

   For the period commencing on the date of the Icahn Voting and Standstill Agreement and ending on December 7, 2002, each of the Icahn parties has agreed that it, its affiliates and subsidiaries will (and has agreed to cause its and its affiliates' and subsidiaries' officers, directors, partners, members, equity holders, controlling persons, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants who are acting as agents or representatives of any such Icahn party, affiliate or subsidiary, to):

  . not directly or indirectly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person (other than the McNeil parties or any of their representatives) concerning any acquisition proposal (as defined in "The Master Agreement--No solicitation by Sellers"); and

  . immediately cease any existing activities, discussions or negotiations with any persons conducted prior to the date of execution of the Icahn Voting and Standstill Agreement with respect to any acquisition proposal.

   In addition, for the period commencing on the date of the Icahn Voting and Standstill Agreement and ending on December 7, 2002, each of the Icahn parties has agreed that neither it nor any of its affiliates or subsidiaries will, without the prior written consent of McNeil Partners, take any of the following actions:

  . in any manner acquire, attempt to acquire, make an offer or seek to make an offer with respect to, or a proposal to acquire, directly or indirectly, any securities or property of Sellers or the McNeil Partnerships' subsidiaries;

  . propose to enter into, directly or indirectly, any merger or business combination involving any of Sellers or the McNeil Partnerships' subsidiaries or to purchase, directly or indirectly, of any of the assets of Sellers or the McNeil Partnerships' subsidiaries;

  . make or in any way participate, directly or indirectly, in any "solicitation" of "proxies," as those terms are used in the SEC proxy rules, to vote or seek to advise or influence any person with respect to the voting of any securities of any of Sellers or the McNeil
    Partnerships' subsidiaries;

  . form, join or otherwise participate in a "group," within the meaning of
    Section 13(d)(3) of the Securities Exchange Act, with respect to any voting securities of any of Sellers or the McNeil Partnerships' subsidiaries;

  . otherwise act, alone or in concert with others, to seek to control or influence the management or policies of Sellers or the McNeil
    Partnerships' subsidiaries or the McNeil Investors board of directors;

  . loan money to, advise, assist or encourage any person in connection with any of the actions described above; or

  . disclose any intention, plan or arrangement inconsistent with the foregoing.

Termination of the Icahn Voting and Standstill Agreement

   Except as described below, the representations, warranties, covenants and agreements contained in the Icahn Voting and Standstill Agreement remain in full force and effect indefinitely.

   The obligations of the Icahn parties described above under "--No solicitation by the Icahn parties; Icahn standstill" automatically terminate on December 7, 2002.

   The rights and obligations of the parties to the Icahn Voting and Standstill Agreement with respect to a particular McNeil Partnership automatically terminate if that McNeil Partnership becomes an "excluded McNeil Partnership" pursuant to the Master Agreement. See "The Master Agreement--Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships."

   In the case of any of Funds IX, X, XI, XIV, XV, XX, XXIV, XXV, XXVI and XXVII, the Icahn parties also have the right to terminate the rights and obligations of the parties to the Icahn Voting and Standstill Agreement with respect to that McNeil Partnership if the definitive proxy statement, any proxy statement supplement or any press release announcing a reduction in the per unit aggregate amount payable with respect to limited partner units in that McNeil Partnership (or a reduction in the estimate of that per unit aggregate amount) provides that the per unit aggregate amount payable (or estimated to be payable) with respect to those limited partner units is less than the amount set forth below opposite the name of that McNeil Partnership:

               Fund IX                                                 $381.60
               Fund X                                                   210.60
               Fund XI                                                  198.90
               Fund XIV                                                 181.90
               Fund XV                                                  136.00
               Fund XX                                                   73.60
               Fund XXIV                                                294.95
               Fund XXV                                                   0.45
               Fund XXVI                                                 0.243
               Fund XXVII                                                9.486

  If at any time subsequent to the date of the definitive proxy statement of any of the McNeil Partnerships listed above the per unit aggregate amount payable with respect to limited partner units in that McNeil Partnership (or the estimate of that per unit aggregate amount) is reduced to an amount less than the amount set forth above opposite the name of that McNeil Partnership, McNeil Partners has agreed in the Icahn Voting and Standstill Agreement to issue a press release regarding that reduction.

   The Icahn Voting and Standstill Agreement terminates in its entirety on the date which is the earliest to occur of:

  . June 30, 2000, if the closing of the transaction has not occurred on or prior to June 30, 2000;

  . the termination of the Master Agreement in its entirety (see "The Master
    Agreement--Termination of the Master Agreement--Right to terminate the Master Agreement in its entirety"); and

  . the termination of the Master Agreement with respect to the last participating McNeil Partnership (see "The Master Agreement--Termination of the Master Agreement--Right to terminate the Master Agreement with respect to one or more McNeil Partnerships").

            CONTROLLING PERSONS, DIRECTORS AND EXECUTIVE OFFICERS OF
        McNEIL PARTNERS, McNEIL INVESTORS, WXI/MNL REAL ESTATE, L.L.C.,
            WH ADVISORS, L.L.C. XI AND THE GOLDMAN SACHS GROUP, INC.

   Because the transaction may be considered a "going private" transaction, the Partnership, McNeil Partners, McNeil Investors and Robert A. McNeil have filed a Schedule 13E-3 with the SEC with respect to the transaction. In addition, under a potential interpretation of the rules governing "going private" transactions, one or more of Whitehall, WXI/MNL Real Estate and WXI/McN Realty may be deemed to be an affiliate of the Partnership. Therefore, each of Whitehall, WXI/MNL Real Estate and WXI/McN Realty has been included as a filing person on such Schedule 13E-3. See "Where You Can Find More Information." The
Schedule 13E-3 requires the persons filing the Schedule 13E-3 to furnish additional information with respect to themselves and their controlling persons, directors and executive officers. This information is set forth below with respect to each of the filing persons.

Background of McNeil named persons

 McNeil Partners and McNeil Investors

   Information concerning the Partnership, McNeil Partners and McNeil Investors is set forth in "Summary--Parties to the transaction." Information concerning each director and executive officer of McNeil Investors, including that person's name, position and present principal occupation or employment, is set forth below. Neither the Partnership nor McNeil Partners has any directors or executive officers. Unless otherwise indicated below, the business address of each director and executive officer is 13760 Noel Road, Suite 600, LB70, Dallas, Texas 75240, telephone number 1-800-576-7907. Each of the directors and executive officers of McNeil Investors is a citizen of the United States.

 Name                           Business Address and Principal Occupation
 ----                           -----------------------------------------
 Robert A. McNeil Robert A. McNeil has served as Co-Chairman of the board of directors of McNeil Investors since November 1990. Mr. McNeil also is Co-
                  Chairman of the board of directors of McREMI and McNeil Summerhill,
                  Inc.

 Carole J. McNeil Carole J. McNeil has served as Co-Chairman of the Board of McNeil
                  Investors since January 1993. Ms. McNeil also is Co-Chairman of the board of directors of McREMI and McNeil Summerhill, Inc. Ms. McNeil also serves as President of McNeil Summerhill, Inc.

 Ron K. Taylor    Ron K. Taylor has been a director and President of McNeil Investors since March 1997. Mr. Taylor served as Vice-President of McNeil
                  Investors from August 1994 to March 1997. Mr. Taylor also is a director and President of McREMI and Senior Vice President of McNeil
                  Summerhill, Inc.

 Paul B. Fay, Jr. Paul B. Fay, Jr. has served since May 1999 as a director of McNeil
                  Investors and as the sole member of the special committee of the
                  McNeil Investors board of directors formed in connection with the transaction. Mr. Fay is the owner of The Fay Improvement Company, a financial consulting firm. Mr Fay serves as a director of First
                  American Financial Corporation, Compensation Resource Group, Vestar
                  Securities, Inc. and Phoenix/Seneca Capital Management. Mr. Fay has
                  served on the respective oversight committees for each of the public
                  McNeil Partnerships since the restructuring date of that McNeil
                  Partnership. The oversight committee is an advisory body composed of members appointed by but unaffiliated with McNeil Partners.

   All information in this Proxy Statement concerning the McNeil named persons and any referenced affiliates and associates is to the best knowledge of the Partnership and has not been independently verified by any of Whitehall, WXI/MNL Real Estate, WXI/McN Realty or any of their respective affiliates.

Background of WXI/McN Realty named persons

 WXI/MNL Real Estate, L.L.C.

   The name, position and present principal occupation of each executive officer of WXI/MNL Real Estate, L.L.C. are set forth below. Whitehall is the sole managing member of WXI/MNL Real Estate, L.L.C.

   The business address of all the executive officers listed below except Edward M. Siskind, G. Douglas Gunn, Todd A. Williams and Angie D. Madison is 85 Broad Street, New York, New York 10004. The business address of Edward M. Siskind is 133 Fleet Street, London EC4A 2BB, England. The business address of
G. Douglas Gunn, Todd A. Williams and Angie Madison is 100 Crescent Court, Suite 1000, Dallas, Texas 75201.

   All executive officers and managers listed below are United States citizens.

        Name                        Position                 Present Principal Occupation
        ----           ---------------------------------- ---------------------------------
Neidich, Daniel M.     President                          Managing Director of Goldman,
                                                           Sachs & Co.
Rothenberg, Stuart M.  Vice President                     Managing Director of Goldman,
                                                           Sachs & Co.
Weil, David M.         Vice President                     Managing Director of Goldman,
                                                           Sachs & Co.
Rosenberg, Ralph F.    Vice President/Assistant Secretary Managing Director of Goldman,
                                                           Sachs & Co.
Williams, Todd A.      Vice President/Assistant           Managing Director of Goldman,
                        Secretary/ Assistant Treasurer     Sachs & Co.
Naughton, Kevin D.     Vice President/Secretary/Treasurer Vice President of Goldman, Sachs
                                                           & Co.
Siskind, Edward M.     Vice President/Assistant Treasurer Managing Director of Goldman
                                                           Sachs International
Klingher, Michael K.   Vice President                     Managing Director of Goldman,
                                                           Sachs & Co.
Kava, Alan S.          Vice President                     Vice President of Goldman, Sachs
                                                           & Co.
Feldman, Steven M.     Vice President                     Managing Director of Goldman,
                                                           Sachs & Co.
Lauer, Kate            Vice President/Assistant Secretary Vice President of Goldman, Sachs
                                                           & Co.
Langer, Jonathan A.    Vice President/Assistant Secretary Vice President of Goldman, Sachs
                                                           & Co.
Sack, Susan L.         Vice President/Assistant Secretary Vice President of Goldman, Sachs
                                                           & Co.
Burban, Elizabeth M.   Vice President/Assistant Secretary Vice President of Goldman, Sachs
                                                           & Co.
Lahey, Brian J.        Vice President                     Vice President of Goldman, Sachs
                                                           & Co.
Gunn, G. Douglas       Vice President                     Vice President of Goldman, Sachs
                                                           & Co.
Madison, Angie D.      Vice President                     Vice President of Goldman, Sachs
                                                           & Co.
Brooks, Adam           Assistant Vice President           Associate of Goldman, Sachs & Co.

 WH Advisors, L.L.C. XI

   The name, position and present principal occupation of each manager and executive officer of WH Advisors, L.L.C. XI, which is the sole general partner of Whitehall, the sole managing member of WXI/MNL Real Estate, L.L.C., are set forth below.

   The business address of all the executive officers and managers listed below except G. Douglas Gunn, Todd A. Williams, Angie D. Madison, Edward M. Siskind, Paul R. Milosevich, Elizabeth A. O'Brien, Zubin P. Irani and Eli Muraidekh is 85 Broad Street, New York, New York 10004. The business address of G. Douglas Gunn, Todd A. Williams, Angie D. Madison and Paul R. Milosevich is 100 Crescent Court, Suite 1000, Dallas, Texas 75201. The business address of Edward M. Siskind, Zubin P. Irani and Eli Muraidekh is 133 Fleet Street, London EC4A 2BB, England. The business address of Elizabeth A. O'Brien is 3 Garden Road, Central, Hong Kong.

   Except for Brahm S. Cramer, who is a Canadian citizen, all executive officers and managers listed below are United States citizens.

        Name                        Position                 Present Principal Occupation
        ----           ---------------------------------- ---------------------------------
Rothenberg, Stuart M.  Manager/Vice President             Managing Director of Goldman,
                                                           Sachs & Co.
Neidich, Daniel M.     Manager/President                  Managing Director of Goldman,
                                                           Sachs & Co.
O'Brien, Elizabeth A.  Vice President/Assistant Secretary Vice President of Goldman Sachs
                                                           (Asia) L.L.C.
Weil, David M.         Vice President                     Managing Director of Goldman,
                                                           Sachs & Co.
Rosenberg, Ralph F.    Manager/Vice President/Assistant   Managing Director of Goldman,
                        Secretary                          Sachs & Co.
Williams, Todd A.      Vice President/Assistant           Managing Director of Goldman,
                        Secretary/ Assistant Treasurer     Sachs & Co.
Naughton, Kevin D.     Vice President/Secretary/Treasurer Vice President of Goldman, Sachs
                                                           & Co.
Siskind, Edward M.     Vice President/Assistant Treasurer Managing Director of Goldman
                                                           Sachs International
Klingher, Michael K.   Vice President                     Managing Director of Goldman,
                                                           Sachs & Co.
Gunn, G. Douglas       Vice President/Assistant Secretary Vice President of Goldman, Sachs
                                                           & Co.
Lahey, Brian J.        Vice President/Treasurer           Vice President of Goldman, Sachs
                                                           & Co.
Kava, Alan S.          Vice President                     Vice President of Goldman, Sachs
                                                           & Co.
Feldman, Steven M.     Vice President                     Managing Director of Goldman,
                                                           Sachs & Co.
Madison, Angie D.      Vice President/Assistant Secretary Vice President of Goldman, Sachs
                                                           & Co.
Weiss, Mitchell S.     Assistant Treasurer                Vice President of Goldman, Sachs
                                                           & Co.
Cramer, Brahm S.       Vice President                     Vice President of Goldman, Sachs
                                                           & Co.
Karr, Jerome S.        Vice President                     Vice President of Goldman, Sachs
                                                           & Co.
Lauer, Kate            Vice President/Assistant Secretary Vice President of Goldman, Sachs
                                                           & Co.
Milosevich, Paul R.    Vice President                     Vice President of Goldman, Sachs
                                                           & Co.
Mortelliti, Josephine  Vice President                     Vice President of Goldman, Sachs
                                                           & Co.
Muraidekh, Eli         Vice President                     Vice President of Goldman Sachs
                                                           International
Sack, Susan L.         Vice President/Assistant Secretary Vice President of Goldman, Sachs
                                                           & Co.
Langer, Jonathan A.    Vice President/Assistant Secretary Vice President of Goldman, Sachs
                                                           & Co.
Burban, Elizabeth M.   Vice President/Assistant Secretary Vice President of Goldman, Sachs
                                                           & Co.
Bernstein, Ronald L.   Assistant Vice President/Assistant Vice President of Goldman, Sachs
                        Secretary                          & Co.
Irani, Zubin P.        Assistant Vice President/Assistant Vice President of Goldman Sachs
                        Secretary                          International

 The Goldman Sachs Group, Inc.

   The name of each director of The Goldman Sachs Group, Inc. is set forth below.

   The business address of each person listed below except John L. Thornton, Sir John Browne and James A. Johnson is 85 Broad Street, New York, NY 10004. The business address of John L. Thornton is 133 Fleet Street, London EC4A 2BB, England. The business address of Sir John Browne is BP Amoco plc, Brittanic House, 1 Finsbury Circus, London EC2M, England. The business address of James
A. Johnson is Fannie Mae, 3900 Wisconsin Avenue NW, Washington, D.C. 20016.

   Each person is a citizen of the United States of America except for Sir John Browne, who is a citizen of the United Kingdom. The present principal occupation or employment of each of the listed persons is set forth below.

        Name                                 Present Principal Occupation
        ----                                 ----------------------------
Henry M. Paulson, Jr.  Chairman and Chief Executive Officer of The Goldman Sachs Group, Inc.


Robert J. Hurst        Vice Chairman of The Goldman Sachs Group, Inc.


John A. Thain          President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc.


John L. Thornton       President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc.


Sir John Browne        Group Chief Executive of BP Amoco plc


James A. Johnson       Chairman of the Executive Committee of the Board of Fannie Mae


John L. Weinberg       Senior Chairman of The Goldman Sachs Group, Inc.

   All information contained in this Proxy Statement relating to WXI/McN Realty, WXI/MNL Real Estate, Whitehall, WH Advisors, L.L.C. XI and The Goldman Sachs Group, Inc., or to their respective actions, purposes, beliefs, intentions or plans, has been supplied by WXI/McN Realty for inclusion in this Proxy Statement and has not been independently verified by any of the McNeil Partnerships or the McNeil Affiliates.

                        RELATED SECURITY HOLDER MATTERS

   Because the transaction may be considered a "going private" transaction, the Partnership, McNeil Partners, McNeil Investors and Robert A. McNeil have filed a Schedule 13E-3 with the SEC with respect to the transaction. In addition, under a potential interpretation of the rules governing "going private" transactions, one or more of Whitehall, WXI/MNL Real Estate and WXI/McN Realty may be deemed to be an affiliate of the Partnership. Therefore, each of Whitehall, WXI/MNL Real Estate and WXI/McN Realty has been included as a filing person on such Schedule 13E-3. See "Where You Can Find More Information." The
Schedule 13E-3 requires the persons filing the Schedule 13E-3 to furnish certain additional information with respect to transactions of the filing persons involving the Partnership or the limited partner units in the Partnership. This information is set forth below under "--Past contacts, transactions and negotiations," "--Recent transactions in the Partnership's limited partner units," "--Contracts, arrangements or understandings with respect to limited partner units in the Partnership" and "--Plans or proposals."

Additional information concerning limited partner units

   As of December 10, 1999, there were 134,980 limited partner units outstanding and 5,158 holders of record of those limited partner units.

   At present, there is no established public trading market for the limited partner units in the Partnership, nor is one expected to develop. Liquidity is limited to sporadic private sales or tender offers for limited partner units. See "Special Factors--Alternatives to the transaction--Continued ownership-- Disadvantages of continued ownership" and "Special Factors--Recommendations of the special committee and the McNeil Investors board of directors; fairness of the transaction--Recommendations of the special committee."

   The Partnership made aggregate distributions of $33.34 per limited partner unit to its limited partners in 1998. The Partnership did not pay distributions to its limited partners in 1997. In March 1999, the Partnership made a distribution of $3.70 per limited partner unit to its limited partners. See "Selected Financial Data of the Partnership." Distributions to limited partners of the Partnership are made in the discretion of McNeil Partners, the general partner of the Partnership, in accordance with the Partnership's limited partnership agreement.

   The Master Agreement permits the continued declaration and payment of cash distributions, but provides that these distributions cannot exceed $10 million in the aggregate for all of the McNeil Partnerships for each semiannual period.

Principal holders of limited partner units

The following table sets forth as of December 10, 1999, certain information regarding the beneficial ownership of limited partner units in the Partnership by McNeil Partners, all officers, directors and employees of McNeil Investors and McREMI, and all affiliates of McNeil Partners, and by each individual or "group," as defined in Section 13(d)(3) of the Securities Exchange Act, known by the Partnership to own more than 5% of the outstanding limited partner units in the Partnership. See "Special Factors--Interests of certain persons in matters to be acted upon; conflicts of interest--Ownership of limited partner units in the McNeil Partnerships by the McNeil Affiliates."

                                                       Number of     Percentage
                                                    Limited Partner Beneficially
                          Name                           Units         Owned
                          ----                      --------------- ------------
      Opal Partners, L.P.(1).......................      1,732          1.3%
       Four Embarcadero Center
       Suite 3250
       San Francisco, California 94111
      Everest Properties II, L.L.C. ...............      6,949          5.1%
       199 South Robles Avenue
       Suite 440
       Pasadena, California 91101
      Carl C. Icahn................................     11,836(2)       8.8%
       100 S. Bedford Road
       Mount Kisco, New York 10549

--------
(1) The general partner of Opal Partners is DDC&R, Inc. The sole director, sole executive officer and sole stockholder of DDC&R is Carole J. McNeil.
(2) As set forth in the Icahn Voting and Standstill Agreement and on Exhibit A to the High River Complaint. See "Special Factors--Background of the transaction--Events subsequent to the execution of the Master Agreement." Mr. Icahn shares voting and dispositive power of the limited partner units with his affiliates High River Limited Partnership ("High River"), Riverdale LLC ("Riverdale") and Unicorn Associates Corporation ("Unicorn"). Mr. Icahn is the controlling member of Riverdale, the general partner of High River and indirectly beneficially owns all of the issued and outstanding shares of capital stock of Unicorn. High River has sole voting and dispositive power with respect to 9,539 limited partner units, Riverdale has shared voting and dispositive power with respect to 9,539 limited partner units and Unicorn has sole voting and dispositive power with respect to 2,297 limited partner units. Mr. Icahn, High River, Riverdale and Unicorn have agreed in the Icahn Voting and Standstill Agreement to vote all of the limited partner units beneficially owned by them in the Partnership for the merger proposal and for the adjournment proposal. For a description of the Icahn Voting and Standstill Agreement, see "Other Agreements With Respect to the Transaction."

Past contacts, transactions and negotiations

   In addition to any past contacts, transactions and negotiations described in this Proxy Statement, described below are any contacts, transactions or negotiations concerning a merger, consolidation, acquisition, tender offer or other acquisition of limited partner units, election of directors or sale or other transfer of a material amount of assets of the Partnership which are known by the Partnership to have been entered into or to have occurred since January 1, 1997, between any affiliates of the Partnership or between the Partnership or any of its affiliates and any person who is not affiliated with the Partnership and who would have a direct interest in those matters. All information set forth below is to the best knowledge of the Partnership as of the date of this Proxy Statement.

   For other past contacts, transactions and negotiations described in this Proxy Statement, see "--Recent transactions in the Partnership's limited partner units," "Special Factors--Interests of certain persons in matters to be acted upon; conflicts of interest," "Special Factors--Background of the transaction," "Special Factors--Events subsequent to the execution of the Master Agreement" and "Special Factors--Purposes and reasons for the transaction."

   On January 8, 1997, Mr. Icahn, High River, Riverdale and Unicorn filed the final amendment to the Schedule 14D-1 tender offer statement and an amendment to the Schedule 13D statement of beneficial ownership which they had previously filed with respect to limited partner units in the Partnership to reflect the acquisition by High River of limited partner units in the tender offer commenced in September 1996. See "Special Factors--Background of the transaction--Icahn tender offers." Mr. Icahn and his affiliates reported that an aggregate of 4,476 limited partner units were tendered to High River pursuant to the tender offer at a price of $85.50 per limited partner unit, and that following the expiration of the tender offer, Mr. Icahn and his affiliates beneficially owned an aggregate of 11,935 limited partner units, representing in the aggregate approximately 8.8% of the limited partner units in the Partnership outstanding at that time. See "--Principal holders of limited partner units."

   Since January 1, 1997, Everest Properties II, L.L.C., MacKenzie Patterson, Inc., Madison Avenue Investment Partners and Mercer Acquisition or their respective affiliates each has made one or more "mini-tender" offers for less than 5% of the outstanding limited partner units in the Partnership. These tender offers ranged in price from $115 to $205 per limited partner unit. See Table 1 in "Special Factors--Alternatives to the transaction." To the best knowledge of the Partnership, the most recent tender offer for limited partner units in the Partnership prior to the date of this Proxy Statement was made by Everest at $205 per limited partner unit and expired on April 23, 1999.


Recent transactions in the Partnership's limited partner units

   Since January 1, 1997, none of the Partnership, McNeil Partners, McNeil Investors or Robert A. McNeil has made any purchases of limited partner units in the Partnership. Since June 24, 1999, the date of execution of the Master Agreement, none of WXI/McN Realty, WXI/MNL Real Estate or Whitehall has made any purchases of limited partner units in the Partnership. In addition, during the past 60 days, none of the Partnership, McNeil Partners, McNeil Investors, Robert A. McNeil, WXI/McN Realty, WXI/MNL Real Estate or Whitehall, any pension, profit sharing or similar plan of the Partnership, McNeil Partners, McNeil Investors, Robert A. McNeil, WXI/McN Realty, WXI/MNL Real Estate or Whitehall, any of the other McNeil named persons, any of the WXI/McN Realty named persons, or any associate or majority owned subsidiary of the Partnership, McNeil Partners, McNeil Investors, Robert A. McNeil, WXI/McN Realty, WXI/MNL Real Estate or Whitehall, has engaged in any transaction involving limited partner units in the Partnership.

Contracts, arrangements and understandings with respect to limited partner units in the Partnership

   Except as described in this Proxy Statement, none of the Partnership, McNeil Partners, McNeil Investors, Robert A. McNeil, WXI/McN Realty, WXI/MNL Real Estate or Whitehall, or any of the other McNeil named persons, or any of the WXI/McN Realty named persons, has any arrangement, contract, relationship or understanding with any person with respect to any limited partner units in the Partnership, including any arrangement, contract, relationship or understanding concerning the transfer or the voting of any limited partner units in the Partnership, any joint venture, any loan or option arrangement, any put or call, any guarantee of a loan, any guarantee against loss, or any giving or withholding of any authorization, consent or proxy. See "The Master Agreement," "WXI/McN Realty Operating Agreement," "Other Agreements Between the McNeil Affiliates and Affiliates of WXI/McN Realty," "Other Agreements With Respect to the Transaction," "The Meeting--Ownership of limited partner units in the Partnership" and "Special Factors--Interests of certain persons in matters to be acted upon; conflicts of interest--Ownership of limited partner units in the McNeil Partnerships by the McNeil Affiliates."

Plans or proposals

   Except as generally described in this Proxy Statement, none of the Partnership, McNeil Partners, McNeil Investors, Robert A. McNeil, WXI/McN Realty, WXI/MNL Real Estate or Whitehall, or any of the other McNeil named persons, or any of the WXI/McN Realty named persons, has any plan or proposal regarding any action or transaction which is to occur after the transaction to which this Proxy Statement relates and which relates to or would result in any extraordinary corporate transaction involving the Partnership, any sale or transfer of a material amount of the Partnership's assets, any change in the Partnership's management, any material change in the Partnership's present distribution rate or policy or indebtedness or capitalization, or any other material change in the Partnership's structure or business. See "Special Factors--Financing; sources of funds," "Special Factors--Plans for the McNeil Partnerships that participate in the transaction," "Special Factors--Effects of the transaction," "Special Factors--Interests of certain persons in matters to be acted upon; conflicts of interest," "The Master Agreement," "WXI/McN Realty Operating Agreement" and "Other Agreements Between the McNeil Affiliates and Affiliates of WXI/McN Realty."

                   SELECTED FINANCIAL DATA OF THE PARTNERSHIP

   The following table sets forth a summary of certain financial data for the Partnership. This summary should be read in conjunction with the Partnership's financial statements and notes thereto appearing in the Partnership's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, and in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998, each of which is included with this Proxy Statement.

                             Nine Months Ended
                               September 30,                         Years Ended December 31,
                          ------------------------  ---------------------------------------------------------------
Statements of Operations     1999         1998         1998         1997         1996         1995         1994
------------------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Rental revenue..........  $11,682,320  $11,112,083  $14,890,624  $15,471,277  $16,089,109  $16,878,076  $17,375,904
Gain on involuntary
 conversion.............          --           --           --        65,800      285,127          --           --
Gain on sales of real
 estate.................          --           --           --     3,063,438      353,389    3,183,698          --
Total revenue...........   11,787,959   11,220,570   15,076,467   18,829,962   16,853,542   20,258,594   17,428,487
Income (loss) before
 extraordinary items....      318,706       (4,796)    (157,070)   3,636,976      872,382    2,193,164   (1,199,904)
Extraordinary items.....          --           --           --       518,495      269,596          --       292,539
Net income (loss).......      318,706       (4,796)    (157,070)   4,155,471    1,141,978    2,193,164     (907,365)
Net income (loss) per
 limited partner unit:
  Income (loss) before
   extraordinary items..  $      2.24  $      (.03) $     (1.11) $     14.99  $      6.14  $     15.43  $    (10.25)
  Extraordinary items...          --           --           --          2.14         1.90          --          2.06
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss) per
 limited partner unit...  $      2.24  $      (.03) $     (1.11) $     17.13  $      8.04  $     15.43  $     (8.19)
                          ===========  ===========  ===========  ===========  ===========  ===========  ===========
Distributions per
 limited partner unit...  $      3.70  $     33.34  $     33.34  $       --   $       --   $       --   $       --
                          ===========  ===========  ===========  ===========  ===========  ===========  ===========


                            As of September 30,                         As of December 31,
                          ------------------------  ---------------------------------------------------------------
Balance Sheets               1999         1998         1998         1997         1996         1995         1994
--------------            -----------  -----------  -----------  -----------  -----------  -----------  -----------
Real estate investments,
 net....................  $25,537,262  $26,808,487  $26,662,414  $28,566,426  $30,257,120  $36,699,530  $37,024,893
Assets held for sale....          --           --           --           --     5,308,731    2,237,733    7,215,032
Total assets............   32,110,665   32,486,174   32,051,540   37,112,416   41,407,352   43,638,649   48,379,933
Mortgage notes payable,
 net....................   35,422,838   36,294,443   36,140,300   36,769,603   42,412,292   44,454,316   52,078,850
Partners' deficit.......   (9,492,425)  (8,217,106)  (8,587,158)  (3,046,025)  (6,220,056)  (6,313,367)  (7,442,274)

   The Partnership sold the following properties during the five year period ended December 31, 1998.


       Property              Date Sold
       --------              ---------
      Iberia Plaza           December 12, 1997
      Cave Springs Corners   June 5, 1997
      Parkway Plaza          September 18, 1996
      The Courts Apartments  September 14, 1995

                CERTAIN FINANCIAL PROJECTIONS OF THE PARTNERSHIP

   The Partnership does not as a matter of course publicly disclose internal budgets, plans, estimates, forecasts or projections as to future revenues, earnings or other financial information. The projected financial data set forth below reflect information which was contained in projections prepared by McNeil Partners and delivered to bidders in the auction. See "Special Factors-- Background of the transaction--Background of the auction process." These projections were based upon a variety of estimates and assumptions, the material ones of which are set forth below. The estimates and assumptions underlying the projections involved judgments with respect to, among other things, future economic, competitive, and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the control of the Partnership. While McNeil Partners believes these estimates and assumptions are reasonable, there can be no assurance that the projections will be accurate, and actual results may vary materially from those shown. In light of the uncertainties inherent in forward-looking information of any kind, the inclusion of these projections herein should not be regarded as a representation by the Partnership, McNeil Partners or any other person that the anticipated results will be achieved and limited partners are cautioned not to place undue reliance on such information.

   Except as required by law, the Partnership does not intend to update or otherwise revise any of the projections set forth below. The information set forth below should be read together with the information contained in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998, and the Partnership's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, which are being mailed with this Proxy Statement to all limited partners of the Partnership, and the other information included or incorporated by reference in this Proxy Statement.

   In the normal course of operations, McNeil Partners drafted a five-year business plan in 1998. Subject to the qualifications and limitations stated above, the information set forth below reflects the material assumptions used in the Partnership's 1999 Business Plan. These assumptions are set forth immediately following the projections.

                                                 Forecast
                                  -------------------------------------------
Financial forecast--5-year (in
thousands)                         1999     2000     2001     2002     2003
------------------------------    -------  -------  -------  -------  -------
Operating revenues............... $15,535  $16,084  $16,558  $16,990  $17,521
Operating expenses...............  (7,810)  (8,139)  (8,317)  (8,496)  (8,683)
                                  -------  -------  -------  -------  -------
Net operating income............. $ 7,725  $ 7,945  $ 8,241  $ 8,494  $ 8,838
Debt service.....................  (4,062)  (4,042)  (4,054)  (3,856)  (3,680)
Capital improvements.............  (1,453)  (1,252)  (1,264)  (1,343)  (1,319)
Tenant improvements..............    (339)    (176)    (164)    (338)    (152)
                                  -------  -------  -------  -------  -------
Cash flow--property operations... $ 1,871  $ 2,475  $ 2,759  $ 2,957  $ 3,687
Interest income..................      62       64       66       68       70
General & administrative.........    (162)    (167)    (172)    (177)     182)
General & administrative-
 affil. .........................    (370)    (381)    (393)    (404)    (416)
Asset mgt fee/MID................    (898)    (694)    (479)    (247)    (254)
                                  -------  -------  -------  -------  -------
Cash flow........................ $   503  $ 1,297  $ 1,782  $ 2,197  $ 2,904
                                  =======  =======  =======  =======  =======

Assumptions underlying the projections:

  (1) 1999 projections are based on budgets prepared by property management personnel.
  (2) The growth rate for revenues and expenses for years 2000 to 2003 is estimated at 3% per year. Recurring replacements, a component of operating expenses, are projected at historical norms for years 2000 to 2003.

  (3) Debt service is projected based on terms of current mortgage notes. As mortgages mature, the outstanding debt is refinanced at currently available market rates.
  (4) Capital improvements for 1999 are based on the capital business plan. Capital improvements for years 2000 to 2003 are based on historical capital expenditure norms.
  (5) Projected tenant improvements are based on management's estimate of costs and historical norms associated with releasing retail and office space as leases expire.
  (6) Interest income, general and administrative, and general and administrative-affiliate projections are based on actual historical results with a 3% growth factor for years 2000 to 2003.
  (7) Asset management fee/MID projections are based on calculations detailed in the Partnership's limited partnership agreement. The fee percentage is 1.00% for 1999, 0.75% for 2000, 0.50% for 2001 and 0.25% thereafter.

                           FORWARD-LOOKING STATEMENTS

   This Proxy Statement and the documents incorporated by reference contain certain forward-looking statements regarding the operations and business of the Partnership. Statements in this document that are not historical facts are "forward-looking statements." Such forward-looking statements include those relating to:

  . the Partnership's future business prospects,

  . possible acquisitions, and

  . projected revenues, working capital, liquidity, capital needs, interest costs and income.

   The words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this Proxy Statement. Wherever they occur in this Proxy Statement or in other statements attributable to the Partnership, McNeil Partners or the McNeil Affiliates, forward-looking statements are necessarily estimates reflecting best judgments. However, these statements still involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Discussions in this Proxy Statement under the captions "Summary," "Special Factors," "WXI/McN Realty Operating Agreement" and "Certain Financial Projections of the Partnership" are particularly susceptible to risks and uncertainties. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this Proxy Statement and other factors set forth from time to time in the Partnership's reports and other information filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Partnership disclaims any intent or obligation to update forward-looking statements, except as required by law. Moreover, the Partnership, through senior management of McNeil Investors, the general partner of McNeil Partners, and McREMI may from time to time make forward-looking statements about the matters described herein or other matters concerning the Partnership.

                              INDEPENDENT AUDITORS

   The consolidated financial statements and schedule of the Partnership as of December 31, 1998 and 1997, and for the three years in the period ended December 31, 1998, incorporated by reference into this Proxy Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. It is expected that representatives of Arthur Andersen LLP will be present at the meeting, both to respond to appropriate questions of limited partners and to make a statement if they so desire.

                           LIMITED PARTNER PROPOSALS

   If the merger of the Partnership is consummated, there will be no limited partners of the Partnership other than WXI/McN Realty or its indirectly wholly owned subsidiary. If the transaction is not consummated with respect to the Partnership, limited partners of the Partnership would continue to be entitled to participate in future meetings in accordance with the terms of the limited partnership agreement. Other than the meeting scheduled to consider and vote on the merger proposal, there are no meetings scheduled, and McNeil Partners cannot predict when, if ever, future meetings may be called. Meetings may be called upon notice by McNeil Partners to the limited partners or by notice to McNeil Partners by limited partners holding at least 10% of the outstanding units of limited partner interest. Any proposals by limited partners intended to be presented at a meeting must be received by McNeil Partners not less than 60 nor more than 90 days prior to such meeting, provided that, in the event that the Partnership gives less than 10 days' notice or prior public disclosure of the date of the meeting, notice must be received by McNeil Partners no later than the close of business on the tenth day following such notice or prior public disclosure. For a limited partner to bring other business before a meeting, timely notice must be received by McNeil Partners within the time limits described above. Such notice must include a description of the proposed business, the reasons therefore, and other specific matters. In each case, the notice must be given to McNeil Partners at the Partnership's principal address. Any limited partner desiring a copy of the Partnership's limited partnership agreement will be furnished a copy without charge upon written request to McNeil Partners.

                      WHERE YOU CAN FIND MORE INFORMATION

   As required by law, the Partnership files reports, proxy statements and other information with the SEC. You can read and copy these materials at the public reference facilities maintained by the SEC at:

   Room 1024
   450 Fifth Street, N.W.
   Washington, D.C. 20549

   and at the following regional offices of the SEC:

   7 World Trade Center
   13th Floor
   New York, New York 10048

   and

   Suite 1400
   500 West Madison Street
   Chicago, Illinois 60661.

   For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov."

   Because the transaction may be considered a "going private" transaction, the Partnership, McNeil Partners, McNeil Investors and Robert A. McNeil have filed a Schedule 13E-3 under the Securities Exchange Act with respect to the transaction. In addition, under a potential interpretation of the rules governing "going private" transactions, one or more of Whitehall, WXI/MNL Real Estate and WXI/McN Realty may be deemed to be an affiliate of the Partnership. Therefore, each of Whitehall, WXI/MNL Real Estate and WXI/McN Realty has been included as a filing person on such Schedule 13E-3. The Schedule 13E-3 contains additional information about the Partnership, McNeil Partners, McNeil Investors, Robert A. McNeil, WXI/McN Realty, WXI/MNL Real Estate and Whitehall. See "Summary--Parties to the transaction" and "Controlling Persons, Directors and Executive Officers of McNeil Partners, McNeil Investors, WXI/MNL Real Estate, L.L.C., WH Advisors, L.L.C. and The Goldman Sachs Group, Inc."

   A copy of each of the Master Agreement, the WXI/McN Realty Operating Agreement, the Stanger & Co. opinions and the Eastdil Realty Company opinions are attached as appendices to this Proxy Statement. See "Special Factors-- Opinions and reports of financial advisors." This Proxy Statement has also been filed as an exhibit to the Schedule 13E-3. In addition, each of the following documents has been filed as an exhibit to the Schedule 13E-3:

     (1) the status report of Stanger & Co. delivered to the McNeil Investors board of directors and the special committee on June 24, 1999 (see "Special Factors--Background of the transaction--Negotiation of definitive transaction documents with Whitehall--June 3, 1999: Presentations to the McNeil Investors board of directors and the special committee" and "Special Factors--Background of the transaction-- Negotiation of definitive transaction documents with Whitehall--June 24, 1999: Approval of the transaction.");

     (2) the status report of Stanger & Co. delivered to the McNeil Investors board of directors and the special committee on December 10, 1999;

     (3) the factual chronology prepared by PaineWebber and presented to the special committee on May 25, 1999 and to the McNeil Investors board of directors on June 3, 1999 (see "Special Factors--Background of the transaction--Negotiation of definitive transaction documents with Whitehall--May 25,1999: Presentations to the special committee by Eastdil Realty Company, Stanger &
  Co. and PaineWebber" and "Special Factors--Background of the transaction-- Negotiation of definitive transaction documents with Whitehall--June 3, 1999: Presentations to the McNeil Investors board of directors and the special committee");

     (4) the status report of Eastdil Realty Company, dated May 25, 1999, presented to the special committee on June 3, 1999 (see "Special Factors-- Background of the transaction--Negotiation of definitive transaction documents with Whitehall--May 25, 1999: Presentations to the special committee by Eastdil Realty Company, Stanger & Co. and PaineWebber" and "Special Factors--Background of the transaction--Negotiation of definitive transaction documents with Whitehall--June 3, 1999: Presentations to the McNeil Investors board of directors and the special committee");

     (5) estimates of the deficit restoration obligations of the general partners of the McNeil Partnerships as of January 31, 2000, prepared by Arthur Andersen LLP (see "Special Factors--Opinions and reports of financial advisors--Allocation analysis and opinions of Stanger & Co.-- Stanger & Co. allocation analysis");

     (6) report of Houlihan, Lokey presented to the McNeil Investors board of directors on June 3, 1999 (see "Special Factors--Background of the transaction--Negotiation of definitive transaction documents with Whitehall--June 3, 1999: Presentations to the McNeil Investors board of directors and the special committee");

     (7) the Icahn Voting and Standstill Agreement, dated as of December 7, 1999, by and among McNeil Partners, on behalf of itself and each of the McNeil Partnerships (other than Regency North, Fairfax and McNeil Summerhill I, L.P.), Regency North, Fairfax, McNeil Summerhill I, L.P., McREMI, McNeil Investors, Robert A. McNeil, Carole J. McNeil, Carl C. Icahn, High River, Unicorn, Riverdale and Longacre (see "Special Factors-- Events subsequent to the execution of the Master Agreement--Icahn Voting and Standstill Agreement" and "Other Agreements With Respect to the Transaction").

   Copies of the Schedule 13E-3 may be read and copied at the public reference facilities maintained by the SEC, which facilities are listed above, or may be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov." Copies of the Schedule 13E-3 and copies of the documents listed in (1) through (7) above are also available for inspection and copying at the principal executive offices of the Partnership during its regular business hours by any interested limited partner of the Partnership or a representative of that limited partner who has been so designated in writing.

   You should rely only on the information contained in (or incorporated by reference into) this Proxy Statement in connection with your consideration of the merger proposal. Neither McNeil Partners nor the Partnership has authorized anyone to give any information different from the information contained in (or incorporated by reference into) this Proxy Statement. This Proxy Statement is dated December 14, 1999. You should not assume that the information contained in this Proxy Statement is accurate as of any later date, and the mailing of this Proxy Statement to limited partners shall not create any implication to the contrary.

                       ANNUAL REPORT AND QUARTERLY REPORT

   The Partnership's Annual Report on Form 10-K for the year ended December 31, 1998, and the Partnership's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (in each case, not including exhibits to those reports), are being mailed with this Proxy Statement to all limited partners of the Partnership.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Proxy Statement. We incorporate by reference the documents listed below:

  . Annual Report on Form 10-K for the year ended December 31, 1998;

  . Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1999,
    Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

  . Current Reports on Form 8-K dated June 29, 1999 and July 9, 1999; and

  . The description of our limited partner units contained in the Partnership's registration statement on Form S-11 declared effective by the SEC on December 14, 1979.

   We will mail these filings within one business day to any person, including any beneficial owner, to whom this Proxy Statement is delivered, at no cost, upon written or oral request to McNeil Partners at 13760 Noel Road, Suite 600, LB70, Dallas, Texas 75240, telephone number 1-800-576-7907.

                                 OTHER MATTERS

   McNeil Partners does not know of any matter other than those described in this Proxy Statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the limited partner units represented by those proxies in accordance with the judgment of McNeil Partners.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                MASTER AGREEMENT

                                  by and among

                             WXI/McN Realty L.L.C.

                            THE McNEIL PARTNERSHIPS
                              (as defined herein),

                             McNEIL PARTNERS, L.P.,

                            McNEIL INVESTORS, INC.,

                      McNEIL REAL ESTATE MANAGEMENT, INC.,

                            McNEIL SUMMERHILL, INC.

                                      and

                                ROBERT A. McNEIL

                           Dated as of June 24, 1999,

            As amended as of December 2, 1999 and December 10, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

                                   ARTICLE I

                                The Acquisition

 Section 1.1  The Acquisition; Consideration............................   A-2
 Section 1.2  Closing...................................................   A-4
 Section 1.3  Allocation of the Aggregate Consideration.................   A-4
 Section 1.4  Additional Consideration..................................   A-5
 Section 1.5  Indebtedness..............................................   A-5
 Section 1.6  Reservation of Right to Revise Transaction................   A-6

                                   ARTICLE II

                      Transactions Related to the Mergers

 Section 2.1  Certain Company Acquisition Vehicles......................   A-6
 Section 2.2  Contributions to MPLP.....................................   A-6
 Section 2.3  Contributions by MPLP.....................................   A-7
 Section 2.4  Pre-Closing Distribution..................................   A-8

                                  ARTICLE III

                                  The Mergers

 Section 3.1  The Mergers...............................................  A-11
 Section 3.2  Effective Time............................................  A-11
 Section 3.3  Effects of the Mergers; LLC Agreement.....................  A-11
 Section 3.4  Conversion of Partnership Interests.......................  A-12
 Section 3.5  Payment of Merger Consideration...........................  A-12

                                   ARTICLE IV

                   Representations and Warranties of Sellers

 Section 4.1  Organization, Standing and Power..........................  A-14
 Section 4.2  Capital Structure; Title and Ownership of McREMI Assets...  A-15
 Section 4.3  Authority; Noncontravention; Consents.....................  A-17
 Section 4.4  Compliance with Laws......................................  A-18
 Section 4.5  SEC Documents; Financial Statements; Undisclosed
              Liabilities...............................................  A-19
 Section 4.6  Absence of Certain Changes................................  A-20
 Section 4.7  Litigation................................................  A-21
 Section 4.8  Properties................................................  A-21
 Section 4.9  Environmental Matters.....................................  A-25
 Section 4.10 Taxes.....................................................  A-26
 Section 4.11 No Payments to Employees, Officers or Directors...........  A-26
 Section 4.12 Related Party Transactions................................  A-27
 Section 4.13 Employee Benefits.........................................  A-27
 Section 4.14 Employee Matters..........................................  A-28
 Section 4.15 Contracts; Debt Instruments...............................  A-28
 Section 4.16 Brokers...................................................  A-29
 Section 4.17 Management Agreements.....................................  A-29
 Section 4.18 INTENTIONALLY OMITTED.....................................  A-29
 Section 4.19 State Takeover Statutes...................................  A-29
 Section 4.20 Investment Company Act of 1940............................  A-30

                                                                          Page
                                                                          ----
 Section 4.21 Insurance.................................................  A-30
 Section 4.22 Year 2000.................................................  A-30
 Section 4.23 Books and Records.........................................  A-30
 Section 4.24 Personal Property.........................................  A-30

                                   ARTICLE V

                 Representations and Warranties of the Company

 Section 5.1  Organization, Standing and Power of the Company, the
              Company LLCs and the Transitory Partnerships..............  A-30
 Section 5.2  Capital Structure.........................................  A-31
 Section 5.3  Authority; Noncontravention; Consents.....................  A-32
 Section 5.4  Compliance with Laws......................................  A-33
 Section 5.5  Litigation................................................  A-34
 Section 5.6  Brokers...................................................  A-34
 Section 5.7  Investment Company Act of 1940............................  A-34
 Section 5.8  Financing.................................................  A-34

                                   ARTICLE VI

                       Conduct of Business Pending Merger

 Section 6.1  Conduct of Business of Sellers Prior to the Effective
              Time......................................................  A-35
 Section 6.2  Conduct of Business of the Company, the Transitory
              Partnerships and the Company LLCs Prior to the Effective
              Time......................................................  A-37
 Section 6.3  Reimbursable Proposals....................................  A-39

                                  ARTICLE VII

                              Additional Covenants

 Section 7.1  Preparation of the Proxy Statement; Recommendation of
              Mergers...................................................  A-40
 Section 7.2  Acquisition Proposals.....................................  A-41
 Section 7.3  Access to Information; Confidentiality....................  A-42
 Section 7.4  Reasonable Best Efforts; Notification.....................  A-43
 Section 7.5  Public Announcements......................................  A-44
 Section 7.6  Benefit Plans and Other Employee Arrangements.............  A-44
 Section 7.7  Ancillary Agreements......................................  A-46
 Section 7.8  Support Agreements; Financing.............................  A-46
 Section 7.9  Fees and Expenses.........................................  A-47
 Section 7.10 Allocations...............................................  A-48
 Section 7.11 Related Party Transactions................................  A-48
 Section 7.12 Stanger Reports...........................................  A-48
 Section 7.13 Estoppels.................................................  A-48
 Section 7.14 Harbour Club..............................................  A-49
 Section 7.15 Material Encumbrances.....................................  A-50
 Section 7.16 Additional Seller Tax Covenant............................  A-50
 Section 7.17 Title Deliveries..........................................  A-50

                                  ARTICLE VIII

                                   Conditions

 Section 8.1  Conditions to Each Party's Obligation to Effect the
              Mergers...................................................  A-51
 Section 8.2  Conditions to Obligations of the Company..................  A-51

                                                                          Page
                                                                          ----
 Section 8.3   Conditions to Obligations of Sellers.....................  A-54
 Section 8.4   Certain Exclusions from Conditions to Closing............  A-54
 Section 8.5   Removal Notices..........................................  A-55

                                   ARTICLE IX

                                  Termination

 Section 9.1   Termination of this Agreement Prior to the Effective
               Time.....................................................  A-56
 Section 9.2   Effect of Termination Pursuant to Section 9.1............  A-56
 Section 9.3   Termination of Certain Rights and Obligations Prior to
               the Effective Time.......................................  A-57
 Section 9.4   Effect of Termination Pursuant to Section 9.3............  A-58
 Section 9.5   Payment of Break-Up Fee..................................  A-59
 Section 9.6   Reimbursement of Expenses................................  A-60

                                   ARTICLE X

                       Certain Definitions; Other Matters

 Section 10.1  Definitions..............................................  A-61
 Section 10.2  Seller Disclosure Letter.................................  A-68
 Section 10.3  Interpretation...........................................  A-68

                                   ARTICLE XI

                               General Provisions

 Section 11.1  Nonsurvival of Representations, Warranties and
               Covenants................................................  A-69
 Section 11.2  Non-Recourse.............................................  A-69
 Section 11.3  Amendment................................................  A-69
 Section 11.4  Extension; Waiver........................................  A-70
 Section 11.5  Notices..................................................  A-70
 Section 11.6  Counterparts.............................................  A-70
 Section 11.7  Entire Agreement; No Third Party Beneficiaries...........  A-71
 Section 11.8  GOVERNING LAW............................................  A-71
 Section 11.9  Assignment...............................................  A-71
 Section 11.10 Consent to Jurisdiction..................................  A-71
 Section 11.11 Severability.............................................  A-71
 Section 11.12 Arbitration..............................................  A-71

                             INDEX OF DEFINED TERMS

                                                                       Section
                                                                      ---------
1940 Act.............................................................      4.20
Acquisition Proposal.................................................      10.1
Additional McNeil Contribution.......................................       2.3
Affected Employee....................................................       7.6
affiliate............................................................      10.1
Aggregate Consideration..............................................      10.1
Agreement............................................................   Heading
Allocated McNeil Value...............................................      10.1
Allocation Analysis..................................................      10.1
Allocations..........................................................      10.1
Ancillary Agreements.................................................      10.1
Appraisals...........................................................      10.1
Archon...............................................................       7.7
Assignment Agreement.................................................      10.1
Assumption Fees......................................................       1.5
Audit Date...........................................................       4.6
Board of Managers....................................................       7.9
business day.........................................................      10.1
Buyer Plans..........................................................       7.6
California Partnerships..............................................      10.1
Capital Expenditure Reimbursement....................................       6.3
Capital Expenditure Reimbursement Amount.............................       6.3
Capitalized McNeil Expenses..........................................       7.9
Certificates.........................................................       3.5
Closing..............................................................       1.2
Closing Date.........................................................       1.2
COBRA................................................................       7.6
Code.................................................................      4.10
Commercial Leases....................................................       4.8
Commercial Tenants...................................................       4.8
Commitment Letter....................................................       5.8
Company..............................................................   Heading
Company Interests....................................................       1.1
Company LLCs.........................................................       2.1
Company Person.......................................................      10.1
Company Reimbursable Expenses........................................      10.1
Completed Amount.....................................................       6.3
Confidentiality Agreement............................................       7.3
Construction Contracts...............................................      4.15
Contributing Partners................................................      10.1
Corporate Employees..................................................      10.1
Corporate Listed Employees...........................................       7.6
CPA Firm.............................................................       2.4
CRLPA................................................................      10.1
Designated Partnership Matters.......................................       8.5
Designated Partnership Properties....................................       8.5
Discretionary Closing Conditions.....................................      10.1
DLLCA................................................................      10.1
DRULPA...............................................................      10.1

                                                                       Section
                                                                      ---------
Eastdil..............................................................      10.1
Eastdil Engagement Letter............................................      10.1
Eastdil Opinions.....................................................      10.1
Effective Time.......................................................       3.2
Employment List......................................................       7.6
Encumbrance Notice...................................................      7.15
Encumbrances.........................................................       4.8
Environmental Complaints.............................................       4.9
Environmental Law....................................................       4.9
ERISA................................................................      4.13
Estoppel.............................................................       8.2
Excess Cash Balance..................................................       2.4
Excess Cash Balance Schedule.........................................       2.4
Exchange Act.........................................................       4.5
Excluded McNeil Partnership..........................................       9.3
Excluded McREMI Assets...............................................      10.1
Excluded MPLP Assets.................................................      10.1
Existing Loans.......................................................       1.5
Existing Support Agreements..........................................      10.1
Expiration Time......................................................      7.15
Fairfax..............................................................   Heading
First McNeil Threshold...............................................      10.1
FRULPA...............................................................      10.1
GAAP.................................................................       2.4
Governing Laws.......................................................      10.1
Governmental Entity..................................................       4.3
GP Allocation Amount.................................................       1.3
GP Interest..........................................................      10.1
Ground Leases........................................................       4.8
Growth/Shelter Per Unit Special Amount...............................      10.1
Growth/Shelter Special Amount........................................      10.1
Growth/Shelter Unit..................................................      10.1
Guarantee............................................................       5.8
Harbour Club I.......................................................      7.14
Hazardous Material...................................................       4.9
Hearth Hollow........................................................   Heading
Higher Acquisition Proposal..........................................      10.1
HSR Act..............................................................       4.3
Included McNeil Partnership..........................................       8.5
Included Partnership Matter..........................................       8.5
Indebtedness.........................................................      4.15
Indemnification Agreement............................................      10.1
Insurance Policies...................................................      4.21
Knowledge of Sellers.................................................      10.1
Knowledge of the Company.............................................      10.1
Known Defects........................................................      10.1
KRULPA...............................................................      10.1
laws.................................................................       4.3
Leases...............................................................       4.8
Liens................................................................      10.1
Listed Employee......................................................       7.6

                                                                       Section
                                                                      ---------
LLC Agreement........................................................      10.1
LP Allocation Amount.................................................       1.3
LP Interest..........................................................      10.1
Management Agreements................................................      4.17
Management LLC.......................................................       2.1
Managing Member......................................................       5.2
Material Contract....................................................      4.15
Material Encumbrance.................................................      7.15
Matter Removal Notice................................................       8.5
Matter Removal Notice Date...........................................       8.5
Matter Removal Notice Time...........................................       8.5
McNeil Cash Contribution.............................................       2.3
McNeil Limited Partner Meeting.......................................       7.1
McNeil Partnership Properties........................................       4.8
McNeil Partnership Statements........................................       4.5
McNeil Partnerships..................................................   Heading
McNeil Person........................................................      10.1
McREMI...............................................................   Heading
McREMI Assets........................................................      10.1
McREMI ERISA Affiliate...............................................      4.13
McREMI 401(k) Savings Plan...........................................       7.6
McREMI Plans.........................................................      4.13
McREMI Reduction Amount..............................................      10.1
McREMI Transaction Expenses..........................................      10.1
Merger Certificate...................................................       3.2
Merger Consideration.................................................       3.5
Merger Expense Reimbursement.........................................       3.5
Merger Fund..........................................................       3.5
Mergers..............................................................       3.1
Merging Partnership..................................................      10.1
Merging Private Partnerships.........................................      10.1
Midwest Properties...................................................   Heading
MII..................................................................   Heading
MPLP.................................................................   Heading
MPLP Allocation Amount...............................................       1.3
MPLP Contributions...................................................       2.3
MPLP GP Subsidiaries.................................................      10.1
MPLP Interests.......................................................       2.2
MPLP Subsidiary Corporation..........................................      10.1
MREF IX..............................................................   Heading
MREF X...............................................................   Heading
MREF XI..............................................................   Heading
MREF XII.............................................................   Heading
MREF XIV.............................................................   Heading
MREF XV..............................................................   Heading
MREF XX..............................................................   Heading
MREF XXI.............................................................   Heading
MREF XXII............................................................   Heading
MREF XXIII...........................................................   Heading
MREF XXIV............................................................   Heading
MREF XXV.............................................................   Heading

                                                                       Section
                                                                      ---------
MREF XXVI............................................................   Heading
MREF XXVII...........................................................   Heading
MULPL................................................................      10.1
Negative Excess Cash Balance.........................................       2.4
Net McREMI Allocated Value...........................................      10.1
Net Operating Income.................................................      10.1
Net Per Partnership Allocated Value..................................       1.3
New GP LLC...........................................................       2.1
New Preliminary Excess Cash Balance..................................       2.4
New Preliminary Excess Cash Balance Schedule.........................       2.4
New Preliminary Pre-Closing Balance Sheet............................       2.4
Non-Terminated Loans.................................................       1.5
NOI Amount...........................................................      10.1
NOI Determination Date...............................................       8.2
Objection Period.....................................................       2.4
Objection Statement..................................................       2.4
Option Price.........................................................      7.14
Order................................................................       8.1
Original LLC Agreement...............................................      10.1
Other Consents.......................................................      7.13
Other Estoppels......................................................      7.13
Other Interests......................................................       4.2
Other Harbour Club Properties........................................      7.14
Other Items..........................................................       4.8
Paid Assumption Fees.................................................       1.5
Partial McREMI Allocated Value.......................................       1.3
Participating McNeil Partnership.....................................      10.1
Participating Merging Partnership....................................      10.1
Participating Partnership Consideration Amount.......................      10.1
Partnership Break-Up Fee.............................................      10.1
Partnership Percentage...............................................      10.1
Payment Agent........................................................       3.5
Per Partnership Allocated Value......................................       1.3
Per Partnership Transaction Expenses.................................      10.1
Per Unit Allocation Amount...........................................       1.3
Per Unit Consideration Amount........................................      10.1
Permitted Restrictions and Encumbrances..............................       4.8
person...............................................................      10.1
Portfolio Advisory Agreement.........................................      10.1
Positive Excess Cash Balance.........................................       2.4
Post-Allocation Upstream Amounts.....................................      10.1
Post-Allocation Upstream Payables....................................      10.1
Pre-Allocation Upstream Payable......................................      10.1
Pre-Closing Balance Sheet............................................       2.4
Pre-Closing Removable Partnership....................................       8.5
Preferred Equity Financing...........................................      10.1
Preliminary Excess Cash Balance......................................      10.1
Preliminary Excess Cash Balance Schedule.............................       2.4
Preliminary Pre-Closing Balance Sheet................................       2.4
Prepayment Fees......................................................       1.5
Private McNeil Partnership...........................................      10.1

                                                                      Section
                                                                     ----------
Property Employees..................................................       10.1
Property Listed Employees...........................................        7.6
Property Restrictions...............................................        4.8
Proxy Statement.....................................................        7.1
Proxy Mailing Date..................................................        7.6
Public McNeil Partnership Statements................................        4.5
Public McNeil Partnerships..........................................        4.5
Regency North.......................................................    Heading
Reimbursable Proposal...............................................        6.3
Reimbursable Proposal Amount........................................        6.3
Related Party Transaction...........................................       10.1
Removable Partnership...............................................        8.5
Pre-Closing Removal Notice..........................................        8.5
Pre-Closing Removal Notice Date.....................................        8.5
Pre-Closing Removal Notice Time.....................................        9.3
Rent Roll...........................................................        4.8
Replacement Support Agreements......................................        7.8
Residential Leases..................................................        4.8
Resolution Period...................................................        2.4
SNDA Agreements.....................................................       7.13
Schedule 13E-3......................................................        7.1
SEC.................................................................        4.3
Second McREMI Allocated Value.......................................        1.3
Securities Act......................................................        4.5
Seller Disclosure Letter............................................ Article IV
Seller Material Adverse Effect......................................       10.1
Seller Reimbursable Expenses........................................       10.1
Seller SEC Documents................................................        4.5
Seller Statements...................................................        4.5
Seller Subsidiaries.................................................       10.1
Sellers.............................................................    Heading
Severance Obligations...............................................       4.11
Shortfall Agreement.................................................       10.1
Stanger.............................................................   Recitals
Stanger Determination Date..........................................       10.1
Stanger Engagement Letter...........................................       10.1
Stanger Opinions....................................................       10.1
Sub LLC.............................................................        2.1
subsidiary..........................................................       10.1
Subsidiary Corporations.............................................       10.1
Subsidiary Financial Statements.....................................        4.5
Subsidiary Partnerships.............................................       10.1
Summerhill..........................................................    Heading
Summerhill GP.......................................................    Heading
Summerhill Note.....................................................       7.11
Superior Acquisition Proposal.......................................       10.1
Support Agreements..................................................       10.1
Survey Materials....................................................       7.15
Surviving Partnership...............................................        3.1
Takeover Statute....................................................       4.19
Taxes...............................................................       4.10

                                                                       Section
                                                                      ---------
Terminated Employees.................................................       7.6
Terminated Loans.....................................................       1.5
Termination Date.....................................................       9.1
Threshold Amount.....................................................       7.6
Title Commitments....................................................       4.8
Title Insurance Policies.............................................       4.8
Title Policies.......................................................       8.2
Total Allocated Partnership Value....................................       1.3
Total McREMI Allocated Value.........................................       1.3
Tranche A Terminated Loans...........................................       1.5
Tranche B Terminated Loans...........................................       1.5
Transaction Documents................................................      10.1
Transaction Expenses.................................................      10.1
Transitory Partnership...............................................       2.1
TRLPA................................................................      10.1
Underbudgeted Amount.................................................       6.3
Upstream Payables....................................................      10.1
Waiver Letter........................................................      10.1
Whitehall............................................................       5.2

                                MASTER AGREEMENT

   MASTER AGREEMENT (this "Agreement"), dated as of June 24, 1999, by and among WXI/McN Realty L.L.C., a Delaware limited liability company (the "Company"), McNeil Real Estate Fund IX, Ltd., a California limited partnership ("MREF IX"), McNeil Real Estate Fund X, Ltd., a California limited partnership ("MREF X"), McNeil Real Estate Fund XI, Ltd., a California limited partnership ("MREF XI"), McNeil Real Estate Fund XII, Ltd., a California limited partnership ("MREF XII"), McNeil Real Estate Fund XIV, Ltd., a California limited partnership ("MREF XIV"), McNeil Real Estate Fund XV, Ltd., a California limited partnership ("MREF XV"), McNeil Real Estate Fund XX, L.P., a California limited partnership ("MREF XX"), McNeil Real Estate Fund XXI, L.P., a California limited partnership ("MREF XXI"), McNeil Real Estate Fund XXII, L.P., a California limited partnership ("MREF XXII"), McNeil Real Estate Fund XXIII, L.P., a California limited partnership ("MREF XXIII"), McNeil Real Estate Fund XXIV, L.P., a California limited partnership ("MREF XXIV"), McNeil Real Estate Fund XXV, L.P., a California limited partnership ("MREF XXV"), McNeil Real Estate Fund XXVI, L.P., a California limited partnership ("MREF XXVI"), McNeil Real Estate Fund XXVII, L.P., a Delaware limited partnership ("MREF XXVII"), Fairfax Associates II, Ltd., a Florida limited partnership ("Fairfax"), Hearth Hollow Associates, L.P., a Kansas limited partnership ("Hearth Hollow"), McNeil Midwest Properties I, L.P., a Missouri limited partnership ("Midwest Properties"), Regency North Associates, L.P., a Missouri limited partnership ("Regency North"), McNeil Summerhill I, L.P., a Texas limited partnership ("Summerhill" and, together with MREF IX, MREF X, MREF XI, MREF XII, MREF XIV, MREF XV, MREF XX, MREF XXI, MREF XXII, MREF XXIII, MREF XXIV, MREF XXV, MREF XXVI, MREF XXVII, Fairfax, Hearth Hollow, Midwest Properties and Regency North, the "McNeil Partnerships"), McNeil Partners, L.P., a Delaware limited partnership ("MPLP"), McNeil Investors, Inc., a Delaware corporation ("MII"), McNeil Real Estate Management, Inc., a Delaware corporation ("McREMI"), McNeil Summerhill, Inc., a Texas corporation ("Summerhill GP" and, together with MII, MPLP, McREMI and the McNeil Partnerships, "Sellers") and Robert A. McNeil. Certain capitalized and uncapitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 10.1 hereof.

                             W I T N E S S E T H :

   WHEREAS, the governing body of each of the parties to this Agreement which are legal entities has determined that it is in the best interests of such party's partners, limited partners, stockholders or members, as the case may be, to enter into this Agreement and the Ancillary Agreements to which it is a party;

   WHEREAS, subject to the terms and conditions of this Agreement, in respect of each Participating Merging Partnership, (i) the Company or, at the direction of the Company, a subsidiary of the Company will acquire all of the LP Interests in such Participating Merging Partnership in consideration for (A) cash equal to the Participating Partnership Consideration Amount for such Participating Merging Partnership, (B) the Company's repayment of the Tranche A Terminated Loans and the Tranche B Terminated Loans of such Participating Merging Partnership and the Company's payment of certain related fees in accordance with Section 1.5 hereof and (C) the Company's indirect assumption of the Non-Terminated Loans to which the properties of such Participating Merging Partnership are subject, and (ii) a subsidiary of the Company, at the direction of the Company, will acquire all of the GP Interests in such Participating Merging Partnership and certain assets of MPLP relating to such Participating Merging Partnership (including, without limitation, all of the GP Interests and shares of capital stock owned by MPLP in any Seller Subsidiaries of such Participating Merging Partnership) in consideration for the Company's issuance of Company Interests to MPLP (or another designee of the Contributing Partners), and MPLP (or another designee of the Contributing Partners) will receive credit for a capital contribution to the Company in an amount equal to the GP Allocation Amount for such Participating Merging Partnership in accordance with Section 1.1 hereof;

   WHEREAS, subject to the terms and conditions of this Agreement, if Fairfax or Summerhill or both are a Participating McNeil Partnership, (i) the Company or, at the direction of the Company, a subsidiary of the Company will acquire all of the LP Interests in such Participating McNeil Partnership in consideration for the

Company's issuance of Company Interests to MPLP (or another designee of the Contributing Partners), and MPLP (or another designee of the Contributing Partners) will receive credit for a capital contribution to the Company in an amount equal to the LP Allocation Amount for such Participating McNeil Partnership in accordance with Section 1.1 hereof and (ii) a subsidiary of the Company, at the direction of the Company, will acquire all of the GP Interests in such Participating McNeil Partnership and certain assets of MPLP relating to such Participating McNeil Partnership (including, without limitation, all of the GP Interests and shares of capital stock owned by MPLP in any Seller Subsidiaries of such Participating McNeil Partnership) in consideration for the Company's issuance of Company Interests to MPLP (or another designee of the Contributing Partners), and MPLP (or another designee of the Contributing Partners) will receive credit for a capital contribution to the Company in an amount equal to the GP Allocation Amount for such Participating McNeil Partnership in accordance with Section 1.1 hereof;

   WHEREAS, subject to the terms and conditions of this Agreement, a subsidiary of the Company, at the direction of the Company, will acquire the McREMI Assets in consideration for the Company's issuance of Company Interests to MPLP (or another designee of the Contributing Partners), and MPLP (or another designee of the Contributing Partners) will receive credit for a capital contribution to the Company in an amount equal to the Net McREMI Allocated Value in accordance with Section 1.1 hereof;

   WHEREAS, subject to the terms and conditions of this Agreement, immediately prior to the Effective Time, in consideration for certain cash contributions (if any) to the Company and certain expenses incurred by Sellers, the Company will issue Company Interests to MPLP (or another designee of the Contributing Partners) in accordance with Section 1.4 hereof, and MPLP (or another designee of the Contributing Partners) will receive credit for a capital contribution to the Company in an amount equal to the sum of the McNeil Cash Contribution (if any), the Capitalized McNeil Expenses and the Additional McNeil Contribution (if any);

   WHEREAS, subject to the terms and conditions of this Agreement, on the Closing Date and immediately prior to the Effective Time, a distribution will be declared to the limited partners in each Participating McNeil Partnership in an amount in cash equal to the Positive Excess Cash Balance (if any) for such Participating McNeil Partnership;

   WHEREAS, subject to the terms and conditions of this Agreement, after the date of this Agreement and prior to the Effective Time, Robert A. Stanger & Co., Inc. ("Stanger") will allocate the Aggregate Consideration in accordance with Section 1.3 hereof; and

   WHEREAS, the consideration being paid by the Company for the LP Interests, the Allocations and certain related matters will be the subject of "fairness" opinions by Stanger confirming that the Aggregate Consideration, the Allocations and such matters are fair from a financial point of view to the limited partners of each of the McNeil Partnerships.

   NOW, THEREFORE, for and in consideration of the mutual representations, warranties, covenants, agreements and undertakings set forth below, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                The Acquisition

   Section 1.1 The Acquisition; Consideration. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto agree that:

   (a) With respect to each Participating Merging Partnership, subsidiaries of the Company, at the direction of the Company, shall acquire all of the GP Interests in such Participating Merging Partnership, and the Company or, at the direction of the Company, one or more of its subsidiaries shall acquire all of the LP Interests in such Participating Merging Partnership and certain assets of MPLP relating to such Participating

Merging Partnership (including without limitation all of the GP Interests and shares of capital stock owned by MPLP in any Seller Subsidiaries of such Participating Merging Partnership). In consideration for all of the GP Interests and all of the LP Interests in such Participating Merging Partnership and such MPLP assets, the Company shall:

     (i) at the Effective Time, in accordance with Section 3.5 hereof, deliver to the Payment Agent cash in an amount equal to the Participating Partnership Consideration Amount for such Participating Merging
  Partnership;

     (ii) immediately prior to the Effective Time, in accordance with Section
  2.3 hereof and Section 6.1 of the LLC Agreement, issue to MPLP (or another designee of the Contributing Partners) membership interests in the Company (the "Company Interests"), and MPLP (or another designee of the Contributing Partners) shall receive credit for a capital contribution to the Company in an amount equal to the GP Allocation Amount for such Participating Merging Partnership. Such Company Interests shall upon issuance be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens (except as provided in the Indemnification Agreement, the LLC Agreement or the DLLCA), and shall be issued to MPLP (or another designee of the Contributing Partners); and

     (iii) at the Effective Time, in accordance with Sections 1.5(b) and 1.5(c) hereof, pay all Tranche A Terminated Loans secured by McNeil Partnership Properties of such Participating Merging Partnership and all Prepayment Fees relating thereto and pay all Tranche B Terminated Loans secured by McNeil Partnership Properties of such Participating Merging Partnership.

   (b) If Fairfax or Summerhill or both are a Participating McNeil Partnership, with respect to each such Participating McNeil Partnership, subsidiaries of the Company, at the direction of the Company, shall acquire all of the GP Interests in such Participating McNeil Partnership, and the Company or, at the direction of the Company, one or more of its subsidiaries shall acquire all of the LP Interests in such Participating McNeil Partnership and certain assets of MPLP relating to such Participating McNeil Partnership (including without limitation all of the GP Interests and shares of capital stock owned by MPLP in any Seller Subsidiaries of such Participating McNeil Partnership). In consideration for all of the GP Interests and all of the LP Interests in such Participating McNeil Partnership and such MPLP assets, the Company shall:

     (i) immediately prior to the Effective Time, in accordance with Section
  2.3 hereof and Section 6.1 of the LLC Agreement, issue to MPLP (or another designee of the Contributing Partners) Company Interests, and MPLP (or another designee of the Contributing Partners) shall receive credit for a capital contribution to the Company in an amount equal to the Participating Partnership Consideration Amount for such Participating McNeil Partnership. Such Company Interests shall upon issuance be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens (except as provided in the Indemnification Agreement, the LLC Agreement or the DLLCA), and shall be issued to MPLP (or another designee of the Contributing Partners);

     (ii) immediately prior to the Effective Time, in accordance with Section
  2.3 hereof and Section 6.1 of the LLC Agreement, issue to MPLP (or another designee of the Contributing Partners) Company Interests, and MPLP (or another designee of the Contributing Partners) shall receive credit for a capital contribution to the Company in an amount equal to the GP Allocation Amount for such Participating McNeil Partnership. Such Company Interests shall upon issuance be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens (except as provided in the Indemnification Agreement, the LLC Agreement or the DLLCA), and shall be issued to MPLP (or another designee of the Contributing Partners); and

     (iii) at the Effective Time, in accordance with Sections 1.5(b) and 1.5(c) hereof, pay all Tranche A Terminated Loans secured by McNeil Partnership Properties of such Participating McNeil Partnership and all Prepayment Fees relating thereto and pay all Tranche B Terminated Loans secured by McNeil Partnership Properties of such Participating McNeil Partnership.

   (c) A subsidiary of the Company, at the direction of the Company, shall acquire all of the McREMI Assets. In consideration for the McREMI Assets, the Company shall issue to MPLP (or another designee of the

Contributing Partners) Company Interests, and MPLP (or another designee of the Contributing Partners) shall receive credit for a capital contribution to the Company in an amount equal to the Net McREMI Allocated Value. Such Company Interests shall upon issuance be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens (except as provided in the Indemnification Agreement, the LLC Agreement or the DLLCA), and shall be issued to MPLP (or another designee of the Contributing Partners).

   Section 1.2 Closing. The closing of the Mergers and the other transactions contemplated by this Agreement to take place at the Effective Time (the "Closing") shall take place at a time and on a date (the "Closing Date") to be specified by the parties hereto, which shall be no later than the fifth business day after the later of (i) the date upon which the last unsatisfied or unwaived condition to Closing set forth in Sections 8.1, 8.2 and 8.3 hereof is satisfied or waived and (ii) the Pre-Closing Removal Notice Date, at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, unless another time, date or place is agreed to in writing by Sellers and the Company.

   Section 1.3 Allocation of the Aggregate Consideration.

   (a) As promptly as practicable following the date hereof and prior to the Effective Time, Sellers shall cause Stanger to allocate the Aggregate Consideration between (i) certain assets of McREMI, taken as a whole (the "Partial McREMI Allocated Value"), and (ii) all of the McNeil Partnerships, taken as a whole, including certain other assets of MPLP (assuming the contributions in Section 2.2 hereof have been consummated) (the matters in this clause (ii), collectively, the "Total Allocated Partnership Value").

   (b) Upon the completion of the allocation described in Section 1.3(a) hereof, the Total Allocated Partnership Value shall be allocated among the McNeil Partnerships (the portion of the Total Allocated Partnership Value attributable to a McNeil Partnership pursuant to this Section 1.3(b), the "Per Partnership Allocated Value" for such McNeil Partnership), by multiplying, with respect to each McNeil Partnership (i) the Total Allocated Partnership Value by
(ii) the Partnership Percentage of such McNeil Partnership.

   (c) As promptly as practicable following the completion of the allocations described in Sections 1.3(a) and 1.3(b) hereof and assuming that the contributions described in Section 2.2 hereof have been consummated, Sellers shall cause Stanger to allocate the Net Per Partnership Allocated Value of each McNeil Partnership among (i) the GP Interests, taken as a whole, in such McNeil Partnership and certain other assets of MPLP (for each McNeil Partnership, the "MPLP Allocation Amount" for such McNeil Partnership) and (ii) each class of LP Interests, taken as a whole, in such McNeil Partnership (for each class of LP Interests in each McNeil Partnership, the "LP Allocation Amount" for such class of LP Interests in such McNeil Partnership). For purposes of this Agreement, "Net Per Partnership Allocated Value" of a McNeil Partnership means an amount equal to the difference determined by subtracting (i) the aggregate outstanding principal amount, determined as of the Stanger Determination Date, of all Existing Loans of such McNeil Partnership from (ii) the Per Partnership Allocated Value of such McNeil Partnership.

   (d) As promptly as practicable following the completion of the allocations described in Sections 1.3(a), 1.3(b) and 1.3(c) hereof, (i) Sellers shall cause Stanger to render a per unit allocation of the LP Allocation Amount for each LP Interest for each class of LP Interests in each McNeil Partnership (the "Per Unit Allocation Amount" for such LP Interest) and (ii) Sellers shall cause Stanger to allocate the MPLP Allocation Amount for each McNeil Partnership among (1) certain McREMI Assets (the "Second McREMI Allocated Value") and (2) the GP Interests, taken as a whole, in such McNeil Partnership (the "GP Allocation Amount" for such McNeil Partnership). For purposes of this Agreement, the "Total McREMI Allocated Value" shall equal the sum of the Partial McREMI Allocated Value and the aggregate of the Second McREMI Allocated Values.

   (e) Each party to this Agreement agrees to be unconditionally and irrevocably bound by the Allocations, except for manifest error in the allocation described in Section 1.3(d) hereof.

   (f) Each party to this Agreement acknowledges and agrees that each of the Growth/Shelter Per Unit Special Amounts has been determined by mutual agreement among the parties hereto independent of, separate from, and in addition to the Allocations and the Aggregate Consideration, and that the payment of any Growth/Shelter Per Unit Special Amount shall not offset, or affect in any manner, the Allocations or the Aggregate Consideration.

   Section 1.4 Additional Consideration. Immediately prior to the Effective Time, in accordance with Sections 2.3 and 7.9(b) hereof and Section 6.1 of the LLC Agreement, the Company shall issue to MPLP (or another designee of the Contributing Partners) Company Interests, and MPLP (or another designee of the Contributing Partners) shall receive credit for a capital contribution to the Company in an amount equal to the sum of (A) the McNeil Cash Contribution (if any), (B) the Capitalized McNeil Expenses and (C) the Additional McNeil Contribution (if any). Such Company Interests shall upon issuance be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens (except as provided in the Indemnification Agreement, the LLC Agreement or the DLLCA), and shall be issued to MPLP (or another designee of the Contributing Partners). Nothing in this Section 1.4 shall offset, or affect in any manner, the Company Interests being issued to MPLP (or another designee of the Contributing Partners) pursuant to Section 1.1 hereof.

   Section 1.5 Indebtedness.

   (a) Schedule 1.5 of the Seller Disclosure Letter sets forth all of the indebtedness of each of the McNeil Partnerships, which indebtedness is secured by the McNeil Partnership Properties (the "Existing Loans"), the outstanding principal balance thereof, all accrued and unpaid interest thereon, the interest rate thereof and the remaining term thereof, in each case, as of the date specified on such Schedule 1.5.

   (b) Notwithstanding anything to the contrary in this Agreement, the Company shall repay at the Effective Time (including all accrued but unpaid interest thereon through to the Effective Time) all of the Existing Loans set forth on Annex A hereto which are secured by McNeil Partnership Properties of the Participating McNeil Partnerships (the "Tranche A Terminated Loans"). Notwithstanding anything to the contrary in this Agreement, the Company shall pay at the Effective Time all Prepayment Fees relating to the Tranche A Terminated Loans. For purposes of this Agreement, the term "Prepayment Fees" means any fees, costs and premiums charged by the lender of an Existing Loan in connection with its prepayment.

   (c) Notwithstanding anything to the contrary in this Agreement, the Company shall repay at the Effective Time (including all accrued but unpaid interest thereon through to the Effective Time) all of the Existing Loans set forth on Annex B hereto which are secured by McNeil Partnership Properties of the Participating McNeil Partnerships (the "Tranche B Terminated Loans" and, together with the Tranche A Terminated Loans, the "Terminated Loans"). Notwithstanding anything to the contrary in this Agreement, each Participating McNeil Partnership shall pay at the Effective Time all Prepayment Fees relating to the Tranche B Terminated Loans secured by McNeil Partnership Properties of such Participating McNeil Partnership.

   (d) Other than the Terminated Loans, all Existing Loans outstanding immediately prior to the Effective Time shall continue to remain outstanding at and after the Effective Time until their expiration or prepayment (all Existing Loans other than the Terminated Loans, the "Non-Terminated Loans").

   (e) Notwithstanding anything to the contrary in this Agreement, each Participating McNeil Partnership shall pay at the Effective Time all Assumption Fees relating to those Non-Terminated Loans set forth on Annex C hereto which are secured by McNeil Partnership Properties of such Participating McNeil Partnership in an amount with respect to each such Non-Terminated Loan (the aggregate amount of all Assumption Fees payable in respect of all such Non-Terminated Loans, the "Paid Assumption Fees") equal to the lesser of (1) the Assumption Fees for such Non-Terminated Loan and (2) the Prepayment Fees for such Non-Terminated Loan; provided, however, that the Company shall pay a portion of such Assumption Fees equal to the lesser of (1) one-half of the Paid Assumption Fees and (2) two hundred fifty thousand dollars ($250,000). For purposes of this Agreement, the term "Assumption Fees" means any fees, costs and premiums charged by the lender of a Non-Terminated Loan as a result of the change of control of the GP Interests of any Participating McNeil Partnership, the change in the ownership of a majority of the LP Interests in any Participating McNeil Partnership, the change (or change in control) of the management company for the properties of any Participating McNeil Partnership, the Merger in respect of such Participating McNeil Partnership or the other transactions expressly contemplated by this Agreement with respect to such Participating McNeil Partnership.

   Section 1.6 Reservation of Right to Revise Transaction. If Sellers and the Company agree in writing, the method of effecting the business combination between any one or more Sellers and the Company may be changed, and each party hereto shall cooperate in such efforts, including to provide for different forms of merger; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be received by holders of LP Interests and holders of GP Interests in the Participating McNeil Partnerships,
(ii) adversely affect the proposed tax treatment to holders of LP Interests and holders of GP Interests in the Participating McNeil Partnerships or (iii) materially delay the consummation of any of the Mergers or the other transactions contemplated by this Agreement.

                                   ARTICLE II

                      Transactions Related to the Mergers

   Section 2.1 Certain Company Acquisition Vehicles.

   (a) Prior to the consummation of any of the transactions contemplated by
Section 2.3(a) hereof, the Company shall (or, in only the case of clause (i) below, may) form or cause to be formed the following entities:

     (i) a single Delaware limited liability company (the "Sub LLC") which prior to the Effective Time shall have as its sole member the Company and at and after the Effective Time shall have as its members the Company and after the Effective Time may have as its members one or more third persons;

     (ii) separate Delaware limited liability companies (each, a "New GP LLC") each of which shall have as its sole member the Company or the Sub LLC; and, a New GP LLC shall be the sole general partner, together with the Company or the Sub LLC as the sole limited partner, of the Transitory Partnership for each Participating Merging Partnership;

     (iii) for each Participating Merging Partnership, a separate limited partnership (each, a "Transitory Partnership") formed in the state of formation of such Participating Merging Partnership, as set forth on
  Schedule 4.1(c) of the Seller Disclosure Letter, for which its corresponding New GP LLC shall be its sole general partner and for which the Company or the Sub LLC shall be its sole limited partner; and

     (iv) an additional single Delaware limited liability company (the "Management LLC" and, together with the Sub LLC (if the Sub LLC is formed) and the New GP LLCs, the "Company LLCs") which shall have as its sole member the Company or the Sub LLC.

     (b) On or prior to the Effective Time, no person shall have any interest in the Company, any Company LLC or any Transitory Partnership except as expressly provided in this Agreement or, in the case of the Sub LLC, except as expressly provided in the limited liability company operating agreement of the Sub LLC.

   Section 2.2 Contributions to MPLP. Following the Allocations of the Aggregate Consideration pursuant to Section 1.3 hereof and following the holding of all of the McNeil Limited Partner Meetings, but prior to the Effective Time:

     (a) if Fairfax is a Participating McNeil Partnership, then Robert A. McNeil shall contribute, transfer and assign to MPLP, free and clear of all Liens, (i) all of the GP Interests in Fairfax owned by him and (ii) all of the LP Interests in Fairfax owned by him (which shall not include any rights to receive any Positive

  Excess Cash Balance). In consideration of the contribution of such GP Interests and such LP Interests, MPLP shall issue LP Interests in MPLP ("MPLP Interests") in such names and denominations as Robert A. McNeil may request. Such MPLP Interests shall upon issuance be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens;

     (b) if Regency North is a Participating McNeil Partnership, then Robert
  A. McNeil shall contribute, transfer and assign to MPLP, free and clear of all Liens, all of the GP Interests in Regency North owned by him. In consideration of the contribution of such GP Interests, MPLP shall issue MPLP Interests in such names and denominations as Robert A. McNeil may request. Such MPLP Interests shall upon issuance be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens;

     (c) if Summerhill is a Participating McNeil Partnership, then (i) Summerhill GP shall contribute, transfer and assign to MPLP, free and clear of all Liens, all of the GP Interests in Summerhill owned by Summerhill GP, and (ii) Robert A. McNeil and Carole J. McNeil shall contribute, transfer and assign to MPLP, free and clear of all Liens, all of the LP Interests in Summerhill (which shall not include any rights to receive any Positive Excess Cash Balance). In consideration of the contribution of such GP Interests and such LP Interests, MPLP shall issue MPLP Interests in such names and denominations as Robert A. McNeil and Carole J. McNeil may request. Such MPLP Interests shall upon issuance be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens; and

     (d) McREMI shall contribute, transfer and assign to MPLP, free and clear of all Liens, the McREMI Assets. In consideration of the contribution of the McREMI Assets, MPLP shall issue MPLP Interests in such names and denominations as McREMI may request. Such MPLP Interests shall upon issuance be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens.

     (e) All contributions, transfers and assignments described in this
  Section 2.2 shall be effected pursuant to an instrument of assignment in the form of the Assignment Agreement.

   Section 2.3 Contributions by MPLP.

   (a) Following the contributions described in Section 2.2 hereof:

     (i) immediately prior to the Effective Time, at the direction of the Company, MPLP shall contribute, transfer and assign to the applicable New GP LLC, free and clear of all Liens, with the delivery of any applicable certificate or power of transfer (A) all of the GP Interests owned by MPLP in the Participating McNeil Partnership corresponding to such New GP LLC,
  (B) all of the GP Interests and shares of capital stock owned by MPLP in any Seller Subsidiaries of the Participating McNeil Partnership corresponding to such New GP LLC, (C) all rights of MPLP related to the GP Interests in the Participating McNeil Partnership corresponding to such New GP LLC (other than the Excluded MPLP Assets and the McREMI Assets) and (D) all of MPLP's rights, title and interest in and to the other assets of MPLP (other than the Excluded MPLP Assets and the McREMI Assets) (clauses (A) through (D), collectively, the "MPLP Contributions"). In consideration of the contribution, transfer and assignment of the MPLP Contributions, the Company shall issue Company Interests to MPLP (or another designee of the Contributing Partners) in accordance with Section 1.1 hereof;

     (ii) immediately prior to the Effective Time, at the direction of the Company, MPLP shall contribute, transfer and assign to the Company or the Sub LLC, free and clear of all Liens, (A) all of the LP Interests owned by MPLP in Fairfax if Fairfax is a Participating McNeil Partnership and (B) all of the LP Interests owned by MPLP in Summerhill if Summerhill is a Participating McNeil Partnership. In consideration of the contribution, transfer and assignment of such LP Interests, the Company shall issue Company Interests to MPLP (or another designee of the Contributing Partners) in accordance with Section 1.1 hereof;

     (iii) immediately prior to the Effective Time, at the direction of the Company, MPLP shall contribute, transfer and assign to Management LLC, free and clear of all Liens, the McREMI Assets. In consideration of the contribution, transfer and assignment of the McREMI Assets to Management LLC, the Company shall issue Company Interests to MPLP (or another designee of the Contributing Partners) in accordance with Section 1.1 hereof;

     (iv) at the Effective Time, in the event that the Allocated McNeil Value is less than the First McNeil Threshold, MPLP (or another designee of the Contributing Partners) shall contribute to the Company cash in an amount equal to the difference (such difference, the "McNeil Cash Contribution") determined by subtracting the Allocated McNeil Value from the First McNeil Threshold. In consideration of the contribution of the McNeil Cash Contribution, the Company shall issue Company Interests to MPLP (or another designee of the Contributing Partners) in accordance with Section 1.4 hereof; and

     (v) at the Effective Time, in the event that the sum of the Allocated McNeil Value and the McNeil Cash Contribution is less than one hundred million dollars ($100,000,000), MPLP (or another designee of the Contributing Partners) shall have the right, in its sole discretion, but not the obligation, to contribute to the Company, upon at least thirty (30) days notice to the Company prior to the estimated Closing Date, additional cash (the "Additional McNeil Contribution") in an aggregate amount not to exceed the difference determined by subtracting (i) an amount equal to the sum of the Allocated McNeil Value and the McNeil Cash Contribution (if any) from (ii) one hundred million dollars ($100,000,000). In consideration of the contribution of the Additional McNeil Contribution, the Company shall issue Company Interests to MPLP (or another designee of the Contributing Partners) in accordance with Section 1.4 hereof.

   (b) Immediately following the MPLP Contributions, each applicable New GP LLC shall be the sole general partner of its corresponding Participating McNeil Partnership, and, immediately following the contributions, transfers and assignments described in Section 2.3(a)(ii) hereof, the Company or the Sub LLC shall be the sole limited partner of each of Fairfax and Summerhill. Immediately following the contributions, transfers and assignments described in
Section 2.3(a) hereof, none of McREMI, MII, MPLP, Summerhill GP, Robert A. McNeil or Carole J. McNeil shall have any interest as a partner, stockholder or other equity holder in any Participating McNeil Partnership or any Seller Subsidiary of a Participating McNeil Partnership, other than as holders of LP Interests in the Participating Merging Partnerships and other than as a result of the beneficial ownership of Company Interests by MPLP (or another designee of the Contributing Partners).

   (c) All contributions, transfers and assignments described in Sections 2.3(a)(i), 2.3(a)(ii) and 2.3(a)(iii) hereof shall be effected pursuant to an instrument of assignment in the form of the Assignment Agreement.

   Section 2.4 Pre-Closing Distribution.

   (a) No less than ten (10) business days prior to the estimated Closing Date, MPLP shall cause to be prepared and delivered to the Company an unaudited balance sheet for each McNeil Partnership as of the last day (which shall be a date within forty-five (45) days of the estimated Closing Date) of the most recently completed fiscal month for which an unaudited balance sheet for such McNeil Partnership is available (each, a "Preliminary Pre-Closing Balance Sheet"). The Preliminary Pre-Closing Balance Sheet for each McNeil Partnership shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied consistently with past practice. The Preliminary Pre-Closing Balance Sheet for each McNeil Partnership shall be accompanied by a schedule setting forth the Preliminary Excess Cash Balance for such McNeil Partnership in the form attached as Annex D hereto (the "Preliminary Excess Cash Balance Schedule"), which shall be prepared in accordance with the methodology and principles set forth on Annex D hereto.

   (b)(i) Within four (4) business days (the "Objection Period") after the delivery by MPLP to the Company of the Preliminary Pre-Closing Balance Sheet and Preliminary Excess Cash Balance Schedule for a McNeil Partnership and all relevant books and records and any work papers (including those of Arthur Andersen LLP, Sellers' accountants) relating to the preparation of such Preliminary Pre-Closing Balance Sheet and such Preliminary Excess Cash Balance Schedule (including unaudited statements of operations and cash flows (prepared in accordance with GAAP applied consistently with past practice), bills, receipts and other written correspondence evidencing any amounts of Transaction Expenses), the Company and its accountants shall complete their review of such Preliminary Pre-Closing Balance Sheet and such Preliminary Excess Cash Balance Schedule. Sellers shall make readily available to the Company, on a timely basis during the Objection Period, all relevant books and records and any work papers (including those of Arthur Andersen LLP, Sellers' accountants) relating to the preparation of the Preliminary Pre-Closing Balance Sheets and the Preliminary Excess Cash Balance Schedules (including unaudited statements of operations and cash flows, bills, receipts and other written correspondence evidencing any amounts of Transaction Expenses) and all other items reasonably requested by the Company. In addition, Sellers and the Company shall make their relevant personnel reasonably available to each other to respond to inquiries relating to any of the materials described in the preceding sentence or any matters raised by the Company. On or before the last day of the Objection Period, the Company shall deliver to MPLP a reasonably detailed written statement of any objections or disagreements, including the reasons therefor, with respect to any Preliminary Pre-Closing Balance Sheet and Preliminary Excess Cash Balance Schedule (the "Objection Statement") (it being understood that neither the inclusion on any Preliminary Excess Cash Balance Schedule of any line item not listed on Annex D hereto nor the exclusion from any Preliminary Excess Cash Balance Schedule of any line item listed on Annex D hereto shall be the subject of any such objection or disagreement). If the Company does not provide MPLP with the Objection Statement with respect to the Preliminary Pre-Closing Balance Sheet or the Preliminary Excess Cash Balance Schedule with respect to a McNeil Partnership within the Objection Period, the parties hereto shall be deemed to have unconditionally accepted and agreed to, and shall be unconditionally bound by, the Preliminary Pre-Closing Balance Sheet, the Preliminary Excess Cash Balance Schedule and the Preliminary Excess Cash Balance set forth on such Preliminary Excess Cash Balance Schedule, in each case, with respect to such McNeil Partnership, other than with respect to the Specified Transaction Expenses which shall be updated to a subsequent date in accordance with Note 17 to the Excess Cash Balance Schedule.

     (ii) In the event that the Company delivers to MPLP an Objection Statement with respect to a Preliminary Pre-Closing Balance Sheet or the Preliminary Excess Cash Balance Schedule with respect to a McNeil Partnership within the Objection Period, the Company and MPLP shall have two (2) business days (the "Resolution Period") following the receipt by MPLP of such Objection Statement to resolve any disagreements set forth in the Objection Statement. If the Company and MPLP are unable to resolve all of their disagreements set forth in the Objection Statement within the Resolution Period, the Company and MPLP shall, promptly following the Resolution Period, submit their remaining differences to a nationally recognized firm of independent public accountants which shall be chosen by mutual agreement of the Company and MPLP or, in the event the Company and MPLP are unable to agree, a firm chosen jointly by the accountants of each of them (the "CPA Firm"). The CPA Firm, acting as experts and not as arbitrators, shall determine, by applying the methodology and principles set forth on Annex D hereto, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Preliminary Pre-Closing Balance Sheet or the amounts set forth on the Preliminary Excess Cash Balance Schedule should be revised. The Company and MPLP shall instruct the CPA Firm to deliver its written determination to the Company and MPLP no later than two (2) business days after such remaining differences are referred to the CPA Firm (unless the Company and MPLP agree in writing, upon request of the CPA Firm, to provide the CPA Firm with additional time to make its determination); provided, however, that such determination shall be made no later than the day immediately prior to the estimated Closing Date. The CPA Firm's determination relating to each Preliminary Pre-Closing Balance Sheet and each Preliminary Excess Cash Balance Schedule submitted to it shall be conclusive and binding upon the parties hereto. The fees and disbursements of the CPA Firm shall be shared equally by the Company, on the one hand, and Sellers, on the other hand. Sellers shall make readily available to the CPA Firm, on a timely basis during the period the CPA Firm is making its determination pursuant to this Section 2.4(b)(ii), all relevant books and records and any work papers (including those of Arthur Andersen LLP, Sellers' accountants) relating to the preparation of the Preliminary Pre-Closing Balance Sheets and Preliminary Excess Cash Balance Schedules (including unaudited statements of operations and cash flows, bills, receipts and other written correspondence evidencing any amounts of Transaction Expenses) and all other items reasonably requested by the CPA Firm. In addition, Sellers and the Company shall make their relevant personnel reasonably available to the CPA Firm and each other to respond to any inquiries relating to the disagreements submitted to the CPA Firm.

     (iii) Each Preliminary Pre-Closing Balance Sheet, Preliminary Excess Cash Balance Schedule and Preliminary Excess Cash Balance set forth on such Preliminary Excess Cash Balance Schedule after having been deemed to be accepted by the parties hereto pursuant to the last sentence of Section 2.4(b)(i) hereof or the CPA Firm's determinations in respect thereof pursuant to Section 2.4(b)(ii) hereof are, respectively, referred to herein as the "Pre-Closing Balance Sheet," "Excess Cash Balance Schedule" and the "Excess Cash Balance."

   (c) For each Participating McNeil Partnership for which the Excess Cash Balance is greater than zero (a "Positive Excess Cash Balance"), MPLP shall cause such Participating McNeil Partnership, on the Closing Date and immediately prior to the consummation of any of the transactions contemplated by Section 2.3(a) hereof, to irrevocably declare a cash distribution, in an amount equal to the Positive Excess Cash Balance for such Participating McNeil Partnership, to the persons who were limited partners (prior to the consummation of any of the transactions contemplated by Section 2.3(a) hereof) of such Participating McNeil Partnership as a special distribution in accordance with the limited partnership agreement of such Participating McNeil Partnership. For each Participating McNeil Partnership for which the Excess Cash Balance is less than zero, the "Negative Excess Cash Balance" in respect of such Participating McNeil Partnership shall be an amount equal to such negative Excess Cash Balance. The Company and the Participating McNeil Partnerships agree to take such actions as may be necessary to effect the distributions contemplated by this Section 2.4(c) concurrently with the payment of the Merger Consideration to former holders of LP Interests pursuant to
Section 3.5 hereof.

   (d) On and following the date of the Preliminary Pre-Closing Balance Sheet for a McNeil Partnership, such McNeil Partnership shall not declare any distributions with respect to any GP Interest or LP Interest in such McNeil Partnership prior to the Effective Time, except for the distributions contemplated by Section 2.4(c) hereof in the event such McNeil Partnership is a Participating McNeil Partnership and except for Post-Allocation Upstream Payables accruing through to the Closing Date.

   (e) The parties hereto acknowledge and agree that immediately upon the declaration of the Positive Excess Cash Balance, the amount of such special distribution shall become final and binding upon the parties hereto and shall not be offset against any other amounts due, payable or owing by any person under this Agreement or the Ancillary Agreements (regardless of any subsequent recalculation of the Excess Cash Balance).

   (f) If the estimated Closing Date is delayed for more than ten (10) business days and such estimated Closing Date falls more than forty-five days after the last date of the fiscal month for which the preceding Preliminary Pre-Closing Balance Sheet and Preliminary Pre-Closing Excess Cash Schedule for a McNeil Partnership were prepared, MPLP and the Company shall each have the right to cause to be reprepared and redelivered, in accordance with Section 2.4(a) hereof, a new Preliminary Pre-Closing Balance Sheet (the "New Preliminary Pre-Closing Balance Sheet") and a new Preliminary Excess Cash Balance Schedule (the "New Preliminary Excess Cash Balance Schedule"), setting forth a new Preliminary Excess Cash Balance (the "New Preliminary Excess Cash Balance"), for such McNeil Partnership. Each such New Preliminary Pre-Closing Balance Sheet, New Preliminary Excess Cash Balance Schedule and New Preliminary Excess Cash Balance shall be subject to the provisions of Sections 2.4(a) through 2.4(e) hereof and shall become final and binding on the parties hereto in accordance with Section 2.4(b) hereof; provided, however, that each party hereto acknowledges and agrees that none of the preparation, delivery, acceptance or resolution of disagreements with respect to any New Preliminary Pre-Closing Balance Sheet, New Preliminary Excess Cash Balance Schedule or New Preliminary Excess Cash Balance shall delay the Closing if the Closing would otherwise be required to occur pursuant to the terms of this Agreement had the preparation and delivery of such items not been requested. If the Closing would otherwise be required to occur, or has otherwise occurred prior to the time at which the New Preliminary Pre-Closing Balance Sheet, New Preliminary Excess Cash Balance Schedule and New Preliminary Excess Cash Balance for a McNeil Partnership becomes final and binding on the parties hereto in accordance with
Section 2.4(b) hereof, the parties acknowledge and agree that they shall be bound by the immediately preceding Pre-Closing Balance Sheet, Excess Cash Balance Schedule and Excess Cash Balance for such McNeil Partnership which has become final and binding on the parties hereto in accordance with Section 2.4(b) hereof. Without limiting the foregoing, in the event that prior to the Closing a New Preliminary Pre-Closing Balance Sheet, a New Preliminary Excess Cash Balance Schedule and a New Preliminary Excess Cash Balance for a McNeil Partnership have been deemed to be accepted by all parties hereto pursuant to the last sentence of Section 2.4(b)(i) hereof or all disputes in connection therewith are resolved pursuant to Section 2.4(b)(ii) hereof, respectively, references herein to the "Pre-Closing Balance Sheet," the "Excess Cash Balance Schedule" and the "Excess Cash Balance" for such McNeil Partnership shall be deemed to refer to such New Preliminary Pre-Closing Balance Sheet, such New Excess Cash Balance Schedule and such New Excess Cash Balance, respectively.

   (g) Notwithstanding anything to the contrary set forth in this Agreement, in connection with the matters contemplated by this Section 2.4, the parties hereto acknowledge and agree that Sellers shall not be required to deliver any work papers of Arthur Andersen LLP if the recipients thereof do not execute a confidentiality agreement substantially comparable to the one entered into by representatives of the Company prior to the date hereof.

                                  ARTICLE III

                                  The Mergers

   Section 3.1 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable Governing Laws, the Transitory Partnership corresponding to each Participating Merging Partnership shall merge with and into its respective Participating Merging Partnership at the Effective Time. Following the Effective Time, (i) each such Participating Merging Partnership shall be the surviving partnership (the "Surviving Partnership") in such merger and (ii) the applicable New GP LLC that was the general partner of such Participating Merging Partnership immediately following the MPLP Contributions and immediately prior to the Effective Time shall be the sole general partner of its corresponding Surviving Partnership and the Company or the Sub LLC shall be the sole limited partner of each Surviving Partnership. The mergers described in this Section 3.1 are collectively referred to in this Agreement as the "Mergers."

   Section 3.2 Effective Time.

   (a) Subject to the terms and conditions set forth in this Agreement, for each Participating Merging Partnership and its respective Transitory Partnership, a certificate of merger, articles of merger, certificate of cancellation, statement of merger or such other documents as may be required by the Governing Law applicable to such Participating Merging Partnership and its corresponding Transitory Partnership (each, a "Merger Certificate"), shall be duly executed and acknowledged by the applicable New GP LLC (or its designee), as the general partner of such Participating Merging Partnership and its corresponding Transitory Partnership, and thereafter delivered to the Secretary of State of the state of formation of such Participating Merging Partnership, as set forth on Schedule 4.1(c) of the Seller Disclosure Letter.

   (b) The Mergers shall become effective at such time on the Closing Date (or such later time as the parties may agree upon and set forth in each of the Merger Certificates) (the "Effective Time" in respect of each such Merger) as specified in properly executed and certified copies of the Merger Certificate for each Participating Merging Partnership and its corresponding Transitory Partnership are duly filed with the Secretary of State of the state of formation of such Participating Merging Partnership, as set forth on Schedule 4.1(c) of the Seller Disclosure Letter, in accordance with the Governing Law applicable to each such Merger. To the extent permitted by the applicable Governing Law, each Merger Certificate shall be so filed at least one (1) business day prior to the Closing Date.

   Section 3.3 Effects of the Mergers; LLC Agreement.

   (a) Each of the Mergers shall have the effects set forth under the Governing Law applicable to such Merger.

   (b) At the Effective Time, the Original LLC Agreement shall be amended and restated in its entirety in the form of the LLC Agreement. The LLC Agreement shall be the organizational document of the Company from and after the Effective Time, until thereafter amended as provided therein or pursuant to applicable law.

   Section 3.4 Conversion of Partnership Interests. As of the Effective Time, by virtue of the Mergers and without any action on the part of any party hereto, any of the Transitory Partnerships, any Company LLC, any holder of any LP Interest or any holder of any GP Interest:

   (a) Each LP Interest of each class of LP Interests (other than a Growth/Shelter Unit) in each of the Participating Merging Partnerships outstanding immediately prior to the Effective Time shall be converted into and shall become the right to receive cash (without interest thereon) in an amount equal to the Per Unit Consideration Amount to which such LP Interest is entitled under the respective limited partnership agreement of such Participating Merging Partnership upon surrender of the Certificate(s) representing such LP Interest for cancellation (or, in the case of an LP Interest in a Participating Merging Partnership which is a Merging Private Partnership, upon the delivery of the affidavit made in accordance with Section 3.5(d) hereof) to the Payment Agent. Each Growth/Shelter Unit in each of MREF XXI, MREF XXII and MREF XXIII, if such McNeil Partnership is a Participating McNeil Partnership, outstanding immediately prior to the Effective Time shall be converted into and shall become the right to receive cash (without interest thereon) in an amount equal to the Growth/Shelter Per Unit Special Amount for each Growth/Shelter Unit in such Participating McNeil Partnership upon surrender of the Certificate(s) representing such Growth/Shelter Unit for cancellation to the Payment Agent. As of the Effective Time, each LP Interest in each of the Participating Merging Partnerships shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of an LP Interest in a Participating Merging Partnership shall cease to have any rights with respect thereto, except the right to receive (i) the Per Unit Consideration Amount and (ii) in the case of an LP Interest other than a Growth/Shelter Unit, the Positive Excess Cash Balance (if any) in respect of such Participating Merging Partnership, in the case of each of clauses (i) and (ii), without interest thereon, to which such LP Interest is entitled pursuant to this Section 3.4.

   (b) As of the Effective Time, each LP Interest in each Transitory Partnership issued and outstanding as of the Effective Time shall be converted into one fully issued and nonassessable LP Interest in the Surviving Partnership in each Merger between such Transitory Partnership and its corresponding Participating Merging Partnership.

   (c) Each GP Interest in each of the Participating Merging Partnerships outstanding immediately prior to the Effective Time shall be converted into and shall become one fully paid and nonassessable GP Interest in the Surviving Partnership in each Merger. As of the Effective Time, each GP Interest in each Transitory Partnership shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such GP Interests shall cease to have any rights in respect thereto.

   Section 3.5 Payment of Merger Consideration.

   (a) At the Effective Time, as required by Section 3.5(b) hereof, the Company shall deposit with such agent or agents as may be appointed by the Company (the "Payment Agent") for the benefit of the holders of LP Interests in the Participating Merging Partnerships, cash in an aggregate amount equal to the sum of the Participating Partnership Consideration Amounts for each Participating McNeil Partnership (such sum, the "Merger Consideration," and the Merger Consideration deposited with the Payment Agent is referred to as the "Merger Fund").

   (b) Immediately following the Effective Time, the Payment Agent shall mail to each holder of record of certificate(s) which immediately prior to the Effective Time represented outstanding LP Interests in the Participating Merging Partnerships (the "Certificates") and which were converted into the right to receive the Merger Consideration pursuant to Section 3.4 hereof (or, in the case of any Participating Merging Partnership which is a Merging Private Partnership, each holder of record of an LP Interest in such Merging Private Partnership): (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the LP Interests shall pass to the Company only upon delivery of the Certificates (or, in the case of any Participating Merging Partnership which is a Merging Private Partnership, upon the delivery by such holder of record of appropriate documentation and the delivery by MPLP of the affidavit specified in Section 3.5(d) hereof) to the Payment Agent and shall be in such form and have such other provisions as the Company may reasonably specify); and (ii) instructions for effecting the surrender of the Certificates (or delivery of such appropriate documentation and affidavit) in exchange for the Per Unit Consideration Amount which such holder has the right to receive pursuant to Section 3.4 hereof (taking into account different classes (if any) of LP Interests in such Participating Merging Partnership). Upon surrender of a Certificate for cancellation (or delivery of such appropriate documentation and affidavit) to the Payment Agent together with such letter of transmittal duly executed, the holder of such LP Interests shall be entitled to receive in exchange therefor a check representing the Per Unit Consideration Amount which such holder has the right to receive pursuant to Section 3.4 hereof, and any Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of LP Interests in a Participating Merging Partnership which is not registered in the transfer records of such Participating Merging Partnership, payment of the Per Unit Consideration Amount which such holder has the right to receive pursuant to Section 3.4 hereof may be made to a transferee if the Certificate representing such LP Interests (or, in the case of any Participating Merging Partnership which is a Merging Private Partnership, if the affidavit specified in Section 3.5(d) hereof and a suitable bond or indemnity) is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 3.5, each Certificate shall be deemed at and after the Effective Time to represent only the right to receive upon such Certificate's surrender the Per Unit Consideration Amount which the holder of such Certificate has the right to receive pursuant to Section 3.4 hereof. The Surviving Partnerships shall have the right to, and shall, take all steps necessary to ensure compliance, and shall comply, with all withholding obligations with respect to any foreign holders of LP Interests in connection with the payment of any Per Unit Consideration Amount. No interest will be paid or will accrue on any Per Unit Consideration Amount upon the surrender of any Certificate.

   (c) In the event that any Certificate shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Unit Consideration Amount which the holder of such Certificate has the right to receive pursuant to Section 3.4 hereof; provided, however, that the Payment Agent shall (unless the Company determines otherwise) require the delivery of a suitable bond or indemnity, the form of which bond or indemnity shall be acceptable to the Company.

   (d) In the case of LP Interests in the Participating Merging Partnerships which are Merging Private Partnerships, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit as to the identity of each owner of LP Interests in such Merging Private Partnership by MPLP (in the case of Hearth Hollow and Midwest Properties) and Robert A. McNeil (in the case of Regency North), the Per Unit Consideration Amount which the holder of LP Interests therein has the right to receive pursuant to Section 3.4 hereof.

   (e) All Merger Consideration paid upon the surrender for exchange of LP Interests in the Participating Merging Partnerships in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such LP Interests; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Surviving Partnership in each of the Mergers shall continue to have an obligation following the Effective Time (i) to pay distributions with a record date prior to the Effective Time which may have been declared by a Participating Merging Partnership on LP Interests in such Participating McNeil Partnership in accordance with the terms of this Agreement or declared prior to the date of this Agreement and, in either case, which remain unpaid at the Effective Time and (ii) to distribute to the former limited partners of each Participating Merging Partnership the Positive Excess Cash Balance (if any) in respect of such Participating Merging Partnership in accordance with Section 2.4(c) hereof. From and after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Partnerships of LP Interests in the Participating Merging Partnerships which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Partnerships for any reason, such Certificates shall be canceled and exchanged as provided in this Section
3.5. If, after the Effective Time, owners of LP Interests in any Merging Private Partnerships who are identified on the affidavits described in Section 3.5(d) hereof request payment in respect of such LP Interests from the Surviving Partnerships for any reason, the Per Unit Consideration Amount which such owner has the right to receive pursuant to
Section 3.4 hereof and which has not theretofore been paid to such owner shall be delivered to such owner in exchange for such LP Interests.

   (f) None of the Payment Agent, the parties to this Agreement, the Transitory Partnerships, the Company LLCs or any of their respective affiliates shall be liable to any holder of an LP Interest in a Participating Merging Partnership for cash from the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (g) Any portion of the Merger Fund which remains undistributed to the holders of LP Interests in the Participating Merging Partnerships for a period of six months after the Effective Time shall be delivered to the Company, upon demand of the Company, and any such holder who has not theretofore complied with this Section 3.5 shall thereafter look only to the Company for payment of the Per Unit Consideration Amount which such holder had the right to receive pursuant to Section 3.4 hereof, and any unpaid distributions, subject to applicable escheat and other similar laws. The McNeil Partnerships shall pay all charges and expenses relating to the Mergers, and the Company shall reimburse the McNeil Partnerships, on the Closing Date and immediately prior to the distributions contemplated by Section 2.4(c) hereof, in an amount in cash equal to one-half of the amount of the charges and expenses relating to the Payment Agent (the "Merger Expense Reimbursement").

                                   ARTICLE IV

                   Representations and Warranties of Sellers

   Except as set forth in the disclosure letter delivered by Sellers to the Company prior to the execution of this Agreement (the "Seller Disclosure Letter") and referenced in the particular section of this Agreement to which exception is being taken, (i) MPLP, in its capacity as general partner of each of the McNeil Partnerships (other than Fairfax, Regency North and Summerhill), represents and warrants to the Company as of the date of this Agreement as to each of the McNeil Partnerships (other than Fairfax, Regency North and Summerhill) and such McNeil Partnership's respective Seller Subsidiaries (if any), (ii) MII, in its capacity as general partner of MPLP, represents and warrants to the Company as of the date of this Agreement as to MPLP and as to each of the McNeil Partnerships (other than Fairfax, Regency North and Summerhill) and such McNeil Partnership's respective Seller Subsidiaries (if any), (iii) each McNeil Partnership severally (and not jointly) represents and warrants to the Company as of the date of this Agreement as to itself and its respective Seller Subsidiaries (if any), (iv) Robert A. McNeil, in his capacity as the general partner of Fairfax and a general partner of Regency North, represents and warrants to the Company as of the date of this Agreement as to each of Fairfax and Regency North and Regency North's Seller Subsidiaries, (v) Fairfax represents and warrants to the Company as of the date of this Agreement as to itself, (vi) Regency North represents and warrants to the Company as of the date of this Agreement as to itself and its Seller Subsidiaries, (vii) Summerhill GP, in its capacity as general partner of Summerhill, represents and warrants to the Company as of the date of this Agreement as to Summerhill,
(viii) Summerhill represents and warrants to the Company as of the date of this Agreement as to itself and its Seller Subsidiaries, (ix) MPLP represents and warrants to the Company as of the date of this Agreement as to itself, (x) MII represents and warrants to the Company as of the date of this Agreement as to itself, (xi) Summerhill GP represents and warrants to the Company as of the date of this Agreement as to itself and (xii) McREMI represents and warrants to the Company as of the date of this Agreement as to itself, in each case, as follows:

   Section 4.1 Organization, Standing and Power.

   (a) Each of McREMI and MII is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and Summerhill GP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, and each of McREMI, MII and Summerhill GP has the requisite corporate power and authority to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not have a Seller Material Adverse Effect.

   (b) MPLP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, has the requisite partnership power and authority to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign limited partnership and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not have a Seller Material Adverse Effect.

   (c) Each McNeil Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the state of formation set forth opposite the name of such partnership on Schedule 4.1(c) of the Seller Disclosure Letter, has the requisite partnership power and authority to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign limited partnership and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not have a Seller Material Adverse Effect.

   (d) Complete and correct copies of the respective charters and bylaws of McREMI, MII and Summerhill GP and complete and correct copies of the respective certificate of limited partnership and limited partnership agreements of MPLP and the McNeil Partnerships, in each case as amended or supplemented to the date of this Agreement, have been made available to the Company.

   (e) Each Subsidiary Corporation is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Subsidiary Partnership is a partnership duly formed and validly existing under the laws of its jurisdiction of formation and has the requisite partnership power and authority to carry on its business as now being conducted. Each Seller Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Seller Material Adverse Effect. True and correct copies of the respective certificate of incorporation, by-laws, partnership agreement, limited partnership agreement, certificate of partnership and certificate of limited partnership, as applicable, and other organizational documents of each Seller Subsidiary, in each case as amended or supplemented to the date of this Agreement, have been made available to the Company.

   Section 4.2 Capital Structure; Title and Ownership of McREMI Assets.

   (a) Schedule 4.2(a) of the Seller Disclosure Letter sets forth the following information with respect to MPLP and each of the McNeil Partnerships, opposite the name of such partnership: (i) the capital structure of such partnership (including, with respect to each McNeil Partnership, the number of limited partners of such partnership as of the date specified in such Schedule 4.2(a));
(ii) as of the date specified in such Schedule 4.2(a), to the best Knowledge of Sellers, the ownership of any holders of five percent or more of the partnership interests of such partnership; (iii) the general partners of such partnership; (iv) any other names such partnership was formerly known as; and
(v) with respect to each McNeil Partnership, each real property owned directly by such McNeil Partnership or owned by a Seller Subsidiary of such McNeil Partnership. MII is the sole general partner of MPLP. Except as set forth in this Section 4.2 or on
Schedule 4.2(a) of the Seller Disclosure Letter and except as contemplated by the terms of this Agreement, no other units of partnership interest or other equity interests in the McNeil Partnerships were issued, reserved for issuance or outstanding. All outstanding units of partnership interest or other equity interest of each McNeil Partnership (i) have been duly authorized and are validly issued, fully paid and nonassessable and (ii) are subject to no restrictions except as set forth in the limited partnership agreement of such McNeil Partnership. Except as set forth on Schedule 4.2(a) of the Seller Disclosure Letter, none of the McNeil Partnerships has issued or granted or is a party to any outstanding commitments, agreements, options, arrangements or undertakings of any kind relating to units of partnership interest or any other equity interest of such McNeil Partnership or securities convertible into units of partnership interest or any other equity interest of such McNeil Partnership.

   (b) Except as set forth on Schedule 4.2(b) of the Seller Disclosure Letter, as of the date of this Agreement, McREMI has, and immediately prior to the contributions described in Section 2.3(a)(iii) hereof MPLP will have, good and marketable title to all of the McREMI Assets free and clear of all Liens.

   (c) As of the date of this Agreement, except as set forth on Schedule 4.2(c) of the Seller Disclosure Letter, (i) Robert A. McNeil has good and valid title to all of the GP Interests in Fairfax, (ii) Robert A. McNeil has good and valid title to all of the GP Interests in Regency North owned by him, (iii) Summerhill GP has good and valid title to all of the GP Interests in Summerhill, (iv) MPLP has good and valid title to (A) all of the GP Interests in each McNeil Partnership (other than Fairfax, Regency North and Summerhill),
(B) all of the GP Interests in the MPLP GP Subsidiaries, and (C) all of the shares of capital stock in the MPLP Subsidiary Corporations, (v) Robert A. McNeil has good and valid title to all of the LP Interests in Fairfax owned by him, and (vi) Robert A. McNeil and Carole J. McNeil have good and valid title to all of the LP Interests in Summerhill, in the case of each of clauses (i) through (vi) above, free and clear of all Liens.

   (d) Immediately prior to the contributions described in Sections 2.3(a)(i), 2.3(a)(ii) and 2.3(a)(iii) hereof, MPLP shall have (i) good and valid title to
(A) all of the GP Interests in each Participating McNeil Partnership, (B) all of the GP Interests in the MPLP GP Subsidiaries of the Participating McNeil Partnerships, and (C) all of the shares of capital stock in the MPLP Subsidiary Corporation of the Participating McNeil Partnerships, in each case, free and clear of all Liens, (ii) good and valid title to all of the LP Interests in Fairfax, free and clear of all Liens, if Fairfax is a Participating McNeil Partnership, (iii) good and valid title to all of the LP Interests in Summerhill, free and clear of all Liens, if Summerhill is a Participating McNeil Partnership, and (iv) good and marketable title to all of the McREMI Assets, free and clear of all Liens.

   (e) Except as set forth on Schedule 4.2(e) of the Seller Disclosure Letter, all distributions to holders of LP Interests in the McNeil Partnerships which have been declared by any McNeil Partnership prior to the date of this Agreement have been paid in full.

   (f) Except as set forth on Schedule 4.2(f) of the Seller Disclosure Letter and except for interests in certain of the Seller Subsidiaries and certain of the McNeil Partnerships, none of the McNeil Partnerships or MPLP owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business trust or other entity (other than investments in investment securities) ("Other Interest"). None of the Seller Subsidiaries owns directly or indirectly any Other Interest other than its interest (if any) in other Seller Subsidiaries.

   (g) Schedule 4.2(a) of the Seller Disclosure Letter sets forth, with respect to each Seller Subsidiary: (i) the identity (including any names it was formerly known as) and equity interest of any person with any equity interest in such Seller Subsidiary and (ii) each real property owned by such Seller Subsidiary. Except as set forth in this Section 4.2, no other shares of capital stock, partnership interests or other equity interests in the Seller Subsidiaries were issued, reserved for issuance or outstanding. Each of the outstanding shares of capital stock or outstanding partnership interests in each of the Seller Subsidiaries of the McNeil Partnerships is duly authorized, validly issued, fully paid and nonassessable (other than to secure any outstanding indebtedness to third party lenders with respect to any McNeil Partnership Property owned directly or indirectly by such Seller

Subsidiary). Other than as set forth on Schedule 4.2(a) of the Seller Disclosure Letter, each Seller Subsidiary of a McNeil Partnership is wholly-owned, directly or indirectly, by MPLP, such McNeil Partnership or other Seller Subsidiaries of such McNeil Partnership, free and clear of all Liens. None of the Seller Subsidiaries has issued or granted or is a party to any outstanding commitments, agreements, options, arrangements or undertakings of any kind relating to shares of capital stock, partnership interests or other equity interests of such Seller Subsidiary or securities convertible into shares of capital stock, partnership interests or other equity interests of such Seller Subsidiary.

   Section 4.3 Authority; Noncontravention; Consents.

   (a) Each of MII, McREMI and Summerhill GP has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party. MPLP has the requisite partnership power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party. Each McNeil Partnership has the requisite partnership power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and, subject to the requisite approvals of its partners, to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party. The execution and delivery by each Seller of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation by such Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party have been duly authorized by all necessary action on the part of such Seller, except for and subject to the approval by each Merging Partnership of the Merger in respect of such Merging Partnership, the MPLP Contributions in respect of such Merging Partnership and the appointment of the applicable New GP LLC as the successor general partner of such Merging Partnership by the requisite approval of the limited partners of such Merging Partnership. This Agreement has been duly executed and delivered by each Seller, and each of the other Transaction Documents has been duly executed and delivered by each Seller which is a party thereto, and, assuming the due execution and delivery of this Agreement and each such other Transaction Document by every other party hereto and thereto, respectively, this Agreement and each of such other Transaction Documents each constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with and subject to its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors' rights generally and (ii) general principles of equity. The board of directors of MII (as general partner of the general partner of each of the McNeil Partnerships, other than Fairfax, Regency North and Summerhill), the board of directors of Summerhill GP (as the general partner of Summerhill), Robert A. McNeil (as the general partner of Fairfax and a general partner of Regency North) and the limited partners of Summerhill have duly and validly approved, and taken all action required to be taken by them for the consummation of, the Mergers, the MPLP Contributions, the appointments of the applicable New GP LLCs as the successor general partners of the McNeil Partnerships and the other transactions contemplated by this Agreement and the other Transaction Documents.

   (b) With respect to each Seller, except as set forth on Schedule 4.3(b) of the Seller Disclosure Letter, the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party do not, and the consummation by such Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party and compliance by such Seller with the provisions of this Agreement and the other Transaction Documents to which such Seller is a party shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or any other change in rights or obligations of any party under (including the right to amend or modify or refuse to perform or comply with), or result in the creation of any Lien upon any of the properties or assets of such Seller or its Seller Subsidiaries under, (i) (A) in the case of McREMI, MII, Summerhill GP and each Subsidiary Corporation, the respective charter and bylaws of McREMI, MII, Summerhill GP and each such Subsidiary Corporation, each as amended or supplemented to the date of this Agreement, and
(B) in the
case of MPLP, each McNeil Partnership and each such Subsidiary Partnership, the respective certificate of partnership, certificate of limited partnership, partnership agreement or limited partnership agreement of MPLP, each McNeil Partnership and each such Subsidiary Partnership, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement or obligation applicable to such Seller or its Seller Subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence of this Section 4.3(b), any judgment, order, decree, statute, law, ordinance, rule, regulation, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "laws") applicable to such Seller or its Seller Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or (iii) above, any such conflicts, violations, defaults, rights, losses, changes or Liens that, individually or in the aggregate, would not have a Seller Material Adverse Effect or prevent the consummation by such Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party. With respect to each Seller, no consent, approval, order or authorization of, or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (each, a "Governmental Entity"), or third party is required by or with respect to such Seller or its Seller Subsidiaries in connection with the execution and delivery by such Seller of this Agreement or the other Transaction Documents to which such Seller is a party, or the consummation by such Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party, except for (i) the filing with the Securities and Exchange Commission (the "SEC") by the Public McNeil Partnerships of the Proxy Statements and, if required by applicable law, the Schedule 13E-3, (ii) the acceptance for record of the Merger Certificate and any other documents required by the Governing Law applicable to each Merging Partnership and each Transitory Partnership, by the Secretary of State of the state of formation of such Merging Partnership and such Transitory Partnership, (iii) requisite approval of the limited partners of the Merging Partnerships, and (iv) such other consents, approvals, orders or authorizations of, or filings with, any Governmental Entity or third party (A) as are set forth on Schedule 4.3(b) of the Seller Disclosure Letter or (B) which, if not obtained or made, would not have, individually or in the aggregate, a Seller Material Adverse Effect or prevent the consummation by such Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party.

   (c) Solely for purposes of determining compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), each Seller confirms that the conduct of its business consists solely of investing in, owning, developing and operating, directly or indirectly through its subsidiaries, real estate for the benefit of its stockholders or partners, as the case may be, and that the McREMI Assets consist of management contracts relating to the McNeil Partnership Properties owned by the Participating McNeil Partnerships or their Seller Subsidiaries and other assets directly relating to the Participating McNeil Partnerships or their Seller Subsidiaries.

   Section 4.4 Compliance with Laws. Other than in respect of Environmental Laws and except as set forth on Schedule 4.4 of the Seller Disclosure Letter, Sellers and the Seller Subsidiaries are not violating or failing to comply with, and have not violated or failed to comply with, any law of any Governmental Entity applicable to their business, properties or operations, except to the extent that such violation or failure to comply, individually or in the aggregate, would not have a Seller Material Adverse Effect or prevent the consummation by any Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party. Except as set forth in the Seller SEC Documents filed prior to the date hereof, and, except as set forth on Schedules 4.4, 4.7, 4.8(b), 4.8(c), 4.9 and 4.10 of the Seller Disclosure Letter, no investigation or review by any Governmental Entity with respect to any of Sellers or Seller Subsidiaries is pending or, to the Knowledge of Sellers, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, have a Seller Material Adverse Effect or prevent the consummation by any Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party. To the Knowledge of Sellers, no material change is required in Sellers' or the Seller Subsidiaries' processes, properties or procedures in connection with any such laws, and except as set forth on Schedules 4.4, 4.7, 4.8(b), 4.8(c), 4.9 and 4.10 of the Seller Disclosure Letter, Sellers have not received any written notice or communication of any material noncompliance with any such laws that has not been cured. Except as set forth on Schedules 4.4, 4.8(a), 4.8(b), 4.8(c), 4.8(e) and 4.9 of the Seller Disclosure Letter, each of Sellers and each of the Seller Subsidiaries has all permits, licenses, trademarks, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other authorizations, consents and approvals from Governmental Entities necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, have a Seller Material Adverse Effect or prevent the consummation by any Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party.

   Section 4.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

   (a) The McNeil Partnerships that are required to file reports with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are identified on Schedule 4.5(a) of the Seller Disclosure Letter (collectively, the "Public McNeil Partnerships"), and have filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (collectively, including any such reports filed in the period subsequent to the date hereof but prior to the Closing Date, and as amended, the "Seller SEC Documents," and the financial statements of the Public McNeil Partnerships included in the Seller SEC Documents, the "Public McNeil Partnership Statements"). All of the Seller SEC Documents (other than preliminary material), as of their respective filing dates, complied (or, in the case of any Seller SEC Documents filed in the period subsequent to the date hereof but prior to the Closing Date, will comply as of their respective filing dates) in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, and, in each case, the rules and regulations promulgated thereunder applicable to such Seller SEC Documents. None of the Seller SEC Documents at the time of filing contained (or, in the case of any Seller SEC Documents filed in the period subsequent to the date hereof but prior to the Closing Date, will contain at the time of filing) any untrue statement of a material fact or at the time of filing omitted (or, in the case of any Seller SEC Documents filed in the period subsequent to the date hereof but prior to the Closing Date, will omit at the time of filing) to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) Each of the Private McNeil Partnerships has made available to the Company copies of its unaudited balance sheets as of March 31, 1999 and December 31, 1998 and its related unaudited statements of operations and cash flows for the three-month period ended March 31, 1999 and for the year ended December 31, 1998 (such financial statements, collectively with the Public McNeil Partnership Statements, the "McNeil Partnership Statements"). In addition: Regency North has made available to the Company copies of the audited balance sheet as of December 31, 1998 and the related audited statements of operations and cash flows for the year ended December 31, 1998 for Regency North Apartments Limited Partnership, a Subsidiary Partnership of Regency North; Hearth Hollow has made available to the Company copies of the audited balance sheet as of December 31, 1998 and the related audited statements of operations and cash flows for the year ended December 31, 1998 for Hearth Hollow Apartments Limited Partnership, a Subsidiary Partnership of Hearth Hollow; and Midwest Properties has made available to the Company copies of its audited balance sheet as of December 31, 1998 and its audited statements of operations and cash flows for the year ended December 31, 1998 and copies of the audited balance sheets as of December 31, 1998 and the related audited statements of operations and cash flows for the year ended December 31, 1998 for each of Cedarwood Hills Associates and East Bay Village Apartments Limited Partnership, each of which is a Subsidiary Partnership of Midwest Properties (all such financial statements described in this sentence, the "Subsidiary Financial Statements"). McREMI has made available to the Company copies of its unaudited balance sheet as of March 31, 1999 and its audited balance sheet as of December 31, 1998, and its related unaudited statements of operations and cash flows for the three-month period ended March 31, 1999 and its related audited statements of operations and cash flows for the year ended December 31, 1998. MII and MPLP have made available to the Company copies of their unaudited consolidated balance sheet as of March 31, 1999 and their audited consolidated balance sheet as of December 31, 1998, and their related unaudited consolidated statements of operations and cash flows for the three-month period ended March 31, 1999 and their related audited consolidated statements of operations and cash flows for the year ended December 31, 1998. The financial statements of McREMI and the consolidated financial statements of MII and MPLP made available to the Company in accordance with this paragraph (b), together with the McNeil Partnership Statements, are referred to in this Agreement as the "Seller Statements."

   (c) The Public McNeil Partnership Statements complied (or, in the case of Public McNeil Partnership Statements contained in any Seller SEC Documents filed in the period subsequent to the date hereof but prior to the Closing Date, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, and the audited Seller Statements have been prepared (or, in the case of any Seller Statements prepared for any period subsequent to the date hereof but prior to the Closing Date, will be prepared) in accordance with GAAP in effect at the time of such preparation applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). Each of the Seller Statements fairly presented (or, in the case of any Seller Statements for such Seller prepared for any period subsequent to the date hereof but prior to the Closing Date, will fairly present) in all material respects the financial position of the applicable Seller (and its consolidated subsidiaries, if applicable) for which such Seller Statements were prepared as of the date thereof and fairly presented (or, in the case of any Seller Statements for such Seller prepared for any period subsequent to the date hereof but prior to the Closing Date, will fairly present) in all material respects the results of operations, cash flows and changes in financial position of such Seller or the consolidated results of operations, cash flows and changes in financial position of the applicable Seller or Seller Subsidiary for which such Seller Statements were prepared for the period then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

   (d) Except for liabilities and obligations set forth in the Seller SEC Documents filed prior to the date hereof, in the Seller Statements (including the notes thereto) made available to the Company or contained in Seller SEC Documents filed prior to the date hereof or in the Subsidiary Financial Statements (including the notes thereto) or on Schedule 4.5(d) of the Seller Disclosure Letter and except for liabilities and obligations incurred in the ordinary course since the respective dates of the balance sheets included in the Seller Statements made available to the Company or contained in Seller SEC Documents filed prior to the date hereof, there are no liabilities or obligations of the Seller (or its consolidated subsidiaries, if applicable) in respect of which such Seller Statement was prepared of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on the respective balance sheets of such Seller (and its consolidated subsidiaries, if applicable) included in the Seller Statements made available to the Company or contained in the Seller SEC Documents filed prior to the date hereof or in the notes thereto and which, individually or in the aggregate, would have a Seller Material Adverse Effect or prevent the consummation by Sellers of the transactions contemplated by this Agreement and the other Transaction Documents to which Sellers are parties.

   Section 4.6 Absence of Certain Changes. Except as disclosed in the Seller SEC Documents filed prior to the date hereof, in the Seller Statements (including the notes thereto) made available to the Company prior to the date hereof or the Subsidiary Financial Statements (including the notes thereto) or on Schedule 4.6 of the Seller Disclosure Letter, since December 31, 1998 (the "Audit Date"), the McNeil Partnerships have conducted their businesses only in the ordinary course and there has not been: (i)(x) any change in the financial condition, properties, businesses or results of operations of the McNeil Partnerships and their consolidated subsidiaries (taken as a whole) or (y) to the Knowledge of Sellers, any development or combination of developments with respect to the McNeil Partnerships and their consolidated subsidiaries (taken as a whole) that in the case of clause (x) or (y), individually or in the aggregate, has had or would have a Seller Material Adverse Effect; (ii) any damage, destruction, loss, whether or not covered by insurance, or other event with respect to the McNeil Partnerships and their consolidated subsidiaries (taken as a whole) which, individually or in the aggregate, has had or would have a Seller Material Adverse Effect; (iii) except for regular semiannual distributions in an amount not to exceed ten million dollars ($10,000,000) in the aggregate for each such semiannual period or except as otherwise provided in this Agreement, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the units of partnership interest of the McNeil Partnerships; (iv) any reclassification of the units of partnership interest of the McNeil Partnerships or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for units of partnership interest in the McNeil Partnerships; (v) any change in accounting methods, principles or practices of the McNeil Partnerships materially affecting the assets, liabilities or business of the McNeil Partnerships (taken as a whole), except insofar as may have been required by a change in Law or GAAP; (vi) except as permitted by the terms of this Agreement, any amendment of any employment, consulting, severance, retention or any other similar agreement between the McNeil Partnerships and any officer or director of the McNeil Partnerships; or (vii) any acquisition or disposition of any real property of the McNeil Partnerships or their Seller Subsidiaries, or any commitment to do so, made by any Seller or the Seller Subsidiaries. Since the date of this Agreement, there has not been any increase in the compensation payable or that would become payable by the McNeil Partnerships or their Seller Subsidiaries to officers or key employees of Sellers or the Seller Subsidiaries, or any amendment of any compensation or benefit plans (if any) of, McREMI, the McNeil Partnerships or their Seller Subsidiaries, other than regular year-end bonuses consistent with past practice, budgeted salary increases, increases in salary in the ordinary course consistent with past practice, any such increase in compensation or amendment that would not result in any liability or obligation of the Company or any of the Participating McNeil Partnerships or their respective subsidiaries after the Closing Date.

   Section 4.7 Litigation. Schedule 4.7 of the Seller Disclosure Letter sets forth a list of all litigation in which service of process has been received by any Seller or any Seller Subsidiary or which, to the Knowledge of Sellers, is threatened against any Seller or any Seller Subsidiary or affects any Seller, any Seller Subsidiary or any McNeil Partnership Property, in each case as of the date specified in such Schedule 4.7. Except as disclosed on Schedule 4.7 of the Seller Disclosure Letter, as of the date of this Agreement, there is no suit, action or proceeding pending in which service of process has been received by the McNeil Partnerships or any Seller Subsidiary or, to the Knowledge of Sellers, threatened against any McNeil Partnership or any Seller Subsidiary or affects any McNeil Partnership, any Seller Subsidiary or any McNeil Partnership Property. Other than as indicated on Schedule 4.7 of the Seller Disclosure Letter, (i) none of the suits, actions or proceedings pending with respect to which service of process has been received by any McNeil Partnership or any Seller Subsidiary or, to the Knowledge of Sellers, threatened against any McNeil Partnership or any Seller Subsidiary or affecting any McNeil Partnership, any Seller Subsidiary or any McNeil Partnership Property, individually or in the aggregate, would have a Seller Material Adverse Effect or prevent the consummation by any Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party, and (ii) there is no judgment, decree, rule or order of any Governmental Entity or arbitrator outstanding against or affecting any McNeil Partnership or any Seller Subsidiary or any McNeil Partnership Property having, or which in the future would have, a Seller Material Adverse Effect or prevent the consummation by any Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party.

   Section 4.8 Properties.

   (a) (i) Except as set forth on Schedule 4.8(a) of the Seller Disclosure Letter, the McNeil Partnerships or the Seller Subsidiaries own good and insurable fee simple title (or, with respect to those real properties listed on Schedule 4.8(a) of the Seller Disclosure Letter as being leasehold interests, own good and valid leasehold estates) to each of the real properties identified on Schedule 4.8(a) of the Seller Disclosure Letter (the "McNeil Partnership Properties"), which are all of the real estate properties owned by them as of the date of this Agreement, and no other person has any ownership interest in the McNeil Partnership Properties or any contract, option, right of first refusal or other agreement to purchase any McNeil Partnership Property or any part thereof, except as set forth on such Schedule 4.8(a) or otherwise provided in this Agreement. As of the date of this Agreement, Schedule 4.8(a) of the Seller Disclosure Letter contains a list of the latest surveys and owner's title policies obtained by Sellers with respect to each of the McNeil Partnership Properties, true and complete copies of which surveys and title policies have been made available to the Company. Each of the McNeil Partnership Properties is owned by the McNeil Partnerships or the Seller Subsidiaries, free and clear of all Liens, mortgages or deeds of trust, security interests or other encumbrances on title (collectively,

"Encumbrances") and is not subject to any rights of way, easements, restrictive covenants, declarations, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of any interest in title (collectively, "Property Restrictions"), except for the following (collectively, except for the matters set forth under the caption "Other Items" on Schedule 4.8(a) of the Seller Disclosure Letter (such matters, the "Other Items"), the "Permitted Restrictions and Encumbrances"): (i) Property Restrictions and Encumbrances disclosed on the title commitments attached to the letter agreement between Lawyer's Title Insurance Corporation and Arent Fox Kintner Plotkin & Kahn PLLC, dated as of June 23, 1999 (such title commitments, as marked, together with such letter agreement, the "Title Commitments"), or of which the Company has knowledge (other than the Other Items, matters disclosed by new surveys of a McNeil Partnership Property obtained by the Company after June 1, 1999 (unless such matters were specifically and expressly disclosed by, and were readily and directly apparent from, the existing surveys referenced on
Schedule 4.8(a)), matters marked "omit", "delete" or otherwise noted as being required to be omitted or satisfied on the Title Commitments, and matters identified as the "Task List" (excluding the matters listed on Schedule A to the Task List) on Schedule 4.8(a) of the Seller Disclosure Letter); (ii) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning regulations, which would not materially and adversely affect the continued use or value of any McNeil Partnership Property as it is being used as of the date of this Agreement;
(iii) mechanics', carriers', workmen's and repairmen's liens, which are being contested in good faith, have heretofore been bonded or which, individually or in the aggregate, do not exceed one hundred thousand dollars ($100,000); (iv) Property Restrictions and Encumbrances which (A) could not reasonably preclude the continued use of such McNeil Partnership Property as it is being used as of the date of this Agreement or (B) could not reasonably materially and adversely affect the value of such McNeil Partnership Property as it is being used as of the date of this Agreement; (v) Taxes that are not yet delinquent; (vi) as of the date of this Agreement, the Existing Loans; and (vii) as of the Closing Date, the Non-Terminated Loans.

     (i) Schedule 4.8(a) of the Seller Disclosure Letter contains a true and complete list of all of the ground leases affecting the McNeil Partnership Properties (the "Ground Leases"). To the Knowledge of Sellers, each such Ground Lease is in full force and effect, has not been modified or amended in any way except by a document listed in Schedule 4.8(a) of the Seller Disclosure Letter. Each of Sellers and its Seller Subsidiaries has fully performed all of their material obligations under such Ground Leases. Except as set forth on Schedule 4.8(a) of the Seller Disclosure Letter, neither any of Sellers nor any of the Seller Subsidiaries has received any written notice of any default by it, as tenant, under any Ground Lease and, to the Knowledge of Sellers, there is no fact or circumstance which, with the giving of notice or the passage of time, would result in a material default under such Ground Lease.

   (b) Except for Permitted Restrictions and Encumbrances, except as disclosed on Schedule 4.8(b) or 4.8(o) of the Seller Disclosure Letter or in the documents referenced in such Schedule 4.8(b) or 4.8(o) and except as otherwise set forth in the most recent capital expenditure budget of the McNeil Partnerships, true and complete copies of which have been made available to the
Company: (i) there is no certificate, permit or license from any Governmental Entity having jurisdiction over the McNeil Partnership Properties, and there is no agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on the McNeil Partnership Properties as they are being used as of the date of this Agreement, or which is necessary to permit the lawful use and operation of all driveways, roads and other means of lawful egress and ingress to and from the McNeil Partnership Properties, that has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation thereof, except where the failure to obtain the same would not have a Seller Material Adverse Effect or prevent the consummation by any Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party; (ii) to the Knowledge of Sellers, all of the McNeil Partnership Properties have sufficient parking that complies with all laws and that is part of the McNeil Partnership Properties; (iii) none of Sellers or the Seller Subsidiaries has received any written notice of any violation of any federal, state or municipal Law issued by a Governmental Entity materially and adversely affecting any portion of any McNeil Partnership Property; (iv) to the Knowledge of Sellers, except for Known Defects, there are no structural defects relating to any individual

McNeil Partnership Property which would cost more than twenty thousand dollars ($20,000) to repair or which, individually or in the aggregate, would have a Seller Material Adverse Effect; (v) to the Knowledge of Sellers, except for Known Defects, there are no individual McNeil Partnership Properties whose building systems and fixtures are not in working order and repair and which would cost more than twenty thousand dollars ($20,000) to repair or which, individually or in the aggregate, would have a Seller Material Adverse Effect;
(vi) there is no physical damage to any McNeil Partnership Property for which there is no insurance in effect covering the cost of restoration, except for such physical damage that would not have a Seller Material Adverse Effect; and
(vii) each McNeil Partnership Property is an independent property that does not rely on any facilities (other than public facilities and public roads) located on any property not included in such McNeil Partnership Property to fulfill any requirement of any Governmental Entity or for the furnishing to such McNeil Partnership Property of any essential building systems or utilities, except for any such reliance for which such McNeil Partnership Property has a legal or equitable right with respect thereto.

   (c) Except for Permitted Restrictions and Encumbrances and except as disclosed on Schedule 4.8(a) or 4.8(c) of the Seller Disclosure Letter or in the documents referenced in such Schedule 4.8(a) or 4.8(c), none of the McNeil Partnerships has received written notice to the effect that there are, and, to the Knowledge of Sellers, there are no, (i) condemnation or rezoning proceedings that are pending or threatened with respect to the McNeil Partnership Properties that would have a Seller Material Adverse Effect or (ii) any zoning, building or similar laws, codes, ordinances, orders or regulations or condition or agreements contained in any easement, restrictive covenant or any similar instrument or agreement affecting any McNeil Partnership Property that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on the McNeil Partnership Properties or by the continued maintenance, operation or use of the parking areas where such violation would have a Seller Material Adverse Effect. Except for Known Defects and except as disclosed on Schedule 4.8(a) or 4.8(c) of the Seller Disclosure Letter, in the documents referenced in such Schedule 4.8(a) or 4.8(c) or in the Seller Statements (including the notes thereto) or the Subsidiary Financial Statements (including the notes thereto) made available to the Company or contained in Seller SEC Documents filed prior to the date hereof, or except as would not have a Seller Material Adverse Effect, all work to be performed, payments to be made and actions to be taken by Sellers or the Seller Subsidiaries prior to the date of this Agreement pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or similar action relating to any McNeil Partnership Property (e.g., Local Improvement District or Road Improvement District, but excluding any such approval, reclassification or action relating to environmental matters) or as required as a condition to the issuance of any building permit, certificate of occupancy or zoning variance relating to any McNeil Partnership Property (e.g., off-site improvements or services or zoning proffers), has been performed, paid or taken, as the case may be, and, to the Knowledge of Sellers, there is no planned or proposed work, payments or actions that may be required after the date of this Agreement pursuant to such agreements.

   (d) As of the date hereof, to the Knowledge of Sellers, other than Permitted Restrictions and Encumbrances, there are no Encumbrances or defects in title to any McNeil Partnership Property or any matters affecting title to, or ownership of, the McNeil Partnership Properties which would materially and adversely affect the continued use or value of the McNeil Partnership Properties as they are being used as of the date of this Agreement.

   (e) Except as disclosed on Schedule 4.8(e) of the Seller Disclosure Letter,
(i) as of the date hereof, valid policies of title insurance (the "Title Insurance Policies") have been issued insuring the applicable McNeil Partnership's or Seller Subsidiary's fee simple (or ground leasehold, as applicable) title to each of the McNeil Partnership Properties in amounts at least equal to the purchase price thereof paid by such Seller or Seller Subsidiary or their respective predecessor, (ii) the Title Insurance Policies are in full force and effect and (iii) as of the date hereof, to the Knowledge of Sellers, no claim has been made against any Title Insurance Policy.

   (f) Each of the rent rolls for each McNeil Partnership Property as set forth in Schedule 4.8(f) of the Seller Disclosure Letter dated as of May 1999 (except for a date otherwise indicated therein) and each of the updated rent rolls to be made available to the Company within 15 days prior to the estimated Closing Date (each, a "Rent Roll") is true, complete and accurate as of its date.

   (g) Sellers have made available to the Company true, complete and accurate copies of all leases for space as of the date of this Agreement in the McNeil Partnership Properties identified on Annex E hereto as "Commercial Properties" (the "Commercial Leases"), and all amendments, modifications and supplements thereto through to the date hereof. Sellers have made available to the Company true, complete and accurate copies of (i) all Commercial Leases as of the date of this Agreement and (ii) the form of lease for leases for space as of the date of this Agreement in the McNeil Partnership Properties not identified on Annex E hereto as "Commercial Properties" (the "Residential Leases" and, together with the Commercial Leases, the "Leases"). As of the date of each Rent Roll, there are no Leases not shown on such Rent Roll, and, to the Knowledge of Sellers, except for Permitted Restrictions and Encumbrances, as of the date of each Rent Roll no third party has any occupancy or use rights with respect to any McNeil Partnership Properties except pursuant to the Leases shown on such Rent Roll. As of the date of the Rent Roll, except as set forth on Schedule 4.8(g) of the Seller Disclosure Letter, all Leases shown on the Rent Roll are in full force and effect, each tenant has commenced paying rent thereunder, and all construction and other obligations of the landlord to be performed as of the date hereof in connection with the commencement of each Lease have been performed in full, except where the failure to be in full force or effect, the failure to commence payment of rent or to perform such obligations would not have a Seller Material Adverse Effect.

   (h) Except as set forth on Schedule 4.8(h) of the Seller Disclosure Letter, as of the date specified in such Schedule 4.8(h), no tenant is in default under its Lease for failure to pay rent or other sums when due under its Lease. To the Knowledge of Sellers, except as set forth on Schedule 4.8(h) of the Seller Disclosure Letter, no tenant is in default under its Lease which default would have a Seller Material Adverse Effect. To the Knowledge of Sellers, as of the date of each Rent Roll, no tenant thereunder is entitled to any free rent, rebate, rent concession, deduction or offset not set forth in the Leases or not otherwise approved as a Reimbursable Proposal.

   (i) (A) No Seller nor any Seller Subsidiary has failed to perform its material obligations under any Lease, (B) no Seller nor any Seller Subsidiary has received any written notice of its default under any of the Leases, and (C) except as set forth in the Leases, as of the date of each Rent Roll, no tenant thereunder is entitled to receive money, or any contribution from any Seller or any Seller Subsidiary, either in money or in kind, on account of the construction of any improvements, or setoff any amounts against its rental obligations, which has not otherwise been approved as a Reimbursable Proposal, except in the case of clauses (A), (B) and (C) as set forth on Schedule 4.8(i) of the Seller Disclosure Letter or except where such failure to perform, such default or such entitlement would not have a Seller Material Adverse Effect. Except as set forth on Schedule 4.8(i) of the Seller Disclosure Letter, to the Knowledge of Sellers, there are no bankruptcy, reorganization, insolvency or similar proceedings pending against any tenants under Commercial Leases (the "Commercial Tenants").

   (j) To the Knowledge of Sellers, as of the date of each Rent Roll, there are no verbal agreements with any tenant, and, to the Knowledge of Sellers, there are no parties in adverse possession of any part of any McNeil Partnership Property.

   (k) INTENTIONALLY OMITTED.

   (l) (i) All tenant improvements and other tenant inducement costs that are the responsibility of the landlord under any Lease executed prior to the date hereof have been completed or fully paid or will be completed or fully paid by the McNeil Partnerships or their respective Seller Subsidiaries, as applicable, on or prior to the Closing Date and (ii) there is no tenant improvement work in process for which the landlord is responsible nor any unspent tenant allowance, other than, in the case of clauses (i) and (ii), for Reimbursable Proposals.

   (m) All tenant security deposits are noted in the accounting records of the applicable McNeil Partnerships or their respective Seller Subsidiaries and are held in segregated accounts identified as set forth on Schedule 4.8(m) of the Seller Disclosure Letter.

   (n) Except as set forth on Schedule 4.8(n) of the Seller Disclosure Letter, there has been no delivery of any written notice to the McNeil Partnerships or the Seller Subsidiaries regarding any, and to the Knowledge of Sellers there is no, pending cancellation of any insurance on any McNeil Partnership Property or repairs, alterations or other work thereon which have been required by any insurance policy or any Governmental Entities.

   (o) Schedule 4.8(o) of the Seller Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all structural reports regarding the McNeil Partnership Properties that have been ordered and secured by Sellers or the Seller Subsidiaries, and true and complete copies of such reports have been made available to the Company. The parties hereto acknowledge and agree that all Known Defects are deemed to be incorporated by reference into such Schedule 4.8(o).

   (p) All of the McNeil Partnership Properties are managed by McREMI or are self-managed.

   (q) Schedule 4.8(q) of the Seller Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all delinquent real property tax bills for the McNeil Partnership Properties, true and complete copies of which have been made available to the Company prior to the date hereof. True and complete copies of all real property tax bills for the McNeil Partnership Properties for the most recent fiscal year have been made available to the Company prior to the date hereof. To the Knowledge of Sellers, true and complete copies of all real property tax bills for the McNeil Partnership Properties for the fiscal year ended December 31, 1997 have been made available to the Company prior to the date hereof. To the Knowledge of Sellers, none of Sellers nor any Seller Subsidiary has received any written notice of any proposed special assessments or proposed reassessments relating to the McNeil Partnership Properties.

   Section 4.9 Environmental Matters. For purposes of this Section 4.9, the term "Hazardous Material" means any substance, material or waste which is regulated in any concentration or is otherwise defined by any federal, state or local governmental body under Environmental Law as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, which includes petroleum, petroleum products or by-products, asbestos, presumed asbestos-containing material or asbestos-containing material, lead-containing paint or plumbing, radioactive material or radon, urea formaldehyde and polychlorinated biphenyls. Except as disclosed on Schedule 4.9 of the Seller Disclosure Letter or in the reports referenced in such Schedule 4.9 and except for Known Defects and except for matters which would not have, individually or in the aggregate, a Seller Material Adverse Effect:

   (a) To the Knowledge of Sellers, there is not present in, on or under any McNeil Partnership Property any Hazardous Material in such form or quantities as to create, and Sellers and the Seller Subsidiaries have not created, any liability or obligation under federal, state, local or other governmental statute, law (including common law), ordinance or regulation, relating to, or dealing with the protection of human health or the environment in effect as of the date of this Agreement ("Environmental Law") for any McNeil Partnership;

   (b) There is no pending request, claim, written notice, investigation, demand, administrative proceeding, hearing or litigation, nor, to the Knowledge of Sellers, is one threatened, alleging liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto ("Environmental Complaints") relating to any McNeil Partnership Property (or any real property formerly owned or operated by any of the McNeil Partnerships or any of the Seller Subsidiaries) and against Sellers or the Seller Subsidiaries, and there is no reasonable basis for believing that circumstances or conditions exist which would support any such Environmental Complaint against Sellers or the Seller Subsidiaries relating to the McNeil Partnership Properties;

   (c) Sellers have developed and implemented appropriate operation and maintenance programs for all of the McNeil Partnership Properties which contain "Asbestos Containing Materials," have complied with all applicable regulations of the Occupational Health and Safety Administration regarding asbestos notification to workers and tenants, and have complied with all applicable provisions of the Lead Based Paint Hazard Reduction Act of 1992 and all regulations promulgated thereto;

   (d) The McNeil Partnership Properties comply with all Environmental Laws;

   (e) To the actual knowledge, without any inquiry of or investigation by, the individuals listed on Schedule 10.1(a) of the Seller Disclosure Letter, no real property formerly owned or operated by any of the McNeil Partnerships or any of the Seller Subsidiaries was contaminated with any Hazardous Material during or prior to such period of ownership or operations; and

   (f) Sellers have made available to the Company copies of all material environmental reports, studies, assessments, sampling data and other environmental information, in each case, that is in their possession and that relates to Sellers or the Seller Subsidiaries or their respective current properties or operations.

   Section 4.10 Taxes.

   (a) Except as set forth on Schedule 4.10 of the Seller Disclosure Letter, each McNeil Partnership and its respective Seller Subsidiaries has prepared in good faith and timely filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or has had paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it or that each McNeil Partnership is obligated to withhold from amounts owing to any employee, creditor or third party. Except as set forth on Schedule
4.10 of the Seller Disclosure Letter, to the Knowledge of Sellers, all Tax returns are complete, correct and accurate and the McNeil Partnerships and their respective Seller Subsidiaries are not required to pay any Taxes other than as shown on such returns. Except for Taxes that are being contested in good faith by appropriate proceedings and for which such McNeil Partnership shall have set aside on its books adequate reserves, which are set forth on
Schedule 4.10 of the Seller Disclosure Letter, none of the McNeil Partnerships is being audited by any Governmental Entity and there are no pending or, to the Knowledge of Sellers, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. The most recent audited McNeil Partnership Statements contained in the Seller SEC Documents or made available to the Company, as the case may be, reflect an adequate reserve for all material Taxes payable by the McNeil Partnerships and their respective Seller Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, which Taxes are material to the McNeil Partnerships and their respective Seller Subsidiaries taken as a whole. Except as set forth on Schedule 4.10 of the Seller Disclosure Letter, to the Knowledge of Sellers, no deficiencies for any Taxes have been proposed, asserted or assessed against the McNeil Partnerships and their respective Seller Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" includes all federal, state, local and foreign income, property, franchise, employment, excise and other taxes together with penalties, interest or additions to Tax with respect thereto (but shall not include any sales or use taxes).

   (b) The McNeil Partnerships and the Seller Subsidiaries that have been partnerships, joint ventures or disregarded entities or limited liability companies since formation have at all times qualified as partnerships or disregarded entities for federal income tax purposes. The McNeil Partnerships and the Seller Subsidiaries that have been partnerships, joint ventures or disregarded entities or limited liability companies since formation are not publicly traded partnerships within the meaning of Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"), or otherwise taxable as an association for federal income tax purposes.

   Section 4.11 No Payments to Employees, Officers or Directors. Except for the contracts listed on Schedule 4.11 of the Seller Disclosure Letter or as otherwise provided for in this Agreement, there is no employment or severance contract, or other plan, arrangement or agreement, entitling any employees of McREMI or the officers of any Seller Corporation to severance pay, or requiring, accelerating the time of payment or vesting, increasing or triggering payments or funding (through a grantor trust or otherwise) of compensation or benefits, cancellation of indebtedness or other obligation (collectively, "Severance Obligations") to be made on a change of control or otherwise as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, with respect to any present or former employee, officer or director of McREMI or such Seller Corporation.

   Section 4.12 Related Party Transactions. Set forth on Schedule 4.12 of the Seller Disclosure Letter is a list of all Related Party Transactions as of the date of this Agreement. Complete and correct copies, to the extent available, documenting the Related Party Transactions have been made available to the Company.

   Section 4.13 Employee Benefits.

   (a) Schedule 4.13 of the Seller Disclosure Letter contains a true and complete list as of the date of this Agreement of each: "welfare plan," fund, contract, policy or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension plan," fund or program (within the meaning of section 3(2) of ERISA); employment, termination or severance agreement; and other employee benefit plan, fund, program, contract agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by McREMI or by any trade or business, whether or not incorporated, that together with McREMI would be deemed a "single employer" within the meaning of section 4001(b) of ERISA (a "McREMI ERISA Affiliate"), or to which McREMI or any McREMI ERISA Affiliate is party, for the benefit of any employee or former employee of McREMI (the "McREMI Plans").

   (b) With respect to each McREMI Plan, McREMI has heretofore made available to the Company true and complete copies of such McREMI Plan and any amendments thereto, any related trust insurance contract or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each McREMI Plan intended to qualify under section 401 of the Code.

   (c) No liability under Title IV or section 302 of ERISA has been incurred by McREMI or any McREMI ERISA Affiliate with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of a McREMI ERISA Affiliate, that has not been satisfied in full, and, to the Knowledge of Sellers, no condition exists that presents a material risk to McREMI or any McREMI ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

   (d) No McREMI Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, and neither McREMI nor any McREMI ERISA Affiliate has contributed to a multiemployer plan at any time on or after September 1, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any McREMI Plan or by any McREMI ERISA Affiliate within the twelve-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

   (e) Each McREMI Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

   (f) Each McREMI Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that it is so qualified, and, to the Knowledge of Sellers, no event has occurred since the date of such determination that would adversely affect such determination.

   (g) There are no pending or, to the Knowledge of Sellers, anticipated claims by or on behalf of any McREMI Plan, by any employee or beneficiary covered under any such McREMI Plan, or otherwise involving any such McREMI Plan (other than routine claims for benefits). None of Sellers nor any of the Seller

Subsidiaries has engaged in a transaction with respect to any McREMI Plan that, assuming the taxable period of such transaction expired as of the date hereof or as of the Closing Date, could subject McREMI, any McNeil Partnership or any Seller Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

   (h) All contributions required to be made under the terms of any McREMI Plan have been timely made or have been reflected on the audited or unaudited balance sheet of McREMI made available to the Company.

   (i) McREMI has no obligations for retiree health and life benefits under any McREMI Plan. McREMI may amend or terminate any such McREMI Plan at any time without incurring any liability thereunder, other than claims for benefits accrued prior to the Effective Time.

   Section 4.14 Employee Matters.

   (a) Except for the officers of the Seller Corporations set forth on Schedule 4.14(a) of the Seller Disclosure Letter, none of the McNeil Partnerships nor any of their respective Seller Subsidiaries has any employees.

   (b) Schedule 4.14(b) of the Seller Disclosure Letter lists the employee handbooks of McREMI in effect as of the date of this Agreement. A copy of each such employee handbook has been made available to the Company. Except as set forth on Schedule 4.14(b) of the Seller Disclosure Letter, such handbooks fairly and accurately summarize all material employee policies, vacation policies and payroll practices of McREMI.

   Section 4.15 Contracts; Debt Instruments.

   (a) Except as set forth on Schedule 4.15(a) of the Seller Disclosure Letter, none of Sellers or the Seller Subsidiaries has received a written notice that any Seller or any Seller Subsidiary is in violation of or in default under, nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under, any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding (each, a "Material Contract"), to which it is a party or by which it or any of its properties or assets is bound, nor does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a Seller Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party. Each Material Contract which has not been filed as an exhibit to any of the Seller SEC Documents has been previously made available to the Company (except as noted on Schedule 4.15(a) of the Seller Disclosure Letter) and a list of all Material Contracts that have not been so filed is set forth in Schedule 4.15(a) of the Seller Disclosure Letter. Except as set forth in the Seller SEC Documents filed prior to the date hereof or on Schedule 4.15(a) of the Seller Disclosure Letter, there is no contract or agreement that purports to limit in any material respect the geographic location in which McREMI, any of the McNeil Partnerships or any of the Seller Subsidiaries may conduct its business.

   (b) Except for any of the following expressly identified in the Seller SEC Documents, Schedule 4.15(b) of the Seller Disclosure Letter sets forth a list, as of the date of this Agreement, of each loan or credit agreement, note, bond, mortgage, indenture, security agreement, financing statement and any other material agreement and instrument and all amendments thereto pursuant to which any Indebtedness of Sellers or any Seller Subsidiary is outstanding or may be incurred or secured. For purposes of this Agreement, "Indebtedness" means
(i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under any interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such Indebtedness of any other person.

   (c) Except as set forth on Schedule 4.15(b) of the Seller Disclosure Letter, as of the date of this Agreement, there is no interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other agreement relating to a similar transaction to which any Seller or any Seller Subsidiary is a party or an obligor with respect thereto.

   (d) Except as set forth on Schedule 4.15(d) of the Seller Disclosure Letter, none of Sellers nor any Seller Subsidiary is party to any agreement which would restrict any of them from prepaying any of their material Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any McNeil Partnership Property.

   (e) Except as set forth on Schedule 4.15(e) of the Seller Disclosure Letter, none of Sellers nor any Seller Subsidiary is a party to any agreement relating to the management or leasing of any McNeil Partnership Property by any person other than McREMI, except the commercial listing agreements listed on
Schedule 4.15(e) of the Seller Disclosure Letter and except for any service agreement which either (i) is cancellable upon no greater than sixty (60) days' notice or (ii) which requires Sellers to make annual payments pursuant thereto not in excess of fifty thousand dollars ($50,000) per year. Complete and correct copies of such commercial listing agreements and such service agreements have been made available to the Company.

   (f) None of Sellers nor any Seller Subsidiary is a party to any agreement pursuant to which any Seller or any Seller Subsidiary manages any real properties other than the McNeil Partnership Properties, except for the agreements listed on Schedule 4.15(f) of the Seller Disclosure Letter.

   (g) Except for budgeted construction disclosed in the most recent capital expenditure budget of the McNeil Partnership Properties (a true and complete copy of which has been made available to the Company), Schedule 4.15(g) of the Seller Disclosure Letter lists all agreements entered into by any Seller or any Seller Subsidiary relating to the development or construction of, or additions or expansions to, any McNeil Partnership Property which are currently in effect as of the date specified in such Schedule 4.15(g) (collectively, the "Construction Contracts") and under which Sellers or any Seller Subsidiary currently has, or expects to incur, an obligation in excess of twenty-thousand dollars ($20,000). Complete and correct copies of Construction Contracts in effect as of the date specified in Schedule 4.15(g) of the Seller Disclosure Letter and under which Sellers or any Seller Subsidiary currently has, or expects to incur, an obligation in excess of fifty thousand dollars ($50,000) in any calendar year have been made available to the Company.

   (h) Schedule 4.15(h) of the Seller Disclosure Letter lists all agreements, which are currently in effect as of the date hereof, entered into by any Seller or any Seller Subsidiary or affecting any McNeil Partnership Property providing for the sale of, or option to sell, any McNeil Partnership Properties or the purchase of, or option to purchase, any real estate.

   (i) Except as set forth on Schedule 4.15(i) of the Seller Disclosure Letter, none of Sellers nor any Seller Subsidiary has any continuing contractual liability (i) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by any Seller or any Seller Subsidiary or (ii) to pay any additional purchase price for any McNeil Partnership Property.

   Section 4.16 Brokers. No broker, investment banker, financial advisor or other person, other than PaineWebber Incorporated, Eastdil, Susan Barlow, Stanger, and Houlihan, Lokey, Howard & Zukin, the arrangements with which have previously been made available to the Company, is entitled to any broker's, finder's, financial advisor's, valuation or other similar fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of Sellers, and Sellers shall pay all such fees at or prior to the Closing.

   Section 4.17 Management Agreements. The management agreements listed on
Schedule 4.17 of the Seller Disclosure Letter (the "Management Agreements") are in full force and effect and no violations of such agreements currently are occurring by Sellers or the Seller Subsidiaries or, to the Knowledge of Sellers, parties other than Sellers or the Seller Subsidiaries.

   Section 4.18 INTENTIONALLY OMITTED.

   Section 4.19 State Takeover Statutes. Each Seller has taken all actions necessary to exempt the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute that applies to such Seller (a "Takeover Statute") or any antitakeover provision contained in the limited partnership agreement, certificate of incorporation or by-laws of any Seller.

   Section 4.20 Investment Company Act of 1940. None of Sellers or the Seller Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

   Section 4.21 Insurance.

   (a) Schedule 4.21(a) of the Seller Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Sellers (the "Insurance Policies"). To the Knowledge of Sellers, such Insurance Policies have been in full force and effect since January 1, 1999.

   (b) To the Knowledge of Sellers, Schedule 4.21(b) sets forth a true and correct list of all Insurance Policies (together with the names of the respective carriers of such Insurance Policies) maintained by Sellers for any period since January 1, 1992.

   Section 4.22 Year 2000. Sellers are taking steps to institute a program which is intended to ensure (it being acknowledged and agreed by the parties hereto that such intention may never be realized) that software systems of Sellers do not cause the McNeil Partnerships or the Seller Subsidiaries to experience invalid or incorrect results or abnormal software operation related to calendar year 2000 except where such invalid or incorrect results or abnormal software operation would not, individually or in the aggregate, have a Seller Material Adverse Effect.

   Section 4.23 Books and Records. The books and records of each of Sellers and the Seller Subsidiaries (including, without limitation, the books of account, minute books and LP Interest record books) are complete and correct in all material respects. The minute books of each of Sellers and the Seller Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate or other action taken by, the equity holders and the boards of directors (or similar governing body) of the respective entities and no meetings of or actions by such equity holders or any such boards of directors (or similar governing body) have been held or taken for which minutes have not been prepared and are not contained in such minute books.

   Section 4.24 Personal Property. The McNeil Partnerships or the Seller Subsidiaries have good title to, or a valid leasehold interest in, or other good and sufficient right to use, all tangible personal properties that are material to the business and operations of the McNeil Partnerships and the Seller Subsidiaries taken as a whole.

                                   ARTICLE V

                 Representations and Warranties of The Company

   The Company represents and warrants to each Seller as follows:

   Section 5.1 Organization, Standing and Power of the Company, the Company LLCs and the Transitory Partnerships.

   (a) The Company is a limited liability company duly formed and validly existing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted and on or prior to the Effective Time will be duly qualified or licensed to do business and will be in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or use of its properties makes such qualification or licensing necessary, other than in jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not prevent the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents to which the Company is a party. The Company has delivered to Sellers complete and correct copies of the Original LLC Agreement, as amended or supplemented to the date of this Agreement. The Company was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than as expressly provided for in this Agreement. Other than the Transitory Partnerships and the Company LLCs upon their formation, the Company has never owned any capital stock or other equity interests in any other person.

   (b) Prior to the contributions described in Section 2.3(a) hereof and in
Section 6.1 of the LLC Agreement, the Company will have no assets or liabilities or obligations whatsoever (other than the rights and obligations set forth in this Agreement, the LLC Agreement, the Commitment Letter and any debt commitment letter the Company may obtain) (the parties hereto acknowledge and agree that nothing in this Section 5.1(b) shall affect or be deemed to amend or modify any provision of this Agreement, including Sections 8.1, 8.2 and 8.3 hereof).

   (c) From the time of their formation through to the Effective Time, each Company LLC and each Transitory Partnership will be an entity duly formed and validly existing under the laws of the state of its formation and shall have the requisite power and authority to carry on its business and will be duly qualified or licensed to do business and will be in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or use of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not prevent the consummation of the transactions contemplated by this Agreement. The Company will deliver to Sellers complete and correct copies of the formation documents of each Company LLC and each Transitory Partnership. Each Company LLC and each Transitory Partnership will be formed solely for the purpose of engaging in the transactions contemplated by this Agreement and will not engage in any business activities or conduct any operations other than as expressly provided for in this Agreement. Other than as expressly contemplated by this Agreement, from the date of their formation through to the Effective Time, each of the Company LLCs and each of the Transitory Partnerships will not own any capital stock or other equity interests in any other person (other than the Transitory Partnerships and the Company LLCs), will conduct no business and will have no assets or liabilities or obligations whatsoever.

   (d) The Company has delivered to Sellers complete and correct copies of the certificate of formation, limited liability company operating agreement and other organizational documents of the Company, each as amended and supplemented to the date of this Agreement. The Company will deliver to Sellers upon formation complete and correct copies of the certificate of limited partnership, limited partnership agreement, certificate of formation, limited liability company operating agreement and other organizational documents of each of the Company LLCs and each of the Transitory Partnerships, each as amended and supplemented to the date of this Agreement.

   Section 5.2 Capital Structure.

   (a) As of the date of this Agreement and as of the time immediately prior to the contributions described in Section 2.3(a) hereof, WXI/MCN Real Estate, L.L.C., a Delaware limited liability company (the "Managing Member"), owns all of the outstanding interests in and is the sole member of the Company. As of the date of this Agreement and as of the Closing Date, Whitehall Street Real Estate Limited Partnership XI, a Delaware limited partnership ("Whitehall"), is the managing member of the Managing Member. At any and all times prior to the Effective Time, Whitehall shall continue to be the managing member of the Managing Member, and the Managing Member shall continue to own all of the outstanding interests in the Company and shall be the sole member of the Company. All outstanding interests in the Company (i) have been duly authorized and are validly issued, fully paid and nonassessable and (ii) are subject to no restriction, except as provided in the Original LLC Agreement. Except as set forth in this Section 5.2, no interests in the Company are issued, reserved for issuance or outstanding, and none of the Managing Member, the Company or any affiliate or subsidiary of the Company has outstanding any obligations the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for interests having the right to vote) with members of the Company on any matter. Except as set forth above, there are no outstanding securities, interests, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind obligating the Managing Member, the Company or any affiliate or subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional interests in the Company or securities or interests convertible, exchangeable or exercisable into interests in the Company. There are no agreements, arrangements or understandings of any kind with respect to the voting of interests in the Company or which restrict the transfer of any such interests, except as provided in the Original LLC Agreement.

   (b) Upon the formation of each Company LLC and each Transitory Partnership, all outstanding interests in each Company LLC and each Transitory Partnership
(i) will have been duly authorized and validly issued, fully paid and nonassessable and (ii) will be subject to no restriction, except as provided in the organizational documents of such entities. As of its formation and through to the Effective Time, the Company will own all of the outstanding interests in the Sub LLC (if the Sub LLC is formed), and the Company or the Sub LLC will own all of the outstanding interests in the other Company LLCs. As of their formation and through to the Effective Time, the Company or the Sub LLC will own all of the outstanding LP Interests in, and the applicable New GP LLC will own all of the outstanding GP Interests in, each Transitory Partnership. Except as expressly provided for in this Agreement, from their formation through to the Effective Time, no interests in the Company LLCs or the Transitory Partnerships will be issued, reserved for issuance or outstanding, and there will be no outstanding securities, interests, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind obligating any such entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional interests in such entity or securities or interests convertible, exchangeable or exercisable into interests in such entity.

   Section 5.3 Authority; Noncontravention; Consents.

   (a) The Company has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and each of the other Transaction Documents to which the Company is a party has been duly executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement and such other Transaction Documents by every other party hereto and thereto, respectively, this Agreement and such other Transaction Documents each constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with and subject to its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors' rights generally and (ii) general principles of equity. The governing body of the Company has duly and validly approved, and taken all action required to be taken by them for the consummation of the Mergers, the MPLP Contributions, the appointments of the applicable New GP LLCs as the successor general partners of the McNeil Partnerships and the other transactions contemplated by this Agreement and the other Transaction Documents.

   (b) Prior to the Effective Time, the Company shall have taken all necessary action to permit the issuance of the Company Interests required to be issued to the Contributing Partners pursuant to Sections 1.1 and 1.4 hereof. The issuance and delivery by the Company of such Company Interests shall be, prior to any of the contributions described in Section 2.3(a) hereof, duly and validly authorized by all necessary action on the part of the Company. Such Company Interests, when issued to the Contributing Partners in accordance with the terms of this Agreement and the LLC Agreement, shall have been duly authorized and shall be validly issued, fully paid and nonassessable and not subject to any Liens or any rights or restrictions other than such rights and restrictions with respect to such Company Interests as set forth in the LLC Agreement, the Indemnification Agreement or the DLLCA.

   (c) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and compliance by the Company with the provisions of this Agreement and the other Transaction Documents to which it is a party shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or any other change in rights or obligations of any party under (including the right to amend or modify or refuse to perform or comply with), or result in the creation of any Lien upon any of the properties or assets of the Managing Member, the Company or any of its subsidiaries under (i) the certificate of formation, operating agreement or other organizational documents of the Company or the Managing Member, the charter, bylaws or other organizational documents of any such subsidiary which is a corporation or the partnership agreement, certificate of partnership, or limited partnership agreement, certificate of limited partnership or other organizational documents or operating or similar agreements (as the case may be) of any such subsidiary which is an entity other than a corporation, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement or other obligation, applicable to the Managing Member, the Company or to any of its subsidiaries or to their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in Section 5.3(d) hereof, any Laws applicable to the Managing Member, the Company or to any of its subsidiaries or to their respective properties or assets, other than, in the case of clause (ii) or (iii) above, any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not prevent the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which the Company, any Company LLC or any Transitory Partnership is a party.

   (d) No consent, approval, order or authorization of, or filing with any Governmental Entity or third party is required by or with respect to the Managing Member, the Company or any of the Company's affiliates or subsidiaries in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents, except for
(i) the acceptance for record of the Merger Certificate and any other documents required by the Governing Law applicable to each Participating McNeil Partnership and its respective Transitory Partnership, by the Secretary of State of the state of formation of such Participating McNeil Partnership and such Transitory Partnership or (ii) such other consents, approvals, orders or authorizations of, or filings with, any Governmental Entity or third party which, if not obtained or made, would not prevent the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which the Company, any Company LLC or any Transitory Partnership is a party.

   (e) For purposes of determining compliance with the HSR Act only, the Company confirms that the conduct of its business and the business of its subsidiaries consists solely of investing in, owning, developing, managing and operating real estate, directly or through one or more subsidiaries, for the benefit of its stockholders or members, as the case may be.

   Section 5.4 Compliance with Laws. None of the Managing Member, the Company nor any of the Company's subsidiaries is violating or failing to comply with, or has violated or failed to comply with, any Law of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure to comply, individually or in the aggregate, would not prevent the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which the Company, any Company LLC or any Transitory Partnership is a party. No investigation or review by any Governmental Entity with respect to the Managing Member, the Company or any subsidiary of the Company is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, prevent the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which the Company, any Company LLC or any Transitory Partnership is a party. To the Knowledge of the Company, no material change is required in the processes, properties or procedures of the Managing Member, the Company or any subsidiary of the Company in connection with any such Laws, and neither the Managing Member, the Company nor any subsidiary of the Company has received any written notice or communication of any material noncompliance with any such Laws that has not been cured. Each of the Managing Member, the Company and each of the subsidiaries of the Company has all permits, licenses, trademarks, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other authorizations, consents and approvals from Governmental Entities necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, prevent the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which the Company, any Company LLC or any Transitory Partnership is a party.

   Section 5.5 Litigation. (i) There is no suit, action or proceeding pending in which service of process has been received by or, to the Knowledge of the Company, threatened against or affecting, the Managing Member, the Company or any subsidiary of the Company that, individually or in the aggregate, would prevent the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which the Company, any Company LLC or any Transitory Partnership is a party, and (ii) there is no judgment, decree, rule or order of any Governmental Entity or arbitrator outstanding against the Managing Member, the Company or any subsidiary of the Company as of the date of this Agreement which would prevent the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which the Company, any Company LLC or any Transitory Partnership is a party.

   Section 5.6 Brokers. Neither the Managing Member, the Company nor any affiliate or subsidiary of the Company has entered into any agreement with any broker, investment banker, financial advisor or other person which would require the Company or Sellers, individually or in the aggregate, to pay any broker's, finder's, financial advisor's, valuation or other similar fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

   Section 5.7 Investment Company Act of 1940. Neither the Managing Member, the Company nor any subsidiary of the Company is, or at the Effective Time will be, required to be registered under the 1940 Act.

   Section 5.8 Financing. The Company has entered into a written commitment letter for financing from Whitehall (the "Commitment Letter"), and Sellers have received a written guarantee of the Company's obligations under this Agreement from Whitehall (the "Guarantee"). Regardless of whether or not the transactions contemplated by the Commitment Letter are consummated or the obligations under the Guarantee are performed, immediately prior to the Effective Time, the Company will have sufficient funds to consummate the transactions contemplated to occur at or after the Effective Time by this Agreement and the other Transaction Documents. A true, correct and complete copy of the Commitment Letter and the Guarantee have been delivered to Sellers prior to the date hereof. The Commitment Letter and the Guarantee are, and have been at all times since entered into, in full force and effect and have not been withdrawn or amended or breached by any party thereto. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents or the Commitment Letter or the Guarantee (in each case, whether express or implied), the Company acknowledges and agrees that its obligation to effect the transactions contemplated by this Agreement and the other Transaction Documents is not subject to the availability to Whitehall, the Managing Member, the Company or any of their respective affiliates or subsidiaries (including affiliates and subsidiaries both prior to and following the Effective Time) of any debt or equity or other financing in any amount whatsoever. The parties hereto acknowledge and agree that nothing in this Section 5.8 shall affect the condition to Closing set forth in Section 8.2(d)(i) hereof.

                                   ARTICLE VI

                       Conduct of Business Pending Merger

   Section 6.1 Conduct of Business of Sellers Prior to the Effective
Time. Prior to the Effective Time, except as consented to in writing by the Company (which consent shall not be unreasonably withheld or delayed), except as expressly provided for in this Agreement or the other Transaction Documents, and except as set forth in Schedule 6.1 of the Seller Disclosure Letter, each Seller covenants that it shall, and shall cause each of its respective Seller Subsidiaries to:

     (a) conduct its business only in the ordinary course and in substantially the same manner as conducted prior to the date of this Agreement (including diligent performance of their landlord obligations);

     (b) preserve intact its business organizations and goodwill and use its reasonable efforts to keep available the services of its officers and employees;

     (c) confer on a regular basis with one or more representatives of the Company to report on material operational matters (it being understood that all such conversations and exchange of documents (if any) shall be subject to the Confidentiality Agreement);

     (d) promptly notify the Company of any material emergency or other material change in the condition (financial or otherwise), of its business, properties, assets, liabilities or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (including any fire or casualty losses or receipt of any written violation notices);

     (e) maintain its books and records in accordance with GAAP applied consistently with past practice and not change in any material manner any of its methods, principles or practices of accounting in effect at the Audit Date, except as may be (or may have been) required by applicable law or GAAP;

     (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, under the Code and maintain existing insurance coverage;

     (g) not make or rescind any express or deemed election relating to Taxes;

     (h) not amend its certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement, certificate of partnership, partnership agreement or similar organizational documents, as the case may be, except to cure any ambiguity, to correct or supplement any provision therein which may be inconsistent with any other provision therein, or with law, or as may otherwise be required in connection with the filing of the Proxy Statements and the review of the Proxy Statements by the SEC;

     (i) not make any change in the number of its shares of capital stock or units of partnership interest issued and outstanding, other than with respect to units of partnership interest abandoned by a limited partner and cancelled by the partnership; provided, however, that nothing contained in this paragraph (i) shall prevent MREF XXVII from repurchasing units of its LP Interests in accordance with its limited partnership agreement in effect on the date hereof;

     (j) not grant any options or other right or commitment relating to the issuance of its shares of capital stock or units of partnership interest or any security convertible into its shares of capital stock or units of partnership interest, or any security the value of which is measured by its shares of capital stock or units of partnership interest or any security subordinated to the claim of its general creditors;

     (k) not (i) authorize, declare, set aside or pay any non-cash dividend or make any other non-cash distribution or payment with respect to any of its shares of capital stock or units of partnership interest, (ii) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock or units of partnership interest or any option, warrant or right to acquire, or security convertible into, its shares of capital stock or units of partnership interest, other than units of partnership interest abandoned by a limited partner and cancelled by the partnership or (iii) make any payment to McREMI or MPLP in respect of any Pre-Allocation Upstream Payable; provided, however, that nothing contained in this paragraph (k): (1) shall prevent any Seller or any Seller Subsidiary from making or receiving cash distributions, cash dividends or cash payments (including, without limitation, Post-Allocation Upstream Payables); or (2) shall prevent MREF XXVII from repurchasing units of its LP Interests in accordance with its limited partnership agreement in effect on the date hereof;

     (l) not sell, lease, or amend any existing lease (other than Residential Leases on lease forms previously approved by the Company and in conformance with rental guidelines previously approved by the Company), or grant any easement, right of way, declaration, restriction, mortgage, encumber, subject to any Lien or otherwise dispose of any of its real properties; provided, however, that following a request by Sellers to enter into a new Commercial Lease or to renew an existing Commercial Lease, the Company shall be required to notify Sellers in writing as to whether or not the Company consents to such new Commercial Lease or such renewal within five
  (5) business days after Sellers' request therefor; provided further, however, that nothing contained in this paragraph (l) shall prevent any Seller or any Seller Subsidiary from replacing existing mortgage debt on any of its properties (whether real, personal or intangible) prior to the Stanger Determination Date, without the consent of the Company, so long as such replacement debt is prepayable at any time without penalty, premium, exit fees or similar charges and has terms substantially similar to those of mortgage debt incurred by any Seller or any Seller Subsidiary in the ordinary course of business and does not contain any participating or contingent interest features;

     (m) not sell, lease, mortgage, subject to any Lien or otherwise dispose of any of its personal property or intangible property, except in the ordinary course of business or unless such property is replaced with equal quality items;

     (n) not make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business and other than with respect to Post-Allocation Upstream Payables; provided, however, that nothing contained in this paragraph (n) shall prevent any Seller or any Seller Subsidiary from replacing existing mortgage debt on any of its properties (whether real, personal or intangible) prior to the Stanger Determination Date, without the consent of the Company, so long as such replacement debt is prepayable any time without penalty, premium, exit fees or similar charges and has terms substantially similar to those of mortgage debt incurred by any Seller or any Seller Subsidiary in the ordinary course of business and does not contain any participating or contingent interest features;

     (o) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) of all transaction costs in connection with the transactions contemplated by this Agreement and the other Transaction Documents, (ii) of claims, liabilities and obligations in the ordinary course of business consistent with past practice, (iii) in accordance with their terms, of claims, liabilities and obligations reflected or reserved against in, or contemplated by, the Seller Statements (or the notes thereto) included in the Seller SEC Documents filed prior to the date hereof or in the Seller Statements (or the notes thereto) made available to the Company prior to the date hereof or in the Subsidiary Financial Statements (or the notes thereto); (iv) of suits, actions or proceedings not subject to Section 6.1(v) hereof in the ordinary course of business; and (v) of Post-Allocation Upstream Payables;

     (p) not guarantee the indebtedness of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

     (q) except for regular year-end bonuses consistent with past practice, except for budgeted salary increases and except for increases in salary in the ordinary course consistent with past practice, not increase any compensation or enter into or amend any employment agreement with any of its officers, directors or employees earning more than seventy thousand dollars ($70,000) per annum, other than waivers by employees of benefits under such agreements and other than any such increase in compensation, agreement or amendment that would not result in any increased liability or obligation upon the Company or any of the Participating McNeil Partnerships or their subsidiaries after the Closing Date;

     (r) not adopt any new employee benefit plan or amend any existing plans or rights, except for changes which are required by law, except for changes which are not in the aggregate more favorable to participants than provisions presently in effect, and except for changes which would not result in any increased liability or obligation upon the Company or any of the Participating McNeil Partnerships or their subsidiaries after the Closing Date;

     (s) not merge or consolidate with any person;

     (t) in any transaction or series of related transactions involving capital, securities, other assets (including cash) or indebtedness of such Seller or its respective Seller Subsidiaries, not acquire or agree to acquire by merging or consolidating with, or by purchasing all or any portion of the equity securities or all or any assets of, or by any other manner, any business or any person;

     (u) not enter into any new or amend any existing leasing commission agreements, service contracts or management agreements, and not enter into any new or amend any existing agreement with any Governmental Entity regarding any McNeil Partnership Property, other than, in either case, (1) agreements entered into in the ordinary course of business which are cancellable upon no greater than sixty (60) days' notice and (2) agreements which are terminable upon the Closing without causing the Company or its subsidiaries to incur fees and costs or creating any liabilities for the Company or the Participating McNeil Partnerships or their subsidiaries after the Closing Date;

     (v) not settle or compromise any claim relating to the transactions contemplated by this Agreement that is brought against any Seller by any current, former or purported holder of any securities of any McNeil Partnership without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, other than settlements or compromises of such claim (i) which involve the making of a lump sum cash payment as the only obligation of the applicable Sellers or Seller Subsidiaries as a result of such settlements or compromises, (ii) which irrevocably and unconditionally release the applicable Sellers, Seller Subsidiaries, the Company and their affiliates in form consented to by the Company (which consent shall not be unreasonably withheld or delayed) from all claims brought, (iii) where any payment under clause (i) above is made prior to the date of the Pre-Closing Balance Sheets or no payment is required to be paid by any Participating McNeil Partnership or its Seller Subsidiaries, and (iv) which do not involve any admission of wrongdoing on the part of the applicable Participating McNeil Partnerships, their respective Seller Subsidiaries or the Company;

     (w) not take any action which, at the time of the taking of such action, such party knew or reasonably should have known would cause any representation or warranty of Sellers set forth in Article IV hereof to become untrue in any material respect;

     (x) not increase the number of Property Employees or Corporate Employees, in each case by more than 1% over the aggregate number of employees projected in the most recent budget of McREMI; and

     (y) not agree in writing or otherwise to not take any of the actions described in paragraphs (a) through (f) of this Section 6.1 or not agree in writing or otherwise to take any of the actions described in paragraphs (g) through (x) of this Section 6.1.

   Section 6.2 Conduct of Business of the Company, the Transitory Partnerships and the Company LLCs Prior to the Effective Time. Prior to the Effective Time, except as consented to in writing by MPLP on behalf of Sellers (which consent shall not be unreasonably withheld or delayed) or except as expressly provided for in this Agreement or the other Transaction Documents, the Company covenants that it shall and, as applicable, shall cause the Managing Member and each of the Company's subsidiaries to:

     (a) not conduct any business whatsoever directly or indirectly through the Company, the Transitory Partnerships or the Company LLCs;

     (b) promptly notify Sellers of any material emergency or other material change in the condition (financial or otherwise) of its assets or the incurrence of any liabilities or any material emergency or other material change (financial or otherwise) in Whitehall;

     (c) duly and timely file all reports, tax returns and other documents required to be filed with federal state, local and other authorities;

     (d) not amend the limited partnership agreement, certificate of limited partnership, operating agreement or other organizational documents of the Company, the Managing Member, any of the Transitory Partnerships or any of the Company LLCs;

     (e) not make any change (including without limitation in the number thereof) in any membership or other equity interests in the Company, the Managing Member, any of the Transitory Partnerships or any of the Company LLCs, in each case, issued or outstanding;

     (f) not grant any options or other right or commitment relating to any membership or other equity interests in the Company, the Managing Member, any of the Transitory Partnerships or any of the Company LLCs or any security convertible into any membership or other equity interests in the Company, the Managing Member, any of the Transitory Partnerships or any of the Company LLCs, or any security the value of which is measured by any membership or other equity interests in the Company, the Managing Member, any of the Transitory Partnerships or any of the Company LLCs or any security subordinated to the claim of its general creditors; provided, however, that nothing contained in this paragraph (f) shall prevent the formation of the Sub LLC and the issuance of the Preferred Equity Financing (the parties hereto acknowledge and agree that nothing in this Section 6.2(f) shall affect or be deemed to amend or modify any provision of this Agreement, including Sections 5.8, 8.1, 8.2 and 8.3 hereof);

     (g) (i) not authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any membership or other equity interests in the Company, the Managing Member, any of the Transitory Partnerships or any of the Company LLCs and (ii) not directly or indirectly redeem, purchase or otherwise acquire any membership or other equity interests in the Company, the Managing Member, any of the Transitory Partnerships or any of the Company LLCs or any option, warrant or right to acquire, or security convertible into, membership or other equity interests in the Company, the Managing Member, any of the Transitory Partnerships or any of the Company LLCs;

     (h) not permit the Company, the Managing Member, any of the Transitory Partnerships or any of the Company LLCs to make any loans, advances or capital contributions to, or investments in, any other person; provided, however, that nothing contained in this paragraph (h) shall prevent the formation of the Sub LLC and the issuance of the Preferred Equity Financing (the parties hereto acknowledge and agree that nothing in this Section 6.2(h) shall affect or be deemed to amend or modify any provision of this Agreement, including Sections 5.8, 8.1, 8.2 and 8.3 hereof);

     (i) not permit the Company, the Managing Member, any of the Transitory Partnerships or any of the Company LLCs to incur any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) of any kind or nature whatsoever (other than claims, liabilities and obligations against any such person for breaches of this Agreement or any other agreements to which any such person is a party and other than the Preferred Equity Financing and other financing that the Company or its subsidiaries may enter into to effect the transactions contemplated by this Agreement) (the parties hereto acknowledge and agree that nothing in this
  Section 6.2(i) shall affect or be deemed to amend or modify any provision of this Agreement, including Sections 5.8, 8.1, 8.2 and 8.3 hereof);

     (j) not permit the Company, the Managing Member, any of the Transitory Partnerships or any of the Company LLCs to issue or sell any equity interests, or grant, confer or award any options, warrants or rights of any kind to acquire any equity interests, including securities convertible or exchangeable for equity interests in one or more of the Company, the Managing Member, any of the Transitory Partnerships or any of the Company LLCs; provided, however, that nothing contained in this paragraph (j) shall prevent the formation of the Sub LLC and the issuance of the Preferred Equity Financing (the parties hereto acknowledge and agree that nothing in this Section 6.2(j) shall affect or be deemed to amend or modify any provision of this Agreement, including Sections 5.8, 8.1, 8.2 and 8.3 hereof);

     (k) not permit the Company, the Managing Member, any of the Transitory Partnerships or any of the Company LLCs to incur, guarantee the indebtedness of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

     (l) not permit the Company, the Managing Member, any of the Transitory Partnerships or any of the Company LLCs to merge or consolidate with any person;

     (m) not permit the Company, the Managing Member, any of the Transitory Partnerships or any of the Company LLCs to sell, assign, convey, lease, mortgage, pledge, transfer or otherwise dispose of any of its assets or properties or adopt any plan of liquidation, dissolution or winding-up;

     (n) not take any action which, at the time of the taking of such action, such party knew or reasonably should have known would cause any representation or warranty of the Company set forth in Article V hereof to become untrue in any material respect; and

     (o) not agree in writing or otherwise to not take any of the actions described in paragraphs (b) and (c) of this Section 6.2 or not agree in writing or otherwise to take any of the actions described in paragraph (a) and paragraphs (d) through (n) of this Section 6.2.

   Section 6.3 Reimbursable Proposals.

   (a) During the period from the date hereof through to the Closing Date, Sellers shall have the option of presenting to the Company one or more proposals for capital expenditures, tenant inducements (e.g., free rent, other cash-equivalent inducements, and out-of-pocket inducements) or commissions, specifying the budgeted amounts therefor, that one or more McNeil Partnerships are contemplating in connection with one or more new Commercial Leases or the lease of additional space to an existing Commercial Tenant (each such capital expenditure, tenant inducement or commission proposal, a "Reimbursable Proposal"). In addition, the parties hereto acknowledge that on or prior to the date of this Agreement, Sellers have presented to the Company, and the Company has approved, the Reimbursable Proposals and the budgeted amounts therefor listed on Schedule 6.3 of the Seller Disclosure Letter.

   (b) To the extent any one or more Reimbursable Proposals with respect to any Participating McNeil Partnership have been approved by the Company on or prior to the date hereof or are approved by the Company (which approval shall not be unreasonably withheld or delayed) subsequent to the date hereof, the Company shall make a cash contribution to such Participating McNeil Partnership, prior to the distributions contemplated by Section 2.4(c) hereof, in an amount equal to the Capital Expenditure Reimbursement for such Participating McNeil Partnership which shall be taken into consideration in the determination of the Excess Cash Balance of such Participating McNeil Partnership in accordance with the Excess Cash Balance Schedule for such Participating McNeil Partnership.

   (c) For purposes of this Agreement, the following terms shall have the following meanings:

     (i) "Capital Expenditure Reimbursement" means, for any McNeil Partnership, the sum of the Capital Expenditure Reimbursement Amounts for each Reimbursable Proposal for such McNeil Partnership.

     (ii) "Capital Expenditure Reimbursement Amount" means, for each Reimbursable Proposal, an amount equal to the product determined by multiplying (A) the Reimbursable Proposal Amount for such Reimbursable Proposal by (B) a fraction (in no event shall such fraction be greater than one (1)), the numerator of which is the number of months (including any fraction thereof) in the period beginning on the estimated Closing Date and ending on the last day of the initial term of the applicable Commercial Lease and the denominator of which is the aggregate number of months in the initial term of the applicable Commercial Lease.

     (iii) "Completed Amount" means, for any Reimbursable Proposal, an amount equal to the aggregate amount expended or incurred through to the estimated Closing Date in connection with such Reimbursable Proposal.

     (iv) "Reimbursable Proposal Amount" means, for any Reimbursable Proposal, an amount equal to the lesser of (1) the Completed Amount and (2) the total budgeted amounts for such Reimbursable Proposal; provided, however, that for any Reimbursable Proposal which will be uncompleted as of the estimated Closing Date, the "Reimbursable Proposal Amount" for such Reimbursable Proposal shall be an amount equal to the difference determined by subtracting (x) the Underbudgeted Amount (if any) for such Reimbursable Proposal from (y) the Completed Amount for such Reimbursable Proposal.

     (v) "Underbudgeted Amount" means, for any Reimbursable Proposal, the excess (if any) of (1) the sum of (A) the Completed Amount and (B) the estimated additional amount (which is reasonably and in good faith jointly determined by the Company and MPLP) required to be expended or incurred following the estimated Closing Date to complete such Reimbursable Proposal over (2) the total budgeted amounts for such Reimbursable Proposal.

                                  ARTICLE VII

                              Additional Covenants

   Section 7.1 Preparation of the Proxy Statement; Recommendation of Mergers.

   (a) With respect to each Merging Partnership, Sellers shall prepare (and, in the case of each of the Public McNeil Partnerships, file with the SEC) as soon as practicable after the date of this Agreement, but in any event not later than August 31, 1999, which date may be extended by Sellers (subject to approval of the Company, which shall not be unreasonably withheld or delayed) or by the Company, a proxy statement with respect to the McNeil Limited Partner Meeting of such Merging Partnership to approve the Merger in respect of such Merging Partnership, the MPLP Contributions with respect to such Merging Partnership, the appointment of the applicable New GP LLC as the successor general partner of such Merging Partnership and the other transactions contemplated by this Agreement (each, a "Proxy Statement"). If required by law, Sellers and any person that may be deemed to be an affiliate of any Public McNeil Partnership shall prepare and file concurrently with the filing of the Proxy Statement for such Public McNeil Partnership a Statement on Schedule 13E-3 (each, a "Schedule 13E-3") with the SEC with respect to such Public McNeil Partnership. The Company shall, upon request by Sellers, furnish Sellers with such information concerning itself, the Managing Member and Whitehall as may be required by law or by any Governmental Entity in connection with any Proxy Statement, any Schedule 13E-3 or any other statement, filing, notice or application made by or on behalf of the Company to any third party or any Governmental Entity or both in connection with the Mergers, the MPLP Contributions, the appointments of the applicable New GP LLCs as the successor general partners of the McNeil Partnerships and the other transactions contemplated by this Agreement. Sellers shall use their reasonable best efforts to (i) promptly respond to any comments of the SEC and (ii) cause the respective Proxy Statements to be mailed to the limited partners of the respective Merging Partnerships as promptly as practicable after the date of this Agreement. Sellers shall notify the Company promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to any Proxy Statement or any Schedule 13E-3 or for additional information and shall supply the Company with copies of all correspondence between Sellers or any of their representatives, on the one hand, and the SEC, on the other hand, with respect to any Proxy Statement or any Schedule 13E-3. The Proxy Statements for the Public McNeil Partnerships and the Schedule 13E-3s shall comply in all material respects with all applicable requirements of law and the rules and regulations of the SEC. Whenever any event occurs which is required to be set forth in an amendment or supplement to any Proxy Statement, Sellers and the Company each shall promptly inform the other of such occurrences and Sellers shall prepare (and, in the case of the Public McNeil Partnerships, file with the SEC) and mail to the limited partners of the applicable Merging Partnership such amendment or supplement to such Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to any Schedule 13E-3, Sellers shall promptly inform the Company of such occurrence, and Sellers and the affiliates of the applicable Public McNeil Partnership shall file such amendment or supplement. The Proxy Statements (at the respective dates thereof and at the dates of the respective McNeil Limited Partner Meetings) and Schedule 13E-3s (at the respective dates thereof) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Sellers in reliance upon and in conformity with information concerning the Company or any affiliates of the Company or concerning the Transitory Partnerships or the Company LLCs furnished to Sellers in writing by the Company specifically for use in any such Proxy Statements or Schedule 13E-3s.

   (b) Each Merging Partnership shall, as soon as practicable following the date of this Agreement, subject to the time periods set forth in its organizational documents and in applicable laws, duly call, give notice of, convene and hold a meeting of its limited partners (a "McNeil Limited Partner Meeting") to be held at the earliest practicable date following the date the applicable Proxy Statement is mailed to its limited partners for the purpose of obtaining requisite approval by its limited partners of the Merger in respect of such Merging Partnership, the MPLP Contributions with respect to such Merging Partnership, the appointment of the applicable New GP LLC as the general partner of such Merging Partnership and the other transactions contemplated by this Agreement. Unless otherwise prohibited by law, each Merging Partnership and its general partner shall be required to hold the McNeil Limited Partner Meeting with respect to such Merging Partnership, regardless of whether the general partner of such Merging Partnership has withdrawn, amended or modified its recommendation that the limited partners of such Merging Partnership approve the Merger in respect of such Merging Partnership, the MPLP Contributions with respect to such Merging Partnership, the appointment of the applicable New GP LLC as the general partner of such Merging Partnership and the other transactions contemplated by this Agreement, unless this Agreement has been terminated in respect of such Merging Partnership pursuant to the provisions of Section 9.3 hereof. The general partner of each of the Merging Partnerships shall recommend to the limited partners of such Merging Partnership approval of the Merger in respect of such Merging Partnership, the MPLP Contributions with respect to such Merging Partnership, the appointment of the applicable New GP LLC as the successor general partner of such Merging Partnership and the other transactions contemplated by this Agreement; provided, however, that prior to the McNeil Limited Partner Meeting for such Merging Partnership (or any adjournment thereof), the recommendation of the general partner of such Merging Partnership may be withdrawn, modified or amended as a result of the commencement or receipt of a proposal constituting a Superior Acquisition Proposal with respect to such Merging Partnership, but only to the extent expressly permitted under
Section 7.2 hereof.

   (c) If on the date of the McNeil Limited Partner Meeting for a Merging Partnership, such Merging Partnership has not received duly executed proxies which, when added to the number of votes represented in person at the meeting by persons who intend to vote to adopt this Agreement, will constitute a sufficient number of votes to adopt this Agreement (and limited partners holding greater than a majority of the outstanding LP Interests in such Merging Partnership have not indicated their intention to vote against, and have not submitted duly executed proxies voting against, the adoption of this Agreement), then such Merging Partnership and its general partner shall recommend the adjournment of its McNeil Limited Partner Meeting until the date ten (10) days after the originally scheduled date of such McNeil Limited Partner Meeting.

   Section 7.2 Acquisition Proposals. Prior to the Effective Time, each Seller agrees that:

   (a) it shall not, directly or indirectly, through any of its officers, directors, employees or agents or representatives (including any investment banker, attorney or accountant) retained by it, and it shall not authorize or permit its officers, directors, employees or agents or representatives (including any investment banker, attorney or accountant) retained by it to, initiate, solicit or encourage any inquiries or the making or implementation of any Acquisition Proposal or engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any efforts to attempt to make or implement an Acquisition Proposal;

   (b) it shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and shall take the necessary steps to inform its officers, directors, employees or agents or representatives (including any investment banker, attorney or accountant) retained by it of the obligations undertaken in this Section 7.2; and

   (c) it shall notify the Company immediately if it receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it;

provided, however, that nothing contained in this Section 7.2: (i) shall prohibit the general partner of any McNeil Partnership from furnishing information to or entering into discussions or negotiations with, any person that makes an unsolicited Acquisition Proposal for such McNeil Partnership, if, and only to the extent that, (A) such general partner determines in good faith that such unsolicited Acquisition Proposal could result in a Superior Acquisition Proposal and that such action is required for such general partner to comply with its duties to its limited partners imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, such general partner provides written notice to the Company to the effect that it is furnishing information to, or entering into discussions with, such person and (C) (1) subject to clause (2) below, such general partner keeps the Company informed of the status (not the terms) of any such discussions or negotiations and (2) such general partner complies with the last sentence of Section 9.3(b) hereof; or (ii) to the extent applicable, shall prohibit the general partner of any McNeil Partnership from taking and disclosing to the limited partners of such McNeil Partnership a position, with respect to such McNeil Partnership, contemplated by Rules 14d-9 and 14e-2 under the Exchange Act with regard to an Acquisition Proposal for such McNeil Partnership; provided further, however, that the general partner of any McNeil Partnership may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement, the Merger in respect of such McNeil Partnership, the MPLP Contributions with respect to such McNeil Partnership, the appointment of the applicable New GP LLC as the successor general partner of such McNeil Partnership and the other transactions contemplated by this Agreement, prior to the approval by the holders of LP Interests of such McNeil Partnership of this Agreement, the Merger in respect of such McNeil Partnership, the MPLP Contributions with respect to such McNeil Partnership, the appointment of the applicable New GP LLC as the successor general partner of such McNeil Partnerships and the other transactions contemplated by this Agreement at the McNeil Limited Partner Meeting (or any adjournment thereof) of such McNeil Partnership. Any disclosure that the general partner of any McNeil Partnership may be compelled to make with respect to the receipt of an Acquisition Proposal for such McNeil Partnership in order to comply with its duties to its limited partners or that the general partner of any McNeil Partnership may be compelled to make in order to comply with Rule 14d-9 or 14e-2, shall not constitute a violation of this Section 7.2, provided that such disclosure states that no action shall be taken by such general partner with respect to the withdrawal of its recommendation of the transactions contemplated hereby or the approval or recommendation of any Acquisition Proposal except in accordance with this
Section 7.2.

   Section 7.3 Access to Information; Confidentiality.

   (a) Subject to the requirements of confidentiality agreements entered into with third parties and subject to all other legal limitations (including attorney-client and work product privileges, confidentiality, antitrust and fair trade limitations), Sellers shall (and shall cause their respective Seller Subsidiaries to) afford to the Company and to the officers, employees, accountants, counsel, financial advisors and other representatives of the Company, reasonable access during normal business hours prior to the Effective Time to such Sellers' and such Seller Subsidiaries' respective properties, books, contracts, commitments, personnel and records, and Sellers shall (and shall cause their respective Seller Subsidiaries to) promptly make available to the Company or its representatives all information concerning such Sellers' and such Seller Subsidiaries' respective business, properties and personnel as the Company or its representatives may reasonably request; provided, however, that no investigation pursuant to this Section 7.3 shall affect or be deemed to modify any representation or warranty made by Sellers.

   (b) Following the date of this Agreement and until and including the Closing Date, Sellers will prepare in accordance with GAAP applied consistently with past practice and make available to the Company (i) within forty-five (45) days following the end of any fiscal quarter, a copy of the unaudited quarterly balance sheet and related unaudited statements of operations and cash flows for such quarter for each Private McNeil Partnership that is a Participating McNeil Partnership at such time and (ii) within fifteen
(15) days following the end of each fiscal month, a copy of the unaudited monthly balance sheet and related unaudited statements of operations and cash flows for such month for each Participating McNeil Partnership and a Preliminary Excess Cash Balance Schedule for each such Participating McNeil Partnership. Sellers and the Company will use their best efforts to respond to any inquiries any such party may have concerning such quarterly and monthly financial statements and monthly Preliminary Excess Cash Balance Schedules. No such discussion or failure to raise issues shall become final and binding upon any party hereto except pursuant to Section 2.4(b) hereof.

   (c) The Company shall, and shall cause its subsidiaries and affiliates to, and shall cause each of their officers, employees, accountants, counsel, financial advisors and other representatives to, hold any nonpublic information relating to Sellers or the Seller Subsidiaries or any of their respective businesses or properties in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated as of March 25, 1999 among Whitehall, MPLP and McREMI (the "Confidentiality Agreement"), regardless of whether such information was disclosed pursuant to this Section
7.3 or any other provision of this Agreement.

   Section 7.4 Reasonable Best Efforts; Notification.

   (a) Subject to the terms and conditions provided in this Agreement, Sellers, on the one hand, and the Company, on the other hand, shall use their respective reasonable best efforts: (i) to cooperate with one another in (A) determining which consents, approvals, orders or authorizations of, or filings with, any Governmental Entities are required to be obtained or made prior to the Effective Time in connection with the execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, and (B) timely making all such filings and timely seeking all such consents, approvals, orders or authorizations; (ii) subject to Section 7.8 hereof, without the payment of any consideration therefor (except as expressly contemplated by this Agreement) and without compromising their respective rights and without incurring additional liabilities or obligations, to obtain in writing any consents, approvals, orders or authorizations required from non-governmental third parties to effectuate the Mergers, the MPLP Contributions, the appointments of the applicable New GP LLCs as the successor general partners of the McNeil Partnerships and the other transactions contemplated by this Agreement and the other Transaction Documents, such consents, approvals, orders or authorizations to be in form reasonably satisfactory to Sellers and the Company (it being acknowledged and agreed that nothing in this Section 7.4(a)(ii) shall affect or be deemed to amend or modify any provision of this Agreement, including Sections 5.8, 8.1, 8.2 and 8.3 hereof); and (iii) without the payment of any consideration therefor and without compromising their respective rights and without incurring additional liabilities or obligations, to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents (it being acknowledged and agreed that nothing in this Section 7.4(a)(iii) shall affect or be deemed to amend or modify any provision of this Agreement, including Sections 5.8, 8.1, 8.2 and 8.3 hereof).

   (b) If at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, without the payment of any consideration therefor and without compromising their respective rights and without incurring additional liabilities or obligations, each Seller and the Company shall, and each shall cause its respective affiliates and subsidiaries to, take all such necessary action. Without the payment of any consideration therefor and without compromising their respective rights and without incurring additional liabilities or obligations, Sellers shall use their reasonable efforts to cooperate with the Company in assisting the Company in its efforts to correct or satisfy the items set forth on Schedule A to the Seller's Task List. The Company shall indemnify and hold Sellers harmless for any and all losses or damages (including reasonable attorneys' fees) that Sellers may suffer in connection with such cooperative efforts.

   (c) Promptly following the Effective Time, McREMI or MPLP shall file Schedule K-1s with supporting documents (not including Form 15s) with respect to the Participating McNeil Partnerships to reflect the change of status of each Participating McNeil Partnership as a result of the transactions contemplated hereby.

   Section 7.5 Public Announcements.

   (a) Sellers, on the one hand, and the Company, on the other hand, shall consult with each other before the issuance by any of them or by any of their affiliates, and shall provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement and the other Transaction Documents, and shall not, and shall cause their affiliates not to, issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the other Transaction Documents shall be in the form mutually agreed to by the parties to this Agreement prior to the execution of this Agreement.

   (b) Prior to the Closing, the Company shall not, and shall cause its subsidiaries and affiliates not to, and shall cause each of their respective partners, equity holders, members, officers, directors, managers, employees, agents, accountants, counsel, financial advisors and other representatives not to, publicly announce or disclose to any person (other than to senior management of Sellers and, after notifying such lenders and prospective third party property managers verbally of the confidential nature of such proposal or intention, any existing or prospective lenders of the Company and any prospective third party property managers for the Commercial Properties), whether verbally or in writing, any proposal or intention to sell, transfer or otherwise dispose of, in any manner (including by way of merger, consolidation, exchange, business combination or any other transaction), directly or indirectly, any of the McNeil Partnerships, Seller Subsidiaries, McNeil Partnership Properties or assets of McREMI.

   Section 7.6 Benefit Plans and Other Employee Arrangements.

   (a)(i) Prior to the date of the mailing of the Proxy Statements for the Participating McNeil Partnerships (the "Proxy Mailing Date"), the Company shall provide a written list (the "Employment List") to Sellers of each employee of Sellers or any Seller Subsidiary to whom, as of the Effective Time, the Company shall cause Management LLC to offer employment (each such employee, a "Listed Employee") provided that such employee is still an employee of McREMI as of the Effective Time. The Listed Employees shall be comprised of two groups: one group shall be comprised of Property Employees for Multifamily Properties and shall be designated on the Employment List as the "Property Listed Employees" (the "Property Listed Employees") and the other group shall be comprised of Corporate Employees and shall be designated on the Employment List as the "Corporate Listed Employees" (the "Corporate Listed Employees"). The Property Listed Employees shall not constitute less than 75% of those employees of McREMI who, as of the Proxy Mailing Date, were Property Employees for Multifamily Properties with respect to the Participating McNeil Partnerships. The Corporate Listed Employees shall not constitute less than the Threshold Amount of those employees of McREMI, who, as of the Proxy Mailing Date, were Corporate Employees. For purposes of this Agreement, the "Threshold Amount" shall be an amount equal to the product determined by multiplying (A) the number of Corporate Employees as of the Proxy Mailing Date by (B) 0.5 by (C) a fraction, the numerator of which is the total number of McNeil Partnership Properties of the Participating McNeil Partnerships and their Seller Subsidiaries and the denominator of which is the total number of McNeil Partnership Properties of the McNeil Partnerships and their Seller Subsidiaries. The Company shall cause Management LLC to make such offers of employment on terms and conditions that are considered reasonable and customary in the real estate asset/property management industry as of the Closing Date, taking into account the geographic location of the employee to whom such offer of employment is being made. All such offers of employment may be made subject to drug testing, criminal background checks and credit checks.

   (ii) The Company shall cause Management LLC to continue the employment of any Property Employee and any Corporate Employee who accepts such offer of employment for a period ending on December 31st of the calendar year following the calendar year in which the Closing occurs subject to termination for cause, resignation, retirement, performance reasons or business reasons. For purposes of this Agreement, any employee that accepts an offer of employment from the Company (or a subsidiary or affiliate of the Company) as of the Closing Date shall be referred to as an "Affected Employee."

   (iii) In addition to continuing the workforce of McREMI in accordance with this Section 7.6, the Company shall cause Management LLC, for a period ending on December 31st of the calendar year following the calendar year in which the Closing occurs to continue utilizing the McREMI Assets listed on Annex H hereto to the extent those assets are transferred at Closing; provided, however, that, to the extent the Company reasonably determines that the continued utilization of a specific McREMI Asset is not supported by sound business practices, Management LLC may cease utilization of such asset and, if the Company reasonably determines that a substitution (which can be accomplished by way of purchasing, licensing, or leasing such substituted asset from a third party or an affiliate of the Company or developing such substituted asset in Management
LLC) of such asset would be sound business practice, substitute a more appropriate asset in its stead; provided further, however, that if the Company determines not to substitute an asset for a discontinued asset it will not permit Management LLC to utilize an asset of Archon or its subsidiaries to provide the underlying function of the discontinued asset. In the event that Management LLC requires additional employees (because of any Affected Employee's termination, resignation, death, or retirement), such additional employees shall become employees of Management LLC.

   (iv) Neither the Company (nor any subsidiary or affiliate of the Company) shall have any obligation to continue the employment of any Affected Employee that is not a Property Listed Employee or a Corporate Listed Employee for any specified period of time following the Closing.

   (b) At the Effective Time, McREMI shall terminate the employment of each Affected Employee and shall cause the termination of employment of each other employee of the Participating McNeil Partnerships and their respective Seller Subsidiaries, and the employment of each Affected Employee by the Company, Management LLC or their respective subsidiaries, as the case may be, shall commence. The Company shall, or shall cause the appropriate subsidiary or affiliate to, provide health, pension, retirement, disability and other employee benefits to each Affected Employee on the same terms as, or on terms not less favorable in the aggregate than, those provided to such Affected Employee immediately prior to the Effective Time (such benefits, the "Buyer Plans"). Prior to the Effective Time, McREMI and each applicable Seller Subsidiary shall cause the cancellation of all employment related agreements (including, without limitation, all of the agreements listed on Schedule 4.11 of the Seller Disclosure Letter) between it and any of its officers or directors and shall pay all fees and costs related to such cancellation. Subject to the provisions of this Section 7.6(b), the Company retains the right to amend or terminate any of the Buyer Plans at any time.

   (c) As of the Effective Time, Affected Employees shall cease to participate in the McREMI Plans and shall commence participation or shall become eligible to participate in all Buyer Plans maintained after the Effective Time in accordance with the second sentence of Section 7.6(b) hereof. McREMI shall retain responsibility for all McREMI Plan claims incurred by Affected Employees prior to the Effective Time regardless of when such claim is reported or made. For purposes of this Section 7.6(c), a claim shall be deemed to have been incurred when the medical or other service giving rise to the claim is performed, except that disability claims shall be deemed to have been incurred on the date the Affected Employee becomes disabled.

   (d) The Company shall, or shall cause its appropriate subsidiary or affiliate to, give each Affected Employee full credit for up to five accrued vacation days (in accordance with Item I of Note 18 to the applicable Participating McNeil Partnership's Excess Cash Balance Schedule) and full credit for purposes of eligibility, vesting, accruing subsequent vacation days and determination of the level of benefits under each Buyer Plan (other than incentive compensation plans) for such Affected Employee's service with McREMI to the same extent recognized by such Seller or Seller Subsidiary immediately prior to the Effective Time.

   (e) The Company shall, or shall cause its appropriate subsidiary or affiliate to, waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any Buyer Plan (except for preexisting conditions with respect to life insurance coverage), other than limitations or waiting periods that are already in effect with respect to such Affected Employee and that have not been satisfied as of the Effective Time under any McREMI Plan maintained for the Affected Employee immediately prior to the Effective Time.

   (f) Prior to the Effective Time, McREMI shall terminate any 401(k) Savings Plan of McREMI (each, a "McREMI 401(k) Savings Plan"), and each employee who is a participant in any such terminated McREMI 401(k) Savings Plan shall have the right to elect to receive a distribution of all of such employee's account balance in such McREMI 401(k) Savings Plan (subject to, and in accordance with, the provisions of such McREMI 401(k) Savings Plan and applicable law). The Company shall, or shall cause its appropriate subsidiary or Archon to, take any and all necessary action (subject to, and in accordance with, the provisions of the Buyer Plan and applicable law) to cause the trustee of a defined contribution plan of the Company (or its subsidiaries or Archon), if requested to do so by a distributee who is an Affected Employee, to accept the direct "roll over" of all or a portion of any such distribution from any McREMI 401(k) Savings Plan.

   (g) Except as set forth in Section 7.6(h) hereof, McREMI shall be liable for and be responsible for the administration of all claims, losses, damages and expenses and other liabilities and obligations relating to or arising out of all workers' compensation claims of Affected Employees pending as of the Effective Time, or made after the Effective Time but relating to events occurring prior to the Effective Time. The Company and its subsidiaries that employ such Affected Employees shall be liable for and be responsible for the administration of all claims, losses, damages and expenses and other liabilities and obligations relating to or arising out of all workers' compensation claims of Affected Employees made after the Effective Time and relating to events occurring after the Effective Time.

   (h) McREMI shall give or arrange for written notice to be provided to those employees (and their spouses) of McREMI who are not deemed Affected Employees (the "Terminated Employees") of their right to elect to pay continuation coverage under Section 4980B of the Code ("COBRA") in accordance with applicable law. With respect to continuation coverage under COBRA required to be provided by McREMI, the Company shall, if requested by McREMI, be responsible following the Effective Time for administering on behalf of McREMI (without cost to McREMI) the provision of such coverage for (A) all former McREMI employees and their present or former dependents covered under COBRA at the Effective Time and (B) all Terminated Employees and their present or former dependents; provided, however, that the Company shall not be responsible for any liabilities associated with COBRA benefit claims (other than liabilities associated with the failure by the Company to pay-over to the appropriate insurers the insurance premiums collected from COBRA participants).

   (i) Sellers shall, or shall cause their respective Seller Subsidiaries to, take all necessary action to satisfy, or set aside sufficient funds to satisfy, all Severance Obligations for the Terminated Employees on or prior to the Closing Date.

   Section 7.7 Ancillary Agreements.

   (a) Immediately prior to the Effective Time, each party hereto shall, and shall cause its affiliates to, execute and deliver each Ancillary Agreement to which such party or such party's affiliate is a party.

   (b) At the Closing, the Company shall, and the Company shall cause Archon Group, L.P. ("Archon") to, execute and deliver the Portfolio Advisory Agreement.

   Section 7.8 Support Agreements; Financing.

   (a) The Company shall, and shall cause the Company's subsidiaries to, deliver at the Closing such agreements, instruments and other documents (collectively, the "Replacement Support Agreements") as may be necessary to assume all of Sellers' and their affiliates' (other than the Participating McNeil Partnerships' and their subsidiaries') obligations as an indemnitor under any and all Existing Support Agreements on terms no less favorable than those under the Existing Support Agreements on the date hereof. The Company shall use its reasonable efforts to ensure that the Replacement Support Agreements shall contain provisions releasing Sellers and their pre-Closing affiliates (other than the Participating McNeil Partnerships and their subsidiaries) from all obligations thereunder. Without limiting the foregoing, the Company hereby agrees to indemnify and hold harmless Sellers and their pre-Closing affiliates (other than the Participating McNeil Partnerships and their subsidiaries) from and against all obligations incurred under the Existing Support Agreements from and after the Closing Date. MPLP, to the extent that the obligations of MPLP or MII as an indemnitor under any Existing Support Agreement are not discharged thereunder, agrees to indemnify and hold harmless the Company from and against all obligations incurred by MPLP or MII as an indemnitor under any such Existing Support Agreement prior to the Closing Date.

   (b) Without the payment of any consideration therefor (other than as expressly contemplated by this Agreement), without compromising any rights and without incurring additional liabilities or obligations, Sellers shall take all necessary action (including using their reasonable best efforts to obtain any third party consents) and the Company shall, and shall cause its subsidiaries and affiliates to, take all necessary action (including cooperating with Sellers to obtain any third party consents), (i) to enable the Company to repay all Terminated Loans at the Effective Time and (ii) to permit the Non-Terminated Loans to continue to remain outstanding without penalty at and after the Effective Time until their expiration or prepayment as indebtedness of the persons which incurred the Non-Terminated Loans prior to the Effective Time (it being acknowledged and agreed that nothing in this Section 7.8(b) shall affect or shall be deemed to amend or modify any provision of this Agreement, including Sections 1.5, 8.1, 8.2 and 8.3 hereof).

   (c) Without limiting, amending or modifying any other provision of this Agreement (including Sections 5.8, 8.1, 8.2 and 8.3 hereof), without the payment of any consideration therefor, without compromising any rights and without incurring additional liabilities or obligations, Sellers shall cooperate with the Company to assist the Company in obtaining new financing in connection with the Mergers and the other transactions contemplated by this Agreement and the other Transaction Documents.

   Section 7.9 Fees and Expenses.

   (a) Except as expressly provided to the contrary in this Agreement, whether or not the transactions contemplated by this Agreement or the other Transaction Documents are consummated, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents including, without limitation, the fees, expenses and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses. Without limiting the generality of the foregoing, whether or not the transactions contemplated by this Agreement or the other Transaction Documents are consummated, McREMI agrees that it shall be liable for the McREMI Transaction Expenses and each McNeil Partnership agrees that it shall be liable for its Per Partnership Transaction Expenses; provided, however, that a McNeil Partnership which becomes an Excluded McNeil Partnership pursuant to Section 9.3(a) hereof shall not be liable for its Per Partnership Transaction Expenses incurred following the date on which such McNeil Partnership became an Excluded McNeil Partnership pursuant to Section 9.3(a) hereof, and the Participating McNeil Partnerships shall share such expenses ratably, based on their relative Partnership Percentages.

   (b) Any Assumption Fees, Prepayment Fees and Transaction Expenses (including without limitation the McREMI Transaction Expenses) paid by the Contributing Partners or any Seller (other than a McNeil Partnership) and any fees, expenses and disbursements incurred and paid by the Contributing Partners or any Seller (other than a McNeil Partnership) in connection with this Agreement and the other Transaction Documents, subject to documentation and approval (which shall not be unreasonably withheld or delayed) by the Board of Managers of the Company (the "Board of Managers"), in an aggregate amount not to exceed one-half of the aggregate amount of fees, expenses and disbursements charged to the Company, its subsidiaries and affiliates by Sullivan & Cromwell with respect to negotiating and documenting the transactions contemplated by this Agreement and the other Transaction Documents, shall be treated as a contribution in-kind to the Company (the "Capitalized McNeil Expenses") by MPLP (or another designee of the Contributing Partners) in exchange for Company Interests in accordance with Section 1.4 hereof.

   Section 7.10 Allocations. The Company and Sellers each covenant (which covenant shall survive the Closing and the Effective Time), and the LLC Agreement shall provide (until thereafter changed in accordance with the terms of the LLC Agreement or applicable law), that the Allocations shall be binding on Sellers and on the Company, its subsidiaries and affiliates and shall be adhered to by Sellers and by the Company, its subsidiaries and affiliates for the purposes of reporting the book and tax basis of the Company's assets.

   Section 7.11 Related Party Transactions.

   (a) Prior to the Effective Time, except as consented to in writing by the Company (which consent shall not be unreasonably withheld or delayed), or except as expressly provided for in this Agreement or the other Transaction Documents, Sellers shall, and shall cause the Seller Subsidiaries to, settle all Related Party Transactions with respect to the Participating McNeil Partnerships in the ordinary course of business prior to the Effective Time. In the event that any Related Party Transaction is not settled prior to the Effective Time, such Related Party Transaction shall be cancelled as of the Effective Time, and all fees and costs related to such cancellation shall be taken into consideration in calculating the Excess Cash Balance of the applicable Participating McNeil Partnerships in accordance with the Excess Cash Balance Schedule.

   (b) Notwithstanding anything to the contrary in this Agreement, if Summerhill is a Participating McNeil Partnership, the Company shall contribute adequate cash to Summerhill to, and shall cause Summerhill to, repay at the Effective Time (including all accrued but unpaid interest thereon through to the Effective Time) the demand note, dated November 17, 1997, payable by Summerhill to Robert A. McNeil and Carole J. McNeil (the "Summerhill Note"). The parties hereto acknowledge and agree that in determining the Excess Cash Balance of Summerhill, the Summerhill Note shall be deemed to be a current liability and no adjustment shall be made to the cash line item to reflect any payment of the Summerhill Note or any contribution of cash to effect such payment.

   Section 7.12 Stanger Reports. Sellers shall use their reasonable best efforts to obtain from Stanger the Stanger Opinions, the Allocation Analysis and, if requested, the Appraisals, and to obtain from Eastdil the Eastdil Opinions, in each case on or prior to the date on which the Proxy Statements are mailed to the limited partners of the McNeil Partnerships in accordance with Section 7.1 hereof.

   Section 7.13 Estoppels.

   (a) Without the payment of any consideration therefor (other than as expressly contemplated by this Agreement), without compromising any rights and without incurring additional liabilities or obligations, Sellers shall use their reasonable best efforts to obtain (i) the consent and estoppel certificates and the consents (in each case, in the forms attached as exhibits to this Agreement) specified in Section 8.2(d) hereof, (ii) the Estoppels (in each case, in the forms attached as exhibits to this Agreement) from all Commercial Tenants and from all lessors under each Ground Lease and (iii) subject to Section 7.13(b) hereof, subordination, non-disturbance and attornment agreements (the "SNDA Agreements") in the event that the Company requests in writing that Sellers assist in obtaining SNDA Agreements.

   (b) In the event that the Company requests in writing that Sellers assist in obtaining (i) any consents or estoppels specified in Section 8.2(d) hereof in a form other than the forms attached as Exhibits to this Agreement ("Other Consents"), (ii) any Estoppels in a form other than the forms attached as Exhibits to this Agreement ("Other Estoppels") or (iii) any SNDA Agreements, the parties hereto acknowledge and agree that Sellers shall have no obligation to comply with such requests of the Company until Sellers and the Company reach a mutually acceptable agreement as to the timing of the solicitation of the Other Consents, Other Estoppels and SNDA Agreements in relation to the requisite dating of the consents, the consent and estoppel certificates and the Estoppels attached to this Agreement and as to the content of the Other Consents, Other Estoppels and SNDA Agreements. Nothing in this
Section 7.13(b) shall limit, amend or modify any other provision of this Agreement (including Sections 5.8, 8.1, 8.2 and 8.3 hereof), or shall require the payment of any consideration therefor by any Seller, or shall require compromising any rights of any Seller or shall require any Seller to incur additional liabilities or obligations.

   Section 7.14 Harbour Club.

   (a) If (i) either MREF XXII or MREF XXIII or both are Participating McNeil Partnerships and (ii) MREF XXV is an Excluded McNeil Partnership, then MREF XXV hereby grants to the Company the right (which right shall vest as of the Effective Time) to purchase the property known as Harbour Club I Apartments, located at 49000 Denton Road, Belleville, Michigan, together with the property known as the Harbour Club Golf Course (together, "Harbour Club I"), at a price equal to eleven million nine hundred sixty thousand dollars ($11,960,000) (the "Option Price"). In the event that the Company desires to exercise such right, the Company shall deliver a written notice to MREF XXV of its election to do so promptly following the Effective Time, but in no event later than the fifteenth business day following the Closing Date. In the event that such notice has not been provided to MREF XXV by the Company by such fifteenth business day, then, to the extent such right has vested in accordance with this Section 7.14(a), such right shall irrevocably lapse and MREF XXV's obligations in respect thereof shall be irrevocably discharged. The parties hereto acknowledge and agree that the closing of the Company's purchase of Harbour Club I must be completed within twenty (20) business days following the Closing Date.

   (b) Notwithstanding anything to the contrary in this Agreement, in the event that the Company exercises its right to purchase Harbour Club I in accordance with Section 7.14(a) hereof, the Company shall pay at the closing of such transaction any indebtedness outstanding which is secured by Harbour Club I (including all accrued but unpaid interest thereon through to the date of such closing) and all prepayment fees relating to such indebtedness on Harbour Club I and the Option Price shall be reduced by the amount of such indebtedness (and not the prepayment fees).

   (c) The obligations of the Company to effect the closing of the Company's purchase of Harbour Club I pursuant to Section 7.14(a) hereof is subject to the fulfillment (or waiver by the Company) on the date of such closing of the following conditions: (i) title to Harbour Club I shall be free and clear of all Property Restrictions and Encumbrances other than the Permitted Restrictions and Encumbrances and any matters arising after the Expiration Time (or, in the case of the Survey Materials, after the Survey Materials Expiration
Time) which (A) would not preclude the continued use of Harbour Club I as it is being used as of the date of this Agreement or (B) would not materially and adversely affect the value of Harbour Club I as it is being used as of the date of this Agreement and (ii) Lawyer's Title Insurance Company (or such other nationally recognized title insurance company reasonably acceptable to Sellers and the Company) shall be unconditionally obligated and prepared, subject to the payment of the applicable title insurance premium and related charges at the Company's sole cost and expense, to issue to or for the benefit of the Company and one or more of its subsidiaries, a Title Policy (or the equivalent in the applicable jurisdiction) for Harbour Club I in an amount requested by the Company, which shall be a commercially reasonable amount, or, at the option of the Company, a "date-down" to an existing policy of owner's title insurance. Such Title Policy shall be issued in accordance with the Title Commitment for Harbour Club I. In the event that one or both of the conditions set forth in the immediately preceding clauses (i) and (ii) are not satisfied at the time of the closing of the Company's purchase of Harbour Club I and the Company has not waived any such unsatisfied condition prior to such time, MPLP and the Company agree to negotiate in good faith a fair reduction in the Option Price to take into account the matters with respect to which such conditions are not satisfied.

   (d) At and after the Effective Time, the owner of Harbour Club I agrees, for so long as such owner shall continue to own Harbour Club I, to manage, or cause to be managed, either or both of the Other Harbour Club Properties, if so requested by the respective owners thereof, at market terms and at market rates, pursuant to a property management agreement in a form substantially comparable to that used for comparable properties, subject to such owner obtaining the consent or approval of each person whose consent or approval shall be required to a change in the management of such property. For purposes of this Agreement, "Other Harbour Club Properties" means the property known as the Harbour Club II Apartments and the property known as the Harbour Club III Apartments, each located at 49000 Denton Road, Belleville, Michigan.

   Section 7.15 Material Encumbrances.

   (a) In the event that Other Items, or surveys that were received by the Company after June 1, 1999, with respect to McNeil Partnership Properties, in each case received prior to the Expiration Time (the Other Items and such surveys, collectively, the "Survey Materials"), disclose any Property Restrictions, Encumbrances or other matters affecting title to such McNeil Partnership Property (other than Permitted Restrictions and Encumbrances) which reasonably could preclude the continued use of such McNeil Partnership Property as it is being used as of the date of this Agreement or reasonably could materially and adversely affect the value of such McNeil Partnership Property as it is being used as of the date of this Agreement (each, a "Material Encumbrance") (it being understood and agreed that the absence of legal access to a public right of way or utilities shall be a Material Encumbrance), the Company shall promptly, and in no event later than 5:00 p.m., New York City time, on July 16, 1999 (the "Expiration Time"), deliver a written notice (the "Encumbrance Notice") to Sellers of such Material Encumbrance, which notice shall describe in reasonable detail such Material Encumbrance and the manner in which such Material Encumbrance reasonably could preclude the continued use of such McNeil Partnership Property as it was being used as of the date of this Agreement or reasonably could materially and adversely affect the value of such McNeil Partnership Property as it was being used as of the date of this Agreement, and the Company shall include a copy of the Survey Materials disclosing such Material Encumbrance; provided, however, that the failure to provide such information and description shall not vitiate the legal effect of having sent such Encumbrance Notice if such Encumbrance Notice was otherwise sent in good faith.

   (b) If the Company shall fail to deliver an Encumbrance Notice prior to the Expiration Time with respect to one or more Material Encumbrances on one or more McNeil Partnership Properties, then from and after the Expiration Time (regardless of whether or not the Company was aware of any such Material Encumbrance as of the Expiration Time, and regardless of whether or not the Company has obtained all of the Other Items), (i) each such Material Encumbrance shall automatically be deemed to be a Permitted Restriction and Encumbrance for all purposes under this Agreement, (ii) each such Material Encumbrance shall not be considered in determining whether or not a Seller Material Adverse Effect has occurred for any and all purposes under this Agreement (including Article VIII hereof) and (iii) the Company shall be deemed to have waived all conditions to the Closing set forth in Article VIII hereof relating to such Survey Materials (including, without limitation, whether or not the representations and warranties contained in Section 4.8 hereof were true and correct and whether or not the condition set forth in Section 8.2(e) hereof has been fulfilled).

   Section 7.16 Additional Seller Tax Covenant. From the date of this Agreement until the Closing Date, the McNeil Partnerships shall at all times qualify, and Sellers shall cause any of the Seller Subsidiaries that have been partnerships, joint ventures or disregarded entities or limited liability companies since formation to continue to qualify, as partnerships or disregarded entities for federal income tax purposes. From the date of this Agreement until the Closing Date, the McNeil Partnerships shall not at any time become, and Sellers shall not permit any Seller Subsidiaries that have been partnerships, joint ventures or disregarded entities or limited liability companies since formation to become, publicly traded partnerships within the meaning of Section 7704 of the Code or otherwise taxable as an association for federal income tax purposes.

   Section 7.17 Title Deliveries. The Sellers shall arrange for the delivery of the documents, certificates, affidavits and undertakings reasonably required by the title insurer for the issuance of the title insurance coverage contemplated by Section 8.2(e) hereof (provided that the Company, the Participating McNeil Partnerships and their respective subsidiaries shall not be liable directly or indirectly for such certificates, affidavits or undertakings).

                                  ARTICLE VIII

                                   Conditions

   Section 8.1 Conditions to Each Party's Obligation to Effect the
Mergers. Subject to Section 8.4 hereof, the obligations of each party to effect the Mergers of the Participating McNeil Partnerships and the other transactions relating to the Participating McNeil Partnerships which are contemplated by this Agreement to be performed at or after the Effective Time shall be subject to the fulfillment (or waiver by each party hereto) at or prior to the Effective Time of the following conditions:

     (a) Limited Partner Approvals. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite approval of the limited partners of each Participating McNeil Partnership (other than Summerhill, whose approval has been obtained prior to the date hereof).

     (b) No Injunctions or Restraints. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (i) that is in effect and prohibits consummation of the Mergers of the Participating McNeil Partnerships, the MPLP Contributions relating to the Participating McNeil Partnerships, the appointment of each of the applicable New GP LLCs as the general partner of its corresponding Participating McNeil Partnership or any other transactions with respect to the Participating McNeil Partnerships expressly contemplated by this Agreement or (ii) that is enacted, issued, promulgated, enforced or entered after the date of this Agreement and, in any such case, is in effect and imposes restrictions on the Company or the Participating McNeil Partnerships with respect to the business operations of the Participating McNeil Partnerships which would result in a Seller Material Adverse Effect (clauses (i) and (ii), collectively, an "Order"), and no Governmental Entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order, and no other person shall have instituted any proceeding seeking any such Order which is reasonably likely to succeed.

     (c) Certain Actions and Consents. All material actions by, and all consents, approvals, orders or authorizations from, or filings with, Governmental Entities of competent authority necessary for the consummation of the Mergers of the Participating McNeil Partnerships, the MPLP Contributions relating to the Participating McNeil Partnerships, the appointment of each of the applicable New GP LLCs as the general partner of its corresponding Participating McNeil Partnership or any other transactions with respect to the Participating McNeil Partnerships expressly contemplated by this Agreement shall have been obtained or made, as the case may be.

     (d) Settlement of Class Action Litigation. All claims with respect to the Participating McNeil Partnerships, the general partners of the Participating McNeil Partnerships and the McREMI Assets asserted in connection with the action of James F. Schofield, Gerald C. Gillett, Donna
  S. Gillett, Jeffrey Homburger, Louise C. Homburger, Elizabeth Jung, Robert Lewis, Morton Farber and Warren Heller v. McNeil Partners, L.P., McNeil Investors, Inc., McNeil Real Estate Management, Inc., Robert A. McNeil, Carole J. McNeil, Donald K. Reed and McNeil Pacific Investors Fund 1972, Ltd., McNeil Real Estate Fund IX, Ltd., McNeil Real Estate Fund X, Ltd., McNeil Real Estate Fund XI, Ltd., McNeil Real Estate Fund XII, Ltd., McNeil Real Estate Fund XIV, Ltd., McNeil Real Estate Fund XV, Ltd., McNeil Real Estate Fund XX, L.P., McNeil Real Estate Fund XXI, L.P., McNeil Real Estate Fund XII, L.P., McNeil Real Estate Fund XXIV, L.P., McNeil Real Estate Fund XXV, L.P. McNeil Real Estate Fund XXVI, L.P., and McNeil Real Estate Fund XXVII, L.P. (Case No. BC133799), Superior Court of the State of California, County of Los Angeles, shall have been settled on terms satisfactory to MPLP and such settlement shall be substantially in the form of the settlement agreement delivered by Sellers to the Company prior to the date hereof.

     (e) Determination of Excess Cash Balances. The Excess Cash Balance shall have been determined for each Participating McNeil Partnership in accordance with Section 2.4 hereof.

   Section 8.2 Conditions to Obligations of the Company. Subject to Section 8.4 hereof, the obligations of the Company to effect the Mergers of the Participating McNeil Partnerships and the other transactions relating to the Participating McNeil Partnerships which are contemplated by this Agreement to be performed at or after the Effective Time are further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

   (a) Representations and Warranties.

     (i) The representations and warranties of Sellers set forth in Article IV of this Agreement (other than the representations and warranties that are the subject of Section 8.2(a)(ii) below) shall be true and correct at and as of the Closing Date (each such representation and warranty shall be deemed to be amended as of the Closing Date (i) in accordance with Section
  8.4 hereof and (ii) so as not to give effect to any materiality or Seller Material Adverse Effect qualifiers contained therein), as though made on and as of the Closing Date but immediately prior to the transfers of assets, rights and interests and the other transactions contemplated by Articles II and III of this Agreement, except to the extent any representation or warranty is expressly limited by its terms to a specific date, in which case such representation or warranty shall be true and correct at and as of such date; provided, however, that the condition set forth in this Section 8.2(a) shall be deemed satisfied if the respects in which such representations and warranties (as each has been deemed amended as of the Closing Date) are not true and correct at and as of the Closing Date but immediately prior to the transfers of assets, rights and interests and the other transactions contemplated by Articles II and III of this Agreement, or at and as of such other date, would not constitute, individually or in the aggregate, a Seller Material Adverse Effect.

     (ii) The representations and warranties of Sellers set forth in Sections 4.1(a), 4.1(d), 4.2(b), 4.3(a) and 4.3(c) hereof (each such representation and warranty shall be deemed to be amended as of the Closing Date in accordance with Section 8.4 hereof) shall be true and correct in all material respects (other than the representations and warranties having a materiality or Seller Material Adverse Effect qualifier, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date, as though made on and as of the Closing Date but immediately prior to the transfers of assets, rights and interests and the other transactions contemplated by Articles II and III of this Agreement, except to the extent any representation or warranty is expressly limited by its terms to a specific date, in which case such representation or warranty shall be true and correct at and as of such date.

   (b) Performance of Obligations of Sellers. Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time (other than obligations with respect to Excluded McNeil Partnerships), including the execution and delivery of the Ancillary Agreements to which any Seller is a party.

   (c) Officer's Certificate. The Company shall have received a certificate signed on behalf of Sellers by an executive officer thereof certifying the accuracy of the statements set forth in Sections 8.2(a) and 8.2(b) hereof.

   (d) Consents.

     (i) Sellers shall have obtained the consent and estoppel certificate of each lender of the Non-Terminated Loans listed on Schedule 8.2(d)(i) of the Seller Disclosure Letter, in the form of the consent and estoppel certificate attached as Exhibit A hereto or in the form(s) of a consent or estoppel certificate or both returned by the person from whom such consent and estoppel certificate is being sought pursuant to this Section 8.2(d)(i) provided such form(s) of consent or estoppel certificate is substantially comparable to the form of the consent and estoppel certificate attached as Exhibit A hereto.

     (ii) Sellers shall have obtained any consents or approvals which if not obtained would have, individually or in the aggregate, a Seller Material Adverse Effect, in the form of the consent attached as Exhibit B hereto or in the form of the consent returned by the person whose consent is being sought pursuant to this Section 8.2(d)(ii) provided such form of consent is substantially comparable to the form of the consent attached as Exhibit B hereto.

   (e) Title. On the Closing Date, (i) title to each McNeil Partnership Property owned by a Participating McNeil Partnership shall be free and clear of all Encumbrances and Property Restrictions other than Permitted Restrictions and Encumbrances and other than any matters disclosed after the Expiration Time (other than the Survey Materials) which (A) would not reasonably preclude the continued use of such McNeil Partnership Property as it is being used as of the date of this Agreement or (B) would not reasonably materially and adversely affect the value of such McNeil Partnership Property as it is being used as of the date of this Agreement and (ii) Lawyer's Title Insurance Corporation (or such other nationally recognized title insurance company reasonably acceptable to Sellers and the Company) shall be unconditionally obligated and prepared, subject to the payment of the applicable title insurance premium and related charges at the Company's sole cost and expense, to issue to or for the benefit of the Company and one or more of its subsidiaries, an extended coverage ATLA owner's policy of title insurance effective as of the Closing Date (the "Title Policies") (or the equivalent in the applicable jurisdiction) for each McNeil Partnership Property owned by a Participating McNeil Partnership in an amount requested by the Company, which amount shall be commercially reasonable, or, at the option of the Company, a "date-down" to an existing policy of owner's title insurance. Such Title Policies shall be issued in accordance with the Title Commitments; provided, however, that, notwithstanding anything to the contrary set forth in this Agreement or in the Title Commitments, the title exceptions listed on Schedule A to the Task List need not be omitted from the Title Policies and the title company requirements listed on Schedule A to the Task List need not be satisfied in determining whether or not this Section 8.2(e) has been satisfied.

   (f) Estoppels.

     (i) Sellers shall have received from tenants (which tenants shall include the tenants leasing space pursuant to the Commercial Leases listed on Schedule 8.2(f)(i) of the Seller Disclosure Letter) leasing at least seventy-five percent (75%) of the aggregate square footage leased pursuant to all Commercial Leases, a certificate (an "Estoppel"), addressed to the Company and its lender (as defined in the Estoppel attached as Exhibit D hereto), dated not more than sixty (60) days prior to the Closing Date, in either (A) the form of Estoppel attached as Exhibit D hereto or (B) the form of Estoppel returned by the tenant whose Estoppel is being sought pursuant to this Section 8.2(f)(i) provided such form of Estoppel is substantially comparable to the form of Estoppel attached as Exhibit D hereto. The Company hereby acknowledges and agrees that, in lieu of any one or more of such Estoppels, MPLP may deliver a landlord Estoppel provided that (A) such form of landlord Estoppel is in the form of Estoppel attached as Exhibit D hereto, (B) the landlord Estoppels delivered by MPLP pursuant to this Section 8.2 (f)(i) shall not be given in respect of more than ten percent (10%) of the aggregate square footage leased pursuant to all Commercial Leases and (C) such landlord Estoppels delivered by MPLP shall not be delivered in respect of the Commercial Leases listed on Schedule 8.2(f)(i) of the Seller Disclosure Letter.

     (ii) Sellers shall have received an Estoppel from each lessor under a Ground Lease, addressed to the Company and its lender (as defined in the Estoppel attached as Exhibit E hereto), dated not more than sixty (60) days prior to the Closing Date in either (A) the form of Estoppel attached as Exhibit E hereto or (B) the form of Estoppel returned by the lessor whose Estoppel is being sought pursuant to this Section 8.2(f)(ii) provided such form of Estoppel is substantially comparable to the form of Estoppel attached as Exhibit E hereto.

   (g) Opinion Relating to the Pledge. The Company shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP or other counsel to Sellers reasonably acceptable to the Company, dated as of the Closing Date, substantially in the form attached as Exhibit C hereto.

   (h) Percentage Reduction in NOI. The sum of the Net Operating Incomes for each Participating McNeil Partnership for the twelve months ended on the NOI Determination Date shall be greater than or equal to the product determined by multiplying (i) 0.8723 by (ii) an amount equal to the sum of the NOI Amounts for each Participating McNeil Partnership. For purposes of this Agreement, the term "NOI Determination Date" means the last day of the most recently completed fiscal month prior to the Closing Date.

   (i) Consummation of the Contributions. The transactions contemplated by Sections 2.2 and 2.3(a) hereof shall have been consummated.

   Section 8.3 Conditions to Obligations of Sellers. Subject to Section 8.4 hereof, the obligations of Sellers to effect the Mergers of the Participating McNeil Partnerships and the other transactions contemplated by this Agreement relating to the Participating McNeil Partnerships which are to be performed at or after the Effective Time are further subject to the fulfillment (or waiver by each Seller) at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in Article V of this Agreement shall be true and correct at and as of the Closing Date (each such representation and warranty shall be deemed to be amended as of the Closing Date so as not to give effect to any materiality qualifiers contained therein), as though made on and as of the Closing Date but immediately prior to the transfers of assets, rights and interests and the other transactions contemplated by Articles II and III of this Agreement, except to the extent any representation or warranty is expressly limited by its terms to a specific date, in which case such representation or warranty shall be true and correct at and as of such date; provided, however, that the condition set forth in this Section 8.3(a) shall be deemed satisfied if the respects in which such representations and warranties (as each has been deemed amended as of the Closing Date) are not true and correct at and as of the Closing Date but immediately prior to the transfers of assets, rights and interests and the other transactions contemplated by Articles II and III of this Agreement, or at and as of such other date, would not prevent the Company, any Company LLC or any Transitory Partnership from consummating the transactions contemplated by this Agreement and the other Transaction Documents.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time (other than obligations with respect to Excluded McNeil Partnerships), including the execution and delivery of the Ancillary Agreements to which either the Company or any of its affiliates is a party.

     (c) Officers' Certificate. Each Seller shall have received a certificate signed on behalf of the Company by a senior officer of the Company certifying the accuracy of the statements set forth in Sections 8.3(a) and 8.3(b) hereof.

     (d) Fairness Opinions.

       (i) Stanger shall have delivered to Sellers (A) the Allocation Analysis, (B) the Appraisals (if they had been requested by Sellers prior to the date of the mailing of the Proxy Statements) and (C) the Stanger Opinions, in each case, prior to the date of the mailing of the Proxy Statements for the Participating McNeil Partnerships. The Sellers shall have received the Stanger Opinions to the effect that each of the matters opined upon therein and each of the Allocations is fair from a financial point of view to the holders of each class of LP Interests in each McNeil Partnership.

       (ii) Eastdil shall have delivered to the Special Committee the Eastdil Opinions prior to the date of the mailing of the Proxy Statements for the Participating McNeil Partnerships. The Special Committee shall have received the Eastdil Opinions to the effect that each of the matters opined upon therein is fair from a financial point of view to the holders of each class of LP Interests in each McNeil Partnership.

   Section 8.4 Certain Exclusions from Conditions to Closing.

   (a) Notwithstanding anything to the contrary in this Agreement (including Sections 8.1, 8.2 and 8.3 hereof), the parties hereto acknowledge and agree that, in accordance with Section 9.4 hereof, none of the conditions to Closing set forth in Sections 8.1, 8.2 and 8.3 hereof shall be deemed to be unsatisfied because such condition was not satisfied with respect to an Excluded McNeil Partnership (or such Excluded McNeil Partnerships' subsidiaries, properties, etc.) (i.e., since no Excluded McNeil Partnership is subject to the Closing, the conditions to the Closing need not be satisfied with respect to any Excluded McNeil Partnership, such Excluded McNeil Partnerships' subsidiaries, properties, etc.).

   (b) Notwithstanding anything to the contrary in this Agreement (including Sections 8.1 and 8.2 hereof), the following shall not be considered in determining whether or not any or all of the conditions set forth in Sections
8.1 and 8.2 hereof have been fulfilled: (i) any effect on any of the Participating McNeil Partnerships' business, properties, financial condition or results of operations resulting, directly or indirectly, from the Company's failure to consent to a Commercial Lease or any amendment to any Commercial Lease as requested by Sellers in good faith pursuant to Section 6.1(l) hereof; and (ii) any effect on any of the Participating McNeil Partnerships' business, properties, financial condition or results of operations resulting, directly or indirectly, from the Company's failure to consent to a Reimbursable Proposal proposed by Sellers in good faith.

   (c) Notwithstanding anything to the contrary in this Agreement (including Sections 8.1, 8.2 and 8.3 hereof), the parties hereto acknowledge and agree that none of the Discretionary Closing Conditions shall be deemed to be unsatisfied because such condition was not satisfied with respect to any one or more Included McNeil Partnerships (or such Included McNeil Partnerships' subsidiaries, properties, etc.).

   (d) Notwithstanding anything to the contrary in this Agreement (including Sections 8.1, 8.2 and 8.3 hereof), the parties hereto acknowledge and agree that none of the Discretionary Closing Conditions shall be deemed to be unsatisfied because such condition was not satisfied with respect to any one or more Included Partnership Matters.

   (e) Notwithstanding anything to the contrary in this Agreement (including Sections 8.1, 8.2 and 8.3 hereof), the parties hereto acknowledge and agree that Section 7.15(b) hereof shall be given effect prior to determining whether or not any or all of the conditions set forth in Sections 8.1 and 8.2 hereof have been fulfilled.

   Section 8.5 Removal Notices.

   (a) In the case of any Participating McNeil Partnership, at any time after the date of this Agreement through to the date of the McNeil Limited Partner Meeting for such Participating McNeil Partnership, the Sellers may provide a written notice (the "Matter Removal Notice") to the Company identifying such Participating McNeil Partnership as a "Removable Partnership" and which shall describe in reasonable detail certain matters relating to such Participating McNeil Partnership as "Designated Partnership Matters" that Sellers believe in good faith may cause the Participating McNeil Partnership to become an Excluded McNeil Partnership.

   (b) Upon the Company's receipt of the Matter Removal Notice (the earlier of
(1) the tenth full business day following the date of the Company's receipt of the Matter Removal Notice and (2) the third full business day following the date of the Company's receipt of the Pre-Closing Removal Notice, the "Matter Removal Notice Date"), the Company shall have until 5:00 p.m., New York City time, on the Matter Removal Notice Date to provide written notice to Sellers, which notice shall identify which (if any) of the Designated Partnership Matters the Company designates as an "Included Partnership Matter."

   (c) In the case of any Participating McNeil Partnership, at any time following the date of the McNeil Limited Partner Meeting for a Participating McNeil Partnership, the Sellers may provide a written notice (the "Pre-Closing Removal Notice") to the Company identifying such Participating McNeil Partnership as a "Pre-Closing Removable Partnership" which may or may not (in the sole and absolute discretion of the Sellers) designate certain of the McNeil Partnership Properties of such Pre-Closing Removable Partnership as "Designated Partnership Properties."

   (d) Upon the Company's receipt of the Pre-Closing Removal Notice (the third full business day following the date of the Company's receipt of the Pre-Closing Removal Notice, the "Pre-Closing Removal Notice

Date"), the Company shall have until 5:00 p.m., New York City time, on the Pre-Closing Removal Notice Date to provide written notice to Sellers, which notice shall identify which (if any) of the Pre-Closing Removable Partnerships the Company designates as an "Included McNeil Partnership."

   (e) The parties hereto acknowledge and agree that the exercise (or lack of exercise) by any Seller of its rights under Sections 8.5(a) and 8.5(c) hereof and the exercise (or lack of exercise) by the Company of its rights under Sections 8.5(b) and 8.5(d) hereof shall not be the basis of any suit, action or proceeding by any person against any party to this Agreement or their respective affiliates, and shall not constitute a presumption that any McNeil Partnership has, in fact, violated any representation, warranty, covenant or agreement in this Agreement or that the conditions to Closing with respect to any McNeil Partnership were not, in fact, satisfied.

   (f) If the Closing occurs and if one or more McNeil Partnerships became an Excluded McNeil Partnership by operation of Section 9.3(f), 9.3(g) or 9.3(h) hereof, each party to this Agreement hereby waives any rights it may have to file or commence any suit, action or proceeding against each other party to this Agreement or their respective affiliates with respect to any such Excluded McNeil Partnership and hereby irrevocably and unconditionally releases each such other party and its affiliates from any and all claims, known or unknown, it may have relating to the transactions contemplated by this Agreement and the other Transaction Documents with respect to any such Excluded McNeil Partnership.

                                   ARTICLE IX

                                  Termination

   Section 9.1 Termination of this Agreement Prior to the Effective Time. This Agreement may be terminated at any time prior to the Effective Time (regardless of whether or not the requisite approvals of the respective limited partners of each of the McNeil Partnerships have been obtained) as follows:

     (a) by the mutual written consent of each Seller and the Company;

     (b) by the Company, on the one hand, or any Seller, on the other hand, upon written notice given to the other if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the transactions contemplated by this Agreement (other than transactions relating to the Excluded McNeil Partnerships) shall have become final and nonappealable;

     (c) by the Company, on the one hand, or any Seller, on the other hand, upon written notice given to the other if the Closing shall not have occurred on or before the twelve (12)-month anniversary of the date of this Agreement (the "Termination Date");

     (d) by any Seller upon written notice given to the Company, upon a material breach on the part of the Company of any representation, warranty, covenant, obligation or agreement of the Company set forth herein that is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by any Seller to the party committing such breach, if the conditions set forth in Section 8.3(a) or 8.3(b) hereof would be incapable of being satisfied by the Termination Date; or

     (e) by the Company upon written notice given to Sellers, upon a material breach on the part of Sellers of any representation, warranty, covenant, obligation or agreement of Sellers set forth herein that is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to the party committing such breach, if the conditions set forth in Section 8.2(a) or 8.2(b) hereof would be incapable of being satisfied by the Termination Date.

   Section 9.2 Effect of Termination Pursuant to Section 9.1. In the event of the termination of this Agreement by any Seller or the Company as provided in
Section 9.1 hereof, this Agreement shall become null and void and of no further force or effect, and there shall be no liability or obligation hereunder on the part of Sellers or the Company, or any of their respective subsidiaries, or any of their respective general partners, limited partners, partners, stockholders, members, equity holders, directors, officers, employees, affiliates, agents, representatives, successors or assigns, except (i) any obligations of the parties to this Agreement under Sections 7.3(c), 7.9(a), 9.2, 9.4, 9.5 and
9.6 hereof and Article XI hereof shall survive such termination and (ii) one or more of Sellers or the Company, as the case may be, may have liability to one or more of Sellers or the Company, as the case may be, if the basis of the termination is a willful, material breach by one or more of Sellers or the Company, as the case may be, of one or more of the provisions of this Agreement. Furthermore, if this Agreement is terminated pursuant to Section 9.1 hereof, the Company shall not, and shall cause its affiliates not to, oppose or seek to prevent or frustrate any transaction or agreement that Sellers or any of their subsidiaries may propose or enter into relating to any business combination between Sellers and any third party; provided, however, that if (1) Goldman, Sachs & Co. and its affiliates (including, without limitation, Whitehall and the Managing Member) are not using all or any portion of the Evaluation Material (as defined in the Confidentiality Agreement) in violation of the Confidentiality Agreement, and (2) Goldman, Sachs & Co. and its affiliates (including, without limitation, Whitehall and the Managing Member) are not using all or any portion of the Evaluation Material (as defined in the Confidentiality Agreement) in any of the activities specified below and (3) Goldman, Sachs & Co. and its affiliates (including, without limitation, Whitehall and the Managing Member) are not in violation of Section 7.3(c) hereof, then nothing in this Agreement shall in any manner apply to or restrict the activities of Goldman, Sachs & Co. and its affiliates from engaging in asset management, brokerage, investment advisory, investment banking, financial advisory, anti-raid advisory, financing, trading, market making, arbitrage and other similar activities conducted in the ordinary course of its and its affiliates' business.

   Section 9.3 Termination of Certain Rights and Obligations Prior to the Effective Time. Certain rights and obligations under this Agreement of one or more McNeil Partnerships (each, an "Excluded McNeil Partnership") and of all of the parties hereto in respect of each such Excluded McNeil Partnership may be terminated at any time prior to the Effective Time (regardless of whether or not the requisite approvals of the respective limited partners of the McNeil Partnerships have been obtained (except as indicated to the contrary below)) as follows:

     (a) by the Company, on the one hand, or any Seller, on the other hand, upon written notice given to the other if, upon a vote at a duly held McNeil Limited Partner Meeting (or any adjournment thereof) for such McNeil Partnership, the requisite approval of the limited partners of such McNeil Partnership of the Merger in respect of such McNeil Partnership, the MPLP Contributions with respect to such McNeil Partnership, the appointment of the applicable New GP LLC as the general partner of such McNeil Partnership and the other transactions contemplated by this Agreement with respect to such McNeil Partnership, shall not have been obtained as contemplated by
  Section 7.1 hereof;

     (b) by any Seller upon written notice given to the Company, if, prior to the approval by the holders of LP Interests of such McNeil Partnership of this Agreement, the Merger in respect of such McNeil Partnership, the MPLP Contributions with respect to such McNeil Partnership, the appointment of the applicable New GP LLC as the successor general partner of such McNeil Partnerships and the other transactions contemplated by this Agreement at the McNeil Limited Partner Meeting (or any adjournment thereof) of such McNeil Partnership, in the exercise of good faith judgment of the general partner of such McNeil Partnership as to its fiduciary duties to the limited partners of such McNeil Partnership as imposed by law, such general partner, as advised by counsel, determines that such termination is required by reason of a Superior Acquisition Proposal being made with respect to such McNeil Partnership. Each McNeil Partnership agrees that it shall not enter into a binding written agreement with respect to an Acquisition Proposal without providing the Company with at least four business days prior notice of its intent to do so (which notice shall disclose the material terms of such Acquisition Proposal).

     (c) by the Company upon written notice given to the applicable McNeil Partnership, if the general partner of such McNeil Partnership (A) has failed to recommend to the limited partners of such McNeil Partnership the approval of the Merger in respect of such McNeil Partnership, the MPLP Contributions with respect to such McNeil Partnership, the appointment of the applicable New GP LLC as the successor general partner of such McNeil Partnership and the other transactions contemplated by this Agreement with respect to such McNeil Partnership, in connection with an Acquisition Proposal by a third party in respect of such McNeil Partnership, (B) has withdrawn or modified in a manner adverse to the Company its approval or recommendation that the limited partners of such McNeil Partnership approve the Merger in respect of such McNeil Partnership, the MPLP Contributions with respect to such McNeil Partnership, the appointment of the applicable New GP LLC as the successor general partner of such McNeil Partnership and the other transactions contemplated by this Agreement with respect to such McNeil Partnership, in connection with an Acquisition Proposal for such McNeil Partnership, or (C) has approved or recommended an Acquisition Proposal for such McNeil Partnership;

     (d) by the Company, on the one hand, or any Seller, on the other hand, with respect to a McNeil Partnership, upon written notice given to the other if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the transactions contemplated by this Agreement with respect to such McNeil Partnership shall have become final and nonappealable;

     (e) by the mutual written consent of each Seller and the Company;

     (f) by any Seller upon written notice to the Company, in respect of any McNeil Partnership which owns any McNeil Partnership Property in respect of which an Encumbrance Notice has been delivered to Sellers pursuant to
  Section 7.15 hereof;

     (g) after 5:00 p.m., New York City time, on the Pre-Closing Removal Notice Date but at least two (2) business days prior to the estimated Closing Date (such time, the "Pre-Closing Removal Notice Time"), by any Seller upon written notice to the Company, in respect of any one or more of the Pre-Closing Removable Partnerships which the Company has not designated in writing as an Included McNeil Partnership by the Pre-Closing Removal Notice Time;

     (h) after 5:00 p.m., New York City time, on the Matter Removal Notice Date but no later than the earlier of (1) the tenth business day following the Matter Removal Notice Date and (2) the day which is at least two (2) business days prior to the estimated Closing Date (such time, the "Matter Removal Notice Time"), by any Seller upon written notice to the Company, in respect of any one or more of the Removable Partnerships with respect to which the Company has not designated in writing as Included Partnership Matters all of the Designated Partnership Matters by the Matter Removal Notice Time; or

     (i) in respect of Fairfax only, following the date which is the tenth business day after the date of the mailing of the Proxy Statements for the Participating McNeil Partnerships, by the Company, on the one hand, or any Seller, on the other hand, upon written notice given to the other if the requisite approval of the limited partners of Fairfax of the MPLP Contributions with respect to Fairfax, the appointment of the applicable New GP LLC as the general partner of Fairfax and the other transactions contemplated by this Agreement with respect to Fairfax shall not have been obtained.

   Section 9.4 Effect of Termination Pursuant to Section 9.3. In the event of the termination of certain rights and obligations under this Agreement of one or more Excluded McNeil Partnerships and of all of the parties hereto in respect of such Excluded McNeil Partnerships as provided in Section 9.3 hereof, all of the rights and obligations under this Agreement of each such Excluded McNeil Partnership and of all of the other parties hereto in respect of each such Excluded McNeil Partnership shall become null and void and of no further force or effect, and there shall be no liability or obligation hereunder of such Excluded McNeil Partnership or of the other parties hereto in respect of any such Excluded McNeil Partnership on the part of any other party hereto, or their respective subsidiaries, or any of their respective general partners, partners, stockholders, members, equity holders, directors, officers, employees, affiliates, agents, representatives, successors or assigns, except
(i) any obligations of the parties to this Agreement under Sections 7.3(c), 7.4(b), 7.5, 7.9(a), 7.10, 7.14, 9.4, 9.5 and 9.6 hereof and Article XI hereof
(other than Section 11.3 hereof) shall survive such termination and (ii) one or more of Sellers or the Company, as the case may be, may have liability to one or more of Sellers or the Company, as the case may be, if the basis of the termination is a willful, material breach by one or more of Sellers or the Company, as the case may be, of one or more of the provisions of this Agreement; provided, however, that except as provided in this Section 9.4, nothing in this Section 9.4 shall otherwise affect any of the rights or obligations under this Agreement of any party to this Agreement. Furthermore, if the obligations and liabilities under this Agreement in respect of an Excluded McNeil Partnership are terminated pursuant to Section 9.3 hereof, the Company shall not, and shall cause its affiliates not to, oppose or seek to prevent or frustrate any transaction or agreement that Sellers or any of their subsidiaries may propose or enter into relating to any business combination between Sellers and any third party in respect of such Excluded McNeil Partnership; provided, however, that if (1) Goldman, Sachs & Co. and its affiliates (including, without limitation, Whitehall and the Managing Member) are not using all or any portion of the Evaluation Material (as defined in the Confidentiality Agreement) in violation of the Confidentiality Agreement, and
(2) Goldman, Sachs & Co. and its affiliates (including, without limitation, Whitehall and the Managing Member) are not using all or any portion of the Evaluation Material (as defined in the Confidentiality Agreement) in any of the activities specified below and (3) Goldman, Sachs & Co. and its affiliates (including, without limitation, Whitehall and the Managing Member) are not in violation of Section 7.3(c) hereof, then nothing in this Agreement shall in any manner apply to or restrict the activities of Goldman, Sachs & Co. and its affiliates from engaging in asset management, brokerage, investment advisory, investment banking, financial advisory, anti-raid advisory, financing, trading, market making, arbitrage and other similar activities conducted in the ordinary course of its and its affiliates' business.

   Section 9.5 Payment of Break-Up Fee.

   (a) If the rights and obligations under this Agreement in respect of one or more Excluded McNeil Partnerships have been terminated pursuant to Section 9.3(b) or 9.3(c) hereof, each such Excluded McNeil Partnership shall be severally (and not jointly) liable for payment to the Company of a fee equal to the Partnership Break-Up Fee determined in respect of such Excluded McNeil Partnership. Each Excluded McNeil Partnership shall be severally liable for payment of the Partnership Break-Up Fee in respect of itself, and no other party to this Agreement shall have any liability to the Company or an Excluded McNeil Partnership for the Partnership Break-Up Fee of such Excluded McNeil Partnership. Any payment required to be made pursuant to this Section 9.5(a) as a result of termination of this Agreement pursuant to Section 9.3(b) or 9.3(c) hereof shall be made not later than the earlier of (A) ninety (90) days after the date of the termination of this Agreement pursuant to Section 9.3(b) or 9.3(c) hereof and (B) three (3) business days after the date on which a definitive agreement relating to an Acquisition Proposal is entered into. Any payment required to be made pursuant to this Section 9.5(a) with respect to an Excluded McNeil Partnership shall accrue interest at ten percent (10%) per annum, compounded annually, from the date of the termination under Section 9.3(b) or 9.3(c) hereof and no distribution or other payment shall be made to the general partner or any limited partner of such Excluded McNeil Partnership until such payment pursuant to this Section 9.5(a) and such accrued interest is paid in full.

   (b) If (i) (A) either (1) a person who is not an affiliate of the Company, Whitehall or the Managing Member consummates an acquisition of more than 10% of the outstanding LP Interests of a McNeil Partnership following the date of this Agreement or (2) a person who is not an affiliate of the Company, Whitehall or the Managing Member makes an Acquisition Proposal for a McNeil Partnership, and
(B) such McNeil Partnership becomes an Excluded McNeil Partnership through the operation of Section 9.3(a) hereof and (C) such McNeil Partnership enters into a definitive agreement relating to a Higher Acquisition Proposal within six months of such McNeil Partnership becoming an Excluded McNeil Partnership, or
(ii) (A) the general partner of a McNeil Partnership as of the date of this Agreement is replaced and (B) such McNeil Partnership becomes an Excluded McNeil Partnership through the operation of Section 9.3(a) or 9.3(i) hereof, then, in the case of either clause (i) or (ii), each such Excluded McNeil Partnership shall be severally (and not jointly) liable for payment to the Company of a fee equal to the Partnership Break-Up Fee determined in respect of such Excluded McNeil Partnership. Any payment required to be made pursuant to clause (i) of the first sentence of this Section 9.5(b) shall be made not later than the earlier of (A) ninety (90) days after the date of the termination of this Agreement pursuant to Section 9.3(a) hereof and (B) three (3) business days after the date on which a definitive agreement relating to a Higher Acquisition Proposal is entered into. Any payment required to be made pursuant to clause (ii) of the first sentence of this Section 9.5(b) shall be made not later than three (3) business days after the date of the termination of this Agreement in respect of such Excluded McNeil Partnership pursuant to Section
9.3 hereof. Any payment required to be made pursuant to this Section 9.5(b) with respect to an Excluded McNeil Partnership shall accrue interest at ten percent (10%) per annum, compounded annually, from the date such payment is due and no distribution or other payment shall be made to the general partner or any limited partner of such Excluded McNeil Partnership until such payment pursuant to this Section 9.5(b) and such accrued interest is paid in full.

   (c) The payment of the Partnership Break-Up Fee with respect to an Excluded McNeil Partnership shall be compensation and liquidated damages for any loss suffered by the Company or any one or more of its affiliates or subsidiaries as a result of the failure of the Merger of such Excluded McNeil Partnership and the other transactions contemplated by this Agreement with respect to such Excluded McNeil Partnership to be consummated and to avoid the difficulty of determining damages under the circumstances, and shall be the sole and exclusive remedy of the Company, its affiliates and subsidiaries against Sellers and the Seller Subsidiaries and their respective subsidiaries, general partners, limited partners, partners, stockholders, members, equity holders, directors, officers, employees, affiliates, agents, representatives, successors and assigns with respect to the occurrence giving rise to such payment.

   (d) If at the time any party hereto terminates the rights and obligations under this Agreement in respect of one or more Excluded McNeil Partnerships pursuant to Section 9.3 hereof, there had been a breach of any representation, warranty, covenant, obligation or agreement on the part of the Company, such that the conditions set forth in Section 8.3(a) or 8.3(b) hereof would be incapable of being satisfied by the Termination Date, the Company shall not be entitled to any of the benefits of this Section 9.5 or Section 9.6 hereof.

   Initials:
       /s/ J L
      -------------------
       (Jonathan Langer on behalf of the Company)

      /s/ R A M
      ------------------
       (Robert A. McNeil on behalf of himself and Sellers)

   Section 9.6 Reimbursement of Expenses.

   (a) If (i) (A) notwithstanding the satisfaction or waiver of all of the conditions set forth in Sections 8.1 and 8.3 hereof, Sellers (exclusive of any Excluded McNeil Partnership) fail to consummate prior to the Termination Date the Mergers of the Participating McNeil Partnerships and the other transactions contemplated by this Agreement to occur at the Effective Time or (B) Sellers have failed to use their reasonable best efforts in accordance with Section 7.4(a) hereof to satisfy the conditions set forth in Sections 8.1 and 8.3 hereof, and (ii) the Company terminates this Agreement pursuant to Section 9.1(c) or 9.1(e) hereof, then Sellers shall pay to the Company an amount equal to the Company Reimbursable Expenses for which Sellers shall be jointly and severally liable; provided, however, that no amount shall be payable by Sellers to the Company pursuant to this Section 9.6(a) if, at the time of such termination, Sellers would have been entitled to terminate this Agreement pursuant to Section 9.1(d) hereof. Any payment required to be made by Sellers pursuant to this Section 9.6(a) shall be made not later than ninety (90) days after Sellers have received reasonably detailed documents from the Company evidencing such costs and expenses.

   (b) If (i) (A) notwithstanding the satisfaction or waiver of all of the conditions set forth in Sections 8.1 and 8.2 hereof, the Company fails to consummate prior to the Termination Date the Mergers and the other transactions contemplated by this Agreement to occur at the Effective Time or (B) the Company has failed to use its reasonable best efforts in accordance with
Section 7.4(a) hereof to satisfy the conditions set forth in Sections 8.1 and
8.2 hereof, and (ii) Sellers terminate this Agreement pursuant to Section 9.1(c) or 9.1(d) hereof, then the Company shall pay to Sellers an amount equal to the Seller Reimbursable Expenses; provided, however, that no amount shall be payable by the Company to Sellers pursuant to this Section 9.6(b) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 9.1(e) hereof. Any payment required to be made by the Company pursuant to this
Section 9.6(b) shall be made not later than ninety (90) days after the Company has received reasonably detailed documents from Sellers evidencing such costs and expenses.

   (c) The parties hereto agree that any receipt by the Company of any one or more Partnership Break-Up Fees shall offset any obligation of Sellers to pay the Company Reimbursable Expenses.

                                   ARTICLE X

                      Certain Definitions; Other Matters

   Section 10.1 Definitions. For purposes of this Agreement and the Seller Disclosure Letter, the following terms shall have the following meanings:

   "Acquisition Proposal" means any proposal or offer with respect to a merger, acquisition, purchase, tender offer, exchange offer, consolidation or similar transaction involving all or any significant portion of the assets (whether owned directly or indirectly) or equity securities of, one or more of Sellers, other than the transactions with the Company contemplated by this Agreement and the other Transaction Documents.

   "affiliate" of any person means another person that directly or indirectly controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

   "Aggregate Consideration" means six hundred forty-four million four hundred thirty-nine thousand eight hundred three dollars ($644,439,803).

   "Allocated McNeil Value" means the sum of (i) the Net McREMI Allocated Value, (ii) the sum of the GP Allocation Amounts for each Participating McNeil Partnership, (iii) the Participating Partnership Consideration Amount for Fairfax if Fairfax is a Participating McNeil Partnership, and (iv) the Participating Partnership Consideration Amount for Summerhill if Summerhill is a Participating McNeil Partnership.

   "Allocation Analysis" shall have the meaning ascribed to such term in the Stanger Engagement Letter.

   "Allocations" means any and all of the allocations described in Sections 1.3(a), 1.3(b), 1.3(c) and 1.3(d) hereof.

   "Ancillary Agreements" means the LLC Agreement, the Portfolio Advisory Agreement, the Indemnification Agreement, the Replacement Support Agreements, the Shortfall Agreement and the Waiver Letter.

   "Appraisals" shall have the meaning ascribed to such term in the Stanger Engagement Letter.

   "Assignment Agreement" means the Instrument of Assignment attached hereto as Exhibit H.

   "business day" means any day excluding: Saturday, Sunday and any day which is in the City of New York a legal holiday or a day upon which banking institutions in the City of New York are required or authorized by law or other governmental action to close.

   "California Partnerships" means the following McNeil Partnerships, each of which is a California limited partnership: MREF IX, MREF X, MREF XI, MREF XII, MREF XIV, MREF XV, MREF XX, MREF XXI, MREF XXII, MREF XXIII, MREF XXIV, MREF XXV and MREF XXVI.

   "Company Person" means (i) Whitehall, (ii) the Managing Member, (iii) any and all affiliates and subsidiaries of the Company, Whitehall and the Managing Member and any and all indirect and direct holders of beneficial interests in the Company, Whitehall or the Managing Member and (iv) in respect of each person specified in clauses (i), (ii) and (iii), each such person's respective directors, officers, partners, members, employees, controlling persons, agents and representatives; provided, however, that in no event shall the Company be a Company Person.

   "Company Reimbursable Expenses" means an amount equal to the lesser of (i) one million five hundred thousand dollars ($1,500,000) and (ii) the Company's and its affiliates' actual, reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses).

   "Contributing Partners" means Robert A. McNeil, Carole J. McNeil, MPLP and
MII.

   "Corporate Employees" means any and all employees of McREMI who are not Property Employees; provided that this definition shall not include any persons hired by Sellers to conduct the proxy solicitation process.
   "CRLPA" means the California Revised Limited Partnership Act.

   "Discretionary Closing Conditions" means those closing conditions set forth in Sections 8.2(a), 8.2(b), 8.2(d), 8.2(e), 8.2(f) and 8.2(h) hereof, after having taken into account the effects of Section 8.4 hereof.

   "DLLCA" means the Delaware Limited Liability Company Act.

   "DRULPA" means the Delaware Revised Uniform Limited Partnership Act.

   "Eastdil" means Eastdil Realty Company.

   "Eastdil Engagement Letter" means the letter agreement between the McNeil Partnerships and Eastdil, dated as of May 7, 1999, as the same may be amended from time to time.

   "Eastdil Opinions" shall mean the opinions of Eastdil described in the Eastdil Engagement Letter.

   "Excluded McREMI Assets" means assets relating to persons which are not Participating McNeil Partnerships or to the properties of any such person (e.g., Management Agreements for any McNeil Partnership Properties owned by any Excluded McNeil Partnership), leased assets, all leases for space, any McREMI Assets that were not transferrable, and any and all rights under the Transaction Documents.

   "Excluded MPLP Assets" means all of the GP Interests in McNeil Pacific Investors Fund 1972, all of the GP Interests in McNeil Pension Investment Fund, Ltd., all of the GP Interests in each Excluded McNeil Partnership and all rights related thereto, all of the GP Interests and shares of capital stock owned by MPLP in any Seller Subsidiary of an Excluded McNeil Partnership, all assets relating to persons which are not Participating McNeil Partnerships, leased assets, and any and all rights under the Transaction Documents.

   "Existing Support Agreements" means all Support Agreements listed on
Schedule 10.1(c) of the Seller Disclosure Letter.

   "Financial Advisor" shall mean, (i) in the case of a Higher Acquisition Proposal in which the consideration offered to the limited partners is solely cash consideration, Stanger (provided that Stanger shall make such determination within ten (10) business days) and (ii) in the case of a Higher Acquisition Proposal in which the consideration offered to the limited partners involves non-cash consideration, an investment bank which has been selected by the mutual agreement of the parties, or failing that, an investment bank which has been selected jointly by an investment bank selected by MPLP and an investment bank selected by the Company.

   "First McNeil Threshold" means an amount equal to the product determined by multiplying (i) sixty million dollars ($60,000,000) by (ii) the sum of the Partnership Percentages for each Participating McNeil Partnership.

   "FRULPA" means the Florida Revised Uniform Limited Partnership Act.

   "Governing Laws" means the CRLPA, DRULPA, MULPL, KRULPA, TRLPA and FRULPA, as applicable.

   "GP Interest" means: (i) with respect to any limited partnership, a unit of general partnership interest in such partnership; and (ii) with respect to a McNeil Partnership, the units of general partnership interest held by the general partner of such McNeil Partnership and all of the rights in respect thereof, including not only the general partner's proportionate interest of the profits and losses of that McNeil Partnership based on the general partner's capital contribution but also the rights and other assets (if any) corresponding to such McNeil Partnership which are being contributed to the applicable New GP LLC at the direction of the Company in accordance with
Article II hereof.

   "Growth/Shelter Per Unit Special Amount" means, for each Growth/Shelter Unit in each of MREF XXI, MREF XXII and MREF XIII, the dollar amount for each such Growth/Shelter Unit set forth below opposite the name of such McNeil
Partnership:

      MREF XXI........................................................... $15.00
      MREF XXII.......................................................... $0.008
      MREF XXIII......................................................... $0.008

   "Growth/Shelter Special Amount" means, with respect to Growth/Shelter Units in each of MREF XXI, MREF XXII and MREF XXIII, the product determined by multiplying (i) the Growth/Shelter Per Unit Special Amount for each Growth/Shelter Unit in such McNeil Partnership by (ii) the number of Growth/Shelter Units in such McNeil Partnership outstanding immediately prior to the Effective Time.

   "Growth/Shelter Unit" means, with respect to MREF XXI, MREF XXII and MREF XXIII, each LP Interest designated as a "Growth/Shelter Unit" (or words of similar import) in the limited partnership agreement for such McNeil Partnership.

   "Higher Acquisition Proposal" means an Acquisition Proposal made by one or more persons which are not affiliates of the Company, Whitehall or the Managing Member with respect to a McNeil Partnership, which the Company and the general partner of such McNeil Partnership jointly determine to be more favorable to the limited partners of such McNeil Partnership from a financial point of view than the Merger and the other transactions contemplated by this Agreement with respect to such McNeil Partnership; provided, however, that the payment of the Partnership Break-Up Fee by such person(s) shall not be taken into consideration in determining whether or not such Acquisition Proposal is more favorable to the limited partners of such McNeil Partnership from a financial point of view than the Merger and the other transactions contemplated by this Agreement with respect to such McNeil Partnership; provided further, however, that if the Company and the general partner of the applicable McNeil Partnership are unable to reach agreement as to whether or not such Acquisition Proposal is more favorable to the limited partners of such McNeil Partnership from a financial point of view than the Merger and the other transactions contemplated by this Agreement with respect to such McNeil Partnership within three (3) business days of such McNeil Partnership's execution of definitive documents relating to such Acquisition Proposal, then the Company and such McNeil Partnership agree to submit such dispute to the Financial Advisor whose determination shall be final and binding upon all of the parties hereto.

   "Indemnification Agreement" means the Indemnification and Pledge Agreement, in the form attached as Exhibit F hereto, by and between MPLP (or another designee of the Contributing Partners) and the Managing Member.

   "Knowledge of Sellers" (or words of similar import) means the actual knowledge, after due inquiry, of those individuals identified on Schedule 10.1(a) of the Seller Disclosure Letter.

   "Knowledge of the Company" (or words of similar import) means the actual knowledge, after due inquiry, of the officers of Whitehall, the Managing Member, the Company and the Company's subsidiaries.

   "Known Defects" means any and all reports, and any and all facts and conclusions set forth therein, which were commissioned or requested and received by the Company or any of its affiliates in connection with the transactions contemplated by this Agreement or the other Transaction Documents and which relate to, or were prepared in connection with, environmental or structural matters with respect to any one or more properties currently or formerly owned, operated or leased by any Seller or any of its subsidiaries.

   "KRULPA" means the Kansas Revised Uniform Limited Partnership Act.

   "Liens" means any and all options, claims, security interests, pledges, liens, charges, encumbrances or restrictions (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise, other than, in the case of any of the McNeil Partnerships, Liens created pursuant to the terms of the limited partnership agreement for such McNeil Partnership, and other than Liens relating to Non-Terminated Loans.

   "LLC Agreement" means the First Amended and Restated Limited Liability Company Agreement of the Company, in the form attached as Exhibit G to this Agreement.

   "LP Interest" means a unit of limited partnership interest in a limited partnership.

   "McNeil Person" means (i) Robert A. McNeil and Carole J. McNeil, (ii) any and all affiliates and subsidiaries of each Seller, (iii) any and all indirect and direct holders of beneficial interests in each Seller and (iv) in respect of each Seller and each person specified in clauses (i), (ii) and (iii), each of their respective directors, officers, partners, members, employees, controlling persons, agents and representatives; provided, however, that in no event shall the definition of McNeil Person include any party to this Agreement (other than Robert A. McNeil); provided further, however, that the definition of McNeil Person shall include Robert A. McNeil.

   "McREMI Assets" means all of McREMI's right, title and interest in and to all of the assets of McREMI and all rights of McREMI relating thereto, other than the Excluded McREMI Assets.

   "McREMI Reduction Amount" means an amount equal to the sum of (i) the product determined by multiplying (A) the Partial McREMI Allocated Value by (B) the sum of the Partnership Percentages for each Excluded McNeil Partnership (if any) and (ii) the sum of the Second McREMI Allocated Values for each Excluded McNeil Partnership.

   "McREMI Transaction Expenses" means the Transaction Expenses incurred by McREMI on behalf of itself and not on behalf of the McNeil Partnerships or their Seller Subsidiaries.

   "Merging Partnership" means each McNeil Partnership other than Fairfax and Summerhill.

   "Merging Private Partnerships" means Hearth Hollow, Midwest Properties and Regency North.

   "MPLP GP Subsidiaries" means the Subsidiary Partnerships designated as "MPLP GP Subsidiaries" on Annex G hereto.

   "MPLP Subsidiary Corporation" means the Subsidiary Corporation designated as a "MPLP Subsidiary Corporation" on Annex F hereto.

   "MULPL" means the Missouri Uniform Limited Partnership Law.

   "Net McREMI Allocated Value" means an amount equal to the difference determined by subtracting (i) the McREMI Reduction Amount (if any) from (ii) the Total McREMI Allocated Value.

   "Net Operating Income" means, for any McNeil Partnership, the adjusted net operating income of such McNeil Partnership calculated in accordance with GAAP applied consistently with past practice and in accordance with the methodology set forth in Schedule 10.1(b) of the Seller Disclosure Letter.

   "NOI Amount" means, with respect to a McNeil Partnership, the amount set forth on Schedule 8.2(h) of the Seller Disclosure Letter in the column entitled "Adjusted NOI" opposite the name of such McNeil Partnership.

   "Original LLC Agreement" means the limited liability company agreement of the Company dated June 17, 1999, by the Managing Member as the sole member thereof, a true and correct copy of which has been delivered by the Company to Sellers prior to the date hereof.

   "Participating McNeil Partnership" means, from time to time, a McNeil Partnership which is not an Excluded McNeil Partnership at such time.

   "Participating Merging Partnership" means each Participating McNeil Partnership other than Fairfax and Summerhill.

   "Participating Partnership Consideration Amount" means, with respect to each Participating McNeil Partnership, an amount equal to the sum of (i) the difference determined by subtracting (A) an amount equal to the absolute value of the Negative Excess Cash Balance (if any) for such Participating McNeil Partnership from (B) the sum of the LP Allocation Amounts for each class of LP Interests in such Participating McNeil Partnership, and (ii) the Growth/Shelter Special Amount with respect to Growth/Shelter Units in such Participating McNeil Partnership.

   "Partnership Break-Up Fee" means, with respect to an Excluded McNeil Partnership, an amount equal to the product determined by multiplying (i) eighteen million dollars ($18,000,000) by (ii) the Partnership Percentage for such McNeil Partnership.

   "Partnership Percentage" means, with respect to a McNeil Partnership, the percentage set forth below opposite the name of such McNeil Partnership.

      Hearth Hollow....................................................  0.6056%
      Midwest Properties...............................................  1.9645%
      Regency North....................................................  0.8364%
      Fairfax..........................................................  0.6451%
      Summerhill.......................................................  1.0657%
      MREF IX.......................................................... 15.4200%
      MREF X........................................................... 11.4113%
      MREF XI.......................................................... 11.8272%
      MREF XII.........................................................  9.3507%
      MREF XIV.........................................................  6.8073%
      MREF XV..........................................................  6.6786%
      MREF XX..........................................................  0.9957%
      MREF XXI.........................................................  3.1957%
      MREF XXII........................................................  2.1607%
      MREF XXIII.......................................................  1.0690%
      MREF XXIV........................................................  2.5304%
      MREF XXV.........................................................  7.7808%
      MREF XXVI........................................................  6.9517%
      MREF XXVII.......................................................  8.7036%

   "Per Partnership Transaction Expenses" means, with respect to a McNeil Partnership, the sum of (i) the amount of Transaction Expenses actually incurred by such McNeil Partnership on behalf of itself and its Seller Subsidiaries and (ii) in the case of Transaction Expenses incurred by Sellers that are not specifically identifiable to individual McNeil Partnerships, an amount equal to such McNeil Partnership's ratable share of such Transaction Expenses based on its relative Partnership Percentage.

   "Per Unit Consideration Amount" means:

     (i) with respect to an LP Interest in a Participating McNeil Partnership (other than a Growth/Shelter Unit in any of MREF XXI, MREF XXII or MREF XXIII), an amount equal to the difference determined by subtracting (A) an amount equal to the absolute value of the applicable portion of the Negative Excess Cash Balance (if any) for such Participating McNeil Partnership attributable to such LP Interest from (B) the Per Unit Allocation Amount for such LP Interest; and

     (ii) with respect to a Growth/Shelter Unit in any of MREF XXI, MREF XXII or MREF XXIII, if such McNeil Partnership is a Participating McNeil Partnership, an amount equal to the Growth/Shelter Per Unit Special Amount for each Growth/Shelter Unit in such McNeil Partnership.

   "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, trust, association, unincorporated organization, governmental entity, political subdivision, or an agency or instrumentality of a governmental entity.

   "Portfolio Advisory Agreement" shall have the meaning ascribed to such term in the LLC Agreement.

   "Post-Allocation Upstream Amounts" means any and all Upstream Payables accruing in respect of the period commencing on the Stanger Determination Date through to and ending on the Closing Date.

   "Post-Allocation Upstream Payables" means the excess (if any) of any and all Post-Allocation Upstream Amounts over an amount equal to the product determined by multiplying the number of fiscal months between the Stanger Determination Date (including any fraction thereof) and the Closing Date by one hundred ninety thousand dollars ($190,000).

   "Pre-Allocation Upstream Payable" means any Upstream Payable accruing in respect of any period prior to the Stanger Determination Date.

   "Preferred Equity Financing" shall have the meaning ascribed to such term in the LLC Agreement.

   "Preliminary Excess Cash Balance" shall have the meaning, for a particular McNeil Partnership, ascribed to the term "Excess Cash Balance" on the Excess Cash Balance Schedule for such McNeil Partnership.

   "Private McNeil Partnership" means each Merging Private Partnership and Summerhill and Fairfax.

   "Property Employees" means any and all employees of McREMI whose salaries are reimbursed to McREMI in whole or in part by the McNeil Partnership Properties or the owners of the McNeil Partnership Properties.

   "Related Party Transaction" means any agreement or intercompany account between any Participating McNeil Partnership or its subsidiaries, on the one hand, and any Seller or any of its affiliates or any of their respective officers or directors, or any relative of any of the foregoing, on the other hand; provided, however, that the definition of Related Party Transactions shall not include (i) any Pre-Allocation Upstream Payables, (ii) the Summerhill Note or (iii) any agreement or intercompany account among any Participating McNeil Partnership and any of its subsidiaries, on the one hand, and any one or more Participating McNeil Partnerships and their subsidiaries, on the other hand.

   "Seller Material Adverse Effect" means a material adverse effect on the business, properties, financial condition or results of operations of the Participating McNeil Partnerships, taken as a whole; provided, however, that the following shall be excluded from the definition of "Seller Material Adverse Effect" and from any determination as to whether such Seller Material Adverse Effect has occurred or may occur: (i) the effects of changes that are generally applicable to (A) the residential real estate industry or the commercial real estate industry or both or (B) any material change in the financial, banking, currency or capital markets in general (either in the United States or any international market); and (ii) any facts or circumstances relating to the Company or its affiliates; provided further, however, that any such adverse effect from and after the date hereof shall also be excluded from such determination if such effect is clearly related to or caused by, the execution of this Agreement, the transactions contemplated hereby or by the other Transaction Documents or the announcement of this Agreement (including the identity of the Company or any of its affiliates or subsidiaries) or the transactions contemplated hereby or thereby.

   "Seller Reimbursable Expenses" means an amount equal to the lesser of (i) one million five hundred thousand dollars ($1,500,000) and (ii) Sellers' actual, reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses and all Transaction Expenses).

   "Seller Subsidiaries" means the subsidiary partnerships of the McNeil Partnerships listed on Annex G to this Agreement (the "Subsidiary
Partnerships") and the subsidiary corporations listed on Annex F to this Agreement (the "Subsidiary Corporations") which hold GP Interests in certain of the Subsidiary Partnerships.

   "Shortfall Agreement" shall have the meaning ascribed to such term in the LLC Agreement.

   "Stanger Determination Date" means the final date prior to which Stanger has taken Upstream Payables into account in determining the Total McREMI Allocated Value or any Allocation. The parties hereto acknowledge and agree that any dispute as to the Stanger Determination Date or whether or not any Upstream Payable has been included in determining the Total McREMI Allocated Value or any Allocation shall be submitted to and decided by Stanger.

   "Stanger Engagement Letter" means the Amended and Restated Agreement, dated as of May 7, 1999, by and among Stanger and the McNeil Partnerships, as the same may be amended from time to time.

   "Stanger Opinions" shall have the meaning ascribed to the term "Opinions" in the Stanger Engagement Letter.

   "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

   "Superior Acquisition Proposal" means a bona fide Acquisition Proposal made by a third party for one or more of the McNeil Partnerships which the general partner of each such McNeil Partnership determines in good faith to be more favorable to the limited partners of such McNeil Partnership from a financial point of view than the Mergers and the other transactions contemplated by this Agreement with respect to such McNeil Partnership, and which such general partner determines in good faith is reasonably likely to be consummated.

   "Support Agreements" means any indemnification obligation or agreement relating to one or more Non-Terminated Loans and any other agreement with a lender of a Non-Terminated Loan (or an affiliate of such lender) whereby liability has been assumed on behalf of a Participating McNeil Partnership or its subsidiaries for exceptions to nonrecourse provisions contained in the Non-Terminated Loans.

   "Transaction Documents" means this Agreement, Ancillary Agreements, the Commitment Letter, the Guarantee and the other documents, instruments and agreements entered into in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, including certain letter agreements dated as of the date hereof between one or more of the parties hereto and all assignment agreements executed in connection with the transactions contemplated by Sections 2.2 and 2.3(a)(i), 2.3(a)(ii) and 2.3(a)(iii) hereof.

   "Transaction Expenses" means, with respect to any person, the aggregate amount of all costs, fees and expenses incurred by such person with respect to the transactions contemplated by the Transaction Documents.

   "TRLPA" means the Texas Revised Limited Partnership Act.

   "Upstream Payables" means any accrued and unpaid asset management amounts, management incentive distributions, deferred distributions, advances, overhead reimbursements or other amounts owed or payable by McREMI, MII, MPLP or any of the McNeil Partnerships to any one or more of McREMI, MII, MPLP or to any of their respective stockholders or general partners (as the case may be), or to any general partner of any McNeil Partnership.

   "Waiver Letter" means the letter agreement, to be dated the Closing Date, by and among MPLP, Summerhill and Robert A. McNeil, and acknowledged by the Company.

   Section 10.2 Seller Disclosure Letter. The parties hereto agree that any information provided in any Schedule of the Seller Disclosure Letter is considered disclosed in each and every other Schedule of the Seller Disclosure Letter, and shall qualify the corresponding section of this Agreement, to the extent it is clear from a reading of such information that such information is applicable to such other section. Any disclosure in any Schedule of the Seller Disclosure Letter of any contract, document, liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such contract, document, liability, default, breach, violation, limitation, impediment or other matter be "material," shall not be construed against any party to this Agreement, as an assertion by such party, that any such contract, document, liability, default, breach, violation, limitation, impediment or other matter is, in fact, material.

   Section 10.3 Interpretation. When a reference is made in this Agreement to a section, article, paragraph, clause, annex or exhibit, such reference shall be to a reference to this Agreement unless otherwise clearly indicated to the contrary. The descriptive article and section headings herein are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Whenever the words "transactions contemplated by this Agreement or the other Transaction Documents" (or words of similar import) are used in this Agreement, they shall be deemed not to include the Preferred Equity Financing or any other financing contemplated by the Company or its affiliates either before, concurrently with or following the Closing (it being understood that nothing in this sentence shall affect or be deemed to amend or modify Section 8.2(d)(i) hereof). Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The meaning assigned to each term used in this Agreement shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The parties have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement and each of the other Transaction Documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or of any of the other Transaction Documents.

                                   ARTICLE XI

                               General Provisions

   Section 11.1 Nonsurvival of Representations, Warranties and Covenants. Other than the covenants and agreements set forth in Sections 3.3, 3.5, 7.3(c) (except for rights and obligations thereunder with respect to Participating McNeil Partnerships which shall not survive the Effective Time), 7.4(b), 7.6, 7.8(a), 7.9, 7.10, 7.11, 7.14, 9.4, 9.5 and 9.6 hereof and in this Article XI, all of the representations, warranties, covenants, agreements and undertakings set forth in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations, warranties, covenants, agreements and undertakings set forth in this Agreement shall terminate as of the Effective Time and shall have no further force or effect. The parties hereto hereby agree that, other than the representations and warranties contained in Articles IV and V hereof, no representations or warranties are being made in this Agreement by any party hereto.

   Section 11.2 Non-Recourse. The Company (on behalf of itself and each Company Person) acknowledges and agrees that notwithstanding anything to the contrary in this Agreement or under applicable law: (i) this Agreement shall not create or be deemed to create or permit any liability or obligation on part of any McNeil Person and no McNeil Person shall be bound or have any liability hereunder (other than Robert A. McNeil solely in respect of Sections 2.2(a), 2.2(b) and 2.2(c)(ii) hereof); and (ii) the Company and each Company Person shall look solely to the assets of Sellers for satisfaction of any liability of Sellers under this Agreement, and neither the Company nor any Company Person shall seek recourse or commence any action against any McNeil Person or any McNeil Person's assets, for the performance or payment of any obligation of Sellers (other than against Robert A. McNeil solely in respect of his obligations under Sections 2.2(a), 2.2(b) and 2.2(c)(ii) hereof) under this Agreement. This Agreement (except with respect to Sections 2.2(a), 2.2(b) and 2.2(c)(ii) hereof), is executed on behalf of certain Sellers by Robert A. McNeil in his capacity, as the case may be, as a general partner, stockholder, officer or director of such Seller, or as a general partner, stockholder, officer or director of a Seller which is a stockholder or general partner of another Seller, and not individually or personally. The Company (on behalf of itself and each Company Person) has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the business of Sellers and acknowledges that Sellers have provided the Company and the Company Persons with access to certain personnel, properties, premises and books and records of such business for this purpose. In entering into this Agreement, the Company has relied solely upon the investigation and analysis of itself and the Company Persons and the specific representations and warranties of Sellers set forth in
Article IV of this Agreement, and the Company (on behalf of itself and each Company Person) acknowledges and agrees (i) that, except for the specific representations and warranties of Sellers contained in Article IV hereof, no Seller or McNeil Person makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any projections, estimates or other forward-looking information) provided (including in any management presentations, information memorandum, supplemental information or other materials or information with respect to any of the above) or otherwise made available to the Company or any Company Person, and (ii) that, to the fullest extent permitted by law, none of the McNeil Persons shall have any liability or responsibility whatsoever to the Company or any Company Person on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to the Company or any Company Person, including in respect of the specific representations and warranties set forth in Article IV of this Agreement. Notwithstanding anything to the contrary in this Section 11.2, nothing in this
Section 11.2 shall be deemed to affect or modify in any way the rights and obligations under the LLC Agreement or the Indemnification Agreement of the parties thereto.

   Section 11.3 Amendment. This Agreement may be amended only by an instrument or instruments in writing signed (i) by a majority of the number of Participating McNeil Partnerships as of the date of such amendment and (ii) by each of the other parties hereto (other than the McNeil Partnerships); provided, however, that no amendment to this Agreement which materially and adversely affects the rights and obligations of a Participating McNeil Partnership under this Agreement shall be effective against such Participating McNeil

Partnership unless such amendment is signed by such Participating McNeil Partnership. This Agreement may be amended as described in the immediately preceding sentence at any time (i) before or after any requisite approvals of the respective partners, limited partners or stockholders, as the case may be, of each of the parties are obtained and (ii) prior to the filing of any of the Merger Certificates with the Secretary of State of any of the states of formation of the McNeil Partnerships set forth on Schedule 4.1(c) of the Seller Disclosure Letter; provided, however, that, after the requisite approvals of the limited partners of any McNeil Partnership are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of such limited partners without obtaining such further approval.

   Section 11.4 Extension; Waiver. At any time prior to the Effective Time, the parties may in writing (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party, or (iii) waive compliance with any of the agreements or conditions of any other party, in each case, contained in this Agreement, the other Transaction Documents or in any document delivered pursuant to this Agreement or the other Transaction Documents. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

   Section 11.5 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery or refusal of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

       (a)  if to any McNeil Entity, to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            919 Third Avenue
            New York, New York 10022
            Attention: Martha E. McGarry, Esq.
            Telecopier No.: (212) 735-2000

       (b)  if to the Company, to:

            WXI/McN Realty L.L.C.
            85 Broad Street
            New York, New York 10004
            Attention: Ralph Rosenberg
            Telecopier No.: (212) 357-5505

            with copies to:

            Sullivan & Cromwell
            125 Broad Street
            New York, New York 10004
            Attention: Gary Israel, Esq.
            Telecopier No.: (212) 558-3588

   All notices shall be deemed given only when actually received. In no event shall the provision of notice pursuant to this Section 11.5 constitute notice for service of any writ, process or summons in any suit, action or other proceeding.

   Section 11.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   Section 11.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Seller Disclosure Letter), the other Transaction Documents, the Confidentiality Agreement and the other agreements entered into in connection with the Mergers and the other transactions contemplated by this Agreement (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter thereof and (ii) are not intended to confer upon any person (other than the parties to this Agreement and the Contributing Partners) any rights or remedies whatsoever. Immediately following the Closing, the rights and obligations under the Confidentiality Agreement of the parties thereto shall terminate with respect to any Participating McNeil Partnership and the Seller Subsidiaries of such Participating McNeil Partnership.

   Section 11.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

   Section 11.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

   Section 11.10 Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York or any court of competent civil jurisdiction sitting in New York County, New York. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

   Section 11.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   Section 11.12 Arbitration. With respect to a determination of the CPA Firm pursuant to Section 2.4(b) hereof and the determination of the Financial Advisor with respect to a Higher Acquisition Proposal, each party hereto agrees that such determination shall be final and binding upon such party. Judgment on the determination may be entered in any court of competent jurisdiction (within and outside the United States). In the event that any party to this Agreement fails to comply, in the case of the determination of the CPA Firm, with the procedures set forth in Section 2.4(b) hereof or the orders of the CPA Firm or the determination of the CPA Firm, or, in the case of the determination of the Financial Advisor, with the orders of the Financial Advisor or the determination of the Financial Advisor and in either case, with this Section 11.2, then such noncomplying party shall be liable for all costs and expenses, including attorneys' fees, incurred by a party in its effort to obtain either an order to compel compliance with such procedures or such orders, or an enforcement of the determination, from a court of competent jurisdiction.

   IN WITNESS WHEREOF, each of the parties has executed this Master Agreement, or has caused this Master Agreement to be executed on its behalf by its officer thereunto duly authorized, as of the date first above written.

                                          WXI/McN Realty L.L.C.

                                          By: WXI/MCN Real Estate, L.L.C., its
                                             Managing Member

                                          By: Whitehall Street Real Estate
                                             Limited Partnership XI, its
                                             Managing Member

                                          By: WH Advisors, L.L.C. XI, its
                                             General Partner

                                                    /s/ Jonathan Langer
                                          By: _________________________________
                                             Name: Jonathan Langer
                                             Title: Vice President

                                          McNEIL INVESTORS, INC.

                                                   /s/ Robert A. McNeil
                                          By:__________________________________
                                             Name: Robert A. McNeil
                                             Title: Chairman of the Board

                                          McNEIL REAL ESTATE MANAGEMENT, INC.

                                                   /s/ Robert A. McNeil
                                          By:__________________________________
                                             Name: Robert A. McNeil
                                             Title: Co-Chairman of the Board

                                          McNEIL PARTNERS, L.P.

                                          By: McNeil Investors, Inc., its
                                           General Partner

                                                   /s/ Robert A. McNeil
                                          By:__________________________________
                                             Name: Robert A. McNeil
                                             Title: Chairman of the Board


                                          on behalf of itself and each of the
                                          McNeil Partnerships (other than
                                          Regency North, Fairfax and
                                          Summerhill)

                                          REGENCY NORTH ASSOCIATES, L.P.

                                                   /s/ Robert A. McNeil
                                          By:__________________________________
                                             Name: Robert A. McNeil
                                             Title: General Partner

                                          FAIRFAX ASSOCIATES II, LTD.

                                                   /s/ Robert A. McNeil
                                          By:__________________________________
                                             Name: Robert A. McNeil
                                             Title: General Partner

                                          McNEIL SUMMERHILL I, L.P.

                                          By: McNeil Summerhill, Inc. its
                                           General Partner

                                                   /s/ Robert A. McNeil
                                          By:__________________________________
                                             Name: Robert A. McNeil
                                             Title: Co-Chairman of the Board

                                          McNEIL SUMMERHILL, INC.

                                                   /s/ Robert A. McNeil
                                          By:__________________________________
                                             Name: Robert A. McNeil
                                             Title: Co-Chairman of the Board

                                          /s/ Robert A. McNeil
                                          _____________________________________
                                          Robert A. McNeil

                                                                      APPENDIX B


                           FIRST AMENDED AND RESTATED
                 LIMITED LIABILITY COMPANY OPERATING AGREEMENT

                                       OF

                             WXI/McN REALTY L.L.C.

THE INTERESTS OF THE MEMBERS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR THE DISTRICT OF COLUMBIA. NO RESALE OR TRANSFER OF AN INTEREST BY A MEMBER IS PERMITTED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT AND ANY APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AND ANY VIOLATION OF SUCH PROVISIONS COULD EXPOSE THE SELLING OR TRANSFERRING MEMBER AND THE COMPANY TO LIABILITY.

                        Dated as of              , 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 R E C I T A L S......................................................... B-1


 ARTICLE 1. DEFINITIONS.................................................. B-1
    1.1  Definitions....................................................  B-1
    1.2  Terms Generally................................................  B-13
    1.3  Definitions from Master Agreement..............................  B-13


 ARTICLE 2. THE COMPANY AND ITS BUSINESS................................. B-13
    2.1  Effectiveness of the Agreement; Continuation...................  B-13
    2.2  Company Name...................................................  B-14
    2.3  Term...........................................................  B-14
    2.4  Amendments to Certificate of Formation.........................  B-14
    2.5  Business; Scope of Members' Authority..........................  B-14
    2.6  Principal Office; Mailing Address; Registered Agent............  B-15
    2.7  Fiscal Year....................................................  B-15
    2.8  Company Property...............................................  B-15
    2.9  No State Law Partnership.......................................  B-15
    2.10 Names and Addresses of Members.................................  B-15
    2.11 Representations by Members.....................................  B-15
    2.12 Additional Representations by Whitehall........................  B-16
    2.13 Additional Representations by McNeil...........................  B-17
    2.14 Indemnification................................................  B-17


 ARTICLE 3. MANAGEMENT OF COMPANY BUSINESS; MAJOR DECISIONS.............. B-17
    3.1  Management Generally...........................................  B-17
    3.2  Managers and Officers: Number, Appointment, Removal,
         Qualifications, Etc............................................  B-18
    3.3  Committees.....................................................  B-19
    3.4  Managers' Expenses.............................................  B-19
    3.5  Meetings of Managers...........................................  B-19
    3.6  Quorum.........................................................  B-19
    3.7  Voting Requirements............................................  B-20
    3.8  Actions Requiring Super-majority Approval......................  B-20
    3.9  Role of the Portfolio Advisor and Limitations on Its
         Authority......................................................  B-21


 ARTICLE 4. RIGHTS AND DUTIES OF MEMBERS AND BOARD OF MANAGERS........... B-22
    4.1  Approved Budget and Business Plan..............................  B-22
    4.2  Other Activities of the Members................................  B-22
    4.3  Indemnification................................................  B-22
    4.4  Compensation of Members and their Affiliates; Goldman, Sachs &
         Co. as Exclusive Financial Advisor.............................  B-22
    4.5  Dealing with Members...........................................  B-23
    4.6  Use of Company Property........................................  B-23
    4.7  Designation of Tax Matters Member..............................  B-23
    4.8  Proposed Transactions After Five Years.........................  B-23
    4.9  McNeil's Right Prior to Bankruptcy Filing......................  B-24
    4.10 Refinancing after Five Years...................................  B-24
    4.11 Senior Indebtedness and Preferred Equity Financing.............  B-25
    4.12 Property Manager...............................................  B-25
    4.13 Binding Effect of Asset Allocations............................  B-25

                                                                          Page
                                                                          ----
     4.14 Reservation of Rights.........................................  B-25
     4.15 Taxation as a Partnership.....................................  B-25
     4.16 Harbour Club Properties.......................................  B-25
     4.17 Preferred Equity Financing....................................  B-26


 ARTICLE 5. BOOKS AND RECORDS; REPORTS................................... B-26
     5.1  Books and Records.............................................  B-26
     5.2  Availability of Books and Records; Return of Books and
          Records.......................................................  B-26
     5.3  Reports and Statements; Annual Budgets and Business Plans.....  B-26
     5.4  Accounting Expenses...........................................  B-27
     5.5  Bank Account..................................................  B-27


 ARTICLE 6. CAPITAL CONTRIBUTIONS AND LIABILITIES........................ B-27
     6.1  Initial Capital Contributions and Initial Capital Accounts of
          the Members...................................................  B-27
     6.2  Working Capital Contributions and Other Additional Capital
          Contributions.................................................  B-28
     6.3  Capital of the Company........................................  B-28
     6.4  Distributions as Working Capital Reserves.....................  B-28
     6.5  Failure to Fund the McNeil Cash Contribution..................  B-29
     6.6  Limited Liability of Members..................................  B-30


 ARTICLE 7. CAPITAL ACCOUNTS, PROFITS AND LOSSES AND ALLOCATIONS......... B-30
     7.1  Capital Accounts..............................................  B-30
     7.2  Profits and Losses............................................  B-30


 ARTICLE 8. APPLICATIONS AND DISTRIBUTIONS OF NET CASH FLOW AND NET
           PROCEEDS FROM CAPITAL TRANSACTIONS............................ B-32
     8.1  Applications and Distributions................................  B-32


 ARTICLE 9. TRANSFER OF COMPANY INTERESTS................................ B-35
     9.1  Transfers of Interests by Members.............................  B-35
     9.2  Transfer Binding on Company...................................  B-36
     9.3  Certain Limitations...........................................  B-36
     9.4  Acceptance of Prior Acts......................................  B-36


 ARTICLE 10. DISSOLUTION; WINDING UP AND DISTRIBUTION OF ASSETS.......... B-37
    10.1  Dissolution...................................................  B-37
    10.2  Winding Up....................................................  B-37
    10.3  Distribution of Assets........................................  B-37
    10.4  Certificate of Cancellation...................................  B-38
    10.5  Claims of the Members.........................................  B-38


 ARTICLE 11. AMENDMENTS.................................................. B-38
    11.1  Amendments....................................................  B-38


 ARTICLE 12. MISCELLANEOUS............................................... B-38
    12.1  Further Assurances............................................  B-38
    12.2  Notices.......................................................  B-38
    12.3  Headings and Captions.........................................  B-38
    12.4  Variance of Pronouns..........................................  B-38
    12.5  Counterparts..................................................  B-38
    12.6  Governing Law.................................................  B-38
    12.7  Waiver of Jury Trial..........................................  B-38

                                                                            Page
                                                                            ----
    12.8  Consent to Jurisdiction.........................................  B-39
    12.9  Specific Performance............................................  B-39
    12.10 Partition.......................................................  B-39
    12.11 Severability....................................................  B-39
    12.12 Successors and Assigns..........................................  B-39
    12.13 Entire Agreement................................................  B-39
    12.14 Waivers.........................................................  B-39
    12.15 Maintenance as a Separate Entity................................  B-39
    12.16 Confidentiality.................................................  B-40
    12.17 No Third Party Beneficiaries....................................  B-40
    12.18 Power of Attorney...............................................  B-40
    12.19 Construction of this Agreement..................................  B-40
    12.20 Non-Recourse....................................................  B-41
    12.21 Setoff..........................................................  B-41
    12.22 Arbitration.....................................................  B-41

                           FIRST AMENDED AND RESTATED
                 LIMITED LIABILITY COMPANY OPERATING AGREEMENT

                                       OF

                             WXI/McN REALTY L.L.C.

   FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT of WXI/McN Realty L.L.C., a Delaware limited liability company, dated as of
             ,     , by and between (i) WXI/MNL Real Estate L.L.C., a Delaware limited liability company ("Whitehall"), and (ii) McNeil Partners, L.P., a Delaware limited partnership ("McNeil").

                                R E C I T A L S

   WHEREAS, the Company was formed as a Delaware limited liability company pursuant to the Certificate of Formation on June 17, 1999; and

   WHEREAS, the Parties hereto desire to continue the Company and to enter into this Agreement, all as contemplated by the Master Agreement.

   NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby covenant and agree as follows:

                                   ARTICLE 1.

                                  Definitions

   1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

   "Additional Capital Contributions" shall mean, with respect to any Member, the amount of any cash contributions (including the Initial Working Capital Contribution) and the value of any non-cash contributions made to the Company by such Member in excess of such Member's Initial Capital Contribution. Notwithstanding anything to the contrary contained herein, if Whitehall would otherwise be entitled to receive a cash distribution of Net Cash Flow or Net Proceeds from Capital Transactions pursuant to Section 8.1(b) or 8.1(c) from the Company, Whitehall may elect to forego receipt of all or a portion of such distribution and have the amount so foregone treated as an Additional Capital Contribution in accordance with Section 6.4.

   "Affiliate" of any Person shall mean another Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person.

   "Agreement" shall mean this Limited Liability Company Operating Agreement, as it may hereafter be amended or modified from time to time.

   "Annual Budget" shall mean the annual operating budget and annual capital budget for the Company as amended from time to time, prepared by the Portfolio Advisor for the approval of the Board of Managers pursuant to the terms of the Portfolio Advisory Agreement and Section 4.1 hereof.

   "Appraised Value" shall mean the value determined by written agreement between Whitehall and McNeil or, failing such an agreement within 10 days after the appraisal procedure is commenced, (i) in the event that Whitehall and McNeil have agreed upon an investment bank to serve as Appraiser, the value of the non-cash consideration shall be determined by the Appraiser and (ii) in the event that Whitehall and McNeil have requested that their respective investment banks appoint a third investment bank to act as Appraiser, the value of the non-cash consideration shall be determined by the Appraiser's determination of the Independent Value. In the case of clause (ii), the investment bank appointed by Whitehall shall make a determination of the value of the non-cash consideration (the "Whitehall Value") and the investment bank appointed by McNeil shall make a determination of the value of the non-cash consideration (the "McNeil Value"). The Appraiser shall then make its own determination of the value of the non-cash consideration (the "Independent Value"). If the Independent Value is closer to the Whitehall Value, the Appraised Value shall be equal to the Whitehall Value. If the Independent Value is closer to the McNeil Value, the Appraised Value shall be equal to the McNeil Value. If the Independent Value is equally distant to the McNeil Value and the Whitehall Value, the Appraised Value shall be equal to the Independent Value. At the time the Appraiser is appointed, the Members shall direct the Appraiser to determine the Appraised Value within 30 days.

   "Appraiser" shall mean the nationally recognized investment bank (defined according to Securities Data Co. as one of the top 10 underwriters of equity initial public offerings in the United States during calendar year 1998) or the nationally recognized investment banks selected by the Members to determine the Appraised Value pursuant to Section 4.8(b)(iii). In the event the Members cannot agree on an investment bank to act as Appraiser within 10 days, each Member shall appoint a nationally recognized investment bank and those two investment banks shall appoint a third investment bank to act as Appraiser. In no event shall the Appraiser be Goldman, Sachs & Co., PaineWebber Incorporated or any of their respective Affiliates.

   "Approved Budget" shall mean the Annual Budget for the Budget Year in question, in each case as approved by the Board of Managers in accordance with the provisions hereof and as any of the same may be amended from time to time in accordance with the provisions of this Agreement.

   "Archon" shall mean Archon Group, L.P., a Delaware limited partnership.

   "Asset Allocation" shall mean (A) with respect to the McREMI Assets, the Net McREMI Allocated Value, (B) the Allocations ascribed to (i) each of the Participating McNeil Partnerships, (ii) the general partnership interests (and the rights and assets associated therewith) in each of the Participating McNeil Partnerships, (iii) the limited partnership interests in Fairfax held by MPLP and (iv) the limited partnership interests in Summerhill held by MPLP, all as set forth on Schedule 1 hereto and (C) such property level value allocations as the Board of Managers shall determine in its discretion, consistent with the value set forth in clause (A) above. [Schedule 1 will reflect the Allocations calculated by Stanger pursuant to Section 1.3 of the Master Agreement.]

   "Average Monthly Balance" for any month shall be an amount equal to the mean of (x) the sum of (i) the aggregate Initial Values of the Company Assets (excluding the McREMI Assets) owned by the Company or its Subsidiaries as of the first day of such month and (ii) the Additional Amount as of the first day of such month and (y) the sum of (i) the aggregate Initial Values of the Company Assets (excluding the McREMI Assets) owned by the Company or its Subsidiaries as of the last day of such month and (ii) the Additional Amount as of the last day of such month. The "Initial Value" of a Company Asset as of any specified date shall be equal to the sum of (1) the initial Book Value of such Company Asset at the time acquired by or contributed to the Company or its Subsidiaries plus (2) the entire amount of capital expenditures (as reflected in the financial statements of the Company or its Subsidiaries) spent by the Company or its Subsidiaries on capital improvements for such Company Asset through such specified date (calculated on a cumulative basis). The "Additional Amount" as of any particular time of determination shall mean an amount equal
to the product of (x) $         [insert the Net McREMI Allocated Value] and (y)
a fraction, the numerator of which is the aggregate initial Book Values of all of the Properties owned by the Company and its Subsidiaries as of the date of determination (excluding any Property that is acquired by the Company or any of its Subsidiaries after the Effective Time), and the denominator of which is the aggregate initial Book Values of all of the Properties owned by the Company and its Subsidiaries as of the Effective Time.

   "Assumption Fees" shall mean any fees payable to any lender of borrowed money secured by one or more Properties owned, directly or indirectly, by one of the Participating McNeil Partnerships in connection with the transactions contemplated in the Master Agreement.

   "Bankruptcy" shall mean, with respect to the affected party: (i) the entry of an Order for Relief under the Bankruptcy Code; (ii) the admission by such party of its inability to pay its debts as they mature; (iii) the making by it of an assignment for the benefit of creditors; (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law; (v) the expiration of sixty (60) days after the filing of an involuntary petition under the Bankruptcy Code or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty (60)-day period;
(vi) an application by such party for the appointment of a receiver for the assets of such party; or (vii) the imposition of a judicial or statutory lien on all or a substantial part of its assets unless such lien is discharged or vacated or the enforcement thereof stayed within thirty (30) days after its effective date.

   "Bankruptcy Code" shall mean Title 11 of the United States Code, as amended.

   "Board of Managers" shall have the meaning set forth in Section 3.1(a).

   "Book Value" shall mean, with respect to any Company Asset, its adjusted basis for federal income tax purposes, except that (i) the initial Book Value of any Company Asset contributed by a Member to the Company or otherwise acquired by the Company in either case pursuant to the Master Agreement shall be an amount equal to the value given such Company Asset in accordance with the Allocations (as defined in the Master Agreement) and otherwise in accordance with the definition of Asset Allocation and (ii) the initial Book Value of any other Company Asset contributed by a Member to the Company shall be the agreed upon gross fair market value of such asset, and in all cases such Book Value shall thereafter be adjusted in a manner consistent with Treasury Regulations
Section 1.704-l(b)(2)(iv)(g) for revaluations pursuant to Section 7.1(b) and for the Depreciation taken into account with respect to such asset. The initial Book Value of each of the Company Assets is set forth on Schedule 2 attached hereto.

   "Budget Year" shall mean (i) the period beginning on the Closing Date and ending on December 31, 1999 and (ii) thereafter, any successive yearly period (beginning January 1 and ending December 31).

   "Business Plan" shall mean, with respect to each Budget Year, the Approved Budget for such Budget Year in effect together with the annual strategic plan prepared by the Portfolio Advisor and approved by the Board of Managers for such Budget Year in accordance with the terms of the Portfolio Advisory Agreement (as such strategic plan and/or Approved Budget may be modified from time to time by the Board of Managers).

   "Capital Account" shall mean, when used in respect of any Member, the Capital Account maintained for such Member in accordance with Section 7.1, as said Capital Account may be increased, decreased or adjusted from time to time pursuant to the terms of this Agreement.

   "Capital Contribution" shall mean, with respect to any Member, the sum of such Member's Initial Capital Contribution and any Additional Capital Contributions made by such Member.

   "Capital Transaction" shall mean (i) the sale or other disposition of all or any part of the assets of the Company or any of its Subsidiaries, (ii) a casualty (where the proceeds from any casualty insurance will not be used in their entirety to either restore such Property or to repay indebtedness secured by such Property) or condemnation (where the proceeds from such condemnation will not be used in their entirety to either restore such Property or to repay indebtedness secured by such Property) of any Property or any part thereof, or
(iii) any refinancing of any indebtedness of the Company or any of its Subsidiaries.

   "Certificate of Formation" shall mean the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware, as the same may hereafter be amended and/or restated from time to time in accordance with the terms and provisions of this Agreement.

   "Closing Date" shall have the meaning ascribed to such term in the Master Agreement.

   "Code" shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provision(s) of succeeding law.

   "Commercial Properties" shall mean those Properties listed on Schedule 3 hereto. [List all properties of all Participating McNeil Partnerships designated as "Commercial Properties" on Annex A to the Master Agreement].

   "Company" shall mean WXI/McN Realty L.L.C., a Delaware limited liability company, as said Company may from time to time be hereafter constituted.

   "Company Assets" shall mean, from time to time, all of the assets of the Company and its Subsidiaries and any property (real, personal, tangible or intangible, including the Properties, the McREMI Assets and the interests in the Participating McNeil Partnerships and their Subsidiaries) or estate acquired in exchange therefor or in connection therewith as of such time.

   "Company Person" shall mean (i) Whitehall, (ii) the Company, (iii) Whitehall XI, (iv) any and all Affiliates and Subsidiaries of the Company, or of Whitehall or of Whitehall XI and any and all indirect and direct holders of beneficial interests in the Company, or in Whitehall or of Whitehall XI and (v) in respect of each Person specified in clauses (i), (ii), (iii) and (iv), each of their respective directors, officers, partners, members, employees, controlling persons, agents and representatives.

   "Confidential Information" shall have the meaning set forth in Section
12.15.

   "control" shall mean, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other voting interests, by contract, as trustee or executor or otherwise, and the terms "controlling" and "controlled" shall have the meanings correlative to the foregoing.

   "Depreciation" shall mean, with respect to any Fiscal Year, all deductions attributable to depreciation or cost recovery with respect to Company Assets, including any improvements made thereto and any tangible personal property located therein, or amortization of the cost of any intangible property or other assets acquired by the Company, which have a useful life exceeding one year; provided, however, that with respect to any Company Asset whose tax basis differs from its Book Value at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the depreciation, amortization or other cost recovery deduction for such period with respect to such asset for federal income tax purposes bears to its adjusted tax basis as of the beginning of such Fiscal Year; provided further, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined using any reasonable method selected by the Board of Managers.

   "Effective Time" shall have the meaning ascribed to such term in the Master Agreement.

   "Equity Commitment Letter" shall mean that equity commitment letter
agreement, dated as of June   , 1999 between Whitehall XI and the Company.

   "Fiscal Year" shall mean the fiscal year of the Company, which shall be the calendar year; but upon dissolution of the Company, "Fiscal Year" shall mean the period from the end of the last preceding Fiscal Year to the date of such dissolution.

   "Full Pre Lock-out Payment" shall mean an amount in cash equal to the net present value of the sum of all distributions which would be made to the holders of the McNeil Interest pursuant to Section 8.1(b) (using a discount rate equal to the 30-day Treasury bill rate at the time of the payment of the Full Pre Lock-out Payment) based upon the following assumptions: (1) adequate funds are available to make all such distributions; (2) the distributions to be made pursuant to Sections 8.1(b)(ii) and 8.1(b)(iii) will be timely paid in full such that there is no accrued, unpaid McNeil Class C Return or Preferred 14% Return for each month through and including the fifth anniversary of the Closing Date; and (3) a single distribution will be made pursuant to Sections 8.1(b)(vii), 8.1(b)(viii) and 8.1(b)(ix) on the fifth anniversary of the Closing Date to pay to the holders of the McNeil Interest the Preferred 15% Return (if such holders are entitled to such payment pursuant to Section 8.1(b)(viii)) and to return to the holders of the McNeil Interest the full amount of the McNeil Investment.

   "Full Post Lock-out Payment" shall mean an amount in cash equal to the full amount required to be distributed in the aggregate to all of the holders of the McNeil Interest pursuant to Section 8.1(c) as of the date of such calculation, which calculation assumes there were sufficient funds to distribute at least one dollar to the holders of the Whitehall Class A Interest under Section 8.1(c)(xi).

   "Gross Operating Expenses" shall mean with respect to any period, the sum of
(i) all costs and expenses incurred by the Company and its Subsidiaries in the operation of the Properties as contemplated by this Agreement (excluding Working Capital Expenses paid from Company reserves or from the Initial Working Capital Contribution), (ii) all costs and expenses incurred by the Company and its Subsidiaries in the operation of the Company's business as contemplated by this Agreement, including, without limitation, the Property Management Fee, and
(iii) debt service on, and escrows and other payments under, any indebtedness of the Company or any of its Subsidiaries (including any Senior Indebtedness and any Preferred Equity Financing).

   "Gross Operating Income" shall mean with respect to any period, all cash receipts of the Company and its Subsidiaries from the operation of its business, including gross rental income received by the Company and its Subsidiaries from tenants at the Properties and including payments by tenants in respect of tenant reimbursable expenses, but excluding proceeds from Capital Transactions, Capital Contributions and Working Capital Reserves.

   "Harbour Club Phase Four" shall mean the property known as Harbour Club IV, located at 48611 South 1-94 Service Drive, Belleville, Michigan.

   "Harbour Club Phase One" shall mean the property known as Harbour Club I Apartments, located at 4900 Denton Road, Belleville, Michigan.

   "immediate family member" shall have the meaning ascribed to such term in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act.

   "Indemnification Agreement" shall mean the Indemnification and Pledge Agreement, dated as of the date hereof, among McNeil, Whitehall, the persons listed on Schedule I thereto and Whitehall, as agent for the benefit of the Whitehall Parties (as defined therein).

   "Initial Capital Contribution" shall mean, with respect to any Member, the aggregate initial capital contribution made by such Member pursuant to Section 6.1.

   "Initial QNL Amount" shall mean the greater of (i) ten million dollars ($10,000,000) and (ii) the difference determined by subtracting (A) the sum of the Designated Debt Amounts (as defined and set forth on Schedule 4) for the Excluded McNeil Partnerships (if any) from (B) fifty million dollars ($50,000,000). The Initial QNL Amount shall be reduced by McNeil's share of "nonrecourse liabilities" (within the meaning of Treasury Regulation Section 1.752) attributable to indebtedness that is repaid or otherwise extinguished as a result of a foreclosure (including a Preferred Equity Financing Foreclosure), the granting of a deed in lieu of foreclosure, condemnation, casualty or Bankruptcy (in each case, subject to Section 4.9) where such triggering event causes a default with respect to indebtedness secured directly or indirectly by 25% or more by value of the Company Assets at the time of such triggering event.

   "Initial Working Capital Contribution" shall have the meaning set forth in
Section 6.2(a).

   "Interest" shall mean all of the membership interests of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and under applicable law, together with the obligations of such Member to comply with all the terms and provisions of this Agreement and under applicable law.

   "Investment" shall mean (i) with respect to McNeil, the McNeil Investment,
(ii) with respect to Whitehall, the Whitehall Investment, and (iii) with respect to any other Member, an amount equal to the difference determined by subtracting (A) the sum of all distributions of capital, if any, to such Member pursuant to Sections 8.1(b) and 8.1(c) from (B) the aggregate Capital Contribution of such Member.

   "IRS" shall mean the Internal Revenue Service and any successor agency or entity thereto.

   "LLCA" shall mean the Delaware Limited Liability Company Act, as amended from time to time.

   "Loan Agreements" shall mean those loan agreements, mortgages, pledges, guaranties and the like secured by any Property or by which the Company or any of its Subsidiaries is bound, whether now existing or hereafter entered into.

   "Losses" shall have the meaning set forth in Section 7.2.

   "Major Decisions" shall have the meaning set forth in Section 3.1(b).

   "Manager" shall mean any of the Whitehall Managers or McNeil Managers.

   "Master Agreement" shall mean the Master Agreement, dated as of       ,
1999, by and among the Company, the McNeil Partnerships (as defined therein), McNeil, McNeil Investors, Inc., McREMI, McNeil Summerhill, Inc. and Robert A. McNeil.

   "McNeil Class A Interest" shall mean the membership Interests in the Company that entitle the holder thereof to distributions pursuant to Sections 8.1(b)(iii), 8.1(b)(viii), 8.1(b)(ix), 8.1(c)(iv), 8.1(c)(ix) and 8.1(c)(x) in respect of the McNeil Class A Investment.

   "McNeil Class B Interest" shall mean the membership Interests in the Company that entitle the holder thereof to distributions pursuant to Sections 8.1(b)(iii), 8.1(b)(viii), 8.1(b)(ix), 8.1(c)(iv), 8.1(c)(ix) and 8.1(c)(x) in respect of the McNeil Class B Investment.

   "McNeil Class C Interest" shall mean the membership Interests in the Company that entitle the holder thereof to distributions pursuant to Sections 8.1(b)(ii), 8.1(b)(vii), 8.1(c)(iii) and 8.1(c)(viii) in respect of the McNeil Class C Investment.

   "McNeil Class A Investment" shall mean an amount equal to the excess, if any, of (A) the greater of (1) the First McNeil Threshold and (2) the Allocated McNeil Value, over (B) the sum of all distributions made to holders of the McNeil Class A Interest pursuant to Sections 8.1(b)(ix) and 8.1(c)(x), subject to adjustment pursuant to Section 6.5.

   "McNeil Class B Investment" shall mean an amount equal to the excess, if any, of (A) an amount equal to the difference determined by subtracting (x) the sum of the initial McNeil Class C Investment and the initial McNeil Class A Investment from (y) McNeil's Initial Capital Contribution and any and all Additional Capital

Contributions made by McNeil pursuant to Sections 4.9 and 4.16, over (B) the sum of all distributions made to holders of the McNeil Class B Interest pursuant to Sections 8.1(b)(ix) and 8.1(c)(x).

   "McNeil Class C Investment" shall mean an amount equal to the excess, if any, of (A) the portion of McNeil's Initial Capital Contribution that is in excess of the McNeil Threshold Amount and that is paid in cash, over (B) the sum of all distributions to holders of the McNeil Class C Interest pursuant to Sections 8.1(b)(vii) and 8.1(c)(viii); provided, however, that the McNeil Class C Investment shall equal zero if McNeil's Initial Capital Contribution does not equal or exceed $75,000,000 multiplied by the Value Fraction.

   "McNeil Class C Return" shall mean, with respect to the holders of the McNeil Class C Interest, a 13% per annum, annually compounded return on the McNeil Class C Investment. To the extent the McNeil Class C Investment varies during a month, the McNeil Class C Return shall be calculated assuming that all decreases or increases in the McNeil Class C Investment occurred on the first day of such month.

   "McNeil Interest" shall mean collectively, the McNeil Class A Interest, the McNeil Class B Interest and the McNeil Class C Interest.

   "McNeil Investment" shall mean an amount equal to the excess, if any, of (A) the aggregate Capital Contribution of McNeil, subject, in the case of the McNeil Class A Investment only, to adjustment pursuant to Section 6.5, over (B) the sum of all distributions of capital to holders of the McNeil Interest pursuant to Sections 8.1(b)(vii), 8.1(b)(ix), 8.1(c)(viii) and 8.1(c)(x).

   "McNeil Managers" shall have the meaning set forth in Section 3.2(a).

   "McNeil Person" shall mean (i) any and all Affiliates and Subsidiaries of McNeil and any and all indirect and direct holders of beneficial interests in McNeil and (ii) in respect of McNeil and each Person specified in clause (i), each of their respective directors, officers, partners, members, employees, controlling persons, agents and representatives.

   "McNeil Portion" shall mean an amount equal to the sum of all distributions which would be required to be made to the holders of the McNeil Interest pursuant to Section 8.1(c), calculated as if the amount of funds being distributed pursuant to Section 8.1(c) is equal to the aggregate cash and non-cash consideration (using the Appraised Value) being paid to all of the Members in the Proposed Company Transaction.

   "McNeil Threshold Amount" shall mean an amount equal to $70,000,000, multiplied by the Value Fraction.

   "McREMI" shall mean McNeil Real Estate Management, Inc., a Delaware corporation.

   "McREMI Assets" shall have the meaning ascribed to such term in the Master Agreement.

   "Member-Funded Debt" shall mean any non-recourse debt of the Company that is loaned or guaranteed by any Member and/or is treated as Member non-recourse debt with respect to a Member under Treasury Regulations Section 1.704-2(b)(4).

   "Members" shall mean, Whitehall, McNeil and any Person who is admitted as a Member pursuant to Section 9.2 hereof.

   "Minimum Gain" shall mean an amount equal to the excess of the principal amount of debt, for which no Member is liable ("non-recourse debt"), over the adjusted basis of the Company Assets encumbered by such nonrecourse debt which represents the minimum taxable gain that would be recognized by the Company if the nonrecourse debt were foreclosed upon and the Company Assets were transferred to the creditor in satisfaction thereof, and which is referred to as "minimum gain" in Treasury Regulations Section 1.704-2(b)(2). A Member's share of Minimum Gain shall be determined pursuant to Treasury Regulations
Section 1.704-2.

   "Multifamily Properties" shall mean those Properties listed on Schedule 5 hereto. [List all properties of all Participating McNeil Partnerships not designated as "Commercial Properties" on Annex E to the Master Agreement.]

   "Net Cash Flow" shall mean, for any period, the excess of Gross Operating Income over Gross Operating Expenses for such period, less Working Capital Reserves and Recurring Replacement Reserves.

   "Net Proceeds from Capital Transactions" shall mean in the case of any Capital Transaction, the gross proceeds from such Capital Transaction, after deducting therefrom: (i) all costs and fees incurred by the Company in connection with such Capital Transaction, including, without limitation, the Portfolio Advisory Incentive Fee, (ii) reserves for contingent liabilities in connection with such Capital Transaction, the amount of which reserves shall be determined in good faith by the Board of Managers and (iii) Working Capital Reserves and Recurring Replacement Reserves.

   "Net Working Capital Amount" shall mean, with respect to a Participating McNeil Partnership, the excess of the Positive Excess Cash Balance of such Participating McNeil Partnership over the cash on hand of such Participating McNeil Partnership immediately prior to the Effective Time.

   "Officers" shall mean the Persons appointed as officers of the Company from time to time by the Board of Managers, but no such Person shall be deemed an Officer after such Person is removed as an Officer, which removal of any Officer is subject to the sole discretion of the Board of Managers with or without cause.

   "Organizational Document" shall mean, with respect to any Person: (i) in the case of a corporation, such Person's certificate of incorporation and by-laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person's authorized shares of capital stock; (ii) in the case of a partnership, such Person's certificate of limited partnership, partnership agreement, voting trusts or similar arrangements applicable to any of its partnership interests; (iii) in the case of a limited liability company, such Person's certificate of formation or articles of organization, limited liability company operating agreement or other document affecting the rights of holders of limited liability company interest; or (iv) in the case of any other legal entity, such Person's organizational documents and all other documents affecting the rights of holders of equity interests in such Person.

   "Original LLC Agreement" shall mean the Limited Liability Company Operating Agreement of the Company, dated as of June 17, 1999, by Whitehall as the sole member thereof.

   "Percentage Interest" shall mean as of any date with respect to any Member, the percentage obtained when such Member's Investment is divided by the aggregate Investment of all Members, as such percentage may be adjusted from time to time pursuant to the terms hereof.

   "Person" shall mean any individual, partnership, corporation, limited liability company, trust or other legal entity.

   "Pledged Interests" shall have the meaning ascribed to such term in the Indemnification Agreement.

   "Portfolio Advisor" shall mean Archon or such other portfolio advisor as the Board of Managers shall select.

   "Portfolio Advisory Agreement" shall mean the agreement between the Company and the Portfolio Advisor in respect of the management of the assets of the Company as contemplated herein, which agreement shall initially be that certain Portfolio Advisory Agreement, dated as of the date hereof between the Company and Archon, in the form attached hereto as Exhibit A, and any supplement, amendment, renewal or replacement thereof.

   "Portfolio Advisory Fee" shall mean the fee payable monthly to the Portfolio Advisor pursuant to the Portfolio Advisory Agreement, the amount of which shall be equal to 1.0% per annum of the Average Monthly

Balance of the Company Assets. To the extent Net Cash Flow is not sufficient to pay the Portfolio Advisory Fee with respect to a given month in accordance with
Section 8.1(b)(iv), the amount not paid shall accrue at a rate equal to six percent (6%) per annum (compounded annually) and shall be paid as provided under Sections 8.1(b)(iv) and 8.1(c)(v).

   "Portfolio Advisory Incentive Fee" shall mean the fee payable by the Company to the Portfolio Advisor for overseeing the disposition of each Property, which fee shall be in an amount equal to 25 basis points multiplied by the Consideration received by the Company or its Subsidiaries in connection with such disposition. "Consideration" shall mean (x) with respect to the sale of a Property, the gross sales price (i.e., before deduction, for example, but without limitation, of brokerage charges, property or transfer taxes or other similar charges) payable to the Company for such Property, less the amount of any purchase money mortgage loan granted by the Company or its Subsidiaries, and (y) with respect to any purchase money mortgage loan granted by the Company or its Subsidiaries, all payments of principal and interest if and when collected by the Company or its Subsidiaries.

   "Preferred Equity Financing" shall mean, from time to time, (i) the aggregate amount of debt owed by the Company and/or one or more of its Subsidiaries and secured by equity interests in one or more of the Company's Subsidiaries and (ii) the aggregate amount of preferred equity issued by one or more of the Company's Subsidiaries, which by its terms has a final redemption or maturity date.

   "Preferred Equity Financing Documents" shall mean those agreements, pledges, guaranties and other documents evidencing the rights of a holder of Preferred Equity Financing.

   "Preferred Equity Financing Foreclosure" shall mean the exercise of rights or remedies by the holder of any Preferred Equity Financing which may include such holder causing a Proposed Multifamily Transaction, a Tax Event Transaction or a Proposed Company Transaction to occur after such holder has obtained management control over one or more of the Company's Subsidiaries that is the subject of such transaction.

   "Preferred 14% Return" shall mean, with respect to the holders of the McNeil Class A Interest, the McNeil Class B Interest and the Whitehall Class A Interest, a 14% per annum, annually compounded return on the McNeil Class A Investment, the McNeil Class B Investment and the Whitehall Class A Investment, respectively. To the extent the McNeil Class A Investment, the McNeil Class B Investment and the Whitehall Class A Investment vary during a month, the Preferred 14% Return with respect to such Investment shall be calculated based on the assumption that all decreases or increases in such Investment occurred on the first day of such month.

   "Preferred 15% Return" shall mean, with respect to the holders of the McNeil Class A Interest, the McNeil Class B Interest and the Whitehall Class A Interest, a 15% per annum, annually compounded return on the McNeil Class A Investment, the McNeil Class B Investment and the Whitehall Class A Investment, respectively. To the extent the McNeil Class A Investment, the McNeil Class B Investment and the Whitehall Class A Investment vary during a month, the Preferred 15% Return with respect to such Investment shall be calculated based on the assumption that all decreases or increases in such Investment occurred on the first day of such month.

   "Profits" shall have the meaning set forth in Section 7.2.

   "Property" shall mean each real property now or hereafter owned by the Company or any of its Subsidiaries, together with all buildings and improvements situated thereon and personal property owned by the Company or its Subsidiaries related thereto.

   "Property Management Fee" shall mean the management fee payable to each Property Manager pursuant to the applicable management agreement.

   "Property Manager" shall mean with respect to a Property, subject to Section 4.12, Management LLC or such other property manager as the Board of Managers shall select to manage such Property.

   "Proposed Change of Control Transaction" shall mean any one or a series of the following transactions following the consummation of which shall result in
(x) Whitehall owning a Percentage Interest in the Company that is less than 50% of the Percentage Interest in the Company owned by Whitehall on the date hereof or (y) Whitehall not having the right to designate at least three of the five
Managers:

    (i) any Transfer (other than Transfers permitted pursuant to Section 9.1(a)); or

    (ii) any capital reorganization of the Company (including an extraordinary dividend (other than a cash dividend)), consolidations of Interests, combination or substitution of Interests, Interest exchange, conversion or cancellation of Interests, or securitization and subsequent public offering of Interests.

   "Proposed Company Transaction" shall mean any one or a series of the following transactions: (i) any merger, consolidation, amalgamation, business combination, recapitalization or reorganization involving the Company or all or substantially all of the Company's Subsidiaries (excluding any such transaction which does not involve third Persons); (ii) any split-up, spin-off or other corporate division involving the Company or all or substantially all of the Company's Subsidiaries; (iii) any transaction similar to those described in clause (i) or (ii) above involving the Company or all or substantially all of the Company's Subsidiaries; or (iv) any sale, assignment, conveyance (other than the granting of a mortgage), lease (other than in the ordinary course of the Company's business), transfer or other disposition of all or substantially all of the Company Assets; provided, however, that a Preferred Equity Financing shall not be considered a Proposed Company Transaction.

   "Proposed Multifamily Transaction" shall mean any of the following: (i) any merger, consolidation, amalgamation, business combination, recapitalization or reorganization involving one or more Multifamily Properties; (ii) any split-up, spin-off or other corporate division involving one or more Multifamily Properties; (iii) any sale, assignment, conveyance (excluding the granting of a mortgage), lease (excluding leases entered into in the ordinary course of the Company's business), transfer or other disposition, in one or a series of transactions, of one or more of the Multifamily Properties; and (iv) any proposal, plan or intention by or on behalf of the Company to do any of the foregoing or any agreement to engage in any of the foregoing entered into by or on behalf of the Company or otherwise binding upon the Company; provided, however, that a Preferred Equity Financing shall not be considered a Proposed Multifamily Transaction.

   "Recurring Replacement Reserves" shall mean an amount reserved each month by the Company from its Gross Operating Income and its proceeds from Capital Transactions for the payment of Working Capital Expenses, the amount of which reserve shall be determined in good faith by the Board of Managers but which in no event shall exceed an aggregate amount equal to the sum of (i) $250 per annum per unit contained in the Multifamily Properties and (ii) $0.20 per annum per gross square foot contained in the Commercial Properties.

   "Senior Indebtedness" shall mean, from time to time, the aggregate amount of debt for borrowed money owed by the Company and/or its Subsidiaries that is secured by one or more of the Properties, secured by any of the other Company Assets or unsecured.

   "Shortfall Agreement" shall mean the letter agreement between Whitehall XI and MPLP, in the form attached hereto as Exhibit B.

   "Subsidiary" of (i) the Company shall mean each of the Participating McNeil Partnerships and (ii) any Person (including the Company) shall mean any other Person more than 50% of the equity of which is owned, directly or indirectly, by such first Person or a Subsidiary of such first Person or over which such first Person or a Subsidiary of such first Person directly or indirectly has the right to appoint a majority of the board of directors, the board of managers or other relevant governing body.

   "Tax Event Transaction" shall mean any of the following: (i) any merger, consolidation, amalgamation, business combination, recapitalization or reorganization involving the Company or one or more of its

Subsidiaries (other than (1) any such transaction which does not involve third Persons and (2) any such transaction which is effected solely for the purpose of selling one or more Commercial Properties); (ii) any split-up, spin-off or other corporate division involving the Company or its Subsidiaries (other than any such transactions which is effected solely for the purpose of selling one or more Commercial Properties); (iii) any Transfer (other than Transfers permitted pursuant to Section 9.1(a) or 9.1(b)) or any capital reorganization involving the Company (including without limitation an extraordinary dividend, consolidation of Interests, combination or substitution of Interests, Interest exchange, conversion or cancellation of Interests, or securitization and subsequent public offering of Interests, but excluding any Preferred Equity Financing involving one or more of the Company's Subsidiaries); (iv) any Proposed Change of Control Transaction prior to the fifth anniversary of the Closing Date; and (v) any proposal, plan or intention by or on behalf of the Company or Whitehall to do any of the foregoing or any agreement to engage in any of the foregoing entered into by or on behalf of the Company or Whitehall or otherwise binding upon the Company or Whitehall.

   "Tax Gross-Up Amount" shall equal the excess of the Tax Amount over the Present Value Amount determined as follows: (a) the "Tax Amount" shall equal the "Gain Amount" multiplied by the highest combined marginal federal, state and local income tax rate applicable to an individual residing in any place of residence of Robert A. McNeil or Carole J. McNeil (taking into account amount and character of the gain) for the taxable year of the Tax Event Transaction or any distributions relating thereto; (b) the "Gain Amount" shall equal income and gain recognized by McNeil (or any Transferee of all or any portion of the McNeil Interest pursuant to Section 9.1) as a result of the Tax Event Transaction or any distributions relating thereto; and (c) the "Present Value Amount" shall equal the present value of a hypothetical Tax Amount, calculated using the following assumptions: (1) the discount rate used to determine the net present value is equal to the 30 day Treasury bill rate at the time of the payment of the Full Pre Lock-out Payment; (2) the Gain Amount consists of the sum of (A) monthly allocations of ordinary income necessary to support the Preferred 14% Return with respect to the McNeil Class A Interest and the McNeil Class B Interest, allocated at the end of each calendar month from the date of the Tax Event Transaction to and including the fifth anniversary of the Closing Date, and (B) the remaining income and gain that would have been recognized by McNeil (or any Transferee of all or any portion of the McNeil Interest pursuant to Section 9.1) as if the Tax Event Transaction had occurred on the fifth anniversary of the Closing Date.

   "Tax Matters Member" shall mean Whitehall.

   "Total CapEx Debt to Total CapEx Cost Ratio of the Company" shall mean as of any date of determination, a fraction expressed as a percentage that results from dividing (A) the total amount of all Senior Indebtedness and all Preferred Equity Financing incurred from and after the Effective Time to fund Working Capital Expenses by (B) the sum of (1) all Additional Capital Contributions used to fund Working Capital Expenses and (2) the total amount of all Senior Indebtedness and all Preferred Equity Financing incurred from and after the Effective Time to fund Working Capital Expenses.

   "Total Debt to Total Cost Ratio of the Company" shall mean as of any date of determination, a fraction expressed as a percentage that results from dividing
(A) the total amount of all Senior Indebtedness and all Preferred Equity Financing outstanding as of the Effective Time by (B) the sum of (1) Whitehall's Initial Capital Contribution, (2) McNeil's Initial Capital Contribution and (3) the total amount of all Senior Indebtedness and all Preferred Equity Financing outstanding as of the Effective Time.

   "Transfer" shall mean with respect to any Member, (i) any transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition of all or any portion of the Interest of such Member or the proceeds thereof (whether voluntarily, involuntarily, by operation of law or otherwise) and (ii) any transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition of any stock, partnership interest, beneficial interest or other ownership interest in such Member (whether directly or indirectly or whether voluntarily, involuntarily, by operation of law or otherwise); provided, however, that (1) with respect to the foregoing clause (i), any pledge or hypothecation by a Member of its Interest in connection with a bona fide financing transaction shall not be considered to be a Transfer (it being understood that any foreclosure upon any pledge or hypothecation or comparable collateralization of a Member's Interest shall be deemed to be a Transfer for purposes of this Agreement); and
(2) with respect to the foregoing clause (ii), that a Transfer shall not include any transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition of all or any portion of the direct or indirect ownership interests in (x) Whitehall XI (so long as (A) The Goldman Sachs Group, Inc. and/or its successors and assigns, including any Person that succeeds to all or substantially all of the business currently conducted by The Goldman Sachs Group, Inc. or its Affiliates continues directly or indirectly to control Whitehall XI, and (B) Whitehall XI continues to control Whitehall), (y) Archon and (z) McNeil (provided that the other party in any such transaction is any Person specified in Sections 9.1(b)(i), 9.1(b)(ii), 9.1(b)(iii), 9.1(b)(iv) or 9.1(b)(v)).

   "Transferee" shall mean any Person to whom a Member (or Transferee) is permitted to Transfer all or a portion of such Member's Interest pursuant to
Section 9.1(a) or 9.1(b) hereof.

   "Treasury Regulations" shall mean the regulations promulgated under the Code, as such regulations are in effect on the Closing Date.

   "Value Fraction" shall mean a fraction (x) the numerator of which is the amount equal to the sum of the Per Partnership Allocated Values for each Participating McNeil Partnership and (y) the denominator of which is the Total Allocated Partnership Value.

   "Whitehall" shall have the meaning set forth in the first paragraph of this Agreement.

   "Whitehall XI" shall mean Whitehall Street Real Estate Limited Partnership XI, a Delaware limited partnership.

   "Whitehall Class A Interest" shall mean the membership Interests in the Company that entitle the holder thereof to distributions pursuant to Sections 8.1(b)(v), 8.1(b)(viii), 8.1(b)(ix), 8.1(b)(x), 8.1(c)(vi), 8.1(c)(ix),
8.1(c)(x) and 8.1(c)(xi) in respect of the Whitehall Class A Investment.

   "Whitehall Class B Interest" shall mean the membership Interests in the Company that entitle the holder thereof to distributions pursuant to Sections 8.1(b)(i), 8.1(b)(vi), 8.1(c)(ii) and 8.1(c)(vii) in respect of the Whitehall Class B Investment.

   "Whitehall Class A Investment" shall mean an amount equal to the excess, if any, of (A) the difference determined by subtracting (x) the sum of (1) the Whitehall Class B Investment as of the Closing Date and (2) that portion of any Additional Capital Contribution made by Whitehall that is included in the Whitehall Class B Investment from (y) Whitehall's Capital Contribution, over
(B) the sum of all distributions made to holders of the Whitehall Class A Interest pursuant to Sections 8.1(b)(ix) and 8.1(c)(x).

   "Whitehall Class B Investment" shall mean that portion of Whitehall's Capital Contribution equal to the excess, if any, of (A) the lesser of (x) the sum of (1) that portion of Whitehall's Initial Capital Contribution that, if treated as Preferred Equity Financing, would cause the Total Debt to Total Cost Ratio of the Company to equal 80% and (2) that portion of any Additional Capital Contribution made by Whitehall used to fund Working Capital Expenses that, if treated as Preferred Equity Financing, would cause the Total CapEx Debt to Total CapEx Cost Ratio of the Company to equal 80% and (y) 105% of the sum of the amounts relating to the Participating McNeil Partnerships set forth on Schedule 6, over (B) the sum of all distributions to holders of the Whitehall Class B Interest pursuant to Sections 8.1(b)(vi) and 8.1(c)(vii). Except for any portion of an Additional Capital Contribution made by Whitehall which is treated as a part of the Whitehall Class B Investment pursuant to clause (A)(x)(2) above, all portions of any Additional Capital Contributions made by Whitehall shall be treated as part of the Whitehall Class A Investment. Notwithstanding anything to the contrary in this definition of "Whitehall Class B Investment", in no event shall the aggregate amount of Capital Contributions included as part of the Whitehall Class B Investment exceed [105% of the sum of the amounts relating to the Participating McNeil Partnerships set forth on
Schedule 6].

   "Whitehall Class B Return" shall mean, with respect to the holder of the Whitehall Class B Interest, a 14% per annum, annually compounded return on the Whitehall Class B Investment. To the extent the Whitehall

Class B Investment varies during a month, the Whitehall Class B Return shall be calculated assuming that all decreases or increases in the Whitehall Class B Investment occurred on the first day of such month.

   "Whitehall Interest" shall mean collectively, the Whitehall Class A Interest and the Whitehall Class B Interest.

   "Whitehall Investment" shall mean an amount equal to the excess, if any, of
(A) the aggregate Capital Contribution of Whitehall, subject to adjustment, in the case of Whitehall Class A Investment only, pursuant to Section 6.5, over
(B) the sum of all distributions of capital to holders of the Whitehall Interest pursuant to Sections 8.1(b)(vi), 8.1(b)(ix), 8.1(c)(vii) and 8.1(c)(x). The Initial Working Capital Contribution with respect to Whitehall and any other Additional Capital Contributions with respect to Whitehall shall not be treated as a Capital Contribution by Whitehall and shall not be included in the calculation of its Whitehall Class B Return, Preferred 14% Return, Preferred 15% Return or Percentage Interest until such amount is funded by Whitehall.


   "Whitehall Managers" shall have the meaning set forth in Section 3.2(a).

   "Working Capital Expenses" shall mean costs and expenses incurred by the Company and its Subsidiaries in connection with capital improvements, tenant improvements, leasing commissions, and environmental remediation at the Properties and in connection with debt service shortfalls on any indebtedness of the Company or any of its Subsidiaries or any debt service shortfalls on Preferred Equity Financing.

   "Working Capital Reserves" shall mean the amount reserved by the Company out of its Gross Operating Income and its proceeds from Capital Transactions each month for the payment of Working Capital Expenses and any other expenses of the Company and its Subsidiaries, the amount of which reserve shall be determined by the Board of Managers in good faith, but which shall be equal to $0 until such time as Whitehall shall have contributed the entire Initial Working Capital Contribution to the capital of the Company.

   1.2 Terms Generally For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a) the terms defined in this Article (or elsewhere herein) include both the plural and the singular;

     (b) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

     (c) the words "including"and "include" and other words of similar import shall be deemed to be followed by the phrase "without limitation;" and

     (d) when a reference is made in this Agreement to a Section or Article, such reference shall be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary.

   1.3 Definitions from Master Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Master Agreement.

                                  ARTICLE 2.

                         The Company and Its Business

   2.1 Effectiveness of the Agreement; Continuation. On June 17, 1999, the Company was formed as a Delaware limited liability company pursuant to the Certificate of Formation executed and filed by Whitehall in the Office of the Secretary of State of the State of Delaware pursuant to the provisions of the LLCA. Notwithstanding anything to the contrary contained herein or in the Original LLC Agreement, this Agreement shall become effective upon the Effective Time. The Original LLC Agreement shall continue in full force and effect and shall govern the operation of the Company at all times prior to the Effective Time. The Members hereby agree to continue the Company as a limited liability company pursuant to the provisions of the LLCA, and all other pertinent laws of the State of Delaware, for the purposes and upon the terms and conditions hereinafter set forth. The Members agree that the rights and liabilities of the Members shall be as provided in the LLCA except as otherwise herein expressly provided. Whitehall (as an authorized person pursuant to the LLCA) shall file and record any amendments and/or restatements to the Certificate of Formation and such other ministerial documents as may be required or appropriate under the laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business as a result of the execution of this Agreement. Whitehall (as an authorized person pursuant to the LLCA) has caused the Certificate of Formation to be filed with the Secretary of State of the State of Delaware. A photocopy of each such document has been delivered to and ratified and approved by each Member. Each Member is hereby admitted as a Member of the Company as of the Effective Time and, by its execution and delivery of this Agreement, agrees to be bound by the Certificate of Formation and the terms and provisions of this Agreement.

   2.2 Company Name. The business of the Company shall continue to be conducted under the name of "WXI/McN Realty L.L.C." in the State of Delaware and under such name or such assumed names as the Board of Managers deem necessary or appropriate to comply with the requirements of any other jurisdiction in which the Company may be required to qualify. Legal and beneficial title to any properties, real and personal, which may at any time during the term of the Company be owned or leased by the Company shall be held in the name of the Company or any of its Subsidiaries.

   2.3 Term. The term of the Company commenced on June 17, 1999 and shall continue in full force and effect until terminated following dissolution on December 31, 2015 or such earlier date of dissolution as hereinafter provided.

   2.4 Amendments to Certificate of Formation. Whitehall shall have the power and authority to execute and file any required amendments to the Certificate of Formation and shall do all other acts requisite for the constitution of the Company as a limited liability company pursuant to the LLCA and other laws of the State of Delaware or any other applicable law; provided, however, that nothing in this Section 2.4 shall, or shall be construed to, grant Whitehall the authority or power to unilaterally amend this Agreement or any term or provision hereof. The Company shall, upon request, provide any Member with copies of each amendment, restatement or other document as executed, filed or recorded, as the case may be.

   2.5 Business; Scope of Members' Authority.

   (a) The Company has been organized solely for the purpose of (i) acquiring, holding, financing, refinancing, maintaining and managing the McREMI Assets,
(ii) acquiring, holding, financing, refinancing and managing the interests in the Participating McNeil Partnerships and (iii) directly or indirectly, owning, financing, refinancing, managing, maintaining, operating, improving, leasing, selling and otherwise disposing of the Properties. The Company is empowered under law to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company, including, without limitation, full power and authority, directly or indirectly (including through its Subsidiaries), to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness whether or not secured by any mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop any real property (or any interest therein), and sell, transfer and dispose of any such real property.

   (b) Except as otherwise expressly and specifically provided in this Agreement, no Member shall have any authority to bind, to act for, to sign for or to assume any obligation or responsibility on behalf of, any other Member. Neither the Company nor any Member shall, by virtue of executing this Agreement, be responsible or liable for any indebtedness or obligation of any other Member incurred or arising either before or after the Effective Time, except that (i) the Company (but not any Member) shall be responsible and liable for those responsibilities, liabilities, indebtedness, and obligations assumed or incurred by the Company at and after the Effective Time pursuant to the terms of the Master Agreement and (ii) Whitehall (and not McNeil) shall be solely responsible and liable for those responsibilities, liabilities, indebtedness and obligations assumed or incurred by the Company prior to the Effective Time other than (1) those responsibilities, liabilities, indebtedness and obligations assumed or incurred by the Company pursuant to Sections 7.6,
7.10 and 7.15 of
the Master Agreement and (2) the indebtedness incurred by the Company solely to fund the payment of the Funding Amount (as defined in the Equity Commitment Letter).

   2.6 Principal Office; Mailing Address; Registered Agent. The principal office and mailing address of the Company shall be c/o Whitehall Street Real Estate Limited Partnership XI, 100 Crescent Court, Dallas, Texas 75201. The Company may change its place of business or mailing address or both to such location or locations as may at any time or from time to time be determined by Whitehall. The name and address of the registered agent upon whom process against the Company may be served is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

   2.7 Fiscal Year. The Fiscal Year shall end on December 31 in each year; provided, however, that upon dissolution of the Company, the Fiscal Year shall end on the date of such dissolution.

   2.8 Company Property. No Company Assets shall be deemed to be owned by any Member individually, but shall be owned by and title shall be vested solely in the Company. The Interests of the Members in the Company shall constitute personal property.

   2.9 No State Law Partnership. The Members intend that the Company not be a partnership, limited partnership or joint venture and that no Member be a partner or joint venturer of any other Member for any purposes other than applicable tax laws. This Agreement shall not be construed to suggest otherwise.

   2.10 Names and Addresses of Members. The names and addresses of the Members are as follows:

       WXI/MNL Real Estate, L.L.C.
       c/o Whitehall Street Real Estate
       Limited Partnership XI
       c/o WH Advisors, LLC XI
       85 Broad Street
       New York, New York 10004
       Attn: Chief Financial Officer

       McNeil Partners, L.P.
       c/o Skadden, Arps, Slate, Meagher & Flom LLP
       919 Third Avenue
       New York, New York 10022
       Attention: Martha E. McGarry, Esq.
       Telecopier No.: (212) 735-2000

   2.11 Representations by Members. Each Member represents, warrants, agrees and acknowledges as of the date hereof that:

     (a) it is a corporation, limited partnership or limited liability company, as applicable, duly organized or formed and validly existing and in good standing under the laws of the state of its organization or formation; it has all requisite corporate, limited partnership or limited liability company power and authority to enter into this Agreement, to acquire and hold its Interest and to perform its obligations hereunder; and the execution, delivery and performance of this Agreement by such Member has been duly authorized by all necessary corporate, limited partnership or limited liability company action on the part of such Member;

     (b) the execution and delivery of this Agreement by such Member and the performance of its obligations hereunder will not (i) conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject,
  (ii) conflict with or violate any of the provisions of its Organizational Documents, or (iii) violate any statute or any order, rule or regulation of any court or governmental or regulatory agency, body or official applicable to such Member or its property or assets; such Member has obtained each consent, approval, authorization or order of any court or governmental agency or body required for the execution and delivery of this Agreement by such Member and performance by such Member of its obligations hereunder;

     (c) there is no action, suit or proceeding pending against such Member or, to its knowledge, threatened in any court or by or before any other governmental agency or instrumentality that would prohibit its entering into, or that could have a material adverse effect on its ability to perform its obligations under, this Agreement;

     (d) assuming the due execution and delivery of this Agreement by the other Member, this Agreement is a binding agreement on the part of such Member enforceable in accordance with its terms against such Member;

     (e) neither it nor any of its Affiliates has employed any broker or finder, or incurred any liability for any brokerage commission or finder's fee, in connection with the sale or contribution of the McREMI Assets or interests in the Participating McNeil Partnerships to the Company or any of the other transactions contemplated by this Agreement or the Master Agreement except for PaineWebber Incorporated, Eastdil Realty Company and Robert A. Stanger & Co., Inc., whose fees shall be paid by one or more of McNeil and the Participating McNeil Partnerships, and Houlihan, Lokey, Howard & Zukin and Susan Barlow, all of whose fees shall be paid by McNeil; and

     (f) (i) such Member and each of its beneficial owners is an "accredited investor" (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended) and (ii) such Member is acquiring its Interest as a member in the Company for its own account, for investment purposes only, and not with a view to the distribution or resale thereof, in whole or in part.

Each Member agrees that it will not make any Transfer, or solicit offers to buy from or otherwise approach or negotiate in respect thereof with any Person or Persons whomsoever, all or any portion of its Interest in any manner that would violate or cause the Company or any Member to violate applicable federal or state securities laws.

   2.12 Additional Representations by Whitehall. Whitehall further represents, warrants, agrees and acknowledges to McNeil as of the date hereof that:

     (a) The Company is a limited liability company duly formed and validly existing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as conducted prior to the Effective Time and is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business prior to the Effective Time or the ownership, leasing or use of its properties makes such qualification or licensing necessary. The Company has delivered to McNeil complete and correct copies of the Original LLC Agreement and the Certificate of Formation, as each has been amended or supplemented to the date of this Agreement.

     (b) The Company was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Master Agreement and has not engaged in any business activities or conducted any operations other than as expressly provided for in the Master Agreement. Other than the Transitory Partnerships and the Company LLCs upon their formation, the Company has never owned any capital stock or other equity interests in any other Person. Prior to the contributions described in Section 2.3(a) of the Master Agreement and in Section 6.1 of this Agreement, the Company will have no assets or liabilities or obligations whatsoever (other than the rights and obligations pursuant to the Master Agreement, this Agreement and the Commitment Letter).

   2.13 Additional Representations by McNeil. McNeil further represents, warrants, agrees and acknowledges to Whitehall as of the date hereof that:

     (a) Immediately prior to the contributions described in Section 2.3(a) of the Master Agreement, MPLP had good and valid title to all of the GP Interests in each Participating McNeil Partnership, the McREMI Assets and the LP Interests in each of Fairfax and Summerhill (to the extent such McNeil Partnerships are Participating McNeil Partnerships) in each case free and clear of all Liens.

     (b) Upon the occurrence of the contributions described in Section 2.3(a) of the Master Agreement, the GP Interests in each Participating McNeil Partnership, the McREMI Assets and the LP Interests in each of Fairfax and Summerhill (to the extent such McNeil Partnerships are Participating McNeil Partnerships) shall have been contributed, transferred or otherwise assigned, at the direction of the Company, to one or more of the Company or its wholly owned Subsidiaries, in any such case, free and clear of all Liens (other than Liens relating to Non-Terminated Loans).

   2.14 Indemnification. The representations, warranties and covenants of the Members set forth in Sections 2.11, 2.12 and 2.13 are made as of the Effective Time and shall survive the Effective Time indefinitely. Each Member agrees to indemnify, defend, and hold the Company and the other Members harmless against all claims, demands, actions, obligations, causes of action, losses and expenses, including reasonable fees and expenses of counsel, suffered or incurred by, or asserted against, any of them relating to or arising from any inaccuracy in or breach of the representations, warranties or covenants made by such Member in Sections 2.11, 2.12 and 2.13.

                                   ARTICLE 3.

                Management of Company Business; Major Decisions

   3.1 Management Generally.

   (a) The management of the Company shall be vested exclusively in a board of five (5) managers (each manager, a "Manager" and, collectively, the "Board of Managers"). Except as expressly set forth herein to the contrary, the Members, in their capacity as members of the Company, shall have no part in the management or control of the Company and shall have no authority or right to act on behalf of or bind the Company in connection with any matter. Each of the Members agrees that all determinations, decisions, and actions made or taken by or on behalf of the Board of Managers in accordance with the terms of this Agreement and applicable law shall be conclusive and binding upon the Company, the Members, and their respective successors, assigns, and personal representatives.

   (b) Without in any way limiting the foregoing, but subject to Section 3.8, the Board of Managers shall have the exclusive right to decide (affirmatively or negatively) all material matters relating to the Company, its Subsidiaries and the Properties, including, without limitation, matters (collectively, the "Major Decisions") regarding:

     (i) the sale, financing or refinancing of any one or more of the Properties;

     (ii) capital or other expenditures;

     (iii) terminating or modifying commercial leases and entering into new commercial leases;

     (iv) concessions granted to tenants (including free rent and tenant improvements) in connection with any commercial lease;

     (v) subject to Section 4.9, the filing of a petition in Bankruptcy or similar proceedings;

     (vi) tenant leases and other expenses;

     (vii) settling any litigation or arbitration;

     (viii) investments of cash of the Company or any of its Subsidiaries;

     (ix) entering into service contracts not contemplated by the applicable approved Business Plan;

     (x) engagement of Property Managers;

     (xi) approval of the standard lease form used for each Commercial Property and the standard lease form for each Multifamily Property, and approval of any lease that deviates substantially from the applicable standard form;


     (xii) any call for the making of Additional Capital Contributions by Whitehall;

     (xiii) subject to the terms and provisions of this Agreement, any decision relating to the distribution of cash and allocation of taxable income and loss;

     (xiv) modifications to the insurance program required by the applicable approved Business Plan; and

     (xv) subject to the terms and provisions of this Agreement, setting reserves.

   3.2 Managers and Officers: Number, Appointment, Removal, Qualifications,
Etc.

   (a) The total number of Managers shall at all times equal five. Whitehall shall at all times be entitled to designate three of the five Managers (the "Whitehall Managers") to serve until the first annual meeting of Members and until each such Manager's successor has been elected and qualified and Whitehall shall have the right to elect three Managers upon each annual election of Managers. McNeil shall at all times be entitled to designate two of the five Managers (the "McNeil Managers") to serve until the first annual meeting of Members and until each such Manager's successor has been elected and qualified and McNeil shall have the right to elect two Managers upon each annual election of Managers.

   (b) No Manager may be removed from office (with or without cause) without the consent of the Member who elected such Manager. Each Member shall have the sole right to remove, at any time and for any reason with or without cause, any Manager appointed by such Member and to appoint a successor Manager to fill any vacancy caused by the removal, resignation, death or incapacity of any Manager appointed by such Member. Each Member agrees to fill any such vacancy as soon as practicable and agrees that it will use its best efforts to fill any such vacancy within 30 days of such vacancy. Each Member agrees to give the Company and the other Member prompt written notice of any appointment or removal of any of its Managers.

   (c) Whitehall shall have the right to designate one of the five Managers as Chairman of the Board of Managers. The Chairman shall preside over meetings of the Board of Managers. The Chairman shall at all times be a Manager of the Company. Except to preside over meetings of the Board of Managers, the Chairman by virtue of such title shall have no other authority or power not possessed by the other Managers. If no Chairman is designated by Whitehall, or if at any meeting of the Board of Managers the Chairman is not present within fifteen minutes after the time appointed for holding such meeting, any Whitehall Manager present may choose one of their number to preside over such meeting as chairman.

   (d) The Board of Managers may appoint the Officers of the Company, which may consist of, among other officers, a President, a Secretary and a Treasurer. The Board of Managers may also appoint such other Officers and agents as it shall deem necessary or advisable. All Officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Managers. Any two or more offices may be held by the same person. An Officer of the Company shall hold office until his or her successor is duly appointed and qualified or until his or her death, resignation or removal from office. Any Officer appointed by the Board of Managers may be removed at any time, with or without cause, by the affirmative vote of the majority of the Board of Managers. Any vacancy occurring in any office of the Company shall be filled by the Board of Managers.

   (e) Any Manager designated pursuant to this Section 3.2 shall assume the powers, duties and obligations of a Manager as provided under this Agreement and of a manager under the LLCA and shall be subject to the terms hereof and thereof.

   (f) The Board of Managers shall have the right to delegate authority to the Officers, provided that the Board of Managers does not delegate the authority to make any decision regarding the matters described in Section 3.1(b)(i), 3.1(b)(v), 3.1(b)(xii), 3.1(b)(xiii), 3.1(b)(xv) or 3.8 or any matter which by the terms of this Agreement requires a Super-majority Vote or the consent of McNeil.

   3.3 Committees. The Board of Managers shall not have the power to create committees.

   3.4 Managers' Expenses. Except as agreed to between the Members, each Member shall bear all costs incurred by the Managers designated by such Member and no Manager shall be entitled to any compensation from the Company or its Subsidiaries for serving in the capacity as a Manager or as the Chairman of the Board of Managers.

   3.5 Meetings of Managers.

   (a) The Board of Managers shall meet not less frequently than quarterly, upon written notice duly given by any Whitehall Manager to all Managers, provided that any failure to so meet shall not give rise to any presumption or inference that the Members shall have any liability for the obligations of the Company; and provided further that if a meeting has not been called by a Whitehall Manager within 60 days after the last day of the immediately preceding fiscal second quarter or fiscal year end, as the case may be, any McNeil Manager may give notice to all Managers of such meeting.

   (b) Notwithstanding anything to the contrary contained herein or in the LLCA, subject to the proviso in Section 3.5(a), the Board of Managers shall meet upon the request of any Whitehall Manager conveyed in writing to each other Manager, at a time no fewer than three (3) and no more than ten (10) days after such notice is given and at a place in New York, New York, Dallas, Texas or such other reasonable place as is specified in such notice; provided, however, that attendance at such meeting may be telephonic.

   (c) To the extent permitted by any applicable law, the Managers, may participate in any meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear and be heard by all other participants, and such participation shall constitute presence in person at such meeting.

   (d) A waiver of notice signed by a Manager shall be deemed equivalent to notice, whether signed before, at or after the meeting. Attendance at a meeting shall constitute a waiver of notice.

   (e) Unless otherwise prohibited by law, any action required or permitted to be taken by the Board of Managers may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all five of the Managers. The resolution and the written consents thereto by the Managers shall be filed with the minutes of the proceedings of the Board of Managers.

   3.6 Quorum. At all meetings of the Board of Managers three out of the five Managers shall constitute a quorum for the transaction of business; provided, however, that any Whitehall Manager shall have the right to represent and vote the interests of one or both of the other Whitehall Managers and either McNeil Manager shall have the right to represent and vote the interests of the other McNeil Manager, in which event the absent Managers shall be deemed present for purposes of constituting a quorum. In the event that at any meeting of the Managers a quorum shall not be present, the Managers present may adjourn the meeting from time to time until a quorum shall be present.

   3.7 Voting Requirements. When action is to be taken by vote of the Board of Managers, each Manager shall be accorded one vote; provided, however, that any Whitehall Manager shall have the right to represent and vote the interests of one or both of the other Whitehall Managers and either McNeil Manager shall have the right to represent and vote the interests of the other McNeil Manager. Except as provided in Section 3.8, all actions of the Board of Managers must be approved by the affirmative vote of at least three of the five Managers (a "Majority Vote").

   3.8 Actions Requiring Super-majority Approval. Notwithstanding any other provision of this Agreement or applicable law to the contrary, each of the Members hereby agrees that neither the Board of Managers nor the Company shall take, and shall not permit any of the Company's Subsidiaries to take, any of the following actions without the approval of at least four (4) of the five (5) Managers (a "Super-majority Vote") (which approval shall not be delegable to any Manager, any committee of the Board of Managers or any Officers of the Company, notwithstanding any other provision of this Agreement or applicable law to the contrary):

     (a) Any amendment or repeal of this Agreement or any term or provision hereof.

     (b) Any Proposed Multifamily Transaction on or prior to the fifth anniversary of the Closing Date, other than (i) a Proposed Multifamily Transaction in which no gain or loss is recognized by McNeil under Section 704(c) of the Code, (ii) as the result of a foreclosure (including a Preferred Equity Financing Foreclosure), the granting of a deed in lieu of foreclosure, condemnation, casualty or Bankruptcy (in each case under this clause (ii), subject to Section 4.9) or (iii) a Proposed Multifamily Transaction that may be deemed to be included in the definition of Tax Event Transaction (which does not involve the disposition of any Commercial Properties).

     (c) Any Tax Event Transaction on or prior to the fifth (5th) anniversary of the Closing Date, other than (A) any Tax Event Transaction resulting from a Preferred Equity Financing Foreclosure and (B) any Tax Event Transaction that results in the holders of the McNeil Interest receiving in the aggregate an amount of cash (on the date of closing of the Tax Event Transaction) equal to the sum of the Full Pre Lock-out Payment and the Tax Gross-Up Amount. The Company shall notify the holders of the McNeil Interest in writing of a Tax Event Transaction within two (2) business days of signing an agreement with respect to a Tax Event Transaction (the "Notice Date").

     (d) Any change in the nature of the Company's business as conducted immediately following the Effective Time.

     (e) Any repayment, refinancing of or amendment to any Loan Agreement, prior to the fifth (5th) anniversary of the Closing Date, to the extent the same would result in McNeil's share of "nonrecourse liabilities" (within the meaning of Treasury Regulation Section 1.752) and "qualified nonrecourse financing" (within the meaning of Section 465 of the Code) being less than the Initial QNL Amount.

     (f) A liquidation or dissolution of the Company except following the disposition of all of the Company Assets.

     (g) Any commencement of Bankruptcy or similar proceedings by the Company or the Board of Managers which involves the Company or a significant number of its Subsidiaries or Properties.

     (h) (i) The admission of a new Member to the Company (other than in accordance with Article 9), (ii) any Transfer (other than Transfers permitted by Section 9.1(a) or 9.1(b)) or (iii) the admission (through one or a series of transactions) of new members, partners or equity holders to a significant number of the Company's Subsidiaries (except with respect to this clause (iii), in connection with a Preferred Equity Financing approved by a Majority Vote of the Board of Managers).

     (i) Entering into or amending any transaction or transactions outside of the ordinary course of business with Goldman, Sachs & Co., Whitehall or Whitehall XI, or any Affiliate (excluding any Subsidiary of the Company) of any of the foregoing, other than (i) retaining Goldman, Sachs & Co. (and/or one or more of its Affiliates) as the Company's exclusive financial and sales advisor for the sale, financing, refinancing, merger, combination, disposition or similar transaction with respect to the Company, some or all of its Subsidiaries or some or all of the Properties (excluding the sale of an individual Property or a portfolio of fewer than five Properties) and (ii) services provided by Archon as Portfolio Advisor or, subject to Section 4.12, as a Property Manager.

     (j) Notwithstanding any exception in clause (i) above, entering into or amending any transaction or transactions with Goldman, Sachs & Co., Whitehall or Whitehall XI, or any Affiliate (excluding any Subsidiary of the Company) of any of the foregoing, which provides for rates or terms (including arrangements relating to compensation, commissions, fees or indemnification) that are not substantially comparable to market rates and terms for comparable services rendered by comparable firms.

     (k) Any transaction following the consummation of which would result in Whitehall or Whitehall XI or any of their respective Affiliates owning any direct or indirect interest in any Subsidiary of the Company (including the Participating McNeil Partnerships and their respective Subsidiaries), other than as a result of the ownership of Company Interests by Whitehall and as a result of Whitehall or one or more Affiliates being the provider of Preferred Equity Financing.

     (l) Each of the Members hereby agrees that the Company's execution and delivery of the Portfolio Advisory Agreement does not require a Super-majority Vote.

   3.9 Role of the Portfolio Advisor and Limitations on Its Authority.

   (a) The Board of Managers shall have the right to delegate to the Portfolio Advisor the right and duty to manage the day-to-day operational affairs of the Company and to implement the decisions made on behalf of the Company by the Board of Managers or any Officers in accordance with the terms of this Agreement and applicable laws and regulations and such other rights and powers as are granted to the Portfolio Advisor hereunder or under the Portfolio Advisory Agreement and as the Board of Managers may from time to time expressly delegate to the Portfolio Advisor; provided, however, that the Board of Managers shall not delegate to the Portfolio Advisor the authority to make any decision regarding the matters described in Section 3.1(b)(i), 3.1(b)(v), 3.1(b)(xii), 3.1(b)(xiii), 3.1(b)(xv) or 3.8 or any matter which by the terms of this Agreement requires a Super-majority Vote or the consent of McNeil.

   (b) Neither McNeil nor any McNeil Manager shall (nor shall McNeil nor any McNeil Manager have any right, power or authority to), without the prior approval of Whitehall, bind or take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company, except for (i) actions authorized under this Agreement, (ii) actions authorized by Whitehall in the manner set forth herein and (iii) actions (excluding the execution of any document on behalf of the Company) which, at the time of the taking of such action, McNeil or any McNeil Manager did not reasonably believe would be binding upon the Company. McNeil shall indemnify and hold harmless the Company and the Members and their Affiliates from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including, but not limited to, reasonable attorneys' fees) arising, directly or indirectly, in whole or in part, out of any breach of the provisions of this Section 3.9(b) by McNeil or any McNeil Manager.

                                   ARTICLE 4.

               RIGHTS AND DUTIES OF MEMBERS AND BOARD OF MANAGERS

   4.1 Approved Budget and Business Plan. Prior to the end of each Fiscal Year, the Board of Managers shall review, revise and approve an Annual Budget and a Business Plan for the next succeeding Fiscal Year prepared by the Portfolio Advisor for each Budget Year and any amendments and modifications thereto.

   4.2 Other Activities of the Members.

   (a) Each Member may engage or invest in any other activity or venture or possess any interest therein independently or with others. None of the Members, the Managers, the Officers, the Company or any other Person employed by, related to or in any way affiliated with any Member, any Manager, any Officer or the Company shall have any duty or obligation to disclose or offer to the Company or the Members, or obtain for the benefit of the Company or the Members, any other activity or venture or interest therein. None of the Company, the Members, the creditors of the Company or any other Person having any interest in the Company shall have (A) any claim, right or cause of action against any Member or any other Person employed by, related to or in any way affiliated with, any Member by reason of any direct or indirect investment or other participation, whether active or passive, in any such activity or venture or interest therein or (B) any right to any such activity or venture or interest therein or the income or profits derived therefrom.

   4.3 Indemnification. No Member, Manager or Officer shall be liable, responsible or accountable in damages or otherwise to the Company, any third Person or to any other Member for (i) any act performed within the scope of the authority conferred on such Member, Manager or Officer by this Agreement or any act that is in breach of its fiduciary duties except for the gross negligence, fraud or willful misconduct of such Member, Manager or Officer in carrying out its obligations hereunder and except for acts in contravention of an express term of this Agreement, (ii) such Member's, Manager's or Officer's failure or refusal to perform any act, except those required by the terms of this Agreement, (iii) such Member's, Manager's or Officer's performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company or (iv) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith and with reasonable prudence. In any threatened, pending or completed action, suit or proceeding, each Member, Manager and Officer shall be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by such Member, Manager or Officer in connection with such action, suit or proceeding) by virtue of its status as Member, Manager or Officer or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from the gross negligence, fraud or willful misconduct of such Member, Manager or Officer; provided, however, such Member, Manager or Officer shall not be so indemnified for any acts in contravention of an express term of this Agreement. The indemnification provided by this Section 4.3 shall be recoverable only out of the assets of the Company and its Subsidiaries, and no Member, Manager or Officer shall have any personal liability (or obligation to contribute capital to the Company) on account thereof.

   4.4 Compensation of Members and their Affiliates; Goldman, Sachs & Co. as Exclusive Financial Advisor. No Member or any Affiliate of any Member, shall be entitled to compensation from the Company in connection with any matter that may be undertaken in connection with the fulfillment of its duties and responsibilities hereunder, except: (i) as provided in this Section 4.4; (ii) as set forth in any agreement or agreements with the Portfolio Advisor or, subject to Section 4.12, with Archon as a Property Manager; or (iii) in connection with a guaranty or other recourse obligation provided or incurred by a Member (or an Affiliate of a Member) to a lender providing financing to the Company, its Subsidiaries, or any Property, the Member (or such Affiliate) providing or incurring such guaranty or other recourse obligation may recover from the

Company a reasonable fee, in accordance with market rates (including in respect of commissions and fees) and terms, in exchange for such services.

   The Members covenant and agree that:

     (i) the Company will exclusively retain Goldman, Sachs & Co. (as well as such Affiliate(s) as Goldman, Sachs & Co. may designate from time to time) to provide sales advisory services to the Company in connection with any sale, merger, combination, disposition or similar transaction involving the Company or any of its Subsidiaries or Properties or any related series of sales, mergers, combinations, dispositions or other similar transactions (other than sales of individual Properties or portfolios of fewer than five Properties), and

     (ii) the Company will exclusively retain Goldman, Sachs & Co. (and/or its Affiliates) and will use its best efforts to cause its Subsidiaries to exclusively retain Goldman, Sachs & Co. (and/or its Affiliates) to provide all financial advisory and investment banking services to the Company in connection with any financing, refinancing or similar transaction involving the Company or any of its Subsidiaries or Properties (other than sales of individual Properties or portfolios of fewer than five Properties).

If Goldman, Sachs & Co. (and/or its Affiliate(s)) agrees to accept such engagement (as described above), such engagement shall be negotiated on an arms-length basis and Goldman, Sachs & Co. (and/or their respective Affiliate(s)) shall be entitled to receive from the Company fees and commissions for such services in accordance with market rates and terms and indemnification in accordance with market terms for comparable services rendered by comparable firms.

   4.5 Dealing with Members. Subject to all other provisions of this Agreement, the fact that a Member, an Affiliate of a Member, or any officer, director, employee, partner, consultant or agent of a Member, is directly or indirectly interested in or connected with any Person employed by the Company to render or perform a service shall not prohibit the Company from employing such Person on an arm's length basis and at market rates (including in respect of commissions and fees) and terms, and neither the Company nor any of the other Members shall have any right in or to any income or profits derived therefrom by reason of this Agreement.

   4.6 Use of Company Property. No Member shall make use of the funds or property of the Company or its Subsidiaries, or assign its rights to specific property, other than for the business or benefit of the Company or its Subsidiaries.

   4.7 Designation of Tax Matters Member. The Tax Matters Member shall act as the "tax matters partner" of the Company, as provided in the regulations pursuant to Section 6231 of the Code. Each Member hereby approves of such designation and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval. To the extent and in the manner provided by applicable Code sections and regulations thereunder, the Tax Matters Member (a) shall furnish the name, address, profits interest and taxpayer identification number of each Member to the IRS and (b) shall inform each Member of administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes. Each Member hereby reserves all rights under applicable law with respect to the activities undertaken by the Tax Matters Member, including the right to retain independent counsel of its choice at its expense. The Company shall indemnify the Tax Matters Member for any liabilities incurred in such capacity.

   4.8 Proposed Transactions After Five Years.

   (a) In the event of any Proposed Change of Control Transaction that is proposed to be consummated after the fifth (5th) anniversary of the Closing Date, then Whitehall shall give McNeil written notice of the Proposed Change of Control Transaction and McNeil shall be "cashed-out" upon the consummation of such Proposed Change of Control Transaction. In exchange for all of the McNeil Interest, the holders of the McNeil Interest shall be paid in the aggregate an amount in cash equal to the Full Post Lock-out Payment upon the closing of such Proposed Change of Control Transaction.

   (b) In the event of a Proposed Company Transaction that is proposed to be consummated after the fifth (5th) anniversary of the Closing Date the following shall apply:

     (i) If any portion of the consideration to be received by the Members in connection with any Proposed Company Transaction shall be other than cash, the consideration to be received by the holders of the McNeil Interest shall be of the same type and shall have the same terms as the consideration received by Whitehall.

     (ii) Except as provided in Section 4.8(b)(iii), Whitehall shall determine the value of any non-cash consideration to be received by the Members in any Proposed Company Transaction and if Whitehall determines that the value of such non-cash consideration plus any cash consideration to be received by the holders of the McNeil Interest is sufficient to provide to the holders of the McNeil Interest a Full Post Lock-out Payment, the holders of the McNeil Interest shall have the right to either (i) exchange all of the McNeil Interest upon the closing of such Proposed Company Transaction for such cash and non-cash consideration having a value (using Whitehall's valuation) equal to the Full Post Lock-out Payment, or
  (ii) exchange all of the McNeil Interest upon the closing of such Proposed Company Transaction for cash in an amount equal to the Full Post Lock-out Payment. McNeil shall have the right to engage, at the sole expense of the holders of the McNeil Interest, an investment bank or other appraiser to assist the holders of the McNeil Interest in determining whether to take the non-cash consideration or the cash.

     (iii) If such Proposed Company Transaction involves non-cash consideration (other than publicly traded securities) and Whitehall determines that the value of the non-cash consideration plus any cash consideration to be received by the holders of the McNeil Interest is not sufficient to make the Full Post Lock-out Payment, McNeil shall have the right, at the Company's expense, to commence the process to determine the Appraised Value of such non-cash consideration as set forth in the definitions of "Appraiser" and "Appraisal Value" in Section 1.1. The holders of the McNeil Interest shall have the option, in McNeil's sole discretion, to exchange all of the McNeil Interest upon the closing of such Proposed Company Transaction for such cash and non-cash consideration having a value (using the Appraised Value) equal to the McNeil Portion or to receive cash in the amount equal to the McNeil Portion.

   4.9 McNeil's Right Prior to Bankruptcy Filing. Notwithstanding anything to the contrary contained in this Agreement, none of the Company, the Members or the Board of Managers shall commence, take any action to commence, or cause to be commenced by the Company or by any one or more of the Company's Subsidiaries, any Bankruptcy unless (i) at least thirty (30) days prior thereto, the Board of Managers shall have given McNeil written notice of such contemplated commencement of a Bankruptcy, (ii) the Board of Managers shall have given McNeil the opportunity during such thirty (30) day period to make any Additional Capital Contribution as the Board of Managers shall reasonably and in good faith determine is necessary to prevent such commencement or action and (iii) prior to the expiration of such thirty (30) day period, McNeil shall not have made such Additional Capital Contribution.

   4.10 Refinancing after Five Years. If at any time following the fifth (5th) anniversary of the Closing Date the Company elects to repay, refinance or otherwise alter, modify or amend the terms of any indebtedness, including without limitation any Loan Agreement, to which the Properties are subject, and such repayment, refinancing or other alteration, modification or amendment would result in McNeil's share of "nonrecourse liabilities" (within the meaning of Treasury Regulation Section 1.752) and "qualified nonrecourse financing" (within the meaning of Section 465 of the Code) being less than an amount equal to (x) the Initial QNL Amount multiplied by (y) a fraction the numerator of which shall equal the aggregate initial Book Value of all of the Properties owned by the Company after such refinancing, repayment or alteration (excluding Commercial Properties) and the denominator of which shall equal the aggregate initial Book Values of all of the Properties owned by the Company as of the Closing Date (excluding the Commercial Properties), then (i) such repayment, refinancing or other alteration, modification or amendment shall be discussed at a meeting of the Board of Managers prior to any action being taken to repay, refinance or otherwise alter, modify or amend the terms of any indebtedness, including without limitation any Loan Agreement, to which the Properties are subject, and (ii) the Company shall allocate, to the extent allocable all (or the maximum portion allocable under applicable laws) of the Company's "nonrecourse liabilities" and "qualified nonrecourse financing" to McNeil provided that such allocation does not and may not result in any adverse economic effect on Whitehall at the time of such allocation or at any future time, as the same may be determined by Whitehall in Whitehall's sole discretion. Notwithstanding anything to the contrary contained in this Agreement, at no time shall McNeil be allocated less than its Percentage Interest of "nonrecourse liabilities" and "qualified nonrecourse financing". If at any time, McNeil's share of "nonrecourse liabilities" or "qualified nonrecourse financing" is less than the amount determined pursuant to the first sentence of this Section 4.10, then, at the request of a McNeil Manager, the Board of Managers shall discuss the matter, McNeil agreeing that the Company and the Board of Managers shall have no obligation to take any action in connection therewith.

   4.11 Senior Indebtedness and Preferred Equity Financing. The Board of Managers shall have the authority to obtain, on behalf of the Company and its Subsidiaries, any or all of the Company's and its Subsidiaries' financing (including Senior Indebtedness and Preferred Equity Financing) from Goldman, Sachs & Co. and/or its Affiliates (as lender) at market rates and terms and/or from any other non-affiliated lender as the Board of Managers in good faith deems appropriate.

   4.12 Property Manager. The Property Manager will be responsible for property management. For the Multifamily Properties, the Property Manager will be Management LLC for the period ending on December 31st of the calendar year following the calendar year in which the Closing occurs and thereafter may be Management LLC or an appropriate third-party property management agent which may include Archon. For the Commercial Properties, the Board of Managers will select Management LLC as Property Manager or an appropriate third-party property management agent which may include Archon. All property management services will be performed on an arm's-length basis and at market fees.

   4.13 Binding Effect of Asset Allocations. The Asset Allocations shall be binding on the Company and the Members and shall be adhered to by the Company and the Members for the purposes of reporting the book and tax basis of the Company Assets.

   4.14 Reservation of Rights. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall (or shall be construed to) constitute a waiver by any Member of its rights under applicable law and its right to retain independent counsel of its choice at such Member's expense.

   4.15 Taxation as a Partnership. The Members intend and shall take, or shall cause the Company to take, any and all reasonable actions to ensure that the Company shall be treated as a partnership for income tax purposes and that any of the Subsidiaries of the Company that have been partnerships, joint ventures, disregarded entities or limited liability companies since formation shall continue to qualify, as partnerships or disregarded entities for income tax purposes.

   4.16 Harbour Club Properties.


   (a) Each of the Members covenants and agrees to make an Additional Capital Contribution to the Company in accordance with such Member's Percentage Interest, determined immediately prior to the making by any Member of any Additional Capital Contribution pursuant to this Section 4.16(a), to fund the purchase price of Harbour Club Phase Four if the Company elects to purchase Harbour Club Phase Four. The Additional Capital Contribution made by McNeil pursuant to this Section 4.16(a) shall be included as part of the McNeil Class B Investment. The Additional Capital Contribution made by Whitehall pursuant to this Section 4.16(a) shall be included as part of the Whitehall Class A Investment. The Company or one of its Subsidiaries will hold Harbour Club Phase Four as a Company Asset until the Board of Managers decides to dispose of such asset. If either Member shall fail to make its required Capital Contribution pursuant to this Section 4.16(a), the other Member may purchase Harbour Club Phase Four directly and not through the Company.

   (b) In the event that the Company exercises its option to purchase Harbour Club Phase One, pursuant to Section 7.14 of the Master Agreement, each of the Members covenants and agrees to make an Additional Capital Contribution to the Company in accordance with such Member's Percentage Interest, determined immediately prior to the making by any Member of any Additional Capital Contribution pursuant to this Section 4.16(b), to fund the purchase price of Harbour Club Phase One. The Additional Capital Contribution made by McNeil pursuant to this Section 4.16(b) shall be included as part of the McNeil Class B Investment. The Additional Capital Contribution made by Whitehall pursuant to this Section 4.16(b) shall be included as part of the Whitehall Class A Investment. The Company or one of it Subsidiaries will hold Harbour Club Phase One as a Company Asset until the Board of Managers decides to dispose of such asset. If either Member shall fail to make its required Capital Contribution pursuant to this Section 4.16(b), the other Member may purchase Harbour Club Phase One directly and not through the Company.

   4.17 Preferred Equity Financing. The Company shall, and shall cause its Subsidiaries to, use reasonable efforts to achieve financing with respect to those Properties that are security for Non-Terminated Loans by replacing each such Non-Terminated Loan with mortgage or Preferred Equity Financing on commercially reasonable terms when each such Non-Terminated Loan becomes prepayable without any penalty.

                                   ARTICLE 5.

                           Books And Records; Reports

   5.1 Books and Records. At all times during the existence of the Company, the Board of Managers shall keep or cause to be kept true and complete books and records of the Company and its Subsidiaries (including all records that the Company may be required to maintain by the LLCA or other provisions of applicable law) in which shall be entered fully and accurately each transaction of the Company and it Subsidiaries. Such books and records shall be kept on the basis of the Fiscal Year in accordance with the accrual method of accounting, and shall reflect all transactions of the Company and its Subsidiaries in accordance with generally accepted accounting principles.

   5.2 Availability of Books and Records; Return of Books and Records. All of the books and records referred to in Section 5.1 (which shall include an executed copy of this Agreement and the Certificate of Formation, and any amendments thereto) shall at all times be maintained at the principal office of the Company or such other location as the Board of Managers may determine (which other location shall be communicated to all of the Members), and shall be open to the inspection and examination of the Members or their representatives during reasonable business hours.

   5.3 Reports and Statements; Annual Budgets and Business Plans. Prior to the end of each Fiscal Year, the Board of Managers shall review, revise and approve an Annual Budget for the succeeding Fiscal Year. For each Fiscal Year, the Board of Managers shall cause to be sent to each Person who was a Member at any time during such Fiscal Year, by no later than February 15 of the succeeding Fiscal Year, an annual report of the Company including an annual balance sheet, profit and loss statement and a statement of changes in financial position, and a statement showing distributions to the Members all as prepared in accordance with generally accepted accounting principles consistently applied and audited by the Company's independent public accountants, which shall be a nationally recognized accounting firm (as the Board of Managers shall decide), and a statement showing allocations to the Members of taxable income, gains, losses, deductions and credits, as prepared by such accountants (it being acknowledged that the Board of Managers' obligations hereunder are not to guaranty timely delivery of audits, tax returns or similar third-party work product). For each quarter of each Fiscal Year, the Board of Managers shall cause to be sent to each Person that was a Member at any time during such quarter, within forty-five (45) days after the end of such quarter,
(i) quarterly financial statements of the Company, including a quarterly balance sheet, profit and loss statement and a statement of changes in financial position, and a statement showing distributions to the Members, all as prepared in accordance with generally accepted accounting principles consistently applied and (ii) such tax estimates as any such Member shall reasonably request. In addition, the Board of Managers shall cause to be sent to each Member (i) by no later than February 15 (or as soon thereafter as practicable) of each Fiscal Year, completed IRS Schedules K-1 prepared by the Company's accountants and (ii) such other information concerning the Company and reasonably requested by any Member as is necessary for the preparation of each Member's federal, state and local income or other tax returns.

   5.4 Accounting Expenses. All out-of-pocket expenses payable in connection with the keeping of the books and records of the Company and the preparation of audited or unaudited financial statements and federal and local tax and information returns required to implement the provisions of this Agreement or required by any governmental authority with jurisdiction over the Company shall be borne by the Company as an ordinary expense of its business.

   5.5 Bank Account. The Company shall, as soon as reasonably practicable, establish and maintain segregated bank accounts in the Company's name and for the Company's business, which accounts shall, to the extent reasonably practicable, be interest-bearing.

                                   ARTICLE 6.

                     Capital Contributions and Liabilities

   6.1 Initial Capital Contributions and Initial Capital Accounts of the
Members.

   (a) Immediately prior to the Effective Time, MPLP was required to contribute to the Company (or to one or more of its Subsidiaries, at the direction of the Company) (i) the McREMI Assets, (ii) the general partnership interests (and the rights and assets associated therewith) in each of the Participating McNeil Partnerships, (iii) the limited partnership interests in Fairfax held by MPLP at such time if Fairfax was a Participating McNeil Partnership, (iv) the limited partnership interests in Summerhill held by MPLP at such time if Summerhill was a Participating McNeil Partnership and (v) the McNeil Cash Contribution. McNeil has also contributed the Capitalized McNeil Expenses [and additional cash equal to the Additional McNeil Contribution]; provided, however, that any McNeil Class C Investment may only be funded by McNeil or an Affiliate of McNeil and may not be funded, in whole or in part, by a third-party investor; provided, further, that any Whitehall Class B Investment may only be funded by Whitehall or an Affiliate of Whitehall and may not be funded in whole or in part, by a third party investor.

   (b) Immediately prior to the Effective Time, Whitehall was required to
contribute to the Company (i) cash in the amount of $                [insert an
amount equal to the Funding Amount (as defined in the Equity Commitment Letter)] as required by the Equity Commitment Letter, and has also contributed
(ii) $            representing all of the costs incurred and paid by Whitehall on behalf of the Company in connection with the negotiation, documentation, due diligence and consummation of the transactions described in this Agreement and the Master Agreement.

   (c)(i) As of the Effective Time, each Member's Initial Capital Contribution is in the amount set forth below:

                                                                      Initial
                                                                      Capital
                                 Member                             Contribution
                                 ------                             ------------
      Whitehall....................................................    $
      McNeil.......................................................    $
        Total......................................................    $

   (ii) As of the Effective Time, the Members shall have the initial Capital Account balances and the initial Percentage Interests as set forth below:

                                                              Initial
                                                              Capital Percentage
                              Member                          Account  Interest
                              ------                          ------- ----------
      Whitehall.............................................. $
      McNeil................................................. $
        Total................................................ $

   (iii) As of the Effective Time the McNeil Class A Investment, the McNeil Class B Investment, the McNeil Class C Investment, the Whitehall Class A Investment and the Whitehall Class B Investment are in the amounts set forth below:

      McNeil Class A Investment.......................................... $
      McNeil Class B Investment.......................................... $
      McNeil Class C Investment.......................................... $
      Whitehall Class A Investment....................................... $
      Whitehall Class B Investment....................................... $

   6.2 Working Capital Contributions and Other Additional Capital
Contributions.

   (a) Whitehall shall make additional cash capital contributions to the Company in an aggregate amount (the "Initial Working Capital Contribution") equal to the difference determined by subtracting (x) the sum of the Net Working Capital Amounts for each Participating McNeil Partnership from (y) the product of $40,000,000 multiplied by the Value Fraction. The Initial Working Capital Contribution shall be contributed to the capital of the Company by Whitehall from time to time as the Board of Managers deems necessary in its reasonable discretion to pay for Working Capital Expenses. All contributions made by Whitehall on account of the Initial Working Capital Contribution shall be included within the definition of Additional Capital Contributions.

   (b) After Whitehall has fully funded the Initial Working Capital Contribution, Whitehall may, at any time or times, make in cash Additional Capital Contributions to the Company that the Board of Managers determines are necessary or desirable to conduct the business of the Company in the event Working Capital Reserves and Recurring Replacement Reserves are not sufficient to pay for such cost or expense.

   (c) Except as provided in Sections 4.9 and 4.16, McNeil shall have no right or obligation to make any Additional Capital Contributions to the Company.

   (d) Notwithstanding anything to the contrary in this Agreement, if a Member shall guarantee any indebtedness of the Company, such Member shall not receive any credit to its Capital Account as a result of such guarantee and such guarantee shall not be considered to be a Capital Contribution unless, and only to the extent that, such Member makes a payment in respect of that guarantee and such payment is not immediately reimbursed by the Company.

   6.3 Capital of the Company. Except as otherwise expressly provided herein, no Member shall be entitled to withdraw or receive any interest or other return on, or return of, all or any part of its Capital Contribution, or to receive any property of the Company (other than cash) in return for its Capital Contributions.

   6.4 Distributions as Working Capital Reserves. Notwithstanding anything to the contrary contained herein, if Whitehall would otherwise be entitled to receive a cash distribution of Net Cash Flow or Net Proceeds from Capital Transactions pursuant to Section 8.1(b) or 8.1(c) from the Company, Whitehall may elect to forego receipt of all or a portion of such distribution and have the amount so foregone treated as part of the Initial Working Capital Contribution (or, after the Initial Working Capital Contribution has been funded in full, as an Additional Capital Contribution; provided the Board of Managers shall have determined in good faith (by Majority Vote) that such Capital Contribution is required for use by the Company within a reasonable period of time following the date upon which such distribution of cash would otherwise have been made to Whitehall. In such event Whitehall will be treated as if it had (i) received distributions equal to the amount it would have received pursuant to Section 8.1(b) or 8.1(c) had Whitehall not foregone such distribution and (ii) made an Additional Capital Contribution in such amount (any such Additional Capital Contribution shall first be treated as part of the Initial Working Capital Contribution until the Initial Working Capital Contribution has been fully funded).

   6.5 Failure to Fund the McNeil Cash Contribution. (a) If McNeil shall fail to make the McNeil Cash Contribution in the full amount required pursuant to the Master Agreement (the "Failed Contribution") at the Effective Time, then Whitehall may, but shall not be obligated to, fund all or part of such Failed Contribution. At any time after funding all or part of a Failed Contribution, Whitehall may elect either of the following:

     (i) Whitehall may at any time (even after first electing to proceed under paragraph (ii) below, but after termination of the Partner Loan) elect to treat the portion (the "Funded Portion") of the Failed Contribution funded by Whitehall as a Capital Contribution (which shall be deemed part of Whitehall's Initial Capital Contribution and the Whitehall Class A Investment) by Whitehall with the dilution of McNeil provided for in Section 6.5(b) below.

     (ii) Whitehall may elect to treat the Funded Portion as a loan (a "Partner Loan") by Whitehall to McNeil, which Partner Loan shall be treated as (i) a demand loan made by Whitehall to McNeil (bearing interest at 20% per annum, compounded annually) followed by (ii) a Capital Contribution by McNeil to the Company. Any such Partner Loan (to the extent of unpaid principal and interest) shall be recourse only to the McNeil Class A Interest and shall be repaid directly by the Company on behalf of McNeil from amounts otherwise distributable to McNeil pursuant to Section 8.1 or
  10.3 hereof. Any such distributions used to repay such Partner Loan shall be applied first to accrued but unpaid interest and then to principal of the Partner Loan. Whitehall may, at any time prior to the full repayment of such Partner Loan, elect to terminate such Partner Loan and have the McNeil Class A Investment, McNeil's Percentage Interest and, at the election of Whitehall, McNeil's Capital Account diluted as set forth in Section 6.5(b) below, with the amount of the entire outstanding principal and accrued but unpaid interest (as of the date of such termination) of the Partner Loan treated as the amount of the Funded Portion and not as a Capital Contribution of McNeil, and the McNeil Class A Investment, the Whitehall Class A Investment, the McNeil and Whitehall Percentage Interests and, at the election of Whitehall, the McNeil and Whitehall Capital Accounts, adjusted accordingly.

   (b) If Whitehall elects to make a Capital Contribution for McNeil (instead of a Partner Loan) or elects to terminate a Partner Loan and have the provisions of this Section 6.5(b) apply then the adjustments set forth in clauses (i) and (ii) and, only upon the election of Whitehall, clause (iii) shall be made:

     (i) The Percentage Interest of Whitehall shall be increased so that it is equal to the percentage (rounded up to the nearest one hundredth of one percent) obtained by dividing (A) the sum of (1) all Capital Contributions made by Whitehall other than the Funded Portion and (2) the product of (x)
  2.0 and (y) the Funded Portion by (B) the sum of all Members' Capital Contributions as of such date (including the Funded Portion), and the Percentage Interest of McNeil shall be decreased by the amount of the increase in Whitehall's Percentage Interest.

     (ii) The Whitehall Class A Investment shall be increased by an amount equal to the product of (A) 2.0 and (B) the Funded Portion and the McNeil Investment shall be reduced by an amount equal to the Funded Portion; provided, however, that this clause (ii) shall not cause an adjustment to the Percentage Interests of Whitehall and McNeil which has already been effected pursuant to Section 6.5(b)(i).

     (iii) Whitehall's Capital Account shall be increased as required under
  Section 7.1(b), and shall be further increased by an amount equal to the Funded Portion; and McNeil's Capital Account shall be reduced by an amount equal to the Funded Portion.

   6.6 Limited Liability of Members. No Member shall be bound by, nor be personally liable for, the expenses, liabilities, indebtedness or obligations of the Company. The liability of each Member shall be limited solely to the amount of its Capital Contribution; provided, however, that after a Member has received a distribution from the Company, such Member may be liable to the Company for the amount of the distribution but only to the extent required by
Section 18-607 of the LLCA.

                                   ARTICLE 7.

              Capital Accounts, Profits and Losses and Allocations

   7.1 Capital Accounts

   (a) The Company shall establish and maintain a Capital Account for each Member in accordance with federal income tax accounting principles. Each Member's Capital Account as of the Effective Time initially will be equal to the value of its Initial Capital Contribution.

   (b) The Capital Account of each Member shall be increased by (i) the amount of any cash and the agreed Book Value of property (net of liabilities encumbering the property) as of the date of contribution of any property subsequently contributed as a capital contribution to the capital of the Company by such Member, (ii) the amount of any Profits allocated to such Member and (iii) such Member's pro rata share (determined in the same manner as such Member's share of Profits pursuant to Section 7.2) of income of the Company that is exempt from tax. The Capital Account of each Member shall be decreased by (i) the amount of any Losses allocated to such Member, (ii) the amount of distributions to such Member and (iii) such Member's pro rata share (determined in the same manner as such Member's share of Losses pursuant to Section 7.2) of any other expenditures of the Company that are not deductible in computing Company Profits or Losses and which are not chargeable to capital account. In all respects, the Member's Capital Accounts shall be determined in accordance with the detailed capital accounting rules set forth in Treasury Regulations
Section 1.704-1(b)(2)(iv) and shall be adjusted upon the occurrence of certain events as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

   (c) A Transferee of all (or a portion) of an Interest shall succeed to the Capital Account (or portion of the Capital Account) attributable to the transferred Interest.

   7.2 Profits and Losses.

   (a) The profits and losses of the Company ("Profits" and "Losses") shall be the net income or net loss (including capital gains and losses), respectively, of the Company determined for each Fiscal Year in accordance with the accounting method followed for federal income tax purposes except that in computing Profits and Losses, all depreciation and cost recovery deductions shall be deemed equal to Depreciation and gains or losses shall be determined by reference to Book Value rather than tax basis.

   (b) Whenever a proportionate part of the Profits or Losses is allocated to a Member, every item of income, gain, loss, deduction or credit entering into the computation of such Profits or Losses or arising from the transactions with respect to which such Profits or Losses were realized shall be credited or charged, as the case may be, to such Member in the same proportion; provided, however, that "recapture income", if any, shall be allocated to the Members who were allocated the corresponding depreciation deductions.

   (c) If any Member transfers all or any part of its Interest during any Fiscal Year or its Interest is increased or decreased, Profits and Losses attributable to such Interest for such Fiscal Year shall be apportioned between the transferor and transferee or computed as to such Member, as the case may be, ratably on a daily basis, provided in all events that any apportionment described above shall be permissible under the Code and applicable regulations thereunder.

   (d) For all purposes, including federal, state and local income tax purposes, Profits shall be allocated in each Fiscal Year among all the Members pursuant to this Section 7.2(d) for the current period (i) first, to the holders of the Whitehall Class B Interest in an amount equal to the distributions made pursuant to Sections 8.1(b)(i) and 8.1(c)(ii) and (ii) thereafter, in proportion to the aggregate distributions of cash paid to such Member in respect of such period. In no instance, however, shall McNeil or any Affiliate of McNeil be allocated Profits in a given year greater than the cash distributed to them during that year.

   (e) For all purposes, including federal, state and local income tax purposes, Losses shall be allocated each Fiscal Year among all the Members in accordance with their Percentage Interests.

   (f) Notwithstanding Sections 7.2(d) and (e) hereof:

     (i) For federal income tax purposes but not for purposes of crediting or charging Capital Accounts, depreciation or gain or loss realized by the Company with respect to any property that was contributed to the Company or that was held by the Company at a time when the Book Value of the Company Assets was adjusted pursuant to the third sentence of Section 7.1(b) shall, in accordance with the "traditional method" under Section 704(c) of the Code and Treasury Regulations Sections 1.704-1(b)(2)(iv)(d) and (f), be allocated among the Members in a manner which takes into account the differences between the adjusted basis for federal income tax purposes to the Company of its interest in such property and the fair market value of such interest at the time of its contribution or revaluation.

     (ii) If there is a net decrease in the Minimum Gain of the Company during a taxable year (including any Minimum Gain attributable to Member-Funded Debt), each Member at the end of such year shall be allocated, prior to any other allocations required under this Article 7, items of gross income (including net gain) for such year (and, if necessary, for subsequent years) in the amount and proportions described in Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(4).

     (iii) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit of such Member's Capital Account (as determined under Treasury Regulations Section 1.704-1) as quickly as possible, provided that an allocation pursuant to this subsection 7.2(f)(iii) shall be made only if and to the extent that such Member would have such Capital Account deficit after all other allocations provided for in Section 7.2 have been tentatively made as if this subsection 7.2(f)(iii) were not in this Agreement.

     (iv) In the event any Member has a deficit balance in such Member's Capital Account (as determined after crediting such Capital Account for any amounts that such Member is obligated to restore or is deemed obligated to restore pursuant to (a) any provision of this Agreement and (b) the penultimate sentences of Treasury Regulations Section 1.704-(g)(1) and 1.704-2(i)(5), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such deficit (as so determined) of such Member's Capital Account as quickly as possible; provided, however, that an allocation pursuant to this Section 7.2(f)(iv) shall be made only if and to the extent that such Member would have such Capital Account deficit (as so determined) after all other allocations provided for in Section 7.2 (other than Section 7.2(f)(iii)) have been tentatively made as if this Section 7.2(f)(iv) were not in this Agreement.

     (v) Notwithstanding the allocations provided for in sub-section (i) of this Section 7.2(f) and Sections 7.2(d) and (e), if there is a net increase in Minimum Gain of the Company during a taxable year of the Company that is attributable to Member-Funded Debt then first Depreciation, to the extent the increase in such Minimum Gain is allocable to depreciable property, and then a proportionate part of other deductions and expenditures described in
  Section 705(a)(2)(B) of the Code, shall be allocated to the lending or guaranteeing Member (and to joint lenders or guarantors in proportion to their relative obligations), provided that the total amount of deductions so allocated for any year shall not exceed the increase in Minimum Gain attributable to such Member-Funded Debt in such year.

     (vi) Any special allocation under Sections 7.2(f)(ii) through (v) shall be taken into account in computing subsequent allocations of Profits and Losses of any item thereof pursuant to this Article 7 so that the net amount of any items so allocated and the Profits, Losses and all items thereof allocated to each Member pursuant to this Article 7 shall, to the extent permissible under Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, be equal to the net amount that would have been allocated to each Member pursuant to this Article 7 if such special allocation had not occurred.

     (vii) The Members intend that the provisions of this Article 7 be interpreted, to the extent permissible under Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, to produce liquidating distributions pursuant to Section 10.3(b) hereof that do not differ from the distributions that would have been made had liquidating distributions been controlled by Article 8 hereof, and the Board of Managers shall be entitled to the extent permissible under Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, to specially allocate items of income, gain and loss to the Members to achieve this result.

   (g) No Member shall be responsible to restore or repay to the Company or any other Member any deficit in such Member's Capital Account existing at any time.

                                   ARTICLE 8.

                Applications and Distributions of Net Cash Flow
                   and Net Proceeds from Capital Transactions

   8.1 Applications and Distributions.

   (a) Distributions of Net Cash Flow shall be made to the Members by the Company in accordance with Section 8.1(b) within twenty-five (25) days after the end of each month, subject to the terms of any Loan Agreements to the contrary. Net Proceeds from Capital Transactions shall be made to the Members by the Company as soon as practicable after the closing of the Capital Transaction that generated such Net Proceeds from Capital Transactions, subject to the terms of any Loan Agreement or Preferred Equity Financing Document to the contrary.

   (b) Net Cash Flow with respect to each calendar month shall be distributed to the Members and paid to the Portfolio Advisor in the following order of priority (and the calculations described in the following clauses shall be made as of the last date of each month), subject to the other terms of this Article 8:

     (i) First, to the holders of the Whitehall Class B Interest until such holders have received payment of an amount equal to the excess, if any, of
  (A) the Whitehall Class B Return payable by the Company to such holders from the Effective Time to the date of such distribution over (B) the sum of all prior distributions to the holders of the Whitehall Class B Interest pursuant to this Section 8.1(b)(i) and Section 8.1(c)(ii).

     (ii) Second, to holders of the McNeil Class C Interest until such holders have received payment of an amount equal to the excess, if any, of
  (A) the McNeil Class C Return payable by the Company to such holders from the Effective Time to the date of such distribution over (B) the sum of all prior distributions to holders of the McNeil Class C Interest pursuant to this Section 8.1(b)(ii) and Section 8.1(c)(iii).

     (iii) Third, to holders of the McNeil Class B Interest and the McNeil Class A Interest pro rata (based on the McNeil Class B Investment and the McNeil Class A Investment, respectively) until such holders have received payment of an amount equal to the excess, if any, of (A) the Preferred 14% Return with respect to the McNeil Class A Investment and the McNeil Class B Investment, respectively, payable by the Company to such holders from the Effective Time to the date of such distribution over (B) the sum of all prior distributions to such holders pursuant to this Section 8.1(b)(iii) and Section 8.1(c)(iv).

     (iv) Fourth, to the Portfolio Advisor until the Portfolio Advisor has received the portion of the Portfolio Advisory Fee payable for such month and any accrued and unpaid portion of the Portfolio Advisory Fee plus all accrued interest thereon.

     (v) Fifth, to holders of the Whitehall Class A Interest until such holders have received payment of an amount equal to the excess, if any, of
  (A) the Preferred 14% Return with respect to the Whitehall Class A Investment payable by the Company to such holders from the Effective Time to the date of such distribution over (B) the sum of all prior distributions to such holders pursuant to this Section 8.1(b)(v) and
  Section 8.1(c)(vi).

     (vi) Sixth, to holders of the Whitehall Class B Interest to return the Whitehall Class B Investment.

     (vii) Seventh, to holders of the McNeil Class C Interest to return the McNeil Class C Investment; provided, however, that for a period of five years commencing on the Closing Date, such holders may elect not to receive amounts payable pursuant to this Section 8.1(b)(vii).

     (viii) Eighth, in the event that the amount of McNeil's Initial Capital Contribution is equal to or greater than the McNeil Threshold Amount, to holders of the McNeil Class B Interest, the McNeil Class A Interest and the Whitehall Class A Interest pro rata (based on the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment, respectively) until such time as such holders have each received aggregate distributions to achieve a Preferred 15% Return with respect to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment, respectively, payable by the Company to each of such holders from the Effective Time to the date of such distribution over (A) with respect to holders of the McNeil Class B Interest and the McNeil Class A Interest, respectively, the sum of all prior distributions to such holders pursuant to Section 8.1(b)(iii),
  Section 8.1(c)(iv), this Section 8.1(b)(viii) and Section 8.1 (c)(ix) and
  (B) with respect to holders of the Whitehall Class A Interest, the sum of all prior distributions to such holders pursuant to Section 8.1(b)(v),
  Section 8.1(c)(vi), this Section 8.1(b)(viii) and Section 8.1(c)(ix). Such pro rata distributions to holders of the McNeil Class B Interest, the McNeil Class A Interest and the Whitehall Class A Interest shall be in proportion to the balances of the unpaid amount necessary to achieve such Preferred 15% Return with respect to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment, respectively, for each Member holding such Interests (i.e., each such Member would receive a portion of the distribution equal to the product determined by multiplying (A) the aggregate amount of funds subject to distribution pursuant to this clause (viii) by (B) a fraction the numerator of which shall be equal to the amount necessary for such Member to achieve the Preferred 15% Return with respect to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment, respectively, held by such Member and the denominator of which shall be equal to the aggregate amount necessary for each Member holding such Interests to achieve the Preferred 15% Return with respect to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment held by such Member).

     (ix) Ninth, to holders of the McNeil Class B Interest, the McNeil Class A Interest and the Whitehall Class A Interest pro rata to return the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment, respectively, in proportion to the balances of the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment (i.e., each Member holding such Interests would receive a portion of the distribution equal to the product determined by multiplying
  (A) the aggregate amount of funds subject to distribution pursuant to this clause (ix) by (B) a fraction the numerator of which shall be equal to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment of such Member, as applicable, and the denominator of which shall be equal to the sum of the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment.

     (x) Thereafter, 100% to holders of the Whitehall Class A Interest.

   (c) Net Proceeds from Capital Transactions shall be distributed to the Members and paid to the Portfolio Advisor in the following order of priority (and the calculations described in the following clauses shall be made as of the date of each distribution), subject to the other terms of this Article 8:

     (i) First, to repay all outstanding Senior Indebtedness secured by the Property or Properties which are the subject of such Capital Transaction and any other amount required to be paid as a result of such

  Capital Transaction pursuant to the terms of any Loan Agreement or Preferred Equity Financing Document to which the Company or any Subsidiary is a party.

     (ii) Second, to the holders of the Whitehall Class B Interest until such holders have received all accrued but unpaid amounts payable to such holders pursuant to Section 8.1(b)(i).

     (iii) Third, to holders of the McNeil Class C Interest until such holders have received all accrued but unpaid amounts payable to such holders pursuant to Section 8.1(b)(ii).

     (iv) Fourth, to holders of the McNeil Class B Interest and the McNeil Class A Interest pro rata (based on the McNeil Class B Investment and the McNeil Class A Investment, respectively) until such holders have received all accrued but unpaid amounts payable to such holders pursuant to Section 8.1(b)(iii).

     (v) Fifth, to the Portfolio Advisor until the Portfolio Advisor has received all accrued but unpaid amounts payable to the Portfolio Advisor pursuant to Section 8.1(b)(iv).

     (vi) Sixth, to holders of the Whitehall Class A Interest until such holders have received all accrued but unpaid amounts payable to such holders pursuant to Section 8.1(b)(v).

     (vii) Seventh, to holders of the Whitehall Class B Interest to return the Whitehall Class B Investment.

     (viii) Eighth, to holders of the McNeil Class C Interest to return the McNeil Class C Investment; provided, however, that for a period of five years commencing on the Closing Date, such holders may elect not to receive amounts payable pursuant to this Section 8.1(c)(viii).

     (ix) Ninth, in the event that the amount of McNeil's Initial Capital Contribution is equal to or greater than the McNeil Threshold Amount, to holders of the McNeil Class B Interest, the McNeil Class A Interest and the Whitehall Class A Interest pro rata (based on the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment, respectively) until such time as such holders have each received aggregate distributions to achieve a Preferred 15% Return with respect to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment, respectively, payable by the Company to each of such holders from the Effective Time to the date of such distribution over (A) with respect to holders of the McNeil Class B Interest and the McNeil Class A Interest, the sum of all prior distributions to such holders pursuant to Sections 8.1(b)(iii), 8.1(c)(iv), 8.1(b)(viii) and this Section 8.1(c)(ix) and (B) with respect to holders of the Whitehall Class A Interest, the sum of all prior distributions to such holders pursuant to Sections 8.1(b)(v), 8.1(c)(vi), 8.1(b)(viii) and this
  Section 8.1(c)(ix). Such pro rata distributions to holders of the McNeil Class B Interest, the McNeil Class A Interest and the Whitehall Class A Interest shall be in proportion to the balances of the unpaid amount necessary to achieve such Preferred 15% Return with respect to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment, respectively, for each Member holding such Interests (i.e., each such Member would receive a portion of the distribution equal to the product determined by multiplying (A) the aggregate amount of funds subject to distribution pursuant to this clause (ix) by (B) a fraction the numerator of which shall be equal to the amount necessary for such Member to achieve the Preferred 15% Return with respect to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment held by such Member and the denominator of which shall be equal to the aggregate amount necessary for each Member holding such Interests to achieve the Preferred 15% Return with respect to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment held by such Member).

     (x) Tenth, to holders of the McNeil Class B Interest, the McNeil Class A Interest and the Whitehall Class A Interest pro rata to return the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment, respectively, in proportion to the balances of the McNeil
  Class B

  Investment, the McNeil Class A Investment and the Whitehall Class A Investment (i.e., each Member holding such Interests would receive a portion of the distribution equal to the product determined by multiplying
  (A) the aggregate amount of funds subject to distribution pursuant to this clause (x) by (B) a fraction the numerator of which shall be equal to the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment of such Member, as applicable, and the denominator of which shall be equal to the sum of the McNeil Class B Investment, the McNeil Class A Investment and the Whitehall Class A Investment).

     (xi) Thereafter, 100% to holders of the Whitehall Class A Interest.

    (d) Upon the making of any distribution pursuant to Article 8 to any Member of the Company, all Members shall be given reasonably detailed information in writing by the Company identifying the amount of such distribution and the Sections and clauses of this Article pursuant to which such distribution was made.

                                   ARTICLE 9.

                         Transfer of Company Interests

   9.1 Transfers of Interests by Members.

   (a) Whitehall and any Transferee of any of the Whitehall Interest pursuant to this Section 9.1(a) shall have the right to Transfer all or any portion of its Interest to (i) any Affiliate of Whitehall (provided such Person at all times remains an Affiliate of Whitehall), or (ii) to any other Person upon obtaining a Super-majority Vote of the Board of Managers, in the case of each of clause (i) and (ii), subject to Sections 9.1(c), 9.1(d), 9.2, 9.3, and 9.4. In addition, on or after the fifth (5th) anniversary of the Closing Date, Whitehall and any Transferee of any of the Whitehall Interest pursuant to this
Section 9.1(a) shall have the right to Transfer all or any portion of its Interest to any Person, provided Whitehall complies with Section 4.8(a), and otherwise subject to Sections 9.1(c), 9.1(d), 9.2, 9.3 and 9.4. Whitehall shall have no other right to make any Transfer of all or any portion of its Interest.

   (b) McNeil and any Transferee of any of the McNeil Interest pursuant to this
Section 9.1(b) shall have the right to Transfer all or any portion of its Interest to (i) Robert A. McNeil, Carole J. McNeil, or immediate family members of Robert A. McNeil or Carole J. McNeil or both, (ii) one or more trusts or other estate planning vehicles established for the benefit of immediate family members of Robert A. McNeil or Carole J. McNeil or both, (iii) any Affiliate of Robert A. McNeil or Carole J. McNeil or both (provided such Person at all times remains an Affiliate of Robert A. McNeil or Carole J. McNeil), (iv) any Person approved by the Board of Managers and (v) any Person, as the result of testamentary laws or instruments of inheritance, in the case of each of clauses
(i) through (v), subject to Sections 9.1(c), 9.1(d), 9.2, 9.3 and 9.4. McNeil shall have no other right to make any Transfer of all or any portion of its Interest. Any Transfer (including any pledge or hypothecation) of the Pledged Interests shall be made explicitly subject to the Indemnification Agreement.

   (c) Except as provided in Sections 9.1(a) and (b), all Transfers are prohibited. Any purported Transfer in violation of this Article 9 shall be void ab initio, and shall not bind the Company or the other Members, and the Member whose Interest was directly or indirectly Transferred shall indemnify and hold the Company and the other Members harmless from and against any federal, state or local income taxes, or transfer taxes, including transfer gains taxes, arising as a result of, or caused directly or indirectly by, such purported Transfer.

   (d) Any Transferee desiring to make a further Transfer shall become subject to all of the provisions of this Article 9 and of this Agreement to the same extent and in the same manner as any Member desiring to make any Transfer.

    (e) The giving of any consent to a Transfer by the Super-majority Vote of the Board of Managers or by any Member in any one or more instances shall not limit or waive the need for such consent in any other or subsequent instance.

   9.2 Transfer Binding on Company.

   (a) No Transfer permitted to be made under this Agreement shall be binding upon the Company, and no Transferee of all or any part of a Member's Interest shall be admitted to the Company as a Member, unless and until:

     (i) any consent to the Transfer required by this Agreement (including without limitation any Super-majority Vote) shall have been obtained;

     (ii) in the case of a Transfer of a Member's Interest, a duplicate original of such instrument of Transfer, duly executed and acknowledged by the transferor, has been delivered to the Company, and such instrument evidences (1) the written acceptance by the Transferee of all of the terms and provisions of this Agreement, and (2) the Transferee's representation that such Transfer was made in accordance with all applicable laws and regulations;

     (iii) in the case of a Transfer of a Member's Interest, the Board of Managers has entered such Transferee as a Member on the books and records of the Company, which the Board of Managers is hereby directed to do upon satisfaction of such requirements; and

     (iv) in the case of a Transfer of a Member's Interest, such Transferee shall have paid all reasonable legal fees and filing costs in connection with the substitution as a Member.

   (b) Notwithstanding anything to the contrary contained in this Agreement, no Transfer of all or a portion of an Interest shall be made, and the Board of Managers shall have the right to prohibit and may refuse to accept any Transfer, unless: (i) registration is not required under the Securities Act of 1933, as amended, in respect of such Transfer; (ii) such Transfer does not violate any applicable federal or state securities, real estate syndication, or comparable laws; (iii) such Transfer will not be subject to, or such Transfer, when aggregated with prior Transfers will not result in the imposition of, any state, city or local transfer taxes, including, without limitation, any transfer gains taxes, unless such transferor pays such taxes; and (iv) such Transfer will not cause the Company to be treated as a "publicly-traded partnership" within the meaning of Section 7704 of the Code. The Board of Managers may elect prior to any Transfer to require an opinion of counsel with respect to any of the foregoing matters.

   (c) Subject to Section 9.3, a Transferee who has become a Member in accordance with this Section 9.2 has, to the extent of the transferred Interest, all of the rights, powers and benefits of and is subject to the restrictions and liabilities of a Member under this Agreement and the LLCA with respect to such transferred Interest. Upon admission of a Transferee as a Member, the transferor of the Interest so held by such new Member shall cease to be a Member of the Company to the extent of such transferred Interest.

   9.3 Certain Limitations. Unless and until a Transferee is admitted as a Member pursuant to Section 9.2, a Transferee of a Member's Interest in whole or in part shall not be entitled to designate one or more Managers to serve on the Board of Managers (to the extent such right has been Transferred to such Transferee) or to become or to exercise the rights of a Member, including the right to require any information or accounting of the Company's business or the right to inspect the Company's books and records. Such Transferee shall only be entitled to receive, to the extent of the Interest transferred to such Transferee, the share of distributions and Profits and Losses, including distributions with respect to the return of Capital Contributions, to which the Transferee would otherwise be entitled in respect of the transferred Interest. The transferor of such Interest shall have the right to designate one or more Managers to serve on the Board of Managers (to the extent such transferor had such right prior to such Transfer) until such Transferee is admitted to the Company as a Member pursuant to Section 9.2 with respect to the Transferred Interest (but only if such right to designate one or more Managers to the Board of Managers was Transferred to such Transferee).

   9.4 Acceptance of Prior Acts. Any Transferee who becomes a Member in accordance with Section 9.2, by so becoming a Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it became a Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to such date and which are in force and effect on such date.

                                  ARTICLE 10.

               Dissolution; Winding Up and Distribution of Assets

   10.1 Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

     (i) December 31, 2015;

     (ii) subject to Section 3.8, the written direction of the Board of Managers;


     (iii) the Bankruptcy, death, dissolution, expulsion, incapacity or withdrawal of any Member or the occurrence of any other event that terminates the continued membership of any Member, unless within one hundred eighty (180) days after such event the remaining Members agree in writing to continue the business of the Company, provided, however, that, notwithstanding the foregoing, no Member shall have the right to (i) withdraw or resign as a Member of the Company, (ii) redeem, or request redemption of, its Interest or any part thereof or (iii) dissolve itself voluntarily;

     (iv) any event that makes it unlawful for the Company's business to be continued; or

     (v) the entry of a decree of judicial dissolution under Section 18-802 of the LLCA.

   10.2 Winding Up.

   (a) In the event of the dissolution of the Company pursuant to Section 10.1, the Board of Managers shall wind up the Company's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the Company and the satisfaction of all liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share Profits and Losses during liquidation in the same proportion, as specified in Section 7.2 hereof, as before liquidation. Each Member shall be furnished with a statement audited by the Company's accountants that shall set forth the assets and liabilities of the Company as of the date of dissolution. Each Member (and its Affiliates) shall pay to the Company all amounts then owing by it (and them) to the Company).

   (b) Upon dissolution of the Company, Whitehall may, in the name of, and for and on behalf of, the Company, prosecute and defend suits, whether civil, criminal or administrative, settle and close the Company's business, dispose of and convey the Company's property, discharge or make reasonable provision for the Company's liabilities, and distribute to the Members in accordance with
Section 10.3 any remaining assets of the Company, all without affecting or increasing any liability or obligation of the Members, including the Member participating in the winding up of the Company's affairs and shall comply with the provisions of Section 18-804(b) of the LLCA.

   10.3 Distribution of Assets. Upon the winding up of the Company, the assets shall be distributed as follows:

     (a) to creditors of the Company, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company, whether by payment or by establishment of adequate reserves, other than liabilities for distributions to Members and former members under Section 18-601 or Section 18-604 of the LLCA; and

     (b) to the Members in accordance with their respective Capital Account balances after allocation of Profits and Losses for the period ending immediately prior to such distribution and after giving effect to all contributions, distributions and allocations for all periods.

For the purpose of making liquidating distributions required by this Section 10.3, the Board of Managers may determine whether to distribute all or any portion of the Company Assets in-kind or to sell all or any portion of the Company Assets and distribute the proceeds therefrom. To the extent that the Board of Managers determines that all or any portion of the Company Assets shall be sold, such Company Assets shall be sold as promptly as practicable, in a commercially reasonable manner.

   10.4 Certificate of Cancellation. Within ninety (90) days following the dissolution and the commencement of winding up of the Company, or at any time there are no Members, certificates of cancellation shall be filed with the Secretary of State of the State of Delaware under Section 18-203 of the LLCA.

   10.5 Claims of the Members. The Members shall look solely to the Company Assets for the return of their Capital Contributions, and if the Company Assets remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person. No Member with a negative balance in such Member's Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance upon dissolution or termination of the Company or otherwise.

                                  ARTICLE 11.

                                   Amendments

   11.1 Amendments. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all of the Members.

                                  ARTICLE 12.

                                 Miscellaneous

   12.1 Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the Board of Managers, may be necessary or advisable to carry out the intent and purpose of this Agreement.

   12.2 Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by hand by depositing the same in the United States mail, first class postage prepaid, certified mail, return receipt requested, or by a recognized overnight courier service providing confirmation of delivery, to the addresses set forth in Sections 2.6 and 2.10, or at such other address as may be designated by the addressee thereof (which in the case of the Company, shall be designated by the Board of Managers) upon written notice to all of the Members. All notices given pursuant to this Section 12.2 shall be deemed to have been given (i) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee or (ii) if delivered by United States mail or by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee). Except as specified in Section 2.6, in no event shall the provision of notice in accordance with this Section 12.2 constitute notice for service of any writ, process or summons in any suit, action or other proceeding.

   12.3 Headings and Captions. All headings and captions contained in this Agreement and the table of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement.

   12.4 Variance of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or entity may require.

   12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

   12.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

   12.7 WAIVER OF JURY TRIAL. EACH OF THE MEMBERS (ON BEHALF OF ITSELF, ITS AFFILIATES, AND THE HOLDERS OF INDIRECT AND DIRECT BENEFICIAL INTERESTS IN

ITSELF) AND THE COMPANY, HAVING CAREFULLY CONSIDERED THE ISSUE, AND HAVING SOUGHT AND OBTAINED THE ADVICE OF COUNSEL, KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

   12.8 Consent to Jurisdiction. Each Member and the Company hereby irrevocably consents and agrees, for the benefit of each Member, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement and with respect to the enforcement, modification, vacation or correction of an award rendered in an arbitration proceeding may be brought in any federal or state court located in New York City (each a "New York Court"), and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such New York Court, as the case may be, with respect to any such action, suit or proceeding. Each Member and the Company hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such New York Court and hereby further waives and agrees not to plead or claim in any such New York Court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum.

   12.9 Specific Performance. Each Member and the Company recognizes and agrees that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Member and the Company agrees that, in addition to any other available remedies, each Member shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any action should be brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

   12.10 Partition. The Members hereby agree that no Member nor any successor-in-interest to any Member shall have the right to have the Company Assets partitioned, or to file a complaint or institute any proceeding at law or in equity to have the Company Assets partitioned, and each Member, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right.

   12.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   12.12 Successors and Assigns. This Agreement shall be binding upon the Members and their respective successors, executors, administrators, legal representatives, heirs, legal assigns and assigns permitted hereunder and shall inure to the benefit of the Members, and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs, legal assigns and assigns permitted hereunder. No Person other than the Members and their respective successors, executors, administrators, legal representatives, heirs, legal assigns and permitted assigns shall have any rights or claims under this Agreement.

   12.13 Entire Agreement. This Agreement supersedes all prior agreements among the parties with respect to the subject matter hereof and contains the entire Agreement among the parties with respect to such subject matter.

   12.14 Waivers. No waiver of any provision hereof by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party.

   12.15 Maintenance as a Separate Entity. The Company shall maintain books and records and bank accounts separate from those of its Affiliates (other than the Company's Subsidiaries); shall at all times hold itself out to the public as a legal entity separate and distinct from any of its Affiliates (other than the Company's Subsidiaries) (including in its operating activities, in entering into any contract, in preparing its financial statements, and on its stationery and any signs it posts), and shall cause its Affiliates (other than the Company's Subsidiaries) to do the same and to conduct business with it on an arm's-length basis; shall not commingle its assets with assets of any of its Affiliates (other than the Company's Subsidiaries); shall not guarantee any obligation of any of its Affiliates (other than the Company's Subsidiaries); shall cause its business to be carried on by the Board of Managers; and shall keep minutes of all meetings of the Members.

   12.16 Confidentiality.

   (a) The Members agree not to disclose or permit the disclosure of any of the terms of this Agreement or of any other confidential, non-public or proprietary information relating to the Company, the Company's Subsidiaries, any Property or the business of the Company (collectively, "Confidential Information"), provided that such disclosure may be made (i) to any Person who is a partner, officer, director or employee of such Member or counsel to or accountants of such Member solely for their use and on a need-to-know basis, provided that such Persons are notified of the Members' confidentiality obligations hereunder, (ii) with the prior written consent of Whitehall, (iii) subject to
Section 12.16(b), pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, (iv) to any lender providing financing to the Company, or (v) if in the opinion of counsel to the Member seeking to disclose such Confidential Information, such disclosure is required under the federal securities laws or the rules of regulation of any relevant exchange.

   (b) In the event that a Member shall receive a request to disclose any Confidential Information under a subpoena or order, such Member shall (i) promptly notify the other Members thereof, (ii) consult with the Board of Managers on the advisability of taking steps to resist or narrow such request and (iii) if disclosure is required or deemed advisable by the Board of Managers, cooperate with the Board of Managers in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded the Confidential Information that is disclosed. In the event such Member is compelled to disclose such Confidential Information, such Member shall use all reasonable efforts to cause disclosure only of such minimal amount of Confidential Information as is required to deemed advisable to be so disclosed.

   (c) Except to satisfy requirements of law and only to the extent of such requirements, no Member shall issue or publish any press release, tombstone or other public communication about the formation or existence of the Company without the express written consent of the other Members.

   12.17 No Third Party Beneficiaries. This Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement. Without limiting the generality of the foregoing, no creditor of the Company, or of any Member shall have any right whatsoever to require any Member to contribute capital to the Company.

   12.18 Power of Attorney. Each Member does hereby irrevocably constitute and appoint the Board of Managers with full power of substitution, as its true and lawful attorney, in its name, place and stead, to execute, acknowledge, swear to, deliver, record and file, as appropriate and in accordance with this Agreement (i) all amendments to the original Certificate of Formation required or permitted by law or the provisions of this Agreement and (ii) all certificates and other ministerial instruments requiring execution by the Members or any of them and deemed necessary or advisable by the Board of Managers to qualify or continue the Company as a company wherein the members have limited liability in the jurisdictions where the Company may be conducting its operations.

   12.19 Construction of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

   12.20 Non-Recourse.

   (a) Whitehall (on behalf of itself and the other Company Persons) acknowledges and agrees that notwithstanding anything to the contrary in this Agreement or under applicable law: (i) this Agreement shall not create or be deemed to create or permit any liability or obligation on the part of any McNeil Person, and no McNeil Person shall be bound or have any liability hereunder; and (ii) any and all Company Persons shall look solely to the assets of McNeil for satisfaction of any liability of McNeil under this Agreement, and no Company Person shall seek recourse or commence any action against any McNeil Person's assets, for the performance or payment of any obligation of McNeil under this Agreement. Whitehall (on behalf of itself and the other Company Persons) acknowledges and agrees that the Company Persons have conducted their own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the business of the McNeil Partnerships and acknowledge that they have received access to certain personnel, properties, premises and books and records of such business for this purpose. In entering into this Agreement, Whitehall has relied solely upon its own investigation and analysis and the specific representations and warranties of McNeil made in this Agreement, and
(i) acknowledges that, except for the specific representations and warranties of McNeil contained in this Agreement, neither McNeil nor any other McNeil Person makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any projections, estimates or other forward-looking information) provided (including in any management presentations, information memorandum, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Company Persons in connection with the transactions contemplated by this Agreement and (ii) agrees, to the fullest extent permitted by law, that: (i) none of the McNeil Persons shall have any liability or responsibility whatsoever to any Company Person under this Agreement on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to any Company Person in connection with the transactions contemplated by this Agreement; and
(2) that McNeil shall not have any liability or responsibility whatsoever to any Company Person under this Agreement on any basis (including in contract or tort, under federal or state securities laws or otherwise (other than fraud or willful misrepresentation)) based upon any information provided or made available, or statements made (or any omissions therefrom), to any Company Person in connection with the transactions contemplated by this Agreement, except as and only to the extent expressly set forth in this Agreement and subject to any limitations and restrictions contained in this Agreement.

   (b) Notwithstanding anything to the contrary in Section 12.20(a), nothing in
Section 12.20(a) shall be deemed to affect or modify in any way the rights and obligations under the Master Agreement and the Indemnification Agreement of the parties thereto.

   12.21 Setoff. Whitehall acknowledges and agrees (on behalf of itself and each other Company Person) that no Company Person shall have any right hereunder or pursuant to Law to offset or retain any amounts due or owing by any McNeil Person against any amounts due or owing (or to become due or owing) to any Company Person under any other agreement, contract or understanding (including, without limitation, the Master Agreement); provided, however, that nothing in this Section 12.21 shall be deemed to affect or modify in any way the rights and obligations under the Indemnification Agreement of the parties thereto.

   12.22 Arbitration. With respect to a determination of the Appraised Value by the Appraiser in accordance with the terms of this Agreement, each Member agrees that the determination of the Appraised Value by the Appraiser shall be final and binding upon such party. Judgment on the determination may be entered in any court of competent jurisdiction (within and outside the United States). In the event that any Member fails to comply with the procedures set forth in this Agreement relating to the determination of the Appraised Value, or this
Section 12.22, then such noncomplying Member shall be liable for all costs and expenses, including attorneys' fees, incurred by a party in its effort to obtain either an order to compel compliance with the such procedures or such orders, or an enforcement of the determination, from a court of competent jurisdiction.

   IN WITNESS WHEREOF, the parties hereto have executed this First Amended and Restated Limited Liability Company Operating Agreement as of the day and year first above written.

                                     MEMBERS:

                                          WXI/MNL Real Estate, L.L.C.

                                          By: Whitehall Street Real Estate
                                              Limited Partnership XI, its
                                              Managing Member

                                             By: WH Advisors, L.L.C. XI,
                                                 its General Partner

                                                 By:__________________________
                                                    Name: Jonathan Langer
                                                    Title: Vice President

                                          McNeil Partners, L.P.

                                          By: McNeil Investors, Inc.
                                             its General Partner

                                             By:______________________________
                                                 Name: Robert A. McNeil
                                                 Title: Chairman of the Board

                                                                    APPENDIX C-1

                         ROBERT A. STANGER & CO., INC.
                               Investment Banking
                               1129 Broad Street
                           Shrewsbury, NJ 07702-4314

                                          June 24, 1999

   McNeil Real Estate Fund IX, Ltd.       McNeil Real Estate Fund XXIV, L.P.
   McNeil Real Estate Fund X, Ltd.        McNeil Real Estate Fund XXV, L.P.
   McNeil Real Estate Fund XI, Ltd.       McNeil Real Estate Fund XXVI, L.P.
   McNeil Real Estate Fund XII, Ltd.      McNeil Real Estate Fund XXVII, L.P.
   McNeil Real Estate Fund XIV, Ltd.      Hearth Hollow Associates, L.P.
   McNeil Real Estate Fund XV, Ltd.       McNeil Midwest Properties I, L.P.
   McNeil Real Estate Fund XX, L.P.       Regency North Associates, L.P.
   McNeil Real Estate Fund XXI, L.P.      Fairfax Associates II, Ltd.
   McNeil Real Estate Fund XXII, L.P.     McNeil Summerhill I, L.P.
   McNeil Real Estate Fund XXIII, L.P.

   Gentlemen:

   The general partners (the "General Partners") of the above identified partnerships (the "Partnerships") have advised us that the Partnerships are contemplating a transaction (the "Transaction") pursuant to an agreement (the "Master Agreement") in which WXI/McN Realty, L.L.C., a newly formed Delaware limited liability company (the "Company"), will acquire (i) the general partnership interests in each of the Partnerships and certain rights and assets relating thereto (collectively, the "General Partner Interests"), (ii) the limited partnership interests in each of the Partnerships (the "Limited Partner Interests") and (iii) the assets of McNeil Real Estate Management, Inc. and certain rights relating thereto (collectively, the "McREMI Assets"), in exchange for cash and membership interests in the Company ("Membership Interests") and the prepayment and assumption of indebtedness of the Partnerships and their subsidiaries (collectively, the total cash, Membership Interests and the aggregate amount of indebtedness being prepaid or assumed are referred to herein as the "Aggregate Consideration"). The Aggregate Consideration will approximate $644,440,000. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Master Agreement.

   We understand that, pursuant to the terms of the Master Agreement, the parties to the Master Agreement have agreed to allocate the Aggregate Consideration between certain assets of McREMI (the "Partial McREMI Allocated Value"), on the one hand, and all of the Partnerships taken as a whole (collectively, the "Total Allocated Partnership Value"), on the other hand, pursuant to an Allocation Analysis (the "Allocation Analysis") prepared by Robert A. Stanger & Co., Inc. ("Stanger"). We understand that the Total Allocated Partnership Value will be allocated among the individual Partnerships pursuant to the terms of the Master Agreement (the portion of the Total Allocated Partnership Value allocated to each Partnership, the "Per Partnership Allocated Value" for such Partnership). In rendering the Allocation Analysis, the Per Partnership Allocated Value will be reduced by the aggregate amount of indebtedness of such Partnership (the "Net Per Partnership Allocated Value"). We understand that, pursuant to the terms of the Master Agreement, the parties to the Master Agreement have agreed to allocate the Net Per Partnership Allocated Value of each Partnership among the General Partner Interests in each Partnership (which shall include a further allocation between the proportional interest in such Partnership based upon capital contributions and each of the rights and other assets corresponding to such Partnership which are being contributed in connection with such interests in accordance with Article II of the Master Agreement), the amounts due to McREMI (the "Second McREMI Allocated Value"), and each class of Limited Partner Interests in such Partnership (the "Limited Partner Consideration Amount"). We understand that the Master Agreement contemplates a special payment to Limited Partners of each Partnership at or around the closing date of the Transaction in an amount equal to the estimated working capital balance as of such date (the "Excess Cash Balance"). The Excess Cash Balance and the Limited Partner Consideration Amount of each Partnership will be paid to holders of Limited Partner Interests of each Partnership based upon the provisions of the partnership agreement of each Partnership relating to a liquidation.

                                     C-1-1

   We understand that limited partners in each of the Partnerships will have the opportunity to approve or reject the participation by their Partnership in the Transaction pursuant to a proxy statement and a limited partners meeting which will be prepared and held, respectively, in connection with the Transaction, and further that limited partners in each Partnership (except Fairfax Associates II, Ltd. ("Fairfax") and McNeil Summerhill I, L.P. ("Summerhill")), will receive only cash in exchange for Limited Partner Interests. We understand that affiliates of the General Partners are expected to contribute assets to the Company in connection with the Transaction (including the General Partner Interests in each of the Partnerships, the Limited Partner Interests in Fairfax and Summerhill, the McREMI Assets and additional cash) with an aggregate value range of $60 million to $100 million, representing approximately 28.0% to 46.7% of the initial mezzanine debt and equity capitalization of the Company.

   You have requested that Stanger provide an opinion as to the fairness, from a financial point of view, to the holders of each class of Limited Partner Interests in each Partnership of: (i) the Aggregate Consideration to be paid for the McREMI Assets and the Limited Partner Interests and General Partner Interests in the Partnerships in connection with the Transaction; (ii) the allocation of the Aggregate Consideration between the Partial McREMI Allocated Value, on the one hand, and the Total Allocated Partnership Value, on the other hand; (iii) the Per Partnership Allocated Value for each Partnership; (iv) the methodology of allocation of the Per Partnership Allocated Value, less indebtedness prepaid or assumed, among the General Partner Interests, the Second McREMI Allocated Value and each class of Limited Partner Interests; and
(v) the estimated per unit Excess Cash Balance and Limited Partner Consideration Amount with respect to each class of Limited Partner Interest for each Partnership determined as of March 31, 1999, based upon the balance sheet of each Partnership as of such date adjusted for transaction expenses and the allocation thereof, as estimated by the General Partner.

   Stanger, founded in 1978, has provided research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

   Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

   In arriving at the opinion set forth below, we have:

  . Reviewed the most recently available draft of the Master Agreement and the First Amended and Restated Limited Liability Company Operating Agreement of WXI/McN Realty L.L.C.;

  . Reviewed the financial statements of the Partnerships for the years ended
    December 31, 1997 and 1998 and the three months ended March 31, 1999;

  . Reviewed information provided by McREMI, as property manager, the General
    Partners and the Partnerships for each property (the "Property" or "Properties") owned by the Partnerships including: property description, rentable square footage, unit mix, year built, historical and projected operating statements, rent rolls, tenant improvement allowances, expense reimbursements, tax information, capital expenditure estimates, deferred maintenance estimates, and estimates of costs to remediate environmental conditions;

  . Conducted site inspections of each Property and discussed with management of McREMI, the General Partners and the Partnerships the conditions in local rental markets and market conditions for sales and acquisitions of properties of the type owned by the Partnerships and the historical financial statements and budgeted and projected operations of the Properties;

                                     C-1-2

  . Reviewed surveys of competing properties prepared by or on behalf of McREMI, the General Partners and the Partnerships, including rental rates, vacancies, and tenant improvement allowances;

  . Reviewed information on acquisition criteria used by real estate investors for properties similar to the Properties during 1999;

  . Reviewed the financial statements of McREMI and its affiliates for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999;

  . Interviewed PaineWebber Incorporated regarding the conduct of the bid solicitation process relating to the Transaction; and

  . Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

   In rendering this opinion, we have relied, without independent verification, on the accuracy and completeness in all material respects of all financial and other information that was furnished or otherwise communicated to us by McREMI, the General Partners and the Partnerships. We have not performed an independent appraisal of the assets and liabilities of the Partnerships or the McREMI Assets. We have not conducted any engineering studies and have relied on the estimates of the management of McREMI with respect to deferred maintenance and the estimated cost to remediate environmental conditions for each Property. We have not reviewed any proxy statement prepared in connection with the Transaction as one was not available on the date hereof.

   We have relied on the assurance of McREMI, the General Partners and the Partnerships, that: (i) the Property budgets and discounted cash flow analyses provided to us were in the judgment of McREMI, the General Partners and the Partnerships reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; (ii) any estimates of costs to remediate environmental conditions are adequately considered in the capital expenditure estimates provided to us and that no additional environmental conditions are present at the Properties;
(iii) any historical financial data, balance sheet data, transaction cost estimates and estimates of the deficit restoration obligation of the general partner which would be due upon a liquidation are accurate in all material respects; (iv) no material changes have occurred in the information reviewed or in the value of the Properties or the McREMI Assets between the date the information was provided to us and the date of this letter; and (v) McREMI, the General Partners and the Partnerships are not aware of any information or facts regarding the Partnerships, the Properties, the McREMI Assets or the Company that would cause the information supplied to us to be incomplete or misleading in any material respect.

   We did not determine or negotiate the amount or form of the Aggregate Consideration. We have not been requested to, and therefore do not: (i) make any recommendation to McREMI, the General Partners or the Limited Partners with respect to whether to approve or reject the Transaction; or (ii) express any opinion as to (a) the impact of the Transaction with respect to McREMI, the General Partners or the Limited Partners of any Partnership that does not participate in the Transaction; (b) the tax consequences of the Transaction for McREMI, the General Partners or the Limited Partners of any Partnership; (c) the Company's ability to qualify as a McNeil Partnership or real estate investment trust, or the consequences of the Company's failure to so qualify;
(d) the potential capital structure of the Company or its impact on the financial performance of the Membership Interests; (e) the Company's ability to finance its obligations pursuant to the Master Agreement or the impact of a failure to obtain financing on the financial performance of the Company or the Partnerships; (f) whether or not alternative methods of determining or allocating the Aggregate Consideration to be received by the General Partners, Limited Partners of the Partnerships or McREMI would have also provided fair results or results substantially similar to those of the methodology to be used; (g) alternatives to the Transaction; or (h) any other terms of the Transaction other than the Aggregate Consideration and the allocation thereof. Furthermore, we are not expressing any opinion herein to Robert A. McNeil or Carole McNeil in their capacities as direct or indirect holders of General or Limited Partner Interests in the Partnerships or McNeil Partners, L.P. or of capital stock in McREMI. Further, we are not expressing any opinion herein as to the

                                     C-1-3
fairness of any terms of the Transaction other than as described herein, including without limitation: (i) the fairness of the amounts or allocations of Transaction costs, or (ii) the prices at which the Membership Interests in the Company may trade, if at all, following the Transaction, or the trading value of the Membership Interests compared with the current fair market value of any assets contributed to the Company in connection with the Transaction if the Company were to be liquidated in the current real estate market.

   This letter does not purport to be a complete description of the analyses performed or the matters considered in rendering our opinion. The analyses and the summary set forth herein must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made and the judgments applied in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to herein is not meant to indicate that such analysis was given greater weight than any other analysis.

   Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, each of the matters set forth in the following clauses (i) through (v) is fair from a financial point of view to the holders of each class of Limited Partner Interests in each Partnership: (i) the Aggregate Consideration to be paid for the McREMI Assets and the Limited Partner Interests and General Partner Interests; (ii) the allocation of the Aggregate Consideration between the Partial McREMI Allocated Value, on the one hand, and the Total Allocated Partnership Value, on the other hand; (iii) the Per Partnership Allocated Value; (iv) the methodology of allocation of the Per Partnership Allocated Value, less indebtedness prepaid or assumed, among the General Partner Interests, the Second McREMI Allocated Value and each class of Limited Partner Interest; and (v) the estimated per unit Excess Cash Balance and Limited Partner Consideration Amount with respect to each class of Limited Partner Interest for each Partnership determined as of March 31, 1999, based upon the balance sheet of each Partnership as of such date adjusted for transaction expenses and the allocation thereof, as estimated by the General Partners.

   This letter and the opinions set forth herein were delivered pursuant to the Amended and Restated Agreement, dated as of May 7, 1999, between Stanger and the Partnerships and, in accordance with such agreement, Stanger acknowledges that further letters, allocations and opinions shall be delivered to the Partnerships subsequent to the date hereof in accordance with the terms of such agreement, including with respect to the matters described in the following paragraph.

   It is our understanding that, at or around the date the preliminary proxy statements are submitted to the Securities and Exchange Commission ("SEC") for review, the Excess Cash Balance and the allocation of the Per Partnership Allocated Value, less indebtedness prepaid or assumed, among the General Partner Interests, the Second McREMI Allocated Value and each class of Limited Partner Interests for each of the Partnerships will be redetermined to reflect the operation of the Partnerships and related changes in working capital during such period and that Stanger will be requested to render an opinion as to the fairness from a financial point of view to the Limited Partners of each Partnership of the allocation of the Per Partnership Allocated Value, less indebtedness prepaid or assumed, among the General Partner Interests, the Second McREMI Allocated Value and each class of Limited Partner Interests of such Partnership in connection with the Transaction.

Yours truly,

/s/ Robert A. Stanger & Co., Inc.
_________________________________
  Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
June 24, 1999

                                     C-1-4

                                                                    APPENDIX C-2

                         ROBERT A. STANGER & CO., INC.
                               Investment Banking
                               1129 Broad Street
                           Shrewsbury, NJ 07702-4314

                                          December 10, 1999

   McNeil Real Estate Fund IX, Ltd.       McNeil Real Estate Fund XXIV, L.P.
   McNeil Real Estate Fund X, Ltd.        McNeil Real Estate Fund XXV, L.P.
   McNeil Real Estate Fund XI, Ltd.       McNeil Real Estate Fund XXVI, L.P.
   McNeil Real Estate Fund XII, Ltd.      McNeil Real Estate Fund XXVII, L.P.
   McNeil Real Estate Fund XIV, Ltd.      Hearth Hollow Associates, L.P.
   McNeil Real Estate Fund XV, Ltd.       McNeil Midwest Properties I, L.P.
   McNeil Real Estate Fund XX, L.P.       Regency North Associates, L.P.
   McNeil Real Estate Fund XXI, L.P.      Fairfax Associates II, Ltd.
   McNeil Real Estate Fund XXII,          McNeil Summerhill I, L.P.
L.P.
   McNeil Real Estate Fund XXIII,
L.P.

   Gentlemen:

   The general partners (the "General Partners") of the above identified partnerships (the "Partnerships") have advised us that the Partnerships are contemplating a transaction (the "Transaction") pursuant to an agreement (the "Master Agreement") in which WXI/McN Realty L.L.C., a newly formed Delaware limited liability company (the "Company"), will acquire (i) the general partnership interests in each of the Partnerships and certain rights and assets relating thereto (collectively, the "General Partner Interests"), (ii) the limited partnership interests in each of the Partnerships (the "Limited Partner Interests") and (iii) the assets of McNeil Real Estate Management, Inc. and certain rights relating thereto (collectively, the "McREMI Assets"), in exchange for cash and membership interests in the Company ("Membership Interests") and the prepayment and assumption of indebtedness of the Partnerships and their subsidiaries (collectively, the total cash, Membership Interests and the aggregate amount of indebtedness being prepaid or assumed are referred to herein as the "Aggregate Consideration"). The Aggregate Consideration will approximate $644,440,000. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Master Agreement.

   We understand that, pursuant to the terms of the Master Agreement, the parties to the Master Agreement have agreed to allocate the Aggregate Consideration between certain assets of McREMI (the "Partial McREMI Allocated Value"), on the one hand, and all of the Partnerships taken as a whole (collectively, the "Total Allocated Partnership Value"), on the other hand, pursuant to an Allocation Analysis (the "Allocation Analysis") prepared by Robert A. Stanger & Co., Inc. ("Stanger"). We understand that the Total Allocated Partnership Value will be allocated among the individual Partnerships pursuant to the terms of the Master Agreement (the portion of the Total Allocated Partnership Value allocated to each Partnership, the "Per Partnership Allocated Value" for such Partnership). In rendering the Allocation Analysis, the Per Partnership Allocated Value will be reduced by the aggregate amount of indebtedness of such Partnership (the "Net Per Partnership Allocated Value"). We understand that, pursuant to the terms of the Master Agreement, the parties to the Master Agreement have agreed to allocate the Net Per Partnership Allocated Value of each Partnership among the General Partner Interests in each Partnership (which shall include a further allocation between the proportional interest in such Partnership based upon capital contributions and each of the rights and other assets corresponding to such Partnership which are being contributed in connection with such interests in accordance with Article II of the Master Agreement), the amounts due to McREMI (the "Second McREMI Allocated Value"), and each class of Limited Partner Interests in such Partnership (the "Limited Partner Consideration Amount"). We understand that the Master Agreement contemplates a special payment to Limited Partners of each Partnership at or around the closing date of the Transaction in an amount equal to the estimated working

                                     C-2-1
capital balance as of such date (the "Excess Cash Balance"). The Excess Cash Balance and the Limited Partner Consideration Amount of each Partnership will be paid to holders of Limited Partner Interests of each Partnership based upon the provisions of the partnership agreement of each Partnership relating to a liquidation.

   We understand that limited partners in each of the Partnerships will have the opportunity to approve or reject the participation by their Partnership in the Transaction pursuant to a proxy statement and a limited partners meeting which will be prepared and held, respectively, in connection with the Transaction, and further that limited partners in each Partnership (except Fairfax Associates II, Ltd. ("Fairfax") and McNeil Summerhill I, L.P. ("Summerhill")), will receive only cash in exchange for Limited Partner Interests. We understand that affiliates of the General Partners are expected to contribute assets to the Company in connection with the Transaction (including the General Partner Interests in each of the Partnerships, the Limited Partner Interests in Fairfax and Summerhill, the McREMI Assets and additional cash) with an aggregate value range of $65.1 million to $100 million, representing approximately 30.4% to 46.7% of the initial mezzanine debt and equity capitalization of the Company.

   On June 24, 1999, Stanger provided an opinion as to the fairness, from a financial point of view, to the holders of each class of Limited Partner Interests in each Partnership of: (i) the Aggregate Consideration to be paid for the McREMI Assets and the Limited Partner Interests and General Partner Interests in the Partnerships in connection with the Transaction; (ii) the allocation of the Aggregate Consideration between the Partial McREMI Allocated Value, on the one hand, and the Total Allocated Partnership Value, on the other hand; (iii) the Per Partnership Allocated Value for each Partnership; (iv) the methodology of allocation of the Per Partnership Allocated Value, less indebtedness prepaid or assumed, among the General Partner Interests, the Second McREMI Allocated Value and each class of Limited Partner Interests; and
(v) the estimated per unit Excess Cash Balance and Limited Partner Consideration Amount with respect to each class of Limited Partner Interests for each Partnership determined as of March 31, 1999, based upon the balance sheet of each Partnership as of such date adjusted for transaction expenses and the allocation thereof, as estimated by the General Partner. You have requested that Stanger provide a second opinion (the "Second Stanger Opinion") as to the fairness from a financial point of view, to the holders of each class of Limited Partner Interest in each Partnership of: (i) the portion of the Aggregate Consideration allocated to the General Partner Interests in each Partnership; (ii) the Second McREMI Allocated Value for each Partnership; (iii) the Limited Partner Consideration Amount for each class of Limited Partner Interests in each Partnership; and (iv) the sum of the estimated per unit Limited Partner Consideration Amount and Excess Cash Balance with respect to each class of Limited Partner Interests for each Partnership, based on the General Partner's estimates as of January 31, 2000 of the modified net working capital balance of each Partnership, calculated in accordance with the terms of the Master Agreement.

   Stanger, founded in 1978, has provided research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

   Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

   In arriving at the opinion set forth below, we have:

  . Reviewed the Master Agreement and the form of the First Amended and Restated Limited Liability Company Operating Agreement of WXI/McN Realty L.L.C. attached as an exhibit to the Master Agreement;

                                     C-2-2

  . Reviewed a draft of the Proxy Statement relating to the Transaction for each Partnership;

  . Reviewed the financial statements of the Partnerships for the years ended
    December 31, 1997 and 1998 and the nine months ended September 30, 1999;

  . Reviewed the financial statements of McREMI and its affiliates for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999;

  . Reviewed the General Partner's estimates as of January 31, 2000 of the modified net working capital balance of each Partnership, calculated in accordance with the terms of the Master Agreement:

  . Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

   In rendering this opinion, we have relied, without independent verification, on the accuracy and completeness in all material respects of all financial and other information that was furnished or otherwise communicated to us by McREMI, the General Partners and the Partnerships. We have not performed an independent appraisal of the assets and liabilities of the Partnerships or the McREMI Assets. We have not conducted any engineering studies and have relied on the estimates of the management of McREMI with respect to deferred maintenance and the estimated cost to remediate environmental conditions for each Property.

   We have relied on the assurance of McREMI, the General Partners and the Partnerships, that: (i) the Property budgets and discounted cash flow analyses provided to us were in the judgment of McREMI, the General Partners and the Partnerships reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; (ii) any estimates of costs to remediate environmental conditions are adequately considered in the capital expenditure estimates provided to us and that no additional environmental conditions are present at the Properties;
(iii) any historical financial data, balance sheet data, transaction cost estimates and estimates of the deficit restoration obligation of the general partner which would be due upon a liquidation are accurate in all material respects; (iv) no material changes have occurred in the information reviewed or in the value of the Properties or the McREMI Assets between the date the information was provided to us and the date of this letter; and (v) McREMI, the General Partners and the Partnerships are not aware of any information or facts regarding the Partnerships, the Properties, the McREMI Assets or the Company that would cause the information supplied to us to be incomplete or misleading in any material respect.

   We did not determine or negotiate the amount or form of the Aggregate Consideration. We have not been requested to, and therefore do not: (i) make any recommendation to McREMI, the General Partners or the Limited Partners with respect to whether to approve or reject the Transaction; or (ii) express any opinion as to (a) the impact of the Transaction with respect to McREMI, the General Partners or the Limited Partners of any Partnership that does not participate in the Transaction; (b) the tax consequences of the Transaction for McREMI, the General Partners or the Limited Partners of any Partnership; (c) the Company's ability to qualify as a partnership or real estate investment trust, or the consequences of the Company's failure to so qualify; (d) the potential capital structure of the Company or its impact on the financial performance of the Membership Interests; (e) the Company's ability to finance its obligations pursuant to the Master Agreement or the impact of a failure to obtain financing on the financial performance of the Company or the Partnerships; (f) whether or not alternative methods of determining or allocating the Aggregate Consideration to be received by the General Partners, Limited Partners of the Partnerships or McREMI would have also provided fair results or results substantially similar to those of the methodology used; (g) alternatives to the Transaction; or (h) any other terms of the Transaction other than each of the matters set forth in clauses (i) through (iv) of the final paragraph of this letter. Furthermore, we are not expressing any opinion herein to Robert A. McNeil or Carole McNeil in their capacities as direct or indirect holders of General or Limited Partner Interests in the Partnerships or McNeil Partners, L.P. or of capital stock in McREMI. Further, we are not expressing any opinion herein as to the fairness of any terms of the Transaction other than as described herein, including without limitation: (i) the fairness of the amounts or allocations of Transaction costs, or (ii) the prices at which the Membership Interests in the Company may trade, if at all, following the Transaction, or the trading value of

                                     C-2-3
the Membership Interests compared with the current fair market value of any assets contributed to the Company in connection with the Transaction if the Company were to be liquidated in the current real estate market.

   This letter does not purport to be a complete description of the analyses performed or the matters considered in rendering our opinion. The analyses and the summary set forth herein must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made and the judgments applied in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to herein is not meant to indicate that such analysis was given greater weight than any other analysis.

   Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, each of the matters set forth in the following clauses (i) through (iv) is fair from a financial point of view to the holders of each class of Limited Partner Interests in each Partnership: (i) the portion of the Aggregate Consideration allocated to the General Partner Interests in each Partnership; (ii) the Second McREMI Allocated Value for each Partnership; (iii) the Limited Partner Consideration Amount for each class of Limited Partner Interests in each Partnership; and (iv) the sum of the estimated per unit Limited Partner Consideration Amount and Excess Cash Balance with respect to each class of Limited Partner Interests for each Partnership, based on the General Partner's estimates as of January 31, 2000 of the modified net working capital balance of each Partnership, calculated in accordance with the terms of the Master Agreement.

Yours truly,

/s/ Robert A. Stanger & Co., Inc.
-------------------------------------
  Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
December 10, 1999

                                     C-2-4

                                                                    APPENDIX D-1

                          EASTDIL REALTY COMPANY, LLC
                          10100 Santa Monica Boulevard
                                   Suite 2430
                         Los Angeles, California 90067

                                          June 24, 1999

Special Committee of the Board of Directors of McNeil Investors, Inc.
c/o Paul B. Fay, Jr.
3766 Clay Street
San Francisco, CA 94118

Dear Mr. Fay:

   We have been engaged pursuant to an Agreement dated as of May 7, 1999 (the "Agreement") by the Special Committee of the Board of Directors of McNeil Investors, Inc. (the "Committee") to render certain opinions in connection with the proposed transaction (the "Transaction") whereby a newly formed Delaware limited liability company (the "Company") to be owned by Robert A. McNeil and Carole J. McNeil (and/or affiliates thereof) and Whitehall Street Real Estate Limited Partnership XI (and/or affiliates thereof) shall, in exchange for ownership interests in such entity (the "Membership Interests"), cash and the assumption of certain indebtedness (collectively, the "Aggregate Consideration"), acquire (i) all of the general partnership interests of the Partnerships listed on Appendix I hereto (the "Partnerships"), and certain rights and assets related thereto (the "General Partner Interests"), (ii) all of the limited partnership interests of the Partnerships (the "Limited Partner Interests") and (iii) certain of the assets of McNeil Real Estate Management, Inc. and certain rights related thereto (the "McREMI Assets"), in each case, pursuant to a Master Agreement (the "Master Agreement"). The Aggregate Consideration specified in the Master Agreement is approximately $644,440,000. The Partnerships and Robert A. Stanger & Co., Inc. ("Stanger") have entered into an Amended and Restated Agreement dated as of May 7, 1999 (the "Stanger Agreement"), whereunder Stanger has agreed to render to the Partnerships certain allocations and opinions, all as more fully contemplated in Sections 1 and 2 of the Stanger Agreement.

   Pursuant to the terms of the Master Agreement, the allocation of the Aggregate Consideration between certain assets of McREMI (the "Partial McREMI Allocated Value"), on the one hand, and all of the Partnerships, taken as a whole (the "Total Allocated Partnership Value"), on the other hand, has been made pursuant to an Allocation Analysis dated June 24, 1999 (the "Allocation Analysis") prepared by Stanger. The Allocation Analysis also reflects the allocation of the Total Allocated Partnership Value among the individual Partnerships (the portion of the Total allocated Partnership Value allocated to each Partnership, the "Per Partnership Allocated Value" for such Partnership, and the Per Partnership Allocated Value for each Partnership reduced by the aggregate amount of indebtedness of such Partnership, the "Net Per Partnership Allocated Value"). Pursuant to the terms of the Master Agreement, the allocation of the Net Per Partnership Allocated value of each Partnership among the General Partner Interests in such Partnership (which shall include a further allocation between the proportional interest in such Partnership based upon capital contributions and each of the rights and other assets corresponding to such Partnership which are being contributed in connection with such interests in accordance with Article II of the Master Agreement, including the amounts due to McREMI (the "Second McREMI Allocated Value")) and each class of Limited Partner Interests in such Partnership (the "Limited Partner Consideration Amount") will be made by Stanger. The Allocation Analysis contains the methodology to be used by Stanger to determine the allocation described in the preceding sentence and reflects a preliminary allocation of such amounts as of March 31, 1999. As set forth in the Stanger Opinion this

                                     D-1-1
allocation will be updated prior to the closing of the Transaction. We understand that the Master Agreement contemplates a special payment to Limited Partners of each Partnership (the "Limited Partners") at or around the closing date of the Transaction in an amount equal to the estimated working capital balance as of such date (the "Excess Cash Balance"). The Excess Cash Balance of, and the Limited Partner Consideration Amount allocable to, each class of Limited Partners of each Partnership will be paid to such Limited Partners based upon the provisions of the partnership agreement of such Partnership relating to a liquidation.

   We understand that the Limited Partners in each of the Partnerships will have the opportunity to approve or reject the participation by their Partnership in the Transaction pursuant to a proxy statement and a Limited Partners meeting which will be prepared and held, respectively, in connection with the Transaction, and further that limited partners in each Partnership (except Fairfax Associates II, Ltd. ("Fairfax") and McNeil Summerhill I, L.P. ("Summerhill")), will receive exclusively cash in exchange for Limited Partner Interests. We understand that affiliates of the General Partners are expected to contribute assets to the Company in connection with the Transaction (including the General Partner Interests in each of the Partnerships, the Limited Partner Interests in Fairfax and Summerhill, the McREMI Assets and additional cash) with an aggregate value range of $60 million to $100 million, representing approximately 28.0% to 46.7% of the initial mezzanine debt and equity capitalization of the Company.

   Pursuant to the Stanger Agreement, Stanger has delivered the Allocation Analysis and its opinion dated June 24, 1999 (the "Stanger Opinion") as to the fairness, from a financial point of view, to the holders of each class of Limited Partnership Interests in each Partnership of: (i) the Aggregate Consideration to be paid for the McREMI Assets and the Limited Partner Interests and General Partner Interests in connection with the Transaction;
(ii) the allocation of the Aggregate Consideration between the Partial McREMI Allocated Value, on the one hand, and the Total Allocated Partnership Value, on the other hand; (iii) the Per Partnership Allocated Value for each Partnership;
(iv) the methodology of allocation of the Net Per Partnership Allocated Value of each Partnership among the General Partner Interests, the Second McREMI Allocated Value and each class of Limited Partner Interests of such Partnership; and (v) the estimated per unit Excess Cash Balance and Limited Partner Consideration Amount with respect to each class of Limited Partner Interests for each Partnership determined as of March 31, 1999, based upon the balance sheet of each Partnership as of such date adjusted for transaction expenses and the allocation thereof, as estimated by the General Partners of each Partnership (the "General Partners").

   The qualifications of and experience of Stanger and the bases for the conclusions reached in the Allocation Analysis and the Stanger Opinion are included in the Allocation Analysis and the Stanger Opinion.

   Stanger was retained by the Partnership on January 12, 1998 for the purpose of conducting a valuation analysis of the Partnerships. The Allocation Analysis and the Stanger Opinion provide a summary description of the activities of Stanger during the period of its engagement by the Partnerships. We were retained by the Special Committee on May 7, 1999 and by agreement with the Special Committee the scope of our involvement with respect to the matters covered by the Allocation Analysis and the Stanger Opinion has been considerably more narrow than that of Stanger.

   Founded in 1967, we are a private real estate investment banking firm that specializes in the structuring and placement of debt and equity capital for institutional grade real estate assets. Headquartered in New York City, we have offices in Chicago, Dallas, and Los Angeles. Our aggregate transaction experience exceeds $125 billion and encompasses all of the major United States markets. Since January 1998, we have completed transactions with a value of $14.4 billion which include 61 million square feet of office properties, 18.5 million square feet of retail properties, 17,000 apartment units, and 11,700 hotel rooms.

   You have requested that we deliver our opinions that:

     (i) the Allocation Analysis and Stanger Opinion are based upon the application of appropriate methodologies and that the factual bases utilized by Stanger in the application of such methodologies have a reasonable basis,

                                     D-1-2

     (ii) the conclusions reached in the Allocation Analysis and Stanger Opinion have a reasonable basis, and

     (iii) the Special Committee is entitled to rely upon such conclusions.

   You have also requested that we deliver our opinion, based on our limited review, as more fully set forth in this letter, as to the fairness, from a financial point of view to the holders of each class of Limited Partnership Interests in each of the Partnerships, of each of the matters specified in clauses (i) through (v) of the final paragraph on page 5 of the Stanger Opinion.

   In arriving at the opinions expressed herein, we have:

  --Reviewed the most current drafts made available to us of the Master
    Agreement and the First Amended and Restated Limited Liability Company Operating Agreement with respect to the Company;

  --Reviewed the summary information provided by McREMI, as property manager, the General Partners and the Partnerships for each of the properties owned by the Partnerships (the "Properties") including: property description, rentable square footage, until mix, year built, historical and projected operating statements, rent rolls, tenant improvement allowances, expense reimbursements, tax information, capital expenditure estimates, deferred maintenance estimates, and estimates of costs to remediate environmental conditions;

  --Conducted limited site inspections of certain of the Properties;

  --Discussed with management of McREMI and with Stanger the conditions in local rental markets and market conditions for sales and acquisitions of properties of the type owned by the Partnerships and the historical financial statements and budgeted and projected operations of the Properties;

  --Reviewed surveys of competing properties prepared by or on behalf of McREMI, the General Partners and the Partnerships, including rental rates, vacancies, and tenant improvement allowances;

  --Reviewed information on acquisition criteria used by real estate investors for properties similar to the Properties during 1999;

  --Reviewed the financial statements of McREMI and its affiliates for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999;

  --Interviewed PaineWebber Incorporated regarding the conduct of the bid solicitation process relating to the Transaction;

  --Discussed with Stanger the activities of Stanger since January 1998 with respect to the Allocation Analysis and the Stanger Opinion;

  --Discussed with Houlihan Lokey Howard & Zukin Capital its valuation analysis of McREMI; and

  --Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

   In rendering this opinion, we have relied, without independent verification, on the accuracy and completeness in all material respects of all financial and other information that was furnished or otherwise communicated to us by McREMI, the General Partners and the Partnerships. We have not performed an independent appraisal of the assets and liabilities of the Partnerships or the McREMI Assets. We have not conducted any engineering studies and have relied on the estimates of the management of McREMI with respect to deferred maintenance and the estimated cost to remediate environmental conditions for each Property. We have not reviewed any proxy statement prepared in connection with the Transaction as one was not available on the date hereof.

   We have relied on the assurance of McREMI, the General Partners and the Partnerships, that: (i) the Property budgets and discounted cash flow analyses provided to us were in the judgment of McREMI, the

                                     D-1-3

General Partners and the Partnerships reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; (ii) any estimates of costs to remediate environmental conditions are adequately considered in the capital expenditure estimates provided to us and that no additional environmental conditions are present at the Properties; (iii) any historical financial data, balance sheet data, transaction cost estimates and estimates of the deficit restoration obligation of the General Partners which would be due upon a liquidation are accurate in all material respects; (iv) no material changes have occurred in the information reviewed or in the value of the Properties or the McREMI Assets between the date the information was provided to us and the date of this letter; and (v) McREMI, the General Partners and the Partnerships are not aware of any information or facts regarding the Partnerships, the Properties, the McREMI Assets or the Company that would cause the information supplied to us to be incomplete or misleading in any material respect.

   We did not determine or negotiate the amount or form of the Aggregate Consideration. We have not been requested to, and therefore do not: (i) make any recommendation to McREMI, the General Partners or the Limited Partners with respect to whether to approve or reject the Transaction; or (ii) express any opinion as to (a) the impact of the Transaction with respect to McREMI, the General Partners, or the Limited Partners of any Partnership that does not participate in the Transaction; (b) the tax consequences of the Transaction for McREMI, the General Partners or the Limited Partners of any Partnership;
(c) the Company's ability to qualify as a McNeil Partnership or real estate investment trust, or the consequences of the Company's failure to so qualify;
(d) the potential capital structure of the Company or its impact on the financial performance of the Membership Interests; (e) the Company's ability to finance its obligations pursuant to the Master Agreement or the impact of a failure to obtain financing on the financial performance of the Company or the Partnerships; (f) whether or not alternative methods of determining or allocating the Aggregate Consideration to be received by the General Partners, Limited Partners of the Partnerships or McREMI would have also provided fair results or results substantially similar to those of the methodology used; (g) alternatives to the Transaction; or (h) any other terms of the Transaction other than the Aggregate Consideration and the allocation thereof. Furthermore, we are not expressing any opinion herein to Robert A. McNeil or Carole J. McNeil in their capacities as direct or indirect holders of General or Limited Partner Interests in the Partnerships or McNeil Partners, L.P. or of capital stock in McREMI. Further, we are not expressing any opinion herein as to the fairness of any terms of the Transaction other than as described herein, including without limitation: (i) the fairness of the amounts or allocations of Transaction costs, or (ii) the prices at which the Membership Interests in the Company may trade, if at all, following the Transaction, or the trading value of the Membership Interests compared with the current fair market value of any assets contributed to the Company in connection with the Transaction if the Company were to be liquidated in the current real estate market.

   This letter does not purport to be a complete description of the analyses performed or the matters considered in rendering our opinion. The analyses and the summary set forth herein must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made and the judgments applied in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to herein is not meant to indicate that such analysis was given greater weight than any other analysis.

   Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter:

     (i) the Allocation Analysis and Stanger Opinion are based upon the application of appropriate methodologies and that the factual bases utilized by Stanger in the application of such methodologies have a reasonable basis,

     (ii) the conclusions reached in the Allocation Analysis and Stanger Opinion have a reasonable basis,

     (iii) the Special Committee is entitled to rely upon such conclusions, and

                                     D-1-4

     (iv) each of the matters set forth in the following clauses (a) through
  (e) is fair from a financial point of view to the holders of each class of Limited Partnership Interests in each of the Partnerships: (a) the Aggregate Consideration to be paid for the McREMI Assets and the Limited Partner Interests and General Partner Interests; (b) the allocation of the Aggregate Consideration between Partial McREMI Allocated Value, on the one hand, and the Total Allocated Partnership Value, on the other hand; (c) the Per Partnership Allocated Value for each Partnership; (d) the methodology of allocation of the Net Per Partnership Allocated Value of each Partnership among the General Partner Interests, the Second McREMI Allocated Value, and each class of Limited Partner Interest of such Partnership; and (v) the estimated per unit Excess Cash Balance and Limited Partner Consideration Amount with respect to each class of Limited Partner Interests for each Partnership determined as of March 31, 1999, based upon the balance sheet of each Partnership as of such date adjusted for transaction expenses and the allocation thereof, as estimated by the General Partners.

   This letter and the opinions set forth herein are being delivered pursuant to the Agreement and, in accordance with the Agreement, we acknowledge that further opinions shall be delivered to the Special Committee subsequent to the date hereof in accordance with the terms of the Agreement.

                                          Very truly yours,

                                         /s/ Eastdil Realty Company L.L.C.

                                     D-1-5

                                   APPENDIX I

     McNeil Real Estate Fund IX, Ltd.       McNeil Real Estate Fund XXIV, L.P.
     McNeil Real Estate Fund X, Ltd.        McNeil Real Estate Fund XXV, L.P.
     McNeil Real Estate Fund XI, Ltd.       McNeil Real Estate Fund XXVI, L.P.
     McNeil Real Estate Fund XII, Ltd.      McNeil Real Estate Fund XXVII, L.P.
     McNeil Real Estate Fund XIV, Ltd.      Hearth Hollow Associates, L.P.
     McNeil Real Estate Fund XV, Ltd.       McNeil Midwest Properties I, L.P.
     McNeil Real Estate Fund XX, L.P.       Regency North Associates, L.P.
     McNeil Real Estate Fund XXI, L.P.      Fairfax Associates II, Ltd.
     McNeil Real Estate Fund XXII, L.P.     McNeil Summerhill I, L.P.
     McNeil Real Estate Fund XXIII, L.P.

                                     D-1-6

                                                                    APPENDIX D-2

                          EASTDIL REALTY COMPANY, LLC
                          10100 Santa Monica Boulevard
                                   Suite 2430
                         Los Angeles, California 90067

                                             December 10, 1999

Special Committee of the Board of Directors of McNeil Investors, Inc.
c/o Paul B. Fay, Jr.
3766 Clay Street
San Francisco, CA 94118

Dear Mr. Fay:

   We have been engaged pursuant to an Agreement dated as of May 7, 1999 (the "Agreement") by the Special Committee of the Board of Directors of McNeil Investors, Inc. (the "Committee") to render certain opinions in connection with the proposed transaction (the "Transaction") whereby WXI/McN Realty L.L.C., a newly formed Delaware limited liability company (the "Company") to be owned by Robert A. McNeil and Carole J. McNeil (and/or affiliates thereof) and Whitehall Street Real Estate Limited Partnership XI (and/or affiliates thereof), shall, in exchange for ownership interests in such entity (the "Membership Interests"), cash and the assumption of certain indebtedness (collectively, the "Aggregate Consideration"), acquire (i) all of the general partnership interests of the Partnerships listed on Appendix I hereto (the "Partnerships"), and certain rights and assets related thereto (the "General Partner Interests"), (ii) all of the limited partnership interests of the Partnerships (the "Limited Partner Interests") and (iii) certain of the assets of McNeil Real Estate Management, Inc. and certain rights related thereto (the "McREMI Assets"), in each case, pursuant to a Master Agreement (the "Master Agreement"). The Aggregate Consideration specified in the Master Agreement is approximately $644,440,000. The Partnerships and Robert A. Stanger & Co., Inc. ("Stanger") have entered into an Amended and Restated Agreement dated as of May 7, 1999 (the "Stanger Agreement"), whereunder Stanger has agreed to render to the Partnerships certain allocations and opinions, all as more fully contemplated in Sections 1 and 2 of the Stanger Agreement.

   Pursuant to the terms of the Master Agreement, the allocation of the Aggregate Consideration between certain assets of McREMI (the "Partial McREMI Allocated Value"), on the one hand, and all of the Partnerships, taken as a whole (the "Total Allocated Partnership Value"), on the other hand, has been made pursuant to an allocation analysis dated June 24, 1999 (the "First Allocation Analysis") prepared by Stanger. The First Allocation Analysis also reflects the allocation of the Total Allocated Partnership Value among the individual Partnerships (the portion of the Total Allocated Partnership Value allocated to each Partnership, the "Per Partnership Allocated Value" for such Partnership, and the Per Partnership Allocated Value for each Partnership reduced by the aggregate amount of indebtedness of such Partnership, the "Net Per Partnership Allocated Value").

   Pursuant to the terms of the Master Agreement, the allocation of the Net Per Partnership Allocated Value of each Partnership among the General Partner Interests in such Partnership (which includes a further allocation between the proportional interest in such Partnership based upon capital contributions and each of the rights and other assets corresponding to such Partnership which are being contributed in connection with such interests in accordance with Article II of the Master Agreement, including the amounts due to McREMI (the "Second McREMI Allocated Value")) and each class of Limited Partner Interests in such Partnership (the "Limited Partner Consideration Amount") has been made pursuant to an allocation analysis dated December 10, 1999 (the "Second Allocation Analysis" and, together with the First Allocation Analysis, the "Allocation Analysis") prepared by Stanger. The Master Agreement also provides for a special payment to the limited partners of each Partnership (the "Limited Partners") in an amount equal to the estimated working capital balance as of the closing date (the "Excess Cash Balance").

                                     D-2-1

   We understand that the Limited Partners in each of the Partnerships will have the opportunity to approve or reject the participation by their Partnership in the Transaction pursuant to a proxy statement (the "Proxy Statement") and a Limited Partners meeting which will be prepared and held, respectively, in connection with the Transaction, and further that limited partners in each Partnership (except Fairfax Associates II, Ltd. ("Fairfax") and McNeil Summerhill I, L.P. ("Summerhill")), will receive exclusively cash in exchange for Limited Partner Interests. We understand that affiliates of the General Partners are expected to contribute assets to the Company in connection with the Transaction (including the General Partner Interests in each of the Partnerships, the Limited Partner Interests in Fairfax and Summerhill, the McREMI Assets and additional cash) with an aggregate value range of $65.1 million to $100 million, representing approximately 30.4% to 46.7% of the initial mezzanine debt and equity capitalization of the Company.

   Pursuant to the Stanger Agreement, Stanger has delivered the First Allocation Analysis and its opinion dated June 24, 1999 (the "First Stanger Opinion") as to the fairness, from a financial point of view, to the holders of each class of Limited Partnership Interests in each Partnership of: (i) the Aggregate Consideration to be paid for the McREMI Assets and the Limited Partner Interests and General Partner Interests in connection with the Transaction; (ii) the allocation of the Aggregate Consideration between the Partial McREMI Allocated Value, on the one hand, and the Total Allocated Partnership Value, on the other hand; (iii) the Per Partnership Allocated Value for each Partnership; (iv) the methodology of allocation of the Net Per Partnership Allocated Value of each Partnership among the General Partner Interests, the Second McREMI Allocated Value and each class of Limited Partner Interests of such Partnership; and (v) the estimated per unit Excess Cash Balance and Limited Partner Consideration Amount with respect to each class of Limited Partner Interests for each Partnership determined as of March 31, 1999, based upon the balance sheet of each Partnership as of such date adjusted for transaction expenses and the allocation thereof, as estimated by the General Partner of each Partnership (the "General Partners").

   Pursuant to the Stanger Agreement, Stanger also has delivered the Second Allocation Analysis and a second opinion dated December 10, 1999 (the "Second Stanger Opinion") as to the fairness from a financial point of view, to the holders of each class of Limited Partner Interests in each Partnership of: (i) the portion of the Aggregate Consideration allocated to the General Partner Interests in each Partnership; (ii) the Second McREMI Allocated Value for each Partnership; (iii) the Limited Partner Consideration Amount for each class of Limited Partner Interests in each Partnership; and (iv) the sum of the estimated per unit Limited Partner Consideration Amount and Excess Cash Balance with respect to each class of Limited Partner Interests for each Partnership based on the General Partner's estimates as of January 31, 2000 of the modified net working capital balance of each Partnership calculated in accordance with the terms of the Master Agreement.

   Stanger was retained by the Partnerships on January 12, 1998 for the purpose of conducting a valuation analysis of the Partnerships. The Allocation Analysis, First Stanger Opinion, and Second Stanger Opinion provide a summary description of the activities of Stanger during the period of its engagement by the Partnerships. We were retained by the Special Committee on May 7, 1999 and by agreement with the Special Committee the scope of our involvement with respect to the matters covered by the Allocation Analysis, First Stanger Opinion, and Second Stanger Opinion is considerably more narrow than that of Stanger.

   Founded in 1967, we are a private real estate investment banking firm that specializes in the structuring and placement of debt and equity capital for institutional grade real estate assets. Headquartered in New York City, we have offices in Chicago, Dallas, and Los Angeles. Our aggregate transaction experience exceeds $125 billion and encompasses all of the major United States markets. Since January 1998, we have completed transactions with a value of $17 billion which include 72 million square feet of office properties, 21 million square feet of retail properties, 23,000 apartment units, and 12,000 hotel rooms.

   On June 24, 1999 we delivered an opinion (the "First Eastdil Opinion") as to the fairness from a financial point of view to the holders of each class of Limited Partner Interests in each of the Partnerships of: (i) the Aggregate Consideration to be paid for the McREMI Assets and the Limited Partner Interests and General Partner Interests; (ii) the allocation of the Aggregate Consideration between Partial McREMI Allocated Value,

                                     D-2-2
on the one hand, and the Total Allocated Partnership Value, on the other hand;
(iii) the Per Partnership Allocated Value for each Partnership; (iv) the methodology of allocation of the Net Per Partnership Allocated Value of each Partnership among the General Partner Interests, the Second McREMI Allocated Value and each class of Limited Partner Interests for such Partnership; and (v) the estimated per unit Excess Cash Balance and Limited Partner Consideration Amount with respect to each class of Limited Partner Interests for each Partnership determined as of March 31, 1999, based upon the balance sheet of each Partnership as of such date adjusted for transaction expenses and the allocation thereof, as estimated by the General Partners. The First Eastdil Opinion also confirmed that, as of such date: (i) the First Allocation Analysis and First Stanger Opinion were based upon the application of appropriate methodologies and that the factual bases utilized by Stanger in the application of such methodologies had a reasonable basis; (ii) the conclusions reached in the First Allocation Analysis and the First Stanger Opinion had a reasonable basis; and (iii) the Special Committee was entitled to rely upon such conclusions.

   Under the terms of our Agreement, we have agreed to review the Second Allocation Analysis and the Second Stanger Opinion. Specifically, you have requested that the opinion contained in this letter regarding the Second Allocation Analysis and the Second Stanger Opinion confirm that:

     (i) the Second Allocation Analysis and the Second Stanger Opinion are based upon the application of appropriate methodologies and that the factual bases utilized by Stanger in the application of such methodologies have a reasonable basis,

     (ii) the conclusions reached in the Second Allocation Analysis and the Second Stanger Opinion have a reasonable basis, and

     (iii) the Special Committee is entitled to rely upon such conclusions.

   You have also requested that we deliver our opinion, based on our limited review, as more fully set forth in this letter, as to the fairness, from a financial point of view to the holders of each class of Limited Partner Interests in each of the Partnerships, of each of the matters specified in clauses (i) through (iv) of the final paragraph on page 5 of the Second Stanger Opinion.

   In arriving at the opinions expressed herein, we have:

  -- Reviewed the Master Agreement and the First Amended and Restated Limited
     Liability Company Operating Agreement of WXI/McN Realty L.L.C.;

  --Reviewed a draft Proxy Statement relating to the Transaction;

  --Reviewed the financial statements of McREMI for the nine months ended
   September 30, 1999;

  --Reviewed Form 10-Q statements for the Partnerships for the period ending
   September 30, 1999;

  --Reviewed the estimates as of January 31, 2000, prepared by Arthur
   Andersen LLP, of the deficit restoration obligations of the General Partners, assuming the McNeil Partnerships had been liquidated on that date;

  --Reviewed the General Partners' estimates as of January 31, 2000 of the modified net working capital balance of each Partnership, calculated in accordance with the terms of the Master Agreement;

  --Discussed with Stanger the methodology used to formulate the Second
   Allocation Analysis and the Second Stanger Opinion; and

  --Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

   In rendering this opinion, we have relied, without independent verification, on the accuracy and completeness in all material respects of all financial and other information that was furnished or otherwise communicated to us by McREMI, the General Partners and the Partnerships. We have not performed an

                                     D-2-3
independent appraisal of the assets and liabilities of the Partnerships or the McREMI Assets. We have not conducted any engineering studies and have relied on the estimates of the management of McREMI with respect to deferred maintenance and the estimated cost to remediate environmental conditions for each Property We have relied on the assurances of McREMI, the General Partners and the Partnerships, that: (i) the Property budgets and discounted cash flow analyses provided to us were in the judgment of McREMI, the General Partners and the Partnerships reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; (ii) any estimates of costs to remediate environmental conditions are adequately considered in the capital expenditure estimates provided to us and that no additional environmental conditions are present at the Properties;
(iii) any historical financial data, balance sheet data, transaction cost estimates and estimates of the deficit restoration obligation of the General Partners which would be due upon a liquidation are accurate in all material respects; (iv) no material changes have occurred in the information reviewed or in the value of the Properties or the McREMI Assets between the date the information was provided to us and the date of this letter; and (v) McREMI, the General Partners and the Partnerships are not aware of any information or facts regarding the Partnerships, the Properties, the McREMI Assets or the Company that would cause the information supplied to us to be incomplete or misleading in any material respect.

   We did not determine or negotiate the amount or form of the Aggregate Consideration. We have not been requested to, and therefore do not: (i) make any recommendation to McREMI, the General Partners or the Limited Partners with respect to whether to approve or reject the Transaction; or (ii) express any opinion as to (a) the impact of the Transaction with respect to McREMI, the General Partners, or the Limited Partners of any Partnership that does not participate in the Transaction; (b) the tax consequences of the Transaction for McREMI, the General Partners or the Limited Partners of any Partnership; (c) the Company's ability to qualify as a partnership or real estate investment trust, or the consequences of the Company's failure to so qualify; (d) the potential capital structure of the Company or its impact on the financial performance of the Membership Interests; (e) the Company's ability to finance its obligations pursuant to the Master Agreement or the impact of a failure to obtain financing on the financial performance of the Company or the Partnerships; (f) whether or not alternative methods of determining or allocating the Aggregate Consideration to be received by the General Partners, Limited Partners of the Partnerships or McREMI would have also provided fair results or results substantially similar to those of the methodology used; (g) alternatives to the Transaction; or (h) any other terms of the Transaction other than each of the matters set forth in clauses (i) through (iv) below.

   Furthermore, we are not expressing any opinion herein to Robert A. McNeil or Carole J. McNeil in their capacities as direct or indirect holders of General or Limited Partner Interests in the Partnerships or McNeil Partners, L.P. or of capital stock in McREMI. Further, we are not expressing any opinion herein as to the fairness of any terms of the Transaction other than as described herein, including without limitation: (A) the fairness of the amounts or allocations of Transaction costs, or (B) the prices at which the Membership Interests in the Company may trade, if at all, following the Transaction, or the trading value of the Membership Interests compared with the current fair market value of any assets contributed to the Company in connection with the Transaction if the Company were to be liquidated in the current real estate market.

   This letter does not purport to be a complete description of the analyses performed or the matters considered in rendering our opinion. The analyses and the summary set forth herein must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made and the judgments applied in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to herein is not meant to indicate that such analysis was given greater weight than any other analysis.

                                     D-2-4

   Based upon and subject to the foregoing, it is our opinion that as of the date of this letter:

     (i) the Second Allocation Analysis and the Second Stanger Opinion are based upon the application of appropriate methodologies and that the factual bases utilized by Stanger in the application of such methodologies have a reasonable basis;

     (ii) the conclusions reached in the Second Allocation Analysis and the Second Stanger Opinion have a reasonable basis;

     (iii) the Special Committee is entitled to rely upon such conclusions;
  and

     (iv) each of the matters set forth in the following clauses (a) through
  (d) below is fair from a financial point of view to the holders of each class of Limited Partnership Interests in each of the Partnerships: (a) the portion of Aggregate Consideration allocated to the General Partner Interests in each Partnership; (b) the Second McREMI Allocated Value for each Partnership; (c) the Limited Partner Consideration Amount for each class of Limited Partner Interests in each Partnership; (d) the sum of the estimated per unit Limited Partnership Consideration Amount and Excess Cash Balance with respect to each class of Limited Partner Interests for each Partnership based on the General Partner's estimates as of January 31, 2000 of the modified net working capital balance of each Partnership calculated in accordance with the terms of the Master Agreement.

                                          Very truly yours,

                                          /s/ Eastdil Realty Company L.L.C.

                                     D-2-5

                                   APPENDIX I

     McNeil Real Estate Fund IX, Ltd.       McNeil Real Estate Fund XXIV, L.P.
     McNeil Real Estate Fund X, Ltd.        McNeil Real Estate Fund XXV, L.P.
     McNeil Real Estate Fund XI, Ltd.       McNeil Real Estate Fund XXVI, L.P.
     McNeil Real Estate Fund XII, Ltd.      McNeil Real Estate Fund XXVII, L.P.
     McNeil Real Estate Fund XIV, Ltd.      Hearth Hollow Associates, L.P.
     McNeil Real Estate Fund XV, Ltd.       McNeil Midwest Properties I, L.P.
     McNeil Real Estate Fund XX, L.P.       Regency North Associates, L.P.
     McNeil Real Estate Fund XXI, L.P.      Fairfax Associates II, Ltd.
     McNeil Real Estate Fund XXII, L.P.     McNeil Summerhill I, L.P.
     McNeil Real Estate Fund XXIII, L.P.

                                     D-2-6

                                REVOCABLE PROXY

            THIS PROXY IS SOLICITED ON BEHALF OF THE GENERAL PARTNER
The undersigned hereby appoints Ron K. Taylor, Barbara Smith and Robert A. McNeil, or any of them, with full power of substitution, as attorneys, agents and proxies (the "Proxies") to vote on behalf of the undersigned at the meeting of limited partners of McNeil Real Estate Fund X, Ltd. (the "Partnership") to be held at 4:00 p.m., local time, on Thursday, January 20, 2000, at R.R. Donnelley Financial, Reverchon Plaza, 3500 Maple Avenue, 8th Floor, Dallas, Texas 75219-3901, or any adjournment or postponement of the meeting:

1. Proposal to approve the Master Agreement, dated as of June 24, 1999, as amended as of December 2, 1999 and December 10, 1999 (as amended, the "Master Agreement"), by and among WXI/McN Realty L.L.C., McNeil Real Estate Fund IX, Ltd., McNeil Real Estate Fund X, Ltd., McNeil Real Estate Fund XI, Ltd., McNeil Real Estate Fund XII, Ltd., McNeil Real Estate Fund XIV, Ltd., McNeil Real Estate Fund XV, Ltd., McNeil Real Estate Fund XX, L.P., McNeil Real Estate Fund XXI, L.P., McNeil Real Estate Fund XXII, L.P., McNeil Real Estate Fund XXIII, L.P., McNeil Real Estate Fund XXIV, L.P., McNeil Real Estate Fund XXV, L.P., McNeil Real Estate Fund XXVI, L.P., McNeil Real Estate Fund XXVII, L.P., Hearth Hollow Associates, L.P., McNeil Midwest Properties I, L.P., Regency North Associates, L.P., Fairfax Associates II, Ltd., McNeil Summerhill I, L.P., McNeil Partners, L.P., McNeil Investors, Inc., McNeil Real Estate Management, Inc., McNeil Summerhill, Inc. and Robert A. McNeil. This proposal, together with the Master Agreement and all of the transactions contemplated by the Master Agreement, is referred to in the accompanying Proxy Statement as the "merger proposal." Approval of the merger proposal will also constitute approval of all of the transactions contemplated by the Master Agreement, including:

 . McNeil Partners' contribution of all of its general partner interests in the Partnership to a newly formed limited liability company directly or indirectly wholly owned by WXI/McN Realty and the appointment of this subsidiary as the new general partner of the Partnership, and

 . the merger of a newly formed limited partnership directly or indirectly wholly owned by WXI/McN Realty with and into the Partnership.
                     [_] FOR     [_] AGAINST     [_] ABSTAIN

2. Proposal to permit McNeil Partners to adjourn the meeting to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger proposal. This proposal is referred to in the accompanying Proxy Statement as the "adjournment proposal."
                     [_] FOR     [_] AGAINST     [_] ABSTAIN
3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

   THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE MERGER PROPOSAL AND FOR THE
                              ADJOURNMENT PROPOSAL

This proxy when properly executed will be voted in the manner directed herein by the undersigned limited partner. If no direction is made on this card, this proxy will be voted FOR the merger proposal and FOR the adjournment proposal.


                        Instructions For Returning Proxy

Please mark, sign, date and return this proxy promptly using the enclosed postage paid envelope to:

                    McNeil Partners, L.P. Investor Services
                                P. O. Box 800359
                                Dallas, TX 75380
                                       OR
                      BY FAX:  1-877-638-5640 (Toll Free)
                                       OR

                         BY HAND OR OVERNIGHT DELIVERY
                                      TO:
                             McNeil Partners, L.P.
                               Investor Services
                           13760 Noel Road, Suite 600
                                Dallas, TX 75240

Dated: ________________________________________________________________________

X
--------------------------------------------------------------------------------
                                  (Signature)

X
--------------------------------------------------------------------------------
                           (Signature of Joint Owner)

Title: _________________________________________________________________________

Please sign exactly as name appears hereon. When limited partner units are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please sign name by President or other authorized officer. If a partnership, please sign partnership name by authorized person.

                           Questions and Information

If you have questions regarding the merger proposal or need assistance in completing your proxy, you may call:

                             McNeil Partners, L.P.
                               Investor Services
                                 1-800-576-7907

Please mark address changes or corrections above. For all other corrections or changes, please contact McNeil Investor Services at the number listed above.

  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY AS INSTRUCTED ABOVE.